Filed pursuant to Rule 424(b)(3)
Registration No. 333-283779

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Charter Communications, Inc. and Liberty Broadband Corporation:
On November 12, 2024, Charter Communications, Inc. (“Charter”), Liberty Broadband Corporation (“Liberty Broadband”), Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter, and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Fusion Merger Sub 1, LLC, entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Subject to approval of the stockholders of Charter and Liberty Broadband as described later in the accompanying joint proxy statement/prospectus and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Charter will acquire Liberty Broadband through the merger of Fusion Merger Sub 2, Inc. with and into Liberty Broadband (the “merger”), with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately following the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Fusion Merger Sub 1, LLC (the “upstream merger,” and together with the merger, the “combination”), with Fusion Merger Sub 1, LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter.
At the effective time of the merger (the “effective time”):
•
each share of (i) Liberty Broadband Series A common stock, par value $0.01 per share (“Liberty Broadband Series A common stock”), (ii) Liberty Broadband Series B common stock, par value $0.01 per share (“Liberty Broadband Series B common stock”), and (iii) Liberty Broadband Series C common stock, par value $0.01 per share (“Liberty Broadband Series C common stock” and together with the Liberty Broadband Series A common stock and the Liberty Broadband Series B common stock, the “Liberty Broadband common stock”), in each case, issued and outstanding immediately prior to the effective time (other than excluded shares (as defined below)) will automatically be converted into and become the right to receive 0.236 (the “exchange ratio”) of a validly issued, fully paid and nonassessable share of Charter Class A common stock, par value $0.001 per share (“Charter Class A common stock”); and

•
each share of Liberty Broadband Series A cumulative redeemable preferred stock, par value $0.01 per share (“Liberty Broadband preferred stock,” and together with the Liberty Broadband common stock, the “Liberty Broadband capital stock”), issued and outstanding immediately prior to the effective time (other than excluded treasury shares (as defined below)) will automatically be converted into and become the right to receive one validly issued, fully paid and nonassessable share of newly issued Charter Series A cumulative redeemable preferred stock, par value $0.001 per share (“Charter rollover preferred stock”). The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

Such consideration is collectively referred to as the “merger consideration.”
No fractional shares of Charter Class A common stock will be issued in the combination. In lieu of issuing fractional shares of Charter Class A common stock that would otherwise be issued as part of the merger consideration, cash (without interest) will be paid as described in this joint proxy statement/prospectus. The merger consideration will not be deliverable with respect to (i) shares of Liberty Broadband capital stock held by Liberty Broadband as treasury stock or by any of Liberty Broadband’s wholly owned subsidiaries immediately prior to the effective time or owned by Charter or its wholly owned subsidiaries immediately prior to the effective time (the “excluded treasury shares”) or (ii) shares of Liberty Broadband Series B common stock outstanding immediately prior to the effective time and that are held by any stockholder or beneficial owner who is entitled to demand and properly demands appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware

(collectively with the excluded treasury shares, the “excluded shares”). For more details on the merger consideration, see “The Merger Agreement—Merger Consideration.” U.S. holders (as defined in the accompanying joint proxy statement/prospectus) of Liberty Broadband capital stock are generally not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the combination, except with respect to any cash received in lieu of fractional shares of Charter Class A common stock, cash received in lieu of fractional shares of stock of GCI spinco (as defined in the accompanying joint proxy statement/prospectus), and any shares of stock of GCI spinco received. See “U.S. Federal Income Tax Considerations of the Combination” for a more complete discussion of the U.S. federal income tax consequences of the combination.
Although the number of shares of Charter Class A common stock that holders of shares of Liberty Broadband common stock will receive is fixed, the market value of Charter Class A common stock will fluctuate between the date of the accompanying joint proxy statement/prospectus and the effective time. Based on the closing price of Charter Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) on September 23, 2024, the last trading day before public announcement of negotiations relating to the transaction, the exchange ratio represented approximately $78.26 in value for each share of Liberty Broadband common stock. Based on the closing price of Charter Class A common stock on January 13, 2025, which was the last practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $79.73 in value for each share of Liberty Broadband common stock. We urge you to obtain current market quotations for shares of Liberty Broadband capital stock and Charter Class A common stock. Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are each listed on the Nasdaq under the symbols “LBRDA,” “LBRDK” and “LBRDP,” respectively, and Liberty Broadband Series B common stock is quoted on the OTC Markets under the symbol “LBRDB,” but it is not actively traded. Charter Class A common stock is listed on the Nasdaq under the symbol “CHTR.” The Charter rollover preferred stock to be issued in connection with the combination will have been authorized for listing on the Nasdaq under the symbol “CHTRP,” subject to official notice of issuance, on or before the closing of the combination.
Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock to Liberty Broadband stockholders in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Communications Holdings, LLC (“Charter Holdings”) held by Advance/Newhouse Partnership (“A/N”) on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million.
Charter and Liberty Broadband will each hold special meetings of their respective stockholders in connection with the proposed combination (respectively, the “Charter special meeting” and the “Liberty Broadband special meeting”).
In connection with the transactions contemplated by the merger agreement, on November 12, 2024, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock affiliated with John C. Malone, the Chairman of the Board of Directors of Liberty Broadband (collectively, the “Malone Group”) entered into a voting agreement with Liberty Broadband and Charter (the “Malone voting agreement”) pursuant to which the Malone Group agreed to vote, at the Liberty Broadband special meeting, shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock owned by them representing approximately 48.5% of the aggregate voting power of such shares of Liberty Broadband capital stock as of November 12, 2024, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in favor of any properly made adjournment proposal, (iii) against any action or proposal in favor of any alternative company transaction (as defined in the accompanying joint proxy statement/prospectus) or (iv) against any actions, proposals, transactions, agreements or amendments that would reasonably be expected to result in certain breaches of the merger agreement or the Malone voting agreement or otherwise prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the combination, except that, if the Liberty Broadband board of directors makes an adverse recommendation change pursuant to the merger agreement, the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband

Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (x) 33.37% of the total voting power of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock minus (y) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group (as defined below), with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock, and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group. For more details on the Malone voting agreement, see “Other Agreements Related to the Combination—Malone Voting Agreement.”
In addition, on November 12, 2024, in connection with the transactions contemplated by the merger agreement, Gregory B. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, and certain affiliated persons holding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (collectively, the “Maffei Group”) entered into a voting agreement with Liberty Broadband and Charter (the “Maffei voting agreement,” and together with the Malone voting agreement, the “voting agreements”) pursuant to which Mr. Maffei and the other members of the Maffei Group agreed to vote, at the Liberty Broadband special meeting, shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock owned by them, representing approximately 3.68% of the aggregate voting power of such shares of Liberty Broadband as of November 12, 2024, (i) in favor of the adoption of the merger agreement and transactions contemplated thereby, including the merger, (ii) in favor of any properly made adjournment proposal, (iii) against any action or proposal in favor of any alternative company transaction (as defined in the accompanying joint proxy statement/prospectus) or (iv) against any actions, proposals, transactions, agreements or amendments that would reasonably be expected to result in certain breaches of the merger agreement or the Maffei voting agreement or otherwise prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the combination. For more details on the Maffei voting agreement, see “Other Agreements Related to the Combination—Maffei Voting Agreement.”
At the Charter special meeting, to be held in person at 9:00 a.m., New York City time, on February 26, 2025, holders of Charter common stock will be asked to consider and vote on (i) a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Charter merger proposal”); (ii) a proposal to approve the issuance of shares of Charter Class A common stock and Charter rollover preferred stock in connection with the combination (including in respect to Liberty Broadband equity awards) (the “share issuance,” and such proposal, the “share issuance proposal”); and (iii) a proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the Charter merger proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Charter merger proposal or the share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Charter adjournment proposal”). Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, other than any outstanding shares of Charter common stock beneficially owned, directly or indirectly, by (A) Liberty Broadband and its Affiliates (as defined in the merger agreement), (B) the Malone Group and its Affiliates (as defined in the merger agreement), (C) the Maffei Group and its Affiliates (as defined in the merger agreement), (D) A/N and its Affiliates (as defined in the merger agreement), (E) the members of the Charter board of directors (the “Charter Board”) and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband board of directors (the “Liberty Broadband Board”) and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Charter Disinterested Stockholders”), voting together as a single class. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting. Approval of the Charter adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
The Charter Board, including at least a majority of (a) the Unaffiliated Directors (as defined in Charter’s amended and restated certificate of incorporation and the existing stockholders agreement (as defined in the accompanying joint proxy statement/prospectus)) and (b) the directors designated by A/N pursuant to the existing stockholders agreement (as defined in the accompanying joint proxy statement/prospectus), acting on the unanimous recommendation of a special committee thereof, consisting solely of independent and disinterested directors of Charter, has unanimously determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, approved the transaction documents to which Charter is a party and the transactions contemplated thereby and unanimously recommends that Charter stockholders vote “FOR” each of the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal. Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. Approval of the Charter adjournment proposal is not a condition to the completion of the combination.
At the Liberty Broadband special meeting, to be held virtually at 11:30 a.m., Mountain time, on February 26, 2025, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock will be asked to consider and vote on (i) a proposal to approve the adoption of the merger agreement (the “Liberty Broadband merger proposal”) and (ii) a proposal to approve the adjournment of the Liberty Broadband special meeting from time to time to solicit additional proxies in favor of the Liberty Broadband merger proposal if there are insufficient votes at the time of such adjournment to approve the Liberty Broadband merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Liberty Broadband adjournment proposal”). Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, other than any outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock beneficially owned, directly or indirectly, by (A) Charter and its subsidiaries, (B) the Malone Group and its Affiliates (as defined in the merger agreement), (C) the Maffei Group and its Affiliates (as defined in the merger agreement), (D) A/N and its Affiliates (as defined in the merger agreement), (E) the members of the Charter Board and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband Board and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Liberty Broadband Disinterested Stockholders”), voting together as a single class. Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal at the Liberty Broadband special meeting, voting together as a single class.
The Liberty Broadband Board has unanimously determined that the transaction documents and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” each of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. The completion of the combination is not conditioned on the approval of the Liberty Broadband adjournment proposal.
The obligations of Charter and Liberty Broadband to complete the combination are subject to the satisfaction or (to the extent permitted) waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the Charter special meeting, the Liberty Broadband special meeting, the proposals to be considered at each meeting, the combination and the documents and agreements related to the combination. It also contains or references information about Charter and Liberty

Broadband and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors,” beginning on page 44, for a discussion of the risks relating to the proposed combination and the other transactions contemplated by the merger agreement, including the share issuance.
Your vote is very important regardless of the number of shares of Charter common stock or shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock that you own. A failure to vote your shares of Charter common stock or shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the Charter merger proposal or Liberty Broadband merger proposal, respectively.
This notice is being provided to holders of shares of Liberty Broadband Series C common stock pursuant to Section 251 of the General Corporation Law of the State of Delaware. The holders of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by Liberty Broadband’s restated certificate of incorporation, Liberty Broadband’s amended and restated bylaws or the laws of the State of Delaware.
Whether or not you plan to attend the Charter special meeting or Liberty Broadband special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.
Thank you for your cooperation and we look forward to the successful completion of the combination.

Very truly yours,

Eric L. Zinterhofer Non-Executive Chairman of the Board of Directors Charter Communications, Inc.	Christopher L. Winfrey President and Chief Executive Officer Charter Communications, Inc.	John C. Malone Chairman of the Board of Directors and interim Chief Executive Officer Liberty Broadband Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the combination, the merger agreement or the securities to be issued in connection with the transactions contemplated by the merger agreement described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated January 22, 2025 and is first being mailed to Charter stockholders of record and Liberty Broadband stockholders of record on or about January 22, 2025.

CHARTER COMMUNICATIONS, INC.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 905-7801
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on February 26, 2025
On November 12, 2024, Charter Communications, Inc. (“Charter”), Liberty Broadband Corporation (“Liberty Broadband”), Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter, and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Fusion Merger Sub 1, LLC, entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. Subject to approval of the stockholders of Charter and Liberty Broadband as described in the accompanying joint proxy statement/prospectus and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Charter will acquire Liberty Broadband through the merger of Fusion Merger Sub 2, Inc. with and into Liberty Broadband (the “merger”), with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately following the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Fusion Merger Sub 1, LLC (the “upstream merger” and together with the merger, the “combination”), with Fusion Merger Sub 1, LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter.
NOTICE IS HEREBY GIVEN of the special meeting of stockholders of Charter, to be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at 9:00 a.m., New York City time, on February 26, 2025 (the “Charter special meeting”). At the Charter special meeting, you will be asked to consider and vote on the following proposals:
1.	a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Charter merger proposal”);
2.
a proposal to approve the issuance of shares of Charter Class A common stock, par value $0.001 per share, and Charter Series A cumulative redeemable preferred stock, par value $0.001 per share, in connection with the combination (including in respect to Liberty Broadband equity awards) (the “share issuance,” and such proposal, the “share issuance proposal”); and

3.
a proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the Charter merger proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Charter merger proposal or the share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Charter adjournment proposal”).

Charter will transact no other business at the Charter special meeting, except such business as may properly be brought before the Charter special meeting or any adjournments or postponements thereof by or at the direction of the Charter board of directors (the “Charter Board”) in accordance with Charter’s amended and restated bylaws. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying joint proxy statement/prospectus, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Charter special meeting. You are encouraged to read the entire document carefully before voting. In particular, see “The Merger Agreement” and “Other Agreements Related to the Combination,” respectively, for a summary of the merger agreement and a description of the transactions contemplated by the merger agreement, including the share issuance, and the merger agreement, a copy of which is attached as

Annex A to the accompanying joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. Please also see “Risk Factors” beginning on page 44 for an explanation of the risks associated with the combination and the other transactions contemplated by the merger agreement, including the share issuance.
Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. Approval of the Charter adjournment proposal is not a condition to the completion of the combination.
Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, other than any outstanding shares of Charter common stock beneficially owned, directly or indirectly, by (A) Liberty Broadband and its Affiliates (as defined in the merger agreement), (B) holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock affiliated with John C. Malone (collectively, the “Malone Group”), and their Affiliates (as defined in the merger agreement), (C) Gregory B. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, and certain affiliated persons holding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (collectively, the “Maffei Group”), and their Affiliates (as defined in the merger agreement), (D) Advance/Newhouse Partnership (“A/N”) and its Affiliates (as defined in the merger agreement), (E) the members of the Charter Board and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband board of directors and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Charter Disinterested Stockholders”), voting together as a single class. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting. Approval of the Charter adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
The Charter Board has fixed the close of business on January 13, 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and A/N, as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Communications Holdings, LLC common units held by A/N on an as-exchanged basis. For additional information regarding the Charter special meeting, see “The Charter Special Meeting” of the accompanying joint proxy statement/prospectus.
Charter has determined that Charter stockholders are not entitled to appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the transactions contemplated by the merger agreement.
The Charter Board, including at least a majority of (a) the Unaffiliated Directors (as defined in Charter’s amended and restated certificate of incorporation and the existing stockholders agreement (as defined in the accompanying joint proxy statement/prospectus)) and (b) the directors designated by A/N pursuant to the existing stockholders agreement (as defined in the accompanying joint proxy statement/prospectus), acting on the unanimous recommendation of a special committee thereof, consisting solely of independent and disinterested directors of Charter(the “Charter special committee”), has unanimously determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, approved the transaction documents to which Charter is a party and the transactions contemplated thereby and unanimously recommends that Charter stockholders vote “FOR” the Charter merger proposal, “FOR” the share issuance proposal and “FOR” the Charter adjournment proposal. The Charter Board and the Charter special committee made their determinations after consultation with legal and financial advisors and consideration of a number of factors.

Each copy of the accompanying joint proxy statement/prospectus mailed to holders of Charter common stock is accompanied by a form of proxy card with instructions for voting. Whether or not you plan to attend the Charter special meeting in person, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
Due to space limitations, attendance is limited to Charter stockholders and persons holding valid legal proxies from those stockholders. Admission to the Charter special meeting is on a first-come, first-served basis. Valid government-issued picture identification must be presented to attend the Charter special meeting. If you hold Charter common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the Charter special meeting, please contact Charter’s Corporate Secretary at 400 Washington Blvd., Stamford, Connecticut 06902.
YOUR VOTE IS IMPORTANT. We cannot complete the transactions contemplated by the merger agreement unless Charter stockholders approve the share issuance proposal and the Charter merger proposal.
If you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Charter’s proxy solicitor, by calling toll-free at (877) 750-8233, or for banks and brokers, collect at (212) 750-5833.

By order of the Board of Directors,

Jamal H. Haughton
Executive Vice President, General Counsel and Corporate Secretary
Stamford, Connecticut

January 22, 2025

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE CHARTER SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the combination or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.

LIBERTY BROADBAND CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5700
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be Held on February 26, 2025
NOTICE IS HEREBY GIVEN of the special meeting of holders of shares of Liberty Broadband Series A common stock, par value $0.01 per share (“Liberty Broadband Series A common stock”), Liberty Broadband Series B common stock, par value $0.01 per share (“Liberty Broadband Series B common stock”), Liberty Broadband Series C common stock, par value $0.01 per share (“Liberty Broadband Series C common stock” and together with the Liberty Broadband Series A common stock and Liberty Broadband Series B common stock, the “Liberty Broadband common stock”) and Liberty Broadband Series A cumulative redeemable preferred stock, par value $0.01 per share (“Liberty Broadband preferred stock” and together with the Liberty Broadband common stock, the “Liberty Broadband capital stock”) of Liberty Broadband Corporation (“Liberty Broadband”), to be held at 11:30 a.m., Mountain time, on February 26, 2025 (the “Liberty Broadband special meeting”). The Liberty Broadband special meeting will be held via the Internet and will be a completely virtual meeting of stockholders to consider and vote on the following proposals:
1.
a proposal to approve the adoption of the Agreement and Plan of Merger, dated November 12, 2024 (as may be amended from time to time, the “merger agreement”), by and among Charter Communications, Inc. (“Charter”), Liberty Broadband, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Merger LLC (“Merger Sub”), pursuant to which Merger Sub will merge with and into Liberty Broadband (the “merger”), with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately following the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Merger LLC (the “upstream merger,” and together with the merger, the “combination”), with Merger LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter (the “Liberty Broadband merger proposal”); and

2.
a proposal to approve the adjournment of the Liberty Broadband special meeting from time to time to solicit additional proxies in favor of the Liberty Broadband merger proposal if there are insufficient votes at the time of such adjournment to approve the Liberty Broadband merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Liberty Broadband adjournment proposal”).

If the Liberty Broadband merger proposal is approved, then subject to certain other conditions, Charter will acquire Liberty Broadband pursuant to the merger.
Liberty Broadband will transact no other business at the Liberty Broadband special meeting, except such business as may properly be brought before the Liberty Broadband special meeting or any adjournments or postponements thereof by or at the direction of the Liberty Broadband board of directors (the “Liberty Broadband Board”) in accordance with Liberty Broadband’s amended and restated bylaws. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the joint proxy statement/prospectus, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Liberty Broadband special meeting. You are encouraged to read the entire document carefully before voting. In particular, please see “The Merger Agreement” for a description of the transactions contemplated by the merger agreement, and “Risk Factors” beginning on page 44 for an explanation of the risks associated with the combination and the other transactions contemplated by the merger agreement.

Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. The completion of the combination is not conditioned on the approval of the Liberty Broadband adjournment proposal.
Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, other than any outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock beneficially owned, directly or indirectly, by (A) Charter and its subsidiaries, (B) holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock affiliated with John C. Malone, the Chairman of the Liberty Broadband Board and interim Chief Executive Officer of Liberty Broadband (collectively, the “Malone Group”), and their Affiliates (as defined in the merger agreement), (C) Gregory B. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, and certain affiliated persons holding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (collectively, the “Maffei Group”), and their Affiliates (as defined in the merger agreement), (D) Advance/Newhouse Partnership (“A/N”) and its Affiliates (as defined in the merger agreement), (E) the members of the Charter board of directors and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband Board and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Liberty Broadband Disinterested Stockholders”), voting together as a single class. Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal at the Liberty Broadband special meeting, voting together as a single class.
Holders of record of shares of Liberty Broadband capital stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to notice of the Liberty Broadband special meeting. Holders of record of shares of Liberty Broadband Series A common Stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to vote at the Liberty Broadband special meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A complete list of Liberty Broadband stockholders entitled to vote at the Liberty Broadband special meeting will be available for examination by any Liberty Broadband stockholder in the Investor Relations department at Liberty Broadband’s corporate office at 12300 Liberty Boulevard, Englewood, Colorado 80112, for purposes pertaining to the Liberty Broadband special meeting, during ordinary business hours, for a period of ten days ending on the day before the Liberty Broadband special meeting. This notice is being provided to holders of shares of Liberty Broadband Series C common stock pursuant to Section 251 of the General Corporation Law of the State of Delaware. The holders of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by Liberty Broadband’s restated certificate of incorporation, Liberty Broadband’s amended and restated bylaws or the laws of the State of Delaware. If you have any questions with respect to accessing this list, please contact Liberty Broadband Investor Relations at (720) 875-5700. For additional information regarding the Liberty Broadband special meeting, please see “The Liberty Broadband Special Meeting” of the accompanying joint proxy statement/prospectus.
The Liberty Broadband Board has unanimously determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the merger and the transactions contemplated by the voting agreements and the Malone exchange side letter (as defined in the accompanying joint proxy statement/prospectus)), are advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, and unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal and “FOR” the Liberty Broadband adjournment proposal.
You may cast your vote electronically at the Liberty Broadband special meeting via the Internet or by proxy prior to the meeting via the Internet, by telephone, or by mail. If you send the proxy by mail, there may be unexpected delays in mail processing times. You should allow a sufficient number of days to ensure delivery.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the Liberty Broadband special meeting.

By order of the Board of Directors,

Katherine C. Jewell
Vice President and Secretary
Englewood, Colorado
January 22, 2025

WHETHER OR NOT YOU INTEND TO BE PRESENT VIA THE INTERNET AT THE LIBERTY BROADBAND SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PROXY CARD.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the proposals or the securities being offered in the combination or has passed upon the adequacy or accuracy of the accompanying materials. Any representation to the contrary is a criminal offense.

 ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus or other information about the companies that is filed with the Securities and Exchange Commission (the “SEC”) by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information related to Charter:	For information related to Liberty Broadband:
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 905-7801
Attention: Investor Relations

or

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York City, New York 10022
Banks and Brokers may call: (212) 750-5833
Stockholders may call toll free: (877) 750-8233

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5700
Attention: Investor Relations

or

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 256-9087
Stockholders may call toll free: (888) 605-1957
LBRDA@dfking.com

If you would like to request any documents, please do so at least five business days before the applicable special meeting, in order to receive them before the meeting(s).
You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Charter with the SEC on Charter’s Internet website at ir.charter.com under the tab “Investors” and then under the heading “Results & SEC Filings.” You may also obtain copies of documents filed by Liberty Broadband with the SEC on Liberty Broadband’s Internet website at www.libertybroadband.com under the tab “Investors” and then under the heading “Financial Info.”
We are not incorporating the contents of the websites of the SEC, Charter, Liberty Broadband, or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.
i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Charter (File No. 333-283779), constitutes a prospectus of Charter Communications, Inc. (“Charter”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Charter Class A common stock and Charter rollover preferred stock issuable in connection with the combination (including in respect to Liberty Broadband Corporation (“Liberty Broadband”) equity awards) with Liberty Broadband. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Charter and Liberty Broadband under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the Charter special meeting and a notice of meeting with respect to the Liberty Broadband special meeting at which certain Charter stockholders and Liberty Broadband stockholders, respectively, will be asked to consider and vote upon the Charter merger proposal, the share issuance proposal, the Liberty Broadband merger proposal and certain other proposals, as applicable.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 22, 2025 and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to Charter stockholders or Liberty Broadband stockholders nor the issuance of shares of Charter Class A common stock or Charter rollover preferred stock will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Charter has been provided by Charter and information contained in this joint proxy statement/prospectus regarding Liberty Broadband has been provided by Liberty Broadband.
ii

ANNEXES
iii

QUESTIONS & ANSWERS
The following are some questions that you may have regarding the combination (as defined below), the issuance of shares of Charter Class A common stock (as defined below) and Charter rollover preferred stock (as defined below) in connection with the combination, and other matters being considered at the Charter special meeting (as defined below) and Liberty Broadband special meeting (as defined below) and the answers to those questions. Charter and Liberty Broadband urge you to carefully read the entirety of this joint proxy statement/prospectus, including the annexes hereto and the information incorporated herein, because the information in this section does not provide all the information that might be important to you with respect to the combination, the issuance of shares of Charter stock in connection with the combination, and the other matters being considered at the Charter special meeting and the Liberty Broadband special meeting.
Q:	What is the combination?
A:
Charter, Liberty Broadband, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Merger LLC (“Merger Sub”), have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to this joint proxy statement/prospectus. Subject to the requisite approvals of the applicable stockholders of Charter and Liberty Broadband and the satisfaction or (to the extent permitted) waiver of certain other closing conditions, Charter will acquire Liberty Broadband through the merger of Merger Sub with and into Liberty Broadband (the “merger”), with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately following the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Merger LLC (the “upstream merger” and together with the merger, the “combination”), with Merger LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter. If the merger is completed, holders of shares of Liberty Broadband capital stock (as defined below) will be entitled to receive the merger consideration, as described further below. The principal terms and conditions of the combination are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read this agreement carefully and in its entirety, as it is the legal document that governs the combination.

In connection with the transactions contemplated by the merger agreement, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock affiliated with John C. Malone, the Chairman of the board of directors of Liberty Broadband and interim Chief Executive Officer of Liberty Broadband (“Liberty Broadband Board”) (such holders, collectively, the “Malone Group”) have entered into the Malone voting agreement (as defined below). See “Other Agreements Related to the Combination—Malone Voting Agreement.” In addition, in connection with the transactions contemplated by the merger agreement, Gregory B. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, and certain affiliated persons holding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (collectively, the “Maffei Group”) have entered into the Maffei voting agreement (as defined below). See “Other Agreements Related to the Combination—Maffei Voting Agreement.”
In addition, simultaneously with the entry into the merger agreement, Charter, Liberty Broadband and Advance/Newhouse Partnership (“A/N”) entered into an amendment (the “stockholders and letter agreement amendment”) to (i) that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015, by and among Charter, Liberty Broadband and A/N (the “existing stockholders agreement”) and (ii) that certain Letter Agreement, dated as of February 23, 2021, by and between Charter and Liberty Broadband (the “existing letter agreement”). The stockholders and letter agreement amendment sets forth, among other things, the terms of Liberty Broadband’s participation in Charter’s repurchases of Charter Class A common stock during the pendency of the combination. Under certain circumstances, Charter will loan to Liberty Broadband certain amounts in lieu of repurchasing shares of Charter Class A common stock held by Liberty Broadband. Liberty Broadband will apply the proceeds from any such repurchases or borrowings from Charter to repay certain of its outstanding indebtedness. See

“Other Agreements Related to the Combination—Stockholders and Letter Agreement Amendment.” Certain other agreements have been entered into in connection with the combination, including certain joinder agreements, which are described in more detail in “Other Agreements Related to the Combination—Additional Transaction Agreements.”
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
Charter is holding a special meeting of holders of Charter common stock (as defined below) (the “Charter special meeting”) to obtain approval of the Charter merger proposal (as defined below), the share issuance proposal (as defined below) and the Charter adjournment proposal (as defined below). Liberty Broadband is holding a special meeting of holders of Liberty Broadband capital stock (as defined below) (the “Liberty Broadband special meeting”) to obtain approval of the Liberty Broadband merger proposal (as defined below) and the Liberty Broadband adjournment proposal (as defined below). Charter and Liberty Broadband are sending these materials to their respective stockholders to help them decide how to vote their shares of Charter common stock and Liberty Broadband capital stock, as applicable, respectively, with respect to the combination and other matters to be considered at the Charter special meeting and the Liberty Broadband special meeting. The holders of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by Liberty Broadband’s restated certificate of incorporation (the “Liberty Broadband certificate of incorporation”), Liberty Broadband’s amended and restated bylaws (the “Liberty Broadband bylaws”) or the laws of the State of Delaware.

The combination cannot be completed unless Charter stockholders approve the share issuance. Additionally, pursuant to the merger agreement, it is a non-waivable condition that the merger agreement and the transactions contemplated thereby, including the merger, be approved by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, other than any outstanding shares of Charter common stock beneficially owned, directly or indirectly, by (A) Liberty Broadband and its Affiliates (as defined in the merger agreement), (B) the Malone Group and its Affiliates (as defined in the merger agreement), (C) the Maffei Group and its Affiliates (as defined in the merger agreement), (D) A/N and its Affiliates (as defined in the merger agreement), (E) the members of the Charter board of directors (the “Charter Board”) and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband Board and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Charter Disinterested Stockholders”), voting together as a single class. Information about the Charter special meeting, the combination, the merger agreement and the other business to be considered by Charter stockholders at the Charter special meeting is contained in this joint proxy statement/prospectus.
The combination also cannot be completed unless the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approve the adoption of the merger agreement (the “Liberty Broadband merger proposal”). Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, other than any outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock beneficially owned, directly or indirectly, by (A) Charter and its subsidiaries, (B) the Malone Group and its Affiliates (as defined in the merger agreement), (C) the Maffei Group and its Affiliates (as defined in the merger agreement), (D) A/N and its Affiliates (as defined in the merger agreement), (E) the members of the Charter Board and the Parent Section 16 Officers (as defined in the merger agreement), (F) the members of the Liberty Broadband Board and the Company Section 16 Officers (as defined in the merger agreement) or (G) immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (collectively, the “Liberty Broadband Disinterested

Stockholders”), voting together as a single class. Information about the Liberty Broadband special meeting, the combination, the merger agreement and the other business to be considered by Liberty Broadband stockholders at the Liberty Broadband special meeting is contained in this joint proxy statement/prospectus.
This joint proxy statement/prospectus constitutes both a proxy statement of Charter and Liberty Broadband and a prospectus of Charter. It is a joint proxy statement because the Charter Board and the Liberty Broadband Board are soliciting proxies from their respective stockholders. It is a prospectus because Charter will issue shares of its capital stock upon the conversion of the outstanding shares of Liberty Broadband capital stock in the combination. This joint proxy statement/prospectus includes important information about the combination, the merger agreement and the special meetings. Charter stockholders and Liberty Broadband stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Charter stockholders and Liberty Broadband stockholders, as applicable, to vote their shares by proxy without attending the applicable special meeting in person.
Q:	When and where is the Charter special meeting?
A:	The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at 9:00 a.m., New York City time, on February 26, 2025.
Even if you plan to attend the Charter special meeting, Charter recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the Charter special meeting.
Q:	When and where is the Liberty Broadband special meeting?
A:
The Liberty Broadband special meeting will be held virtually at 11:30 a.m., Mountain time, on February 26, 2025. The Liberty Broadband special meeting can be accessed at www.virtualshareholdermeeting.com/LBRD2025SM.

Even if you plan to attend the Liberty Broadband special meeting, Liberty Broadband recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the Liberty Broadband special meeting.
Q	What will Liberty Broadband stockholders receive for their shares of Liberty Broadband capital stock?
A:	At the effective time of the merger (the “effective time”):
•
each share of (i) Liberty Broadband Series A common stock, par value $0.01 per share (“Liberty Broadband Series A common stock”), (ii) Liberty Broadband Series B common stock, par value $0.01 per share (“Liberty Broadband Series B common stock”), and (iii) Liberty Broadband Series C common stock, par value $0.01 per share (“Liberty Broadband Series C common stock” and together with the Liberty Broadband Series A common stock and the Liberty Broadband Series B common stock, the “Liberty Broadband common stock”), in each case, issued and outstanding immediately prior to the effective time (other than excluded shares (as defined below)) will automatically be converted into and become the right to receive 0.236 (the “exchange ratio”) of a validly issued, fully paid and nonassessable share of Charter Class A common stock, par value $0.001 per share (the “Charter Class A common stock”); and

•
each share of Liberty Broadband Series A cumulative redeemable preferred stock, par value $0.01 per share (“Liberty Broadband preferred stock,” and together with the Liberty Broadband common stock, the “Liberty Broadband capital stock”), issued and outstanding immediately prior to the effective time (other than excluded treasury shares (as defined below)) will automatically be converted into and become the right to receive one validly issued, fully paid and nonassessable share of newly issued Charter Series A cumulative redeemable preferred stock, par value $0.001 per share (“Charter rollover preferred stock”). The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

In lieu of issuing fractional shares of Charter Class A common stock that otherwise would be issued as part of the merger consideration, cash (without interest) will be paid as described in this joint proxy statement/prospectus. The shares of Charter Class A common stock and Charter rollover preferred stock issuable in exchange for shares of Liberty Broadband capital stock and the cash (without interest) payable in lieu of the fractional shares are referred to as the “merger consideration.” The merger consideration will not be deliverable with respect to (i) shares of Liberty Broadband capital stock held by Liberty Broadband as treasury stock or by any of Liberty Broadband’s wholly owned subsidiaries immediately prior to the effective time or owned by Charter or its wholly owned subsidiaries immediately prior to the effective time (the “excluded treasury shares”) or (ii) shares of Liberty Broadband Series B common stock outstanding immediately prior to the effective time and that are held by any stockholder or beneficial owner who is entitled to demand and properly demands appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) (collectively with the excluded treasury shares, the “excluded shares”). The merger consideration is described in more detail in “The Merger Agreement—Merger Consideration.”
Q:	Will the rights of Liberty Broadband stockholders change as a result of the combination?
A:
Liberty Broadband stockholders will have different rights once they become stockholders of Charter due to differences between the governing documents of Charter and Liberty Broadband. These differences are described in detail under “Comparison of Rights of Charter Stockholders and Liberty Broadband Stockholders.”

Q:	Will Charter issue fractional shares of Charter Class A common stock as part of the merger consideration?
A:
Charter will not issue fractional shares of Charter Class A common stock as part of the merger consideration. To the extent that the combination would result in a Liberty Broadband stockholder of record being issued a fractional share, such Liberty Broadband stockholder of record will instead receive a cash payment, without interest, in an amount (rounded down to the nearest cent) based on the aggregation and sale of all fractional shares by Charter’s exchange agent for the combination at prevailing market prices on behalf of such Liberty Broadband stockholder who otherwise would have been entitled to receive a fractional share. Amounts payable in lieu of such fractional shares will be payable from the total cash proceeds (net of any fees to the exchange agent from such sales) of the aggregation and sale of the fractional shares as soon as practicable following the completion of the combination.

Q:	What happens if the market price of the Charter Class A common stock or Liberty Broadband capital stock changes before the closing of the combination?
A:
No change will be made to the merger consideration if the market price of Charter Class A common stock or Liberty Broadband capital stock changes before the combination. Because the exchange ratio is fixed, the value of the consideration to be received by Liberty Broadband stockholders in connection with the combination will depend on the market price of Charter Class A common stock at the time of the combination.

Although the number of shares of Charter Class A common stock that holders of shares of Liberty Broadband common stock will receive is fixed, the market value of Charter Class A common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time. Based on the closing price of Charter Class A common stock on the Nasdaq Global Select Market (“Nasdaq”) on September 23, 2024, the last trading day before public announcement of negotiations relating to the transaction, the exchange ratio represented approximately $78.26 in value for each share of Liberty Broadband common stock. Based on the closing price of Charter Class A common stock on January 13, 2025, which was the last practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $79.73 in value for each share of Liberty Broadband common stock. We urge you to obtain current market quotations for shares of Liberty Broadband capital stock and Charter Class A common stock. Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are each listed on the Nasdaq under the symbols “LBRDA,” “LBRDK” and “LBRDP,” respectively, and Liberty Broadband Series B common stock is quoted on the OTC Markets under the symbol “LBRDB,” but it is not actively traded. Charter Class A common stock trades on the Nasdaq under the symbol “CHTR.” The Charter rollover preferred stock to be issued in connection with the combination will have been authorized for listing on the Nasdaq under the symbol “CHTRP,” subject to official notice of issuance, on or before the closing of the combination.
Q:	What equity stake will Liberty Broadband stockholders hold in Charter immediately following the combination?
A:
Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock to Liberty Broadband stockholders in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Communications Holdings, LLC (“Charter Holdings”) held by A/N on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million.

Q:	What are Charter stockholders being asked to vote on, and why is this approval necessary?
A:	Charter stockholders are being asked to vote on the following proposals:
1.
Charter Merger Proposal: A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, which is referred to as the “Charter merger proposal” and is further described in the section titled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.
Share Issuance Proposal: A proposal to approve the issuance of shares of Charter Class A common stock and Charter rollover preferred stock in connection with the combination (including in respect to Liberty Broadband equity awards) (the “share issuance” and such proposal, the “share issuance proposal”).

3.
Charter Adjournment Proposal: A proposal to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the Charter merger proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Charter merger proposal or the share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Charter adjournment proposal”).

Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. Approval of the Charter adjournment proposal is not a condition to the completion of the combination.
Q:	What votes are required to approve the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal?
A:
Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class.

Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting.
Approval of the Charter adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.

Q:	What are Liberty Broadband stockholders being asked to vote on, and why is this approval necessary?
A:	Holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock are being asked to vote on the following proposals:
1.
Liberty Broadband Merger Proposal: A proposal to approve the adoption of the merger agreement, which is referred to as the “Liberty Broadband merger proposal” and further described in the section titled “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.
Liberty Broadband Adjournment Proposal: A proposal to approve the adjournment of the Liberty Broadband special meeting from time to time to solicit additional proxies in favor of the Liberty Broadband merger proposal if there are insufficient votes at the time of such adjournment to approve the Liberty Broadband merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “Liberty Broadband adjournment proposal”).

Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. The completion of the combination is not conditioned on the approval of the Liberty Broadband adjournment proposal.
Q:	What votes are required to approve the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal?
A:
Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class.

Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal, voting together as a single class.
Q:	How many votes do Charter stockholders have with respect to the Charter special meeting?
A:
The Charter Board has fixed the close of business on January 13, 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share. A/N, as holder of Charter Class B common stock, par value $0.001 per share (“Charter Class B common stock” and together with the Charter Class A common stock, “Charter common stock”) is entitled to a number of votes reflecting the voting power of Charter Holdings common units held by A/N on an as-exchanged basis.

On the record date, there were 141,947,895 shares of Charter Class A common stock outstanding, representing the same number of votes, and one share of Charter Class B common stock outstanding, representing 16,471,401 votes (on an as-exchanged basis).
Pursuant to the merger agreement, Liberty Broadband has agreed to vote its shares of Charter Class A common stock, or 45,288,659 shares of Charter Class A common stock as of the record date representing approximately 28.59% of the aggregate voting power of the outstanding shares of Charter common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) as of such date, in favor of the share issuance proposal.

Q:	How many votes do Liberty Broadband stockholders have with respect to the Liberty Broadband special meeting?
A:
The Liberty Broadband Board has fixed the close of business on January 13, 2025 as the record date for the Liberty Broadband special meeting. Only holders of record of shares of Liberty Broadband capital stock outstanding as of the close of business on the record date are entitled to notice of, and, in the case of the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, to vote at, the Liberty Broadband special meeting or any adjournment or postponement thereof. Each stockholder of record of Liberty Broadband is entitled to one vote for each share of Liberty Broadband Series A common stock, ten votes for each share of Liberty Broadband Series B common stock and one-third of a vote for each share of Liberty Broadband preferred stock. The holders of record of shares of Liberty Broadband Series C common stock are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by the Liberty Broadband certificate of incorporation, the Liberty Broadband bylaws or the laws of the State of Delaware.

On the record date, there were 18,251,013 shares of Liberty Broadband Series A common stock outstanding, 2,007,705 shares of Liberty Broadband Series B common stock outstanding and 7,183,812 shares of Liberty Broadband preferred stock outstanding.
Q:	What constitutes a quorum for the Charter special meeting and Liberty Broadband special meeting?
A:	In order to conduct the business at either special meeting, a quorum must be present.
Charter. The presence at the Charter special meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of Charter common stock issued and outstanding on the record date for the Charter special meeting and entitled to vote at the Charter special meeting will constitute a quorum for the transaction of business at the Charter special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Charter special meeting.
Liberty Broadband. The presence at the Liberty Broadband special meeting online, in person via the Internet or by proxy, of the holders of a majority in total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding on the record date for the Liberty Broadband special meeting and entitled to vote at the Liberty Broadband special meeting will constitute a quorum for the transaction of business at the Liberty Broadband special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Liberty Broadband special meeting.
Because applicable rules of the Nasdaq do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at either special meeting, if you hold your shares of Charter common stock or Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock through banks or brokers, your shares will not count as present for purposes of determining a quorum unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Charter special meeting and the Liberty Broadband special meeting.
Q:	Why did the Charter Board form a special committee and what was the role of the Charter special committee?
A:
As of November 12, 2024, Liberty Broadband, the target of the combination, beneficially owned 45,560,806 shares of Charter Class A common stock and controlled 25.01% of the aggregate voting power of Charter. Under the existing stockholders agreement, Liberty Broadband is subject to a voting cap, which is currently equal to 25.01% and is calculated in the manner set forth in the existing stockholders agreement, and Liberty Broadband is required to vote any of its shares of Charter Class A common stock in excess of such voting cap in the same proportion as all other votes cast with respect to the applicable matter (excluding votes cast by A/N and certain other persons), except for certain Excluded Matters (as defined in the existing stockholders agreement). Additionally, certain of Charter’s directors and executive officers have interests in the combination that are different from, or in addition to, the interests of the Charter stockholders. For more information, see the section entitled “The Combination—Interests of Charter Directors and Executive Officers in the Combination.”

To address the potential conflicts of interest that may arise in the negotiation of the combination, on August 1, 2024, the Charter Board established the Charter special committee, consisting entirely of independent and disinterested directors of Charter (the “Charter special committee”), with exclusive authority to, among other things, (i) investigate, explore and evaluate any potential transaction involving Liberty Broadband and related matters, as well as any potential alternative transactions, (ii) conduct any discussions or negotiations with any party with respect to the terms and conditions of any potential transaction, or direct or terminate any such discussions and negotiations, (iii) determine whether any potential transaction is in the best interests of Charter and its stockholders (other than any affiliated stockholders) and what action, if any, should be taken with respect to any potential transaction, including but not limited to recommending not to proceed with any potential transaction, (iv) if advisable, negotiate (or direct the negotiation) and recommend that Charter enter into any and all definitive agreements with respect to any potential transaction and approve any actions or agreements and other documents as the Charter special committee deems advisable, (v) if advisable, recommend to the Charter Board any actions or determinations with respect to any potential transaction that are required by law to be taken or made by the full Charter Board or are not within the scope of the Charter special committee’s powers and authority, (vi) review and comment upon any and all documents and other instruments used in connection with any potential transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, and (vii) take all other actions that may, in the judgment of the Charter special committee, be deemed necessary, appropriate or advisable to assist the Charter special committee in carrying out its responsibilities, in each case as, in a manner and at such time as the Charter special committee shall determine to be appropriate and desirable; with the final approval of any potential transaction (and the documents implementing the same) subject to the further approval of the Charter Board. In addition, the Charter Board resolved not to approve a potential transaction involving Liberty Broadband or any alternative thereto without a prior favorable recommendation of the Charter special committee.
On November 12, 2024, after extensive consultation with, and acting with the advice of, its own independent legal and financial advisors, the Charter special committee unanimously (i) approved the transaction documents and the transactions contemplated thereby and determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, and (ii) recommended that the Charter Board approve and declare advisable the transaction documents and the transactions contemplated thereby, direct that the share issuance and the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Charter stockholders for approval and resolve to recommend that the Charter stockholders approve the share issuance and the merger agreement and the transactions contemplated thereby, including the merger.
Q:	How do the boards of directors of Charter and Liberty Broadband recommend that stockholders vote?
A:
Charter stockholders—The Charter Board, acting on the unanimous recommendation of the Charter special committee, has unanimously determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, approved the transaction documents to which Charter is a party and the transactions contemplated thereby and unanimously recommends that Charter stockholders vote “FOR” the Charter merger proposal, “FOR” the share issuance proposal and “FOR” the Charter adjournment proposal. For the factors considered by the Charter special committee in making its recommendation to the Charter Board and by the Charter Board in reaching its decision to approve the transaction documents and to recommend the Charter merger proposal and the share issuance proposal to the Charter stockholders, see “The Combination—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors.”

You should be aware that some of Charter’s directors and executive officers have interests in the combination that are different from, or are in addition to, the interests of Charter’s stockholders generally. See the section entitled “The Combination—Interests of Charter Directors and Executive Officers in the Combination.”
Liberty Broadband stockholders—The Liberty Broadband Board has unanimously determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the merger and the transactions contemplated by the voting agreements and the Malone exchange side letter)

are advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) for adoption and unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal and “FOR” the Liberty Broadband adjournment proposal. For the factors considered by the Liberty Broadband Board in reaching its decision to approve the transaction documents and to recommend the Liberty Broadband merger proposal to the Liberty Broadband stockholders, as applicable, see “The Combination—Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors.”
You should be aware that some of Liberty Broadband’s directors and executive officers have interests in the combination that are different from, or are in addition to, the interests of Liberty Broadband’s stockholders generally. See the section entitled “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination.”
Q:	Have any Liberty Broadband stockholders agreed to vote their shares in favor of any of the proposals?
A:
In connection with the transactions contemplated by the merger agreement, the Malone Group entered into a voting agreement with Charter and Liberty Broadband (the “Malone voting agreement”). Pursuant to the Malone voting agreement, the members of the Malone Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 48.5% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal, except that, if the Liberty Broadband Board changes its recommendation related to the combination pursuant to a company adverse recommendation change (as described in “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Certain Prohibited Actions”), the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (i) 33.37% of the total voting power of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock minus (ii) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock, and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group. The Malone voting agreement is described in more detail in “Other Agreements Related to the Combination—Malone Voting Agreement.”

In addition, in connection with the transactions contemplated by the merger agreement, the Maffei Group entered into a voting agreement with Charter and Liberty Broadband (the “Maffei voting agreement” and together with the Malone voting agreement, the “voting agreements”). Pursuant to the Maffei voting agreement, the members of the Maffei Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 3.68% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. The Maffei voting agreement is described in more detail in “Other Agreements Related to the Combination—Maffei Voting Agreement.”
Q:	What does the opinion of Centerview provide?
A:	Centerview Partners LLC (“Centerview”), the Charter special committee’s financial advisor in connection with the combination, has delivered to the Charter special committee a written opinion, dated November 12, 2024, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the written opinion, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to Charter.
The full text of Centerview’s written opinion, dated November 12, 2024, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview, is attached to this joint proxy statement/prospectus as Annex J and is incorporated by reference herein. Charter stockholders are urged to read Centerview’s opinion carefully and in its entirety. Centerview provided its opinion for the information and assistance of the Charter special committee (in their capacity as directors and not in any other capacity) in connection with and for the purposes of their consideration of the combination and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, of the exchange ratio provided for pursuant to the merger agreement to Charter. Centerview’s opinion did not address any other term or aspect of the merger agreement or the combination and does not constitute a recommendation to Charter stockholders, Liberty Broadband stockholders or any other person as to how such stockholders or other person should vote with respect to the combination or otherwise act with respect to the combination or any other matter. In addition, Centerview expressed no opinion as to the fairness of the combination or any other term or aspect of the Transaction to, or any consideration received in connection with the combination by, or the impact of the combination on, the holders of any class of securities, creditors or other constituencies of Charter, Liberty Broadband or any other party. For a more complete description of the opinion that Centerview delivered, and a summary of the material financial analyses performed in connection with such opinion, please refer to the section “The Combination—Opinion of the Charter Special Committee’s Financial Advisor.” The summary of the opinion of Centerview in the section entitled “The Combination—Opinion of the Charter Special Committee’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion.
Q:	What does the opinion of Citi provide?
A:
Citigroup Global Markets Inc. (“Citi”), Charter’s financial advisor in connection with the combination, has delivered to the Charter Board a written opinion, dated November 12, 2024, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the written opinion, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to Charter.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex K to this joint proxy statement/prospectus. The description of Citi’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the exchange ratio set forth pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the combination. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the combination, the relative merits of the combination as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed combination or otherwise. For a more complete description of the opinion that Citi delivered, and a summary of the material financial analyses performed, in connection with such opinion, please refer to the section “The Combination—Opinion of Charter’s Financial Advisor.” The summary of the opinion of Citi in the section entitled “The Combination—Opinion of Charter’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion.
Q:	What does the opinion of J.P. Morgan provide?
A:
On November 12, 2024, J.P. Morgan Securities LLC (“J.P. Morgan”), Liberty Broadband’s exclusive financial advisor in connection with the combination rendered its written opinion to the Liberty Broadband

Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion).
The full text of the written opinion of J.P. Morgan, dated November 12, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex L to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in the section of this joint proxy statement/prospectus entitled “The Combination—Opinion of Liberty Broadband’s Financial Advisor” is qualified in its entirety by reference to the full text of such opinion. Liberty Broadband’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Liberty Broadband Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed combination, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed combination. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Liberty Broadband as to how such stockholder should vote with respect to the proposed combination or any other matter.
Q:	Did the parties agree to any conditions in connection with the negotiation of the combination?
A:
Prior to any negotiations, including any discussion regarding the exchange ratio, the Charter special committee and Liberty Broadband agreed with each other and with Mr. Malone that any potential business combination transaction between Charter and Liberty Broadband would be subject to and conditioned upon the negotiation by, and approval of, the Charter special committee and a non-waivable condition requiring the approval of the holders of a majority of the voting power of the outstanding shares of each company not owned by Mr. Malone or any other interested parties.

Q:	What is the accounting treatment for the combination?
A:
Charter and Liberty Broadband prepare their financial statements, respectively, in accordance with U.S. generally accepted accounting principles (“GAAP”). Charter will account for the acquisition of Liberty Broadband as a treasury stock repurchase of Charter shares held by Liberty Broadband. Charter will record the treasury stock repurchase at cost based on the merger consideration including the fair value of Charter stock issued to Liberty Broadband stockholders as of the closing date and cash settlements directly related to the combination. Charter will account for any remaining assets owned by Liberty Broadband following the GCI divestiture (as defined and described in the section entitled “The Merger Agreement—GCI Divestiture”) as asset acquisitions.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares of Charter common stock and/or shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as soon as possible so that your shares will be represented at the applicable special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee.

Please do not submit your stock certificates at this time. If the combination is completed, Liberty Broadband stockholders will receive instructions for surrendering their stock certificates in exchange for shares of Charter Class A common stock and/or Charter rollover preferred stock from the exchange agent.
Q:	Does my vote matter?
A:
Charter stockholders—Yes. Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. An abstention with respect to the Charter merger proposal will have the same effect as a vote “AGAINST” such proposal and will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). If you fail to submit a proxy or to vote during the Charter special meeting or you do not provide your broker, bank or other nominee with voting instructions, as applicable, this will have the effect of a vote “AGAINST” the Charter merger proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). The Charter Board unanimously recommends that Charter stockholders vote “FOR” the Charter merger proposal and “FOR” the share issuance proposal.
Approval of the Charter adjournment proposal is not a condition to the completion of the combination. An abstention will have the same effect as a vote “AGAINST” the Charter adjournment proposal. If you fail to submit a proxy or to vote during the Charter special meeting or you do not provide your broker, bank or other nominee with voting instructions, as applicable, it will have no effect on the outcome of the Charter adjournment proposal. The Charter Board unanimously recommends that Charter stockholders vote “FOR” the Charter adjournment proposal.
Liberty Broadband stockholders—Yes. Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. For the Liberty Broadband merger proposal, if a Liberty Broadband stockholder present in person via the Internet at the Liberty Broadband special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposal. If a stockholder is not present in person via the Internet at the Liberty Broadband special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the Liberty Broadband merger proposal. The Liberty Broadband Board unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal.
The completion of the combination is not conditioned on the Liberty Broadband adjournment proposal. For the Liberty Broadband adjournment proposal, if a Liberty Broadband stockholder present in person via the Internet at the Liberty Broadband special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposal. If a stockholder is not present in person via the Internet at the special meeting and does not respond by proxy, it will have no effect on the outcome of the Liberty Broadband adjournment proposal. The Liberty Broadband Board unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband adjournment proposal.
Q:	How do I vote?
A:
If you are a stockholder of record of Charter and/or Liberty Broadband on the applicable record date, you are entitled to receive notice of the Charter special meeting and/or Liberty Broadband special meeting, as applicable. If you are a stockholder of record of Charter and/or if you are a holder of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock, in each case, on the applicable record date, you are entitled to vote at the Charter special meeting and/or the Liberty Broadband special meeting, as applicable. Attendance at the special meeting in person or virtually is not required in order to vote. You may submit your proxy before, and without attending, the special meeting in one of the following ways:

•	Via the Internet—visit the website shown on your proxy card to vote via the Internet;
•	Telephone voting—use the toll-free number shown on your proxy card; or
•	Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
If you are a stockholder of record (in the case of Liberty Broadband, a holder of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock), you may also vote during the applicable special meeting.
Charter stockholders—Charter stockholders of record may vote their shares during the Charter special meeting, which will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at 9:00 a.m., New York City time, on February 26, 2025. If you choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification and proof of Charter common stock ownership as of the record date and fill out a ballot at the meeting.

Liberty Broadband stockholders—Holders of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock may vote their shares during the Liberty Broadband special meeting by visiting www.virtualshareholdermeeting.com/LBRD2025SM. To enter the Liberty Broadband special meeting, Liberty Broadband stockholders will need the 16-digit control number that is printed in the box marked by the arrow on their proxy cards. Liberty Broadband recommends that its stockholders log in at least fifteen minutes before the applicable special meeting to ensure that they are logged in when the meeting starts. Online check-in will start shortly before the Liberty Broadband special meeting. If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.
Even if you plan to attend the Charter special meeting or the Liberty Broadband special meeting, Charter and Liberty Broadband recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Q:	What is the difference between holding shares as a stockholder of record and holding shares in “street name” as a beneficial owner?
A:
You are a “stockholder of record” if your shares are registered directly in your name with Computershare Shareowner Services, the transfer agent for Charter, or Broadridge Financial Solutions, Inc., the transfer agent for Liberty Broadband, as applicable. As the stockholder of record of shares entitled to vote at such meeting, you have the right to vote during the applicable special meeting. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a broker, bank or other nominee or other similar organization. Your broker, bank or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting; however, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

If you hold shares of Charter common stock through a bank, broker, trustee or other nominee and choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification, a copy of a brokerage statement reflecting your stock ownership as of the record date and the legal proxy from your bank, broker, trustee or other nominee.
Q:	If I am a record holder, what will happen if I return my signed proxy without indicating how to vote?
A:
If you are a record holder and sign and return your proxy without indicating how to vote on any particular proposal, stock entitled to vote at such meeting represented by your proxy will be voted as recommended by the Charter Board or Liberty Broadband Board, as applicable.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction form?
A:
Yes. Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the applicable special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to the corporate secretary of Charter or with respect to Liberty Broadband: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

•	by attending and voting at the applicable special meeting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the applicable special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on February 25, 2025, if your shares are held directly, or 11:59 p.m., New York City time, on February 20, 2025, if you hold Liberty Broadband preferred stock through your account in the GCI 401(k) Plan.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.
Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Charter or Liberty Broadband, as applicable, or by voting in person at the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.

Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at each of the special meetings are “non-routine” matters.
If you are a beneficial owner of shares and you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum;
•
Charter stockholders—your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the Charter merger proposal and will have no effect on the outcome of the share issuance proposal (assuming a quorum is present) or the Charter adjournment proposal.

•
Liberty Broadband stockholders—your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the Liberty Broadband merger proposal and will have no effect on the outcome of the Liberty Broadband adjournment proposal.

Q:	Do Liberty Broadband stockholders need to do anything with their stock certificates now?
A:
No. You should not submit your Liberty Broadband stock certificates at this time. Promptly after the effective time, if you held certificates representing Liberty Broadband capital stock immediately prior to the effective time, an exchange agent mutually agreed upon by Charter and Liberty Broadband will send you a letter of transmittal and instructions for exchanging your shares of Liberty Broadband capital stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of Liberty Broadband capital stock will receive the applicable merger consideration.

Holders of shares of Liberty Broadband capital stock in book-entry form immediately prior to the effective time will not need to take any action to receive the merger consideration; provided in lieu thereof, each holder of record of one or more book-entry shares of Liberty Broadband capital stock may provide an “agent’s message” in customary form with respect to such book-entry shares (or such other evidence, if any, of transfer as the exchange agent may reasonably request).
Q:	What are the U.S. federal income tax considerations of the combination?
A:
Liberty Broadband and Charter intend that the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to each of Liberty Broadband’s and Charter’s obligation to complete the combination that it receive a written opinion from Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden”), which is Liberty Broadband’s special tax counsel, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), which is counsel to the Charter special committee, respectively, to the effect that (i) the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of shares of stock of GCI spinco (as defined in the section entitled “The Merger Agreement—GCI Divestiture”), cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Charter capital stock) will be recognized by Liberty Broadband on the deemed exchange of its assets for Charter capital stock in the combination under Sections 361(a) or 361(b) of the Code (each, a “tax opinion”). These conditions are not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. Assuming the receipt and accuracy of the opinions described above, a U.S. holder (as defined under “U.S. Federal Income Tax Considerations of the Combination”) of Liberty Broadband capital stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the combination, except with respect to any cash received in lieu of fractional shares of Charter Class A common stock, cash received in lieu of fractional shares of stock of GCI spinco, and shares of stock of GCI spinco received.
Please carefully review the information set forth in the section entitled “U.S. Federal Income Tax Considerations of the Combination” for a discussion of the U.S. federal income tax consequences of the combination. Please consult your own tax advisors as to the specific tax consequences to you of the combination.
Q:	What if during the check-in time or during either of the special meetings I have technical difficulties or trouble accessing the virtual meeting website for the Liberty Broadband special meeting?
A:
If Liberty Broadband experiences technical difficulties during its virtual special meeting (e.g., a temporary or prolonged power outage), Liberty Broadband will determine whether its virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Liberty Broadband will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/LBRD2025SM.

If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the Liberty Broadband special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/LBRD2025SM.
Q:	Where can I find the voting results of the special meetings?
A:
The preliminary voting results will be announced at the special meetings. In addition, within four business days of the special meetings, each of Charter and Liberty Broadband intend to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Are Charter stockholders or Liberty Broadband stockholders entitled to appraisal rights in connection with the combination?
A:
Charter stockholders—Under Delaware law, Charter stockholders are not entitled to dissenters’ or appraisal rights in connection with the combination or issuance of the merger consideration as contemplated by the merger agreement. Charter stockholders may vote against the Charter merger proposal and the share issuance proposal if they do not favor such proposals.

Liberty Broadband stockholders—Under Delaware law, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are not entitled to dissenters’ or appraisal rights in connection with the combination as contemplated by the merger agreement. Holders of shares of Liberty Broadband Series A common stock and Liberty Broadband preferred stock may vote against the Liberty Broadband merger proposal if they do not favor such proposal.
Pursuant to Section 262 of the DGCL, stockholders of record of, and beneficial owners of, shares of Liberty Broadband Series B common stock are entitled to demand an appraisal of, and be paid the

“fair value” of, their shares of Liberty Broadband Series B common stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be fair value, in lieu of receiving the merger consideration if the merger is completed but only if any such holder of record or beneficial owner (i) does not vote in favor of the Liberty Broadband merger proposal and (ii) otherwise strictly complies with the other procedures and requirements established by Section 262 of the DGCL. Failure to follow precisely any of the statutory requirements could result in the loss of appraisal rights. The members of the Malone Group and the Maffei Group have agreed to waive any appraisal rights to which they may be entitled with respect to the shares of Liberty Broadband Series B common stock held by them pursuant to the voting agreements. A detailed description of the appraisal rights and procedures available is included in “The Combination—Appraisal Rights.” For the full text of Section 262 of the DGCL, see the publicly available copy of the statute at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:	What will happen to Liberty Broadband’s outstanding equity awards?
A:
Immediately prior to the effective time, each stock option with respect to shares of Liberty Broadband common stock issued and outstanding immediately prior to the effective time will automatically accelerate and become fully vested, and at the effective time, each such stock option will automatically be converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, L.P. (“Bloomberg”) over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to such stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings.

Effective as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)), each restricted stock award and restricted stock unit award (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI, LLC (“GCI”) or its subsidiaries) with respect to shares of Liberty Broadband common stock that is outstanding as of such time, will automatically accelerate and become fully vested (in the case of restricted stock unit awards, with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, that are outstanding as of the effective time will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to the merger consideration.
Liberty Broadband has the ability to accelerate ten business days prior to the consummation of the GCI divestiture the vesting of a prorated portion of each Liberty Broadband restricted stock unit award that was outstanding as of November 12, 2024 and remains outstanding as of ten business days prior to the consummation of the GCI divestiture and is held by individuals who provide services primarily or solely to GCI or its subsidiaries (other than such restricted stock unit awards that, by their terms as in effect as of November 12, 2024, would not have vested as of June 30, 2027) and who are not directors or executive officers of Liberty Broadband (with pro-ration being based on the portion of the service period elapsed from the grant date through the estimated GCI divestiture date over the entire original service period) and to settle such accelerated restricted stock unit awards prior to the consummation of the GCI divestiture in the shares of Liberty Broadband common stock underlying the vested portion of such restricted stock unit award.
The GCI separation principles (as defined and described in the section entitled “The Merger Agreement—GCI Divestiture”) contemplate that each Liberty Broadband equity award held by individuals who provide services primarily or solely to GCI or its subsidiaries that continues to remain outstanding as of the GCI divestiture will be converted entirely into an award with respect to stock of GCI spinco with the same terms and conditions as the original Liberty Broadband award, using a ratio based on the Liberty Broadband’s and GCI spinco’s respective stock prices.

Q:	Do any of the directors or executive officers of Charter have interests in the combination that may be different from, or in addition to, the interests of Charter stockholders?
A:
When considering the recommendation of the Charter Board with respect to the Charter merger proposal and the share issuance proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of Charter stockholders. These interests may present such persons with actual or potential conflicts of interest. The Charter Board and the Charter special committee were aware of these interests during the deliberations of the merits of the combination, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal.

With respect to the Charter directors and executive officers, areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Mr. Maffei, who previously served as a director and President and Chief Executive Officer of Liberty Broadband at the time of his designation, James E. Meyer and Balan Nair. Mr. Maffei holds stock options with respect to shares of Liberty Broadband common stock, which were granted in respect of his service as a Liberty Broadband executive officer and will be accelerated and converted into a number of shares of Charter Class A common stock, as described in more detail under “The Merger Agreement—Treatment of Liberty Broadband Equity Awards—Liberty Broadband Stock Options.”
In consideration of the time and effort required of members of the Charter special committee in evaluating and negotiating the transaction documents, and the transactions contemplated thereby, the Charter Board (with the members of the Charter special committee abstaining) determined that the members of the Charter special committee would each receive a retainer fee of $20,000 (provided that the chair of the Charter special committee would instead receive a retainer fee of $40,000) and a meeting fee of $2,000 (provided that the chair of the Charter special committee would instead receive a meeting fee of $3,000) per meeting in excess of six meetings until the closing of the combination for their services in carrying out their duties as members of the Charter special committee.
For a detailed discussion of these and other interests, see “The Combination—Interests of Charter Directors and Executive Officers in the Combination.”
Q:	Do any of the directors or executive officers of Liberty Broadband have interests in the combination that may be different from, or in addition to, the interests of Liberty Broadband stockholders?
A:
When considering the recommendation of the Liberty Broadband Board with respect to the Liberty Broadband merger proposal, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock should be aware that certain of Liberty Broadband’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock. These interests may present such persons with actual or potential conflicts of interest. The Liberty Broadband Board was aware of these interests during the deliberations of the merits of the combination, and in deciding to recommend that you vote for each of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal.

With respect to Liberty Broadband’s directors and executive officers, areas where their interests may differ from those of holders of shares of Liberty Broadband capital stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the organizational documents of Liberty Broadband, indemnification agreements entered into with Liberty Broadband, Liberty Broadband’s director and officer liability insurance policies and the merger agreement.
Additionally, directors and executive officers of Liberty Broadband hold stock options and/or restricted stock units with respect to shares of Liberty Broadband common stock, which, (a) in the case of each stock option outstanding immediately prior to the effective time, will automatically accelerate and become fully vested, and at the effective time, will automatically be converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to the stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings; and (b) in the case of each restricted stock unit award (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI or its subsidiaries) outstanding as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)), will automatically accelerate and become fully vested (with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) on such date, and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to merger consideration, in each case, as discussed in more detail below in “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination—Equity Awards.”
At the time the merger agreement was executed, the Liberty Broadband Board and the Charter Board included one overlapping member: Gregory B. Maffei. Mr. Maffei was (and continues to be as of the date of this joint proxy statement/prospectus) a member of the Liberty Broadband Board and the President and Chief Executive Officer of Liberty Broadband at the time the merger agreement was executed and is also a director of Charter. Mr. Maffei holds options to purchase shares of Liberty Broadband common stock, which will be treated as described in more detail under “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination—Equity Awards.”
Mr. Maffei may be deemed to beneficially own approximately 3.68% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, all of which is subject to the Maffei voting agreement. Under the Maffei voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Maffei Group for certain losses incurred in connection with or arising out of the Maffei voting agreement.
Mr. Malone is the Chairman of the Liberty Broadband Board and the interim Chief Executive Officer of Liberty Broadband. Mr. Malone may be deemed to beneficially own approximately 49.1% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, of which approximately 48.5% of such aggregate voting power is subject to the Malone voting agreement. Under the Malone voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Malone Group for certain losses incurred in connection with or arising out of the Malone voting agreement.
In addition, Liberty Broadband has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses incurred by each of the Malone Group or the Maffei Group, as applicable, in connection with the preparation, negotiation, execution and delivery of their respective voting agreements and the other transaction documents (which fee cap excludes any filing fees payable under the HSR Act). See “Other Agreements Related to the Combination—Malone Voting Agreement” and “Other Agreements Related to the Combination—Maffei Voting Agreement.”
Additionally, pursuant to the Malone exchange side letter, certain of the members of the Malone Group agreed to an arrangement under which Liberty Broadband will have the right, in connection with the GCI divestiture, to exchange certain shares of Liberty Broadband Series B common stock held by such members of the Malone Group for shares of Liberty Broadband Series C common stock on a one-for-one basis. Pursuant to the terms of the Malone exchange side letter, if the merger agreement is terminated without the completion of the combination having occurred following the consummation of the foregoing exchange, and unless otherwise agreed to in writing by the Malone exchange holders and Liberty Broadband, the exchange will be automatically rescinded and treated as if it had never occurred. Further, subject to the amendments to the Malone exchange agreement set forth in the Malone exchange side letter, the Malone exchange agreement provides for exchanges by Liberty Broadband and Mr. Malone or the JM Trust of shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock in connection with certain specified dilutive events.
For a detailed discussion of these and other interests, see “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination” below.
Q:	What happens if I sell my shares of Charter Class A common stock or Liberty Broadband capital stock after the record date but before the effective time?
A:
The record date for the Charter special meeting (the close of business on January 13, 2025) is earlier than the date of the Charter special meeting and earlier than the date that the combination is expected to be completed. If you sell or otherwise transfer your shares of Charter common stock after the record date but before the date of the Charter special meeting, you will retain your right to vote at the Charter special meeting, unless you have made arrangements to the contrary.

The record date for the Liberty Broadband special meeting (the close of business on January 13, 2025) is earlier than the date of the Liberty Broadband special meeting and earlier than the date that the combination is expected to be completed. If you sell or otherwise transfer your shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock or Liberty Broadband preferred stock after the record date but before the date of the special meeting, you will retain your right to vote at the Liberty Broadband special meeting, unless you have made arrangements to the contrary. However, you will not have the right to receive the merger consideration to be received by the Liberty Broadband stockholders in the combination. In order to receive the merger consideration, you must hold your shares through the effective time. In addition, if you sell or otherwise transfer your shares of Liberty Broadband Series B common stock prior to the effective time, you will lose any appraisal rights with respect to such shares.
Q:	What is the expected timing of the combination?
A:
Charter and Liberty Broadband are working to complete the combination on June 30, 2027, unless terminated in accordance with the merger agreement or otherwise agreed, and subject to adjustment in connection with certain tax law changes that may be proposed following the date of the merger agreement, in each case, as set forth in the merger agreement. The parties determined that a closing in mid-2027 would be beneficial to the companies and their respective stockholders as it would allow sufficient time for Liberty Broadband to divest the GCI business and to reduce its aggregate debt prior to closing. Additionally, Charter and Liberty Broadband considered that a closing in mid-2027 would ensure an orderly transition of governance and ownership at Charter to the benefit of the public stockholders. For more information regarding the factors considered by Charter and Liberty Broadband in determining the target closing date, see “The Combination—Background of the Combination,” “The Combination—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors” and “The Combination—Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors.” Charter and Liberty Broadband may decide to complete the combination at an earlier date in certain circumstances, including if the GCI divestiture is completed earlier than anticipated or in connection with certain tax law changes that may be proposed following the date of the merger agreement, as discussed in further detail in “The Merger Agreement—Covenants and Agreements—Tax Matters.”

The combination is subject to various conditions, and it is possible that factors outside the control of Charter and Liberty Broadband could result in the combination being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Charter special meeting and Liberty Broadband special meeting and the completion of the combination. During this time, the market price of Charter Class A common stock may fluctuate and it is therefore impossible to accurately predict the value of common stock consideration that Liberty Broadband stockholders will receive. Additionally, the delayed closing heightens the risk that a proposed tax law change or other change in applicable law may occur during the interim period which adversely affects the combination, including the intended tax treatment thereof. Many of these factors are beyond Charter’s and Liberty Broadband’s control. For more information, see “Risk Factors—Risks Related to the Combination.”
Q:	Is the completion of the combination subject to any conditions?
A:
As more fully described in “The Merger Agreement—Conditions to the Combination,” the completion of the combination depends on a number of conditions being satisfied or (to the extent permitted) waived, including:

•
the adoption of the merger agreement by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock or Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, voting together as a single class;

•
the adoption of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class, which cannot be waived;

•	the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting;
•
the approval of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the Charter merger proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class, which cannot be waived;

•
to the extent applicable, any waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or early termination thereof shall have been granted;

•	the absence of any order or law that prevents, prohibits, renders illegal or enjoins the consummation of the combination or any of the other transactions contemplated by the transaction documents;
•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order has been initiated by the SEC and not rescinded; and

•
the approval for listing on the Nasdaq of the shares of Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the merger, subject to official notice of issuance.

•
The respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) in the case of Liberty Broadband’s obligation to close, the receipt of an opinion from Skadden, Liberty Broadband’s special tax counsel, and, in the case of Charter’s obligation to close, the receipt of an opinion from Wachtell Lipton, counsel to the Charter special committee, that, in each case, based on certain representations and assumptions, and subject to certain limitations and qualifications, inter alia, the combination will qualify as a “reorganization,” as described in more detail in “U.S. Federal Income Tax Considerations of the Combination” (which conditions are not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part), (ii) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and (iii) the other party having performed in all material respects its obligations under the merger agreement.

Additionally, the obligation of Charter to close is conditioned on the completion of the GCI divestiture.

We cannot be certain when, or if, the conditions to the combination will be satisfied or waived, or that the combination will be completed.
Q:	Can the parties solicit alternative transactions or can the Charter Board or Liberty Broadband Board change its recommendation?
A:
As more fully described in this joint proxy statement/prospectus and in the merger agreement, each of Liberty Broadband and Charter has agreed to non-solicitation obligations with respect to third-party acquisition proposals (including provisions restricting their ability to provide confidential information to third parties) and has agreed to certain restrictions on its and its representatives’ ability to respond to any such proposals. However, Charter is not subject to such non-solicitation obligations with respect to proposals for an alternative parent transaction (as defined in “The Merger Agreement—Covenants and Agreements—Charter No Solicitation”) that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination.

The Liberty Broadband Board has agreed to recommend that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote in favor of the adoption of the merger agreement, subject to its right to change its recommendation in response to a superior company proposal or company intervening event, each as described below in this joint proxy statement/prospectus, in each case if the Liberty Broadband Board determines in good faith after consultation with its outside counsel and financial advisor that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding any change in Liberty Broadband’s recommendation, the merger agreement is required to be submitted to the applicable Liberty Broadband stockholders at the Liberty Broadband special meeting for the purposes of adopting the merger agreement unless the merger agreement is terminated prior to such time.
The Charter Board has agreed to recommend that Charter stockholders vote in favor of the approval of the share issuance proposal and the merger agreement, subject to its right to change its recommendation in response to a superior parent proposal or parent intervening event, each as described below in this joint proxy statement/prospectus, in each case if the Charter special committee or Charter Board (acting at the direction of the Charter special committee) determines in good faith after consultation with its outside counsel and financial advisor that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. Notwithstanding any change in Charter’s recommendation, the merger agreement is required to be submitted to the Charter stockholders at the Charter special meeting for the purposes of approving the share issuance proposal and the merger agreement unless the merger agreement is terminated prior to such time.
For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of any of the Liberty Broadband Board, Charter special committee or Charter Board to change its recommendation in favor of the Liberty Broadband merger proposal, the Charter merger proposal or the share issuance proposal, see “The Merger Agreement—Covenants and Agreements—Liberty Broadband No Solicitation,” “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Certain Prohibited Actions,” “The Merger Agreement—Covenants and Agreements—Charter No Solicitation,” and “The Merger Agreement—Covenants and Agreements—Parent Adverse Recommendation Change; Certain Prohibited Actions.”
Q:	Can the merger agreement be terminated by the parties?
A:	Liberty Broadband and Charter can jointly agree to terminate the merger agreement at any time.
•
Subject to the parties’ specific enforcement right, either party can terminate the merger agreement if the merger has not been completed on or before August 31, 2027 or such other date as mutually agreed (the “drop dead date”), so long as such party’s failure to comply in all material respects with the merger agreement has not been a primary cause of the failure of the effective time to occur on or before the drop dead date, and so long as there is no pending action brought by the other party to enforce the provisions of the merger agreement (this termination right is referred to as the “drop dead date termination right”).

Either party also can terminate the merger agreement:

•
upon the issuance by a court or other governmental authority of an order or the taking of any other action permanently restraining, enjoining or otherwise prohibiting the combination or the other transactions contemplated by the transaction documents, which order or action is final and non-appealable, provided that this right to terminate the merger agreement is not available to a party if a material breach by such party of its obligations to use reasonable best efforts to obtain the requisite regulatory approvals for the combination has been a primary cause of the issuance of such order or other action;

•
if the approval of the Liberty Broadband merger proposal is not obtained upon a vote taken at the Liberty Broadband special meeting or at any adjournment or postponement thereof (this termination right is referred to as the “Liberty Broadband vote down termination right”); or

•
if the approval of the share issuance proposal or the Charter merger proposal is not obtained upon a vote taken at the Charter special meeting or at any adjournment or postponement thereof (this termination right is referred to as the “Charter vote down termination right”).

Liberty Broadband may terminate the merger agreement if:
•
prior to the date on which the vote is taken to approve the Charter merger proposal and the share issuance proposal by the Charter stockholders, Charter, the Charter Board or the Charter special committee makes an adverse recommendation change (this termination right is referred to as the “parent adverse recommendation change termination right”); or

•
Charter, Merger Sub or Merger LLC breach or fail to perform any of their representations, warranties, covenants or other agreements, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of their representations and warranties or the performance or compliance by them in all material respects with their obligations under the merger agreement, and, in each case, such breach or failure to perform is incapable of being cured by the drop dead date, or, if curable, is not cured prior to the earlier of the drop dead date or the date that is 45 days after Charter’s receipt of notice of such breach or failure to perform, except that Liberty Broadband will not have the right to terminate the merger agreement for this reason if Liberty Broadband has failed to comply with any of its representations, warranties, covenants or agreements under the merger agreement such that its related closing condition would not be then satisfied (this termination right is referred to as the “Charter breach termination right”).

Charter may terminate the merger agreement if:
•
prior to the date on which the vote is taken to approve the Liberty Broadband merger proposal, Liberty Broadband or the Liberty Broadband Board makes an adverse recommendation change (this termination right is referred to as the “company adverse recommendation change termination right”); or

•
Liberty Broadband breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform would result in the failure of a closing condition regarding the accuracy of its representations and warranties or the performance or compliance by it in all material respects with its obligations under the merger agreement and, in each case, such breach or failure to perform is incapable of being cured by the drop dead date, or, if curable, is not cured prior to the earlier of the drop dead date or the date that is 45 days after Liberty Broadband’s receipt of notice of such breach or failure to perform, except that Charter will not have the right to terminate the merger agreement for this reason if Charter has failed to comply with any of its representations, warranties, covenants or agreements under the merger agreement such that its related closing condition would not be then satisfied (this termination right is referred to as the “Liberty Broadband breach termination right”).

Q:	Are there any fees payable by the parties in connection with a termination of the merger agreement?
A:	The merger agreement provides for the payment of a $460 million termination fee by Liberty Broadband to Charter if:

•
prior to the date on which the vote is taken to approve the Liberty Broadband merger proposal by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, Charter terminates the merger agreement pursuant to the company adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Liberty Broadband vote down termination right, or Charter terminates the merger agreement pursuant to the Liberty Broadband breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Liberty Broadband vote down termination right, prior to the Liberty Broadband special meeting), an alternative company transaction proposal is publicly announced or publicly made known to the Liberty Broadband stockholders (or, in the case of a termination pursuant to the Liberty Broadband breach termination right, made known to the Liberty Broadband Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Liberty Broadband or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative company transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative company transaction proposal.

The merger agreement provides for the payment of a $460 million termination fee by Charter to Liberty Broadband if:
•
prior to the date on which the vote is taken to approve the Charter merger proposal and the share issuance proposal by the Charter stockholders, Liberty Broadband terminates the merger agreement pursuant to the parent adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Charter vote down termination right, or Liberty Broadband terminates the merger agreement pursuant to the Charter breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Charter vote down termination right, prior to the Charter special meeting), an alternative parent transaction proposal is publicly announced or publicly made known to the Charter stockholders (or, in the case of a termination pursuant to the Charter breach termination right, made known to the Charter Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Charter or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative parent transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative parent transaction proposal. Under the terms of the merger agreement, a proposal for an alternative parent transaction that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination is not considered an “alternative parent transaction proposal.”

For a more complete description of each party’s termination rights and related termination fee obligations, see “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee.”
Q:	Will Liberty Broadband capital stock continue to be listed or traded following the combination?
A:
After the combination, the shares of Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock will cease to be listed on the Nasdaq, and the shares of Liberty Broadband Series B common stock will cease to be quoted on the OTC Markets. In addition, registration of the Liberty Broadband capital stock under the Exchange Act will be terminated.

Charter Class A common stock is listed on the Nasdaq under the symbol “CHTR.” The Charter rollover preferred stock to be issued in connection with the combination will have been authorized for listing on the Nasdaq under the symbol “CHTRP,” subject to official notice of issuance, on or before the closing of the combination.
Q:	Are there any risks that I should consider before deciding how to vote on the proposals?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors”

beginning on page 44. You also should read and carefully consider the risk factors of Charter and Liberty Broadband contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Q:	How can I find more information about Charter and Liberty Broadband?
A:	You can find more information about Charter and Liberty Broadband from various sources described in “Where You Can Find More Information.”
Q:	Who can answer any questions I may have about the Charter special meeting, the Liberty Broadband special meeting, the combination, or how to vote?
A:
If you have any questions about the Charter special meeting, the Liberty Broadband special meeting, the combination, how to vote, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, you should contact the appropriate company in writing or by telephone at the following addresses and telephone numbers:

For information related to Charter: Charter Communications, Inc. 400 Washington Blvd. Stamford, Connecticut 06902 (203) 905-7801 Attention: Investor Relations	For information related to Liberty Broadband: Liberty Broadband Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5700 Attention: Investor Relations
or Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York City, New York 10022 Banks and Brokers may call: (212) 750-5833 Stockholders may call toll free: (877) 750-8233	or D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers may call: (212) 256-9087 Stockholders may call toll free: (888) 605-1957 LBRDA@dfking.com

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Charter and Liberty Broadband urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the combination and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Parties (page 57)
Charter Communications, Inc.
Charter, a Delaware corporation, is a leading broadband connectivity company and cable operator with services available to more than 58 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, Charter offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. Charter also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks.
The principal offices of Charter are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
For more information about Charter, please visit Charter’s website at corporate.charter.com. The information provided on Charter’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Charter and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Fusion Merger Sub 1, LLC
Merger LLC, a direct wholly owned subsidiary of Charter, is a single member Delaware limited liability company formed on November 8, 2024 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger LLC are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801.
Fusion Merger Sub 2, Inc.
Merger Sub, an indirect wholly owned subsidiary of Charter, is a Delaware corporation incorporated on November 8, 2024 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its incorporation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Following the merger, the separate corporate existence of Merger Sub will cease.
Liberty Broadband Corporation
Liberty Broadband is primarily comprised of GCI Holdings, LLC (“GCI Holdings”), a wholly-owned subsidiary, and an equity method investment in Charter.
During May 2014, the board of directors of Liberty Media Corporation (“Liberty Media”) and its subsidiaries authorized management to pursue a plan to spin-off to its stockholders common stock of a wholly-owned subsidiary, Liberty Broadband, and to distribute subscription rights to acquire shares of Liberty Broadband’s common stock. Liberty Broadband was formed in 2014 as a Delaware corporation.

On December 18, 2020, GCI Liberty, Inc., the parent company of GCI Holdings, was acquired by Liberty Broadband (the “GCI Combination”).
Through a number of prior years’ transactions, including the GCI Combination, Liberty Broadband has acquired an interest in Charter. As of September 30, 2024, Liberty Broadband owned approximately 45.6 million shares of Charter common stock and controlled 25.01% of the aggregate voting power of Charter. Under the existing stockholders agreement, Liberty Broadband is subject to a voting cap, which is currently equal to 25.01% and is calculated in the manner set forth in the existing stockholders agreement, and Liberty Broadband is required to vote any of its shares of Charter Class A common stock in excess of such voting cap in the same proportion as all other votes cast with respect to the applicable matter (excluding votes cast by A/N and certain other persons), except for certain Excluded Matters (as defined in the existing stockholders agreement).
The principal offices of Liberty Broadband are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5700.
Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband Series A cumulative redeemable preferred stock trade on the Nasdaq Global Select Market under the symbols “LBRDA,” “LBRDK” and “LBRDP” respectively. Liberty Broadband Series B common stock is quoted on the OTC Markets under the symbol “LBRDB,” but it is not actively traded.
Additional information about Liberty Broadband and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The Combination and the Merger Agreement (pages 59 and 120)
The terms and conditions of the combination are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the combination.
Each of the Charter Board (acting on the unanimous recommendation of the Charter special committee) and the Liberty Broadband Board has unanimously approved the transaction documents and the transactions contemplated thereby. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, Merger Sub will merge with and into Liberty Broadband, with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately after the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Merger LLC, with Merger LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter.
Merger Consideration (page 120)
At the effective time:
•
each share of (i) Liberty Broadband Series A common stock, (ii) Liberty Broadband Series B common stock, and (iii) Liberty Broadband Series C common stock, in each case, issued and outstanding immediately prior to the effective time (other than excluded shares) will automatically be converted into and become the right to receive 0.236 of a validly issued, fully paid and nonassessable share of Charter Class A common stock; and

•
each share of Liberty Broadband preferred stock issued and outstanding immediately prior to the effective time (other than excluded treasury shares) will automatically be converted into and become the right to receive one validly issued, fully paid and nonassessable share of newly issued Charter rollover preferred stock. The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

No fractional shares of Charter Class A common stock will be issued in the combination. All fractional shares of Charter Class A common stock that would otherwise be issued to holders of record of shares of Liberty Broadband common stock as part of the merger consideration will be aggregated and sold at prevailing market prices on behalf of those holders of record who otherwise would have been entitled to receive fractional shares.

The cash (without interest and rounded down to the nearest cent) received from these sales will be paid to such Liberty Broadband common stockholders in proportion to such stockholder’s pro rata portion of the total cash proceeds (net of any fees to the exchange agent from such sales) as soon as practicable following the completion of the combination.
For more information, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 120.
Treatment of Liberty Broadband Equity Awards (page 121)
Liberty Broadband Stock Options
Immediately prior to the effective time, each stock option with respect to shares of Liberty Broadband common stock issued and outstanding immediately prior to the effective time will automatically accelerate and become fully vested, and at the effective time, each such stock option will be automatically converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to such stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings.
Liberty Broadband Restricted Stock and RSU Awards (Other than Those Held by GCI Employees)
Effective as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)) each restricted stock award and restricted stock unit award (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI or its subsidiaries) with respect to shares of Liberty Broadband common stock that is outstanding as of such time, will automatically accelerate and become fully vested (in the case of restricted stock unit awards, with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, that are outstanding as of the effective time will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to the merger consideration.
Liberty Broadband Equity Awards Held by GCI Employees
Liberty Broadband has the ability to accelerate ten business days prior to the consummation of the GCI divestiture the vesting of a prorated portion of each Liberty Broadband restricted stock unit award that was outstanding as of November 12, 2024 and remains outstanding as of ten business days prior to the consummation of the GCI divestiture and is held by individuals who provide services primarily or solely to GCI or its subsidiaries (other than such restricted stock unit awards that, by their terms as in effect as of November 12, 2024, would not have vested as of June 30, 2027) and who are not directors or executive officers of Liberty Broadband (with pro-ration being based on the portion of the service period elapsed from the grant date through the estimated GCI divestiture date over the entire original service period) and to settle such accelerated restricted stock unit awards prior to the consummation of the GCI divestiture in the shares of Liberty Broadband common stock underlying the vested portion of such restricted stock unit award.
The GCI separation principles (as defined and described in the section entitled “The Merger Agreement—GCI Divestiture”) contemplate that each Liberty Broadband equity award held by individuals who provide services primarily or solely to GCI or its subsidiaries that continues to remain outstanding as of the GCI divestiture will be converted entirely into an award with respect to stock of GCI spinco with the same terms and conditions as the original Liberty Broadband award, using a ratio based on the Liberty Broadband’s and GCI spinco’s respective stock prices.

Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors (page 84)
The Charter Board has unanimously determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, approved the transaction documents to which Charter is a party and the transactions contemplated thereby and unanimously recommends that Charter stockholders vote “FOR” the Charter merger proposal, “FOR” the share issuance proposal and “FOR” the Charter adjournment proposal. For the factors considered by the Charter special committee in making its recommendation to the Charter Board and by the Charter Board in reaching its decision to approve the transaction documents and to recommend the Charter merger proposal and the share issuance proposal to the Charter stockholders, see “The Combination—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors.”
Opinion of the Charter Special Committee’s Financial Advisor (page 90)
The Charter special committee retained Centerview as financial advisor to the Charter special committee in connection with the proposed combination and the other transactions contemplated by the merger agreement, which we collectively refer to as the “transactions” throughout this section and the summary of Centerview’s opinion in the section entitled “The Combination—Opinion of the Charter Special Committee’s Financial Advisor.” In connection with this engagement, the Charter special committee requested that Centerview evaluate the fairness, from a financial point of view, to Charter of the exchange ratio provided for pursuant to the merger agreement. On November 12, 2024, Centerview rendered to the Charter special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion addressed to the Charter special committee dated November 12, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Charter.
The full text of Centerview’s written opinion, dated November 12, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex J to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Centerview in the section entitled “The Combination—Opinion of the Charter Special Committee’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Charter special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Charter special committee’s consideration of the combination and the other transactions contemplated by the merger agreement and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Charter of the exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transactions, including, without limitation, the structure or form of the transactions, or any other agreements or arrangements contemplated by the merger agreement or entered into by any party to the merger agreement or any other person in connection with or otherwise contemplated by the transactions, or the fairness of the transactions or any other term or aspect of the transactions to, or any consideration to be received in connection therewith by, or the impact of the transactions on, the holders of any class of securities, creditors or other constituencies of Charter, Liberty Broadband or any other party. Centerview’s opinion does not constitute a recommendation to any Charter stockholder or Liberty Broadband stockholder, or to any other person, as to how such stockholder or other person should vote with respect to the transactions or otherwise act with respect to the transactions or any other matter.
Opinion of Charter’s Financial Advisor (page 96)
Charter engaged Citi as its financial advisor in connection with the proposed combination. On November 12, 2024, Citi rendered its oral opinion to the Charter Board (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Charter Board dated the same date) as to, as of November 12, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the exchange ratio set forth pursuant to the merger agreement.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex K to this joint proxy statement/prospectus. The description of Citi’s opinion contained in this joint proxy statement/prospectus in the section entitled “The Combination—Opinion of Charter’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the exchange ratio set forth pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the combination. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the combination, the relative merits of the combination as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Charter Board or any securityholder should vote or act on any matters relating to the proposed combination or otherwise.
Interests of Charter Directors and Executive Officers in the Combination (page 107)
When considering the recommendation of the Charter Board with respect to the Charter merger proposal and the share issuance proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of Charter stockholders. These interests may present such persons with actual or potential conflicts of interest. The Charter Board and the Charter special committee were aware of these interests during the deliberations of the merits of the combination, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal.
For more information, see the section entitled “The Combination—Interests of Charter Directors and Executive Officers in the Combination.”
Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors (page 88)
The Liberty Broadband Board has unanimously determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the merger and the transactions contemplated by the voting agreements and the Malone exchange side letter), are advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) for adoption and unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal and “FOR” the Liberty Broadband adjournment proposal. For the factors considered by the Liberty Broadband Board in reaching its decision to approve the transaction documents and to recommend the Liberty Broadband merger proposal to the Liberty Broadband stockholders, as applicable, see “The Combination—Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors.”
Opinion of Liberty Broadband’s Financial Advisor (page 103)
On November 12, 2024, J.P. Morgan, Liberty Broadband’s exclusive financial advisor in connection with the combination rendered its written opinion to the Liberty Broadband Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Disinterested Stockholders (as defined in J.P. Morgan’s written opinion).
The full text of the written opinion of J.P. Morgan, dated November 12, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex L to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in the section of this joint proxy statement/prospectus entitled “The Combination—Opinion of Liberty Broadband’s Financial Advisor” is qualified in its entirety by reference to the full text of such opinion. Liberty Broadband’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Liberty Broadband Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed combination, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed combination. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Liberty Broadband as to how such stockholder should vote with respect to the proposed combination or any other matter.
Interests of Liberty Broadband Directors and Executive Officers in the Combination (page 108)
When considering the recommendation of the Liberty Broadband Board with respect to the Liberty Broadband merger proposal, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock should be aware that certain of Liberty Broadband’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock. These interests may present such persons with actual or potential conflicts of interest. The Liberty Broadband Board was aware of these interests during the deliberations of the merits of the combination, and in deciding to recommend that you vote for each of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal.
For more information, see the section entitled “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination.”
Certain Effects of the Combination (page 113)
Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock to holders of shares of Liberty Broadband common stock in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million. For more information, see “The Combination—Certain Effects of the Combination.”
Regulatory Approvals (page 112)
The acquisition of Liberty Broadband by Charter, or the receipt by members of the Malone Group or the Maffei Group of shares of Charter Class A common stock as merger consideration may be subject to the HSR Act and the rules promulgated thereunder. To the extent applicable, Charter, Liberty Broadband and the applicable Liberty Broadband stockholders will make the appropriate filings, as necessary, pursuant to the HSR Act as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the parties such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the closing). To the extent applicable, completion of the acquisition of Liberty Broadband by Charter would be subject to the expiration or earlier termination of the applicable waiting period and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the HSR Act.
Charter and Liberty Broadband do not expect the completion of the acquisition of Liberty Broadband by Charter to be subject to other notifications or receipts of other regulatory approvals.

Timing of the Combination (page 111)
Charter and Liberty Broadband are working to complete the combination on June 30, 2027, unless terminated in accordance with the merger agreement or otherwise agreed, and subject to adjustment in connection with certain tax law changes that may be proposed following the date of the merger agreement, in each case, as set forth in the merger agreement. The parties determined that a closing in mid-2027 would be beneficial to the companies and their respective stockholders as it would allow sufficient time for Liberty Broadband to divest the GCI business and to reduce its aggregate debt prior to closing. Additionally, Charter and Liberty Broadband considered that a closing in mid-2027 would ensure an orderly transition of governance and ownership at Charter to the benefit of the public stockholders. For more information regarding the factors considered by Charter and Liberty Broadband in determining the target closing date, see “The Combination—Background of the Combination,” “The Combination—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors” and “The Combination—Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors.” Charter and Liberty Broadband may decide to complete the combination at an earlier date in certain circumstances, including if the GCI divestiture is completed earlier than anticipated or in connection with certain tax law changes that may be proposed following the date of the merger agreement, as discussed in further detail in “The Merger Agreement—Covenants and Agreements—Tax Matters.”
The combination is subject to various conditions, and it is possible that factors outside the control of Charter and Liberty Broadband could result in the combination being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Charter special meeting and Liberty Broadband special meeting and the completion of the combination. During this time, the market price of Charter Class A common stock may fluctuate and it is therefore impossible to accurately predict the value of common stock consideration that Liberty Broadband stockholders will receive. Additionally, the delayed closing heightens the risk that a proposed tax law change or other change in applicable law may occur during the interim period which adversely affects the combination, including the intended tax treatment thereof. Many of these factors are beyond Charter’s and Liberty Broadband’s control. For more information, see “Risk Factors—Risks Related to the Combination.”
Conditions to the Combination (page 145)
The completion of the combination depends on a number of conditions being satisfied or (to the extent permitted) waived, including:
•
the adoption of the merger agreement by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, voting together as a single class;

•
the adoption of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class, which cannot be waived;

•	the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting;
•
the approval of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the Charter merger proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class, which cannot be waived;

•
to the extent applicable, any waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the HSR Act shall have expired or early termination thereof shall have been granted;

•	the absence of any order or law that prevents, prohibits, renders illegal or enjoins the consummation of the combination or any of the other transactions contemplated by the transaction documents;
•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order has been initiated by the SEC and not rescinded; and

•
the approval for listing on the Nasdaq of the shares of Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the merger, subject to official notice of issuance.

The respective obligation of each party to close also is conditioned on the satisfaction or waiver of the following conditions (among other things): (i) in the case of Liberty Broadband’s obligation to close, the receipt by Liberty Broadband of an opinion from Skadden, Liberty Broadband’s special tax counsel, and, in the case of Charter’s obligation to close, the receipt by Charter of an opinion from Wachtell Lipton, counsel to the Charter special committee, that, in each case, based on certain representations and assumptions, and subject to certain limitations and qualifications, inter alia, the combination will qualify as a “reorganization,” as described in more detail in “U.S. Federal Income Tax Considerations of the Combination” (which conditions are not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part), (ii) the other party’s representations and warranties being true and correct (subject to certain materiality and material adverse effect qualifications), and (iii) the other party having performed in all material respects its obligations under the merger agreement.
Additionally, the obligation of Charter to close is conditioned on the completion of the GCI divestiture.
For more information, see the section entitled “The Merger Agreement—Conditions to the Combination.”
Termination of the Merger Agreement (page 147)
The merger agreement may be terminated at any time prior to the effective time (and, except as set forth below, notwithstanding the receipt of the requisite Liberty Broadband stockholder approvals, the requisite Charter stockholder approvals or the adoption of the merger agreement by Merger LLC as the sole stockholder of Merger Sub), as authorized by the Liberty Broadband Board or the Charter special committee or Charter Board (acting at the recommendation of the Charter special committee), as applicable, as follows:
•	by the mutual written consent of each of Liberty Broadband and Charter;
•	by either Liberty Broadband or Charter:
•
subject to the parties’ specific enforcement right, if the merger has not been completed on or before the drop dead date, so long as such party’s failure to comply in all material respects with the merger agreement has not been a primary cause of the failure of the effective time to occur on or before the drop dead date, and so long as there is no pending action brought by the other party to enforce the provisions of the merger agreement;

•
if any governmental authority has issued or granted an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the combination or the other transactions contemplated by the transaction documents and such order or other action is, or has become final and non-appealable, provided that this right to terminate the merger agreement is not available to a party if a material breach by such party of its obligations to use reasonable best efforts to obtain the requisite regulatory approvals for the combination has been a primary cause of the issuance of such order or other action;

•	pursuant to the Liberty Broadband vote down termination right; or
•	pursuant to the Charter vote down termination right.

•	by Liberty Broadband:
•	pursuant to the parent adverse recommendation change termination right;
•	pursuant to the Charter breach termination right; or
•	by Charter:
•	pursuant to the company adverse recommendation change termination right; or
•	pursuant to the Liberty Broadband breach termination right.
For more information, see “The Merger Agreement—Termination.”
Termination Fee (page 148)
The merger agreement provides for the payment of a termination fee if the merger agreement is terminated under the following circumstances:
•	Liberty Broadband will pay to Charter a $460 million termination fee if:
•
prior to the date on which the vote is taken to approve the adoption of the merger agreement by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, Charter terminates the merger agreement pursuant to the company adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Liberty Broadband vote down termination right, or Charter terminates the merger agreement pursuant to the Liberty Broadband breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Liberty Broadband vote down termination right, prior to the Liberty Broadband special meeting), an alternative company transaction proposal is publicly announced or publicly made known to the Liberty Broadband stockholders (or, in the case of a termination pursuant to the Liberty Broadband breach termination right, made known to the Liberty Broadband Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Liberty Broadband or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative company transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative company transaction proposal.

•	Charter will pay to Liberty Broadband a $460 million termination fee if:
•
prior to the date on which the vote is taken to approve the merger agreement and the related share issuance by the Charter stockholders, Liberty Broadband terminates the merger agreement pursuant to the parent adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Charter vote down termination right, or Liberty Broadband terminates the merger agreement pursuant to the Charter breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Charter vote down termination right, prior to the Charter special meeting), an alternative parent transaction proposal is publicly announced or publicly made known to the Charter stockholders (or, in the case of a termination pursuant to the Charter breach termination right, made known to the Charter Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Charter or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative parent transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative parent transaction proposal. Under the terms of the merger agreement, a proposal for an alternative parent transaction that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination is not considered an “alternative parent transaction proposal.”

Accounting Treatment (page 112)
Charter and Liberty Broadband prepare their financial statements, respectively, in accordance with GAAP. Charter will account for the acquisition of Liberty Broadband as a treasury stock repurchase of Charter shares held by Liberty Broadband. Charter will record the treasury stock repurchase at cost based on the merger consideration including the fair value of Charter stock issued to Liberty Broadband stockholders as of the closing date and cash settlements directly related to the combination. Charter will account for any remaining assets owned by Liberty Broadband following the GCI divestiture as asset acquisitions.
Treatment of Existing Liberty Broadband Debt (page 142)
Exchangeable Senior Debentures
Following the adoption of the merger agreement by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, if (but only if) Charter so requests, Liberty Broadband must call for redemption its 3.125% exchangeable senior debentures due 2053 and/or its 3.125% exchangeable senior debentures due 2054 (referred to collectively as the “exchangeable senior debentures”) for cash within 10 business days of such request, subject to Liberty Broadband having sufficient liquidity to satisfy the applicable redemption and/or exchange obligation and certain other terms and conditions set forth in the merger agreement.
Indebtedness of GCI
The merger agreement provides that upon consummation of the GCI divestiture, Liberty Broadband and its subsidiaries will not have any liability for any indebtedness of GCI or any of its subsidiaries.
Other Indebtedness of Liberty Broadband
Liberty Broadband must provide customary cooperation to Charter to redeem or repay and terminate all outstanding indebtedness Liberty Broadband or any of its subsidiaries (excluding GCI and its subsidiaries), or to facilitate the assumption thereof by Charter or its subsidiaries, in each case, at closing (including the exchangeable senior debentures, if outstanding at the time).
Charter Loan Facility (page 143)
In certain circumstances, Charter may (or may be required to) make loans to Liberty Broadband prior to the consummation of the combination. Such circumstances include (i) in connection with the redemption or exchange of the exchangeable senior debentures, (ii) in connection with Liberty Broadband’s or its subsidiaries’ paying taxes incurred in connection with the GCI divestiture, (iii) in connection with certain “loan to value” thresholds under Liberty Broadband’s margin loan facility being breached and not otherwise addressed and (iv) Liberty Broadband having insufficient liquidity to satisfy its short-term liabilities, in each case subject to certain terms and conditions set forth in the merger agreement and the stockholders and letter agreement amendment. Such loans would be on terms set forth in the stockholders and letter agreement amendment.
Listing of Charter Class A Common Stock and Charter Rollover Preferred Stock in the Merger (page 112)
It is a condition to the completion of the combination that the Charter Class A common stock and Charter rollover preferred stock issuable in connection with the combination will be authorized for listing on Nasdaq prior to closing of the combination.
Delisting and Deregistration of Liberty Broadband Capital Stock (page 112)
Pursuant to the merger agreement, Liberty Broadband and Charter will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable laws and the rules and policies of the Nasdaq to enable the delisting of the shares of the Liberty Broadband Series A common stock, the Liberty Broadband Series C common stock and Liberty Broadband preferred stock from Nasdaq, the removal of Liberty Broadband Series B common stock from being quoted on the OTC Markets and the deregistration of Liberty Broadband capital stock under the Exchange Act.

Appraisal Rights (page 113)
Under Delaware law, holders of shares of Charter common stock, Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are not entitled to dissenters’ or appraisal rights in connection with the combination as contemplated by the merger agreement.
Pursuant to Section 262 of the DGCL, stockholders of record of, and beneficial owners of, shares of Liberty Broadband Series B common stock are entitled to demand an appraisal of their shares of Liberty Broadband Series B common stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be fair value, in lieu of receiving the merger consideration if the merger is completed but only if any such holder of record or beneficial owner (i) does not vote in favor of the Liberty Broadband merger proposal and (ii) otherwise strictly complies with the conditions established by Section 262 of the DGCL. Failure to strictly comply with all of the applicable legal requirements of Section 262 of the DGCL, which are summarized in this joint proxy statement/prospectus in the section entitled “The Combination—Appraisal Rights” beginning on page 113 and set forth in their entirety in Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, could result in the loss of appraisal rights. This means that if stockholders of record of, or beneficial owners of, Liberty Broadband Series B common stock perfect their appraisal rights, do not subsequently withdraw their demand for appraisal, do not otherwise waive or lose their right to appraisal, and follow the procedures set forth in Section 262 of the DGCL, they may be entitled to have their shares of Liberty Broadband Series B common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Liberty Broadband Series B common stock, together with interest, if any, on the amount determined to be fair value, exclusive of any elements of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, in lieu of receiving the merger consideration. The judicially determined fair value under Section 262 may be less than, equal to or more than the amount of the value of the merger consideration. A proxy or vote against the Liberty Broadband merger proposal will not be deemed an appraisal demand. Due to the complexity of the provisions of Section 262 of the DGCL, any holder of Liberty Broadband Series B common stock considering exercising its appraisal rights under Section 262 of the DGCL is urged to consult his, her or its own legal advisor.
To exercise appraisal rights, a stockholder of record of, or beneficial owner of, Liberty Broadband Series B common stock must, among other things, (i) properly demand appraisal of the applicable shares of Liberty Broadband Series B common stock before the vote is taken on the Liberty Broadband merger proposal at the Liberty Broadband special meeting (and must not fail to perfect or effectively withdraw the demand or otherwise waive or lose the right to appraisal), (ii) hold such shares of Liberty Broadband Series B common stock continuously on and from the date of making the written demand through the effective date of the merger, (iii) not vote (either virtually or by proxy) in favor of the Liberty Broadband merger proposal, and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262. If a stockholder of record of, or beneficial owner of, Liberty Broadband Series B common stock fails to follow exactly the procedures set forth in Section 262 of the DGCL, they will lose their appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the merger unless certain stock ownership conditions are satisfied by the persons seeking appraisal, as further described below. The requirements for exercising appraisal rights are further described in the section entitled “The Combination—Appraisal Rights” beginning on page 113. We encourage holders of shares of Liberty Broadband Series B common stock to read these provisions carefully and in their entirety. The discussion of appraisal rights in this joint proxy statement/prospectus is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The members of the Malone Group and the Maffei Group have agreed to waive any appraisal rights to which they may be entitled with respect to the shares of Liberty Broadband Series B common stock held by them pursuant to the voting agreements.
For more information, see “The Combination—Appraisal Rights.”

U.S. Federal Income Tax Considerations of the Combination (page 157)
Liberty Broadband and Charter intend that the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of Liberty Broadband’s and Charter’s obligation to complete the combination that it receive a written opinion from Skadden and Wachtell Lipton, respectively, to the effect that (i) the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of stock of GCI spinco, cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Charter capital stock) will be recognized by Liberty Broadband on the deemed exchange of its assets for Charter capital stock in the combination under Sections 361(a) or 361(b) of the Code. These conditions are not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. Assuming the receipt and accuracy of the opinions described above, a U.S. holder (as defined under “U.S. Federal Income Tax Considerations of the Combination”) of Liberty Broadband capital stock will generally not recognize gain or loss for U.S. federal income tax purposes as a result of the combination, except with respect to any cash received in lieu of fractional shares of Charter Class A common stock, cash received in lieu of fractional shares of stock of GCI spinco, and any stock of GCI spinco received.
Holders of shares of Liberty Broadband capital stock should read the section entitled “U.S. Federal Income Tax Considerations of the Combination” for a more complete discussion of the U.S. federal income tax considerations of the combination. This joint proxy statement/prospectus contains a general discussion of the U.S. federal income tax considerations of the combination. The tax consequences to a particular holder will depend on such holder’s particular facts and circumstances. This joint proxy statement/prospectus does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences of the combination. Liberty Broadband stockholders should consult their own tax advisors to determine the specific consequences to them of receiving Charter capital stock pursuant to the combination, as well as the specific tax consequences to them under any state, local or non-U.S. income or other tax laws.
The Charter Special Meeting (page 162)
The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at 9:00 a.m., New York City time, on February 26, 2025.
At the Charter special meeting, Charter stockholders will be asked to consider and vote upon the following matters:
1.	the Charter merger proposal;
2.	the share issuance proposal; and
3.	the Charter adjournment proposal.
Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. Approval of the Charter adjournment proposal is not a condition to the completion of the combination.
The Charter Board has fixed the close of business on January 13, 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and A/N, as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by A/N on an as-exchanged basis.
Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting. Approval of the

Charter adjournment proposal requires the affirmative vote of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
At the close of business on January 13, 2025, the most recent practicable date for which such information was available, Charter directors and executive officers and their affiliates beneficially owned 1,199,180 shares of Charter Class A common stock, or approximately 0.76% of the aggregate voting power of the outstanding shares of Charter common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) as of such date. Charter currently expects its directors and executive officers to vote their shares of Charter common stock in favor of the share issuance proposal and the Charter adjournment proposals at the Charter special meeting, but no such director or executive officer has entered into any agreement obligating him or her to do so. Charter directors and officers are not entitled to vote on the Charter merger proposal pursuant to the terms of the merger agreement.
For more information, see “The Charter Special Meeting.”
The Liberty Broadband Special Meeting (page 169)
The Liberty Broadband special meeting will be held virtually at 11:30 a.m., Mountain time, on February 26, 2025.
At the Liberty Broadband special meeting, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock will be asked to consider and vote upon the following matters:
1.	the Liberty Broadband merger proposal; and
2.	the Liberty Broadband adjournment proposal.
Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. The completion of the combination is not conditioned on the approval of the Liberty Broadband adjournment proposal.
Only holders of record of shares of Liberty Broadband capital stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to notice of the Liberty Broadband special meeting. Holders of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to vote at the Liberty Broadband special meeting or any adjournment or postponement thereof. This joint proxy statement/prospectus is being provided to holders of shares of Liberty Broadband Series C common stock pursuant to Section 251 of the DGCL. The holders of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by the Liberty Broadband certificate of incorporation, the Liberty Broadband bylaws or the laws of the State of Delaware.
Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class. Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal at the Liberty Broadband special meeting, voting together as a single class.

At the close of business on January 13, 2025, the most recent practicable date for which such information was available, Liberty Broadband directors and executive officers and their affiliates beneficially owned 1,296,506 shares of Liberty Broadband Series A common stock, 1,882,685 shares of Liberty Broadband Series B common stock and 18,277 shares of Liberty Broadband preferred stock, or approximately 49.4% of the aggregate voting power of the shares of Liberty Broadband capital stock beneficially owned and deemed to be outstanding on that date for the purpose of computing the percentage ownership of the directors and executive officers as a group. Liberty Broadband currently expects its directors and executive officers to vote their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock in favor of both proposals to be voted on at the Liberty Broadband special meeting. Other than the Malone voting agreement and the Maffei voting agreement, no voting agreement exists that requires any of Liberty Broadband’s executive officers and/or directors to vote in favor of the Liberty Broadband merger proposal and/or the Liberty Broadband adjournment proposal. See “Other Agreements Related to the Combination—Malone Voting Agreement” and “Other Agreements Related to the Combination—Maffei Voting Agreement.”
For more information, see “The Liberty Broadband Special Meeting.”
Other Agreements Related to the Combination (page 150)
Malone Voting Agreement
In connection with the transactions contemplated by the merger agreement, the Malone Group entered into the Malone voting agreement with Charter and Liberty Broadband. Pursuant to the Malone voting agreement, the members of the Malone Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 48.5% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal, except that, if the Liberty Broadband Board changes its recommendation related to the combination pursuant to a company adverse recommendation change (as described in “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Certain Prohibited Actions”), the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (i) 33.37% of the total voting power of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock minus (ii) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group. For more information, see “Other Agreements Related to the Combination—Malone Voting Agreement.”
Maffei Voting Agreement
In connection with the transactions contemplated by the merger agreement, the Maffei Group entered into the Maffei voting agreement with Charter and Liberty Broadband. Pursuant to the Maffei voting agreement, the members of the Maffei Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 3.68% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. For more information, see “Other Agreements Related to the Combination—Maffei Voting Agreement.”
Stockholders and Letter Agreement Amendment
Simultaneously with the entry into the merger agreement, Charter, Liberty Broadband and A/N entered into the stockholders and letter agreement amendment. The stockholders and letter agreement amendment sets forth the terms of Liberty Broadband’s participation in Charter’s repurchases of Class A common stock during the pendency of the combination. Under certain circumstances, Charter will loan to Liberty Broadband certain amounts in lieu of repurchasing shares of Charter Class A common stock held by Liberty Broadband. Liberty Broadband will apply the proceeds from any such repurchases or borrowings from Charter to repay certain of its outstanding indebtedness.
The stockholders and letter agreement amendment provides that if the merger agreement is terminated prior to completion of the combination, Liberty Broadband’s ownership cap under the stockholders agreement will be reset at the greater of (i) Liberty Broadband’s equity interest at the time of such termination, and (ii) the voting cap applicable to the Liberty Parties (as defined in the existing stockholders agreement). Liberty Broadband will not be required to dispose of any excess shares accumulated during the pendency of the combination above the current ownership cap.
The stockholders and letter agreement amendment also provides that all decisions of Charter or the Charter Board directly or indirectly related to the transactions contemplated by the merger agreement will be subject to the direction and approval of the Charter special committee. In addition, any designee of Liberty Broadband on the Charter Board that has been appointed to the Compensation and Benefits Committee of the Charter Board will not participate, in such designee’s capacity as a member of the Compensation and Benefits Committee, in any discussions or decisions relating to the hiring, firing or compensation of the Chief Executive Officer and Chief Financial Officer of Charter.
For more information, see “Other Agreements Related to the Combination—Stockholders and Letter Agreement Amendment.”
Additional Transaction Agreements
Simultaneously with the entry into the merger agreement, the parties entered into certain additional agreements, including:
•
an assumption and joinder agreement to tax sharing agreement by and among Charter, Liberty Broadband, Grizzly Merger Sub 1 LLC, a Delaware limited liability company (successor to GCI Liberty, Inc. (“GCI Liberty”)) (“Grizzly Merger Sub”) and Qurate Retail, Inc., a Delaware corporation (formerly known as Liberty Interactive Corporation) (“Qurate Retail”) (the “tax sharing agreement joinder agreement”), pursuant to which Charter agreed to, effective at the closing of the merger, become jointly and severally responsible for the obligations and liabilities of Grizzly Merger Sub and Liberty Broadband, and become entitled to exercise and enforce the rights of Grizzly Merger Sub and Liberty Broadband, under the Tax Sharing Agreement, dated as of March 9, 2018, by and among Qurate Retail, Grizzly Merger Sub and Liberty Broadband (the “tax sharing agreement”);

•
an assumption and joinder agreement to indemnification agreement by and among Charter, Liberty Broadband, Grizzly Merger Sub, Qurate Retail, Liberty Interactive LLC and LV Bridge, LLC (the “indemnification agreement joinder agreement”) pursuant to which Charter agreed to, effective at the closing of the merger, become jointly and severally responsible for the obligations and liabilities of Grizzly Merger Sub and Liberty Broadband, and become entitled to exercise and enforce the rights of Grizzly Merger Sub and Liberty Broadband, under the Indemnification Agreement, dated as of March 9, 2018, by and among Qurate Retail, Liberty Broadband, Grizzly Merger Sub, Liberty Interactive LLC and LV Bridge, LLC (the “indemnification agreement”);

•
a letter agreement by and among Charter, Liberty Broadband, Liberty Media and certain subsidiaries of Liberty Media (the “Liberty Media letter agreement”), pursuant to which the parties agreed, effective upon the closing of the merger, among other things, to the termination of (i) the services agreement, (ii) the facilities sharing agreement and (iii) aircraft time sharing agreements (each as defined in “Other Agreements Related to the Combination—Additional Transaction Agreements—Liberty Media Letter Agreement”); and

•
an exchange side letter agreement (the “Malone exchange side letter”) with Mr. Malone and certain members of the Malone Group (collectively, the “Malone exchange holders”), whereby, among other things, the Malone exchange holders agreed to an arrangement under which Liberty Broadband will have the right, in connection with the GCI divestiture, to exchange certain shares of Liberty Broadband Series B common stock held by such Malone exchange holders for shares of Liberty Broadband Series C common stock on a one-for-one basis to avoid the application of certain related party rules that otherwise could limit the availability of certain tax benefits to GCI spinco following the GCI divestiture.
Risk Factors (page 44)
In evaluating the merger agreement, the combination or the issuance of shares of Charter Class A common stock or Charter rollover preferred stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 44.
Comparative Per Share Market Price Information
Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are each listed on the Nasdaq under the symbols “LBRDA,” “LBRDK” and “LBRDP,” respectively, and Liberty Broadband Series B common stock is quoted on the OTC Markets under the symbol “LBRDB,” but it is not actively traded. Charter Class A common stock is listed on the Nasdaq under the symbol “CHTR.”
The following table sets forth the closing sale price per share of Liberty Broadband Series A common stock, the last sale price per share of Liberty Broadband Series B common stock, the closing sale price per share of Liberty Broadband Series C common stock, the closing sale price per share of Liberty Broadband preferred stock and the closing sale price per share of Charter Class A common stock, in each case, (i) as of September 23, 2024, the last trading day prior to the public announcement of negotiations relating to the transaction, or, with respect to the Liberty Broadband Series B common stock, as of September 19, 2024, the last practicable date before September 23, 2024 on which there were trades in Liberty Broadband Series B common stock; (ii) as of November 12, 2024, the last trading day prior to the public announcement of the entry into the merger agreement, or, with respect to the Liberty Broadband Series B common stock, as of November 7, 2024, the last practicable date before November 12, 2024 on which there were trades in Liberty Broadband Series B common stock; and (iii) as of January 13, 2025, the last practicable trading day prior to the date of this joint proxy statement/prospectus, or, with respect to the Liberty Broadband Series B common stock, as of January 2, 2025, the last practicable date before the date of this joint proxy statement/prospectus on which there were trades in Liberty Broadband Series B common stock. The table also shows the estimated implied value of the per share consideration proposed for each share of Liberty Broadband common stock as of such dates. This implied value was calculated by multiplying the respective closing price of shares of Charter Class A common stock on each such date by the exchange ratio of 0.236. The market prices of Liberty Broadband common stock, Liberty Broadband preferred stock and Charter Class A common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, to the date the combination is completed and thereafter (in the case of Charter Class A common stock and Charter rollover preferred stock).

	Liberty Broadband Series A Common Stock	Liberty Broadband Series B Common Stock	Liberty Broadband Series C Common Stock	Liberty Broadband Preferred Stock	Charter Class A Common Stock	Implied Per Share Value of Merger Consideration
September 23, 2024	$59.87	$61.50*	$61.04	$24.40	$331.62	$78.26
November 12, 2024	$96.75	$98.00**	$97.62	$23.79	$392.00	$92.51
January 13, 2025	$73.42	$75.00***	$74.23	$25.03	$337.84	$79.73

*	Reflects the sale price as of September 19, 2024, the last practicable date before September 23, 2024 on which there were trades in Liberty Broadband Series B common stock.
**	Reflects the sale price as of November 7, 2024, the last practicable date before November 12, 2024 on which there were trades in Liberty Broadband Series B common stock.
***	Reflects the sale price as of January 2, 2025, the last practicable date before January 13, 2025 on which there were trades in Liberty Broadband Series B common stock.
No assurance can be given concerning the market prices of Liberty Broadband common stock, Liberty Broadband preferred stock or Charter Class A common stock before the effective time or Charter Class A common stock or Charter rollover preferred stock after the effective time. Although the number of shares of Charter Class A common stock that holders of shares of Liberty Broadband common stock will receive is fixed, the market price of Charter Class A common stock (and therefore the value of the merger consideration) when received by holders of shares of Liberty Broadband common stock at the effective time could be greater than, less than or the same as shown in the table above. We urge you to obtain current market quotations for shares of Liberty Broadband capital stock and Charter Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, the proposed combination. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include statements regarding the combination and the other related transactions as well as the future financial and operating results, plans, objectives, expectations and intentions of Charter and Liberty Broadband. In addition to the risk factors described herein under the heading “Risk Factors” beginning on page 44, the following are some but not all of the factors that could cause actual results or events to differ materially from those expressed or implied by such statements:
•	the failure to satisfy the conditions to consummate the combination;
•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including under circumstances that might require Charter or Liberty Broadband to pay a termination fee of $460 million;

•	the failure to consummate the combination in a timely manner or at all for any other reason;
•	the possibility that the anticipated benefits from the combination cannot be realized in full or at all or may take longer to realize than expected;
•	effects of the pendency of the combination on relationships with employees, suppliers, customers and other business partners;
•	negative effects of the announcement or the completion of the combination on the market prices of Charter’s and/or Liberty Broadband’s capital stock and/or on their respective financial performance;
•	the risks related to Charter and Liberty Broadband being restricted in their operation of their respective businesses while the merger agreement is in effect;
•	risks relating to the value of Charter’s stock to be issued in the combination, significant transaction costs and/or unknown liabilities;
•	risks associated with potential transaction-related litigation, the outcome of legal proceedings, investigations and other contingencies;
•	the ability of Charter, Liberty Broadband, or the combined company to retain and hire key personnel;
•	general political, economic and business conditions and industry conditions;
•	global economic growth and activity;
•	changes in laws or regulations or adverse government action; and
•	the ability to implement and achieve business strategies successfully.
These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this joint proxy statement/prospectus, and Charter and Liberty Broadband expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in “Risk Factors” and other cautionary statements contained or incorporated in this document. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. Where, in any forward-looking statement,

Charter or Liberty Broadband express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such statements necessarily involve risks and uncertainties and there can be no assurance that the expectation or belief will result or be achieved or accomplished.
Please refer to the publicly filed documents of Charter and Liberty Broadband, including the most recent Annual Reports on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q for additional information about Charter and Liberty Broadband and about the risks and uncertainties related to the business of each of Charter and Liberty Broadband that may affect the statements made in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Charter and Liberty Broadband because these risks will also affect Charter following completion of the combination. These risks can be found in Charter’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 and Liberty Broadband’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition or results of operations of (i) prior to the combination, Charter and/or Liberty Broadband, as applicable, and (ii) after the combination, the combined company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Combination
The value of the Charter Class A common stock in the merger consideration is subject to changes based on fluctuations in the value of Charter Class A common stock, and Liberty Broadband stockholders may receive stock consideration with a value that, at the time received, is less than $78.26 per share of Liberty Broadband common stock.
The market value of Charter Class A common stock will fluctuate during the period before the date of the Liberty Broadband special meeting and during the period before the time Liberty Broadband stockholders receive merger consideration in the form of Charter Class A common stock, as well as thereafter. Accordingly, at the time of the Liberty Broadband special meeting, Liberty Broadband stockholders will not be able to determine the market value of the per share merger consideration they would receive upon the effective time.
Upon the effective time, common stockholders of Liberty Broadband will receive 0.236 of a share of Charter Class A common stock for each share of Liberty Broadband common stock held of record by such holder immediately prior to the merger, together with cash (without interest) paid in lieu of any fractional shares of Charter Class A common stock. Accordingly, the value of Charter common stock delivered to Liberty Broadband stockholders will depend on the price of Charter Class A common stock, and the value of the merger consideration delivered for each share of Liberty Broadband common stock may be greater than, less than or equal to $78.26, which represents the implied value of 0.236 of a share of Charter Class A common stock based on the closing price of Charter Class A common stock on September 23, 2024, the last trading day before the public announcement of negotiations relating to the transaction. Neither Charter nor Liberty Broadband is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Charter Class A common stock or Liberty Broadband capital stock.
It is impossible to accurately predict the market price of Charter Class A common stock at the effective time and, therefore, impossible to accurately predict the value of common stock consideration that Liberty Broadband stockholders will receive. This risk is heightened by the fact that the parties have agreed to a closing to occur on June 30, 2027 (subject to the satisfaction or waiver of the conditions to closing), unless terminated in accordance with the merger agreement or otherwise agreed, and subject to adjustment in connection with certain tax law changes that may be proposed following the date of the merger agreement, in each case as set forth in the merger agreement. See “The Combination—Timing of the Combination.” The market price for Charter Class A common stock may fluctuate both prior to the effective time and thereafter for a variety of reasons, including, among others, the results of operations of Charter and the developments in its business, market assessments of the likelihood that the combination will be completed, and the expected timing of the combination. Many of these factors are beyond Charter’s and Liberty Broadband’s control. You should obtain current market quotations for shares of Liberty Broadband capital stock and Charter Class A common stock.

Liberty Broadband may own fewer shares of Charter Class A common stock at the time the combination is completed than currently anticipated, which may result in Charter retiring a lower than anticipated number of shares of Charter Class A common stock.
The definitive documentation governing Liberty Broadband’s margin loan agreement provides that, in certain circumstances, if an event of default occurs and is continuing, the lenders under the margin loan facility may cause shares of Charter Class A common stock that are beneficially owned by Liberty Broadband and which secure its margin loan facility to be transferred to the name of the applicable lender, its nominee, a depository, or such depository’s nominee. If such an event of default occurs and is continuing, and such lenders cause such Charter Class A common stock to be so transferred, the number of shares of Charter Class A common stock that Liberty Broadband owns at the closing of the combination, and accordingly the number of shares of Charter Class A common stock that Charter retires at the closing, could be fewer than currently anticipated, and such difference could be material.
The combination is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the combination could have material adverse effects on Charter and Liberty Broadband.
The completion of the combination is subject to a number of conditions, including, among other things, (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, voting together as a single class; (ii) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class, which condition cannot be waived; (iii) the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting; (iv) the approval of the Charter merger proposal by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class, which condition cannot be waived; (v) to the extent applicable, any waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the HSR Act having expired or been granted early termination; (vi) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order having been initiated by the SEC and not rescinded; (vii) authorization of listing on the Nasdaq of the shares of Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the merger; (viii) the absence of any law, order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other governmental authority of competent jurisdiction, which prevents, prohibits, renders illegal or enjoins the consummation of the transactions contemplated by the merger agreement; (ix) the accuracy of each party’s representations and warranties in the merger agreement, subject to certain materiality qualifications; (x) each party’s performance, in all material respects, with its covenants required to be performed by it under the merger agreement prior to the closing of the combination; (xi) in respect of Charter’s obligation to effect the closing, the completion of the GCI divestiture; and (xii) each party’s receipt of a tax opinion, to the effect that, inter alia, the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. (See the section entitled “The Merger Agreement—Conditions to the Combination,” for a more detailed discussion.)
While the parties have agreed in the merger agreement to use reasonable best efforts to satisfy the closing conditions, the parties may not be successful in their efforts to do so. The failure to satisfy all of the required conditions could delay the completion of the combination for a significant period of time or prevent completion from occurring at all. Any delay in completing the combination could cause Charter not to realize some or all of the benefits, or realize them on a different timeline than expected, that Charter expects to achieve if the combination is successfully completed within the expected timeframe. There can be no assurance that the conditions in the merger agreement will be satisfied or (to the extent permitted) waived or that the combination will be completed. In addition, subject to limited exceptions, either Charter or Liberty Broadband may terminate the merger agreement if the combination has not been consummated by August 31, 2027 or such other date as mutually agreed. See “The Merger Agreement—Termination.”
If the combination is not completed, Charter and Liberty Broadband may be materially adversely affected, without realizing any of the benefits of having completed the combination, and Charter and Liberty Broadband will be subject to a number of risks, including the following:
•	the market price of Charter common stock and Liberty Broadband capital stock could decline;
•	Charter or Liberty Broadband could owe a substantial termination fee to the other under certain circumstances;
•
if the merger agreement is terminated and Liberty Broadband or Charter seek another business combination, the companies may not find a party willing to enter into a transaction on terms comparable to or more attractive than the terms agreed to in the merger agreement;

•
time and resources, financial and other, committed by Charter’s, Liberty Broadband’s and their respective subsidiaries’ management to matters relating to the combination could otherwise have been devoted to pursuing other beneficial opportunities;

•	Charter, Liberty Broadband and their respective subsidiaries may experience negative reactions from the financial markets or from their respective customers, suppliers, regulators or employees;
•
Charter and Liberty Broadband will be required to pay their respective costs relating to the combination, such as legal, accounting, financial advisory, filing, printing and mailing fees, whether or not the combination is completed;

•
Charter and Liberty Broadband are subject to restrictions on the conduct of their respective businesses prior to the effective time, as set forth in the merger agreement, which may prevent either party from making certain acquisitions or taking other actions during the pendency of the combination; and

•	reputational harm due to the adverse perception of any failure to successfully complete the combination.
In addition, if the combination is not completed, Charter and Liberty Broadband could be subject to litigation related to any failure to complete the combination or related to any enforcement proceeding commenced against it to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Charter’s and Liberty Broadband’s respective financial condition, financial results and stock price.
Failure to complete the GCI divestiture on the agreed terms could delay or prevent the completion of the combination.
The obligation of Charter to complete the combination is subject to the completion of the GCI divestiture. Liberty Broadband has agreed that, prior to the effective time, it will, and will cause its subsidiaries, to divest the business of GCI spinco, GCI and their respective subsidiaries. The GCI divestiture is subject to certain terms and conditions set forth in the merger agreement, including that it be consummated in accordance with the GCI separation principles and otherwise on terms mutually acceptable to Charter and Liberty Broadband. If, no later than December 31, 2025, Liberty Broadband in good faith determines that the GCI divestiture is not reasonably capable of being achieved prior to June 30, 2027 on the agreed terms solely as a result of certain specified events, Liberty Broadband and Charter will consider in good faith alternative courses of action, including but not limited to, formal or informal debt refinancing actions. For further discussion, see the section entitled “The Merger Agreement—GCI Divestiture.”
There can be no assurance that the GCI divestiture or any alternative courses of action will be completed on the anticipated time frame, or at all. Failure to complete the GCI divestiture on the agreed terms could delay or prevent the completion of the combination.

The GCI divestiture may result in substantial income tax liabilities for Liberty Broadband, which Charter has agreed to bear, and for holders of shares of Liberty Broadband common stock. Such liabilities could exceed $420 million.
The GCI divestiture and certain internal reorganization steps taken prior to the GCI divestiture are intended to be taxable transactions for U.S. federal (and applicable state and local) income tax purposes. The amount of gain recognized by Liberty Broadband and for holders of shares of Liberty Broadband common stock with respect to these transactions depends, in part, on the fair market value of GCI. As a result, the amount of income tax liabilities resulting from the GCI divestiture is not certain, and such liabilities may be substantial. The tax liabilities of Liberty Broadband effectively become liabilities of Charter after the completion of the combination, and Charter has agreed to bear any such liabilities. See “U.S. Federal Income Tax Considerations of the Combination” for further discussion of the U.S. federal income tax considerations of the distribution of stock of GCI spinco to holders of shares of Liberty Broadband common stock.
To the extent that the cash tax payable by Liberty Broadband as a result of the GCI divestiture exceeds $420 million, GCI spinco is required to pay Charter for 100% of the tax benefit arising from the additional tax gain corresponding to any cash tax payable in excess of $420 million when such tax benefits are actually realized, under a tax receivables agreement to be entered into by Liberty Broadband, GCI spinco and Charter. However, there is no guarantee that GCI spinco will realize any tax benefits arising from the gain recognized in the GCI divestiture or that Charter would receive any payment from GCI spinco under the tax receivables agreement.
The merger agreement contains provisions that limit Charter’s and Liberty Broadband’s ability to pursue alternatives to the combination, could discourage a potential acquiror from making a favorable alternative transaction proposal and, in specified circumstances, could require Charter or Liberty Broadband to pay a substantial termination fee to the other.
The merger agreement contains provisions that make it more difficult for Liberty Broadband and Charter to engage in any alternative transaction with a third party. The merger agreement contains certain provisions that restrict the ability of Charter and Liberty Broadband to, among other things, solicit, initiate, knowingly facilitate, knowingly induce, knowingly encourage, or enter into or continue or otherwise participate in any discussions relating to, or approve or recommend, any third-party alternative parent transaction proposal or third-party alternative company transaction proposal, respectively. In the case of Charter, under the terms of the merger agreement, a proposal for an alternative parent transaction that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination is not considered an “alternative parent transaction proposal” and not subject to such restrictions.
Further, even if the Liberty Broadband Board withdraws or qualifies its recommendation with respect to the approval of the Liberty Broadband merger proposal, unless the merger agreement is terminated in accordance with its terms, Liberty Broadband will still be required to submit the Liberty Broadband merger proposal to a vote at the Liberty Broadband special meeting. In addition, following receipt by Liberty Broadband of any alternative company transaction proposal that constitutes a “superior proposal,” Charter will have an opportunity to offer to modify the terms of the merger agreement before the Liberty Broadband Board may withdraw or qualify its recommendation with respect to the Liberty Broadband merger proposal in favor of such superior proposal. Similarly, even if the Charter special committee or the Charter Board withdraws or qualifies its recommendation with respect to the approval of the Charter merger proposal or share issuance proposal, unless the merger agreement is terminated in accordance with its terms, Charter will still be required to submit the Charter merger proposal and share issuance proposal to a vote at the Charter special meeting. In addition, following receipt by Charter of any alternative parent transaction proposal that constitutes a “superior proposal,” Liberty Broadband will have an opportunity to offer to modify the terms of the merger agreement before the Charter special committee or the Charter Board may withdraw or qualify its recommendation with respect to the Charter merger proposal in favor of such superior proposal. For further discussion, see the section entitled “The Merger Agreement—Covenants and Agreements—Charter No Solicitation.”
In some circumstances, upon termination of the merger agreement, Liberty Broadband would be required to pay a termination fee of $460 million to Charter or Charter would be required to pay a termination fee of $460 million to Liberty Broadband. For further discussion, see the section entitled “The Merger Agreement—Termination Fee.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Liberty Broadband or Charter or pursuing an alternative company transaction or alternative parent transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received in the combination or would result in greater value to the Liberty Broadband or Charter stockholders relative to the terms and conditions of the merger agreement. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Liberty Broadband or Charter stockholders than it might otherwise have proposed to pay absent such a fee. In the case of Charter, however, a proposal for an alternative parent transaction that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination is not considered an “alternative parent transaction proposal.”
The voting agreements could discourage a third party from pursuing an alternative transaction involving Liberty Broadband.
In connection with the transactions contemplated by the merger agreement, the Malone Group entered into a voting agreement with Charter and Liberty Broadband. Pursuant to the Malone voting agreement, the members of the Malone Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 48.5% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal, except that, if the Liberty Broadband Board changes its recommendation related to the combination pursuant to a company adverse recommendation change (as described in “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Prohibited Actions”), the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (i) 33.37% of the total voting power of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock minus (ii) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group. The Malone voting agreement is described in more detail in “Other Agreements Related to the Combination—Malone Voting Agreement.”
In addition, in connection with the transactions contemplated by the merger agreement, the Maffei Group entered into a voting agreement with Charter and Liberty Broadband. Pursuant to the Maffei voting agreement, the members of the Maffei Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 3.68% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, among other things, in favor of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. The Maffei voting agreement is described in more detail in “Other Agreements Related to the Combination—Maffei Voting Agreement.”
The existence of the voting agreements could discourage a third party from pursuing an alternative transaction involving Liberty Broadband.
Each party is subject to contractual restrictions while the combination is pending, which could adversely affect each party’s business and operations.
Under the terms of the merger agreement, Liberty Broadband is subject to certain restrictions on the conduct of its business prior to the effective time which may adversely affect its and its subsidiaries’ ability to execute certain of its business strategies, maintain business relationships, or manage risks associated with its business, operations, technology, infrastructure or compliance functions, including the ability in certain cases to acquire or dispose of assets, incur indebtedness, undertake capital expenditures, engage with regulators or settle actual or potential claims. Such limitations could adversely affect Liberty Broadband prior to the effective time.
Under the terms of the merger agreement, Charter is subject to a more limited set of restrictions on the conduct of its business prior to the effective time. Such limitations may affect Charter’s ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, issue shares of Charter capital stock or pay extraordinary dividends or distributions, which could adversely affect Charter prior to the effective time.
In addition, due to operating covenants in the merger agreement, Liberty Broadband may be unable (without the prior written consent of the Charter special committee), during the pendency of the combination, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial. These factors could adversely affect the financial position or results of operations of Liberty Broadband, regardless of whether the combination is completed.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the combination. For further discussion, see the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business of Liberty Broadband” and “The Merger Agreement—Covenants and Agreements—Conduct of Business of Charter.”
The announcement and pendency of the combination could divert the attention of management and cause disruptions in the businesses of Charter and Liberty Broadband, which could have an adverse effect on the business and financial results of both Charter and Liberty Broadband.
Management of both Charter and Liberty Broadband may be required to divert a disproportionate amount of attention away from their respective day-to-day activities and operations, and devote time and effort to consummating the combination, including the GCI divestiture that is a closing condition thereof. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the completion of the combination. These factors could adversely affect the financial position or results of operations of Charter and Liberty Broadband, regardless of whether the combination is completed.
Charter and Liberty Broadband will incur direct and indirect costs as a result of the combination.
Charter and Liberty Broadband will incur substantial expenses in connection with and as a result of completing the combination, including advisory, legal and other transaction costs, and, following the completion of the combination, Charter expects to incur additional expenses in connection with combining the companies. A majority of these costs have already been incurred or will be incurred regardless of whether the combination is completed. Factors beyond Liberty Broadband’s and Charter’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Management of Charter and Liberty Broadband continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the combination. Although Charter and Liberty Broadband expect that the realization of benefits related to the combination will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all.
Litigation that may be filed against Charter, Liberty Broadband, Merger LLC, Merger Sub, the members of the Charter Board, the members of the Liberty Broadband Board or the officers of Charter or Liberty Broadband could result in substantial costs and could adversely affect our ability to complete the merger on a timely basis or at all.
Stockholders of Charter and/or Liberty Broadband may file lawsuits against Charter, Liberty Broadband and/or the directors or officers of either company in connection with the combination. One of the conditions to the closing is the absence of any order or law that prevents, prohibits, renders illegal or enjoins the consummation of the combination or the transactions contemplated by the transaction documents. If any plaintiff were successful in obtaining an injunction prohibiting the completion of the combination, then such injunction may delay or prevent the consummation of the combination and could result in significant costs to Charter and/or Liberty Broadband, including any cost associated with the indemnification of directors and officers of each company. Charter and Liberty Broadband may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the combination. Such litigation could have an adverse effect on the financial condition and results of operations of Charter and Liberty Broadband and could prevent or delay the completion of the combination. There has not been any stockholder litigation related to the combination against Charter, Liberty Broadband or the directors or officers of either company, but such litigation could be instigated.
Some of the directors and executive officers of Charter and directors and executive officers of Liberty Broadband have interests in the combination that are different from, or in addition to, those of the other Charter and Liberty Broadband stockholders.
Certain of the directors and executive officers of Charter and Liberty Broadband have interests relating to the combination or the merger agreement that are different from other Charter and Liberty Broadband stockholders. The Charter Board and the Charter special committee were aware of these interests during the deliberations of the merits of the combination, and the transactions contemplated thereby, and in deciding to recommend that the Charter stockholders vote for each of the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal, and the Liberty Broadband Board was aware of these interests during the deliberations of the merits of the combination, and the transactions contemplated thereby, and in deciding to recommend that the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote for the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal.
With respect to the Charter directors and executive officers, areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Mr. Maffei, who previously served as a director and President and Chief Executive Officer of Liberty Broadband at the time of his designation, James E. Meyer and Balan Nair. Mr. Maffei holds stock options with respect to Liberty Broadband common stock, which were granted in respect of his service as a Liberty Broadband executive officer and will be accelerated and converted into a number of shares of Charter Class A common stock, as described in more detail under “The Merger Agreement—Treatment of Liberty Broadband Equity Awards—Liberty Broadband Stock Options.” Additionally, in consideration of the time and effort required of members of the Charter special committee in evaluating and negotiating the transaction documents, and the transactions contemplated thereby, the Charter Board (with the members of the Charter special committee abstaining) determined that the members of the Charter special committee would each receive a retainer fee of $20,000 (provided that the chair of the Charter special committee would instead receive a retainer fee of $40,000) and a meeting fee of $2,000 (provided that the chair of the Charter special committee would instead receive a meeting fee of $3,000) per meeting in excess of six meetings until the closing of the combination for their services in carrying out their duties as members of the Charter special committee.
With respect to Liberty Broadband’s directors and executive officers, areas where their interests may differ from those of holders of shares of Liberty Broadband capital stock in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the organizational documents of Liberty Broadband, indemnification agreements entered into with Liberty Broadband, Liberty Broadband’s director and officer liability insurance policies and the merger agreement.
Additionally, directors and executive officers of Liberty Broadband hold stock options and/or restricted stock units with respect to shares of Liberty Broadband common stock, which, (a) in the case of each stock option outstanding immediately prior to the effective time, will automatically accelerate and become fully vested, and at the effective time, will automatically be converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to the stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings; and (b) in the case of each restricted stock unit award (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI or its subsidiaries) outstanding as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)), will automatically accelerate and become fully vested (with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) on such date, and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to merger consideration, in each case, as discussed in more detail below in “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination—Equity Awards.”
At the time the merger agreement was executed, the Liberty Broadband Board and the Charter Board included one overlapping member: Gregory B. Maffei. Mr. Maffei was (and continues to be as of the date of this joint proxy statement/prospectus) a member of the Liberty Broadband Board and the President and Chief Executive Officer of Liberty Broadband at the time the merger agreement was executed and is also a director of Charter. Mr. Maffei holds options to purchase shares of Liberty Broadband common stock, which will be treated as described in more detail under “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination—Equity Awards.”
Mr. Maffei may be deemed to beneficially own approximately 3.68% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, all of which is subject to the Maffei voting agreement. Under the Maffei voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Maffei Group for certain losses incurred in connection with or arising out of the Maffei voting agreement.
Mr. Malone is the Chairman of the Liberty Broadband Board and the interim Chief Executive Officer of Liberty Broadband. Mr. Malone may be deemed to beneficially own approximately 49.1% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, of which approximately 48.5% of such aggregate voting power is subject to the Malone voting agreement. Under the Malone voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Malone Group for certain losses incurred in connection with or arising out of the Malone voting agreement.
In addition, Liberty Broadband has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses incurred by each of the Malone Group or the Maffei Group, as applicable, in connection with the preparation, negotiation, execution and delivery of their respective voting agreements and the other transaction documents (which fee cap excludes any filing fees payable under the HSR Act). See “Other Agreements Related to the Combination—Malone Voting Agreement” and “Other Agreements Related to the Combination—Maffei Voting Agreement.”
Additionally, pursuant to the Malone exchange side letter, certain of the members of the Malone Group agreed to an arrangement under which Liberty Broadband will have the right, in connection with the GCI divestiture, to exchange certain shares of Liberty Broadband Series B common stock held by such members of the Malone Group for shares of Liberty Broadband Series C common stock on a one-for-one basis. Pursuant to the terms of the Malone exchange side letter, if the merger agreement is terminated without the completion of the combination having occurred following the consummation of the foregoing exchange, and unless otherwise agreed to in writing by the Malone exchange holders and Liberty Broadband, the exchange will be automatically rescinded and treated as if it had never occurred. Further, subject to the amendments to the Malone exchange agreement set forth in the Malone exchange side letter, the Malone exchange agreement provides for exchanges by Liberty Broadband and Mr. Malone or the JM Trust of shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock in connection with certain specified dilutive events.
For a more detailed discussion of these interests, see “The Combination—Interests of Charter Directors and Executive Officers in the Combination” and “The Combination—Interests of Liberty Broadband Directors and Executive Officers in the Combination.”

Sales of Charter Class A common stock and Charter rollover preferred stock after the completion of the combination may cause the market price of such shares to fall.
Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock and 7,183,812 shares of Charter rollover preferred stock to Liberty Broadband stockholders in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million. Many former Liberty Broadband stockholders may decide not to hold the shares of Charter Class A common stock and Charter rollover preferred stock they will receive in the combination. Such sales of Charter Class A common stock and Charter rollover preferred stock could have the effect of depressing the market price for such shares, and may take place promptly following the combination.
If the combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or the IRS disagrees with the intended tax treatment of any proceeds received by Liberty Broadband from the repurchase of Charter shares or certain loans received by Liberty Broadband from Charter, the combination may result in tax liability to Liberty Broadband, Charter and/or their respective stockholders.
The combination is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligations of each of Liberty Broadband and Charter to complete the combination are conditioned, respectively, upon each receiving an opinion of counsel that the combination will so qualify. However, an opinion of counsel is not binding on the IRS or the courts. If this conclusion is challenged, and it is determined that the combination does not qualify as a “reorganization” for U.S. federal income tax purposes, Liberty Broadband stockholders would be required to recognize any taxable gain on the exchange of their common and preferred stock pursuant to the combination. In addition, even if the combination qualifies as a “reorganization” taxes could be imposed on Liberty Broadband if the IRS disagrees with the intended tax treatment of the proceeds received by Liberty Broadband from the repurchase of Charter shares or the loans received by Liberty Broadband from Charter pursuant to the stockholders and letter agreement amendment, as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code. Any such resulting taxes could be material. Any such tax liabilities imposed on Liberty Broadband would effectively become liabilities of Charter after the completion of the combination.
The fairness opinion obtained by the Charter special committee from Centerview will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
Centerview, the Charter special committee’s financial advisor in connection with the combination, has delivered to the Charter special committee a written opinion, dated November 12, 2024, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the written opinion, the exchange ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to Charter.
The Charter special committee has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Centerview, and the Charter special committee does not expect to request or receive an updated fairness opinion prior to the completion of the combination.
Centerview’s opinion does not reflect changes, circumstances, developments or events that may have occurred, or that may occur, after the date of the opinion, including changes in the operations and prospects of Charter or Liberty Broadband, regulatory or legal changes, general market and economic conditions and other factors, each of which may be beyond the control of Charter and Liberty Broadband. The value of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of Centerview’s opinion, and the opinion does not address the prices at which Charter Class A common stock or Liberty Broadband capital stock may trade after the date of the opinion. Centerview’s opinion does not speak as of the time the combination will be completed or as of any date other than the date of the opinion. The Charter special committee does not anticipate asking Centerview to update its opinion, and Centerview has no obligation or responsibility to update, revise or reaffirm its opinion. For a more complete description of the opinion that Centerview delivered, and a summary of the material financial analyses performed, in connection with such opinion, please refer to the section “The Combination—Opinion of the Charter Special Committee’s Financial Advisor.” Centerview’s opinion is attached as Annex J to this joint proxy statement/prospectus and is incorporated by reference herein.
The fairness opinion obtained by the Charter Board from Citi will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.
Citi, Charter’s financial advisor in connection with the combination, has delivered to the Charter Board a written opinion as to, as of November 12, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the exchange ratio set forth pursuant to the merger agreement.
The Charter Board has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from Citi, and the Charter Board does not expect to request or receive an updated fairness opinion prior to the completion of the combination.
Citi’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Charter or Liberty Broadband, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Charter and Liberty Broadband, and on which the fairness opinion was based, and that may alter the value of Charter and Liberty Broadband or the prices of Charter Class A common stock or Liberty Broadband capital stock at the effective time. The value of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of Citi’s opinion, and the opinion does not address the prices at which Charter Class A common stock or Liberty Broadband capital stock may trade after the date of the opinion. Citi’s opinion does not speak as of the time the combination will be completed or as of any date other than the date of the opinion. The Charter Board does not anticipate asking Citi to update its opinion, and Citi has no obligation or responsibility to update, revise or reaffirm its opinion. For a more complete description of the opinion that Citi delivered, and a summary of the material financial analyses performed, in connection with such opinion, please refer to the section “The Combination—Opinion of Charter’s Financial Advisor.” Citi’s opinion is attached as Annex K to this joint proxy statement/prospectus and is incorporated by reference herein.
The fairness opinion obtained by the Liberty Broadband Board from J.P. Morgan will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of such opinion.
The Liberty Broadband Board has received a written opinion from J.P. Morgan, dated November 12, 2024, in connection with the signing of the merger agreement, but has not obtained an updated opinion from J.P. Morgan as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Liberty Broadband or Charter, economic and market conditions and other factors that may be beyond the control of Liberty Broadband or Charter, and on which J.P. Morgan’s written opinion was based, may significantly alter the value of Liberty Broadband or Charter or the prices of the shares of Liberty Broadband common stock or of the shares of Charter common stock by the closing of the combination. The opinion does not speak as of the time the combination will be completed or as of any date other than the date of J.P. Morgan’s written opinion. J.P. Morgan does not have an obligation to update, revise or reaffirm its written opinion based on circumstances, developments or events that may have occurred or may occur after the date of such opinion, and J.P. Morgan’s written opinion does not address the fairness of the exchange ratio from a financial point of view at the closing of the combination. For a description of the opinion that the Liberty Broadband Board received from J.P. Morgan, see the section entitled “The Combination—Opinion of Liberty Broadband’s Financial Advisor.” A copy of J.P. Morgan’s written opinion is attached as Annex L to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.
The cash payment that holders of shares of Liberty Broadband Series B common stock will receive if they choose to exercise their appraisal rights is uncertain and may be determined to be higher than, equal to, or lower than the value of the merger consideration.
As described elsewhere in this joint proxy statement/prospectus, record holders and beneficial owners of Liberty Broadband Series B common stock who do not vote in favor of adoption of the merger agreement and who properly demand appraisal of their shares of Liberty Broadband Series B common stock are entitled to pursue appraisal rights in connection with the merger. If a Liberty Broadband Series B stockholder of record or beneficial owner properly demands his, her or its appraisal rights and follows the required procedures specified in Section 262 of the DGCL (which are summarized in the section below entitled “The Combination—Appraisal Rights”) he, she or it will have the right to receive a cash payment equal to the “fair value” (as determined by the Delaware Court of Chancery and in accordance with the DGCL) of his, her or its shares of Liberty Broadband Series B common stock. The express procedures of Section 262 of the DGCL must be followed and, if they are not, stockholders of record of, and beneficial owners of, shares of Liberty Broadband Series B common stock wishing to exercise their appraisal rights may lose such rights. The “fair value” of the shares of Liberty Broadband Series B common stock may be determined to be higher than, equal to, or lower than the value of the shares of the Charter Class A common stock that the stockholder of record or beneficial owner would otherwise have been entitled to receive in connection with the merger. Further, the “fair value” cash payment could potentially be determined in judicial proceedings, the result of which cannot be predicted. In addition, a dissenting stockholder of record’s or beneficial owner’s receipt of cash in exchange for his, her or its shares of Liberty Broadband Series B common stock pursuant to the appraisal rights proceeding will be a taxable transaction to such stockholder of record or beneficial owner. Pursuant to the voting agreements, the Malone Group and the Maffei Group have waived any appraisal rights to which they may be entitled under the merger agreement in respect of their shares of Liberty Broadband Series B common stock.
If repurchases of Liberty Broadband’s shares of Charter Class A common stock during the pendency of the combination are not consummated on the agreed terms, or otherwise fail to meet the intended objectives, there could be adverse effects on the companies and the combination.
The stockholders and letter agreement amendment modifies the terms set forth in the existing letter agreement with respect to Liberty Broadband’s participation in Charter’s share repurchase program during the pendency of the combination. The repurchases of Liberty Broadband’s shares of Charter Class A common stock during such period are intended to facilitate the repayment by Liberty Broadband of certain of its outstanding indebtedness and to allow Liberty Broadband to maintain sufficient liquidity to fund its ongoing operations during the pendency of the combination. If the repurchases are not consummated on the agreed terms, or otherwise fail to meet the intended objectives, there could be adverse effects on the financial position of each of Liberty Broadband and Charter and on the combination.
If the merger agreement is terminated without the combination having been completed, Liberty Broadband may own a greater economic interest in Charter than it owned prior to the entry into the merger agreement.
The stockholders and letter agreement amendment provides that, if the merger agreement is terminated without the combination having been completed, Liberty Broadband’s ownership cap under the existing stockholders agreement would be reset at the greater of (i) Liberty Broadband’s equity interest at the time of such termination, and (ii) the voting cap applicable to the Liberty Parties (as defined in the existing stockholders agreement), and Liberty Broadband would not be required to dispose of any excess shares accumulated during the pendency of the combination above the current ownership cap. Liberty Broadband would, however, continue to be subject to the voting cap under the existing stockholders agreement. For more information, see “Other Agreements Related to the Combination—Stockholders and Letter Agreement Amendment.”
Risks Related to Charter and the Combined Company after Completion of the Combination
Charter currently has significant indebtedness and may become more leveraged with debt following the combination, which could adversely affect its business and financial condition after the completion of the combination.
As of December 31, 2024, Charter had consolidated debt of approximately $93.8 billion in principal amount. As a result of its significant indebtedness, Charter may:
•	experience vulnerability to general adverse economic and industry conditions;
•
be required to dedicate a substantial portion of its cash flow from operations to principal and interest payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, strategic acquisitions and investments and other general corporate purposes;

•	be constrained in its ability to optimally capitalize and manage the cash flow for its businesses; and

•	be exposed to the risk of increased interest rates with respect to any variable rate portion of its indebtedness.
In addition, it is possible that Charter may need to incur additional indebtedness in the future, including to refinance and/or in connection with the assumption of indebtedness of Liberty Broadband and/or its subsidiaries. If new debt is added to the pro forma debt levels, the risks described above could intensify. The impact of any of these potential adverse consequences could have a material adverse effect on Charter’s results of operations, financial condition, and liquidity following the completion of the combination.
Charter may fail to realize all of the anticipated benefits of the combination or those benefits may take longer to realize than expected.
The full benefits of the combination may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the combination could cause dilution to the earnings per share of Charter, decrease or delay the expected accretive effect of the combination, and negatively impact the price of Charter common stock. In addition, there may be liabilities that Charter underestimated or did not discover in the course of performing its due diligence investigation of Liberty Broadband.
After the combination is completed, Liberty Broadband’s governance rights with respect to Charter will terminate.
If the combination is completed, the existing stockholders agreement, which sets forth, among other things, certain of Liberty Broadband’s and A/N’s governance rights with respect to Charter, will terminate with respect to Liberty Broadband. The stockholders and letter agreement amendment provides that, prior to the effective time, Charter, Liberty Broadband and A/N intend to discuss appropriate changes to the governance arrangements of Charter and the existing stockholders agreement, with such changes, if any, that are agreed by the parties and approved in accordance with Charter’s applicable organizational documents and the existing stockholders agreement to take effect upon the completion of the combination. Such changes are expected to give effect to the consummation of the combination, including to reflect that Liberty Broadband will no longer be a stockholder of Charter upon such consummation.
The Charter certificate of incorporation contains an exclusive forum provision, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Charter or its directors, officers or other employees.
In the combination, stockholders of Liberty Broadband will become stockholders of Charter and, although their rights as stockholders will continue to be governed by Delaware law, they will also be governed by the organizational documents of Charter, which are different from Liberty Broadband’s. The rights associated with Charter Class A common stock are different from the rights associated with Liberty Broadband common stock. For example, unlike the provisions of the Liberty Broadband certificate of incorporation, the Charter certificate of incorporation provides that unless Charter consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Charter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Charter to Charter or Charter’s stockholders, (iii) any action asserting a claim against Charter or any director or officer or other employee of Charter arising pursuant to any provision of the DGCL or the Charter certificate of incorporation or the Charter bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Charter or any director or officer or other employee of Charter governed by the internal affairs doctrine will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision is intended to apply to claims arising under Delaware state law and may not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction, as applicable.
This exclusive forum provision may limit the ability of a stockholder, including a former Liberty Broadband stockholder who becomes a Charter stockholder after the combination is completed, to bring a claim in a judicial forum of its choosing for disputes with Charter or its directors, officers or other employees, which may discourage lawsuits against Charter and its directors, officers and other employees. In addition, stockholders who do bring a claim in a state court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the state court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Charter than to its stockholders.
Liberty Broadband stockholders will have a reduced ownership and voting interest after the combination and will exercise less influence over the policies of Charter following the combination than they now have on the policies of Liberty Broadband and Charter stockholders will be diluted by the combination.
As of November 12, 2024, Liberty Broadband owned approximately 45.6 million shares of Charter common stock and controlled 25.01% of the aggregate voting power of Charter. Mr. Malone and Mr. Maffei may be deemed to beneficially own approximately 49.1% and 3.68%, respectively, of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024. Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock and 7,183,812 shares of Charter rollover preferred stock to Liberty Broadband stockholders in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million. Consequently, Liberty Broadband stockholders, as a general matter, will have less influence over the management and policies of Charter after the effective time than they currently exercise over the management and policies of Liberty Broadband.
There is currently no public market for the Charter rollover preferred stock to be received in the combination.
We cannot assure you that an active trading market for the Charter rollover preferred stock will develop after the combination or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in the Charter rollover preferred stock. Because the Charter rollover preferred stock would be newly issued when the combination is completed, an active trading market for the newly issued Charter rollover preferred stock would not have developed prior to the issuance of such shares. Consequently, the initial trading price of Charter rollover preferred stock will be determined by the market and no assurance can be given as to whether these shares will trade at or above the liquidation price or the market price of Liberty Broadband preferred stock. The initial trading price of Charter rollover preferred stock will not necessarily bear any relationship to Charter assets or financial condition or any other established criteria of value and may not be indicative of the current market price of Liberty Broadband preferred stock.
Even if an active trading market develops for Charter rollover preferred stock after the effective time, the trading volume of such stock may fluctuate and cause significant price variations to occur after the effective time.
The market prices of Charter Class A common stock or Charter rollover preferred stock may decline as a result of the combination.
The market prices of Charter Class A common stock or Charter rollover preferred stock may decline as a result of the combination if, among other things, the costs of the combination are greater than expected, Charter does not achieve the perceived benefits of the combination as rapidly or to the extent anticipated by financial or industry analysts or the effect of the combination on Charter’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts. Any of these events may make it more difficult for Charter to sell equity or equity-related securities and have an adverse impact on the prices of Charter Class A common stock or Charter rollover preferred stock.
Charter and Liberty Broadband face other risks.
The risks listed above are not exhaustive, and you should be aware that, following the combination, Charter and Liberty Broadband will face various other risks, including those discussed in reports filed by Charter and Liberty Broadband with the SEC. For more information, see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES
Charter Communications, Inc.
Charter, a Delaware corporation, is a leading broadband connectivity company and cable operator with services available to more than 58 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, Charter offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice. For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. Charter also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks.
The principal offices of Charter are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
For more information about Charter, please visit Charter’s website at corporate.charter.com. The information provided on Charter’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Charter and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Fusion Merger Sub 1, LLC
Merger LLC, a direct wholly owned subsidiary of Charter, is a single member Delaware limited liability company formed on November 8, 2024 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger LLC has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger LLC are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801.
Fusion Merger Sub 2, Inc.
Merger Sub, an indirect wholly owned subsidiary of Charter, is a Delaware corporation incorporated on November 8, 2024 for the purpose of entering into the merger agreement and effecting the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its incorporation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 400 Washington Blvd., Stamford, Connecticut 06902, and its telephone number is (203) 905-7801. Following the merger, the separate corporate existence of Merger Sub will cease.
Liberty Broadband Corporation
Liberty Broadband is primarily comprised of GCI Holdings, a wholly-owned subsidiary, and an equity method investment in Charter.
During May 2014, the board of directors of Liberty Media and its subsidiaries authorized management to pursue a plan to spin-off to its stockholders common stock of a wholly-owned subsidiary, Liberty Broadband, and to distribute subscription rights to acquire shares of Liberty Broadband’s common stock. Liberty Broadband was formed in 2014 as a Delaware corporation.
On December 18, 2020, GCI Liberty, Inc., the parent company of GCI Holdings, was acquired by Liberty Broadband.
Through a number of prior years’ transactions, including the GCI Combination, Liberty Broadband has acquired an interest in Charter. As of September 30, 2024, Liberty Broadband owned approximately 45.6 million shares of Charter common stock and controlled 25.01% of the aggregate voting power of Charter. Under the existing stockholders agreement, Liberty Broadband is subject to a voting cap, which is currently equal to 25.01% and is calculated in the manner set forth in the existing stockholders agreement, and Liberty Broadband is required to vote any of its shares of Charter Class A common stock in excess of such voting cap in the same proportion as all other votes cast with respect to the applicable matter (excluding votes cast by A/N and certain other persons), except for certain Excluded Matters (as defined in the existing stockholders agreement).
The principal offices of Liberty Broadband are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5700.
Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband Series A cumulative redeemable preferred stock trade on the Nasdaq Global Select Market under the symbols “LBRDA,” “LBRDK” and “LBRDP” respectively. Liberty Broadband Series B common stock is quoted on the OTC Markets under the symbol “LBRDB,” but it is not actively traded.
Additional information about Liberty Broadband and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

THE COMBINATION
This section of the joint proxy statement/prospectus describes material aspects of the combination. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to, including the merger agreement, for a more complete understanding of the combination. In addition, we incorporate important business and financial information about each of Charter and Liberty Broadband into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 205.
Terms of the Combination
Each of the Charter Board (acting on the unanimous recommendation of the Charter special committee) and the Liberty Broadband Board has unanimously approved the transaction documents and the transactions contemplated thereby. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, Merger Sub will merge with and into Liberty Broadband, with Liberty Broadband surviving the merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter. Immediately after the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Merger LLC, with Merger LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter.
At the effective time:
•
each share of (i) Liberty Broadband Series A common stock, (ii) Liberty Broadband Series B common stock, and (iii) Liberty Broadband Series C common stock, in each case, issued and outstanding immediately prior to the effective time (other than excluded shares) will automatically be converted into and become the right to receive 0.236 of a validly issued, fully paid and nonassessable share of Charter Class A common stock; and

•
each share of Liberty Broadband preferred stock issued and outstanding immediately prior to the effective time (other than excluded treasury shares) will automatically be converted into and become the right to receive one share of validly issued, fully paid and nonassessable shares of newly issued Charter rollover preferred stock. The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

No fractional shares of Charter Class A common stock will be issued in the combination. All fractional shares of Charter Class A common stock that would otherwise be issued to holders of record of shares of Liberty Broadband common stock as part of the merger consideration will be aggregated and sold at prevailing market prices on behalf of those holders of record who otherwise would have been entitled to receive fractional shares. The cash (without interest and rounded down to the nearest cent) received from these sales will be paid to such Liberty Broadband common stockholders in proportion to such stockholder’s pro rata portion of the total cash proceeds (net of any fees to the exchange agent from such sales) as soon as practicable following the completion of the combination.
Holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock are being asked to approve the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. Holders of Charter common stock are being asked to approve the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal. See the sections entitled “The Merger Agreement” and “Other Agreements Related to the Combination” for additional information regarding the legal documents that govern the combination, including information about the conditions to the completion of the combination and the provisions for terminating or amending the merger agreement.

Background of the Combination
The following chronology summarizes the key meetings and other events between the representatives of Charter and Liberty Broadband that led to the signing of the merger agreement and the other transaction documents. This summary does not catalogue every conversation among the boards of directors, the Charter special committee or the representatives of each company and other parties. All meetings were held telephonically unless otherwise noted.
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Charter Board and the Liberty Broadband Board, and Charter’s and Liberty Broadband’s management, have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered the various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders.
On July 1, 2024, Mr. John C. Malone, Chairman of the Liberty Broadband Board and beneficial owner of shares of Liberty Broadband common stock representing approximately 49% of the aggregate voting power of Liberty Broadband capital stock, sent an email to Christopher Winfrey, President and Chief Executive Officer of Charter, noting that Liberty Broadband’s ongoing participation in Charter’s share repurchase program results in a 21% tax leakage, and suggesting that Charter and Liberty Broadband should look for ways to avoid such leakage and create value that can be shared by stockholders of Charter and Liberty Broadband.
On July 25, 2024, Mr. Malone sent an email (the “July 25 Email”) to Mr. Winfrey, Eric Zinterhofer, Non-Executive Chairman of the Charter Board, and Gregory B. Maffei, Chief Executive Officer of Liberty Broadband, stating that he thought it was time to examine the mutual benefit of a combination of Charter and Liberty Broadband. The July 25 Email did not propose a specific transaction structure or price, but instead asked (i) how much of a discount to fair value would be required to complete the transaction, in light of the Liberty Broadband tax leakage on a potential sale of its Charter shares of approximately 21%, the buyback excise tax applicable to Charter’s share repurchases and the fact that Liberty Broadband consistently trades at a 30% discount to its net asset value and (ii) whether Charter wished to acquire Liberty Broadband’s GCI business.
Between July 25 and August 1, 2024, Messrs. Winfrey, Zinterhofer, Maffei and Malone discussed the July 25 Email and various transaction structures that should be considered, including a merger between Charter and Liberty Broadband or an acquisition by Charter of Mr. Malone’s shares of Liberty Broadband common stock. Charter management apprised the Charter Board of these developments.
On or about July 29, 2024, Mr. Winfrey spoke to Michael A. Newhouse, as representative for A/N and a member of the Charter Board, to provide him with information about the discussions with Messrs. Malone and Maffei and preliminary views as to the merits of the transaction and the consequences if no transaction were to occur. Thereafter, Mr. Winfrey kept Mr. Newhouse regularly apprised of the status of the proposed transaction. Mr. Newhouse did not object to the continued exploration of the possibility of a transaction.
On July 31, 2024, the Liberty Broadband Board held a meeting with members of Liberty Broadband management and representatives of outside counsel, Potter Anderson & Corroon LLP (“Potter Anderson”), present. At the meeting, Mr. Malone summarized the July 25 Email and his conversations with members of Charter management, including the potential for a transaction whereby Charter would acquire Mr. Malone’s shares of Liberty Broadband common stock and the fact that the Charter Board anticipated forming a special committee to consider such potential transaction. Following these discussions, Mr. Malone excused himself from the meeting and the remaining members of the Liberty Broadband Board continued discussions with members of management and counsel present. Counsel summarized the Liberty Broadband Board’s fiduciary duties in connection with its consideration of a potential sale of Mr. Malone’s shares of Liberty Broadband common stock, whether to Liberty Broadband, Charter or a third party. Given the possibility of a transaction involving Charter’s acquisition of Mr. Malone’s shares of Liberty Broadband common stock, the Liberty Broadband Board determined to form a special committee, consisting solely of independent and disinterested members of the Liberty Broadband Board, to evaluate any transaction involving the sale by Mr. Malone of his shares of Liberty Broadband common stock, with the understanding that the formation of such committee, and the powers and authority delegated thereto, would be formally approved following the meeting through a unanimous written consent of the Liberty Broadband Board.
At a meeting held on August 1, 2024, after discussions with Charter senior management, the Charter Board authorized the formation of the Charter special committee consisting solely of independent and disinterested members of the Charter Board in order to decide whether and how to follow up on the July 25 Email should it be considered in Charter’s interest to do. The Charter Board also reviewed the various approvals required under Charter’s governing documents and the existing stockholders agreement by and among Charter, Liberty Broadband and A/N. The Charter Board delegated to the Charter special committee exclusive authority to, among other things, (i) investigate, explore and evaluate any potential transaction involving Liberty Broadband and related matters, as well as any potential alternative transactions, (ii) conduct any discussions or negotiations with any party with respect to the terms and conditions of any potential transaction, or direct or terminate any such discussions and negotiations, (iii) determine whether any potential transaction is in the best interests of Charter and its stockholders (other than any affiliated stockholders) and what action, if any, should be taken with respect to any potential transaction, including but not limited to recommending not to proceed with any potential transaction, (iv) if advisable, negotiate (or direct the negotiation) and recommend that Charter enter into any and all definitive agreements with respect to any potential transaction and approve any actions or agreements and other documents as the Charter special committee deems advisable, (v) if advisable, recommend to the Charter Board any actions or determinations with respect to any potential transaction that are required by law to be taken or made by the full Charter Board or are not within the scope of the Charter special committee’s powers and authority, (vi) review and comment upon any and all documents and other instruments used in connection with any potential transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, and (vii) take all other actions that may, in the judgment of the Charter special committee, be deemed necessary, appropriate or advisable to assist the Charter special committee in carrying out its responsibilities, in each case as, in a manner and at such time as the Charter special committee shall determine to be appropriate and desirable; provided that the final approval of any potential transaction (and the documents implementing the same) shall be subject to the further approval of the Charter Board. In addition, the Charter Board resolved not to approve a potential transaction involving Liberty Broadband or any alternative thereto without a prior favorable recommendation of the Charter special committee. W. Lance Conn, Kim C. Goodman, John D. Markley, Jr. and Carolyn J. Slaski were appointed to serve as members of the Charter special committee. Mr. Markley was designated as the chair of the Charter special committee. The Charter Board determined, subject to confirmation by the Charter special committee, that no member of the Charter special committee had any conflicts or relationships that would interfere with their service on the Charter special committee. Thereafter, each of such directors was separately interviewed by representatives of Wachtell Lipton for conflicts and relationships, and the Charter special committee was made aware of all findings and determined, following discussion, that all such directors were independent and disinterested and could serve on the Charter special committee. Later, on August 20, 2024, in consideration of the time and effort required of members of the Charter special committee in evaluating and negotiating the transaction documents, and the transactions contemplated thereby, the Charter Board (with the members of the Charter special committee abstaining) determined that the members of the Charter special committee would each receive a retainer fee of $20,000 (provided that the chair of the Charter special committee would instead receive a retainer fee of $40,000) and a meeting fee of $2,000 (provided that the chair of the Charter special committee would instead receive a meeting fee of $3,000) per meeting in excess of six meetings until the closing of the combination for their services in carrying out their duties as members of the Charter special committee.
On August 1, 2024, Liberty Broadband management engaged J.P. Morgan to evaluate a potential business combination with Charter.
On August 5, 2024, the Charter special committee held a meeting with representatives of Wachtell Lipton to discuss preliminary considerations and appropriate transaction process in connection with evaluating a potential transaction involving Liberty Broadband. At this meeting, the Charter special committee approved retaining Wachtell Lipton as its legal advisor due to its extensive industry experience and special committee experience, as well as its prior roles as counsel to the unaffiliated Charter directors, as well as Charter, in the negotiation of the Time Warner Cable and Bright House Networks transactions, and its role in prior negotiations with Liberty Broadband concerning Liberty Broadband’s participation in the Charter share repurchase program. The Charter special committee reviewed the independence of Wachtell Lipton, including its conflict-of-interest checks, and determined that Wachtell Lipton was independent from Liberty Broadband and Messrs. Malone and Maffei for purposes of advising the Charter special committee. At the August 5 meeting, the Charter special committee and representatives of Wachtell Lipton also discussed the mandate of the Charter special committee, the Charter Board and their respective advisors in connection with a potential transaction involving Liberty Broadband. Representatives of Wachtell Lipton presented to the Charter special committee an overview of the fiduciary duties and additional considerations that likely would apply in connection with the exploration of a potential transaction involving Liberty Broadband. In addition, the Charter special committee and representatives of Wachtell Lipton discussed certain initial transaction considerations, including whether a potential transaction should, in addition to (i) the condition that it be negotiated by, and subject to the approval of, the Charter special committee, be subject to (ii) a non-waivable condition that such potential transaction be approved by the holders of a majority of the voting power of the outstanding shares of Charter not held by Liberty Broadband or any other interested parties (the conditions set forth in (i) and (ii) are hereinafter referred to as the “procedural conditions”). Following this discussion, the Charter special committee determined that more information was needed regarding the structure of the potential transaction, including input from a financial advisor, to evaluate whether any potential transaction would be conditioned on the procedural conditions, but the Charter special committee’s preliminary view was that it would make sense to commit to these procedural conditions before any negotiations began. Also at this meeting, the Charter special committee determined to recommend to the Charter Board the appointment of David C. Merritt to the Charter special committee.
On August 6, 2024, the Liberty Broadband Board executed a unanimous written consent authorizing the formation of a special committee of the Liberty Broadband Board, comprised of John E. Welsh III and Julie D. Frist (the “Liberty Broadband special committee”), who were determined to be independent of, and not affiliated with, Mr. Malone, Charter or any of their respective affiliates, and not to have an interest in the potential sale of Mr. Malone’s shares of Liberty Broadband common stock or any other matter related thereto that is different from, or in addition to, the interests of the stockholders of Liberty Broadband (excluding Mr. Malone and his affiliates). The Liberty Broadband special committee was empowered to, among other things, (1) determine whether to consider and/or pursue an acquisition of some or all of Mr. Malone’s shares of Liberty Broadband common stock, (2) consider, evaluate, review, communicate and negotiate (or direct the communications or negotiations), reject, approve and/or authorize on behalf of Liberty Broadband, the terms and conditions of the possible acquisition of some or all of Mr. Malone’s shares of Liberty Broadband common stock that may be offered for sale, and (3) determine whether the possible acquisition of Mr. Malone’s shares of Liberty Broadband common stock that may be offered for sale is advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders (or any subset thereof, as determined by the Liberty Broadband special committee). In addition, the Liberty Broadband Board resolved not to authorize, approve or take any action in respect of a potential sale involving Mr. Malone’s shares of Liberty Broadband common stock without a prior favorable recommendation thereof from the Liberty Broadband special committee.
Also on August 6, the Charter Board approved by unanimous written consent the appointment of Mr. Merritt to the Charter special committee and determined, subject to confirmation by the Charter special committee, that Mr. Merritt did not have any conflicts or relationships that would interfere with his service on the Charter special committee. Thereafter, Mr. Merritt was interviewed by representatives of Wachtell Lipton for conflicts and relationships, and the Charter special committee was made aware of all findings and determined, following discussion, that Mr. Merritt was independent and disinterested and could serve on the Charter special committee.
In early August 2024, Messrs. Malone and Winfrey had a high-level conversation concerning Mr. Malone’s and Liberty Broadband’s strategic priorities and interest in a transaction with Charter. Mr. Malone indicated that he was focused on evaluating strategic alternatives to (i) enhance liquidity of the Liberty Broadband common stock, (ii) reduce the net asset value discount at which Liberty Broadband was trading relative to the price of Charter shares and (iii) simplify Liberty Broadband’s equity capital structure, among other things. Mr. Malone discussed at a high-level potential transaction structures, including the possibility that Charter would buy Mr. Malone’s shares of Liberty Broadband common stock or combine with Liberty Broadband, in each case, subject to the requisite corporate approvals, and considerations relating to such alternatives. Mr. Winfrey reported this discussion with Mr. Malone to the Charter special committee.
Also in early August 2024, Mr. Malone mentioned to Mr. Zinterhofer that Mr. Malone would be willing to support a transaction pursuant to which Liberty Broadband would share with Charter a portion of the Liberty Broadband net asset value discount that is attributable to tax inefficiencies in the Liberty Broadband structure, which Mr. Malone estimated at approximately 15% of net asset value. Mr. Zinterhofer reported these discussions to Messrs. Winfrey and Markley, and Mr. Markley subsequently advised the Charter special committee of the same. Messrs. Winfrey and Maffei also spoke by phone, and Mr. Maffei confirmed Mr. Malone’s willingness to support a transaction in which Liberty Broadband would share the net asset value discount with Charter.

On August 7, 2024, Messrs. Markley and Newhouse spoke and Mr. Newhouse asked to be kept up to date on a regular basis during the conversations as it would make for a smoother process later if and when approvals of A/N and its designated directors were required.
On August 8, 2024, the Charter special committee held a meeting at which Mr. Winfrey and representatives of Wachtell Lipton were present. Mr. Winfrey reported discussions to date with Messrs. Malone and Maffei. Mr. Winfrey also summarized Charter management’s preliminary views on the potential benefits that could be realized through a combination with Liberty Broadband, including the fact that the combination would represent a large scale share buyback at a discount to net asset value, which would be accretive to Charter stockholders, as well as the potential risks if Mr. Malone were to pursue an alternative transaction with a third party buyer, which could include a private equity firm or a strategic buyer purchasing Mr. Malone’s shares in Liberty Broadband with a relatively modest amount of capital and thereby gaining substantial influence on, and potentially board representation at, Charter, and which third party buyer may not have the best long-term interests of the Charter public stockholders in mind.
On August 12, 2024, the Charter special committee met with representatives of Wachtell Lipton to review, among other things, Charter’s current governance arrangements, including the existing stockholders agreement, and the potential implications of a transaction with Liberty Broadband for such arrangements.
On August 15, 2024, the Charter special committee held a meeting at which representatives of Wachtell Lipton were present. The Charter special committee determined, after meeting with and considering Centerview and other potential financial advisors, to engage Centerview as its financial advisor due to its extensive industry experience and special committee experience, qualifications and reputation, as well as its familiarity with Charter and Charter’s business, and its prior role as independent financial advisor to a special committee of the Charter Board. The Charter special committee reviewed the independence of Centerview, including Centerview’s relationship disclosure provided to the Charter special committee orally in advance of the meeting, and which was subsequently confirmed in writing, which disclosed (i) Centerview’s work and compensation in respect of advising the special committee of the board of directors of TripAdvisor, Inc. and (ii) that, since January 1, 2022, Centerview had not otherwise (a) been engaged on a fee-paying basis to perform financial advisory work for Liberty Broadband, Mr. Malone, Mr. Maffei or other entities identified as having significant relationships with Liberty Broadband, Mr. Malone or Mr. Maffei or (b) received any fees from any of such persons. The Charter special committee determined that (i) such relationships did not interfere with Centerview’s ability to provide financial advisory services to the Charter special committee and (ii) Centerview was independent from Liberty Broadband and Messrs. Malone and Maffei for purposes of advising the Charter special committee. At the meeting, Mr. Markley also provided an update on his recent conversations with Mr. Winfrey, and the Charter special committee continued discussing the potential benefits and other considerations relating to a potential transaction with Liberty Broadband.
On August 16, 2024, Mr. Malone indicated to Mr. Winfrey that, with respect to overall objectives for a transaction, the focus was less on liquidity in the near term and more on a clear path to eventual liquidity for the Liberty Broadband stockholders, which could include potentially entering into a transaction with Charter that could close on a delayed basis to accommodate any requisite regulatory approvals and de-levering transactions and to either allow time for Liberty Broadband to divest the GCI business or allow Charter sufficient time to consider options and potentially divest the GCI business, as well as to ensure an orderly transition of governance and ownership to the benefit of the public stockholders. Mr. Winfrey reported this discussion to Mr. Markley. On August 17, 2024, Mr. Malone sent an email to Messrs. Winfrey, Zinterhofer and Maffei further to the August 16 discussions in which he expressed a preference to include GCI in the transaction. Mr. Malone also discussed the de-levering transactions that could take place at Liberty Broadband during the pendency of the transaction, including whether it would make sense for Liberty Broadband to continue participating in Charter’s buyback program during such time. Mr. Winfrey shared this e-mail with Mr. Markley.
Also on August 17, representatives of Wachtell Lipton spoke with Renee Wilm, Chief Legal Officer and Chief Administrative Officer of Liberty Broadband, and informed her that, although Charter had not yet determined to move forward with a transaction with Liberty Broadband, the Charter special committee had determined that if a potential combination were pursued by Charter, it would need to be subject to the procedural conditions at Charter and that, while a final decision had not been made, the Charter special committee also expected to require that the transaction would be subject to comparable procedural conditions at Liberty Broadband.

On August 19, 2024, the Charter special committee held a meeting at which representatives of each of Wachtell Lipton and Centerview were present. The Charter special committee discussed potential next steps with respect to the evaluation of a potential transaction. At the meeting, the Charter special committee also determined that a potential transaction with Liberty Broadband ought to be subject to the procedural conditions.
In late August, Charter management and representatives of each of Wachtell Lipton, Centerview and Citi, acting as financial advisor to Charter, held meetings at which they discussed potential transaction structures, diligence process and relevant selected public transaction precedents, including prior Liberty transactions. Citi noted that the selected public Liberty transaction precedents, which consisted of SiriusXM, Expedia and DirectTV, ranged from a premium to net asset value, in the case of DirectTV, to a low single-digit discount in the case of Expedia, with the most recent of such transactions, SiriusXM, completed at no discount to net asset value.
On August 22, 2024, Wachtell Lipton delivered an initial high priority due diligence request list, prepared by Charter with input from its advisors, to Liberty Broadband.
On August 26, 2024, Liberty Broadband delivered an initial draft of a customary mutual non-disclosure agreement to Wachtell Lipton. Over the next several days, the parties negotiated a mutually acceptable non-disclosure agreement.
Also on August 26, the Charter special committee held a meeting, which was attended by Jessica Fischer, Chief Financial Officer of Charter, Jamal Haughton, Executive Vice President, General Counsel and Corporate Secretary of Charter, and representatives of each of Wachtell Lipton and Centerview. At this meeting, Ms. Fischer presented Charter management’s preliminary views on a potential collapse transaction with Liberty Broadband, including that it would be beneficial to delay closing of such a transaction to allow sufficient time for Liberty Broadband to pay down its debt and dispose of GCI prior to closing, as well as to ensure an orderly transition of governance and ownership to the benefit of the public stockholders. Following the departure of Ms. Fischer and Mr. Haughton from the meeting, Centerview presented preliminary financial analysis of Liberty Broadband based on publicly available information, reviewing the historical discount to Liberty Broadband’s net asset value at which Liberty Broadband Series C common stock had been trading. Centerview also reviewed with the Charter special committee various potential alternatives with respect to a transaction with Liberty Broadband, including the possibility of maintaining the status quo or pursuing a collapse transaction with all of Liberty Broadband. With regard to a collapse with Liberty Broadband, the Charter special committee and its advisors discussed the potential for Charter to take advantage of the net asset value discount, which could be accretive to Charter stockholders and also increase liquidity in Charter shares and reduce complexity in Charter’s corporate structure. The Charter special committee also discussed the alternatives with respect to the treatment of the GCI business in a potential transaction, which would need to be subject to further due diligence. The Charter special committee and its advisors also discussed the fact that from Liberty Broadband’s perspective, a collapse with Charter could be attractive to Liberty Broadband because it presented a unique tax-efficient solution for Liberty Broadband’s gain on Charter shares, which a third party acquirer would not be able to provide, provided greater liquidity for Liberty Broadband’s stockholders and resulted in less overhead expense for the combined company. Following deliberations and based on other considerations discussed at this and prior meetings, the Charter special committee determined to focus on evaluating a potential transaction to acquire all of Liberty Broadband, and directed representatives of Wachtell Lipton to begin the due diligence process with Charter management and Charter’s and the Charter special committee’s advisors. Representatives of Centerview also discussed with the Charter special committee the terms of select precedent transactions completed in recent years and key considerations in structuring a collapse transaction with Liberty Broadband, including potential alternatives with respect to the amount and form of the consideration (including the use of a fixed exchange ratio versus an exchange ratio based on a fixed discount to net asset value) and the treatment of GCI. The Charter special committee discussed with its advisors the strategy for engagement with Liberty Broadband, including next steps for due diligence, refining the financial analysis and formulating a preliminary proposal to be submitted to Liberty Broadband.
On August 27, 2024, the Liberty Broadband Board held a meeting. At the meeting, Ms. Wilm notified the Liberty Broadband Board that the Charter special committee was considering a potential acquisition of all the outstanding shares of Liberty Broadband capital stock and that an offer from the Charter special committee was expected to condition any such transaction on Liberty Broadband implementing conditions comparable to the procedural conditions. Due to the fact that the Liberty Broadband special committee was not then empowered to consider or evaluate a transaction involving the acquisition of all outstanding shares of Liberty Broadband capital stock, the Liberty Broadband Board considered whether to expand the powers of the Liberty Broadband special committee in anticipation of receiving a potential offer from the Charter special committee that would be conditioned upon the approval and recommendation of the Liberty Broadband special committee and approval of a majority of the unaffiliated Liberty Broadband stockholders. The Liberty Broadband Board determined it was advisable and in the best interests of Liberty Broadband and its stockholders to expand the powers and authority of the Liberty Broadband special committee to, among other things, pursue (and, if applicable, review, negotiate and evaluate) a potential sale of all outstanding shares of Liberty Broadband capital stock or any alternative thereto. The Liberty Broadband Board approved the expansion of the Liberty Broadband special committee’s powers and authority pursuant to a unanimous written consent of the Liberty Broadband Board executed on August 28, 2024.
On August 29, 2024, Charter and Liberty Broadband entered into the non-disclosure agreement, and on September 4, 2024, Liberty Broadband gave Charter management and its advisors access to a virtual data room, which included materials responsive to the August 22 high-priority due diligence request list. Over the next few weeks, Charter management, Charter’s advisors and the Charter special committee’s advisors sent follow-up due diligence request lists to Liberty Broadband and conducted due diligence on Liberty Broadband.
Also on August 29, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview. At this meeting, the attendees continued their discussions regarding Liberty Broadband’s net asset value and reasons for the discount, and the key terms that could be included in an initial proposal to Liberty Broadband, including the amount and form of the consideration (including the use of a fixed exchange ratio versus an exchange ratio based on a fixed discount to net asset value), the treatment of GCI, capital allocation matters and other structuring and timing matters.
On September 5, 2024, the Charter special committee held a meeting at which representatives of each of Wachtell Lipton and Centerview were present. Representatives of Centerview discussed with the Charter special committee the potential structure and terms of a transaction with Liberty Broadband, including potential alternatives with respect to the amount and form of the consideration (including the use of a fixed exchange ratio versus an exchange ratio based on a fixed discount to net asset value), the treatment of GCI, capital allocation matters and other structuring and timing matters. The Charter special committee and its advisors discussed the benefits and drawbacks of using a fixed exchange ratio versus a fixed discount to net asset value, and considered that all relevant precedent collapse transactions had used a fixed exchange ratio.
On September 6, 2024, Charter management and representatives of each of Wachtell Lipton, Centerview and Citi held a meeting at which representatives of Citi reviewed certain preliminary information and data regarding Liberty Broadband. Over the next several days, Centerview engaged in further discussions with Charter management and Citi on the financial model to better understand their view and assumptions with regard to a potential transaction with Liberty Broadband.
In early September 2024, in conversations with Messrs. Winfrey and Markley, Mr. Newhouse expressed support for the potential transaction in concept, subject to understanding the actual economic terms. Subsequently, from September through the signing of the merger agreement, Messrs. Winfrey and Markley continued to keep Mr. Newhouse regularly apprised of the status of the potential transaction.
On September 9, 2024, the Charter special committee held a meeting at which representatives of each of Wachtell Lipton and Centerview were present. Mr. Markley and representatives of each of Wachtell Lipton and Centerview met in person at Wachtell Lipton’s offices, and others joined telephonically. Mr. Markley informed the Charter special committee of his and Mr. Winfrey’s conversations with Mr. Newhouse. At this meeting, the Charter special committee and its advisors continued their discussions of the potential terms of a transaction, including the benefits thereof to Charter stockholders, and Charter management’s views on such terms.
On September 10, 2024, Wachtell Lipton delivered a draft of an initial proposal letter to Liberty Broadband to Mr. Markley and thereafter, with Mr. Markley’s permission, Charter management and representatives of Centerview, for input. Over the next several days, Wachtell Lipton revised the draft letter to reflect feedback from Mr. Markley, Charter management and Centerview.
On September 12, 2024, the Charter special committee held a meeting at which Mr. Winfrey, Ms. Fischer and Mr. Haughton, as well as representatives of each of Wachtell Lipton and Centerview were present. Prior to Charter management joining the meeting, representatives of Centerview reviewed the illustrative strategic rationale and related considerations of pursuing a collapse transaction at that time, both from Charter’s perspective and from Liberty Broadband’s perspective. Representatives of Centerview also discussed with the Charter special committee the potential structure and terms of a transaction with Liberty Broadband, including potential alternatives with respect to the amount and form of the consideration (including the use of a fixed exchange ratio versus an exchange ratio based on a fixed discount to net asset value) and timing matters. At the Charter special committee’s invitation, Mr. Winfrey, Ms. Fischer and Mr. Haughton joined the meeting to elaborate on Charter management’s views on the transaction. Mr. Winfrey reiterated that the discount to net asset value at which Liberty Broadband was trading was at an all-time high and that a transaction with a delayed timeline to close would preserve the benefits to Charter of having ample time to reduce aggregate debt and resolve the disposition of GCI and/or manage regulatory processes with the Federal Communications Commission if necessary, as well as ensure an orderly transition of governance and ownership to the benefit of the public stockholders. Mr. Winfrey informed the Charter special committee that the investor community has long expected that Charter and Liberty Broadband may collapse the structure and that Mr. Malone has more recently made his intentions known to the investor community. Mr. Winfrey also discussed other considerations, including the risks to Charter of Mr. Malone or Liberty Broadband pursuing alternative transactions, and noted that in his view offering an exchange ratio to Liberty Broadband that implies a discount to net asset value in the range of 11% to 13% would set a constructive tone for further negotiation. With regard to GCI, Mr. Winfrey stated that the transaction would be meaningful to Charter whether or not GCI is included. He expressed a preference for Liberty Broadband to divest GCI prior to closing but ultimately the issue was open to discussion because GCI is a small piece of the overall deal. Ms. Fischer then presented Charter management’s preference for using a fixed exchange ratio, noting that a fixed exchange ratio was market standard, easy to understand, less complicated to negotiate and would allow Charter to resume its share buyback program earlier than if a fixed discount to net asset value was used.
Later in the day on September 12, the Charter special committee held another meeting with representatives of each of Wachtell Lipton and Centerview to reflect on Charter management’s input and continue discussions of the terms of a potential transaction for purposes of formulating an initial proposal to Liberty Broadband. The Charter special committee did not come to a final view on what to propose to Liberty Broadband.
On September 13, 2024, representatives of Wachtell Lipton shared a revised draft of an initial proposal letter with the Charter special committee, reflecting input from Mr. Markley, Charter management and Centerview.
On September 14, 2024, the Charter special committee held a meeting at which representatives of each of Wachtell Lipton and Centerview were present. Mr. Markley informed the Charter special committee that A/N had filed a Form 4 after market closing on September 13 to report its participation in Charter’s buybacks, and that the market was now aware that Charter had not recently been in the market buying shares back, which could lead to speculation about a potential transaction. Mr. Markley also reported his conversations with Messrs. Newhouse, Winfrey and Zinterhofer on the issue. At this meeting, the Charter special committee discussed with its advisors the illustrative value creation for Charter and its stockholders at different exchange ratios and reviewed the terms of recent precedent collapse transactions to inform their initial proposal to Liberty Broadband. The Charter special committee determined that to the extent Charter can capture any discount to net asset value in its negotiations with Liberty Broadband, the transaction would be accretive to Charter stockholders. The Charter special committee met in executive session and determined parameters for the offer, which would be in the form of a fixed exchange ratio, and delegated to Mr. Markley the authority to finalize the proposal letter to Liberty Broadband on its behalf.
Over the next day, Mr. Markley had several conversations with representatives of each of Wachtell Lipton and Centerview to finalize the proposal letter. The final letter proposed that Liberty Broadband stockholders would receive 0.228 shares of Charter common stock per share of Liberty Broadband common stock, which represented a premium of approximately 27% to the unaffected price of Liberty Broadband stock as of the close of market on September 13, 2024 and a discount of approximately 10.9% to Liberty Broadband’s net asset value (based on the Charter special committee’s and Centerview’s preliminary calculation of Liberty Broadband’s net asset value). The offer was predicated on certain assumptions, including (i) that Liberty Broadband would dispose of GCI prior to completion of the transaction, along with the associated debt, with such disposition to be effected through a sale or a spin-off subject to further review (or alternatively, that Charter and Liberty Broadband would discuss terms for a transaction including GCI), (ii) the continuation of Charter’s share buyback program, from time to time in Charter’s discretion and subject to customary blackout periods, as it has in the past, except that Liberty Broadband’s participation would be limited to a modest amount required to remain approximately cash flow breakeven, (iii) the assumption or repayment by Charter of the net debt of Liberty Broadband at closing, and (iv) certain modifications to the current governance arrangements between Charter and Liberty Broadband to ensure an arms-length process until closing. The letter further contemplated that the transaction would occur on June 30, 2027 or earlier on the basis of a 60-day notice delivered by Charter if all approvals have been obtained, and that the transaction would be subject to certain conditions, including (a) completion of confirmatory due diligence review of business, financial, tax, human resources and legal matters, (b) receipt of required regulatory approvals (including HSR), (c) the procedural conditions, and (d) that the transaction would be subject to approval by the full Charter Board, including a majority of the directors designated by A/N.
On September 15, 2024, Mr. Winfrey, with the approval and at the direction of the Charter special committee, delivered the initial proposal letter (the “September 15 Charter Proposal”) to Messrs. Malone and Maffei, on behalf of Liberty Broadband. The full text of the September 15 Charter Proposal is reproduced below.
Ladies and Gentlemen,
I send this letter on behalf of Charter Communications, Inc. (“Charter”) with the approval and direction of the Special Committee of Unaffiliated Directors of Charter's Board of Directors.
Charter's relationship with Liberty Broadband Corporation (“Liberty Broadband”) (and, before that, Liberty Media) has been and remains of great importance to Charter. Liberty first invested in Charter in 2013, when Charter served approximately five million subscribers. Since that time, Liberty and Charter have shared the vision of growth, efficiency and customer service; and Charter has grown to one integrated system under a single brand, Spectrum, that now serves approximately 32 million customers. We are proud of what we have achieved together and grateful for the collaborative approach that has helped us to get here.
As you have highlighted to us, Liberty Broadband has historically traded at a discount to net asset value, in part as a result of its holding company structure. In that vein, we are pleased to provide this non-binding proposal with respect to a combination of Charter with Liberty Broadband in an all-stock transaction as described below. We believe that this proposal represents a compelling opportunity for Liberty Broadband to simplify its structure and meaningfully reduce this discount, to provide greater value, certainty and ultimately greater liquidity to the Liberty Broadband shareholder.
Liberty Broadband shareholders would receive 0.228 newly issued shares of Charter common stock for each share of Liberty Broadband common stock. This exchange ratio represents a premium of approximately 27% to the value of Liberty Broadband stock based on closing sale prices on September 13, 2024. This exchange ratio assumes that Liberty Broadband disposes of GCI prior to completion of the transaction. Alternatively, we are willing to discuss terms for a transaction that would include GCI.
The foregoing proposal is predicated on, among other things, the following assumptions:
•	The share count numbers that were provided in Liberty Broadband’s most recent public filings.
•
Commitments that, during the pendency of the transaction, the Liberty Broadband business (other than GCI) will operate in a steady state in all respects, and GCI will operate in the ordinary course consistent with past practice, subject only to efforts to separate GCI.

•
Liberty Broadband disposing of the GCI business prior to the combination, along with the associated debt, with such disposition for the benefit of Liberty Broadband shareholders to be effected through a sale or spin-off subject to further review.

•
The continuation of Charter’s buyback program, from time to time in Charter’s discretion and subject to customary blackout periods, as it has in the past, except that Liberty Broadband’s participation would be limited to a modest amount required to remain approximately cash flow breakeven.

•	The assumption or repayment by Charter of the net debt of Liberty Broadband at closing.
•	Our current governance arrangement with Liberty Broadband continuing until the closing, subject to certain modifications to ensure arms-length process going forward.
Consistent with our mutual expectations concerning optimal timing for the transaction, while we would seek respective shareholder approvals forthwith following announcement, the proposed combination would occur on June 30, 2027 or earlier on the basis of a 60-day closing notice delivered by Charter if all approvals have been obtained. Completion will be subject to customary closing conditions, including receipt of the required regulatory approvals (including HSR). We believe that, with the divestiture of GCI, FCC approval will not be required for the combination. Prior to executing a definitive agreement, we will need to complete confirmatory due diligence review of business, financial, tax, human resources and legal matters. To that end Charter will also provide you with the opportunity to conduct appropriate high-level reverse confirmatory due diligence on Charter.
The transaction will be negotiated by Charter's Special Committee of Unaffiliated Directors and will be subject to the receipt of the recommendation of the Special Committee and the approval of a majority of Charter's unaffiliated shareholders as a non-waivable condition. Charter is amenable to a comparable special committee approval and shareholder approval at Liberty Broadband. Additionally, the transaction will be subject to approval by Charter's full Board of Directors, including a majority of the directors designated by Advance/Newhouse.
This proposal is for discussion purposes only and does not represent an agreement of the parties or an offer to enter into an agreement, and is not intended to and does not create any legal or equitable obligations with respect to the potential transaction on the part of Charter, including any obligation to enter into or to continue any discussions or negotiations as to the terms outlined herein or otherwise. Any agreement with respect to the potential transaction must be in writing and executed by all parties thereto.
Please let us know your timing in terms of next steps.
Sincerely,

/s/ Christopher L. Winfrey

Christopher L. Winfrey
President and Chief Executive Officer
On September 15, 2024, Messrs. Maffei, Zinterhofer, Markley and Winfrey discussed the September 15 Charter Proposal, and specifically the treatment of GCI, expected timing of closing and clarifications of the terms of the proposal.
On September 16, 2024, Messrs. Malone and Winfrey further discussed the September 15 Charter Proposal. Mr. Winfrey advised Mr. Markley of this conversation. Also on September 16, 2024, Liberty Broadband management consulted with J.P. Morgan regarding the terms of the September 15 Charter Proposal.
On September 19, 2024, representatives of each of Charter management, Centerview, Citi and Wachtell Lipton convened to discuss diligence to date regarding GCI.
On September 22, 2024, Messrs. Malone and Zinterhofer spoke, and Mr. Malone advised that it was his expectation that Liberty Broadband would be making a counterproposal to the September 15 Charter Proposal containing certain terms, subject to the approval of the Liberty Broadband Board. Mr. Zinterhofer subsequently reported the conversation to Messrs. Winfrey and Markley.
On September 23, 2024, the Liberty Broadband Board held a meeting, during which Liberty Broadband management reviewed the terms of the September 15 Charter Proposal. It was noted that, contrary to prior expectations, the September 15 Charter Proposal was not expressly conditioned on comparable procedural conditions at Liberty Broadband. During the meeting, Mr. Malone advised the Liberty Broadband Board that he intended to engage in discussions regarding the potential combination of Liberty Broadband and Charter and that he was not engaging in discussions relating to a sale of solely his shares of Liberty Broadband common stock. Mr. Malone also confirmed that he would not seek a premium for his shares of Liberty Broadband Series B common stock. In light of the September 15 Charter Proposal and the terms thereof and Mr. Malone’s confirmations as described above, the Liberty Broadband Board disbanded the Liberty Broadband special committee (subject to the Liberty Broadband Board’s authority to reconstitute the Liberty Broadband special committee should doing so prove necessary or advisable), with the expectation of the Liberty Broadband Board being that Messrs. Malone and Maffei and other members of Liberty Broadband management would continue negotiations for a potential transaction with Charter. During such meeting, Liberty Broadband management also reviewed a proposed response to the September 15 Charter Proposal, which included GCI in the transaction and fixed the exchange ratio at 0.290 shares of Charter common stock for each share of Liberty Broadband common stock. Liberty Broadband management noted that the proposed response also provided that the transaction would be subject to the approval of a majority of the Liberty Broadband stockholders unaffiliated with Mr. Malone and his affiliates. Liberty Broadband management also reviewed with the Liberty Broadband Board the expected timing of any potential combination with Charter, noting that the proposed response would contemplate a June 30, 2027 closing, consistent with the September 15 Charter Proposal, subject to the parties’ ability to advance the date of closing upon their respective mutual agreement. The Liberty Broadband Board approved the proposed response and directed Liberty Broadband management to execute and deliver the same to Charter.
Also on September 23, Messrs. Maffei and Winfrey discussed the importance to Liberty Broadband of including GCI in the transaction, and Mr. Maffei stated that Liberty Broadband planned to issue a press release following the submission of its counterproposal.
That same day, Liberty Broadband delivered a letter to Mr. Winfrey with its counterproposal (the “September 23 Liberty Broadband Proposal”). The letter proposed a fixed exchange ratio of 0.290 shares of Charter common stock for each share of Liberty Broadband common stock, and that Charter would acquire GCI as part of the transaction. The letter otherwise agreed with the assumptions and other considerations set forth in the September 15 Charter Proposal. The letter also provided that the transaction would be subject to the approval of the Liberty Broadband Board, the approval of the requisite Liberty Broadband stockholders and the approval of a majority of the Liberty Broadband stockholders unaffiliated with Mr. Malone and his affiliates. Along with the letter, Liberty Broadband issued a press release on September 23 to announce that it had submitted a counterproposal to Charter, and filed a Schedule 13D/A with the SEC disclosing both the September 15 Charter Proposal and the September 23 Liberty Broadband Proposal. The full text of the September 23 Liberty Broadband Proposal is reproduced below.
Dear Chris:
Liberty Broadband Corporation (“LBC”) is in receipt of Charter Communications, Inc.’s (“Charter”) September 15, 2024 non-binding proposal (the “Proposal”) regarding a potential combination of Charter with LBC. We appreciate your interest in exploring the potential combination of our respective companies.
While the Proposal represents a constructive starting point, LBC management believes that the Proposal undervalues LBC. To that end, we would propose engaging in further discussions based upon the terms set forth herein. LBC would merge with a subsidiary of Charter in an all-stock transaction, inclusive of GCI Holdings LLC (“GCI”), on June 30, 2027 or such earlier date as the parties shall mutually agree. LBC stockholders would receive 0.2900 newly issued shares of Charter common stock for each share of LBC common stock issued and outstanding immediately prior to the merger, and we would expect Charter to assume or refinance LBC’s debt and preferred stock on or prior to closing. Between signing and closing, the current Charter governance arrangements between Charter and LBC would remain in effect, subject to such modifications as may be necessary to provide for a more limited participation by LBC in Charter’s stock buyback program.
In addition to the approvals that Charter outlined in the Proposal, the closing of the transaction would be subject to the approval of the Board of Directors of LBC, the requisite approval of LBC stockholders, and the approval of a majority of the stockholders of LBC unaffiliated with Dr. John C. Malone and his affiliates. The transaction would also be subject to customary closing conditions, including receipt of requisite regulatory approvals and applicable tax opinions. In addition, the foregoing counter-proposal is subject to the completion of reciprocal confirmatory due diligence of each party’s financial, tax, HR and legal matters. During the pendency of the transaction, LBC (including GCI) would operate in the ordinary course of business, subject to the terms of the definitive transaction agreements (if any).
We believe the foregoing counter-proposal represents a compelling opportunity for both parties. The proposed transaction, as outlined herein, rationalizes the dual corporate structure of both Charter and LBC, enhances the direct trading liquidity in Charter stock, provides a pathway to eliminating LBC’s existing governance rights and is consistent with precedent valuations. The transaction, if consummated, would also establish a fixed price at which shares of Charter common stock are effectively retired for the portion of LBC’s shares of Charter common stock underlying LBC’s debt. In addition, by retaining GCI, we believe Charter would be acquiring the leading consumer connectivity platform in Alaska at an attractive valuation and with an opportunity for further value creation through operational synergies and financing efficiencies.

The foregoing counter-proposal is offered for discussion purposes only and does not constitute an offer to sell any of the assets or equity of LBC or its affiliates. Unless and until definitive transaction agreements have been duly executed and delivered by all parties thereto, no contract or other obligation to proceed with a transaction shall be deemed to exist and none of LBC, its affiliates or their respective representatives shall have any liability or obligation of any kind whatsoever with respect to any transaction by virtue of this letter or any written or oral expression with respect to the transaction described herein.
Thank you for our strong partnership, and we look forward to your response.
Very truly yours,
Liberty Broadband Corporation
By: /s/ Gregory B. Maffei
Name: Gregory B. Maffei
Title: President and Chief Executive Officer
cc:	John C. Malone, Chairman of the Board
Liberty Broadband Corporation

Eric L. Zinterhofer, Chairman of the Board
Charter Communications, Inc.
Later on September 23, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to discuss the September 23 Liberty Broadband Proposal. Representatives of Centerview discussed that the September 23 Liberty Broadband Proposal represented a 7.4% premium to Liberty Broadband’s net asset value, including GCI (based on the Charter special committee’s and Centerview’s preliminary calculation of Liberty Broadband’s net asset value). After discussion, the Charter special committee determined that (x) they would like to obtain a value improvement in future rounds of negotiation relative to the September 23 Liberty Broadband Proposal and (y) they did not have sufficient information to evaluate fully the proposal given the lack of alignment on GCI and the fact that Charter had only conducted preliminary, high-level due diligence on GCI under the assumption that it would be excluded from the transaction. The Charter special committee directed Charter management, together with Charter’s and the Charter special committee’s advisors, to conduct further diligence on GCI to better understand its value and risks to Charter before determining how and whether to respond to Liberty Broadband. The Charter special committee also instructed Mr. Markley to solicit Mr. Winfrey’s feedback on the September 23 Liberty Broadband Proposal.
On September 25, 2024, Mr. Markley contacted Mr. Winfrey to update him on the Charter special committee’s desire for a value improvement to the September 23 Liberty Broadband Proposal. Mr. Winfrey expressed agreement with this objective and further noted that Charter management’s assessment of net asset value likely differed from Liberty Broadband’s and that the bid-ask on the discount spread was to be expected in any opening proposal from Liberty Broadband. Messrs. Markley and Winfrey also discussed the treatment of GCI and the additional diligence that would be required to evaluate potential courses of action.
Also on September 25, representatives of each of Charter management, Wachtell Lipton, Centerview, Citi, Liberty Broadband management, O’Melveny & Myers LLP, legal counsel to Liberty Broadband (“O’Melveny”), and J.P. Morgan held a call to understand Liberty Broadband’s perspective on the calculation of Liberty Broadband’s net asset value.
On September 25 and September 26, Mr. Malone spoke to Mr. Zinterhofer to discuss the offer and clarify its terms, particularly as to whether GCI would be acquired by Charter as part of the transaction. Mr. Zinterhofer relayed these discussions to Mr. Winfrey who then relayed the discussions to Mr. Markley.
On September 26, 2024, the Charter special committee held a meeting with representatives of Wachtell Lipton to continue their evaluation of the September 23 Liberty Broadband Proposal. Mr. Markley updated the attendees on his recent conversation with Messrs. Winfrey and Zinterhofer.
On September 30, 2024, the Charter special committee held a meeting, at which Ms. Fischer, Mr. Haughton and Jeff Murphy, Senior Vice President, Corporate Finance and Development of Charter, as well as representatives of each of Wachtell Lipton and Centerview were present. During this meeting, Charter management presented its preliminary views of the GCI business based on diligence conducted to date. Charter management noted that their preference would still be to exclude GCI. Following this presentation, Charter management left the meeting, and the Charter special committee and its advisors continued the discussions regarding the treatment of GCI, the exchange ratio offered in the September 23 Liberty Broadband Proposal, and initial analyst and stock market reactions to the public disclosure by Liberty Broadband of the potential transaction. Representatives of Centerview presented a preliminary financial analysis of the September 23 Liberty Broadband Proposal, including an illustrative calculation of Charter’s initial 0.228 proposed exchange ratio with adjustments to include GCI in the transaction based on various assumptions provided by Charter management, to facilitate a more direct comparison between the September 23 Liberty Broadband Proposal and the September 15 Charter Proposal. Representatives of Centerview also reviewed Liberty Broadband’s calculation of Liberty Broadband’s net asset value. The Charter special committee and its advisors discussed multiple different transaction structures that could be proposed to Liberty Broadband, and compared the advantages and disadvantages of maintaining their previous position of excluding GCI from the transaction, as well as the possibility of agreeing to include GCI in the transaction at an appropriate multiple.
On October 2, 2024, Messrs. Malone and Zinterhofer discussed Charter’s preference to exclude GCI from the transaction and provide for Liberty Broadband to divest GCI prior to closing, and Mr. Malone agreed to support this preference, with the understanding that the same would be subject to the consideration and approval of the Liberty Broadband Board. Mr. Zinterhofer reported the conversation to Messrs. Winfrey and Markley, and Mr. Markley then shared the development with the Charter special committee and its advisors.
On October 3, 2024, representatives of each of Centerview and Wachtell Lipton met with representatives of each of J.P. Morgan and O’Melveny to discuss the treatment of Liberty Broadband’s outstanding debt in connection with the proposed transaction.
Later that day, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to continue discussing the terms of a potential response to Liberty Broadband, in light of the exclusion of GCI. Representatives of Centerview presented a preliminary financial analysis of Liberty Broadband’s counterproposal, including with respect to an illustrative calculation of Liberty Broadband’s proposed exchange ratio of 0.290, with illustrative adjustments to exclude of GCI from the transaction based on various assumptions provided by Charter management, including with respect to the tax consequences of a GCI spin-off, to facilitate the Charter special committee’s evaluation of the counterproposal. The Charter special committee considered that the willingness to exclude GCI from the transaction, subject to the consideration and approval by the Liberty Broadband Board, was a positive development and determined to submit a counterproposal to Liberty Broadband to demonstrate their willingness to work constructively toward agreement, but that the revised exchange ratio should reflect only a modest increase relative to their initial proposal of 0.228, with the expectation that there would be further negotiations with Liberty Broadband and that any discount to net asset value would be accretive to the Charter stockholders. The Charter special committee met in executive session and determined parameters for the counteroffer, and delegated to Mr. Markley the authority to finalize the proposal letter on their behalf, in coordination with representatives of each of Centerview and Wachtell Lipton.
Over the next two days, Mr. Markley prepared a draft of a response letter with input from representatives of each of Centerview and Wachtell Lipton, and sought input from Messrs. Winfrey and Zinterhofer on such drafts.
On October 5, 2024, with approval from the Charter special committee, Mr. Winfrey delivered a response letter to Liberty Broadband, reflecting an exchange ratio of 0.231 shares of Charter common stock for each share of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband Series C common stock, and excluding GCI (the “October 5 Charter Proposal”). The revised exchange ratio implied a premium of approximately 25.5% to the unaffected closing price of Liberty Broadband Series C common stock on September 23, 2024 and a discount to net asset value of approximately 9.6% based on the unaffected closing price of Charter Class A common stock on September 23, 2024 (based on the Charter special committee’s and Centerview’s preliminary calculation of Liberty Broadband’s net asset value). The October 5 Charter Proposal also provided that Liberty Broadband would refinance certain of its outstanding debt after receipt of stockholder approvals for the transaction, and that Charter would otherwise assume or repay the net debt of Liberty Broadband at closing. Charter also reiterated that the transaction would close on June 30, 2027 or earlier if mutually agreed, and that the transaction would be subject to the conditions set forth in its initial letter, including the procedural conditions. The full text of the October 5 Charter Proposal is reproduced below.

Ladies and Gentlemen,
I send this letter on behalf of Charter Communications, Inc. (“Charter”) with the approval and direction of the Special Committee of Unaffiliated Directors of Charter’s Board of Directors.
Charter is in receipt of Liberty Broadband Corporation’s (“Liberty Broadband”) letter dated September 23, 2024. We appreciate your response and interest in pursuing a combination of Liberty Broadband and Charter on mutually agreeable terms.
We are pleased to provide a revised non-binding proposal to combine Liberty Broadband and Charter in an all-stock transaction in which Liberty Broadband shareholders would receive 0.231 newly issued shares of Charter common stock for each share of Liberty Broadband Series A, Series B or Series C common stock. This exchange ratio represents a premium of approximately 25.5% to the value of Liberty Broadband Series C common stock based on the unaffected closing sale prices on September 23, 2024. As discussed, our proposal assumes that Liberty Broadband disposes of GCI on reasonably acceptable terms prior to completion of the transaction, and therefore excludes all assets and liabilities of GCI. Charter proposes that Liberty Broadband refinance its 3.125% Exchangeable Debentures due 2054 using the Liberty Broadband margin loan facility as soon as practicable after shareholder approvals have been received. This proposal otherwise includes the assumption or repayment by Charter of the net debt of Liberty Broadband at closing.
In addition to the significant premium to unaffected Liberty Broadband trading prices represented by our offer, we also believe that this proposal represents a compelling opportunity for Liberty Broadband to simplify its structure and meaningfully reduce the current net asset value discount, to provide greater value, certainty and ultimately greater liquidity to the Liberty Broadband shareholder.
The foregoing proposal is predicated on, among other things, the assumptions and conditions (including committee, board and shareholder approvals) that we included in our letter dated September 15, 2024 (the “Initial Letter”), except as stated herein. The proposed combination would occur on June 30, 2027 or earlier if mutually agreed. Completion will be subject to customary closing conditions, including receipt of the required regulatory approvals (including HSR). We believe that, with the divestiture of GCI, FCC approval will not be required for the combination.
We are prepared to move forward expeditiously, complete necessary confirmatory diligence, and negotiate and execute a definitive agreement.
This proposal is for discussion purposes only and does not represent an agreement of the parties or an offer to enter into an agreement, and is not intended to and does not create any legal or equitable obligations with respect to the potential transaction on the part of Charter, including any obligation to enter into or to continue any discussions or negotiations as to the terms outlined herein or otherwise. Any agreement with respect to the potential transaction must be in writing and executed by all parties thereto.
We look forward to hearing from you regarding next steps.
Sincerely,

/s/ Christopher L. Winfrey

Christopher L. Winfrey
President and Chief Executive Officer
That same day, Mr. Winfrey spoke to Mr. Malone to advise that the October 5 Charter Proposal had been made and reiterate the terms, including the implied net asset value discount, the treatment of GCI and the treatment of Liberty Broadband’s margin loan and exchangeable debentures. Mr. Winfrey indicated to Mr. Malone that a meaningful move from Liberty Broadband in its next response would be constructive. Mr. Malone mentioned that he expected Liberty Broadband’s response to request that Charter authorize the election for a step-up in the basis of GCI in a spin-off, and that Liberty Broadband might make a $5 million restricted stock unit grant in connection with coming executive employment agreement negotiations. Mr. Winfrey subsequently reported the conversation to Messrs. Markley and Zinterhofer, and representatives of Charter management and Wachtell Lipton.

On October 10, 2024, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview. Representatives of Wachtell Lipton presented for discussion a summary of a possible initial draft merger agreement and a term sheet describing possible amendments to the stockholders agreement among Charter, Liberty Broadband and A/N and to the letter agreement between Charter and Liberty Broadband relating to Liberty Broadband’s participation in Charter’s share buybacks. The Charter special committee discussed with its advisors the existing provisions relating to Liberty Broadband’s board nomination and committee appointment rights, ownership and voting caps and standstill restrictions, and possible amendments in connection with the proposed transaction, including to address the fact that Liberty Broadband’s more limited participation in Charter’s buybacks during the interim period would be expected to cause Liberty Broadband to exceed the ownership cap.
On October 11, 2024, the Liberty Broadband Board held a meeting with members of Liberty Broadband management and representatives of J.P. Morgan to discuss the October 5 Charter Proposal and Liberty Broadband’s proposed response, taking into account the implied ownership for the holders of Liberty Broadband common stock in pro forma Charter and the implied value creation to the holders of Liberty Broadband common stock and, at the direction of, and based on guidance from, Liberty Broadband management, the estimated tax leakage of excluding GCI from the transaction and the implied discount to net asset value of including and excluding such leakage. The Liberty Broadband Board discussed with Liberty Broadband management and its advisors the terms of a counterproposal, including a proposed exchange ratio of 0.2541 shares of Charter common stock for each share of Liberty Broadband common stock, the exclusion of GCI from the transaction (by way of a spin-off to Liberty Broadband stockholders) and certain tax consequences associated therewith. The Liberty Broadband Board approved the proposed response to the October 5 Charter Proposal as described at the meeting and directed Liberty Broadband management to execute and deliver the same to Charter.
Later on October 11, Liberty Broadband delivered a letter (the “October 11 Liberty Broadband Letter”), the full text of which is reproduced below. The October 11 Liberty Broadband Letter proposed an exchange ratio of 0.2541, assuming exclusion of GCI from the transaction, and that the divestiture of GCI would occur by means of a taxable spin-off to Liberty Broadband’s stockholders, with Charter assuming the corporate-level tax liability arising from the spin-off.
Dear Chris:
Liberty Broadband Corporation (“LBC”) is in receipt of Charter Communication, Inc.’s (“Charter”) October 5, 2024 revised non-binding proposal (the “Proposal”) regarding a potential combination of Charter with LBC. We appreciate your continued interest in exploring the potential combination of our respective companies and suggest continuing discussions on the terms set forth in the Proposal, except as otherwise described herein.
We propose that LBC stockholders receive 0.2541 of a newly issued share of Charter common stock for each share of LBC common stock issued and outstanding immediately prior to the merger. This exchange ratio represents a 4% discount to LBC’s contributed NAV, which we estimate equals over $500 million using Charter’s unaffected closing price on September 23, 2024. While we continue to believe that including GCI in this transaction would be beneficial to both parties (and encourage Charter to reconsider including GCI in any final transaction structure), this counter-proposal assumes (i) GCI would be distributed to LBC stockholders in connection with the transaction, (ii) Charter would pay the corporate-level tax with respect to such distribution, and (iii) an appropriate tax election would be made to enable a step-up in the basis of the assets of GCI.
For the avoidance of doubt, we reaffirm our expectation that Charter would assume or refinance LBC’s parent level debt and preferred stock on or prior to closing. However, with respect to LBC’s 3.125% Exchangeable Debentures due 2054, we are open to working through a mutually acceptable approach that addresses Charter’s concerns.
This counter-proposal is offered for discussion purposes only and does not constitute an offer to sell any of the assets or equity of LBC or its affiliates. Unless and until definitive transaction agreements have been duly executed and delivered by all parties thereto, no contract or other obligation to proceed with a transaction shall be deemed to exist and none of LBC, its affiliates or their respective representatives shall have any liability or obligation of any kind whatsoever with respect to any transaction by virtue of this letter or any written or oral expression with respect to the transaction described herein.

We look forward to moving forward expeditiously with confirmatory diligence and appropriate documentation.
Very truly yours,
Liberty Broadband Corporation

By: /s/ Gregory B. Maffei
Name: Gregory B. Maffei
Title: President and Chief Executive Officer
cc:	John C. Malone, Chairman of the Board
Liberty Broadband Corporation

Eric L. Zinterhofer, Chairman of the Board
Charter Communications, Inc.
On October 14, 2024, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to discuss the October 11 Liberty Broadband Letter. Representatives of each of Wachtell Lipton and Centerview provided an update on the status of due diligence. Representatives of Centerview then presented a preliminary financial analysis of the counterproposal in the October 11 Liberty Broadband Letter, including to account for the proposed assumption by Charter of any corporate-level tax liability arising from the GCI spin-off based on various assumptions provided by Charter management, including relating to the potential corporate tax liability arising from the spin-off of GCI, to facilitate a more direct comparison between the October 11 Liberty Broadband Letter and the October 5 Charter Proposal. The Charter special committee evaluated with its advisors alternatives for addressing the tax liability, including the possibility of rejecting Charter’s assumption of the tax liability, accepting Charter’s assumption of the tax liability or allocating the tax liability between the parties through a tax receivables agreement, and the benefits and drawbacks of each alternative. The Charter special committee also considered the implied discounts to net asset value and value creation for Charter stockholders at different exchange ratios. The Charter special committee expressed a desire to obtain a better exchange ratio than was included in Liberty Broadband’s counterproposal, which implied only a modest discount to net asset value (assuming the Charter special committee’s and Centerview’s preliminary calculation of Liberty Broadband’s net asset value). The Charter special committee encouraged Mr. Markley to convey this reaction to Messrs. Winfrey and Zinterhofer to further relay to Liberty Broadband to help to obtain an improvement in Liberty Broadband’s proposal.
On October 15, 2024, Mr. Markley contacted Messrs. Winfrey and Zinterhofer to share the Charter special committee’s reaction to the October 11 Liberty Broadband Letter and that the Charter special committee was not motivated to respond to such proposal absent further conversations between the parties and their advisors to bridge the gap between the Charter special committee’s perspective on net asset value, on the one hand, and Liberty Broadband’s perspective on net asset value, on the other hand. Mr. Markley understood that either or both of Messrs. Winfrey and Zinterhofer would convey the same to Liberty Broadband.
On October 16, 2024, Mr. Maffei called Mr. Winfrey to inquire about the Charter special committee’s next steps on the October 11 Liberty Broadband Letter. Mr. Winfrey communicated to Mr. Maffei that the Charter special committee was considering its potential next step and he would await direction from the Charter special committee. Mr. Winfrey subsequently reported the conversation to Messrs. Markley and Zinterhofer and representatives of Charter management and Wachtell Lipton.
Between October 16 and October 22, 2024, certain members of Charter and Liberty Broadband management and their and the Charter special committee’s respective advisors participated in due diligence calls relating to various aspects of Liberty Broadband and its subsidiaries’ businesses.
On October 17, 2024, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to continue discussing the October 11 Liberty Broadband Letter and alternatives for allocating the tax liability. Mr. Markley also reported his conversation with Messrs. Winfrey and Zinterhofer. Following discussion and deliberation, the Charter special committee determined that they would not make a counterproposal and that they would signal that intention to Liberty Broadband in order to obtain an improved offer. The Charter special committee concluded that a discussion with Mr. Malone could convey the Charter special committee’s reaction to the October 11 Liberty Broadband Letter.
On October 18, 2024, Messrs. Conn and Winfrey further discussed the Charter special committee’s reaction to the October 11 Liberty Broadband Letter.
On October 19, 2024, Mr. Malone called Mr. Zinterhofer to inquire about the status of the Charter special committee’s review. Mr. Winfrey joined the call and he and Mr. Zinterhofer informed Mr. Malone that the Charter special committee would not be moving quickly to counter until it had gathered further information. Mr. Malone indicated that he continued to be of the view that it would be beneficial to advance the transaction and suggested that he would be supportive of a transaction with an exchange ratio of 0.236, but only as a final offer, with GCI excluded from the transaction and Charter bearing the corporate-level tax arising from the spin-off, but it was understood that the Liberty Broadband Board would need to review and consider the same.
That same day, Mr. Malone confirmed his support via email to Messrs. Winfrey, Markley and Zinterhofer.
Later on October 19, Mr. Markley updated the Charter special committee and representatives of each of Wachtell Lipton and Centerview regarding recent discussions and discussed potential next steps.
Over the next two days, representatives of Centerview held discussions with Charter management and representatives of Citi regarding the calculation of Liberty Broadband’s net asset value. Centerview’s calculation of Liberty Broadband’s net asset value, based on information provided by Liberty Broadband management, as well as adjustments thereto made by Charter management, and approved for use by the Charter special committee for purposes of Centerview’s financial analyses, is hereinafter referred to as the “contribution net asset value.”
On October 21, 2024, representatives of O’Melveny contacted representatives of Wachtell Lipton to advise that the Liberty Broadband Board was expected to be supportive of the 0.236 exchange ratio on the terms discussed with Mr. Malone on October 19.
Later on October 21, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to review the latest discussions with Liberty Broadband. Representatives of Centerview presented a preliminary financial analysis of the proposed 0.236 exchange ratio, including based on the contribution net asset value. After discussion, the Charter special committee agreed that the revised exchange ratio represented a significant concession from Liberty Broadband and observed that the implied discount to net asset value was favorable to Charter and would create substantial increase in equity value to unaffiliated Charter stockholders. The Charter special committee determined that it was in the best interests of Charter and the Charter Disinterested Stockholders to support the 0.236 exchange ratio, subject to final resolution of other transaction terms, and directed Mr. Markley to communicate its decision to Mr. Malone. The Charter special committee also instructed representatives of Wachtell Lipton to finalize the draft merger agreement on the terms previously discussed and approved by the Charter special committee, with Mr. Markley’s oversight and input from Charter management, and to share such draft with O’Melveny.
Later that day, Mr. Markley sent an email to Mr. Malone, copying Messrs. Winfrey and Zinterhofer, to communicate the Charter special committee’s position (the “October 21 Markley Email”).
On October 22, 2024, the Liberty Broadband Board met with members of Liberty Broadband management and representatives of J.P. Morgan to discuss the October 21 Markley Email. Liberty Broadband management provided an update on the status of negotiations to date. J.P. Morgan discussed with the Liberty Broadband Board the 0.236 exchange ratio, a comparison of Charter’s October 21st proposal compared to Liberty Broadband’s October 11th proposal, the implied ownership for the holders of Liberty Broadband common stock in pro forma Charter and the implied value creation to the holders of Liberty Broadband common stock and, at the direction of, and based on guidance from, Liberty Broadband management, the estimated tax leakage of excluding GCI from the transaction and the implied discount to net asset value of including and excluding such leakage. The Liberty Broadband Board confirmed its support of the Charter special committee’s position as set forth in the October 21 Markley Email, subject to the negotiation of definitive written agreements.
On October 23, 2024, on behalf of the Charter special committee, Wachtell Lipton sent O’Melveny an initial draft of the merger agreement.

On October 24, 2024, members of Charter and Liberty Broadband management met to discuss the potential terms of Liberty Broadband’s participation in Charter’s share buybacks during the pendency of the transaction, including the frequency, price and tax implications of such buybacks. They also discussed the potential terms of an unwind mechanism should the merger agreement be terminated and the transaction not be consummated. Liberty Broadband expressed reluctance to sell Charter shares in a manner that would potentially be taxable.
Later that day, on behalf of the Charter special committee, Wachtell Lipton sent O’Melveny an initial draft of the Malone voting agreement, pursuant to which, subject to certain conditions, certain trusts and entities affiliated with Mr. Malone would agree to vote their voting shares of Liberty Broadband, representing approximately 48.5% of the total voting power of the issued and outstanding shares of Liberty Broadband common stock and Liberty Broadband preferred stock, in the aggregate, in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, and against any action or proposal in favor of any alternative transaction. The Malone voting agreement also included restrictions on transfers of shares of Liberty Broadband voting stock, restrictions on conversions of shares of high-vote Liberty Broadband Series B common stock into shares of low-vote Liberty Broadband Series A common stock or no-vote Liberty Broadband Series C common stock and a waiver of any appraisal rights to which the holders may be entitled pursuant to applicable law in connection with the merger. The Malone voting agreement provided for expense reimbursement for the stockholders in connection with the negotiation and preparation of the agreement, including any HSR filing fees, subject to a cap to be agreed.
Over the next several days, Wachtell Lipton discussed with Charter management and Mr. Markley the possible terms of an amendment to the existing stockholders agreement among Charter, Liberty Broadband and A/N, and the existing letter agreement between Charter and Liberty Broadband. The amendment set forth proposed terms of Liberty Broadband’s participation in Charter’s buyback program during the pendency of the transaction, including the quantum, price, timing and use of proceeds from such buybacks, as well as an unwind mechanism in the event of termination of the merger agreement. In addition, the proposed amendment contemplated certain changes to the existing governance arrangements at Charter.
On October 25, 2024, members of Liberty Broadband management and O’Melveny discussed the initial draft of the merger agreement delivered by Wachtell Lipton to O’Melveny, including, among other terms and provisions, (i) the proposed treatment of Liberty Broadband’s outstanding equity awards in the merger, (ii) the provision governing the conduct of Liberty Broadband’s business during the period between signing and closing, (iii) the divestiture of GCI through a spin-off, (iv) the treatment of Liberty Broadband’s outstanding indebtedness, (v) the scope of the representations and warranties, (vi) the conditionality to the merger, (vii) the provisions governing the rights of the parties during the period between signing and receipt of the stockholder vote to seek and entertain potential topping bids and to change their recommendation in response to such potential topping bids or other intervening events, and (viii) the need for Charter to enter into additional ancillary agreements, including joinders to the tax sharing agreement and indemnification agreement to which Liberty Broadband is a party and which agreements were entered into in connection with the GCI split-off, a letter agreement with Liberty Media and related parties to terminate existing services agreements with Liberty Broadband effective at the closing, and certain other agreements. In addition, members of Liberty Broadband management and O’Melveny also discussed having Mr. Malone and certain of his affiliated trusts and entities enter into the Malone exchange side letter, providing for the exchange of certain of his shares of Liberty Broadband Series B common stock into Liberty Broadband Series C common stock concurrent with the closing of the GCI divestiture such that no set of holders comprised of five or fewer individuals, estates or trusts will collectively own (within the meaning of Section 1563(d)(2) of the Code) more than nineteen percent (19%) of the voting power of Liberty Broadband, in support of the tax benefits associated with a step-up in basis of the GCI assets at the time of a proposed spin-off of GCI.
On October 29, 2024, Wachtell Lipton provided an update to the Charter special committee via email on the status of transaction documents and next steps, noting that Liberty Broadband had indicated that they would like to sign and announce a transaction by November 14, 2024.
On the same day, representatives of each of Charter management, Citi, Centerview and Wachtell Lipton met to discuss Charter management’s proposed revised approach to buybacks from Liberty Broadband during the pendency of the transaction, including the quantum, price, timing and use of proceeds from such buybacks. Under the revised approach, in lieu of Charter buying back from Liberty Broadband only the minimum amount necessary to fund Liberty Broadband’s ongoing cash deficits and to avoid tax leakages prior to closing, as previously contemplated, Charter would buy back a monthly amount of at least $100 million (or, at its election, loan such funds to Liberty Broadband), and Liberty Broadband would commit to using such funds to repay its outstanding debt in accordance with the terms and funds flow set forth in the agreement. The revised approach was designed to facilitate Liberty Broadband fully repaying its outstanding debt by the closing, and would allow the parties to reduce accretion in Liberty Broadband’s ownership of Charter above the existing cap and reduce the excess amount above the cap that would need to be addressed in the event the transaction is not consummated. Additionally, Charter management believed that the two approaches to buybacks would be neutral to Charter stockholders in terms of value creation, and that the primary difference between the approaches was how the balance sheets of Charter and Liberty Broadband would be managed during the interim period. Representatives of each of Charter management, Citi, Centerview and Wachtell Lipton also discussed the treatment of GCI, including the possibility of allowing Liberty Broadband to dispose of GCI via a sale in lieu of a spin-off, the tax treatment of the divestiture and other considerations.
On October 31, 2024, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to discuss the latest status of the transaction documents and open issues. Representatives of Centerview reported to the Charter special committee that Charter management was considering a revised approach with respect to Liberty Broadband’s participation in share repurchases during the pendency of the transaction. The Charter special committee requested that Centerview review the revised approach to buybacks to determine whether it would have an impact on the value to Charter stockholders. Representatives of Centerview then left the meeting, and representatives of Wachtell Lipton reviewed with the Charter special committee various terms of the proposed transaction, including certain terms of the initial draft merger agreement and draft Malone voting agreement sent to O’Melveny, and Charter management’s latest thinking on the treatment of GCI and share buybacks.
Later that day, Mr. Haughton and Ms. Wilm and representatives of each of Wachtell Lipton and O’Melveny held a call to discuss the status of transaction documents, timing of announcing a transaction and preliminary considerations relating to share repurchases and the treatment of GCI. Mr. Haughton also communicated a request for Mr. Maffei to enter into a voting agreement on terms consistent with the Malone voting agreement.
Over the next several days, representatives of Wachtell Lipton and Charter management discussed the separation principles for the GCI spin-off, including the timing of the spin-off, the allocation of assets and liabilities of GCI, certain tax matters relating to the spin-off, including the maximum cash tax liability that Charter would be willing to assume in connection with the spin-off and the treatment of tax liabilities in excess of such maximum amount.
On November 2, 2024, O’Melveny provided a revised draft of the merger agreement to Wachtell Lipton, which included, among other modifications, (i) a change to the proposed treatment of Liberty Broadband’s outstanding equity awards, pursuant to which Liberty Broadband’s stock options would convert into comparable Charter options at the closing (with appropriate adjustments to the number of shares underlying such options and exercise price to account for the exchange ratio) in lieu of accelerating such options and converting them into merger consideration, (ii) the revision of certain covenants governing the conduct of Liberty Broadband’s business during the period between signing and closing to increase flexibility for Liberty Broadband, and the deletion of restrictions on the conduct of GCI during such period, (iii) a request for the parties to discuss a potential sale of GCI to a third party in lieu of a spin, and certain other changes to the covenants relating to the GCI divestiture, (iv) the revision of certain covenants governing the treatment of Liberty Broadband’s outstanding indebtedness, (v) the deletion of representations and warranties with respect to GCI, (vi) the deletion of certain conditions to closing of the transaction, including a condition to each party’s obligation to close the combination that no material adverse effect have occurred and be continuing with respect to the other party, and a condition for the benefit of Charter that Charter have received a tax opinion with respect to the U.S. federal tax consequences of the transaction, (vii) changes to the provisions that govern the rights of the parties during the period between signing and receipt of the stockholder vote to seek and entertain potential topping bids and to change their recommendation in response to such potential topping bids or other intervening events, and (viii) a requirement that Charter enter into additional ancillary agreements, including joinders to the tax sharing agreement and indemnification agreement to which Liberty Broadband is a party, as well as joinders to certain agreements entered into in connection with the GCI split-off, a letter agreement with Liberty Media and related parties to terminate existing services agreements with Liberty Broadband effective at the closing, and certain other agreements.

Also on November 2, Skadden, tax counsel to Liberty Broadband, delivered to Wachtell Lipton drafts of the Liberty Broadband and Charter tax opinion representation letters.
On November 3, 2024, representatives of each of Wachtell Lipton and Charter management met to discuss the revised draft merger agreement.
On November 4, 2024, representatives of each of Wachtell Lipton and O’Melveny held a call to discuss the markup of the merger agreement sent by O’Melveny. That same day, Messrs. Winfrey and Markley met to review issues in the revised merger agreement and discuss potential responses to Liberty Broadband on such issues.
Later that day, the Charter special committee held a meeting with representatives of each of Centerview and Wachtell Lipton. Representatives of Centerview presented a preliminary financial analysis of the differences between Charter management’s initial proposal with respect to share buybacks from Liberty Broadband during the interim period and Charter management’s proposed revised approach to buybacks. The revised approach held the leverage ratio constant but not the level of public buybacks. They reviewed Charter management’s rationale for the revised approach, including that the increased buybacks would facilitate Liberty Broadband repaying all of its outstanding debt prior to closing and would reduce the accretion in Liberty Broadband’s ownership in Charter during the interim period (therefore limiting the position that would need to be addressed if the merger agreement were terminated). They also noted that Charter management believed the buybacks could be done in a tax efficient manner, that the revised approach would present interest savings for the combined company at closing as Charter could borrow on more preferential rates than Liberty Broadband and that management preferred, all else equal, to reduce Liberty Broadband’s debt as much as possible by the closing. Representatives of Centerview preliminarily observed that the difference between the two approaches in terms of value creation for Charter stockholders appeared to be small, but that Centerview would need to further discuss with Charter management its assumptions and operating plans for the interim period to refine its analysis. Representatives of Centerview then left the meeting, and representatives of Wachtell Lipton provided an update to the committee on the status of the documentation and the material issues in the markup of the merger agreement provided by O’Melveny.
Also on November 4, Wachtell Lipton received a revised draft of the Malone voting agreement. Among other changes, Mr. Malone requested indemnification for claims arising out of the Malone voting agreement and the merger agreement with regard to any potential liability arising in connection with the signatories’ capacity as stockholders, subject to certain exceptions. Additionally, the Malone voting agreement provided that in the event the Liberty Broadband Board changed its recommendation as a result of an intervening event or a superior proposal and Charter did not elect to terminate the merger agreement, the stockholder signatories would be required to vote shares representing only 33.37% of the combined voting power of Liberty Broadband in favor of the transaction, and any excess shares above such threshold would be voted as determined by such stockholders.
From November 5 through 7, 2024, representatives of Centerview met with Charter management on multiple occasions to discuss the revised share repurchase proposal, including Charter management’s assumptions and operating and balance sheet plans for the interim period. Charter management walked through a schedule of the planned share repurchases and use of proceeds by Liberty Broadband to repay its outstanding debt and redeem its exchangeable debentures over the course of the 2.5 years until closing.
On November 5, 2024, O’Melveny delivered to Wachtell Lipton a draft of an assumption and joinder agreement to the existing tax sharing agreement between Qurate Retail, Liberty Broadband and Grizzly Merger Sub, pursuant to which Charter would become jointly and severally responsible for Liberty Broadband’s obligations and liabilities, and entitled to exercise and enforce Liberty Broadband’s rights, under the tax sharing agreement. O’Melveny also delivered to Wachtell Lipton a draft of an assumption and joinder agreement to the existing indemnification agreement between Liberty Broadband, Grizzly Merger Sub, LV Bridge, LLC, Qurate Retail and Liberty Interactive LLC, pursuant to which Charter would become jointly and severally responsible for Liberty Broadband’s obligations and liabilities, and entitled to exercise and enforce Liberty Broadband’s rights, under the indemnification agreement.
On November 6, 2024, O’Melveny delivered to Wachtell Lipton a draft of a letter agreement to be entered into between Charter, Liberty Broadband and Liberty Media and certain related entities, which provided for the termination of the existing services agreement, aircraft time sharing agreements and facilities sharing agreement between Liberty Broadband, Liberty Media and related entities effective as of the closing of the transaction, as well as a draft of a side letter agreement to be entered into between Charter, Liberty Broadband and Liberty Media, which provided for the assignment by Charter to Liberty Media of all rights in and to, and control over, certain protected and privileged information of Liberty Broadband, effective as of the closing of the transaction. Skadden also delivered to Wachtell Lipton a draft of proposed tax separation principles relating to the GCI spin-off.
Also on November 6, O’Melveny delivered to Mr. Malone’s legal counsel an initial draft of the Malone exchange side letter. Between November 6, 2024 and November 12, 2024, O’Melveny and Mr. Malone’s legal counsel discussed and exchanged drafts of the Malone exchange side letter, including to update the Malone exchange side letter to incorporate certain amendments to, and a waiver under, the Malone exchange agreement.
Also on November 6, Messrs. Winfrey and Markley met with Mr. Malone to discuss the key business issues in the merger agreement, including (i) the treatment of Liberty Broadband’s equity awards in the transaction, (ii) the structure, terms and timing of a GCI divestiture, including whether such divestiture would occur via a spin-off or a sale to a third party, and Charter’s request that to the extent that the cash tax payable by Liberty Broadband in connection with the spin-off exceeds an agreed threshold, GCI would pay Charter for 100% of the tax benefit arising from the additional tax gain corresponding to any cash tax payable in excess of such threshold under principles similar to a tax receivables agreement, (iii) limitations on Liberty Broadband’s and GCI’s ability to grant additional equity awards and make other changes to benefit plans, and (iv) the structure and terms of Liberty Broadband’s participation in Charter’s buybacks in a tax efficient manner and in an amount of at least $100 million per month to pay down Liberty Broadband’s debt between signing and closing. The parties reached preliminary agreement on certain terms, including that the outstanding Liberty Broadband stock options would be cancelled and converted into Charter common stock at the time of closing, as initially proposed by Charter, rather than rolling into comparable Charter options, and that Liberty Broadband would not grant additional equity awards during the interim period except for $5 million in restricted stock unit awards and no restrictions on its ability to grant restricted stock unit awards to GCI employees that will convert into GCI awards in connection with the spin-off. With respect to the GCI divestiture, Mr. Malone agreed that he would be supportive of the divestiture occurring via a spin-off rather than a cash sale, subject to agreement on the principles of the separation, and that he would be willing to consider supporting a tax receivables agreement for any cash tax payable above an agreed threshold. The parties understood that each would continue considering the discussed provisions. Following the meeting, Messrs. Winfrey and Markley reported the discussion to Charter management and representatives of each of Citi, Centerview and Wachtell Lipton.
Later that day, on behalf of the Charter special committee, Wachtell Lipton sent revised drafts of the merger agreement and the Malone voting agreement to O’Melveny. The revised merger agreement reflected the terms discussed among Messrs. Markley, Winfrey and Malone with regard to equity awards and GCI, and included, among other modifications (i) the reinsertion of a material adverse effect condition to closing, (ii) an exception to the Charter no-shop obligation for certain excluded alternative proposals that would not prevent the consummation of the proposed transaction with Liberty Broadband, and (iii) limitations on Liberty Broadband and GCI operations during the period between signing and closing. The revised Malone voting agreement eliminated the ratchet-down provision applicable to the voting commitment in the event the Liberty Broadband Board changed its recommendation in favor of the deal, and narrowed Liberty Broadband’s (and, following the closing, Charter’s) obligation to indemnify Mr. Malone. Wachtell Lipton also delivered to O’Melveny an initial draft of the separation principles governing the GCI spin-off, which defined the allocation of assets and liabilities of GCI and treatment of certain other matters customarily addressed in public company taxable spin-offs. Among other things, the separation principles provided that all assets used or held for use solely or primarily in, and all liabilities to the extent arising out of or relating to, the conduct of the GCI business, whether accruing or arising prior to, on or after the effective time of the GCI spin-off, would be allocated to GCI. With respect to tax matters, the separation principles provided that to the extent that the cash tax payable by Liberty Broadband in connection with the spin-off exceeds $400 million, GCI would pay Charter for 100% of the tax benefit arising from the additional tax gain corresponding to any cash tax payable in excess of $400 million under principles similar to a tax receivables agreement. Wachtell Lipton also sent to O’Melveny an initial draft of the stockholders and letter agreement amendment. The proposed amendment included (i) terms of the interim share repurchases from Liberty Broadband, including that Charter would repurchase shares in an amount up to $100 million per month from Liberty Broadband, or alternatively, under certain circumstances, Charter would lend money to Liberty Broadband, (ii) restrictions on the use of proceeds by Liberty Broadband, including a requirement that such proceeds be segregated and used to pay down its debt, (iii) an unwind provision in the event the merger agreement were terminated and Liberty Broadband’s ownership of Charter accreted above 30%, (iv) a requirement that Liberty Broadband forfeit its right under the existing stockholders agreement to appoint a Liberty Broadband director to the Compensation and Benefits Committee of the Charter Board and cause the resignation of Mr. Maffei from such committee concurrently with signing, and (v) a requirement that Liberty Broadband forfeit certain special consent rights under the existing stockholders agreement during the pendency of the transaction.
On November 7, 2024, members of Liberty Broadband management and representatives of O’Melveny met to discuss the revised draft merger agreement and the Malone voting agreement, the initial draft of the separation principles governing the GCI spin-off and the initial draft of the stockholders and letter agreement amendment.
Also on November 7, the Charter special committee met with representatives of each of Wachtell Lipton and Centerview to discuss the latest status of negotiations with Liberty Broadband and the transaction documentation. Mr. Markley reported his and Mr. Winfrey’s most recent discussion with Mr. Malone, including the concessions made by Liberty Broadband regarding treatment of equity awards and spin-off of GCI, and the discussions around a possible tax receivables agreement for any cash tax payable in connection with the GCI spin-off above an agreed threshold, the structure of the interim share repurchases and the unwind provision, which Mr. Malone and Liberty Broadband were continuing to review. Representatives of Centerview presented additional preliminary analyses regarding Charter management’s revised proposal on share repurchases between signing and closing, including an illustrative comparison of the value creation to Charter stockholders under both approaches to repurchases based on various assumptions provided by Charter management. It was noted that the revised proposal was approximately value-neutral versus the initial proposal. Members of the Charter special committee agreed that the revised approach would mitigate risk to Charter because it would reduce the number of excess shares above Liberty Broadband’s current 26% ownership cap that would need to be addressed in the event the merger did not close as well as reduce the amount of debt outstanding at Liberty Broadband in the event the merger did close. The Charter special committee also considered that the revised approach would facilitate the ability to manage the pro forma balance sheet and debt structure of the combined company. Following deliberation and discussion, members of the Charter special committee indicated their support for the revised approach to repurchases. The Charter special committee reviewed with its advisors the potential quantum of tax liability associated with a GCI spin-off, and following discussion, the Charter special committee expressed their desire to continue to push for a tax receivables agreement for any cash tax payable in excess of $400 million. Representatives of Wachtell Lipton then briefed the Charter special committee on the key business issues discussed with Mr. Malone and certain other terms under negotiation with Liberty Broadband’s counsel in the various transaction documents. The Charter special committee instructed representatives of Wachtell Lipton to continue to advance the transaction documents with O’Melveny.
Following the Charter special committee meeting, on behalf of the Charter special committee, Wachtell Lipton sent to O’Melveny an initial draft of the certificate of designations that would govern the terms of the Charter rollover preferred stock to be issued if the potential transaction is consummated. The draft certificate of designations mirrored the terms of the existing Liberty Broadband preferred stock.
On November 8, 2024, Mr. Haughton and Ms. Wilm and representatives of each of Wachtell Lipton and O’Melveny held a meeting to discuss the key open issues in the transaction documents.
Later that day, representatives of Charter’s and Liberty Broadband’s respective finance teams held a meeting to review the proposed terms of the share repurchases during the interim period, the use of proceeds of such repurchases to repay Liberty Broadband’s debt and the expected accretion in Liberty Broadband’s ownership in Charter during the pendency of the transaction. They discussed, among other things, the schedule and quantum of monthly repurchases by Charter to permit Liberty Broadband to repay all of its outstanding debt by the closing and maintain a minimum liquidity threshold required to fund its operations. Over the next few days, Charter and Liberty Broadband management continued to negotiate the terms of the repurchases and use of proceeds.
Also on November 8, 2024, the Liberty Broadband Board, together with representatives of Liberty Broadband’s management, reviewed a presentation on the financial and legal terms of the combination and discussed the history of the negotiations with the Charter special committee, as well as the remaining open issues between the parties. During the meeting, the Liberty Broadband Board considered the advantages and disadvantages of the combination and the reasons for completing the same on the terms outlined to the Liberty

Broadband Board. At the conclusion of the discussion, the Liberty Broadband Board authorized Liberty Broadband’s management to proceed with the negotiations towards finalizing a set of proposed definitive transaction documents and to provide an update as soon as practicable.
On November 10, 2024, O’Melveny delivered revised drafts of the Malone voting agreement, the merger agreement, the separation principles, the stockholders and letter agreement amendment and the certificate of designations of the preferred stock. The revised Malone voting agreement reinstated the ratchet-down provision for Mr. Malone’s voting commitment, such that if the Liberty Broadband Board changed its recommendation in favor of the transaction and Charter elected not to terminate the merger agreement, Mr. Malone would be required to vote in favor of the transaction shares representing only 33.37% of the aggregate voting power of Liberty Broadband minus the voting power represented by the shares subject to the Maffei voting agreement. The revised Malone voting agreement also proposed a $200,000 cap on the reimbursement of Mr. Malone’s expenses, with such cap to exclude any HSR filing fees. O’Melveny also delivered an initial draft of the Maffei voting agreement, which substantially mirrored the terms of the Malone voting agreement, except for the ratchet-down provision. The revised merger agreement included, among other modifications, changes to the timing of the GCI spin-off, pursuant to which Liberty Broadband would control such timing so long the spin-off is completed by the closing, changes to the timing and mechanics relating to the treatment of Liberty Broadband’s exchangeable debentures and other financing-related covenants, and increased flexibility for the operation of Liberty Broadband’s and GCI’s respective businesses. The revised separation principles accepted the request for a tax receivables agreement, but proposed increasing the threshold of tax liability above which such agreement would apply from $400 million to $420 million in cash tax payable in connection with the GCI spin-off. The revised stockholders and letter agreement amendment generally reflected the recent discussions between the parties on terms including regarding share repurchases, including that Charter would repurchase shares from Liberty Broadband in a monthly amount equal to the greater of $100 million and a minimum liquidity amount intended to ensure that Liberty Broadband has sufficient cash to pay its cash liabilities, and that Charter could determine to lend the money to Liberty Broadband in lieu of repurchases on specified terms (which loan would have to be repaid within six months in the event the merger does not close), and provided that Liberty Broadband would be required to use proceeds within six months to make payments on its debt.
That same day, Charter management and Wachtell Lipton met to review the key open issues presented by the revised drafts. Representatives of Wachtell Lipton then updated Mr. Markley and sought his views regarding these open issues. Following these calls, Mr. Haughton and Ms. Wilm and representatives of each of Wachtell Lipton and O’Melveny held a call to discuss the latest markups.
Later on November 10, on behalf of the Charter special committee, Wachtell Lipton delivered revised drafts of the various transaction agreements to O’Melveny, and O’Melveny delivered to Wachtell Lipton an initial draft of the Liberty Broadband disclosure letter.
On November 11, 2024, J.P. Morgan entered into a formal engagement letter with Liberty Broadband and provided a relationship disclosure letter to the management of Liberty Broadband, which provided customary relationship disclosures with respect to Liberty Broadband, Liberty Media, Charter and Advance Publications, Inc.
On November 11, 2024, Wachtell Lipton shared with O’Melveny an initial draft of the Charter disclosure letter.
That same day, the Charter special committee held a meeting with representatives of each of Wachtell Lipton and Centerview. At the Charter special committee’s invitation, Ms. Fischer joined for a portion of the meeting to walk the committee through Charter management’s proposed schedule of monthly share repurchases from Liberty Broadband and the use by Liberty Broadband of proceeds to redeem its exchangeable debentures and repay other debt during the pendency of the deal, and noted that the proposed schedule was designed to allow Charter management to manage the balance sheet and debt structure of the pro forma combined company. Ms. Fischer explained that Charter may elect to extend a loan to Liberty Broadband in lieu of repurchases under certain circumstances, which loan would have to be repaid within six months in the event the merger does not close. Ms. Fischer also noted that Liberty Broadband had requested that in the event of a termination of the transaction, Liberty Broadband’s ownership cap under the stockholders agreement would be reset to equal its equity interest at the time of termination, and Liberty Broadband would not be required to sell down to the existing 26% cap. Ms. Fischer explained that Charter management would be comfortable with this request given that Liberty Broadband’s ownership would be expected to accrete modestly under the revised share repurchase model, Charter management would have the ability to control buybacks from third parties, and Liberty Broadband would continue to be subject to the existing voting cap. Following the departure of Ms. Fischer from the meeting, representatives of Centerview presented Centerview’s preliminary financial analyses of the transaction, including that, as of November 11, 2024 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, based on the unaffected closing price of Charter Class A common stock on September 23, 2024 and after giving effect to the tax assumed to result from the disposition of GCI, the proposed exchange ratio implied a 7.2% discount to Liberty Broadband’s net asset value based on the contribution net asset value. The members of the Charter special committee also discussed that Charter was expected to (i) issue 34 million shares of Charter Class A common stock in the transaction based on the number of fully diluted shares of Liberty Broadband outstanding and (ii) acquire the 45.6 million shares of Charter Class A common stock held by Liberty Broadband, resulting in a net decrease of 11.6 million shares of Charter Class A common stock outstanding. The Charter special committee also reviewed Centerview’s updated relationship disclosure letter provided to the Charter special committee in advance of the meeting, which was generally consistent with Centerview’s relationship disclosure provided in August 2024; the Charter special committee determined that such disclosure letter did not change the Charter special committee’s determination regarding Centerview’s independence for purposes of advising the Charter special committee. Representatives of Wachtell Lipton then reviewed with the Charter special committee their fiduciary duties under Delaware law in considering a potential transaction with Liberty Broadband, a summary of the process of the Charter special committee to date, and changes in the relevant transaction documents since the last meeting of the Charter special committee. Representatives of Wachtell Lipton noted that the parties were working to finalize the agreements over the next day and the Charter special committee and full Charter Board would reconvene the following day to review and approve the final documents. The Charter special committee indicated its general support for the contemplated terms of the transaction.
Also on November 11, the Liberty Broadband Board met, with members of Liberty Broadband management and representatives of Potter Anderson present. Liberty Broadband management explained that, in connection with the GCI divestiture, Mr. Malone and his affiliates would exchange certain shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock to support the tax benefits associated with a step-up in basis of the GCI assets at the time of a GCI spin-off. In addition, Liberty Broadband management summarized the proposed amendments to and waiver under the Malone exchange agreement, and counsel summarized the requisite approval for the amendments and waiver and certain fiduciary considerations associated therewith. In addition, Liberty Broadband management provided an update on the status of negotiations.
Over the course of the day on November 11 and the morning of November 12, the final open issues in the merger agreement and the other transaction documents were resolved. From the time at which the initial draft agreements were distributed through the execution of the agreements, Charter management and Wachtell Lipton kept A/N and Paul, Weiss, Rifkind, Wharton & Garrison LLP, its legal counsel (“Paul Weiss”), updated regarding the status of such negotiations and shared drafts of all transaction documentation with A/N and Paul Weiss.
On November 12, the Charter special committee and representatives of each of Centerview and Wachtell Lipton reconvened the previous day’s meeting. At the meeting, representatives of Centerview presented Centerview’s financial analyses of the transaction, then Centerview rendered to the Charter special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion addressed to the Charter special committee dated November 12, 2024 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Charter, as described in more detail in “The Combination—Opinion of the Charter Special Committee’s Financial Advisor” and Annex J. Also at that meeting, representatives of Wachtell Lipton reviewed with the Charter special committee the key updates to the transaction agreements since the previous day’s meeting and the proposed resolutions to approve the transaction. After discussion, the Charter special committee determined that all material open issues had been resolved in a manner satisfactory to the Charter special committee and in the best interests of the stockholders of Charter. The Charter special committee unanimously (i) approved the transaction documents and the transactions contemplated thereby and determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, and (ii) recommended that the Charter Board approve and declare advisable the transaction documents and the transactions contemplated thereby, direct that the share issuance and the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Charter stockholders for approval and resolve to recommend that the Charter stockholders approve the share issuance and the merger agreement and the transactions contemplated thereby, including the merger.
Following the meeting of the Charter special committee, the Charter Board held a meeting. At the meeting, representatives of Citi reviewed and discussed Citi’s financial analyses with respect to the proposed combination. Thereafter, at the request of the Charter Board, Citi rendered its oral opinion to the Charter Board (which was subsequently confirmed in writing by delivery of Citi’s written opinion dated the same date) as to, as of November 12, 2024 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the exchange ratio set forth pursuant to the merger agreement, as described in more detail in “The Combination—Opinion of Charter’s Financial Advisor” and Annex K. Wachtell Lipton then reviewed with the Charter Board their fiduciary duties under Delaware law in considering a potential transaction with Liberty Broadband, a summary of the process of the Charter special committee to date, the material terms and conditions of the transaction agreements, and the proposed resolutions to approve the transaction. Based on the unanimous recommendation of the Charter special committee and other factors deemed relevant, the Charter Board unanimously (i) determined that the transaction documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, (ii) approved the transaction documents and the transactions contemplated thereby, (iii) authorized the execution and delivery of the transaction documents and the transactions contemplated thereby, (iv) directed that the share issuance and the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Charter stockholders for approval, and (v) resolved to recommend that the Charter stockholders approve the share issuance and the merger agreement and the transactions contemplated thereby, including the merger.
Also on November 12, 2024, the Liberty Broadband Board received the definitive merger agreement and related transaction documents, together with a summary thereof, and a copy of the written fairness opinion from J.P. Morgan to the effect that, as of the date of such opinion and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion), as more fully described below in the section “The Combination—Opinion of Liberty Broadband’s Financial Advisor” and Annex L. The Liberty Broadband Board subsequently executed a unanimous written consent (i) determining that the transaction documents and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of Liberty Broadband and its stockholders (including the Liberty Broadband Disinterested Stockholders), (ii) approving (including for purposes of Section 203 of the DGCL) and declaring advisable the transaction documents and the transactions contemplated thereby, including the merger, on the terms set forth in the merger agreement and the related ancillary agreements, each as presented to the Liberty Broadband Board, (iii) directing that the merger agreement be submitted to the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, and (iv) resolving to recommend that the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approve the adoption of the merger agreement. In addition, the Liberty Broadband Board (including the Independent Directors (as defined in the Malone exchange agreement and as determined in good faith by the Liberty Broadband Board)) approved the form and execution of the Malone exchange side letter.
Later that night, Charter and Liberty Broadband executed the merger agreement and the related transaction documents. The following morning, before market open on the Nasdaq, Charter and Liberty Broadband issued a joint press release announcing the transaction and the execution of the merger agreement and the other transaction documents.

Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors
The Charter Board unanimously recommends that the Charter stockholders vote “FOR” the Charter merger proposal, “FOR” the share issuance proposal and “FOR” the Charter adjournment proposal.
On August 1, 2024, the Charter Board established the Charter special committee, consisting entirely of independent and disinterested directors of Charter, with exclusive authority to, among other things, (i) investigate, explore and evaluate any potential transaction involving Liberty Broadband and related matters, as well as any potential alternative transactions, (ii) conduct any discussions or negotiations with any party with respect to the terms and conditions of any potential transaction, or direct or terminate any such discussions and negotiations, (iii) determine whether any potential transaction is in the best interests of Charter and its stockholders (other than any affiliated stockholders) and what action, if any, should be taken with respect to any potential transaction, including but not limited to recommending not to proceed with any potential transaction, (iv) if advisable, negotiate (or direct the negotiation) and recommend that Charter enter into any and all definitive agreements with respect to any potential transaction and approve any actions or agreements and other documents as the Charter special committee deems advisable, (v) if advisable, recommend to the Charter Board any actions or determinations with respect to any potential transaction that are required by law to be taken or made by the full Charter Board or are not within the scope of the Charter special committee’s powers and authority, (vi) review and comment upon any and all documents and other instruments used in connection with any potential transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, and (vii) take all other actions that may, in the judgment of the Charter special committee, be deemed necessary, appropriate or advisable to assist the Charter special committee in carrying out its responsibilities, in each case as, in a manner and at such time as the Charter special committee shall determine to be appropriate and desirable; with the final approval of any potential transaction (and the documents implementing the same) subject to the further approval of the Charter Board. In addition, the Charter Board resolved not to approve a potential transaction involving Liberty Broadband or any alternative thereto without a prior favorable recommendation of the Charter special committee.
At a meeting held on November 12, 2024, after extensive consultation with, and acting with the advice of, its own independent legal and financial advisors, the Charter special committee unanimously (i) approved the transaction documents and the transactions contemplated thereby and determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, and (ii) recommended that the Charter Board approve and declare advisable the transaction documents to which Charter is a party and the transactions contemplated thereby, direct that the share issuance and the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Charter stockholders for approval and resolve to recommend that the Charter stockholders approve the share issuance and the merger agreement and the transactions contemplated thereby, including the merger.
The Charter special committee’s recommendation was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
•
the Charter special committee’s thorough review, together with its independent financial and legal advisors, of the structure of the combination and the financial and other terms of the merger agreement (including Liberty Broadband’s representations, warranties and covenants, the conditions to its obligations, and the termination provisions and related termination fee, as well as the likelihood of consummation of the combination and likely time period necessary to close the combination) and the terms of the other transactions contemplated by the transaction documents, including the agreement among Charter, Liberty Broadband and A/N regarding share buybacks during the interim period;

•	its understanding of Liberty Broadband and Liberty Broadband’s business, financial position, financial performance and results of operations;
•
the fact that the exchange ratio represents a discount of approximately 7.2% to Liberty Broadband’s net asset value based on the unaffected closing price of the shares of Charter Class A common stock on September 23, 2024, and the combination therefore represents a large-scale share buyback by Charter at a discount, which is expected to be immediately accretive to Charter stockholders;

•	the fact that the combination will simplify Charter’s equity capital structure;

•	the fact that the combination will result in more trading liquidity for Charter Class A common stock;
•	the historical and then-current trading prices and volumes of the Charter Class A common stock and each series of Liberty Broadband common stock;
•
the fact that no premium was being paid in respect of the high-vote Liberty Broadband Series B common stock, a majority of which are beneficially owned by Mr. Malone and Mr. Maffei and their affiliates;

•	the fact that the Malone Group and the Maffei Group agreed to enter into voting agreements in connection with the combination;
•	the fact that Liberty Broadband had agreed to divest its GCI business prior to closing, and that such divestiture was a condition to closing;
•
the fact that the exchange ratio is fixed, with no adjustment in the number of shares of Charter Class A common stock to be received by Liberty Broadband stockholders as a result of possible increases or decreases in the trading price of any series of Liberty Broadband common stock or the Charter Class A common stock following the announcement of the combination, which the Charter special committee believed was consistent with market practice for transactions of this type and with the strategic purpose of the combination and beneficial to the unaffiliated shareholders compared to other transaction structures;

•
the presentation and the oral opinion of Centerview to the Charter special committee, which was subsequently confirmed by delivery of a written opinion addressed to the Charter special committee dated November 12, 2024, that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, as of November 12, 2024, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Charter, as described in more detail in “—Opinion of the Charter Special Committee’s Financial Advisor;”

•
the fact that Liberty Broadband will remain a large stockholder of Charter and retain its designees to the Charter Board during the pendency of the combination, which will provide Charter with stability and allow Charter to focus on executing its long-term business plan, including its investment cycle, for the benefit of its stockholders during this period;

•
the fact that the combination allows Charter to avoid potential disruption to Charter if Liberty Broadband were to undergo a change of control or otherwise sell its shares of Charter to a third party instead of to Charter;

•
the fact that Charter and Liberty Broadband have agreed to a schedule of share buybacks during the interim period that are expected to be executed in a tax-efficient manner and are designed to facilitate Liberty Broadband repaying all of its outstanding debt (excluding GCI debt) prior to the anticipated closing and result in a more desirable pro forma balance sheet of the combined companies as of the closing;

•	how the proposed transaction fits into Charter’s longer-term strategy to conduct share buybacks;
•	the ability of Charter to maintain its plan with respect to pro forma leverage;
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the fact that Liberty Broadband will continue to be subject to the existing voting cap under the existing stockholders agreement during the pendency of the combination, and will be required to vote any shares it owns above that threshold in the same proportion as all other votes cast with respect to the applicable matter (other than votes cast by A/N and certain other persons);

•
that the merger agreement allows Charter to pursue, consider and respond to alternative transactions that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not, or would not reasonably be expected to, (i) materially impair, hinder, impede or delay or (ii) prohibit or prevent the consummation of the combination;

•
that the merger agreement allows Charter, under certain circumstances, after complying with the terms of the merger agreement, prior to approval of the merger agreement by the Charter stockholders, to change its recommendation to the Charter stockholders; and

•
the fact that the combination is intended to qualify as a “reorganization” for U.S. federal income tax purposes and, accordingly, is intended to be completed in a manner that is tax-free to Charter and the Charter stockholders, and the combination is conditioned on the receipt of an opinion from Wachtell Lipton, counsel to the Charter special committee, and the receipt of an opinion from Skadden, Liberty Broadband’s special tax counsel, that, in each case, based on certain representations and assumptions, and subject to certain limitations and qualifications, the combination will qualify as a “reorganization,” as described in more detail in “U.S. Federal Income Tax Considerations of the Combination.”

In reaching its decision to recommend that the Charter stockholders vote to approve the Charter merger proposal and the share issuance proposal, the Charter Board relied on the recommendation of the Charter special committee and consulted with Charter’s legal advisor, Charter’s financial advisor and Charter management. After such discussions, at a meeting held on November 12, 2024, the Charter Board, including at least a majority of (a) the Unaffiliated Directors (as defined in Charter’s amended and restated certificate of incorporation, as amended (the “Charter certificate of incorporation”), and the existing stockholders agreement (as defined herein)) and (b) the directors designated by A/N pursuant to the existing stockholders agreement, acting on the unanimous recommendation of the Charter special committee, unanimously (i) determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, (ii) approved the transaction documents to which Charter is a party and the transactions contemplated thereby, (iii) authorized the execution and delivery of the transaction documents to which Charter is a party and the transactions contemplated thereby, (iv) directed that the share issuance and the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Charter stockholders for approval, and (v) resolved to recommend that the Charter stockholders approve the share issuance and the merger agreement and the transactions contemplated thereby, including the merger.
The Charter Board’s decision was based on a number of factors, including the following (which are not necessarily presented in order of relative importance):
•	the recommendation of the Charter special committee and all of the factors set forth above on which such recommendation was based;
•
the fact that the exchange ratio and the other terms of the merger agreement resulted from arms’-length negotiations between the Charter special committee and its legal and financial advisors, on the one hand, and the Liberty Broadband Board and its legal and financial advisors, on the other hand;

•	its understanding of Liberty Broadband and Liberty Broadband’s business, financial position, financial performance and results of operations; and
•
the financial analyses reviewed and discussed with the Charter Board by representatives of Citi as well as the oral opinion of Citi rendered to the Charter Board on November 12, 2024 (which was subsequently confirmed in writing by delivery of Citi’s written opinion dated the same date) as to, as of November 12, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the exchange ratio set forth pursuant to the merger agreement, as described in more detail in “—Opinion of Charter’s Financial Advisor.”

The Charter special committee and the Charter Board were also mindful of a number of factors that are discussed below relating to the procedural safeguards that they believe were and are present to ensure the fairness of the combination. The Charter special committee and the Charter Board each believe these factors (which are not necessarily presented in order of relative importance) support their determinations and recommendations and provide assurance of the procedural fairness of the combination to the Charter stockholders, including the Charter Disinterested Stockholders:
•
the fact that the Charter merger proposal must be approved by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class;

•
the fact that the Charter special committee consists of independent and disinterested directors of Charter who are not affiliated with any of Liberty Broadband, the Malone Group, the Maffei Group, A/N or their respective affiliates, are not employees of Charter or Liberty Broadband or any of their affiliates, and have no financial interest in the combination different from, or in addition to, the interests of the Charter Disinterested Stockholders other than their interests described under “—Interests of Charter Directors and Executive Officers in the Combination;”

•
the fact that the Charter special committee was advised by Centerview, as independent financial advisor, and by Wachtell Lipton, as independent legal advisor, each a nationally recognized firm selected by the Charter special committee;

•
the fact that the Charter special committee conducted deliberations in 25 formal meetings during a period of more than three months regarding the combination and was advised by independent financial and legal advisors, and each member of the Charter special committee was actively engaged in the process;

•	the fact that the Charter Board was advised by Citi, as separate financial advisor, and Wachtell Lipton, as legal counsel, each a nationally recognized firm selected by the Charter Board; and
•	the fact that the Charter special committee was aware that it had no obligation to recommend any transaction.
In the course of its deliberations, the Charter special committee and the Charter Board were also mindful of a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	the risk that the full strategic and financial benefits expected to result from the combination may not be realized fully or at all or may take longer to realize than expected;
•
the risk that the combination may not be completed in a timely manner or at all, including the risk that the failure to complete the merger could cause Charter to incur significant expenses and lead to negative perceptions among investors;

•
the fact that the consideration to be received by holders of Liberty Broadband common stock will consist of shares of Charter Class A common stock based on a fixed exchange ratio and that the value of the consideration to be received by Liberty Broadband stockholders may increase between signing and closing as a result of changes in the trading price of the Charter Class A common stock;

•
the fact that not all of the conditions to the completion of the combination, including the receipt of necessary third party and regulatory approvals, and completion of the GCI divestiture, are within the parties’ control;

•	the possibility that regulatory approvals necessary to consummate the combination may not be obtained in a timely manner or on terms that are satisfactory to the parties;
•
the substantial costs to be incurred by Charter in connection with the combination and the negotiation of the transaction documents, including in connection with any litigation that may result from the announcement or pendency of the combination, some of which may be payable regardless of whether the combination is consummated, and the impact of such costs on Charter’s financial position;

•	the fact that Charter is required to assume certain obligations and liabilities of Liberty Broadband owed to Qurate Retail under the tax sharing agreement and indemnification agreement;
•
the restrictions set forth in the merger agreement on the conduct of Charter’s business prior to completion of the combination, which require Charter to refrain from taking certain actions, subject to specified limitations, which could delay or prevent Charter from undertaking certain transactions pending completion of the combination;

•
the fact that the merger agreement provides for the payment of a termination fee of $460 million that would become payable by Charter under certain circumstances, including if Liberty Broadband terminates the merger agreement pursuant to the parent adverse recommendation change termination right;

•
the possibility that Liberty Broadband’s ownership interest in Charter during the pendency of the combination may accrete above the ownership cap under the existing stockholders agreement, and Liberty Broadband will be entitled to maintain its increased ownership interest if the combination is later terminated;

•
the possibility that either Skadden or Wachtell Lipton would be unable to deliver its reorganization tax opinion, which could prevent the combination from closing, or that the Internal Revenue Service (the “IRS”) could assert that the combination otherwise failed to qualify as a “reorganization,” notwithstanding the delivery of such opinions, which could result in material adverse consequences; and

•
the various other applicable risks associated with Charter and Liberty Broadband and the combination, including the risks described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Charter special committee and the Charter Board each determined that the risks and potentially negative factors associated with the combination were outweighed by the potential benefits of the combination and each determined that the merger agreement and the other transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Disinterested Charter Stockholders.
The foregoing discussion of the information and factors considered by the Charter special committee and the Charter Board in reaching their respective conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Charter special committee and the Charter Board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the other transaction documents and the transactions contemplated thereby, and the complexity of these matters, neither the Charter special committee nor the Charter Board found it practicable to, and each did not attempt to, quantify, rank, or assign any relative or specific weights to the various factors considered in reaching its respective determinations and making its respective recommendations. In addition, individual directors may have given different weights to different factors. The Charter special committee and the Charter Board each considered all of the foregoing factors as a whole and based its respective recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Charter’s business, financial condition or results of operations or the future financial performance of the surviving company of the combination. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42 and “Risk Factors” beginning on page 44.
Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors
The Liberty Broadband Board unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal and “FOR” the Liberty Broadband adjournment proposal.
Liberty Broadband’s management and the Liberty Broadband Board periodically review the performance of Liberty Broadband to evaluate and respond to strategic opportunities and to determine if changes to its capital structure or other strategic opportunities would better maximize stockholder value. Liberty Broadband’s management and the Liberty Broadband Board believe that a significant trading discount applies to Liberty Broadband capital stock. As a result, and with the view that a combination between Charter and Liberty Broadband’s interest therein would present a mutually beneficial opportunity to rationalize the capital structure of both companies and reduce the trading discount associated with Liberty Broadband common stock, the Liberty Broadband Board has determined to effect a change to Liberty Broadband’s capital structure by implementing the combination. The Liberty Broadband Board determined that the combination is advisable and in the best interests of Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders. The Liberty Broadband Board took into account a number of factors (none of which can be guaranteed to occur), when approving the combination, including the following:
•
Address historical trading discount. The combination is expected to meaningfully reduce (or eliminate) the discount to net asset value at which Liberty Broadband common stock has historically traded by eliminating the complexity and uncertainty associated with Liberty Broadband’s capital structure and creating a single-asset backed security. Liberty Broadband believes the reasons for this discount include the complexity of the Liberty Broadband capital structure, multiple layers of financial reporting associated with the dual public holding company structure, the voting cap on Liberty Broadband’s equity ownership in Charter creating asymmetry between the economic ownership interest of Liberty Broadband in Charter and Liberty Broadband’s voting power, uncertainty regarding future corporate opportunities at Charter and uncertainty regarding Liberty Broadband’s plans with respect to its interest therein, among other things. The combination will eliminate all of these factors, which is expected to effectively address the historical trading discount.
•
Provide Liberty Broadband stockholders with a direct investment in Charter. The combination will provide Liberty Broadband stockholders with a direct investment in Charter, an asset-backed equity currency with significant float that will be available to raise capital to fund its financial needs or for future acquisitions and growth opportunities. In addition, the combination will eliminate the multiple voting classes of Liberty Broadband common stock and result in Liberty Broadband stockholders investing in a public company with a single class of common shares outstanding (excluding the single share of Class B common stock of Charter outstanding).

•
Improve trading liquidity. The significant public float provided by the combination is also expected to improve trading liquidity for Liberty Broadband stockholders. In addition, the Charter management team will have greater flexibility to pursue growth and capital allocation strategies under a simplified capital and governance structure.

•
Opinion of J.P. Morgan Securities LLC. The financial analyses presented by J.P. Morgan to the Liberty Broadband Board and the written opinion dated November 12, 2024, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion), as more fully described below in the section entitled “The Combination—Opinion of Liberty Broadband’s Financial Advisor”. The full text of the written opinion of J.P. Morgan, dated November 12, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex L to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

•
Qualification as a “reorganization” for federal income tax purposes. The Liberty Broadband Board also considered the fact that the combination is intended to qualify as a “reorganization” for U.S. federal income tax purposes and, accordingly, is intended to be completed in a manner that is generally tax-free to Liberty Broadband and the Liberty Broadband stockholders, except to the extent of any income, gain or loss recognized with respect to the receipt or distribution of property other than Charter capital stock (including stock of GCI spinco and cash in lieu of fractional shares), and that the combination is conditioned on the receipt of an opinion from Skadden, Liberty Broadband’s special tax counsel, and from Wachtell Lipton, counsel to the Charter special committee, that, in each case, based on certain representations and assumptions, and subject to certain limitations and qualifications, the combination will qualify as a “reorganization,” as described in more detail in “U.S. Federal Income Tax Considerations of the Combination.”

The Liberty Broadband Board also considered a variety of risks, uncertainties and other potentially negative factors in its deliberations concerning the combination, including the following (which are not necessarily presented in order of relative importance):
•	the risk of being unable to achieve the benefits expected from the combination;
•	the potential disruption of the businesses of Liberty Broadband and Charter, as its management and employees devote time and resources to completing the combination;
•	the substantial costs of effecting the combination;

•
while the combination is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the combination will be satisfied or waived, and as a result, it is possible that the combination might not be completed;

•
the heightened risk due to the fact that the parties have agreed to a closing to occur on June 30, 2027 (subject to the satisfaction or waiver of the conditions to closing), unless terminated in accordance with the merger agreement or otherwise agreed, and subject to adjustment in connection with certain tax law changes that may be proposed following the date of the merger agreement, in each case, as set forth in the merger agreement, described under “The Combination—Timing of the Combination”;

•
the interests of Liberty Broadband’s directors and executive officers and the interests of Charter’s directors and executive officers in the combination described under “—Interests of Liberty Broadband Directors and Executive Officers in the Combination” and “—Interests of Charter Directors and Executive Officers in the Combination”, respectively;

•
that the merger consideration to be received by holders of shares of Liberty Broadband common stock will consist of Charter Class A common stock based on a fixed exchange ratio and that the value of the merger consideration may decline either before or after the Liberty Broadband special meeting and there will be no adjustment to such exchange ratio, thereby exposing the Liberty Broadband stockholders to the risks of an equity investment;

•
that certain provisions of the merger agreement that require Liberty Broadband to pay Charter a termination fee in certain circumstances could deter a third party from making a competing acquisition proposal for Liberty Broadband common stock or assets of Liberty Broadband;

•	the tax liabilities that will arise from the GCI divestiture undertaken in connection with the combination;
•
the possibility that either Skadden or Wachtell Lipton would be unable to deliver its reorganization tax opinion, which could prevent the combination from closing, or that the IRS could assert that the combination otherwise failed to qualify as a “reorganization,” notwithstanding the delivery of such opinions, which could result in material adverse consequences; and

•
the various other applicable risks associated with Liberty Broadband and Charter and the combination, including the risks described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Liberty Broadband Board evaluated the costs and benefits of the combination as a whole and did not find it necessary to assign relative weights to the specific factors considered. The Liberty Broadband Board concluded, however, that the potential benefits of the combination outweighed, in each case, the potential costs of the combination, and that the combination is necessary, appropriate, advisable and in the best interests of Liberty Broadband and its stockholders. The foregoing discussion of the information and factors considered by the Liberty Broadband Board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Liberty Broadband Board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the other transaction documents and the transactions contemplated thereby, and the complexity of these matters, the Liberty Broadband Board found it impracticable to, and did not attempt to, quantify, rank, or assign any relative or specific weights to the various factors considered in reaching its determinations and making its recommendations. In addition, individual directors may have given different weights to different factors. The Liberty Broadband Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Liberty Broadband’s business, financial condition or results of operations or the future financial performance of the surviving company of the combination. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42 and “Risk Factors” beginning on page 44.
Opinion of the Charter Special Committee’s Financial Advisor
On November 12, 2024, Centerview rendered to the Charter special committee its oral opinion, subsequently confirmed in a written opinion dated November 12, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Charter.

The full text of Centerview’s written opinion, dated November 12, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex J to this joint proxy statement/prospectus and is incorporated by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex J to this joint proxy statement/prospectus. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Charter special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Charter special committee’s consideration of the transactions, and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Charter of the exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transactions, including, without limitation, the structure or form of the transactions, or any other agreements or arrangements contemplated by the merger agreement or entered into by any party to the merger agreement or any other person in connection with or otherwise contemplated by the transactions, or the fairness of the transactions or any other term or aspect of the transactions to, or any consideration to be received in connection therewith by, or the impact of the transactions on, the holders of any class of securities, creditors or other constituencies of Charter, Liberty Broadband or any other party. Centerview’s opinion does not constitute a recommendation to any Charter stockholder or Liberty Broadband stockholder, or to any other person, as to how such stockholder or other person should vote with respect to the transactions or otherwise act with respect to the transactions or any other matter.
The full text of Centerview’s written opinion, which is attached as Annex J to this joint proxy statement/prospectus, should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the merger agreement dated November 12, 2024, which is referred to in this summary of Centerview’s opinion as the “draft merger agreement”;
•	Annual Reports on Form 10-K of Charter and Liberty Broadband, in each case, for the years ended December, 31, 2023, December 31, 2022 and December 31, 2021;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Charter and Liberty Broadband;
•	certain publicly available research analyst reports for Charter and Liberty Broadband;
•	certain other communications from Charter and Liberty Broadband to their respective stockholders;
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Charter prepared by Charter management and furnished to Centerview by Charter for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Charter Internal Data”; and

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Liberty Broadband, including certain financial forecasts, analyses and projections relating to certain assets, liabilities and corporate expenses of Liberty Broadband and the performance of the business of GCI and its subsidiaries, prepared by Liberty Broadband management, as well as adjustments made thereto by Charter management, and furnished to Centerview by Charter for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Liberty Broadband Internal Data.”

Centerview also participated in discussions with members of the senior management and representatives of each of Charter and Liberty Broadband regarding their assessment of the Charter Internal Data and the Liberty Broadband Internal Data, as appropriate, and the strategic rationale for the transactions. In addition, Centerview conducted such financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with or reviewed by Centerview for purposes of its opinion, and, with the Charter special committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Charter special committee’s direction, that the Charter Internal Data and the Liberty Broadband Internal Data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Charter management and Liberty Broadband management, as applicable, as to the matters covered thereby, and Centerview relied, at the Charter special committee’s direction, on the Charter Internal Data and the Liberty Broadband Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Charter Internal Data, the Liberty Broadband Internal Data or the assumptions on which any of them were based. In addition, at the Charter special committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Charter or Liberty Broadband, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Charter or Liberty Broadband. Centerview assumed, at the Charter special committee’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement. Centerview also assumed, at the Charter special committee’s direction, that the transactions will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification, variance or amendment of any term, condition, agreement or assumption, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transactions, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Charter or Liberty Broadband, or the ability of Charter or Liberty Broadband to pay their respective obligations when they come due, or as to the impact of the transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Charter or Liberty Broadband’s underlying business decision to proceed with or effect the transactions or the relative merits of the transactions as compared to any alternative business strategies or transactions that might be available to Charter or Liberty Broadband or in which either might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date thereof, to Charter of the exchange ratio provided for pursuant to the merger agreement. For purposes of its opinion, Centerview did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions, including, without limitation, the structure or form of the transactions, or any other agreements or arrangements contemplated by the merger agreement or entered into by any party to the merger agreement or any other person in connection with or otherwise contemplated by the transactions, including, without limitation, the fairness of the transactions or any other term or aspect of the transactions to, or any consideration to be received in connection therewith by, or the impact of the transactions on, the holders of any class of securities, creditors or other constituencies of Charter, Liberty Broadband or any other party. Centerview expressed no opinion with respect to, and Centerview’s opinion did not address, the fairness (financial or otherwise) of the exchange ratio or the transactions or any other term or aspect of the transactions to Liberty Broadband or its affiliates (including the Malone Group (as defined in the merger agreement) and the Maffei Group (as defined in the merger agreement)), whether in their capacity as holders of Charter Class A common stock or otherwise. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Charter, Liberty Broadband or any party, or class of such persons in connection with the transactions, whether relative to the exchange ratio provided for pursuant to the merger agreement or otherwise. Centerview expressed no opinion with respect to the voting, governance or other rights of the holders of any class or series of capital stock of Charter or Liberty Broadband or any other person, whether in their capacity as holders of such securities or otherwise (and Centerview did not taken any such rights into account in Centerview’s analysis), nor did Centerview express any opinion with respect to the issuance of the Charter rollover preferred stock (and Centerview did not taken any such issuance into account in Centerview’s analysis). Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of any securities issued by Charter will be when issued pursuant to, and following the consummation of, the transactions, or what the value of any securities of Liberty Broadband will be immediately prior to the effective time of the merger, or the prices at which the securities of Charter or Liberty Broadband will trade or otherwise be transferable at any time, including following the announcement or consummation of the transactions. Centerview’s opinion does not constitute a recommendation to any Charter stockholder or Liberty Broadband stockholder, or to any other person, as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Charter special committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions. The issuance of Centerview’s written opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Charter special committee in connection with Centerview’s opinion, dated November 12, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference values resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Charter or Liberty Broadband or their respective securities. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Charter, Liberty Broadband or any other parties to the transactions. None of Charter, Liberty Broadband, Merger LLC, Merger Sub, Centerview or any other person assumes responsibility if future results are materially different from those discussed below. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Charter or Liberty Broadband or their respective securities do not purport to be appraisals or reflect the prices at which securities of Charter or Liberty Broadband may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 23, 2024 (the last trading day before public disclosure of negotiations between Charter and Liberty Broadband regarding a potential transaction) and is not necessarily indicative of current market conditions.
Net Asset Value Analysis
Centerview derived the estimated net asset value, which is referred to in this summary of Centerview’s opinion as NAV, of Liberty Broadband, as adjusted for the transactions, including the GCI divestiture, by calculating the value of the Charter Class A common stock owned by Liberty Broadband by multiplying (i) the closing price of Charter Class A common stock as of September 23, 2024 of $331.62 by (ii) the number of shares of Charter Class A common stock owned by Liberty Broadband of approximately 45.6 million shares, as included in the Liberty Broadband Internal Data, and adding or subtracting, as applicable, the value of certain assets and liabilities of Liberty Broadband, as included in the Liberty Broadband Internal Data, including (a) Liberty Broadband’s aggregate net debt as of September 30, 2024 of approximately $2,490 million;

(b) make-whole payments in respect of Liberty Broadband’s exchangeable debt estimated by Charter management assuming an illustrative call date of September 30, 2024 of approximately $68 million; (c) the aggregate liquidation value of Liberty Broadband’s outstanding Series A cumulative redeemable preferred stock of approximately $180 million; (d) the value of certain of Liberty Broadband’s corporate-level expenses estimated by Charter management to be incurred through the closing of the transactions and eliminated thereafter, discounted from June 30, 2027 (the closing date of the combination assumed for purposes of these calculations, as provided by Charter management) to present value as of September 30, 2024, at a 7.0% discount rate, of approximately $78 million; (e) the aggregate tax liability of Liberty Broadband resulting from the GCI divestiture estimated by Charter management, discounted to present value as of September 30, 2024, at a 7.0% discount rate, of approximately $212 million; and (f) certain other assets and liabilities of Liberty Broadband with a net aggregate amount of approximately $53 million. This calculation resulted in an estimated NAV of approximately $12,133 million. Centerview divided the result of the foregoing calculations by approximately 143.9 million fully diluted shares of Liberty Broadband common stock, calculated using the treasury stock method and taking into account stock options, performance stock units and restricted stock units excluding restricted stock units granted to GCI employees vesting after June 30, 2027, in each case based on the Liberty Broadband Internal Data, which resulted in a NAV per share of $84.31. Centerview then compared this to the value per share of Liberty Broadband common stock of $78.26 in the transactions, calculated as (x) the closing price of Charter Class A common stock as of September 23, 2024 of $331.62, multiplied by (y) the exchange ratio of 0.2360x. The analysis implied a value discount to NAV of the exchange ratio of $6.05 per share of Liberty Broadband common stock, which represented a 7.2% discount to NAV, or approximately $871 million in the aggregate based on approximately 143.9 million fully diluted shares of Liberty Broadband common stock, calculated in the same manner as described above.
Net Shares Retired Analysis
Centerview estimated the net number of shares of Charter Class A common stock retired as a result of the transactions by (i) calculating the shares of Charter Class A common stock to be issued by Charter to Liberty Broadband stockholders, based on (x) multiplying approximately 143.9 million fully diluted shares of Liberty Broadband common stock, calculated in the same manner as described above, by (y) the exchange ratio of 0.2360x, which resulted in an issuable amount of shares of Charter Class A common stock of approximately 34.0 million, and (ii) subtracting from that amount the number of shares of Charter Class A common stock held by Liberty Broadband of 45.6 million, as included in the Liberty Broadband Internal Data. This analysis excluded the impact of share repurchases of Charter Class A common stock between signing of the merger agreement and completion of the combination as contemplated by the transactions or otherwise. This analysis implied that the transactions would result in a net retirement of 11.6 million shares of Charter Class A common stock, representing 7.1% of the number of fully diluted shares of Charter Class A common stock, calculated using the treasury stock method and taking into account the dilutive impact of convertible units of Charter Holdings (on an as-converted basis), stock options and restricted stock units, and excluding dilution resulting from out-of-the-money employee and director options, in each case based on the Charter Internal Data.
Other Factors
Centerview noted for the Charter special committee certain additional factors solely for reference and informational purposes, including, among other things, the following:
•
Historical Share Price Performance. Centerview reviewed the historical share price performance for the securities identified below during the periods set forth below and extending through November 11, 2024. The results of this analysis, as averaged during the period set forth below through September 23, 2024, were as follows:

	Since Liberty Spin*	Last Five Years	Last Three Years	Last Twelve Months	Year to Date	Last 90 Days	Last 60 Days	Last 30 Days
Charter Class A common stock	88.2%	(21.3%)	(55.3%)	(25.5%)	(14.7%)	22.0%	10.9%	(5.5%)
Liberty Broadband Series C common stock	24.9%	(43.0%)	(65.3%)	(34.0%)	(24.3%)	15.8%	11.3%	(2.7%)

*	Represents the date of the completion of Liberty Broadband’s spin-off from Liberty Media Corporation on November 5, 2014 (the “Liberty Spin”).

•
Illustrative Historical Implied Exchange Ratio. Centerview derived, for illustrative purposes, the average daily implied exchange ratio of Liberty Broadband Series C common stock to Charter Class A common stock during the periods set forth below and extending through November 11, 2024, by dividing the closing price for Liberty Broadband Series C common stock by the closing price of Charter Class A common stock on each trading day during such period. The average daily implied exchange ratios derived by Centerview, as averaged during the periods set forth below through September 23, 2024, are as follows:

Since Liberty Spin*	Last Five Years	Last Three Years	Last Twelve Months	Year to Date	Last 90 Days	Last 60 Days	Last 30 Days
0.2460x	0.2312x	0.2230x	0.1953x	0.1914x	0.1819x	0.1794x	0.1802x

*	Represents the date of the completion of Liberty Spin.
•
Illustrative Aggregate Shares Retired Analysis. Centerview estimated, for illustrative purposes, the aggregate net number of shares of Charter Class A common stock expected to be retired in connection with the transactions by estimating the net number of shares of Charter Class A common stock retired as a result of the transactions, calculated in the same manner as described in the section above captioned “—Net Shares Retired Analysis,” and adding or subtracting, as applicable, the value, expressed in terms of shares of Charter Class A common stock, of certain assets and liabilities of Liberty Broadband (as included in the Liberty Broadband Internal Data) expected by Charter management to be assumed by Charter in connection with the transactions. This value expressed in terms of shares of Charter Class A common stock was calculated by dividing (x) the value of the asset or liability as included in the Liberty Broadband Internal Data by (y) the closing price of Charter Class A common stock as of September 23, 2024. This illustrative calculation implied that the transactions, taking into account the assets and liabilities of Liberty Broadband expected to be assumed by Charter, would result in the retirement of an aggregate of 2.6 million shares of Charter Class A common stock, representing 1.6% of the number of fully diluted shares of Charter Class A common stock, calculated in the same manner as described in the section above captioned “—Net Shares Retired Analysis”.

•
Historical Net Asset Value Discount Analysis. Centerview derived, for illustrative purposes, the estimated historical NAV per share of Liberty Broadband over the periods set forth below and extending through November 11, 2024, by calculating the value of the Charter Class A common stock owned by Liberty Broadband at such time by multiplying (i) the closing price of Charter Class A  common stock on each trading day during such period by (ii) the number of shares of Charter Class A common stock owned by Liberty Broadband available at such time, and adding or subtracting, as applicable, the value of certain assets and liabilities of Liberty Broadband available at such time (both including and excluding certain assets and liabilities related to GCI’s businesses), and dividing the result of the foregoing calculations by the number of outstanding shares of Liberty Broadband common stock available at such time. Centerview then calculated, for illustrative purposes, the discount of the price of Liberty Broadband common stock to the estimated historical NAV per share of Liberty Broadband over the periods set forth below and extending through November 11, 2024, by dividing to the closing price of Liberty Broadband common stock (both adjusted and not adjusted to exclude the estimated value per share of GCI) on each trading day over such period by the estimated NAV per share of Liberty Broadband at such time (with or without inclusion of assets and liabilities related to GCI’s businesses, as appropriate, to match with the numerator of the calculation). The illustrative calculation implied an average discount of the price of Liberty Broadband common stock to the estimated historical NAV per share of Liberty Broadband, as averaged during the period set forth below through September 23, 2024, as follows:

	Since January 1, 2021	Last Three Years	Last Two Years	Last Year	Year to Date
Excluding GCI	(27.3%)	(28.5%)	(32.3%)	(37.4%)	(38.2%)
Including GCI	(24.9%)	(25.8%)	(29.0%)	(33.5%)	(34.0%)

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Charter special committee in its evaluation of the transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Charter special committee or Charter management with respect to the exchange ratio or as to whether the Charter special committee would have been willing to determine that different consideration (including a different exchange ratio) was fair. The exchange ratio was determined through arm’s-length negotiations between Charter and Liberty Broadband and was approved by the Charter special committee. Centerview provided advice to the Charter special committee during these negotiations. Centerview did not, however, recommend any specific amount of consideration (including any specific exchange ratio) to Charter or the Charter special committee or that any specific amount of consideration (including any specific exchange ratio) constituted the only appropriate consideration for the transactions.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement by Charter, Centerview had not been engaged to provide financial advisory or other services to Charter or Liberty Broadband and had not received any compensation from Charter or Liberty Broadband during such period. Centerview may provide investment banking and other services to or with respect to Charter or Liberty Broadband or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest may at any time acquire, hold, sell or trade in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Charter, Liberty Broadband or any of their respective affiliates or any other party that may be involved in the transactions.
The Charter special committee selected Centerview as its financial advisor in connection with the transactions based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions.
In connection with Centerview’s services as the financial advisor to the Charter special committee, Charter has agreed to pay Centerview an aggregate fee of $27.5 million, $1.5 million of which is payable in installments over the four months following Centerview’s engagement by Charter, $3.0 million of which was payable upon the rendering of Centerview’s opinion and $23.0 million of which is payable contingent upon consummation of the transactions. In addition, Charter has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Opinion of Charter’s Financial Advisor
Charter engaged Citi as its financial advisor in connection with the proposed combination. On November 12, 2024, Citi rendered its oral opinion to the Charter Board (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Charter Board dated the same date) as to, as of November 12, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to Charter of the exchange ratio set forth pursuant to the merger agreement.
The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex K to this joint proxy statement/prospectus. The description of Citi’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the Charter Board, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to Charter of the exchange ratio set forth pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the combination. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the combination, the relative merits of the combination as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Charter Board or any securityholder should vote or act on any matters relating to the proposed combination or otherwise.
In arriving at its opinion, Citi, among other things:
•	reviewed an execution version of the merger agreement furnished to Citi on November 12, 2024;
•
held discussions with certain senior officers, directors and other representatives and advisors of Charter and certain senior officers and other representatives and advisors of Liberty Broadband concerning the businesses, operations and prospects of Charter and Liberty Broadband, as well as the anticipated benefits of the combination;

•
examined certain publicly available business and financial information relating to Charter and Liberty Broadband as well as certain other information and data relating to Charter and Liberty Broadband (including projected estimates (the “Projected Estimates”) of certain financial items expected to be incurred or realized by Liberty Broadband in the future, including certain overhead expense and stock-based compensation and other cash equity awards to be provided to Liberty Broadband employees and tax benefits attributable to certain tax attributes and tax assets of Liberty Broadband), which were provided to or discussed with Citi by the managements of Charter and Liberty Broadband (and approved for Citi’s use by the management of Charter);

•
reviewed the financial terms of the combination as set forth in the merger agreement in relation to, among other things: current and historical market prices of Charter Class A common stock, Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband Series C common stock; the historical earnings and other operating data of Charter and Liberty Broadband; and the capitalization and financial condition of Charter and Liberty Broadband;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the combination;
•
reviewed (i) price targets of certain equity research analysts for Charter Class A common stock and Liberty Broadband common stock and (ii) estimates of certain equity research analysts of value attributable to the GCI business; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.
In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Charter and Liberty Broadband that they were not aware of any relevant information that has been omitted or that remained undisclosed to Citi. With respect to the information and data relating to Charter and Liberty Broadband, including the Projected Estimates, provided to or otherwise reviewed by or discussed with Citi, Citi had been advised by the managements of Charter and Liberty Broadband that such information and data, including the Projected Estimates, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Charter and Liberty Broadband, as the case may be, as to the matters addressed thereby. Citi expressed no view or opinion as to any information or data (or underlying assumptions on which any such information or data are based), including the Projected Estimates, provided to or otherwise reviewed by or discussed with Citi.
Citi assumed, with Charter’s consent, that the combination would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the combination, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Charter, Liberty Broadband or the contemplated benefits of the combination or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi assumed that the GCI divestiture would be consummated in the manner and on the terms described to Citi, and accordingly, with Charter’s approval, Citi did not rely on financial analyses to evaluate the GCI business. In addition, at Charter’s direction, for purposes of Citi’s analyses and opinion, Citi used estimates of value for Liberty Broadband’s interest in comScore, Inc. (based on the cost of the investment) provided to Citi by Liberty Broadband management. Representatives of Charter had advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi assumed, with Charter’s consent, that the combination would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Citi’s opinion relates to the relative values of Charter and Liberty Broadband. Citi did not express any opinion as to what the value of shares of the Charter Class A common stock actually would be when issued pursuant to the combination or the price or range of prices at which shares of Charter Class A common stock may trade at any time.
Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the combination or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Charter, Liberty Broadband or the combination (including the contemplated benefits thereof), and Citi relied, with Charter’s consent, upon the assessments of representatives of Charter as to such matters. Citi had not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Charter or Liberty Broadband, nor had Citi made any physical inspection of the properties or assets of Charter or Liberty Broadband. Citi did not evaluate the solvency or fair value of Charter, Liberty Broadband or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on Charter or Liberty Broadband or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.
Citi’s opinion addressed only the fairness, from a financial point of view and as of the date thereof, of the exchange ratio set forth in the merger agreement (to the extent expressly specified therein). Citi’s opinion did not address any other terms, aspects or implications of the combination, including, without limitation, the form or structure of the combination or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the combination or otherwise (including the GCI divestiture, the stockholders and letter agreement amendment, and any voting agreement to be entered into in connection with the combination).
Citi expressed no view as to, and its opinion did not address, the underlying business decision of Charter to effect or enter into the combination, the relative merits of the combination as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the combination, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date thereof. Although developments occurring or coming to Citi’s attention after the date thereof may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. With Charter’s approval, Citi treated shares of Liberty Broadband Series A common stock, shares of Liberty Broadband Series B common stock and shares of Liberty Broadband Series C common stock as equivalent in all respects material to Citi’s analyses and opinion.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Citi’s analyses for comparative purposes is identical to Liberty Broadband or the proposed combination. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, to Charter of the exchange ratio (to the extent expressly specified in Citi’s opinion), Citi did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Citi’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Charter’s or Liberty Broadband’s control and the control of Citi. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was selected by Charter to act as its financial advisor based on Citi’s qualifications, experience and reputation. Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the combination or opine that any specific consideration constituted the only appropriate consideration for the combination. The type and amount of consideration payable in the combination were determined through negotiations between Charter and Liberty Broadband, and the decision of Charter to enter into the merger agreement was solely that of the Charter Board.
Citi’s opinion to the Charter Board was one of many factors taken into consideration by the Charter Board in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement and the transactions contemplated thereby by the holders of Charter common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Charter Board with respect to the merger consideration or of whether the Charter Board or management would have been willing to agree to a different merger consideration. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
Summary of Financial Analyses of Citi
The following is a summary of the material financial analyses performed by Citi in connection with its oral opinion and the preparation of its written opinion to the Charter Board, both provided as of November 12, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Citi in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed before November 12, 2024. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Citi’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
For purposes of its financial analysis and opinion, Citi utilized and relied upon the number of issued and outstanding shares of Charter and Liberty Broadband provided by, or approved for its use by, the management of Charter.
Net Asset Value
Citi calculated an estimate of net asset value of Liberty Broadband (excluding its interest in GCI, “Adjusted NAV”), based on information provided by Charter and Liberty Broadband (and approved for Citi’s use by Charter management).
First, Citi calculated the values of Liberty Broadband attributable to Liberty Broadband’s share interest in Charter by multiplying both the unaffected share price for Charter of $331.62 (the closing share price of Charter Class A common stock on September 23, 2024 (the date Liberty Broadband filed a Schedule 13D/A disclosing its receipt of and response to a proposal from Charter regarding a possible transaction)) (the “Unaffected Share

Price”) and the pre-announcement share price for Charter of $396.04 (the closing share price of Charter Class A common stock on November 11, 2024) (the “Pre-Announcement Share Price”) by the approximately 45.6 million shares of Charter held by Liberty Broadband, based on public filings and approved by Charter, to derive a total equity value for Liberty Broadband’s share interest in Charter of $15,109 million based on the Unaffected Share Price and $18,044 million based on the Pre-Announcement Share Price.
To derive an estimate Adjusted NAVs for Liberty Broadband (excluding its interest in GCI), Citi then: (i) added the values of the Liberty Broadband’s share interest in Charter it calculated based on both the Unaffected Share Price and the Pre-Announcement Share Price for the Charter Class A common stock, (ii) subtracted Liberty Broadband’s corporate debt of $2,615 million based on the September 30, 2024 balance sheet for Liberty Broadband, (iii) added $125 million, reflecting Liberty Broadband’s cash and cash equivalents based on the September 30, 2024 balance sheet for Liberty Broadband, adjusted for cash proceeds on a tax-effected basis from sales of Charter Class A common stock to Charter occurring after September 30, 2024, (iv) subtracted $82 million, reflecting the net present value (discounted to September 30, 2024 based on a discount rate selected by Citi of 7%) of certain corporate overhead expense for the period from October 1, 2024 to June 30, 2027 (an estimated closing date for the combination provided by Charter) and tax assets, each as provided by Liberty Broadband (and approved for Citi’s use by Charter), (v) subtracted estimated breakage costs of $68 million (based on the Unaffected Share Price for the Charter Class A common stock) and $173 million (based on the Pre-Announcement Share Price for the Charter Class A common stock) attributable to the retirement of certain exchangeable debentures, (vi) subtracted $180 million, reflecting the face amount of the outstanding Liberty Broadband preferred stock, (vii) added $58 million, reflecting an estimate of value attributable to Liberty Broadband’s stake in comScore based on the consideration paid for the stake (as provided by Liberty Broadband and approved for Citi’s use by Charter), and (viii) subtracted $212 million (items (ii) through (viii) are referred to as the (“Liberty Broadband NAV Adjustments”)), reflecting the present value (discounted to September 30, 2024 based on a discount rate selected by Citi of 7%) of the estimated potential tax liability of Liberty Broadband arising from the distribution of the GCI shares in connection with the GCI divestiture (as provided and approved for Citi’s use by Charter). Citi then divided these amounts by Liberty Broadband’s fully diluted shares using the treasury stock method (as provided by Liberty Broadband and approved for Citi’s use by Charter).
This analysis indicated a per share Adjusted NAV for Liberty Broadband (excluding its interest in GCI) of $84.31 and $103.79. Citi noted that based on the agreed exchange ratio and the share price for Charter Class A common stock based on both the Unaffected Share Price and the Pre-Announcement Share Price, the implied value of the per share merger consideration was $78.26 and $93.47. This implied that Liberty Broadband’s share interest in Charter was being priced in the combination at a 7.2% discount (based on the Unaffected Share Price) and 9.9% discount (based on the Pre-Announcement Share Price).
Selected Precedent Transactions Analysis
Citi performed a selected precedent transactions analysis, which was designed to derive a range of implied exchange ratios based on discounts or premiums to net asset value implied in selected transactions based on publicly available financial terms for selected transactions. In connection with its analysis, Citi reviewed publicly available financial data for certain transactions, including financial analyses of financial advisors summarized in proxy statements for such transactions, deemed comparable in one or more respects since 2006 and in respect of which one of the counterparties was a significant stockholder of the other.
The selected transactions considered by Citi for its analysis of Liberty Broadband were:

Date Completed	Target	Acquiror
09/24	Sirius XM Holdings	Liberty SiriusXM Group
12/20	GCI Liberty, Inc.	Liberty Broadband Corporation
07/20	Standard Diversified Inc.	Turning Point Brands, Inc.
07/19	Liberty Expedia Holdings, Inc.	Expedia Group, Inc.
07/18	Spectrum Brands Holdings, Inc.	HRG Group, Inc.
05/11	Retail Ventures, Inc.	DSW Inc.
11/09	DIRECTV	Liberty Entertainment, Inc.
04/09	Smith Investment Company	A.O. Smith Corporation
11/06	Fidelity National Financial, Inc.	Fidelity Information Services

Citi noted that the merger consideration provided for in the selected transactions indicated discounts / premiums ranging from (11.6%) to 5.6%. Applying this range of discounts / premiums to the per share Adjusted NAV for Liberty Broadband (excluding its interest in GCI) indicated implied exchange ratios of 0.225x to 0.268x (based on Unaffected Share Price) and 0.232x to 0.277x (based on the Pre-Announcement Share Price), as compared to the agreed exchange ratio in the combination of 0.236x.
Selected Precedent Share Repurchase Self-Tender Analysis
Citi performed a selected precedent share repurchase self-tender, which was designed to derive a range of implied exchange ratios based on discounts or premiums implied by the final purchase prices paid by issuers in selected precedent share repurchase self-tender transactions relative to the pre-announcement trading price for the issuer’s shares (based on publicly available information). In connection with its analysis, Citi reviewed certain share repurchase self-tender transactions deemed comparable in one or more respects since 2015, including transactions involving issuers with market capitalizations of $1 billion or more and a completed sizing of the repurchase amounting to 5-10% of the issuer’s market capitalization.
The selected transactions considered by Citi for its analysis of Liberty Broadband were:

Date Announced	Issuer
05/24	Talen Energy Corp.
05/24	Monster Beverage Corp.
07/23	TriNet Group, Inc.
03/23	Corcept Therapeutics Inc.
11/22	TriNet Group, Inc.
02/22	TriNet Group, Inc.
11/21	Red Rock Resorts Inc.
11/21	Corcept Therapeutics Inc.
10/21	InvenTrust Properties Corp.
08/20	DaVita Inc.
07/19	Bread Financial Holdings Inc.
11/16	WebMD Health Corp.

Citi noted that the final purchase prices paid in the selected transactions reflected mean, median, 25th percentile and 75th percentile premiums to the pre-announcement share prices of 11.0%, 6.5%, 2.8% and 15.1%, respectively. Applying premiums ranging from the 25th percentile to the 75th percentile as noted in the preceding sentence, to the portion of the per share Adjusted NAV for Liberty Broadband attributable to Liberty Broadband’s stake in Charter indicated implied exchange ratios of 0.263x to 0.302x (based on Unaffected Share Price) and 0.271x to 0.310x (based on the Pre-Announcement Share Price), as compared to the agreed exchange ratio in the combination of 0.236x.
Pro Forma Charter Equity Value Per Share Accretion / Dilution Analysis
Citi performed a pro forma equity value per share accretion / dilution analysis for Charter, which was designed to illustrate the potential impact of the Liberty Broadband NAV Adjustments and the net reduction resulting from the transaction in Charter’s fully diluted shares, calculated using the treasury stock method (based upon information provided by Charter), on the equity value per share for Charter. Citi calculated an implied equity value for Charter by multiplying its share price (the Unaffected Share Price and the Pre-Announcement Share Price) by the number of fully diluted shares of Charter. Citi then deducted the Liberty Broadband NAV Adjustments, and then divided this difference by Charter’s fully diluted shares, net of the share reduction to be achieved in the combination. This analysis indicated potential increases in the equity value per share of $5.78 (based on the Unaffected Share Price) and $9.84 (based on the Pre-Announcement Share Price). This is a mathematical exercise and is not necessarily predictive of future trading prices. This analysis indicated that the transaction would potentially result (without giving effect to any other changes that may affect the equity value per share for Charter) in an accretion of 1.7% (based on Unaffected Share Price) and 2.5% (based on the Pre-Announcement Share Price).

Pro Forma Has / Gets Analysis
Citi performed a has / gets analysis for Charter, which was designed to illustrate the theoretical discount to be realized by Charter in the indirect repurchase of its shares in the transaction as a consequence of the net reduction resulting from the transaction in Charter’s fully diluted shares, calculated using the treasury stock method (based upon information provided by Charter), and assuming settlement of the Liberty Broadband NAV Adjustments in newly issued Charter shares. Citi compared (a) the sum of (i) the new Charter shares to be issued in the combination based on the exchange ratio and (ii) the hypothetical number of new shares to be issued that would be required for settlement of the Liberty Broadband NAV Adjustments (calculated by reference to the Unaffected Share Price and the Pre-Announcement Share Price), to (b) the number of Charter shares to be indirectly repurchased as a result of the combination. This analysis indicated that the transaction would potentially result, if the Liberty Broadband NAV Adjustments were settled in new shares, in effectively repurchasing 1.06 Charter shares (based on Unaffected Share Price), or 1.09 Charter shares (based on Pre-Announcement Share Price), for every new Charter share issued in the combination.
Pro Forma Charter Free Cash Flow Accretion / Dilution Analysis
Citi performed a pro forma free cash flow per share accretion / dilution analysis for Charter, which was designed to illustrate the potential impact of (a) the tax-effected incremental cash interest expense of Charter resulting from the transaction of approximately $116 million (based on Unaffected Share Price) and $121 million (based on Pre-Announcement Share Price), in each case based on information provided by Liberty Broadband and Charter and approved for Citi’s use by Charter, and (b) the net reduction resulting from the transaction in Charter’s fully diluted shares, calculated using the treasury stock method (based upon information provided by Charter), on Charter’s free cash flow per share for the 12 months ended September 30, 2024 (“Charter LTM FCFPS”). This analysis indicated that transaction would potentially have resulted (without giving effect to any other changes that may affect free cash flow for Charter) in an accretion to Charter LTM FCFPS of 4.8% (based on Unaffected Share Price) and 4.6% (based on the Pre-Announcement Share Price).
Certain Additional Information
Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the information summarized below.
Citi reviewed sell-side analyst price targets for shares of Charter Class A common stock and Liberty Broadband common stock published by six equity research analysts (during the time period from July 18, 2024 through September 23, 2024) that covered both companies and also published valuations for GCI. Stock price targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of a subject company’s common stock and are not discounted to reflect present values. Price targets published by equity research analysts do not necessarily reflect current market trading prices and these estimates are subject to uncertainties, including the future financial performance of the subject company and future financial market conditions. For each analyst, Citi calculated the implied exchange ratio determined by dividing (x) an adjusted price target for Liberty Broadband (excluding GCI) derived by subtracting from (i) the analyst’s price target for Liberty Broadband common stock (both on an undiscounted basis and a discounted basis using an estimate of a cost of equity for Liberty Broadband of 11.6%), (ii) that analyst’s estimate of the value for GCI (adjusted for the debt and cash of GCI as of June 30, 2024) per share of Liberty Broadband common stock by (y) such analyst’s price target (both on an undiscounted basis and a discounted basis using an estimate of a cost of equity for Charter of 11.0%). This analysis indicated implied exchange ratios of (i) 0.158x to 0.262x (based on the undiscounted price targets for Charter and the undiscounted adjusted price targets for Liberty Broadband (excluding GCI)) and (ii) 0.153x to 0.259x (based on the discounted price targets for Charter and the discounted adjusted price targets for Liberty Broadband (excluding GCI )), as compared to the agreed exchange ratio in the combination of 0.236x.
Miscellaneous
Citi acted as financial advisor to Charter in connection with the proposed combination and will receive a fee of $20 million for such services, of which $13 million is contingent upon the consummation of the combination and $7 million was payable in connection with the delivery of the opinion. Charter agreed to reimburse Citi for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Charter agreed to indemnify Citi and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Citi’s engagement.

Citi and its affiliates in the past have provided, and currently provide, services to Charter, Liberty Broadband and their respective affiliates unrelated to the proposed combination, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to delivery of its opinion, (i) for Charter and its affiliates, acting as (a) a financial advisor with respect to Charter’s exploration of a possible joint venture transaction, (b) a financial advisor with respect to a possible acquisition transaction, (c) a joint bookrunner in May 2024 for Charter’s issuance of $1.5 billion of Senior Notes due 2029 and $1.5 billion of Senior Notes due 2034, (d) a joint bookrunner in November 2023 for Charter’s issuance of $1.1 billion of Senior Notes due 2026 and $900 million of Senior Notes due 2034 and (e) a joint lead arranger and lender in one or more credit facilities of Charter and (ii) for Liberty Broadband and its affiliates, acting as (a) a joint bookrunner in June 2024 for issuance of a Liberty Broadband / Charter exchangeable notes due 2054 and in February 2023 for issuance of a Liberty Broadband / Charter exchangeable notes due 2053, (b) a lender in a margin loan facility for Liberty Broadband, (c) a joint bookrunner in September 2023 for issuance of a Liberty Media / Live Nation exchangeable notes, (d) a joint lead arranger in September 2024 for, and lender in, one or more credit facilities of Formula One, (e) a provider of a bridge commitment in April 2024 with respect to Liberty Media Corp.’s acquisition of Doma Sports, S.L., (f) a participant in November 2022 in refinancings and new borrowings undertaken by Formula One, (g) a joint lead dealer manager in September 2024 with respect to an exchange offer of certain outstanding debt securities of QVC, Inc. (“QVC”), (h) a lender in one or more credit facilities for QVC and Cornerstone Brands, Inc., (i) a financial advisor to Liberty TripAdvisor Holdings regarding the evaluation of certain alternatives, (j) a bookrunner in December 2022 for Live Nation’s issuance of $1 billion of convertible notes, (k) a lender in one or more credit facilities for Live Nation, (l) a joint lead arranger in July 2024 for a credit facility of TripAdvisor Inc. and (m) a lender in one or more credit facilities for TripAdvisor Inc. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Charter, Liberty Broadband and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Citi disclosed to Charter that, as of the date of such disclosure (in the days leading up to delivery of its opinion), Citi’s holdings in equity securities of Charter and Liberty Broadband amounted to less than 1% of the outstanding shares of Charter and Liberty Broadband, respectively. For investment banking services, Citi was paid by Charter and Liberty Broadband (and its affiliates), during the two-year period prior to the date of its opinion, approximately $3 million and $9 million, respectively. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Charter, Liberty Broadband and their respective affiliates.
Opinion of Liberty Broadband’s Financial Advisor
Pursuant to an engagement letter, Liberty Broadband retained J.P. Morgan as its exclusive financial advisor in connection with the proposed combination.
On November 12, 2024, J.P. Morgan rendered its written opinion to the Liberty Broadband Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion).
The full text of the written opinion of J.P. Morgan, dated November 12, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex L to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Liberty Broadband’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Liberty Broadband Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed combination, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed combination. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Liberty Broadband as to how such stockholder should vote with respect to the proposed combination or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated November 12, 2024 of the merger agreement;
•	reviewed certain publicly available business and financial information concerning Liberty Broadband and Charter and the industries in which they operate;
•	reviewed certain internal financial analyses prepared by the management of Liberty Broadband relating to the businesses of Liberty Broadband and Charter; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Liberty Broadband with respect to certain aspects of the combination, and the past and current business operations of Liberty Broadband and Charter, the financial condition and future prospects and operations of Liberty Broadband and Charter, the effects of the combination on the financial condition and future prospects of Liberty Broadband and Charter and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Liberty Broadband or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Liberty Broadband, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Liberty Broadband or Charter under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Liberty Broadband and Charter to which such analyses relate. J.P. Morgan expressed no view as to such analyses or the assumptions on which they were based. J.P. Morgan also assumed that the combination and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes in discussions with, and materials furnished to J.P. Morgan by, representatives of Liberty Broadband, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Liberty Broadband, Charter, Merger LLC and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. At the direction of Liberty Broadband, J.P. Morgan also assumed that (i) the tax asset of Liberty Broadband will have the value discussed with the management of Liberty Broadband, (ii) the redemption, repurchase and exchange of certain Liberty Broadband exchangeable debentures will be on the terms discussed with the management of Liberty Broadband and (iii) Liberty Broadband will incur tax-related liabilities in connection with the combination in the amounts discussed with the management of Liberty Broadband. At the direction of Liberty Broadband, J.P. Morgan also excluded the value of the GCI divestiture for purposes of its opinion. At the direction of Liberty Broadband, in rendering its opinion, J.P. Morgan did not account for the fact that the shares of Liberty Broadband Series C common stock are non-voting and treated them as having the same rights as the shares of Liberty Broadband Series A common stock. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Liberty Broadband with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the combination will be obtained without any adverse effect on Liberty Broadband or Charter or on the contemplated benefits of the combination.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date thereof. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion) of the exchange ratio in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the combination to the stockholders of any other class of securities, creditors or other constituencies of Liberty Broadband or as to the underlying decision by Liberty Broadband to engage in the combination. J.P. Morgan also expressed no opinion with respect to the amount or nature of any consideration or compensation received (i) by Charter and its subsidiaries, the Malone Group and its Affiliates (as defined in the merger agreement), the Maffei Group and its Affiliates (as defined in the merger agreement), A/N and its Affiliates (as defined in the merger agreement), the members of the Charter Board and the Parent Section 16 Officers (as defined in the merger agreement), the members of the Liberty Broadband Board and the Company Section 16 Officers (as defined in the merger agreement) or immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing or (ii) with respect to any shares of Liberty Broadband preferred stock in the combination. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the combination, or any class of such persons relative to the exchange ratio applicable to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion) in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Liberty Broadband common stock or Charter common stock would trade at any future time.
J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Liberty Broadband or any other alternative combination.
The terms of the merger agreement were determined through arm’s length negotiations between Liberty Broadband and Charter, and the decision to enter into the merger agreement was solely that of the Liberty Broadband Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Liberty Broadband Board in its evaluation of the proposed combination and should not be viewed as determinative of the views of the Liberty Broadband Board or management with respect to the proposed combination or exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Liberty Broadband Board on November 12, 2024 and in the financial analyses presented to the Liberty Broadband Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Liberty Broadband Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Illustrative Pro Forma Value Creation Analysis. J.P. Morgan conducted an illustrative pro forma value creation analysis to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion) that compared the unaffected blended closing share price of Liberty Broadband common stock as of September 23, 2024, the last trading day prior to the public announcement of Charter’s non-binding proposal for a transaction with Liberty Broadband, to the estimated implied equity value per share of Liberty Broadband common stock to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion), pro forma for the combination.
J.P. Morgan calculated the estimated pro forma share price of Charter (the “PF Charter Share Price”) by calculating the quotient of (i) the difference of (a) the estimated implied equity value of Charter on a stand-alone basis of approximately $53,137 million, based on publicly available information as of the unaffected date of September 23, 2024, minus (b) the value of certain net liabilities of Liberty Broadband assumed by Charter of approximately $2,491 million, minus (c) the estimated make-whole fundamental changes payment on the 3.125% exchangeable senior debentures due 2054 of approximately $150 million, minus (d) the amount of certain tax liabilities related to the GCI divestiture of approximately $400 million, minus (e) net debt increase of Liberty Broadband attributable to cash settlements of certain stock awards of approximately $13 million, and minus (f) the net asset value of certain of Liberty Broadband’s corporate assets and liabilities of approximately $114 million, divided by (ii) the estimated pro forma fully diluted shares outstanding of Charter.
J.P. Morgan then calculated the estimated pro forma implied equity value per share of Liberty Broadband common stock by calculating the quotient of (i) the product of (a) the estimated pro forma shares of Charter that Liberty Broadband stockholders would receive as implied by the exchange ratio, multiplied by (b) the PF Charter

Share Price, based on J.P. Morgan’s calculations of the PF Charter Share Price described above, divided by (ii) the estimated fully diluted shares outstanding of Liberty Broadband common stock. J.P. Morgan excluded any value to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion) from the GCI divestiture.
This analysis indicated an estimated pro forma implied equity value per share of Liberty Broadband common stock to the Disinterested Stockholders (as such term is defined in J.P. Morgan’s written opinion) of approximately $79.29 and that the exchange ratio yielded value accretion of approximately 30.1% compared to the unaffected blended closing share price of Liberty Broadband common stock as of September 23, 2024. There can be no assurance, however, that the value of certain net liabilities of Liberty Broadband assumed by Charter, the estimated make-whole fundamental changes payment on the 3.125% exchangeable senior debentures due 2054, the amount of certain tax liabilities related to the GCI divestiture, the net debt increase of Liberty Broadband attributable to cash settlements of certain stock awards, the net asset value of certain of Liberty Broadband’s corporate assets and liabilities and other impacts referred to above will not be substantially greater or less than those provided by Liberty Broadband’s management and described above.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either Liberty Broadband or Charter. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Liberty Broadband with respect to the proposed combination and deliver an opinion to the Liberty Broadband Board with respect to the proposed combination on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Liberty Broadband and the industries in which it operates.
Liberty Broadband has agreed to pay J.P. Morgan an estimated fee of approximately $18 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed combination. In addition, Liberty Broadband has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
Other than financial advisory services rendered in connection with the proposed combination, during the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Liberty Broadband, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor in connection with Liberty Broadband’s investment in comScore, Inc. in May 2023. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Liberty Broadband were approximately $2 million. During the two years preceding the date of J.P. Morgan’s written opinion,

J.P. Morgan and its affiliates have had commercial or investment banking relationships with Charter, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on two of Charter’s credit facilities in May 2022 and acting as joint bookrunner on Charter’s offerings of debt securities in August 2022, January 2023, May 2024 and June 2024. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Charter were approximately $11 million. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Liberty Media, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as lead left arranger and lead bookrunner on three of Liberty Media’s credit facilities in September 2024, acting as joint bookrunner on Liberty Media’s offering of debt securities in April 2023, acting as financial advisor to Liberty Media in connection with the Atlanta Braves Split-Off and creation of Liberty Live Nation in July 2023 and acting as financial advisor to Liberty Media in connection with the combination of Liberty SiriusXM Group with SiriusXM Holdings, Inc. in September 2024. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Liberty Media and/or certain of its affiliates, which services are unrelated to the engagement. J.P. Morgan expects to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming such transactions are actually completed, were expected as of the date of its written opinion to be less than the success fee that J.P. Morgan would receive from Liberty Broadband pursuant to the engagement. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Liberty Media, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Liberty Media were approximately $33 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Liberty Broadband and Charter. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis the following percentages of tracking stocks issued by Liberty Media: 2.06% of the tracking stock for Liberty Live Series A, less than 2% of the tracking stock for Liberty Live Series C and less than 1% of the tracking stocks for each of Liberty Live Series B, Liberty Formula One Series A, Liberty Formula One Series B and Liberty Formula One Series C. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Liberty Broadband, Charter or Liberty Media for their own accounts or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or other financial instruments.
Interests of Charter Directors and Executive Officers in the Combination
When considering the recommendation of the Charter Board with respect to the Charter merger proposal and the share issuance proposal, Charter stockholders should be aware that certain of Charter’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of Charter stockholders. These interests may present such persons with actual or potential conflicts of interest. The Charter Board and the Charter special committee were aware of these interests during the deliberations of the merits of the combination, and the transactions contemplated thereby, and in deciding to recommend that you vote for each of the Charter merger proposal, the share issuance proposal and the Charter adjournment proposal.
With respect to the Charter directors and executive officers, areas where their interests may differ from those of Charter stockholders in general relate to the indemnification and insurance protections for their service as directors and executive officers pursuant to the Charter organizational documents, indemnification agreements entered into with Charter and Charter’s director and officer liability insurance policies. Additionally, pursuant to the existing stockholders agreement, Liberty Broadband has designated three directors to the Charter Board, consisting of Mr. Maffei, who previously served as a director and President and Chief Executive Officer of Liberty Broadband at the time of his designation, James E. Meyer and Balan Nair. Mr. Maffei holds stock options with respect to shares of Liberty Broadband common stock, which were granted in respect of his service as a Liberty Broadband executive officer and will be accelerated and converted into a number of shares of Charter Class A common stock, as described in more detail under “The Merger Agreement—Treatment of Liberty Broadband Equity Awards—Liberty Broadband Stock Options.”
Mr. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, is also a director of Charter. Mr. Maffei may be deemed to beneficially own approximately 3.68% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, all of which is subject to the Maffei voting agreement. Under the Maffei voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Maffei Group for certain losses incurred in connection with or arising out of the Maffei voting agreement or the performance of such member of the Maffei Group’s obligations thereunder, including, subject to certain conditions, reasonable fees and expenses of such member of the Maffei Group incurred in the defense of any claim brought by a third party. In addition, Liberty Broadband has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses (which fee cap excludes any filing fees payable under the HSR Act) incurred by the Maffei Group in connection with the preparation, negotiation, execution and delivery of the Maffei voting agreement and the other transaction documents. See “Other Agreements Related to the Combination—Maffei Voting Agreement”. As of November 12, 2024, Mr. Maffei holds options to purchase shares of Liberty Broadband common stock, which will be treated as described in more detail below under “Interests of Liberty Broadband Directors and Executive Officers in the Combination—Equity Awards.” Mr. Maffei also holds shares of Charter Class A common stock and restricted stock awards with respect to Charter Class A common stock.
To address the potential conflicts of interest that may arise in the negotiation of the combination, the Charter Board established the Charter special committee, consisting entirely of independent and disinterested directors of Charter, and the members of the Charter special committee evaluated and negotiated the transaction documents and the transactions contemplated thereby, and evaluated whether the combination is advisable, fair to and in the best interests of Charter and its stockholders, including the Charter Disinterested Stockholders. The Charter directors who are not independent and disinterested did not participate in the deliberations of the Charter special committee regarding the transaction documents to which Charter is a party and the transactions contemplated thereby.
In consideration of the time and effort required of members of the Charter special committee in evaluating and negotiating the transaction documents, and the transactions contemplated thereby, the Charter Board (with the members of the Charter special committee abstaining) determined that the members of the Charter special committee would each receive a retainer fee of $20,000 (provided that the chair of the Charter special committee would instead receive a retainer fee of $40,000) and a meeting fee of $2,000 (provided that the chair of the Charter special committee would instead receive a meeting fee of $3,000) per meeting in excess of six meetings until the closing of the combination for their services in carrying out their duties as members of the Charter special committee.
Interests of Liberty Broadband Directors and Executive Officers in the Combination
When considering the recommendation of the Liberty Broadband Board with respect to the Liberty Broadband merger proposal, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock should be aware that certain of Liberty Broadband’s directors and executive officers may be deemed to have interests in the combination and the transactions contemplated thereby that are different from, or in addition to, those of holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock. These interests may present such persons with actual or potential conflicts of interest. The Liberty Broadband Board was aware of these interests during the deliberations of the merits of the combination, and in deciding to recommend that you vote for each of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. These interests include the following:
Indemnification and Insurance
Currently, the directors and executive officers of Liberty Broadband have indemnification protections for their service as directors and executive officers pursuant to the organizational documents of Liberty Broadband and the directors and executive officers of Liberty Broadband have entered into indemnification agreements with Liberty Broadband. In addition, directors and executive officers of Liberty Broadband have insurance protections under Liberty Broadband’s director and officer liability insurance policies. Further, for six years after the effective time and in accordance with the merger agreement, (i) Charter will cause such indemnification and insurance protections to be honored and fulfilled and (ii) the directors and executive officers of Liberty Broadband will have indemnification protections for their service as directors and executive officers pursuant to a 6-year prepaid, non-cancellable “tail” policy covering each such individual covered by Liberty Broadband’s existing fiduciary liability insurance policies.
Equity Awards
Executive officers of Liberty Broadband hold options to purchase shares of Liberty Broadband common stock. Executive officers of Liberty Broadband also hold restricted stock units with respect to shares of Liberty Broadband common stock. Non-employee directors of Liberty Broadband, other than Mr. Malone, hold restricted stock units with respect to and/or options to purchase shares of Liberty Broadband common stock. As described in more detail below under “The Merger Agreement—Treatment of Liberty Broadband Equity Awards” in connection with the combination:
•
all options with respect to Liberty Broadband common stock outstanding as of immediately prior to the effective time will automatically accelerate and become fully vested, and at the effective time, each such option will automatically be converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to the stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings; and

•
restricted stock unit awards (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI or its subsidiaries) with respect to shares of Liberty Broadband common stock outstanding as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)) will automatically accelerate and become fully vested (with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) on such date, and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to merger consideration.

Golden Parachute Compensation
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Liberty Broadband that is based on, or otherwise relates to an acquisition, merger, consolidation, sale or other disposition of all or substantially all assets of the issuer.
In accordance with the merger agreement, as described above in “—Equity Awards,” stock options and restricted stock unit awards, in each case, with respect to Liberty Broadband common stock and including those held by Liberty Broadband’s named executive officers, will be accelerated and converted into a number of validly issued, fully paid and nonassessable shares of Charter Class A common stock or into outstanding shares of Liberty Broadband common stock entitled to merger consideration, respectively.
The amounts shown in the table below do not include equity awards currently outstanding that are expected to vest in accordance with their existing terms prior to January 1, 2025 (the latest practicable date determined in accordance with Item 402(t) of Regulation S-K) and are estimates based on multiple assumptions that may or may not actually occur or be accurate at the time of the merger, which assumptions include: (1) that the closing date of the merger is January 1, 2025 and (2) the relevant price per share is $87.89, which equals the average closing price of a share of Liberty Broadband common stock over the five business day period following the first public announcement of the entry into the transaction documents. Certain equity awards that would be unvested as of January 1, 2025 and included in the table below may vest independently of, and prior to, the merger pursuant to their terms. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The award agreements and equity plans pursuant to which the equity awards reflected in the table below were granted, were previously subject to a shareholder advisory vote in connection with Liberty Broadband’s 2024 annual meeting.
Based on arrangements currently in place and an assumed transaction date of January 1, 2025, none of Liberty Broadband’s named executive officers will otherwise be entitled to receive any “single trigger” or “double trigger” compensation payments in connection with the merger.

Named Executive Officer	Equity ($)(1)	Total ($)
Gregory B. Maffei(2)	$6,795,555	$6,795,555
Brian Wendling	$704,175	$704,175
Renee Wilm	$1,325,191	$1,325,191

(1)
For a description of the treatment of equity awards held by the named executive officers in connection with the merger, see “—Equity Awards” above. Set forth below are the values of each type of unvested Liberty Broadband equity award held by the named executive officers that would become vested upon the consummation of the Merger (i.e., “single-trigger”):

Named Executive Officer	Stock Options	Restricted Stock Units
Gregory B. Maffei(2)	$6,795,555	$0
Brian Wendling	$465,114	$239,061
Renee Wilm	$858,847	$466,344

(2)	Mr. Maffei stepped down from his roles as President, Chief Executive Officer and Director of Liberty Broadband at the end of 2024.
Aggregate Liberty Broadband Series A Common Stock, Liberty Broadband Series B Common Stock and Liberty Broadband Preferred Stock Voting Power
As of January 13, 2025, Liberty Broadband’s executive officers and directors (including Mr. Malone) beneficially owned approximately 49.4% of the aggregate voting power of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of that date. Liberty Broadband has been informed that all of its executive officers and directors intend to vote “FOR” each of the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. Other than the Malone voting agreement and the Maffei voting agreement, no voting agreement exists that requires any of Liberty Broadband’s executive officers and/or directors to vote in favor of the Liberty Broadband merger proposal and/or the Liberty Broadband adjournment proposal. Additionally, as of January 13, 2025, Liberty Broadband’s executive officers and directors (including Mr. Malone) beneficially owned less than 1% of the aggregate voting power of Charter common stock outstanding as of that date.
Mr. Maffei
Mr. Maffei stepped down from his roles as President, Chief Executive Officer and Director of Liberty Broadband at the end of 2024.
Mr. Maffei, who previously served as a director and the President and Chief Executive Officer of Liberty Broadband, is also a director of Charter. Mr. Maffei may be deemed to beneficially own approximately 3.68% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, all of which is subject to the Maffei voting agreement. Under the Maffei voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Maffei Group for certain losses incurred in connection with or arising out of the Maffei voting agreement or the performance of such member of the Maffei Group’s obligations thereunder, including, subject to certain conditions, reasonable fees and expenses of such member of the Maffei Group incurred in the defense of any claim brought by a third party. In addition, Liberty Broadband has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses (which fee cap excludes any filing fees payable under the HSR Act) incurred by the Maffei Group in connection with the preparation, negotiation, execution and delivery of the Maffei voting agreement and the other transaction documents. See “Other Agreements Related to the Combination—Maffei Voting Agreement”. As of November 12, 2024, Mr. Maffei holds options to purchase shares of Liberty Broadband common stock, which will be treated as described in more detail above under “—Equity Awards.” Mr. Maffei also holds shares of Charter Class A common stock and restricted stock awards with respect to Charter Class A common stock.
Mr. Malone
Mr. Malone is the Chairman of the Liberty Broadband Board and the interim Chief Executive Officer of Liberty Broadband. Mr. Malone may be deemed to beneficially own approximately 49.1% of the aggregate voting power represented by the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of November 12, 2024, of which approximately 48.5% of such aggregate voting power is subject to the Malone voting agreement. Under the Malone voting agreement, each of Liberty Broadband and, effective from and following the effective time, Charter, jointly and severally, has agreed to indemnify each member of the Malone Group for certain losses incurred in connection with or arising out of the Malone voting agreement or the performance of such member of the Malone Group’s obligations thereunder, including, subject to certain conditions, reasonable fees and expenses of such member of the Malone Group incurred in the defense of any claim brought by a third party. In addition, Liberty Broadband has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses (which fee cap excludes any filing fees payable under the HSR Act) incurred by the Malone Group in connection with the preparation, negotiation, execution and delivery of the Malone voting agreement and the other transaction documents. See “Other Agreements Related to the Combination—Malone Voting Agreement.”
Pursuant to the Malone exchange side letter, certain of the members of the Malone Group agreed to an arrangement under which Liberty Broadband will have the right, in connection with the GCI divestiture, to exchange certain shares of Liberty Broadband Series B common stock held by such members of the Malone Group for shares of Liberty Broadband Series C common stock on a one-for-one basis.
On June 13, 2022, Liberty Broadband entered into an exchange agreement with Mr. Malone and a revocable trust of which Mr. Malone is the sole trustee and beneficiary (the “JM Trust”) (the “Malone exchange agreement”), whereby, among other things, Mr. Malone agreed to an arrangement under which his aggregate voting power in Liberty Broadband would not exceed 49% plus 0.5% (under certain circumstances). The Malone exchange agreement provides for exchanges by Liberty Broadband and Mr. Malone or the JM Trust of shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock in connection with certain events.
Pursuant to the terms of the Malone exchange side letter, the parties thereto agreed to amend certain provisions of the Malone exchange agreement to provide that (i) solely in connection with the GCI divestiture, Malone Series C Exchangeable Shares (as defined in the Malone exchange agreement) will not be exchanged for shares of Liberty Broadband Series B common stock and the holders of such Malone Series C Exchangeable Shares will receive the same per share consideration received by holders of shares of Liberty Broadband Series C common stock, (ii) Liberty Broadband waives its right to obligate the Malone Group to enter into an exchange agreement with GCI spinco in connection with the GCI divestiture, (iii) the Malone exchange agreement would not be terminated as a result of the Malone Group falling below 20% voting power in connection with the GCI divestiture, and (iv) following the Exchange (as defined in the Malone exchange side letter) and prior to any termination of the merger agreement, none of the Malone Series C Exchangeable Shares will be exchanged for shares of Liberty Broadband Series B common stock. For more information, please see “Other Agreements Related to the Combination—Malone Exchange Side Letter.”
The Liberty Broadband Board was aware of these interests and considered them when it approved the Liberty Broadband merger proposal.
Timing of the Combination
Charter and Liberty Broadband are working to complete the combination on June 30, 2027, unless terminated in accordance with the merger agreement or otherwise agreed, and subject to adjustment in connection with certain tax law changes that may be proposed following the date of the merger agreement, in each case, as set forth in the merger agreement. The parties determined that a closing in mid-2027 would be beneficial to the companies and their respective stockholders as it would allow sufficient time for Liberty Broadband to divest the GCI business and to reduce its aggregate debt prior to closing. Additionally, Charter and Liberty Broadband considered that a closing in mid-2027 would ensure an orderly transition of governance and ownership at Charter to the benefit of the public stockholders. For more information regarding the factors considered by Charter and

Liberty Broadband in determining the target closing date, see “—Background of the Combination,” “—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors” and “—Liberty Broadband’s Reasons for the Combination; Recommendation of the Liberty Broadband Board of Directors.” Charter and Liberty Broadband may decide to complete the combination at an earlier date in certain circumstances, including if the GCI divestiture is completed earlier than anticipated or in connection with certain tax law changes that may be proposed following the date of the merger agreement, as discussed in further detail in “The Merger Agreement—Covenants and Agreements—Tax Matters.”
The combination is subject to various conditions, and it is possible that factors outside the control of Charter and Liberty Broadband could result in the combination being completed at a later time, or not at all. As a result of the delayed closing, there may be a substantial amount of time between the respective Charter special meeting and Liberty Broadband special meeting and the completion of the combination. During this time, the market price of Charter Class A common stock may fluctuate and it is therefore impossible to accurately predict the value of common stock consideration that Liberty Broadband stockholders will receive. Additionally, the delayed closing heightens the risk that a proposed tax law change or other change in applicable law may occur during the interim period which adversely affects the combination, including the intended tax treatment thereof. Many of these factors are beyond Charter’s and Liberty Broadband’s control. For more information, see “Risk Factors—Risks Related to the Combination.”
Accounting Treatment
Charter and Liberty Broadband prepare their financial statements, respectively, in accordance with GAAP. Charter will account for the acquisition of Liberty Broadband as a treasury stock repurchase of Charter shares held by Liberty Broadband. Charter will record the treasury stock repurchase at cost based on the merger consideration including the fair value of Charter stock issued to Liberty Broadband stockholders as of the closing date and cash settlements directly related to the combination. Charter will account for any remaining assets owned by Liberty Broadband following the GCI divestiture as asset acquisitions.
Regulatory Approvals
The acquisition of Liberty Broadband by Charter, or the receipt by members of the Malone Group or the Maffei Group of shares of Charter Class A common stock as merger consideration may be subject to the HSR Act and the rules promulgated thereunder. To the extent applicable, Charter, Liberty Broadband and the applicable Liberty Broadband stockholders will make the appropriate filings, as necessary, pursuant to the HSR Act as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the parties such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the closing). To the extent applicable, completion of the acquisition of Liberty Broadband by Charter would be subject to the expiration or earlier termination of the applicable waiting period and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the HSR Act.
Charter and Liberty Broadband do not expect the completion of the acquisition of Liberty Broadband by Charter to be subject to other notifications or receipts of other regulatory approvals.
Listing of Charter Class A Common Stock and Charter Rollover Preferred Stock in the Merger
It is a condition to the completion of the combination that the Charter Class A common stock and Charter rollover preferred stock issuable in connection with the combination will be authorized for listing on the Nasdaq prior to closing of the combination.
Delisting and Deregistration of Liberty Broadband Capital Stock
Pursuant to the merger agreement, Liberty Broadband and Charter will cooperate and use their reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable laws and the rules and policies of the Nasdaq to enable the delisting of the shares of the Liberty Broadband Series A common stock, the Liberty Broadband Series C common stock and Liberty Broadband preferred stock from the Nasdaq, the removal of Liberty Broadband Series B common stock from being quoted on the OTC Markets and the deregistration of Liberty Broadband capital stock under the Exchange Act.

Certain Effects of the Combination
Except with respect to the excluded shares, Liberty Broadband stockholders will have the right to receive the applicable merger consideration. Based on the closing price of Charter Class A common stock on the Nasdaq, on September 23, 2024, the last trading day before public announcement of negotiations relating to the transaction, the exchange ratio represented approximately $78.26 in value for each share of Liberty Broadband common stock. Based on the closing price of Charter Class A common stock on January 13, 2025, which was the last practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $79.73 in value for each share of Liberty Broadband common stock. Holders of shares of Liberty Broadband preferred stock will receive shares of Charter rollover preferred stock in connection with the merger consideration, which will have substantially identical rights as compared to the Liberty Broadband preferred stock.
Based on the number of shares of Liberty Broadband common stock outstanding as of January 13, 2025, Charter expects to issue approximately 33.8 million shares of Charter Class A common stock to holders of shares of Liberty Broadband common stock in the aggregate in the merger. Based on the number of shares of Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) outstanding as of January 13, 2025, we estimate that existing Charter stockholders, other than Liberty Broadband, will own approximately 77% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) and former Liberty Broadband stockholders will own approximately 23% of the Charter Class A common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) following the completion of the combination. Former holders of the Liberty Broadband preferred stock are expected to own in the aggregate all outstanding shares of Charter rollover preferred stock with a redemption value of $180 million.
Liberty Broadband stockholders will have different rights once they become stockholders of Charter due to differences between the governing documents of Charter and Liberty Broadband. These differences are described in detail under “Comparison of Rights of Charter Stockholders and Liberty Broadband Stockholders.”
Appraisal Rights
Under Delaware law, holders of shares of Charter common stock, Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock are not entitled to dissenters’ or appraisal rights in connection with the combination as contemplated by the merger agreement.
Pursuant to Section 262 of the DGCL, stockholders of record of, or beneficial owners of, shares of Liberty Broadband Series B common stock are entitled to demand an appraisal, and be paid the “fair value” of, their shares of Liberty Broadband Series B common stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be fair value, in lieu of receiving the merger consideration if the merger is completed but only if any such holder of record or beneficial owner (i) does not vote in favor of the Liberty Broadband merger proposal and (ii) otherwise strictly complies with the procedures and requirements established by Section 262 of the DGCL. Failure to strictly comply with all of the applicable legal requirements of Section 262 of the DGCL, which are summarized in this section and set forth in their entirety in Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, could result in the loss of appraisal rights. A proxy or vote against the Liberty Broadband merger proposal will not be deemed an appraisal demand. Due to the complexity of the provisions of Section 262 of the DGCL, any holder of Liberty Broadband Series B common stock considering exercising its appraisal rights under Section 262 of the DGCL is urged to consult his, her or its own legal advisor.
The members of the Malone Group and the Maffei Group have agreed to waive any appraisal rights to which they may be entitled with respect to the shares of Liberty Broadband Series B common stock held by them pursuant to the voting agreements.
Summary of Appraisal Rights
Stockholders and beneficial owners of stock of a Delaware corporation that is proposing to merge with another entity are sometimes entitled under Section 262 of the DGCL to what are known as appraisal rights in connection with the proposed merger, subject to certain exceptions. Such rights generally confer on applicable stockholders of record or beneficial owners of stock in the corporation who oppose a merger or the consideration to be received in a merger (whether by voting against a merger agreement proposal, abstaining or otherwise not voting with respect to a merger agreement proposal), who properly demand appraisal of their shares (and do not effectively withdraw or otherwise waive or lose their right to appraisal), who hold their shares as of the date of making the demand and continuously hold such shares through the effective date of the merger, and who otherwise comply in all respects with the applicable statutory procedures to demand and perfect their appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the “fair value” of their shares in cash as determined by the Delaware Court of Chancery pursuant to Section 262 of the DGCL. The Delaware Supreme Court has stated that the determination of fair value requires consideration of all relevant factors involving the value of a company, and that proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered. Elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered, but any element of value arising from the accomplishment or expectation of the merger will not be considered.
Holders of record of, and beneficial owners of, shares of Liberty Broadband Series B common stock are entitled to appraisal rights pursuant to Section 262 of the DGCL in connection with the combination as described herein and as provided for in Section 262 of the DGCL.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holders of shares of Liberty Broadband Series B common stock” are to the record holder of shares of Liberty Broadband Series B common stock and references to “beneficial owner” refer to a person who is the beneficial owner of shares of Liberty Broadband Series B common stock held either in voting trust or by a nominee on behalf of such person. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that any stockholder or beneficial owner should exercise his, her or its rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger agreement with respect to which appraisal rights are provided by Section 262 is submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement at the Liberty Broadband special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders who was such on the record date for notice of the Liberty Broadband special meeting, with respect to shares for which appraisal rights are available, that appraisal rights are available and must include in the notice either a copy of Section 262 of the DGCL or the notice must direct stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This joint proxy statement/prospectus shall constitute the required notice pursuant to Section 262 of the DGCL to the stockholders of shares of Liberty Broadband Series B common stock that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, in compliance with the requirements of Section 262 of the DGCL. Any stockholder or beneficial owner who wishes to demand appraisal rights or who wishes to preserve the right to do so, should review carefully the following discussion and the text of Section 262 of the DGCL.
Failure to strictly comply with the procedures specified in Section 262 of the DGCL timely and properly will result in the loss of appraisal rights.
Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Liberty Broadband Series B common stock, Liberty Broadband believes that stockholders and beneficial owners who wish to consider exercising such appraisal rights should seek the advice of financial and legal counsel. A stockholder or beneficial owner who effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights will be entitled to receive the merger consideration as provided for herein and in the merger agreement.

How to Exercise and Perfect Appraisal Rights
Any holder or beneficial owner of Liberty Broadband Series B common stock wishing to exercise the right to demand an appraisal under Section 262 of the DGCL must satisfy each of the following conditions:
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the stockholder must not vote the stockholder’s shares of Liberty Broadband Series B common stock or submit (or cause to be submitted) a proxy in favor of the adoption of the merger agreement with respect to the shares of Liberty Broadband Series B common stock for which such stockholder intends to demand appraisal; a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement;

•
as more fully described below, the stockholder or beneficial owner must deliver to Liberty Broadband a proper written demand for appraisal of the stockholder’s or beneficial owner’s shares of Liberty Broadband Series B common stock before the vote is taken on the adoption of the merger agreement at the Liberty Broadband special meeting which such demands must reasonably inform Liberty Broadband of the identity of the stockholder or beneficial owner making such demand, as applicable, and that the stockholder or beneficial owner intends to demand the appraisal of the stockholder’s or beneficial owner’s shares of Liberty Broadband Series B common stock and, in the case of a demand made by a beneficial owner, reasonably identifies the holder of record of the shares of Liberty Broadband Series B common stock for which such demand is made and must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares of Liberty Broadband Series B common stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation in the merger under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL;

•
the stockholder or beneficial owner must hold or beneficially own the stockholder’s or beneficial owner’s shares of Liberty Broadband Series B common stock on the date of the making of the demand for appraisal and must continuously remain the holder or beneficially owner, as the case may be, of such shares from the date of the making of the demand through the effective date of the merger; a stockholder who is the record holder of, or a beneficial owner of shares of, shares of Liberty Broadband Series B common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares;

•	the stockholder or beneficial owner must otherwise comply with the applicable procedures and requirements set forth in Section 262; and
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the stockholder or beneficial owner who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights, or the surviving corporation in the merger, must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Liberty Broadband Series B common stock of all such persons within 120 days after the effective time of the merger. The surviving corporation in the merger is under no obligation to file any such petition in the Delaware Court of Chancery and has no present intention of doing so. Accordingly, it is the obligation of the stockholder or beneficial owner to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of the Liberty Broadband Series B common stock within the time prescribed in Section 262 of the DGCL.

If any of the conditions are not satisfied with respect to any shares of Liberty Broadband Series B common stock and the merger is completed, such stockholder or beneficial owner will be entitled to receive the merger consideration for such shares of Liberty Broadband Series B common stock as provided in the merger agreement, but will not be entitled to seek appraisal of such shares. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the adoption of the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy, vote, or abstention. A vote in favor of the Liberty Broadband merger proposal (in person or by proxy) will constitute a waiver of appraisal rights in respect of the shares of Liberty Broadband Series B common stock so voted and will nullify any previously filed written demands for appraisal.

Who May Exercise Appraisal Rights
Only a stockholder of record of, or beneficial owner of, shares of Liberty Broadband Series B common stock is entitled to assert appraisal rights for the shares in that stockholder’s or beneficial owner’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares of Liberty Broadband Series B common stock. The demand should set forth, fully and correctly, the name of the stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Liberty Broadband of the identity of the stockholder or beneficial owner holding the shares of Liberty Broadband Series B common stock for which appraisal is demanded and the intention of such stockholder or beneficial owner to demand appraisal of the fair value of his, her or its shares of Liberty Broadband Series B common stock and, in case of a demand made by a beneficial owner, must reasonably identify the holder of record of the shares of Liberty Broadband Series B common stock for which the demand is made, and must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares of Liberty Broadband Series B common stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation in the merger under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. If a holder of record is submitting a demand with respect to shares of Liberty Broadband Series B common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Liberty Broadband Series B common stock are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record or beneficial owner; however, the agent must identify the stockholder or stockholders (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for such stockholder or stockholders, or owner or owners. A record holder such as a brokerage firm, bank, trust or other nominee, who holds shares of Liberty Broadband Series B common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares of Liberty Broadband Series B common stock as to which appraisal is sought, and where no number of shares of Liberty Broadband Series B Common Stock is expressly mentioned the demand will be presumed to cover all such shares held in the name of the record owner.
A stockholder or beneficial owner who elects to exercise appraisal rights in accordance with Section 262 of the DGCL must mail or deliver a written demand to: Liberty Broadband Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Corporate Secretary, and may not submit a demand by electronic submission. Such written demand must be delivered to and received by Liberty Broadband before the vote on the adoption of the merger agreement at the Liberty Broadband special meeting.
Actions After Completion of the Merger
If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice as to the effectiveness of the merger to each of the former stockholders and beneficial owners who has properly made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, or thereafter with the written approval of the surviving corporation in the merger, any stockholder or beneficial owner who properly made a written demand for appraisal in accordance with Section 262 of the DGCL and has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement by delivering to the surviving corporation in the merger a written withdrawal of the demand for appraisal.
Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation in the merger or any dissenting stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of Liberty Broadband Series B common stock held by all dissenting stockholders or beneficial owners who have properly demanded appraisal. The surviving corporation in the merger is under no obligation to and has no present intention to file a petition for appraisal, and stockholders and beneficial owners seeking to exercise appraisal rights should not assume that the surviving corporation in the merger will file such a petition. Accordingly, stockholders or beneficial owners who desire to have their shares of Liberty Broadband Series B common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights in respect of shares of Liberty Broadband Series B common stock within the time periods and in the manner prescribed in Section 262 of the DGCL. Inasmuch as the surviving corporation in the merger has no obligation to file such a petition, the failure of a stockholder or a beneficial owner to do so within the period specified could nullify the stockholder’s or beneficial owner’s previous written demand for appraisal.
If a petition for appraisal is timely filed by a stockholder or beneficial owner, the stockholder or beneficial owner must deliver a copy of the petition to the surviving corporation in the merger, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares of Liberty Broadband Series B common stock and with whom agreements as to the value of their shares of Liberty Broadband Series B common stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation in the merger, and all stockholders and beneficial owners shown on such verified list at the address stated therein. The forms of notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation in the merger. After providing notice to the stockholders and beneficial owners as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and determine those stockholders and beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders and beneficial owners who have demanded an appraisal for their shares of Liberty Broadband Series B common stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder or beneficial owners fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder or beneficial owner.
After the Delaware Court of Chancery determines the stockholders and beneficial owners entitled to appraisal of their shares of Liberty Broadband Series B common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Liberty Broadband Series B common stock at the effective time of the merger held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the combination, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such “fair value,” the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation in the merger may pay to each stockholder and beneficial owner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Liberty Broadband Series B common stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation in the merger, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the value is determined, the Delaware Court of Chancery will direct the payment of such value of the shares of Liberty Broadband Series B common stock, with interest thereon accrued during the pendency of the proceedings, if any, to the stockholders and beneficial owners entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.
In determining the fair value of shares of capital stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration that stockholders and beneficial owners would otherwise be entitled to receive in accordance with the terms of the merger agreement. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Liberty Broadband and Charter do not anticipate offering more than the merger consideration to any stockholder or beneficial owner exercising appraisal rights and reserve the right to make a voluntary cash payment pursuant to Section 262(h) and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Liberty Broadband Series B common stock is less than the merger consideration.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Each dissenting stockholder or beneficial owner is responsible for its own attorneys’ and expert witnesses’ fees and expenses, although, upon application of a person whose name appears on the verified list who participated in the proceeding and incurred costs in connection therewith, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Liberty Broadband Series B common stock entitled to appraisal.
Any stockholder or beneficial owner who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, from and after the effective date of the merger, be entitled to vote the shares of Liberty Broadband Series B common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the combination).
At any time within 60 days after the effective time of the merger, or thereafter with the written approval of the surviving corporation in the merger, any stockholders or beneficial owners who have properly made a written demand for appraisal in accordance with Section 262 of the DGCL and have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation in the merger a written withdrawal of the stockholder’s or beneficial owner’s demand for appraisal. A withdrawal of a stockholder’s or beneficial owner’s demand for appraisal will be deemed to be acceptance of the terms of the merger agreement, which terms are summarized in this joint proxy statement/prospectus and which merger agreement is attached in its entirety to this joint proxy statement/prospectus as Annex A. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require the surviving corporation’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing will not affect the right of any stockholder or beneficial owner that has properly made an appraisal demand but has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the surviving corporation in the merger does not approve a stockholder’s or beneficial owner’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder or beneficial owner that withdraws its demand for appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner would be entitled to receive only the appraised value of his, her or its shares of Liberty Broadband Series B common stock determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s or beneficial owner’s appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is urged to consult financial and legal counsel before attempting to exercise appraisal rights in any manner.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement before making any decisions regarding the merger agreement or the combination.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms, and not to provide any factual information about Charter or Liberty Broadband or their respective subsidiaries or businesses. Factual disclosures about Charter and Liberty Broadband contained in this joint proxy statement/prospectus and/or in the public reports of Charter and Liberty Broadband filed with the SEC (as described in the section entitled “Where You Can Find More Information”) may supplement, update or modify the disclosures about Charter and Liberty Broadband contained in the merger agreement. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not, with certain exceptions, survive the effective time. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Liberty Broadband, Charter or any of their respective subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the merger agreement and this subsequent information may not be fully reflected in Charter’s or Liberty Broadband’s public disclosures.
Structure of the Combination
Each of the Charter Board (acting on the unanimous recommendation of the Charter special committee) and the Liberty Broadband Board has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth therein, at the effective time, Merger Sub will merge with and into Liberty Broadband, with Liberty Broadband surviving and becoming an indirect wholly owned subsidiary of Charter. Immediately after the merger, Liberty Broadband, as the surviving corporation of the merger, will merge with and into Merger LLC, with Merger LLC surviving the upstream merger as the surviving company and as a wholly owned subsidiary of Charter.
Merger Consideration
At the effective time:
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each share of (i) Liberty Broadband Series A common stock, (ii) Liberty Broadband Series B common stock, and (iii) Liberty Broadband Series C common stock, in each case, issued and outstanding immediately prior to the effective time (other than excluded shares) will automatically be converted into and become the right to receive 0.236 of a validly issued, fully paid and nonassessable share of Charter Class A common stock; and

•
each share of Liberty Broadband preferred stock issued and outstanding immediately prior to the effective time (other than excluded treasury shares) will automatically be converted into and become the right to receive one validly issued, fully paid and nonassessable share of newly issued Charter rollover preferred stock. The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.

No fractional shares of Charter Class A common stock will be issued in the combination. All fractional shares of Charter Class A common stock that would otherwise be issued to holders of record of shares of Liberty Broadband common stock as part of the merger consideration will be aggregated and sold at prevailing market prices on behalf of those holders of record who otherwise would have been entitled to receive fractional shares. The cash (without interest and rounded down to the nearest cent) received from these sales will be paid to such Liberty Broadband common stockholders in proportion to such stockholder’s pro rata portion of the total cash proceeds (net of any fees to the exchange agent from such sale) as soon as practicable following the completion of the combination.
If, prior to the effective time, the outstanding shares of Charter capital stock or Liberty Broadband capital stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of reclassification, recapitalization, stock split or combination, split-up, reverse stock-split, exchange, readjustment or other similar transaction of or involving shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event, an appropriate and proportionate adjustment will be made to the merger consideration, exchange ratio and any other similarly dependent items, as the case may be, to give Charter and the Liberty Broadband stockholders the same economic effect as contemplated by the merger agreement prior to such event.
At the effective time, all excluded treasury shares will be cancelled and will cease to exist and no Charter Class A common stock or Charter rollover preferred stock or other consideration will be delivered in exchange therefor.
After the effective time, Charter stockholders will continue to own their existing shares of common stock of Charter, the form of which will not be changed by the combination.
Treatment of Liberty Broadband Equity Awards
Liberty Broadband Stock Options
Immediately prior to the effective time, each stock option with respect to shares of Liberty Broadband common stock issued and outstanding immediately prior to the effective time will automatically accelerate and become fully vested, and at the effective time, each such stock option will be automatically converted into the right to receive a number of shares of Charter Class A common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (x) the excess, if any, of (A) the product of the exchange ratio multiplied by the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg over (B) the per share exercise price of such stock option, multiplied by (y) the number of shares of Liberty Broadband common stock subject to such stock option immediately prior to the effective time, divided by (ii) the volume-weighted average price of Charter Class A common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, less applicable tax withholdings.
Liberty Broadband Restricted Stock and RSU Awards (Other than Those Held by GCI Employees)
Effective as of 10 business days prior to the effective time (or such other date on or around that time as may be determined by the Liberty Broadband Board (or authorized committee thereof)) each restricted stock award and restricted stock unit award (excluding restricted stock unit awards held by individuals who provide services primarily or solely to GCI or its subsidiaries) with respect to shares of Liberty Broadband common stock that is outstanding as of such time, will automatically accelerate and become fully vested (in the case of restricted stock unit awards, with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) and all shares of Liberty Broadband common stock subject to such award, less applicable tax withholdings, that are outstanding as of the effective time will be treated as outstanding shares of Liberty Broadband common stock in the merger and entitled to the merger consideration.
Liberty Broadband Equity Awards Held by GCI Employees
Liberty Broadband has the ability to accelerate ten business days prior to the consummation of the GCI divestiture the vesting of a prorated portion of each Liberty Broadband restricted stock unit award that was outstanding as of November 12, 2024 and remains outstanding as of ten business days prior to the consummation of the GCI divestiture and is held by individuals who provide services primarily or solely to GCI or its subsidiaries (other than such restricted stock unit awards that, by their terms as in effect as of November 12, 2024, would not have vested as of June 30, 2027) and who are not directors or executive officers of Liberty

Broadband (with pro-ration being based on the portion of the service period elapsed from the grant date through the estimated GCI divestiture date over the entire original service period) and to settle such accelerated restricted stock unit awards prior to the consummation of the GCI divestiture in the shares of Liberty Broadband common stock underlying the vested portion of such restricted stock unit award.
The GCI separation principles (as defined and described in the section entitled “The Merger Agreement—GCI Divestiture”) contemplate that each Liberty Broadband equity award held by individuals who provide services primarily or solely to GCI or its subsidiaries that continues to remain outstanding as of the GCI divestiture will be converted entirely into an award with respect to stock of GCI spinco with the same terms and conditions as the original Liberty Broadband award, using a ratio based on the Liberty Broadband’s and GCI spinco’s respective stock prices.
Closing and Effectiveness of the Combination
Unless the merger agreement is terminated in accordance with its terms, the closing of the combination will occur on the later of (i) June 30, 2027 and (ii) the third business day after all of the closing conditions set forth in the merger agreement are satisfied or waived (to the extent waivable) by the party entitled to the benefit of the same (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or at another time or date agreed to in writing by Charter and Liberty Broadband, and subject to adjustment pursuant to the merger agreement in connection with a proposed tax law change (as defined below).
The merger will become effective at the time that, following the effectiveness of the certificate of designations for the Charter rollover preferred stock (the “Charter certificate of designations”), the form of which is attached as Annex I to this joint proxy statement/prospectus, with the Delaware Secretary of State, the certificate of merger has been filed with the Delaware Secretary of State or at a later date and time agreed to by Charter and Liberty Broadband and specified in the certificate of merger. The upstream merger will become effective at the time the certificate of ownership and merger has been filed with the Delaware Secretary of State or at a later date and time agreed to by Charter and Liberty Broadband and specified in the certificate of ownership and merger, which will be filed immediately following the effectiveness of the certificate of merger.
Conversion of Shares; Exchange of Certificates
Letter of Transmittal
The conversion of shares of Liberty Broadband common stock (other than the excluded shares) into the right to receive the shares of Charter Class A common stock included in the merger consideration and Liberty Broadband preferred stock (other than the excluded treasury shares) into the right to receive the shares of Charter rollover preferred stock included in the merger consideration will, in each case, occur automatically, without any action on the part of such Liberty Broadband stockholder, at the completion of the merger.
Prior to the effective time, Charter will select an institution reasonably acceptable to Liberty Broadband to act as the exchange agent for the merger. Prior to the effective time, Charter will enter into an exchange agent agreement with such exchange agent in a form reasonably acceptable to Liberty Broadband.
Promptly after the effective time (and in any event within 10 business days after the effective date of the merger), Charter will cause the exchange agent to send, a letter of transmittal to each stockholder of record immediately prior to the effective time holding certificates representing outstanding shares of Liberty Broadband common stock or Liberty Broadband preferred stock. The letter of transmittal will include instructions for exchanging each of their certificated shares of Liberty Broadband common stock or Liberty Broadband preferred stock. Each holder of shares of Liberty Broadband common stock or Liberty Broadband preferred stock that have been converted into the right to receive the applicable merger consideration, upon surrender to the exchange agent of a stock certificate representing such shares, together with a properly completed letter of transmittal, or upon receipt by the exchange agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of book-entry transfer of such shares, will be entitled to receive (i) the number of whole shares of Charter Class A common stock or Charter rollover preferred stock (which will be issued in non-certificated book-entry form unless a physical stock certificate is requested) that such holder has the right to receive pursuant to merger agreement, (ii) cash in lieu of fractional shares of Charter Class A common stock, if any, that such holder has the right to receive pursuant to the merger agreement and

(iii) a check or other form of payment in the amount equal to any dividends and other distributions, if any, payable in respect of such whole shares pursuant to merger agreement. No interest will be paid or accrued on any merger consideration (including any cash in lieu of fractional shares).
At the completion of the merger, shares of Liberty Broadband common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that represented shares of Liberty Broadband common stock immediately prior to the completion of the merger will cease to have any rights with respect to such common stock, other than the right to receive the applicable merger consideration as described above, cash (without interest) in lieu of fractional shares and any dividends or other distributions to which holders of common shares become entitled and subject to the terms and conditions set forth in the merger agreement. At the completion of the merger, shares of Liberty Broadband preferred stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that represented shares of Liberty Broadband preferred stock immediately prior to the completion of the merger will cease to have any rights with respect to such preferred stock, other than the right to receive the applicable merger consideration as described above and any dividends or other distributions to which holders of preferred shares become entitled and subject to the terms and conditions set forth in the merger agreement.
All shares of Charter Class A common stock and Charter rollover preferred stock issued in connection with the combination be issued in book-entry form unless otherwise requested by such holder.
Dividends and Distributions
Charter will pay (or cause one of its subsidiaries to pay) all dividends declared by the Liberty Broadband Board in accordance with the Liberty Broadband charter on the Liberty Broadband preferred stock to the extent that the payment date for such dividends is after the closing and the record date for such dividends precedes the closing. The declared dividends will be paid by Charter on the payment date to the holders of record of shares of Liberty Broadband preferred stock as of the close of business on the record date therefor. Any dividends declared by the Liberty Broadband Board on the Liberty Broadband preferred stock will be conditioned on the record date occurring prior to the closing of the combination.
No dividends or other distributions declared with respect to Charter Class A common stock or Charter rollover preferred stock will be paid to the holder of any unsurrendered certificate or non-exchanged book-entry shares until the holder thereof has surrendered such certificate or exchanged such book-entry shares in accordance with the merger agreement. Promptly following the surrender or exchange of certificates or book-entry shares of Liberty Broadband common stock or Liberty Broadband preferred stock, the record holders of such shares will be paid, without interest, (i) all dividends and other distributions payable in respect of such shares of Charter Class A common stock or Charter rollover preferred stock, respectively, issued in the merger with a record date after the effective time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Charter Class A common stock or Charter rollover preferred stock issued in the merger, respectively, with a record date after the effective time but with a payment date subsequent to the date of such surrender or exchange.
Withholding
Each of Charter, Merger Sub, Merger LLC, Liberty Broadband and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable tax law. Any amounts so withheld and timely paid to the applicable governmental authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Representations and Warranties; Material Adverse Effect
The merger agreement contains representations and warranties made by Liberty Broadband to each of Charter, Merger LLC and Merger Sub and by Charter, Merger LLC and Merger Sub to Liberty Broadband. These representations and warranties are subject, in some cases, to exceptions and qualifications that were agreed to by Liberty Broadband and Charter in connection with negotiating the terms of the merger agreement, including, among other things, as to materiality and to material adverse effects when deemed repeated at the closing of the combination.

The representations and warranties made by each party under the merger agreement relate to, among other things, the following:
•	due organization, valid existence, good standing and qualification to do business;
•	capitalization;
•	corporate authorization for the execution and performance of the transaction documents and the transactions contemplated by the transaction documents;
•	required consents and approvals from governmental entities;
•	the absence of any conflicts or violations of organizational documents and other agreements or laws;
•	documents filed with the SEC and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	the absence of certain undisclosed liabilities;
•	the absence of certain changes or events;
•	the absence of a material adverse effect;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	compliance with applicable laws;
•	possession of, and compliance with, permits necessary for the conduct of such party’s business;
•	tax matters;
•	brokers and transaction-related fees and expenses;
•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;
•	the opinion of its financial advisor(s);
•	ownership of the other party’s common stock; and
•	the inapplicability of state anti-takeover statutes.
The merger agreement also contains additional representations and warranties of Liberty Broadband relating to, among other things, the following:
•	ownership of subsidiaries;
•	real property;
•	intellectual property;
•	information technology;
•	data privacy and security;
•	insurance policies;
•	employee benefit plans;
•	employment and labor matters;
•	material contracts; and
•	affiliate transactions
The merger agreement also contains additional representations and warranties of Charter, Merger Sub and Merger LLC relating to, among other things, the following:
•	operations of Merger Sub and Merger LLC; and

•	the sufficiency of funds for the payment of certain expenses and repayment of certain Liberty Broadband debt on the closing date.
For all purposes of the merger agreement, each party agreed that none of the representations and warranties of Liberty Broadband (other than certain tax-related representations and warranties) set forth in the merger agreement or in any certificate delivered by Liberty Broadband to Charter pursuant to the merger agreement are being made with respect to Charter, the company of which Liberty Broadband holds portfolio securities, their respective subsidiaries or their respective businesses and further, upon the consummation of the GCI divestiture, GCI spinco, GCI, their respective subsidiaries and the GCI business will be excluded from such representations and warranties, in each case, subject to certain exceptions. Additionally, for all purposes of the merger agreement, each party agreed that none of the representations and warranties of Charter, Merger Sub or Merger LLC (other than certain tax-related representations and warranties) set forth in the merger agreement or in any certificate delivered by Charter to Liberty Broadband pursuant to the merger agreement are being made with respect to the company of which Charter holds portfolio securities, its subsidiaries or their respective businesses, subject to certain exceptions.
The representations and warranties of each of Liberty Broadband, Charter, Merger LLC and Merger Sub will expire upon the effective time.
Many of the representations of Liberty Broadband are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has or would be reasonably expected to have a material adverse effect). A “material adverse effect” with respect to Liberty Broadband for purposes of the merger agreement means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Liberty Broadband and its subsidiaries, taken as a whole, except that none of the following will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
•
changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels of trading volumes in the United States or foreign securities markets;

•
changes in general political conditions (including any changes arising out of or any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date of the merger agreement);

•	any change in GAAP or applicable law, including in the repeal thereof, or in the enforcement thereof;
•
the announcement or pendency of the transaction documents or the transactions contemplated thereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Liberty Broadband capital stock, the Charter capital stock or certain portfolio securities owned by Liberty Broadband or the credit rating of Liberty Broadband or any of its subsidiaries) (however this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the transaction documents or the consummation of the transactions contemplated thereby);

•	any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God;
•
any action taken or failure to act by Liberty Broadband or its subsidiaries that is expressly required by the transaction documents to which Liberty Broadband is a party (other than any such obligation to operate in the ordinary course, certain actions required by the reasonable best efforts covenant in the merger agreement or any action that has been expressly consented to by Charter);

•
any failure, in and of itself, in the financial or operating performance of Liberty Broadband to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (but events, occurrences, facts, conditions, changes, developments or effects giving rise or contributing to such failure (if not otherwise excluded by the definition) may be taken into account when determining whether a material adverse effect has occurred or would reasonably be expected to occur);
•
any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the price of the shares of Charter owned by Liberty Broadband (however the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining whether a material adverse effect has occurred (to the extent not otherwise excluded by the definition));

•
any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the respective businesses, assets, properties, liabilities, results of operations and/or financial condition of the company of which Liberty Broadband holds portfolio securities and its subsidiaries, or, from and after the GCI divestiture, GCI and its subsidiaries (however the underlying facts or occurrences giving rise or contributing to such material adverse effect (to the extent not otherwise excluded by the definition) may be taken into account when determining whether a material adverse effect has occurred); or

•	certain items set forth in confidential disclosure letter provided by Liberty Broadband to Charter in connection with the merger agreement.
In the case of the first, second, third and fifth bullets above, to the extent that such changes, effects, events, occurrences, state of facts or developments affect Liberty Broadband and its subsidiaries in a disproportionate manner relative to other participants in the industries in which Liberty Broadband and its subsidiaries participate, only the incremental disproportionate effect may be taken into account in determining whether there has been a material adverse effect with respect to Liberty Broadband.
Additionally, the businesses, assets, properties, liabilities, results of operations and/or financial condition of Charter, the company of which Liberty Broadband holds portfolio securities and their respective subsidiaries, and, from and after the consummation of the GCI divestiture, GCI spinco (as defined below), GCI and their respective subsidiaries, and any change, effect, event, occurrence, state of facts or development with respect thereto, will be excluded for purposes of any determination as to the existence of a material adverse effect with respect to Liberty Broadband, except, subject to the eighth and ninth bullets of the definition above, to the extent such change, effect, event, occurrence, state of facts or development independently impacts Liberty Broadband or any of its subsidiaries (excluding, from and after the consummation of the GCI divestiture, GCI spinco, GCI or any of their respective subsidiaries), in which case such change, effect, event, occurrence, state of facts or development will only be taken into account for purposes of a material adverse effect with respect to Liberty Broadband to the extent of such independent impact thereon.
Many of the representations of Charter are also qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has or would be reasonably expected to have a material adverse effect). A “material adverse effect” with respect to Charter for purposes of the merger agreement, means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Charter and its subsidiaries, taken as a whole, except that none of the following will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
•
changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels of trading volumes in the United States or foreign securities markets;

•
changes in general political conditions (including any changes arising out of or any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date of the merger agreement);

•	any change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof;

•
the announcement or pendency of the transaction documents or the transactions contemplated thereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Charter capital stock or certain portfolio securities owned by Charter or the credit rating of Charter or any of its subsidiaries) (however this bullet will not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the transaction documents or the consummation of the transactions contemplated thereby);

•	any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God;
•
any action taken or failure to act by Charter or its subsidiaries that is expressly required by the transaction documents to which Charter or its subsidiaries is a party (other than any such obligation to operate in the ordinary course, certain actions required by the reasonable best efforts covenant in the merger agreement or any action that has been expressly consented to by Liberty Broadband);

•
any failure, in and of itself, in the financial or operating performance of Charter to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (but events, occurrences, facts, conditions, changes, developments or effects giving rise or contributing to such failure (if not otherwise excluded by the definition) may be taken into account when determining whether a material adverse effect has occurred or would be reasonably expected to occur); or

•
any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the respective businesses, assets, properties, liabilities, results of operations and/or financial condition of the company of which Charter holds portfolio securities and its subsidiaries (however the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining whether a material adverse effect has occurred (to the extent not otherwise excluded by the definition)).

In the case of each of the first, second, third and fifth bullets above, to the extent that such changes, effects, events, occurrences, state of facts or developments affect Charter and its subsidiaries in a disproportionate manner relative to other participants in the industries in which Charter participates, only the incremental disproportionate effect may be taken into account in determining whether there has been a material adverse effect with respect to Charter.
Covenants and Agreements
Conduct of Business
Each of Liberty Broadband and Charter has agreed to certain covenants in the merger agreement restricting the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.
Conduct of Business of Liberty Broadband
In general, Liberty Broadband has agreed that until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, except (i) as required by applicable law, (ii) as expressly required or expressly permitted by the merger agreement or any other transaction document or as expressly required by the Liberty Broadband organizational documents in effect as of the date of the merger agreement, or any action or omission in connection with the GCI divestiture in accordance with the merger agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with the merger agreement, (iii) as consented to in writing by the Charter special committee (which consent will not be unreasonably conditioned, withheld or delayed), (iv) as set forth in certain confidential disclosure letter provided by Liberty Broadband to Charter in connection with the merger agreement or (v) with respect to GCI spinco, GCI, or any of their respective subsidiaries, the GCI business (as defined below), the company of which Liberty Broadband holds portfolio securities or any of its subsidiaries, except that, any action taken as permitted by this clause (v) prior to the consummation of the GCI divestiture must not (A) result in any liability (other than any tax liability resulting from or in connection with the GCI divestiture expressly contemplated by the GCI separation principles (as defined below), or any de minimis liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which Liberty Broadband and its subsidiaries other than GCI, GCI spinco or their respective subsidiaries (the “non-GCI subsidiaries”), or following the effective time, Charter and its subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (B) materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination, it will and will cause each of its subsidiaries to:
•	conduct its business in the ordinary course of business in all material respects; and
•
use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other third parties.

In addition, Liberty Broadband has agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except (i) as required by applicable law, (ii) as expressly required or expressly permitted by the merger agreement, any other transaction document or as expressly required by the Liberty Broadband organizational documents in effect as of the date of the merger agreement, or any action or omission in connection with the GCI divestiture in accordance with the merger agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with the merger agreement, (iii) as consented to in writing by the Charter special committee (which consent will not be unreasonably conditioned, withheld or delayed), (iv) as set forth in certain confidential disclosure letter provided by Liberty Broadband to Charter in connection with the merger agreement or (v) with respect to GCI spinco, GCI, or any of their respective subsidiaries, the GCI business, the company of which Liberty Broadband holds portfolio securities or any of its subsidiaries (except that, any action taken as permitted by this clause (v) prior to the consummation of the GCI divestiture must not (A) result in any liability (other than any tax liability resulting from or in connection with the GCI divestiture expressly contemplated by the GCI separation principles, or any de minimis liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which Liberty Broadband and its non-GCI subsidiaries, or following the effective time, Charter and its subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (B) materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination, Liberty Broadband will:
•
not amend the Liberty Broadband charter or the Liberty Broadband bylaws, and will cause each of its subsidiaries not to amend its respective certificate of incorporation or bylaws or similar organizational or governing documents, other than, in the case of any such subsidiaries, ministerial or administrative changes not adverse to the interests of Charter;

•
not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Liberty Broadband or any of its subsidiaries;

•
not, and will cause its subsidiaries not to, (1) authorize for issuance, issue or deliver, sell or transfer any shares of capital stock or other equity interests in Liberty Broadband or its subsidiaries or any convertible securities or other rights to acquire any equity interest of Liberty Broadband or its subsidiaries (excluding the (i) issuance of Liberty Broadband common stock pursuant to the exercise, vesting or settlement of Liberty Broadband equity awards outstanding as of the date of the merger agreement and governed by Liberty Broadband stock plans and applicable award agreements, (ii) the issuance of capital stock or other equity interests from any wholly owned subsidiary of Liberty Broadband to Liberty Broadband or another wholly owned subsidiary of Liberty Broadband, (iii) the issuance of shares of Liberty Broadband Series A common stock upon the conversion of any shares of Liberty Broadband Series B common stock pursuant to the Liberty Broadband certificate of incorporation, (iv) any issuances of any shares of Liberty Broadband capital stock pursuant to the Malone exchange agreement (as defined in the section entitled “Other Agreements Related to the Combination—Additional Transaction Agreements”), or (v) the issuance of shares of Liberty Broadband Series C common stock upon the exchange of any shares of Liberty Broadband Series B common stock for such shares of Liberty Broadband Series C common stock (or vice versa) pursuant to the Malone exchange agreement or the Malone exchange side letter (as defined in the section entitled “Other Agreements Related to the Combination—Additional Transaction Agreements”));

(2) amend or modify any term or provision of any of Liberty Broadband’s outstanding equity securities or (3) except as contemplated by the merger agreement, accelerate or waive any restrictions pertaining to the vesting of any Liberty Broadband equity awards, warrants or other rights to acquire equity interests;
•	not, and will cause its subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber, or authorize the same of:
•
any tangible or intangible property or assets of Liberty Broadband or its subsidiaries material to the operation of the business of Liberty Broadband and its subsidiaries, taken as a whole, except for (i) certain permitted encumbrances, (ii) certain intracompany transfers, (iii) pursuant to contracts in effect as of the date of the merger agreement and set forth in certain confidential disclosure letter provided from Liberty Broadband to Charter in connection with the merger agreement, (iv) as permitted under the stockholders and letter agreement amendment, (v) subject to the terms of the merger agreement, as may be required pursuant to the Liberty Broadband margin loan agreement and related documents as in effect on the date of the merger agreement or amended or replaced in accordance with the terms of the merger agreement, and (vi) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act; or

•
any shares of Charter owned by Liberty Broadband, except (i) as permitted under the stockholders and letter agreement amendment, (ii) subject to the terms of the merger agreement, as may be required pursuant to the Liberty Broadband margin loan agreement, (iii) in connection with any business combination transaction, including any merger, consolidation, share exchange, tender offer, exchange offer or other similar transaction, reorganization, recapitalization, dissolution, liquidation, reverse stock-split or other similar transaction by or involving Charter or (iv) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act;

•
not, and will cause its subsidiaries not to, acquire, directly or indirectly, by purchase, merger, consolidation or otherwise, equity or assets of another person for a purchase price in excess of $25 million in the aggregate for all such acquisition;

•	not, and will cause its subsidiaries not to:
•
declare, set aside, make or pay any dividend or distribution with respect to capital stock of Liberty Broadband (other than (i) intracompany dividends or distributions, (ii) preferential dividends on Liberty Broadband preferred stock or (iii) in connection with any GCI divestiture) or enter into any voting agreement (other than the voting agreements) with respect to such capital stock;

•
reclassify, combine, split or subdivide any capital stock of Liberty Broadband, or issue or authorize the issuance of any other securities in substitution for capital stock of Liberty Broadband or its subsidiaries, other than (i) in connection with any GCI divestiture, (ii) the issuance of any replacement certificates in respect of lost or destroyed certificates representing shares of Liberty Broadband capital stock, (iii) in connection with the exercise, settlement or vesting of any Liberty Broadband equity awards, including the withholding of shares to satisfy withholding tax obligations in respect of Liberty Broadband equity awards, (iv) the conversion of Liberty Broadband Series B common stock pursuant to the Liberty Broadband certificate of incorporation, or (v) the exchange of shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock (or vice versa) in accordance with the Malone exchange agreement or the Malone exchange side letter;

•
redeem, purchase or otherwise acquire, directly or directly, any shares of capital stock or other equity interests of Liberty Broadband or any of its subsidiaries, other than (i) in connection with any GCI divestiture, (ii) the issuance of any replacement certificates in respect of lost or destroyed certificates representing previously existing shares of Liberty Broadband capital stock, (iii) in connection with the exercise, settlement or vesting of any Liberty Broadband equity awards, (iv) the conversion of Liberty Broadband Series B common stock pursuant to the Liberty Broadband charter, or (v) the exchange of shares of Liberty Broadband Series B common stock for shares of Liberty Broadband Series C common stock (or vice versa) in accordance with the Malone exchange agreement or the Malone exchange side letter;

•
not, and will cause its subsidiaries not to, (1) make loans, advances, capital contributions to or investments in any other person, other than certain intercompany investments in the ordinary course of business that would not reasonably be expected to result in a material adverse tax consequence, (2) incur, assume, prepay, repay, amend or modify any indebtedness, other than (v) the incurrence of revolving borrowings under Liberty Broadband’s margin facility to pay ordinary course working capital expenses (up to $25 million at any time outstanding for such purpose), to pay fees and expenses in connection with the transactions contemplated by or expressly permitted by the merger agreement, to pay, repay, redeem, repurchase or settle any indebtedness of Liberty Broadband or its subsidiaries in accordance with the merger agreement and the stockholders and letter agreement amendment and to pay certain tax liabilities, (w) the payment, repayment, redemption repurchase or settlement of (i) indebtedness of Liberty Broadband or its subsidiaries as contemplated by certain provisions of the merger agreement or by the stockholders and letter agreement amendment, (ii) revolving borrowings under Liberty Broadband’s margin facility or (iii) term loans under Liberty Broadband’s margin facility to the extent needed to reduce the loan-to-value ratio thereunder to below 50% (subject to Charter having a reasonable opportunity to repurchase shares of Charter Class A common stock from, or to provide loans to Liberty Broadband, or to instruct Liberty Broadband to pledge unencumbered shares of Charter Class A common stock owned by it, in each case, to the extent necessary to so reduce such loan-to-value ratio), (x) the borrowing, payment and repayment of loans provided from Charter to Liberty Broadband in accordance with the merger agreement and the stockholders and letter agreement amendment, (y) certain permitted amendments to Liberty Broadband’s margin loan facility and permitted refinancings thereof, and (z) certain permitted amendments to the indentures governing the exchangeable senior debentures, (3) assume, guarantee, endorse or grant an encumbrance on any assets as security or otherwise become liable for the indebtedness of another person, other than certain permitted encumbrances and guarantees or (4) take any action that would result in a change to the number of reference shares attributable to the exchangeable senior debentures, other than as a result of any action by Charter or any successor to Charter or transactions contemplated by the merger agreement or certain other transaction documents;

•
except as required under an existing Liberty Broadband employee benefit plan or agreement in effect on the date of the merger agreement, not, and will cause its subsidiaries (excluding GCI spinco, GCI and their respective subsidiaries to the extent that any such actions would not result in any liability to Charter, Liberty Broadband or any of its non-GCI subsidiaries) not to:

•
increase the compensation or benefits of, or grant any new severance, benefits or entitlements to, any employee or former Liberty Broadband employee, non-employee director or other individual service provider;

•
make or forgive any loans or advances to, or grant any transaction, retention or change-in-control entitlement to, any current or former employee, non-employee director or other individual service provider, other than advances to any director or officer in connection with advancement obligations in effect on the date of the merger agreement;

•
establish, adopt, or enter into any new pension, other retirement, deferred compensation, equity or equity-like compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former employee, non-employee director or other individual service provider;

•	amend, modify or terminate any existing employee benefit plan or agreement;
•	accelerate the timing of vesting or payment of compensation or benefits to any current or former employee, non-employee director or other individual service provider;
•	renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force;
•	provide any funding for any rabbi trust or similar arrangement;
•	hire, engage or promote any employees, other than to fill existing positions below the level of vice president that are or become vacant;

•	terminate (other than for cause) any employee at or above the level of vice president;
•
take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign law; or

•	except as may be required by GAAP, materially change the manner in which contributions to any broad-based benefit plans are made or the basis on which such contributions are determined.
•	not (1) change its method of accounting, except as required by GAAP, Regulation S-X under the Exchange Act or under applicable law, or (2) change its or its subsidiaries’ fiscal year;
•
not, and will not permit any of its non-GCI subsidiaries to, (1) make, change or revoke any material tax election, other than (i) in the ordinary course consistent with past practice or (ii) in connection with the GCI divestiture and as expressly contemplated by the GCI separation principles, (2) settle or compromise any material tax liability with any governmental authority for an amount materially in excess of the amount reserved or provided for in accordance with GAAP in Liberty Broadband’s SEC documents, (3) surrender any right to claim a material refund of taxes, (4) consent to any extension or waiver (other than extensions of time to file tax returns obtained in the ordinary course of business) of the limitation period applicable to any claim for or assessment of taxes in excess of $1 million relating to Liberty Broadband or any of its non-GCI subsidiaries, (5) change any material method of tax accounting, (6) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law), (7) apply for any tax ruling, (8) file any amended U.S. federal income or other material tax return, (9) enter into any tax allocation indemnity sharing or similar agreement (other than any provisions contained in commercial agreements entered into the ordinary course of business the primary purpose of which does not relate to taxes), or (10) initiate or enter into any voluntary disclosure agreement or similar agreement with any governmental authority with respect to taxes in excess of $1 million;

•
not, and will cause its subsidiaries not to, authorize or enter into any commitment for any capital expenditures that would result in the aggregate amount of such capital expenditure authorizations, commitments and spend after the date of the merger agreement exceeding $25 million during any 12-month period;

•
not, and will cause its subsidiaries not to, (1) enter into any new line of business, other than the lines of business in which Liberty Broadband and its subsidiaries are currently engaged or (2) establish any non-wholly owned subsidiary or joint venture;

•
not, and will cause its subsidiaries not to, pay, discharge, settle, compromise or fail to defend any governmental actions or orders, other than (1) in the ordinary course consistent with past practice where the amounts paid or to be paid by Liberty Broadband and its subsidiaries are less than $25 million in the aggregate (net of amounts covered by Liberty Broadband’s and its subsidiaries’ insurance policies), (2) settlements that do not involve the admission of wrongdoing by Liberty Broadband or its subsidiaries and (3) settlements that do not impose restrictions (in any material respect) on the business of Liberty Broadband or any of its subsidiaries, or on the surviving corporation or the surviving company, as applicable, after the effective time of the merger or the effective time of the upstream merger;

•	not adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan that would prohibit, restrict or delay or otherwise be applicable to, the merger;
•
not, and will cause its subsidiaries not to, amend (other than renewals), modify or terminate (other than expirations and/or non-renewals pursuant to its terms) certain material contracts or enter into any contract (other than upsells or renewals in accordance with the terms thereof) which would have been a material contract if entered into prior to the date of the merger agreement, except, in any such case, (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by the transaction documents;

•
not, and will cause its subsidiaries not to, except (i) in the ordinary course of business consistent with past practice, (ii) if any such transaction would not result in any obligation or liability to Liberty

Broadband or any of its subsidiaries, and (iii) for any affiliate contracts in effect on the date of the merger agreement (including any renewals in accordance with the terms thereof after the date of the merger agreement), enter into any transactions between Liberty Broadband or any of its subsidiaries, on the one hand, and, on the other hand, any director, officer, affiliate or associate of Liberty Broadband or any of its subsidiaries, or certain other specified persons set forth in the merger agreement; or
•	not enter into, or cause any of its subsidiaries to enter into, any agreement or otherwise make any commitment, or cause any of its subsidiaries to make any commitment, to do any of the foregoing.
Conduct of Business of Charter
In general, Charter has agreed that until the effective time, except (i) as required by applicable law, (ii) as expressly required or expressly permitted by the merger agreement or any other transaction document, or as expressly required by Charter’s organizational documents in effect as of the date of the merger agreement, (iii) as consented to in writing by Liberty Broadband (which consent will not be unreasonably conditioned, withheld or delayed), or (iv) as set forth in certain confidential disclosure letter provided by Charter to Liberty Broadband in connection with the merger agreement, Charter will:
•
not, and will cause each of Merger Sub and Merger LLC not to, amend the Charter organizational documents or the organizational documents of Merger Sub or Merger LLC in a manner that would adversely affect the holders of shares of Liberty Broadband capital stock relative to other holders of Charter capital stock, except for the filing of the Charter certificate of designations pursuant to the merger agreement;

•
not authorize, adopt or publicly propose a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Charter or any of its subsidiaries, except for any alternative parent transactions that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination;

•
not (1) reclassify, combine, adjust, split or subdivide any capital stock of Charter or any equity security (including any units) in Charter Holdings, other than where equitable adjustments are made to the number of shares of Charter capital stock constituting the merger consideration pursuant to the merger agreement, (2) issue or authorize the issuance of shares of capital stock of Charter or equity securities of Charter Holdings, or other securities in respect of, in lieu of or in substitution for shares of Charter capital stock or equity securities of Charter Holdings (other than (i) issuances of Charter capital stock pursuant to the transaction documents or Charter equity awards governed by Charter stock plans, (ii) issuances, grants or sales of Charter Class A common stock for or in excess of fair market value or (iii) in connection with any alternative parent transactions that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination, or any other permitted acquisition transactions), (3) redeem, purchase or otherwise acquire any shares of capital stock of or other equity interests in Charter or Charter Holdings (other than (i) subject to clause (4) below, in connection with the exercise, settlement or vesting of any Charter equity awards with respect to shares of Charter capital stock, including the withholding of shares to satisfy withholding tax obligations in respect of such equity awards, (ii) as required pursuant to the governance documents of Charter Holdings or the Charter organizational documents or (iii) any cash repurchases of Charter capital stock or the equity securities of Charter Holdings made pursuant to ordinary course share repurchase programs and the stockholders and letter agreement amendment, or (4) declare with a record date or ex-dividend date that is at or prior to the closing of the combination or pay at or prior to the closing of the combination any dividend or other distribution payable in cash, stock, property or otherwise, with respect to its capital stock or other equity interests of Charter or Charter Holdings; or

•
not enter into, or cause any of its subsidiaries to enter into, any agreement or otherwise make any commitment, or cause any of its subsidiaries to otherwise make any commitment, to do any of the foregoing.

Liberty Broadband Stockholder Meeting
The merger agreement requires Liberty Broadband to (1) as promptly as practicable (but in no event later than 45 days) following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly give notice of, convene and hold a meeting of its stockholders for the purpose of seeking approval of the adoption of the merger agreement, (2) use good faith efforts to schedule the special meeting on the same day or as close in time as reasonably practicable to the Charter special meeting, (3) use its reasonable best efforts to solicit such approval and (4) not adjourn or postpone the special meeting without Charter’s prior written consent (acting through the Charter special committee) other than in certain specified circumstances.
Liberty Broadband’s obligations under these provisions of the merger agreement to hold the special meeting and submit the merger agreement to its stockholders for adoption will not be affected by the commencement, public proposal, public disclosure or communication to Liberty Broadband of any alternative company transaction proposal or by a company adverse recommendation change (in each case, as defined and discussed in “—Company Adverse Recommendation Change; Certain Prohibited Actions”).
Charter Stockholder Meeting
The merger agreement requires Charter to (1) as promptly as practicable (but in no event later than 45 days) following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, duly give notice of, convene and hold a meeting of its stockholders for the purpose of seeking to approve the merger agreement and the related share issuance, (2) use good faith efforts to schedule the special meeting on the same day or as close in time as reasonably practicable to the Liberty Broadband special meeting, (3) use its reasonable best efforts to solicit such approvals and (4) not adjourn or postpone the special meeting without Liberty Broadband’s prior written consent other than in certain specified circumstances.
Charter’s obligations under these provisions of the merger agreement to hold the special meeting and submit the merger agreement and the related share issuance to its stockholders for approval will not be affected by the commencement, public proposal, public disclosure or communication to Charter of any alternative parent transaction proposal or by a parent adverse recommendation change (in each case, as defined and discussed in “—Parent Adverse Recommendation Change; Certain Prohibited Actions”).
Reasonable Best Efforts
Each party generally is required to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the transaction documents. To the extent applicable, the parties will make appropriate filings, if necessary, pursuant to the HSR Act with respect to the transactions as promptly as reasonably as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the parties such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the closing).
Without limiting the foregoing, the parties will use their reasonable best efforts to resolve objections, if any, asserted by any governmental authority or other person with respect to the combination; however, other than in connection with the GCI divestiture, in no event will:
•
Liberty Broadband, Charter or any of their subsidiaries, affiliates or representatives be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture or accept or take any operational restriction, requirement or action that is not conditional on the consummation of the merger; and

•
Charter or any of its subsidiaries, GCI spinco, or Liberty Broadband’s representatives, be required to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Liberty Broadband, Charter, GCI spinco, Liberty Broadband’s representatives or any of their respective subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Liberty Broadband, Charter, GCI spinco, Liberty Broadband’s representatives or any of their subsidiaries in any manner or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Liberty Broadband, Charter, GCI spinco, Liberty Broadband’s representatives or any of their respective subsidiaries.
Liberty Broadband No Solicitation
An “alternative company transaction” refers to (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization liquidation, dissolution, tender offer or other similar transaction involving Liberty Broadband and any person or group which would result in such person or group owning 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of Liberty Broadband (or the surviving or resulting entity), (ii) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any person or group, in a single transaction or a series of related transactions, of assets or properties that constitute 25% or more of the fair market value of the assets and properties of Liberty Broadband and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any person or group of 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of Liberty Broadband or (iv) any other transaction having a similar effect to those described in any of clauses (i), (ii), or (iii), in each case, other than the transactions contemplated by the merger agreement (including any actual or potential GCI divestiture).
Except as described below, Liberty Broadband has agreed that between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement:
•
it will, and will cause its subsidiaries, and its and their directors, officers and employees to, and will instruct and use reasonable best efforts to cause its and their representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party or its representatives conducted prior to the date of the merger agreement with respect to any alternative company transaction proposal;

•
it will promptly request each person that has, within the 12 months preceding the date of the merger agreement, executed a confidentiality agreement in connection with its consideration of any alternative company transaction, to return or destroy all confidential information furnished prior to the date of the merger agreement to or for the benefit of such person and promptly terminate access by all persons (other than Charter and its representatives) to any physical or electronic data rooms relating to a possible alternative company transaction; and

•
it will not, and will cause its subsidiaries, and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its and their representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative company transaction proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding any alternative company transaction proposal or (3) furnish any non-public information with respect to Liberty Broadband and its subsidiaries, or afford access to the business, properties, assets, books or records of Liberty Broadband or its subsidiaries to any person or group (other than Charter and its representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any alternative company transaction proposal, except in each case as expressly permitted by the merger agreement.

Notwithstanding the foregoing, Liberty Broadband or any of its representatives may:
•	inform any person that makes an alternative company transaction proposal of the restrictions imposed by the merger agreement; or
•
waive any standstill provisions in any agreement with any person or group solely to the extent such standstill provisions would prohibit such person or group from making an alternative company transaction proposal privately to the Liberty Broadband Board.

In connection with the receipt of any alternative company transaction proposal or any initial request for information or for the initiation of negotiations with respect to an alternative company transaction proposal, Liberty Broadband will:

•
as promptly as practicable (and in any event within 24 hours) provide the Charter special committee written notice of the receipt of such proposal or request, including a written summary of the material terms and conditions of such proposal or request (including unredacted copies of such written proposal or request) and the identity of the persons making such proposal or request;

•
keep the Charter special committee reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such proposal or request;

•
promptly (and in any event within 48 hours) provide the Charter special committee with all non-public information concerning Liberty Broadband or any of its subsidiaries that is made available to the person or group making such proposal or request (or any of their representatives), which was not previously made available to the Charter special committee or its representatives; and

•
promptly (and in any event within 24 hours after any determination) advise the Charter special committee in writing if the Liberty Broadband Board determines to begin providing information or engaging in discussions concerning such proposal in compliance with the non-solicitation provisions of the merger agreement.

Company Adverse Recommendation Change; Certain Prohibited Actions
Except as expressly permitted by the merger agreement in the case of a superior company proposal or a company intervening event (in each case, as described below), neither the Liberty Broadband Board nor any committee thereof, will:
•
(1) qualify, amend or modify in a manner adverse to Charter, or publicly propose to qualify, amend or modify, in a manner adverse to Charter or withdraw the recommendation by the Liberty Broadband Board of the merger agreement to the Liberty Broadband stockholders, or fail to include such recommendation in this joint proxy statement/prospectus, (2) publicly recommend, adopt or approve, or propose to publicly recommend, adopt or approve, any alternative company transaction proposal, (3) make any public recommendation in favor of a tender or exchange offer, other than “stop look and listen” communications of the type contemplated by Rule 14d-9 under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (4) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation within five business days after Charter requests in writing if an alternative company transaction proposal or any material modification thereto is made public and not withdrawn or (5) resolve, agree or publicly propose to do any of the foregoing (each such action referred to as a “company adverse recommendation change”); or

•
approve or recommend, or publicly propose to approve or recommend, or allow Liberty Broadband or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (1) constituting, or providing for, any alternative company transaction proposal or (2) requiring it (or that would require it) to abandon, terminate or fail to consummate the merger.

A “superior company proposal” refers to a bona fide written alternative company transaction proposal which the Liberty Broadband Board determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal, (1) is reasonably likely to be consummated on the terms proposed, (2) is more favorable from a financial point of view to Liberty Broadband, Liberty Broadband’s stockholders and the Liberty Broadband Disinterested Stockholders than the terms of the merger and the other transactions contemplated by the merger agreement and (3) is otherwise on terms that the Liberty Broadband Board has determined to be superior to the transactions contemplated by the merger agreement; except that for purposes of this definition, the term “alternative company transaction proposal” shall have the meaning ascribed to such term in the merger agreement, except that each reference to 25% in the definition of alternative company transaction when used in the definition of alternative company transaction proposal is replaced with a reference to 80%.

A “company intervening event” refers to any material fact, event, change, development or circumstance that (1) was not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by the Liberty Broadband Board as of the date of the merger agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Liberty Broadband Board prior to the receipt of the required Liberty Broadband stockholder approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Liberty Broadband and its subsidiaries, taken as a whole, and (2) does not relate to (i) the receipt, existence or terms of any alternative company transaction proposal, (ii) any fact, event, change, development or circumstance to the extent relating to Charter or any of its subsidiaries or (iii) any changes in the market price or trading volume of Liberty Broadband, Charter or their portfolio securities, in each case in and of itself (provided that the facts or occurrences giving rise or contributing to such change described in clause (iii) may be taken into account when determining a company intervening event to the extent otherwise satisfying this definition).
Subject to the non-solicitation obligations described above, if, prior to the receipt of the required Liberty Broadband stockholder approvals, Liberty Broadband receives a bona fide written alternative company transaction proposal which did not result from a breach of the non-solicitation obligations and that the Liberty Broadband Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a superior company proposal (excluding any assessment of the likelihood that the Malone Group would vote in favor of or otherwise support such alternative company transaction proposal), and that failure to take such action would be inconsistent with its fiduciary duties under applicable law, Liberty Broadband and its representatives may take the following actions:
•
furnish any information with respect to Liberty Broadband and its subsidiaries, and afford access to the business, properties, assets, books or records of Liberty Broadband and its subsidiaries (except for information furnished by or on behalf of Charter to Liberty Broadband in accordance with the terms of its confidentiality agreement with Liberty Broadband or otherwise on a confidential basis) to the person or group (and their respective representatives) making such alternative company transaction proposal, subject to the receipt of an executed confidentiality agreement (1) containing terms and restrictions at least as restrictive as the terms contained in the confidentiality agreement entered into with Charter (other than de minimis differences but including a customary “standstill” agreement by such person or group that does not prohibit the making of any alternative company transaction proposal privately to the Liberty Broadband Board) and (2) that does not contain any express provision requiring Liberty Broadband or its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature, provided, further, that Liberty Broadband shall not furnish to any such person or group any information furnished by or on behalf of Charter or its representatives to Liberty Broadband or its representatives or made available pursuant to the Confidentiality Agreement (as defined in the merger agreement); and

•
following the execution of a confidentiality agreement that complies with the above requirements, engage in discussions or negotiations with such person or group (and their respective representatives) with respect to such alternative company transaction proposal.

At any time prior to the receipt of the required Liberty Broadband stockholder approvals, the Liberty Broadband Board or any committee thereof, may, subject to compliance with its obligations described below, make a company adverse recommendation change solely in response to a company intervening event or a superior company proposal that did not result from a breach of Liberty Broadband’s non-solicitation obligations under the merger agreement, if:
•	in the case of a superior company proposal, such proposal has been made and not withdrawn and continues to be a superior company proposal; and
•
Liberty Broadband has first (1) provided to Charter and the Charter special committee five business days’ prior written notice stating expressly (A) that a company intervening event has occurred or that it has received a superior company proposal, as applicable, (B) (x) in the case of a company intervening event, describing the material facts underlying such event in reasonable detail, or (y) in the case of a superior company proposal, describing the material terms and conditions of such proposal (including the form and per share value of the consideration offered and the identity of the person or group making such proposal) and including unredacted copies of the relevant transaction agreements and other material documents (provided that any amendment to the financial or other material terms of such proposal, including to the proposed purchase price, will require a new four-business day notice period) and (C) stating that in response to such company intervening event or superior company proposal, Liberty Broadband intends to make a company adverse recommendation change, and (2) to the extent requested by the Charter special committee, engaged in good faith negotiations with the Charter special committee and its representatives during the relevant notice period(s) and considered in good faith any bona fide offer by Charter, if any, and has nevertheless determined to make such company adverse recommendation change in accordance with the requirements described above.
Notwithstanding any change in the Liberty Broadband Board’s recommendation, the merger agreement is required to be submitted to the Liberty Broadband stockholders at the Liberty Broadband stockholders meeting for the purposes of adopting the merger agreement.
Charter No Solicitation
An “alternative parent transaction” refers to (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization liquidation, dissolution, tender offer or other similar transaction involving Charter and any person or group which would result in such person or group owning 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of Charter (or the surviving or resulting entity), (ii) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any person or group, in a single transaction or a series of related transactions, of assets or properties that constitute 25% or more of the fair market value of the assets and properties of Charter and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any person or group of 25% or more of the aggregate outstanding equity securities or securities representing 25% or more of voting power of Charter or (iv) any other transaction having a similar effect to those described in any of clauses (i), (ii), or (iii), in each case, other than the transactions contemplated by the merger agreement. A proposal for an alternative parent transaction that would not, or would not reasonably be expected to, require Charter to abandon or terminate the combination, or that would not or would not reasonably be expected to, materially impair, hinder, impede or delay, or prohibit or prevent, the consummation of the combination is not considered an “alternative parent transaction proposal.”
Except as described below, Charter has agreed that between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement:
•
it will, and will cause its subsidiaries, and its and their directors, officers and employees to, and will instruct and use reasonable best efforts to cause its and their representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party or its representatives conducted prior to the date of the merger agreement with respect to any alternative parent transaction proposal;

•
it will promptly request each person that has, within the 12 months preceding the date of the merger agreement, executed a confidentiality agreement in connection with its consideration of any alternative parent transaction to return or destroy all confidential information furnished prior to the date of the merger agreement to or for the benefit of such person and promptly terminate access by all persons (other than Liberty Broadband and its representatives) to any physical or electronic data rooms relating to a possible alternative parent transaction; and

•
it will not, and will cause its subsidiaries, and its and their directors, officers and employees not to, and will use reasonable best efforts to cause its and their representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative parent transaction proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding any alternative parent transaction proposal or (3) furnish any non-public information with respect to Charter and its subsidiaries, or afford access to the business, properties, assets, books or records of Charter or its subsidiaries to any person or group (other than

Liberty Broadband and its representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any alternative parent transaction proposal, except in each case as expressly permitted by the merger agreement.
Notwithstanding the foregoing, Charter or any of its representatives may:
•	inform any person that makes an alternative parent transaction proposal of the restrictions imposed by the merger agreement; or
•
waive any standstill provisions in any agreement with any person or group to the extent such standstill provisions would prohibit such person or group from making an alternative parent transaction proposal privately to the Charter Board or Charter special committee.

In connection with the receipt of any alternative parent transaction proposal or any initial request for information or for the initiation of negotiations with respect to an alternative parent transaction proposal, Charter will:
•
as promptly as practicable (and in any event within 24 hours) provide Liberty Broadband written notice of the receipt of such proposal or request, including a written summary of the material terms and conditions of such proposal or request (including unredacted copies of such written proposal or request) and the identity of the persons making such proposal or request;

•
keep Liberty Broadband reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such proposal or request;

•
promptly (and in any event within 48 hours) provide Liberty Broadband with all non-public information concerning Charter or any of its subsidiaries that is made available to the person or group making such proposal or request (or any of their representatives), which was not previously made available to Liberty Broadband or its representatives; and

•
promptly (and in any event within 24 hours after any determination) advise Liberty Broadband in writing if the Charter special committee or the Charter Board determines to begin providing information or engaging in discussions concerning such proposal in compliance with the non-solicitation provisions of the merger agreement.

Parent Adverse Recommendation Change; Certain Prohibited Actions
Except as expressly permitted by the merger agreement in the case of a superior parent proposal or a parent intervening event (in each case, as described below), neither the Charter Board nor any committee thereof, including the Charter special committee, will:
•
(1) qualify, amend or modify in a manner adverse to Liberty Broadband, or publicly propose to qualify, amend or modify, in a manner adverse to Liberty Broadband or withdraw the recommendation to the Charter stockholders by the Charter Board and the Charter special committee to approve the Charter merger proposal or the share issuance proposal, or fail to include such recommendation in this joint proxy statement/prospectus, (2) publicly recommend, adopt or approve, or propose to publicly recommend, adopt or approve, any alternative parent transaction proposal, (3) make any public recommendation in favor of a tender or exchange offer, other than “stop look and listen” communications of the type contemplated by Rule 14d-9 under the Exchange Act, or fail to recommend against acceptance of such tender or exchange offer by the close of business on the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (4) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm its recommendation within five business days after Liberty Broadband requests in writing if an alternative parent transaction proposal or any material modification thereto is made public and not withdrawn or (5) resolve, agree or publicly propose to do any of the foregoing (each such action referred to as a “parent adverse recommendation change”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow Charter or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (1) constituting, or providing for, any alternative parent transaction proposal or (2) requiring it (or that would require it) to abandon, terminate or fail to consummate the merger.
A “superior parent proposal” refers to a bona fide written alternative parent transaction proposal which the Charter special committee or the Charter Board (acting at the recommendation of the Charter special committee) determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal, (1) is reasonably likely to be consummated on the terms proposed, (2) is more favorable from a financial point of view to Charter, Charter’s stockholders and the Charter Disinterested Stockholders than the terms of the merger and the other transactions contemplated by the merger agreement and (3) is otherwise on terms that the Charter special committee or the Charter Board (acting at the recommendation of the Charter special committee) has determined to be superior to the transactions contemplated by the merger agreement; except that for purposes of this definition, the term “alternative parent transaction proposal” shall have the meaning ascribed to such term in the merger agreement, except that each reference to 25% in the definition of alternative parent transaction when used in the definition of alternative parent transaction proposal is replaced with a reference to 80%.
A “parent intervening event” refers to any material fact, event, change, development or circumstance (1) not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by the Charter special committee or the Charter Board as of the date of the merger agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Charter special committee or the Charter Board prior to the receipt of required Charter stockholder approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Charter and its subsidiaries, taken as a whole, and (2) does not relate to (i) the receipt, existence or terms of any alternative parent transaction proposal or (ii) any changes in the market price or trading volume of Liberty Broadband, Charter or their portfolio securities, in each case in and of itself (provided that the facts or occurrences giving rise or contributing to such change described in clause (ii) may be taken into account when determining a parent intervening event to the extent otherwise satisfying this definition).
Subject to the non-solicitation obligations described above, if, prior to the receipt of required Charter stockholder approvals, Charter receives a bona fide written alternative parent transaction proposal which did not result from a breach of the non-solicitation obligations and that the Charter special committee or Charter Board (following the recommendation of the Charter special committee) determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a superior parent proposal (excluding any assessment of the likelihood that Liberty Broadband or its subsidiaries would vote in favor of or otherwise support such alternative parent transaction proposal), and that failure to take such action would be inconsistent with its fiduciary duties under applicable law, Charter and its representatives may take the following actions:
•
furnish any information with respect to Charter and its subsidiaries, and afford access to the business, properties, assets, books or records of Charter and its subsidiaries (except for information furnished by or on behalf of Liberty Broadband to Charter in accordance with the terms of its confidentiality agreement with Liberty Broadband or otherwise on a confidential basis) to the person or group (and their respective representatives) making such alternative parent transaction proposal, subject to the receipt of an executed confidentiality agreement (1) containing terms and restrictions at least as restrictive as the terms contained in the confidentiality agreement entered into with Liberty Broadband (other than de minimis differences but including a customary “standstill” agreement by such person or group that does not prohibit the making of any alternative parent transaction proposal privately to the Charter Board or the Charter special committee) and (2) that does not contain any express provision requiring Charter or its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature, provided, further, that Charter shall not furnish to any such person or group any information furnished by or on behalf of Liberty Broadband or its representatives to Charter or its representatives or made available pursuant to the Confidentiality Agreement (as defined in the merger agreement); and

•
following the execution of a confidentiality agreement that complies with the above requirements, engage in discussions or negotiations with such person or group (and their respective representatives) with respect to such alternative parent transaction proposal.

At any time prior to the receipt of required Charter stockholder approvals, the Charter Board or any committee thereof, including the Charter special committee, may, subject to compliance with its obligations described below, make a parent adverse recommendation change solely in response to a parent intervening event or a superior parent proposal that did not result from a breach of Charter’s non-solicitation obligations under the merger agreement, if:
•	in the case of a superior parent proposal, such proposal has been made and not withdrawn and continues to be a superior parent proposal; and
•
Charter has first (1) provided to Liberty Broadband five business days’ prior written notice stating expressly (A) that a parent intervening event has occurred or that it has received a superior parent proposal, as applicable, (B) (x) in the case of a parent intervening event, describing the material facts underlying such event in reasonable detail, or (y) in the case of a superior parent proposal, describing the material terms and conditions of such proposal (including the form and per share value of the consideration offered and the identity of the person or group making such proposal) and including unredacted copies of the relevant transaction agreements and other material documents (provided that any amendment to the financial or other material terms of such proposal, including to the proposed purchase price, will require a new four-business day notice period) and (C) stating that in response to such parent intervening event or superior parent proposal, Charter intends to make a parent adverse recommendation change, and (2) to the extent requested by Liberty Broadband, engaged in good faith negotiations with Liberty Broadband and its representatives during the relevant notice period(s) and considered in good faith any bona fide offer by Liberty Broadband, if any, and has nevertheless determined to make such parent adverse recommendation change in accordance with the requirements described above.

Notwithstanding any change in the Charter special committee’s recommendation, the merger agreement is required to be submitted to the Charter stockholders at the Charter stockholders’ meeting for the purposes of adopting the merger agreement and approving the related share issuance.
Tax Matters
Liberty Broadband, Charter, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, (i) the combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of stock of GCI spinco, cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code, (iii) the receipt of stock of GCI spinco by holders of shares of Liberty Broadband common stock in the GCI divestiture, if any, shall be treated as the receipt of “other property” described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply, and (iv) no gain or loss shall be recognized by Liberty Broadband as a result of the combination, including upon the receipt of proceeds pursuant to the stockholders and letter agreement amendment, which proceeds shall be treated as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code by reason of the transfers of such proceeds to Liberty Broadband’s creditors in pursuance of the plan of reorganization (clauses (i)-(iv), the “intended tax treatment”). Each party generally is required (1) to, and to cause its respective subsidiaries to, use its reasonable best efforts to cause the transactions described in the preceding sentence to qualify for the intended tax treatment, (2) to file all tax returns consistent with, and take no position inconsistent with (whether in audits, tax returns or otherwise) such intended tax treatment, (3) to use its reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the tax opinions and (4) to cooperate with the tax counsel that are to render the tax opinions by providing appropriate representations as to factual matters.
The parties adopted the merger agreement, the stockholders and letter agreement amendment and the GCI divestiture documents and any agreements entered into pursuant to the merger agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury regulations, and the parties generally may not take any action or fail to take any action which would prevent, preclude or impede Skadden or Wachtell Lipton from delivering its tax opinion.
Immediately prior to the closing of the combination, each of Liberty Broadband and Charter is generally required to execute and deliver to the applicable tax counsel a representation letter in connection with the delivery of the tax opinions.
If, following the date of the merger agreement, there is a proposed change in U.S. federal income tax law (including new or revised pronouncements of the Internal Revenue Service (the “IRS”) or Treasury Department) that has an announced effective date, but is not yet effective (a “proposed tax law change”), and Skadden or Wachtell Lipton, as applicable, indicates such proposed change would prevent Skadden or Wachtell Lipton from delivering its tax opinion, in each case, if such change were effective, then, at the election of Liberty Broadband or Charter, Charter, Liberty Broadband, Merger Sub and Merger LLC shall use reasonable best efforts to cause the closing of the combination to occur prior to the effective date of such proposed tax law change.
If, following the date of the merger agreement, there is a change in U.S. federal income tax law (including new or revised pronouncements of the IRS or Treasury Department) or a material change in facts, as set forth in the representation letters delivered by each of Liberty Broadband and Charter in connection with the tax opinions, in either case, that Skadden or Wachtell Lipton, as applicable, indicates would (i) prevent Skadden or Wachtell Lipton from delivering its tax opinion or (ii) cause prong (iv) of the intended tax treatment to fail to be satisfied and Liberty Broadband to recognize any income or gain on loans from Charter as a result of the combination, then, at the election of Liberty Broadband or Charter, Charter, Liberty Broadband, Merger LLC and Merger Sub shall use reasonable best efforts to implement alternative transactions, if any, whereby, (A) following such alternative transactions, the GCI business is no longer owned by Liberty Broadband, Charter or any of their subsidiaries (other than GCI and its subsidiaries), (B) as part of the alternative transactions, either Charter or an affiliate of Charter, directly or indirectly, owns the shares of Charter owned by Liberty Broadband, or such shares are no longer issued and outstanding, (C) pursuant to such alternative transactions, each holder of shares of Liberty Broadband capital stock is entitled to receive the same consideration, which such holder would have received pursuant to the merger agreement, as well as consideration contemplated to be paid to a holder pursuant to a GCI divestiture, (D) pursuant to such alternative transactions, each holder of Liberty Broadband equity awards is entitled to receive the same consideration such holder would have been entitled to receive pursuant to the merger agreement (as well as any adjustments for a GCI divestiture), (E) Skadden and Wachtell Lipton each are able to provide an opinion that neither Liberty Broadband nor holders of shares of Liberty Broadband common stock “will” recognize gain or loss for U.S. federal income tax purposes as a result of the completion of such alternative transactions (except any income, gain or loss of Liberty Broadband or its shareholders with respect to the GCI divestiture (including the receipt of any stock of GCI spinco), upon the receipt of cash in lieu of fractional shares of Charter Class A common stock, or payment of cash to holders of dissenting shares), and (F) such alternative transactions will not cause Liberty Broadband to recognize taxable income or gain on (1) share repurchases pursuant to the stockholders and letter agreement amendment by reason of the transfers of such proceeds to Liberty Broadband’s creditors in pursuance of the plan of reorganization or (2) loans from Charter as a result of the combination (such alternative transactions, collectively, the “alternative tax-free transactions”); provided that such alternative tax-free transaction (x) does not impose any unreimbursed incremental costs on Charter, Liberty Broadband, or their shareholders, reduce the anticipated benefits of the combination to Charter in any unreimbursed respect or otherwise fail to satisfy the intended tax treatment and (y) is not reasonably expected to delay the closing past the drop dead date. Following any such change of law or material change of facts described in the first sentence of this paragraph, Liberty Broadband or Charter may, at its election, present a proposed alternative tax-free transaction to Charter or Liberty Broadband, as applicable, and Charter or Liberty Broadband, as applicable, shall, within twenty days after receipt thereof, indicate whether it agrees such proposal qualifies as an alternative tax-free transaction, or, if not, identify the specific prongs of the definition of alternative tax-free transaction that are not satisfied by the proposal. If an alternative tax-free transaction is identified, the parties shall amend the transaction documents to implement such alternative tax-free transactions and to provide that the parties shall cooperate in obtaining the opinions referred to in clause (E) of the preceding sentence, including by the provision of appropriate representation letters.
From the date of the merger agreement until the consummation of the GCI divestiture, any acquisition by GCI or any of its subsidiaries, directly or indirectly, by purchase, merger, consolidation or otherwise, of the equity or material assets of another person (other than GCI or any of its Subsidiaries) shall be structured as a fully taxable acquisition, provided that if the acquisition is a purchase of stock of such person for applicable tax purposes that does not result in a step-up in asset basis, then, notwithstanding anything to the contrary in the GCI separation principles, no election under Section 338(h)(10) or Section 336(e) of the Code shall be made with respect to such person in connection with the GCI divestiture.
Directors’ and Officers’ Indemnification and Insurance
For six years after the effective time (or, in certain limited circumstances, a longer period), Charter will, and will cause the surviving corporation and its subsidiaries, and from and after the effective time of the upstream merger, the surviving company and its subsidiaries, to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of Liberty Broadband and its subsidiaries under their respective organizational documents and under any indemnification agreements, in each case, in effect on the date of the merger agreement, for the benefit of (x) any of Liberty Broadband’s or its subsidiaries’ current or former directors and officers and any person who becomes a director or officer of Liberty Broadband or its subsidiaries prior to the completion of the combination or (y) any person serving or who prior to the effective time has served on the board of directors or board of managers (or similar governing body) of another person, or as an officer, employee or agent of another person, at the request of Liberty Broadband or its subsidiaries, in each case, in such individual’s capacity as such. Charter will be entitled to the benefit of the same express limitations on such obligations as the surviving corporation and the surviving company under such organization documents, indemnification agreements and applicable law. In addition, Charter will cause the organizational documents of the surviving company in the combination and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less advantageous to such indemnified persons than the corresponding provisions in the organizational documents of Liberty Broadband or its subsidiaries, as applicable, as in effect immediately prior to the effective time, and will not cause such provisions to be amended, repealed or modified.
Prior to or at the effective time, Liberty Broadband will purchase (or, if Liberty Broadband is unable to do so, at the effective time, Charter will cause to be purchased and fully paid) a 6-year prepaid, non-cancellable “tail” policy covering each individual covered by Liberty Broadband’s existing fiduciary liability insurance policies, for a claims reporting or discovery period of at least six years after the effective time, with respect to any acts or omissions prior to, or any claim related to any period of time at or prior to, the effective time, from an insurance carrier with the same or better credit rating as Liberty Broadband’s current insurance carrier with respect to such policies and with terms, conditions, retentions and limits of liability no less favorable to the intended beneficiaries than the coverage provided under such policies; provided, that, the cost of such “tail” policy will not exceed 300% of the last annual premium paid by Liberty Broadband for such policies. If the cost of such “tail” policy exceeds such threshold, then the obligation under this provision will be to obtain a “tail” policy with the greatest coverage available, from an insurance carrier with the same or better credit rating as Liberty Broadband’s current insurance carrier with respect to such policies with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.
Treatment of Existing Liberty Broadband Debt
Exchangeable Senior Debentures
Following the approval of the merger by Liberty Broadband’s stockholders, if (but only if) Charter so requests, Liberty Broadband must call for redemption its 3.125% exchangeable senior debentures due 2053 or its 3.125% exchangeable senior debentures due 2054 (referred to collectively as the “exchangeable senior debentures”) for cash within 10 business days of such request, subject to Liberty Broadband having sufficient liquidity to satisfy the applicable redemption and/or exchange obligation and certain other terms and conditions set forth in the merger agreement.
Indebtedness of GCI
The merger agreement provides that upon consummation of the GCI divestiture, Liberty Broadband and its subsidiaries will not have any liability for any indebtedness of GCI or any of its subsidiaries.
Other Indebtedness of Liberty Broadband
Liberty Broadband must provide customary cooperation to Charter to redeem or repay and terminate all outstanding indebtedness Liberty Broadband or any of its subsidiaries (excluding GCI and its subsidiaries), or to facilitate the assumption thereof by Charter or its subsidiaries, in each case, at closing (including the exchangeable senior debentures if outstanding at the time).
Charter Loan Facility
In certain circumstances, Charter may (or may be required to) make loans to Liberty Broadband prior to the consummation of the merger. Such circumstances include (a) in connection with the redemption or exchange of the exchangeable senior debentures, (b) in connection with Liberty Broadband’s or its subsidiaries’ paying taxes incurred in connection with the GCI divestiture, (c) in connection with certain “loan to value” thresholds under Liberty Broadband’s margin loan facility being breached and not otherwise addressed and (d) Liberty Broadband having insufficient liquidity to satisfy its short-term liabilities, in each case subject to certain terms and conditions set forth in the merger agreement and the stockholders and letter agreement amendment. Such loans would be subject to definitive documentation to be negotiated and entered into, on terms consistent with those set forth in the stockholders and letter agreement amendment.
GCI Divestiture
Liberty Broadband has agreed that, prior to the effective time (with the exact timing prior to the effective time to be determined by Liberty Broadband (and Liberty Broadband is required to keep Charter reasonably apprised of such timing)), it will, and will cause its subsidiaries, to divest the business of GCI or such other subsidiary of Liberty Broadband determined to be the publicly traded parent company with respect to the GCI business following the closing of the GCI divestiture (“GCI spinco”), GCI and their respective subsidiaries (the “GCI business”), by way of a dividend to holders of shares of Liberty Broadband common stock (unless Charter, acting at the direction of the Charter special committee, consents to different terms) in accordance with the principles set forth in the confidential disclosure letter provided by Liberty Broadband to Charter in connection with the merger agreement (the “GCI separation principles”) and otherwise on terms mutually acceptable to Charter and Liberty Broadband, with each acting reasonably (the “GCI divestiture”). Liberty Broadband and its subsidiaries will take such actions and engage in such conduct as Liberty Broadband reasonably determines are necessary, advisable or appropriate that are not inconsistent with the merger agreement or the separation principles to pursue, negotiate, discuss, enter into, announce, perform and consummate a GCI divestiture. The GCI separation principles set forth, among other things, the allocation of GCI assets and liabilities, tax matters and certain timing and coordination requirements.
Liberty Broadband has agreed that it will, among other things:
•	keep Charter reasonably informed of all material preparations relating to, and the status of, the GCI divestiture;
•
give Charter and its representatives reasonable time and an opportunity to review and comment upon any proposed terms of, or contract relating to, the GCI divestiture, or any filings with governmental authorities relating thereto;

•
not enter into, amend, modify or terminate or cancel any contract inconsistent with the provisions in the merger agreement relating to the GCI divestiture or the GCI separation principles without the prior written consent of Charter (not to be unreasonably withheld, conditioned or delayed);

•
in respect of any contract relating to the GCI divestiture, not agree to any non-compete, non-solicitation or other restrictive covenant that would or would reasonably expected to bind or restrict, or give the counterparty rights in respect of, the conduct of the business of Charter and its subsidiaries greater than the scope of the existing operations of the GCI business;

•
reasonably consult and reasonably cooperate with Charter throughout the planning process with respect to the structure and any internal restructuring steps necessary, appropriate or advisable (as reasonably determined by Liberty Broadband) to effect the GCI divestiture, and provide Charter a reasonable opportunity to review and comment on any step plan structuring the sequence of the GCI divestiture and any such internal restructuring steps;

•
cause GCI spinco to file a registration statement on Form 10 (or such other registration statement under the Exchange Act or the Securities Act) with the SEC to effect the registration of shares of such entity pursuant to the Exchange Act at such time as Liberty Broadband shall reasonably determine in order to consummate the GCI divestiture prior to the effective time;

•
make all required filings with the United States Federal Communications Commission and state commissions in connection with the transfer of control and/or assignment of the communication licenses held by GCI or its subsidiaries, at such time as Liberty Broadband shall reasonably determine in order to consummate the GCI divestiture prior to the effective time;

•
upon consummation of the GCI divestiture, ensure that none of Liberty Broadband or any of its non-GCI subsidiaries have any indebtedness or other liability in respect of any GCI debt, or any encumbrance on any of their respective assets or property securing any GCI debt (and, under certain circumstances, deliver customary payoff letters, guarantee releases, lien terminations, releases and instruments and acknowledgements of discharge, as applicable, in each case in form and substance reasonably satisfactory to Charter); and

•
except for certain intercompany transactions in the ordinary course of business consistent with past practice, it and its subsidiaries will conduct the GCI business solely in GCI spinco, GCI and their respective subsidiaries until the earlier of the effective time and the consummation of the GCI divestiture.

Liberty Broadband may make reasonable adjustments to its equity awards outstanding at the time of a GCI divestiture (which adjustments may vary by award type and award holder) in order to preserve the value of such awards as of immediately prior to and immediately following the GCI divestiture, as determined by the Liberty Broadband Board (or an authorized committee thereof) in consultation with Charter, in accordance with the adjustment provisions of the applicable Liberty Broadband benefit plan under which the equity award was issued and which adjustments shall be consistent in all material respects with the GCI separation principles. The GCI separation principles contemplate that each outstanding Liberty Broadband equity award held by an individual who provides services primarily or solely to GCI or its subsidiaries will be converted entirely into an award with respect to stock of GCI spinco with the same terms and conditions as the original Liberty Broadband award, using a ratio based on the Liberty Broadband’s and GCI spinco’s respective stock prices.
Charter has agreed to bear the tax liabilities of Liberty Broadband resulting from the GCI divestiture. To the extent that the cash tax payable by Liberty Broadband exceeds $420 million, GCI spinco is required to pay Charter for 100% of the tax benefit arising from the additional tax gain corresponding to any cash tax payable in excess of $420 million when such tax benefits are actually realized, under a tax receivables agreement to be entered into by Liberty Broadband, GCI spinco and Charter. Additionally, Charter has also agreed to enter into joinders at the effective time in a form mutually agreed, to the separation agreements entered into in connection with the GCI divestiture, including the tax sharing agreement, separation and distribution agreement and tax receivables agreement consistent with the GCI separation principles.
If, no later than December 31, 2025, Liberty Broadband in good faith determines that the GCI divestiture is not reasonably capable of being achieved prior to June 30, 2027 on the agreed terms solely as a result of certain specified events, Liberty Broadband and Charter will consider in good faith alternative courses of action, including but not limited to, formal or informal debt refinancing actions.
Voting of Charter Common Stock by Liberty Broadband
Pursuant to the merger agreement, Liberty Broadband has agreed to vote its shares of Charter Class A common stock, or 45,288,659 shares of Charter Class A common stock as of the record date representing approximately 28.59% of the aggregate voting power of the outstanding shares of Charter common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) as of such date, in favor of the share issuance proposal.
Other Covenants and Agreements
The merger agreement contains additional covenants and agreements relating to, among other matters:
•	information and access rights;
•	Section 16 matters;
•
consultation and consent rights regarding any press releases or other public statements with respect to the merger agreement, the combination, or the other transactions contemplated by the merger agreement;

•	the allocation of expenses relating to the combination;

•	notification of certain matters;
•	notice, cooperation and coordination relating to transaction-related litigation, if any;
•	the taking of certain actions to ensure no state anti-takeover laws or similar restrictions become applicable to the combination;
•
the delisting of Liberty Broadband Series A common stock, Liberty Broadband Series C common stock and Liberty Broadband preferred stock from the Nasdaq, the removal of the Liberty Broadband Series B common stock from the OTC markets, and the deregistration of Liberty Broadband capital stock under the Exchange Act;

•	the reservation and the authorization for the listing of Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the combination on the Nasdaq;
•	certain obligations of Merger Sub and Merger LLC;
•	financing cooperation;
•	the termination of certain of Liberty Broadband’s affiliate contracts; and
•	the waiver of conflicts regarding representation.
Conditions to the Combination
The obligations of Liberty Broadband and Charter to complete the combination at or prior to the closing are subject to the satisfaction or waiver (to the extent permitted by law and the merger agreement) of the following conditions:
•
the adoption of the merger agreement by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock or Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, voting together as a single class;

•
the adoption of the merger agreement by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the Liberty Broadband merger proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class, which cannot be waived;

•	the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting;
•
the approval of the merger agreement and the transactions contemplated thereby, including the merger, by the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the Charter merger proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class, which cannot be waived;

•
to the extent applicable, any waiting period (and any extension thereof), and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority, in each case, in respect of the combination or the conversion of the Liberty Broadband capital stock pursuant to the merger agreement under the HSR Act shall have expired or early termination thereof shall have been granted;

•	the absence of any order or law that prevents, prohibits, renders illegal or enjoins the consummation of the combination or any of the other transactions contemplated by the transaction documents;
•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and no stop order or proceedings seeking a stop order has been initiated by the SEC and not rescinded; and

•
the approval for listing on the Nasdaq of the shares of Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the merger, subject to official notice of issuance.

Charter’s obligation to close also is conditioned on the satisfaction or waiver of the following conditions:
•
Liberty Broadband’s representations and warranties being true and correct as of the date of the merger agreement and as of the date of the closing (subject to certain materiality and material adverse effect qualifications);

•	Liberty Broadband’s performance in all material respects of all agreements and covenants required to be performed by it under the merger agreement;
•	the GCI divestiture having been completed;
•	the delivery of an officer’s certificate from an executive officer of Liberty Broadband as to the satisfaction of the conditions described in the three immediately preceding bullet points; and
•
the receipt of a tax opinion from its counsel to the effect that (i) the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of stock of GCI spinco, cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Charter capital stock) will be recognized by Liberty Broadband on the deemed exchange of its assets for Charter capital stock in the combination under Sections 361(a) or 361(b) of the Code (which condition is not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part).

Liberty Broadband’s obligation to close also is conditioned on the satisfaction or waiver of the following conditions:
•
the representations and warranties of Charter, Merger LLC and Merger Sub being true and correct as of the date of the merger agreement and as of the date of the closing (subject to certain materiality and material adverse effect qualifications);

•	the performance by Charter, Merger LLC and Merger Sub in all material respects of all agreements and covenants required to be performed by them under the merger agreement;
•	the delivery of an officer’s certificate from an executive officer of Charter as to the satisfaction of the conditions described in the two immediately preceding bullet points; and
•
the receipt of a tax opinion from its counsel to the effect that (i) the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of stock of GCI spinco, cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Charter capital stock) will be recognized by Liberty Broadband on the deemed exchange of its assets for Charter capital stock in the combination under Sections 361(a) or 361(b) of the Code (which condition is not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part).

Termination
The merger agreement may be terminated at any time prior to the effective time (and, except as set forth below, notwithstanding the receipt of the requisite Liberty Broadband stockholder approvals, the requisite Charter stockholder approvals or the adoption of the merger agreement by Merger LLC as the sole stockholder of Merger Sub), as authorized by the Liberty Broadband Board or the Charter special committee or Charter Board (acting at the recommendation of the Charter special committee), as applicable, as follows:
•	by the mutual written consent of each of Liberty Broadband and Charter;
•	by either Liberty Broadband or Charter:
•
subject to the parties’ specific enforcement right, if the merger has not been completed on or before the drop dead date, so long as such party’s failure to comply in all material respects with the merger agreement has not been a primary cause of the failure of the effective time to occur on or before the drop dead date, and so long as there is no pending action brought by the other party to enforce the provisions of the merger agreement;

•
if any governmental authority has issued or granted an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the combination or the other transactions contemplated by the transaction documents and such order or other action is, or has become final and non-appealable, provided that the right to terminate the merger agreement is not available to a party if a material breach by such party of its obligations to use reasonable best efforts to obtain the requisite regulatory approvals for the combination has been a primary cause of the issuance of such order or other action;

•	pursuant to the Liberty Broadband vote down termination right; or
•	pursuant to the Charter vote down termination right.
•	by Liberty Broadband:
•	pursuant to the parent adverse recommendation change termination right;
•	pursuant to the Charter breach termination right; or
•	by Charter:
•	pursuant to the company adverse recommendation change termination right; or
•	pursuant to the Liberty Broadband breach termination right.
Effect of Termination
If the merger agreement is terminated as described above, the merger agreement will be null and void and of no effect and the obligations of the parties under the merger agreement will terminate, without liability on the part of any party, except that obligations with respect to certain specified provisions of the merger agreement will survive the termination of the merger agreement, and that no termination will relieve any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) of any liability or damages resulting from fraud in the making of the representations and warranties contained in the merger agreement or willful breach of such party’s covenants or agreements prior to termination. Under the merger agreement, willful breach means a material breach of a party’s covenants and agreements that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements.

Termination Fee
The merger agreement provides for the payment of a termination fee if the merger agreement is terminated under the following circumstances:
•	Liberty Broadband will pay to Charter a $460 million termination fee if:
•
prior to the date on which the vote is taken to approve the adoption of the merger agreement by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, Charter terminates the merger agreement pursuant to the company adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Liberty Broadband vote down termination right, or Charter terminates the merger agreement pursuant to the Liberty Broadband breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Liberty Broadband vote down termination right, prior to the Liberty Broadband special meeting), an alternative company transaction proposal is publicly announced or publicly made known to the Liberty Broadband stockholders (or, in the case of a termination pursuant to the Liberty Broadband breach termination right, made known to the Liberty Broadband Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Liberty Broadband or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative company transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative company transaction proposal.

•	Charter will pay to Liberty Broadband a $460 million termination fee if:
•
prior to the date on which the vote is taken to approve the merger agreement and the related share issuance by the Charter stockholders, Liberty Broadband terminates the merger agreement pursuant to the parent adverse recommendation change termination right; or

•
(i) either party terminates the merger agreement pursuant to the drop dead date termination right or the Charter vote down termination right, or Liberty Broadband terminates the merger agreement pursuant to the Charter breach termination right, (ii) prior to such termination (or, in the case of a termination pursuant to the Charter vote down termination right, prior to the Charter special meeting), an alternative parent transaction proposal is publicly announced or publicly made known to the Charter stockholders (or, in the case of a termination pursuant to the Charter breach termination right, made known to the Charter Board), and not withdrawn (or in the case of any alternative company transaction proposal that has been publicly announced or publicly made known, not publicly withdrawn) and (iii) within 12 months of such termination, Charter or any of its subsidiaries (1) enters into a definitive agreement with respect to any alternative parent transaction proposal (regardless if consummated during or subsequent to such 12-month period) or (2) consummates any alternative parent transaction proposal.

Amendment and Waiver
Amendment
The merger agreement may be amended by mutual written agreement of the parties (following, in the case of Charter, the approval of the Charter special committee and any approvals required under the existing stockholders agreement), except that no amendment may be made after receipt of the approvals of the adoption of the merger agreement by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, the approvals of the merger agreement and the related share issuance by the Charter stockholders or the adoption of the merger agreement by Merger LLC as the sole stockholder of Merger Sub if such amendment would require, in accordance with applicable law, further approval of the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, the Charter stockholders or Merger LLC as the sole stockholder of Merger Sub, without such further approval.

Waiver
No provision of the merger agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective (including, in the case of Charter, upon the approval of the Charter special committee), except that no waiver may be granted after receipt of the approvals of the adoption of the merger agreement by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, the approvals of the merger agreement and the related share issuance by the Charter stockholders or the adoption of the merger agreement by Merger LLC as the sole stockholder of Merger Sub if such waiver would require, in accordance with applicable law, further approval of the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, the Charter stockholders or Merger LLC as the sole stockholder of Merger Sub, without such further approval.
Governing Law; Jurisdiction
All disputes, claims or controversies arising out of or relating to the merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.
The parties have agreed to submit themselves to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in federal courts, a federal court sitting in the State of Delaware and, in each case, any appellate courts therefrom.
Waiver of Jury Trial
The parties have agreed to waive all rights to trial by jury in any action arising out of the merger agreement or the transactions contemplated in the merger agreement.
Enforcement
The parties have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy for any such breach. Accordingly, the parties have agreed that they will be entitled to an injunction or any other form of equitable relief to prevent breaches of the merger agreement (without the obligation to post a bond with respect to such equitable relief) and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in the merger agreement, any determination by the Charter Board with respect to the enforcement (or nonenforcement) of Charter’s rights under the merger agreement will be made only with the approval of the Charter special committee.

OTHER AGREEMENTS RELATED TO THE COMBINATION
Malone Voting Agreement
This section describes the material terms of the Malone voting agreement. The descriptions of the Malone voting agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Malone voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Malone voting agreement that is important to you. You are encouraged to carefully read the entire Malone voting agreement.
In connection with the transactions contemplated by the merger agreement, the Malone Group entered into the voting agreement with Liberty Broadband and Charter on November 12, 2024. Pursuant to the Malone voting agreement, the members of the Malone Group have committed to vote all of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock owned by them and representing approximately 48.5% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband capital stock as of November 12, 2024 as follows:
•	in favor of the Liberty Broadband merger proposal (other than in any vote of the Liberty Broadband Disinterested Stockholders);
•	in favor of the Liberty Broadband adjournment proposal;
•	against any action or proposal in favor of an alternative company transaction, without regard to the terms of such alternative company transaction; and
•
against any action, proposal, transaction, agreement or amendment of the Liberty Broadband charter or the Liberty Broadband bylaws, in each case, for which the Malone Group has received prior written notice from either Charter or Liberty Broadband that it reasonably expects that such action, proposal, transaction, agreement or amendment would (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Liberty Broadband contained in the merger agreement, or of any member of the Malone Group contained in the Malone voting agreement, or (2) prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.

However, if the Liberty Broadband Board changes its recommendation related to the combination pursuant to a company adverse recommendation change (as described in “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Certain Prohibited Actions”), the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (x) 33.37% of the total voting power of shares of Liberty Broadband capital stock minus (y) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group.
Subject to certain conditions, the members of the Malone Group have granted the Chief Legal Officer of Liberty Broadband an irrevocable proxy to vote their respective shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock in accordance with the Malone voting agreement. The members of the Malone Group have also agreed not to (i) convert their respective shares of Liberty Broadband Series B common stock into Liberty Broadband Series A common stock or Liberty Broadband Series C common stock (or vice versa), or (ii) transfer their respective shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock or Liberty Broadband preferred stock prior to the effective time, in each case subject to certain exceptions, including with respect to clause (i) above, pursuant to the Malone exchange agreement or the Malone exchange side letter.
Each member of the Malone Group has also agreed to waive, and not to exercise or assert, if applicable pursuant to the merger agreement, any appraisal rights under Section 262 of the DGCL in connection with the merger.

The Malone voting agreement does not limit or affect any actions taken by such member of the Malone Group in his, her or its capacity as a director or officer of Liberty Broadband or its subsidiaries. The voting and support obligations of each stockholder party to the Malone voting agreement will terminate upon the earliest to occur of: (1) the termination of the merger agreement in accordance with its terms; (2) the effective time; (3) the written agreement of Charter, Liberty Broadband and each member of the Malone Group; and (4) the date of any material modification, waiver or amendment of the merger agreement that adversely affects the value or tax treatment of the consideration payable to any member of the Malone Group or causes such consideration to include any property other than (i) Charter Class A common stock for Liberty Broadband common stock (and cash, without interest, in lieu of fractional shares), (ii) Charter rollover preferred stock for Liberty Broadband preferred stock, or adds new conditions or modifies any existing conditions to the consummation of the merger that materially adversely affects any member of the Malone Group or the merger, without the prior written consent of Mr. Malone or (iii) property received or entitled to be received in connection with the GCI divestiture.
Under the Malone voting agreement, Liberty Broadband, and from and after the effective time, Charter, have agreed to indemnify the members of the Malone Group for certain losses in connection with or arising out of the Malone voting agreement, the other transaction documents or the transactions contemplated thereby, including, subject to certain conditions, the reasonable fees and expenses of separate counsel of the Malone Group incurred in the defense of any claim related to the Malone voting agreement, the other transaction documents or the transactions contemplated thereby brought by a third party. Under the Malone voting agreement, Liberty Broadband has also agreed to pay the reasonable out-of-pocket costs and expenses incurred by the members of the Malone Group in connection with the preparation, negotiation, execution and delivery of the Malone voting agreement, the other transaction documents or the transactions contemplated thereby, up to $200,000 (with such fee cap to exclude any filing fees payable under the HSR Act).
Maffei Voting Agreement
This section describes the material terms of the Maffei voting agreement. The descriptions of the Maffei voting agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Maffei voting agreement, a copy of which is attached as Annex C and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Maffei voting agreement that is important to you. You are encouraged to carefully read the entire Maffei voting agreement.
In connection with the transactions contemplated by the merger agreement, the members of the Maffei Group entered into the voting agreement with Liberty Broadband and Charter on November 12, 2024. Pursuant to the Maffei voting agreement, the members of the Maffei Group have committed to vote all of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock owned by them and representing approximately 3.68% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024 as follows:
•	in favor of the Liberty Broadband merger proposal (other than in any vote of the Liberty Broadband Disinterested Stockholders);
•	in favor of the Liberty Broadband adjournment proposal;
•	against any action or proposal in favor of an alternative company transaction, without regard to the terms of such alternative company transaction; and
•
against any action, proposal, transaction, agreement or amendment of the Liberty Broadband charter or the Liberty Broadband bylaws, in each case, for which the Maffei Group has received prior written notice from either Charter or Liberty Broadband that it reasonably expects that such action, proposal, transaction, agreement or amendment would (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Liberty Broadband contained in the merger agreement, or of any member of the Maffei Group contained in the Maffei voting agreement, or (2) prevent, impede, interfere with, delay, postpone or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger.

Subject to certain conditions, the members of the Maffei Group have granted the Chief Legal Officer of Liberty Broadband an irrevocable proxy to vote their respective shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock in accordance with the Maffei voting agreement. The members of the Maffei Group have also agreed not to (i) convert their respective shares of Liberty Broadband Series B common stock into Liberty Broadband Series A common stock or into Liberty Broadband Series C common stock, or (ii) transfer their respective shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock or Liberty Broadband preferred stock prior to the effective time, in each case subject to certain exceptions.
Each member of the Maffei Group has also agreed to waive, and not to exercise or assert, if applicable pursuant to the merger agreement, any appraisal rights under Section 262 of the DGCL in connection with the merger.
The Maffei voting agreement applies to Mr. Maffei in his capacity as a stockholder of Liberty Broadband and does not limit or affect any actions taken by Mr. Maffei in his capacity as director of Charter or its subsidiaries. The voting and support obligations of each stockholder party to the Maffei voting agreement will terminate upon the earliest to occur of: (1) the termination of the merger agreement in accordance with its terms; (2) the effective time; (3) the written agreement of Charter, Liberty Broadband and each member of the Maffei Group; and (4) the date of any material modification, waiver or amendment of the merger agreement that adversely affects the value or tax treatment of the consideration payable to any member of the Maffei Group or causes such consideration to include any property other than (i) Charter Class A common stock for Liberty Broadband common stock (and cash, without interest, in lieu of fractional shares), (ii) Charter rollover preferred stock for Liberty Broadband preferred stock, or adds new conditions or modifies any existing conditions to the consummation of the merger that materially adversely affects any member of the Maffei Group or the merger, without the prior written consent of Mr. Maffei or (iii) property received or entitled to be received in connection with the GCI divestiture.
Under the Maffei voting agreement, Liberty Broadband and, from and after the effective time, Charter, have agreed to indemnify the members of the Maffei Group for certain losses in connection with or arising out of the Maffei voting agreement, the other transaction documents or the transactions contemplated thereby, including, subject to certain conditions, the reasonable fees and expenses of separate counsel of the Maffei Group incurred in the defense of any claim related to the Maffei voting agreement, the other transaction documents or the transactions contemplated thereby or brought by a third party. Under the Maffei voting agreement, Liberty Broadband has also agreed to pay the reasonable out-of-pocket costs and expenses incurred by members of the Maffei Group in connection with the preparation, negotiation, execution and delivery of the Maffei voting agreement, the other transaction documents or the transactions contemplated thereby, up to $200,000 (with such fee cap to exclude any filing fees payable under the HSR Act).
Stockholders and Letter Agreement Amendment
This section describes the material terms of the stockholders and letter agreement amendment. The descriptions of the stockholders and letter agreement amendment in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the stockholders and letter agreement amendment, a copy of which is attached as Annex D and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the stockholders and letter agreement amendment that is important to you. You are encouraged to carefully read the entire stockholders and letter agreement amendment.
On November 12, 2024, simultaneously with the entry into the merger agreement, Charter, Liberty Broadband and A/N also entered into the stockholders and letter agreement amendment, providing for certain amendments to the existing stockholders agreement and the existing letter agreement.
Repurchases and Loans
The stockholders and letter agreement amendment sets forth the terms of Liberty Broadband’s participation in Charter’s share repurchases during the pendency of the combination, commencing with the first monthly repurchase determination date following November 12, 2024, which was November 29, 2024, until the date (if any) that the merger agreement is terminated prior to the closing of the combination. Repurchases of shares of Charter Class A common stock from Liberty Broadband will be made pursuant to the stockholders and letter agreement amendment rather than pursuant to the existing letter agreement.

The stockholders and letter agreement amendment provides that each month during the pendency of the combination, subject to the terms and conditions set forth therein, Charter will repurchase from Liberty Broadband the greater of: (i) $100 million per month of shares of Charter Class A common stock; and (ii) the Minimum Liquidity Threshold (as defined in the stockholders and letter agreement amendment). If any repurchase would reduce Liberty Broadband’s equity interest in Charter below 25.25% after giving effect to such repurchase, or if all or a portion of such repurchase is not permitted under applicable law, then Charter will instead loan to Liberty Broadband an amount equal to the lesser of (x) the repurchase amount that cannot be repurchased and (y) the Minimum Liquidity Threshold, less the repurchase amount that is repurchased. Such loan will be on terms set forth in the stockholders and letter agreement amendment.
Once Liberty Broadband’s exchangeable senior debentures are no longer outstanding, the stockholders and letter agreement amendment provides that the repurchase amount per month will be equal to the lesser of: (i) $100 million and (ii) the sum of (1) the amount needed in the reasonable judgment of Charter to maintain unrestricted cash on the balance sheet of Liberty Broadband and its subsidiaries (other than GCI, GCI spinco and their respective subsidiaries) of $50 million plus (2) the aggregate outstanding principal amount of loans outstanding under Liberty Broadband’s margin loan facility.
The purchase price payable by Charter to Liberty Broadband in connection with such monthly repurchases will equal (i) the average price paid by Charter for shares of Charter Class A common stock repurchased during the immediately preceding calendar month (excluding shares repurchased from A/N and certain other excluded repurchases) or (ii) if Charter has not engaged in any repurchases of shares of Charter Class A common stock during the immediately preceding calendar month (other than any repurchases from A/N and certain other excluded repurchases), a purchase price based on a Bloomberg volume-weighted average price methodology proposed by Charter and reasonably acceptable to Liberty Broadband.
Use of Proceeds
The stockholders and letter agreement amendment requires that the proceeds received by Liberty Broadband from any repurchases or any borrowings under a loan facility from Charter pursuant to the stockholders and letter agreement be segregated by Liberty Broadband in a separate account, and such proceeds must be used within six months of receipt to repay indebtedness of Liberty Broadband and certain of its subsidiaries (excluding GCI and its subsidiaries).
Ownership Cap
Under the existing stockholders agreement, Liberty Broadband is subject to an ownership cap, which is currently equal to 26% and is calculated in the manner set forth in the existing stockholders agreement, and Liberty Broadband must comply with certain standstill restrictions that prohibit it from acquiring shares of Charter in excess of such ownership cap.
The stockholders and letter agreement amendment provides that Liberty Broadband will be exempt from the standstill restrictions and the ownership cap under the existing stockholders agreement to the extent its ownership in Charter exceeds such ownership cap solely as a result of the repurchase provisions in the stockholders and letter agreement amendment.
If the merger agreement is terminated prior to completion of the combination, Liberty Broadband’s ownership cap under the stockholders agreement will be reset at the greater of (i) Liberty Broadband’s equity interest at the time of such termination, and (ii) the voting cap applicable to the Liberty Parties (as defined in the existing stockholders agreement), and Liberty Broadband will not be required to dispose of any excess shares accumulated during the pendency of the combination above the current ownership cap.
Voting Cap
Under the existing stockholders agreement, Liberty Broadband is subject to a voting cap, which is currently equal to 25.01% and is calculated in the manner set forth in the existing stockholders agreement, and Liberty Broadband is required to vote any of its shares of Charter Class A common stock in excess of such voting cap in the same proportion as all other votes cast with respect to the applicable matter (excluding votes cast by A/N and certain other persons), except for certain Excluded Matters (as defined in the existing stockholders agreement).
The stockholders and letter agreement amendment provides that, during the pendency of the combination, Liberty Broadband will vote any of its shares of Charter Class A common stock that exceed the voting cap in the same proportion as all other votes cast with respect to the applicable matter (excluding votes by A/N and certain other persons), including with respect to any Excluded Matters.
Board Committees
The stockholders and letter agreement amendment provides that all decisions of Charter or the Charter Board directly or indirectly related to the transactions contemplated by the merger agreement will be subject to the direction and approval of the Charter special committee, including decisions regarding the application, interpretation, enforcement, waiver or amendment of the merger agreement or any other transaction document, any decision with respect to share repurchases or cash flow impacting budgets, any decision with respect to any matter that would require a waiver under the merger agreement or any other transaction document, and any decision that would have a material impact on any right or decision under the merger agreement or any other transaction document. Neither Liberty Broadband nor A/N shall have the right, and Charter and the Charter Board will have no obligation to appoint any designee to the Charter special committee.
In addition, any designee of Liberty Broadband on the Charter Board that has been appointed to the Compensation and Benefits Committee of the Charter Board will not participate, in such designee’s capacity as a member of the Compensation and Benefits Committee, in any discussions or decisions relating to the hiring, firing or compensation of the Chief Executive Officer and Chief Financial Officer of Charter during the pendency of the combination.
Termination
Except as noted above, in the event the merger agreement is terminated prior to completion of the combination, the existing stockholders agreement and the existing letter agreement will be reinstated according to their respective terms for the periods following the termination of the merger agreement.
If the combination is completed, the existing stockholders agreement will terminate with respect to Liberty Broadband. The stockholders and letter agreement amendment provides that Charter, Liberty Broadband and A/N intend to discuss appropriate changes to the governance arrangements of Charter and the existing stockholders agreement, with such changes, if any, that are agreed by the parties and approved in accordance with applicable organizational documents and the existing stockholders agreement to take effect upon the completion of the combination.
Additional Transaction Agreements
This section describes the material terms of the tax sharing agreement joinder agreement, the indemnification agreement joinder agreement, the Liberty Media letter agreement and the Malone exchange side letter. The descriptions of the agreements in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the agreements, copies of which are attached as Annexes E, F, G and H, respectively, and are incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. You are encouraged to carefully read these agreements in their entirety.
Tax Sharing Agreement Joinder Agreement
Simultaneously with the entry into the merger agreement, Charter entered into the tax sharing agreement joinder agreement, pursuant to which Charter agreed to, effective at the closing of the merger, become jointly and severally responsible for the obligations and liabilities of Grizzly Merger Sub (successor to GCI Liberty) and Liberty Broadband, and become entitled to exercise and enforce the rights of Grizzly Merger Sub and Liberty Broadband, under the tax sharing agreement. Pursuant to an assumption and joinder agreement, dated August 6, 2020, Liberty Broadband agreed to become jointly and severally responsible for GCI Liberty’s obligations and liabilities, and become entitled to exercise and enforce GCI Liberty’s rights, under the tax sharing agreement.
The tax sharing agreement allocates responsibilities among Qurate Retail, GCI Liberty and their respective groups for various tax obligations, including any taxes imposed if the split-off transaction effected by Qurate Retail of GCI Liberty (the “GCI Liberty Split-off”) is deemed taxable. Pursuant to the tax sharing agreement, in certain circumstances, GCI Liberty is required to indemnify Qurate Retail and its subsidiaries for any taxes or losses resulting from the failure of the GCI Liberty Split-off to qualify as a tax-free transaction under

Section 355, Section 368(a)(1)(D) and related provisions of the Code, including to the extent that such taxes or losses (1) result primarily from, individually or in the aggregate, the breach of certain covenants made by GCI Liberty (applicable to actions or failures to act by GCI Liberty and its subsidiaries following the completion of the GCI Liberty Split-off) or (2) result from the application of Section 355(e) of the Code to the GCI Liberty Split-off as a result of the treatment of the GCI Liberty Split-off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50-percent or greater interest (measured by either vote or value) in the stock of GCI Liberty (or any successor corporation). Conversely, Qurate Retail must indemnify GCI Liberty and its subsidiaries from and against taxes imposed as a result of the GCI Liberty Split-off other than those described in the immediately preceding sentence.
The tax sharing agreement also sets forth the rights and responsibilities of the parties with respect to tax return preparation and tax contests. In particular, Qurate Retail is responsible for preparing tax returns that include (1) both (a) Qurate Retail or any of its subsidiaries other than GCI Liberty or any of its respective subsidiaries and (b) GCI Liberty or any of its subsidiaries and (2) only Qurate Retail and/or any of its subsidiaries other than GCI Liberty and/or any of its subsidiaries. GCI Liberty is responsible for preparing tax returns that include only GCI Liberty and/or any of its subsidiaries. In the case of any tax contest relating to the tax-free nature of the GCI Liberty Split-off or certain other historic split-off transactions effected by Qurate Retail, GCI Liberty, on the one hand, and Qurate Retail on the other hand, generally have the right to jointly control such contest, and each party has a consent right over the settlement of such contest. In the case of any other tax contest as a result of which an indemnity obligation under the tax sharing agreement may arise, the party obligated to prepare the tax return to which such tax contest relates controls such contest, and the other party has participation rights and a consent right over the settlement of such contest if such settlement could have more than a de minimis impact on such party.
Indemnification Agreement Joinder Agreement
Simultaneously with the entry into the merger agreement, Charter also entered into the indemnification agreement joinder agreement, pursuant to which Charter agreed to, effective at the closing of the merger, become jointly and severally responsible for, the obligations and liabilities of Grizzly Merger Sub and Liberty Broadband, and become entitled to exercise and enforce the rights of Grizzly Merger Sub and Liberty Broadband, under the indemnification agreement. Pursuant to an assumption and joinder agreement, dated August 6, 2020, Liberty Broadband agreed to become jointly and severally responsible for GCI Liberty’s obligations and liabilities, and become entitled to exercise and enforce GCI Liberty’s rights, under the indemnification agreement.
Under the indemnification agreement, GCI Liberty agreed to indemnify Liberty Interactive LLC with respect to any of Liberty Interactive LLC’s 1.75% Exchangeable Debentures due 2046 (the “Liberty Charter exchangeable debentures”) surrendered for exchange to Liberty Interactive LLC on or before October 5, 2023 for the amount by which the exchange value exceeds (i) the sum of the adjusted principal amount of such Liberty Charter exchangeable debentures plus (ii) the amount of certain tax benefits attributable to such Liberty Charter exchangeable debentures so exchanged. The indemnification agreement also provides that Qurate Retail and GCI Liberty will indemnify each other and their respective subsidiaries, current and former directors, officers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns with respect to certain potential losses in respect of the GCI Liberty Split-off. The indemnification agreement also provides that GCI Liberty must provide Qurate Retail with any requested information necessary for Qurate Retail to (1) comply with reporting, filing or other governmental requirements and (2) institute or defend lawsuits. GCI Liberty is also obligated, under the indemnification agreement, to use reasonable efforts to cause its officers, directors, members, employees, controlled affiliates and agents to keep confidential all proprietary information of Qurate Retail, subject to customary exceptions.
Liberty Media Letter Agreement
Pursuant to the Services Agreement, dated as of November 4, 2014, as amended by the First Amendment to Services Agreement, dated as of December 13, 2019, by and between Liberty Media and Liberty Broadband (the “services agreement”), Liberty Media provides Liberty Broadband with general and administrative services including legal, tax, accounting, treasury and investor relations support. Pursuant to the Facilities Sharing Agreement, dated as of November 4, 2014, by and among Liberty Media, Liberty Broadband and Liberty Property Holdings, Inc. (the “facilities sharing agreement”), Liberty Broadband shares office space with Liberty Media and related amenities at its corporate headquarters. Liberty Broadband is also party to certain aircraft time sharing agreements with Liberty Media and/or certain subsidiaries of Liberty Media (the “aircraft time sharing agreements”), pursuant to which Liberty Broadband leases certain aircrafts from Liberty Media or its subsidiary from time to time.
On November 12, 2024 and simultaneously with the entry into the merger agreement, Charter, Liberty Broadband, Liberty Media and certain subsidiaries of Liberty Media entered into the Liberty Media letter agreement which, among other things, will result in the termination of the services agreement, the facilities sharing agreement and the aircraft time sharing agreements, in each case, effective upon the closing of the merger.
Malone Exchange Side Letter
On November 12, 2024, in connection with the entry into the merger agreement, Liberty Broadband entered into the Malone exchange side letter with the Malone exchange holders, whereby, among other things, the Malone exchange holders agreed to an arrangement under which Liberty Broadband will have the right, in connection with the GCI divestiture, to exchange certain shares of Liberty Broadband Series B common stock held by such Malone exchange holders for shares of Liberty Broadband Series C common stock on a one-for-one basis (the “Malone exchange”) to avoid the application of certain related party rules that otherwise could limit the availability of certain tax benefits to GCI spinco following the GCI divestiture. If the merger agreement is terminated without the completion of the combination having occurred but following the consummation of the Malone exchange (the “Malone exchange closing”), and unless otherwise agreed to in writing by the Malone exchange holders and Liberty Broadband, the Malone exchange will be automatically rescinded and treated as if neither the Malone exchange nor the Malone exchange closing had ever occurred.
Further, pursuant to the terms of the Malone exchange side letter, the parties thereto agreed to amend certain provisions of that certain Exchange Agreement, dated as of June 13, 2022, by and among Liberty Broadband and certain of the Malone exchange holders (the “Malone exchange agreement”), to provide that (i) solely in connection with the GCI divestiture, Malone Series C Exchangeable Shares (as defined in the Malone exchange agreement) will not be exchanged for shares of Liberty Broadband Series B common stock and the holders of such Malone Series C Exchangeable Shares will receive the same per share consideration received by holders of shares of Liberty Broadband Series C common stock, (ii) Liberty Broadband waives its right to obligate the Malone exchange holders to enter into an exchange agreement with GCI spinco in connection with the GCI divestiture, (iii) the Malone exchange agreement would not be terminated as a result of the Malone exchange holders falling below 20% voting power in connection with the GCI divestiture, and (iv) following the Malone exchange and prior to any termination of the merger agreement, none of the Malone Series C Exchangeable Shares will be exchanged for shares of Liberty Broadband Series B common stock. All of the independent directors of the Liberty Broadband Board approved the amendments to, and waiver under, the Malone exchange agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE COMBINATION
The following discussion summarizes U.S. federal income tax considerations of the combination to U.S. holders (as defined below) that receive shares of Charter capital stock in exchange for their shares of Liberty Broadband capital stock pursuant to the combination. This discussion is limited to U.S. holders who hold their shares of Liberty Broadband capital stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the Code, applicable Treasury regulations, judicial interpretations thereof and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of shares of Liberty Broadband capital stock in light of their particular facts and circumstances, nor does it apply to holders of shares of Liberty Broadband capital stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, mutual funds, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, holders liable for any alternative minimum tax, holders having a “functional currency” other than the U.S. dollar, holders who hold shares of Liberty Broadband capital stock as part of a straddle, constructive sale, conversion transaction or other integrated or risk reduction transaction, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders that actually or constructively hold 5% or more of the shares of Liberty Broadband capital stock, holders who acquired their shares of Liberty Broadband capital stock through the exercise of an employee stock option or otherwise as compensation or through a retirement plan, and, except as expressly noted below, persons who hold their shares of Liberty Broadband preferred stock as “section 306 stock” within the meaning of Section 306 of the Code). This discussion does not address any considerations under any state, local or non-U.S. tax laws nor does it address any alternative minimum tax or tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Furthermore, this discussion does not address any tax considerations to holders who are not U.S. holders.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Liberty Broadband capital stock that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (a) that is subject to the primary supervision of a court within the United States and all of the substantial decisions of which are controlled by one or more U.S. persons or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Liberty Broadband capital stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Liberty Broadband capital stock should consult their own tax advisors.
All holders of shares of Liberty Broadband capital stock should consult their own tax advisors to determine the particular tax consequences to them of the combination, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

U.S. Federal Income Tax Characterization of the Combination and the GCI Divestiture
Liberty Broadband and Charter intend that the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each of Liberty Broadband’s and Charter’s obligation to complete the combination that Liberty Broadband receive a written opinion from Skadden, its special tax counsel, and that Charter receive a written opinion from Wachtell Lipton, counsel to the Charter special committee, respectively, to the effect that (i) the combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of shares of Liberty Broadband common stock pursuant to the combination (other than with respect to the receipt of stock of GCI spinco, cash received in lieu of fractional shares of stock of GCI spinco, cash received in lieu of fractional shares of Charter Class A common stock, or cash paid in respect of dissenting shares) under Sections 354 and 356 of the Code and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Charter capital stock) will be recognized by Liberty Broadband on the deemed exchange of its assets for Charter capital stock in the combination under Sections 361(a) or 361(b) of the Code. These conditions are not waivable after the effective date of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The opinions referenced above will be based on representations made by Liberty Broadband and Charter and on customary factual assumptions, as well as certain covenants and undertakings of Liberty Broadband and Charter. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, or inaccurate or is otherwise violated, or if the facts upon which the opinions described above are based are materially different from the facts that exist at the time of the combination, the validity of such opinions may be affected, and the U.S. federal income tax consequences of the combination could differ materially from those described below. In addition, neither of the opinions described above will be binding on the IRS or any court. Liberty Broadband and Charter have not sought and will not seek any ruling from the IRS regarding any matters relating to the combination. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Liberty Broadband and Charter intend to take the position, for U.S. federal income tax purposes, that the distribution of stock of GCI spinco to holders of shares of Liberty Broadband common stock pursuant to the GCI divestiture and the combination are, together, part of a “plan of reorganization” within the meaning of the Code and applicable Treasury regulations. This position is not dispositive with respect to the U.S. federal income tax treatment of the combination or the GCI divestiture.
It is possible that the IRS could assert that the stock of GCI spinco received by a U.S. holder should be treated as a separate distribution contrary to the position taken by Liberty Broadband and Charter. If such a position were asserted and sustained, such a distribution may be taxable as a dividend to such U.S. holder to the extent of (i) Liberty Broadband’s current earnings and profits for the taxable year in which the GCI divestiture occurs and (ii) Liberty Broadband’s accumulated earnings and profits. Any amount distributed in excess of Liberty Broadband’s earnings and profits (current or accumulated) would generally be a return of capital that reduces such U.S. Holder’s adjusted tax basis in their Liberty Broadband common stock, with any distributed amount in excess of such basis generally treated as gain from the sale or exchange of property. There can be no assurance regarding whether the IRS will agree with the position taken by Liberty Broadband and Charter. U.S. holders should consult their own tax advisors regarding the tax consequences to them of the receipt of stock of GCI spinco.
The remainder of this discussion assumes that the distribution of stock of GCI spinco pursuant to the GCI divestiture and the combination are properly treated together as part of a “plan of reorganization” within the meaning of the Code and applicable Treasury regulations.
U.S. Federal Income Tax Considerations of the Combination and the GCI Divestiture to U.S. Holders
If, consistent with the opinions described above, the combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the combination to U.S. holders generally are described below.

U.S. Holders of Shares of Liberty Broadband Common Stock that Receive Solely Charter Class A Common Stock and/or U.S. Holders of Shares of Liberty Broadband Preferred Stock that Receive Charter Rollover Preferred Stock
The U.S. federal income tax considerations to U.S. holders that receive shares of Charter capital stock in exchange for shares of Liberty Broadband capital stock pursuant to the combination and do not receive stock of GCI spinco pursuant to the GCI divestiture are generally as follows:
•
such holders will not recognize income, gain or loss, except with respect to cash received in lieu of fractional shares of Charter Class A common stock (as discussed below) or, with respect to the Liberty Broadband preferred stock, any declared but unpaid dividends on Liberty Broadband preferred stock (discussed below);

•
the aggregate tax basis of the shares of Charter Class A common stock received by a holder of Liberty Broadband Series A common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Liberty Broadband Series A common stock surrendered in exchange therefor;

•
the aggregate tax basis of the shares of Charter Class A common stock received by a holder of Liberty Broadband Series B common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Liberty Broadband Series B common stock surrendered in exchange therefor;

•
the aggregate tax basis of the shares of Charter Class A common stock received by a holder of Liberty Broadband Series C common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Liberty Broadband Series C common stock surrendered in exchange therefor;

•
the aggregate tax basis of the shares of Charter rollover preferred stock received by a holder of Liberty Broadband preferred stock in the combination will be the same as the aggregate tax basis of the shares of Liberty Broadband preferred stock surrendered in exchange therefor; and

•
the holding period of the Charter capital stock received (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will include the holding period of the Liberty Broadband capital stock for which it is exchanged.

U.S. Holders of Shares of Liberty Broadband Common Stock that Receive Charter Class A Common Stock in the Combination and GCI Spinco Stock Pursuant to the GCI Divestiture
The U.S. federal income tax consequences to U.S. holders of shares of Liberty Broadband common stock that receive stock of GCI spinco pursuant to the GCI divestiture and exchange Liberty Broadband common stock for shares of Charter Class A common stock in the combination are generally as follows:
•
such holders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Charter Class A common stock (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) exchanged for the applicable series of Liberty Broadband common stock, and any stock of GCI spinco received (including any fractional share of stock of GCI spinco deemed received) pursuant to the GCI divestiture with respect to the applicable series of Liberty Broadband common stock, exceeds such holder’s tax basis in the applicable series of Liberty Broadband common stock and (ii) the fair market value of the stock of GCI spinco received (including any fractional share of stock of GCI spinco deemed received) pursuant to the GCI divestiture with respect to the applicable series of Liberty Broadband common stock. Any such gain recognized by a U.S. holder will generally be capital gain if it results in a reduction in such U.S. holder’s percentage ownership in Charter relative to what such holder’s percentage ownership would have been if the U.S. holder had received solely Charter Class A common stock rather than a combination of Charter Class A common stock and stock of GCI spinco;

•
the aggregate tax basis in the Charter Class A common stock received by a holder of Liberty Broadband Series A common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will generally equal the aggregate tax basis of the Liberty Broadband Series A common stock surrendered in exchange therefor, increased by the amount of gain, if any, recognized with respect thereto, and decreased by the fair market value of stock of GCI spinco treated as received with respect thereto;

•
the aggregate tax basis in the Charter Class A common stock received by a holder of Liberty Broadband Series B common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will generally equal the aggregate tax basis of the Liberty Broadband Series B common stock surrendered in exchange therefor, increased by the amount of gain, if any, recognized with respect thereto, and decreased by the fair market value of stock of GCI spinco treated as received with respect thereto;

•
the aggregate tax basis in the Charter Class A common stock received by a holder of Liberty Broadband Series C common stock in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) will generally equal the aggregate tax basis of the Liberty Broadband Series C common stock surrendered in exchange therefor, increased by the amount of gain, if any, recognized with respect thereto, and decreased by the fair market value of stock of GCI spinco treated as received with respect thereto; and

•
the holding period for Charter Class A common stock received in exchange for Liberty Broadband common stock in the combination will include the holding period for the Liberty Broadband capital stock surrendered in the combination.

Additional Considerations
If a U.S. holder acquired different blocks of shares of Liberty Broadband capital stock at different times or at different prices, any gain with respect to such U.S. holder’s Liberty Broadband common stock will be determined separately with respect to each block of shares of Liberty Broadband common stock, and such U.S. holder’s basis and holding period in its shares of Charter capital stock may be determined with reference to each block of shares of Liberty Broadband capital stock.
Any such holder should consult his, her or its tax advisors regarding the manner in which shares of Charter capital stock received in the combination (including any fractional shares of Charter Class A common stock deemed received and sold for cash, as discussed below) should be allocated among different blocks of shares of Liberty Broadband capital stock, the manner in which any shares of GCI spinco treated as received in the GCI divestiture should be allocated among different blocks of shares of Liberty Broadband common stock, and with respect to identifying the bases and holding periods of the particular shares of Charter capital stock received.
A U.S. holder that receives cash in lieu of a fractional share of Charter Class A common stock will generally be treated as having received the fractional share pursuant to the combination, and then as having sold such fractional share for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Charter Class A common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the combination, the holding period for such fractional share (as described above) exceeds one year. The deductibility of capital losses is subject to limitation.
If, at the time of the combination, a dividend has been declared but not yet paid with respect to the Liberty Broadband preferred stock, a portion of the Charter rollover preferred stock received in exchange for the Liberty Broadband preferred stock that is attributable to the amount of the declared but not yet paid dividend will be treated as a distribution with respect to the Liberty Broadband preferred stock. Such a distribution will be taxable as a dividend to the extent of (i) Liberty Broadband’s current earnings and profits for the taxable year in which the combination occurs and (ii) Liberty Broadband’s accumulated earnings and profits. Any amount distributed in excess of Liberty Broadband’s earnings and profits (current or accumulated) would generally be a return of capital that reduces such U.S. Holder’s adjusted tax basis in their Liberty Broadband preferred stock, with any distributed amount in excess of such basis generally treated as gain from the sale or exchange of property.
To the extent that a U.S. holder’s shares of Liberty Broadband preferred stock are classified as “section 306 stock” within the meaning of Section 306 of the Code, the shares of Charter rollover preferred stock received by such holder in the combination will also constitute “section 306 stock.” It is possible that a U.S. holder’s Liberty Broadband preferred stock is classified as “section 306 stock” if such holder received such Liberty Broadband preferred stock in the acquisition of GCI Liberty by Liberty Broadband in exchange for preferred stock of GCI Liberty that was treated as “section 306 stock” as a result of prior historic transactions. Shares of Liberty Broadband preferred stock that a U.S. Holder has purchased for cash generally will not be classified as “section 306 stock.” U.S. holders of shares of Liberty Broadband preferred stock should consult their own tax advisors to determine the particular tax consequences to them regarding the potential classification of their Charter rollover preferred stock as “section 306 stock.”
Information Reporting and Backup Withholding
Payments of cash to a U.S. holder in lieu of fractional shares of Charter Class A common stock may be subject to information reporting, unless such U.S. holder provides proof of an applicable exemption. Such payments also may be subject to backup withholding, unless such U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.
The preceding discussion is intended only as a general summary of U.S. federal income tax considerations of the combination applicable to U.S. holders of shares of Liberty Broadband capital stock. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of shares of Liberty Broadband capital stock should consult their own tax advisors as to the specific tax consequences of the combination to them, including tax reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

THE CHARTER SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the Charter stockholders as part of a solicitation of proxies by the Charter Board for use at the Charter special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Charter stockholders with information they need to know to be able to vote or instruct the voting of their shares of Charter common stock at the Charter special meeting.
Date, Time and Place
The Charter special meeting will be held in person at Charter’s headquarters at 400 Washington Blvd., Stamford, Connecticut 06902, at 9:00 a.m., New York City time, on February 26, 2025.
Purpose of the Charter Special Meeting
At the Charter special meeting, Charter stockholders will be asked to consider and vote upon the following matters:
1.	the Charter merger proposal;
2.	the share issuance proposal; and
3.	the Charter adjournment proposal.
Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. Approval of the Charter adjournment proposal is not a condition to the completion of the combination.
Recommendation of the Charter Board of Directors
The Charter Board, including at least a majority of (a) the Unaffiliated Directors (as defined in the Charter certificate of incorporation and the existing stockholders agreement (as defined herein)) and (b) the directors designated by A/N pursuant to the existing stockholders agreement, acting on the unanimous recommendation of the Charter special committee, consisting solely of independent and disinterested directors of Charter, has unanimously determined that the transaction documents to which Charter is a party and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Charter and its stockholders, including the Charter Disinterested Stockholders, approved the transaction documents to which Charter is a party and the transactions contemplated thereby and unanimously recommends that Charter stockholders vote “FOR” the Charter merger proposal, “FOR” the share issuance proposal and “FOR” the Charter adjournment proposal. See the sections entitled “The Combination—Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and the Charter Board of Directors” for a more detailed discussion of the Charter special committee’s and the Charter Board’s recommendations.
Charter stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the combination and the other transactions contemplated by the merger agreement.
Charter Record Date; Stock Entitled to Vote
The Charter Board has fixed the close of business on January 13, 2025 as the record date for the Charter special meeting. Only holders of record of Charter common stock as of the close of business on the record date for the Charter special meeting are entitled to notice of, and to vote at, the Charter special meeting or any adjournment or postponement thereof. Holders of Charter Class A common stock are entitled to one vote per share and A/N, as holder of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the Charter Holdings common units held by A/N on an as-exchanged basis.
On the record date, there were 141,947,895 shares of Class A common stock outstanding, representing the same number of votes, and one share of Charter Class B common stock outstanding, representing 16,471,401 votes (on an as-exchanged basis).
Pursuant to the merger agreement, Liberty Broadband has agreed to vote its shares of Charter Class A common stock, or 45,288,659 shares of Charter Class A common stock as of the record date representing approximately 28.59% of the aggregate voting power of the outstanding shares of Charter common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) as of such date, in favor of the share issuance proposal.
Voting by Charter’s Directors and Executive Officers
At the close of business on January 13, 2025, the most recent practicable date for which such information was available, Charter directors and executive officers and their affiliates beneficially owned 1,199,180 shares of Charter Class A common stock, or approximately 0.76% of the aggregate voting power of the outstanding shares of Charter common stock (including common units of Charter Holdings held by A/N on an as-exchanged basis) as of such date. Charter currently expects its directors and executive officers to vote their shares of Charter common stock in favor of the share issuance proposal and the Charter adjournment proposals at the Charter special meeting, but no such director or executive officer has entered into any agreement obligating him or her to do so. Charter directors and officers are not entitled to vote on the Charter merger proposal pursuant to the terms of the merger agreement.
Quorum
The presence at the Charter special meeting in person or represented by proxy of the holders of a majority of the total voting power of the shares of Charter common stock issued and outstanding on the record date for the Charter special meeting and entitled to vote at the Charter special meeting will constitute a quorum for the transaction of business at the Charter special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Charter special meeting.
Because applicable rules of the Nasdaq do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Charter special meeting, if you hold your shares of Charter common stock through banks or brokers, your shares will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Charter special meeting.
Required Vote
Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class. Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting. Approval of the Charter adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal at the Charter special meeting, voting together as a single class.
Attending the Special Meeting
Due to space limitations, attendance is limited to stockholders and persons holding valid legal proxies from those stockholders. Admission to the meeting is on a first-come, first-served basis. Valid government-issued picture identification and proof of Charter stock ownership as of the record date must be presented to attend the meeting. If you hold Charter common stock through a bank, broker, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. See the section entitled “—Shares Held in Street Name” below for further information. If you hold your shares through a bank, broker, trustee or other nominee and you do not want to attend the Charter special meeting, please contact the respective entity for instructions on how to vote your shares of Charter common stock at the Charter special meeting. Cameras, recording devices, and other electronic devices are not permitted. If you require special assistance at the meeting, please contact Charter’s Corporate Secretary at 400 Washington Blvd., Stamford, Connecticut 06902.

Proxies
Holders of record may vote by proxy or in person at the Charter special meeting. If you hold your shares of Charter common stock in your name as a holder of record, to submit a proxy, you, as a Charter stockholder, may use one of the following methods:
•	Via the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•
By mail: by completing the accompanying proxy card and returning it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Charter Communications, Inc., 400 Washington Blvd., Stamford, Connecticut 06902, Attn: Corporate Secretary.

If you submit your proxy via the Internet or by telephone, you must do so no later than 11:59 p.m., New York City time, on February 25, 2025. If you vote by mail, your proxy card must be received no later than 11:59 p.m., New York City time, on February 25, 2025.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Charter special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
All properly signed proxies that are timely received and that are not revoked will be voted at the Charter special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Charter Board.
Treatment of Abstentions; Failure to Vote
For purposes of the Charter special meeting, an abstention occurs when a Charter stockholder attends the Charter special meeting in person and does not vote or returns a proxy with an “abstain” instruction.
Completion of the combination is conditioned on Charter stockholders approving the Charter merger proposal and the share issuance proposal. If a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the effect of a vote “AGAINST” the Charter merger proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present). If a stockholder is not present in person at the Charter special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the Charter merger proposal and it will have no effect on the outcome of the share issuance proposal (assuming a quorum is present).
Approval of the Charter adjournment proposal is not a condition to the completion of the combination. For the Charter adjournment proposal, if a Charter stockholder present in person at the Charter special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the outcome of the Charter adjournment proposal.
Shares Held in Street Name
If your shares of Charter common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.
Please note that you may not vote shares held in street name by returning a proxy card directly to Charter or by voting in person during the Charter special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the Charter special meeting, you must present a valid government-issued picture identification and a copy of a brokerage statement reflecting your stock ownership as of the record date.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the proposals to be voted on at the Charter special meeting are “non-routine” matters.
If you are a beneficial owner of shares of Charter common stock and you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum; and
•
your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the Charter merger proposal and will have no effect on the outcome of the share issuance proposal (assuming a quorum is present) or the Charter adjournment proposal.

Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:
•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•
by sending a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Charter Communications, Inc., 400 Washington Blvd., Englewood, Colorado 80112, Stamford, Connecticut 06902, Attn: Corporate Secretary; or

•	by attending the Charter special meeting and voting.
Any signed proxy revocation or new signed proxy must be received before the beginning of the Charter special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on February 25, 2025.
If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.
Attendance at the Charter special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Charter after the vote will not affect the vote. Charter’s Corporate secretary’s mailing address is: Charter Communications, Inc., 400 Washington Blvd., Englewood, Colorado 80112, Stamford, Connecticut 06902, Attn: Corporate Secretary. If the Charter special meeting is postponed or adjourned, it will not affect the ability of Charter stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation
The Charter Board is soliciting proxies for the Charter special meeting from its stockholders. Charter will bear the entire cost of the solicitation of proxies of its stockholders, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to Charter stockholders. Proxies may be solicited by directors, officers and a small number of Charter’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Charter has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $50,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Charter common stock of record for beneficial owners for forwarding to such beneficial owners. Charter may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the Charter special meeting, please contact Charter’s Investor Relations line at (203) 905-7801 or Innisfree M&A Incorporated at (877) 750-8233 (bankers and brokers may call collect at (212) 750-5833).
Your vote is very important regardless of the number of shares of Charter common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Charter special meeting in person.
Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the special meeting, and representatives of American Election Services, LLC will act as the Independent Inspector of Election.
Adjournments
Subject to certain restrictions contained in the merger agreement, the special meeting may be adjourned from time to time to allow additional time for obtaining additional proxies or as otherwise determined to be necessary or appropriate by the chairperson of the meeting. No notice of an adjourned meeting need be given if the time and place, if any, thereof are announced at the meeting at which the adjournment was taken unless:
•	the adjournment is for more than 30 days; or
•	after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting;
then, in each case, a notice of the adjourned meeting will be given to each stockholder of record entitled to receive notice of and to vote at the meeting. At any Charter special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Charter special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

CHARTER SPECIAL MEETING PROPOSALS
Charter Proposal 1: The Charter Merger Proposal
(Item 1 on the proxy card)
In the Charter merger proposal, Charter is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the Charter merger proposal by Charter stockholders is required for completion of the combination.
Approval of the Charter merger proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Charter common stock entitled to vote on the proposal at the Charter special meeting, beneficially owned, directly or indirectly, by the Charter Disinterested Stockholders, voting together as a single class.
The Charter Board, acting on the unanimous recommendation of the Charter special committee, unanimously recommends that Charter stockholders vote “FOR” the approval of the Charter merger proposal (Item 1).
Charter Proposal 2: The Share Issuance Proposal
(Item 2 on the proxy card)
The Charter Class A common stock is listed on (and the Charter rollover preferred stock to be issued as merger consideration will be listed on) the Nasdaq, and as a result, Charter is subject to the Nasdaq Listing Rules, including with respect to stockholder approval requirements. Nasdaq Listing Rule 5635(a) states: “Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: . . . where, due to the present or potential issuance of common stock . . . or securities convertible into or exercisable for common stock, other than a public offering for cash . . . the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock.” In connection with the combination, Charter expects that the aggregate voting power of Charter Class A common stock and Charter rollover preferred stock to be issued, or which may become issuable, in connection with the combination will exceed 20% of the voting power of its outstanding common stock prior to such share issuance. Furthermore, Charter is required by the terms of the merger agreement to submit the share issuance proposal to its stockholders at a special meeting. Approval of this share issuance proposal will constitute approval pursuant to Nasdaq Listing Rule 5635(a).
In the share issuance proposal, Charter is asking its stockholders to approve the issuance of shares of Charter Class A common stock and shares of Charter rollover preferred stock in connection with the combination (including in respect to Liberty Broadband equity awards). Approval of the share issuance proposal by Charter stockholders is required for completion of the combination.
Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast by holders of Charter common stock at the Charter special meeting.
The Charter Board, acting on the unanimous recommendation of the Charter special committee, unanimously recommends that Charter stockholders vote “FOR” the approval of the share issuance proposal (Item 2).
Charter Proposal 3: The Charter Adjournment Proposal
(Item 3 on the proxy card)
In the Charter adjournment proposal, Charter is asking its stockholders to approve the adjournment of the Charter special meeting from time to time to solicit additional proxies in favor of the Charter merger proposal or the share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Charter merger proposal or the share issuance proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate. Approval of the Charter adjournment proposal by Charter stockholders is not required for completion of the combination.

Approval of the Charter adjournment proposal requires the affirmative vote of the holders of shares having a majority of the voting power of the shares of Charter common stock that are present in person or represented by proxy at the Charter special meeting and entitled to vote on the proposal, voting together as a single class.
The Charter Board unanimously recommends that Charter stockholders vote “FOR” the approval of the Charter adjournment proposal (Item 3).

THE LIBERTY BROADBAND SPECIAL MEETING
Date, Time and Means of Remote Communication
The Liberty Broadband special meeting will be held at 11:30 a.m., Mountain time, on February 26, 2025. The special meeting will be held via the Internet and will be a completely virtual meeting of stockholders. Liberty Broadband stockholders may attend the meeting, submit questions and vote their shares via the Internet during the meeting by visiting www.virtualshareholdermeeting.com/LBRD2025SM. To enter the Liberty Broadband special meeting, Liberty Broadband stockholders will need the 16-digit control number that is printed in the box marked by the arrow on their proxy cards. Liberty Broadband recommends that Liberty Broadband stockholders log in at least fifteen minutes before the meeting to ensure that they are logged in when the meeting starts. Online check-in will start shortly before the meeting on February 26, 2025. Liberty Broadband intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting on or about January 22, 2025.
Purpose of the Liberty Broadband Special Meeting
At the Liberty Broadband special meeting, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock will be asked to consider and vote upon the following matters:
1.
Liberty Broadband Merger Proposal: A proposal to approve the adoption of the merger agreement, which is further described in the sections titled “The Combination—Background of the Combination” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

2.
Liberty Broadband Adjournment Proposal: A proposal to approve the adjournment of the Liberty Broadband special meeting from time to time to solicit additional proxies in favor of the Liberty Broadband merger proposal if there are insufficient votes at the time of such adjournment to approve the Liberty Broadband merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. The completion of the combination is not conditioned on the approval of the Liberty Broadband adjournment proposal.
Recommendation of the Liberty Broadband Board of Directors
The Liberty Broadband Board has unanimously determined that the merger agreement and the other transaction documents, and the transactions contemplated thereby (including the merger and the transactions contemplated by the voting agreements and the Malone exchange side letter), are advisable and fair to, and in the best interests of, Liberty Broadband and its stockholders, including the Liberty Broadband Disinterested Stockholders, approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) for adoption and unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband merger proposal and “FOR” the Liberty Broadband adjournment proposal.
Liberty Broadband stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the combination and the other transactions contemplated by the merger agreement.
Liberty Broadband Record Date; Stock Entitled to Vote
Only holders of record of shares of Liberty Broadband capital stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to notice of the Liberty Broadband special meeting. Holders of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding as of 5:00 p.m., New York City time, on January 13, 2025, the record date for the Liberty Broadband special meeting, will be entitled to vote at the Liberty Broadband special meeting or any adjournment or postponement thereof. This joint proxy statement/prospectus is being provided to holders of shares of Liberty Broadband Series C common stock pursuant to Section 251 of the DGCL. The holders of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by the Liberty Broadband certificate of incorporation, the Liberty Broadband bylaws or the laws of the State of Delaware.
On the record date, there were 18,251,013 shares of Liberty Broadband Series A common stock, 2,007,705 shares of Liberty Broadband Series B common stock and 7,183,812 shares of Liberty Broadband preferred stock outstanding and entitled to vote at the Liberty Broadband special meeting. Each stockholder of Liberty Broadband is entitled to one vote for each share of Liberty Broadband Series A common stock, ten votes for each share of Liberty Broadband Series B common stock, and one-third of a vote for each share of Liberty Broadband preferred stock, in each case, held on the record date. The holders of record of shares of Liberty Broadband Series C common stock are not being asked to vote, and are not entitled to any voting powers, on the proposals to be presented at the Liberty Broadband special meeting because such votes are not required by the Liberty Broadband certificate of incorporation, the Liberty Broadband bylaws or the laws of the State of Delaware.
A complete list of Liberty Broadband stockholders entitled to vote at the Liberty Broadband special meeting will be available for examination by any Liberty Broadband stockholder in the Investor Relations department at Liberty Broadband’s corporate office at 12300 Liberty Boulevard, Englewood, Colorado 80112, for purposes pertaining to the Liberty Broadband special meeting, during ordinary business hours, for a period of ten days ending on the day before the Liberty Broadband special meeting. If you have any questions with respect to accessing this list, please contact Liberty Broadband Investor Relations at (720) 875-5700.
Voting by Liberty Broadband’s Directors and Executive Officers
At the close of business on January 13, 2025, the most recent practicable date for which such information was available, Liberty Broadband directors and executive officers and their affiliates beneficially owned 1,296,506 shares of Liberty Broadband Series A common stock, 1,882,685 shares of Liberty Broadband Series B common stock and 18,277 shares of Liberty Broadband preferred stock, or approximately 49.4% of the aggregate voting power of the shares of Liberty Broadband capital stock beneficially owned and deemed to be outstanding on that date for the purpose of computing the percentage ownership of the directors and executive officers as a group. Liberty Broadband currently expects its directors and executive officers to vote their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock in favor of both proposals to be voted on at the Liberty Broadband special meeting.
Pursuant to the Malone voting agreement, members of the Malone Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 48.5% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, in favor of, among other things, the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal, except that, if the Liberty Broadband Board changes its recommendation related to the combination pursuant to a company adverse recommendation change (as described in “The Merger Agreement—Covenants and Agreements—Company Adverse Recommendation Change; Certain Prohibited Actions”), the number of shares held by the Malone Group subject to the foregoing voting requirements will be limited to the number of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock equal in the aggregate to the sum of (i) 33.37% of the total voting power of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock minus (ii) the total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held by the Maffei Group, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock other than the Malone Group and the Maffei Group. For more information, see “Other Agreements Related to the Combination—Malone voting agreement.” The number of shares reflected above does not include shares underlying outstanding restricted stock units or stock options. For information with respect to restricted stock units and stock options, please see “The Merger Agreement—Treatment of Liberty Broadband Equity Awards.”
Pursuant to the Maffei voting agreement, the members of the Maffei Group have committed to vote all of their shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, representing approximately 3.68% of the aggregate voting power of the issued and outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of November 12, 2024, in favor of, among other things, the Liberty Broadband merger proposal and the Liberty Broadband adjournment proposal. For more information, see “Other Agreements Related to the Combination—Maffei voting agreement.”
Quorum
In order to conduct the business of the Liberty Broadband special meeting, a quorum must be present. The presence at the Liberty Broadband special meeting online, in person via the Internet or by proxy, of the holders of a majority in total voting power of the shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock outstanding on the record date and entitled to vote at the Liberty Broadband special meeting will constitute a quorum for the transaction of business at the Liberty Broadband special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Liberty Broadband special meeting.
Because applicable rules of Nasdaq do not permit discretionary voting by brokers with respect to any of the proposals to be acted upon at the Liberty Broadband special meeting, if you hold your shares of Liberty Broadband capital stock through banks or brokers, your shares will not count as present and entitled to vote for purposes of determining a quorum, unless you instruct your bank or broker on how to vote your shares. This may make it more difficult to establish a quorum at the Liberty Broadband special meeting.
Required Vote
Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class. Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal at the Liberty Broadband special meeting, voting together as a single class.
Voting of Proxies by Holders of Record via the Internet, Telephone or Mail
Attendance at the special meeting virtually is not required in order to vote. If you were the record holder of your shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock as of the record date, you may submit your proxy to vote by mail, by telephone or via the Internet.
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To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares.
•	To submit your proxy via the Internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

If you submit your proxy via the Internet or by telephone, you must do so no later than 11:59 p.m., New York City time, on February 25, 2025. If you vote by mail, your proxy card must be received no later than 11:59 p.m., New York City time, on February 25, 2025.
If you send the proxy by mail, there may be unexpected delays in mail processing times. You should allow a sufficient number of days to ensure delivery.
Voting by Holders of Record During the Special Meeting via the Internet
Holders of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock may vote their shares via the Internet during the Liberty Broadband special meeting via the Internet by visiting www.virtualshareholdermeeting.com/LBRD2025SM. To enter the Liberty Broadband special meeting, Liberty Broadband stockholders will need the 16-digit control number that is printed in the box marked by the arrow on their proxy cards. Liberty Broadband recommends that Liberty Broadband stockholders log in at least fifteen minutes before the meeting to ensure that they are logged in when the meeting starts. Online check-in will start shortly before the meeting on February 26, 2025.
General
Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.
All properly signed proxies that are timely received and that are not revoked will be voted at the Liberty Broadband special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Liberty Broadband Board.
Treatment of Abstentions; Failure to Vote
For purposes of the Liberty Broadband special meeting, an abstention occurs when a Liberty Broadband stockholder entitled to vote thereon attends the Liberty Broadband special meeting in person via the Internet and does not vote or returns a proxy with an “abstain” instruction.
Completion of the combination is conditioned on the requisite holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock approving the Liberty Broadband merger proposal. For the Liberty Broadband merger proposal, if a holder of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock present in person via the Internet at the Liberty Broadband special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the effect of a vote “AGAINST” such proposal. If a holder of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock is not present in person via the Internet at the Liberty Broadband special meeting and does not respond by proxy, it will have the effect of a vote “AGAINST” the Liberty Broadband merger proposal.
The completion of the combination is not conditioned on the Liberty Broadband adjournment proposal. For the Liberty Broadband adjournment proposal, if a holder of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock present in person via the Internet at the Liberty Broadband special meeting does not vote, or responds by proxy with an “abstain” vote, it will have the same effect as a vote “AGAINST” such proposal. If a holder of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and/or Liberty Broadband preferred stock is not present in person via the Internet at the special meeting and does not respond by proxy, it will have no effect on the outcome of the Liberty Broadband adjournment proposal.
Shares Held in Street Name
If your shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of such shares with instructions on how to vote such shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock held in street name by returning a proxy card directly to Liberty

Broadband or by voting in person via the Internet during the Liberty Broadband special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use.
Brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that both of the proposals to be voted on at the Liberty Broadband special meeting are “non-routine” matters.
If you are a beneficial owner of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock and you do not instruct your broker, bank or other nominee on how to vote your shares:
•	your shares will not be counted as present and entitled to vote for purposes of determining a quorum; and
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your broker, bank or other nominee may not vote your shares, which will have the effect of a vote “AGAINST” the Liberty Broadband merger proposal and will have no effect on the outcome of the Liberty Broadband adjournment proposal.

Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock, you may revoke your proxy in any of the following ways:
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by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by mailing a notice of revocation or a completed proxy card bearing a later date than your original proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	by attending the Liberty Broadband special meeting online and voting via the Internet.
Any signed proxy revocation or new signed proxy must be received before the beginning of the Liberty Broadband special meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 11:59 p.m., New York City time, on February 25, 2025, if your shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock are held directly, or 11:59 p.m., New York City Time, on February 20, 2025, if you hold shares of Liberty Broadband preferred stock through your account in the GCI 401(k) Plan.
If your shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee, or applicable plan administrator to find out how to do so.
Solicitation
The Liberty Broadband Board is soliciting proxies for the Liberty Broadband special meeting from its holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock. Liberty Broadband will bear the entire cost of the solicitation of proxies of its stockholders, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the proxy card and any additional materials furnished to Liberty Broadband stockholders. Proxies may be solicited by directors, officers and a small number of Liberty Broadband’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Liberty Broadband has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $15,000.00 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Liberty

Broadband capital stock of record for beneficial owners for forwarding to such beneficial owners. Liberty Broadband may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.
Assistance
If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the Liberty Broadband special meeting, please contact Liberty Broadband’s Investor Relations line at (720) 875-5700 or D.F. King & Co., Inc. at (888) 605-1957 (bankers and brokers may call collect at (212) 256-9087.
Your vote is very important regardless of the number of shares of Liberty Broadband capital stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Liberty Broadband special meeting in person via the Internet.
Asking Questions at the Liberty Broadband Special Meeting
The virtual Liberty Broadband special meeting will allow stockholders to submit questions during the meeting in the question box provided at www.virtualshareholdermeeting.com/LBRD2025SM.
Technical Difficulties or Trouble Accessing the Liberty Broadband Virtual Meeting Website
If Liberty Broadband experiences technical difficulties during the virtual Liberty Broadband special meeting (e.g., a temporary or prolonged power outage), it will determine whether the virtual special meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the virtual special meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Liberty Broadband will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/LBRD2025SM.
Broadridge Corporate Issuer Solutions, Inc. will have technicians ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the Liberty Broadband special meeting, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/LBRD2025SM.
Tabulation of Votes
Liberty Broadband has appointed a representative of Broadridge Corporate Issuer Solutions, Inc. to serve as the Inspector of Election for the special meeting. The Inspector of Election will independently tabulate affirmative and negative votes and abstentions.
Adjournments
Subject to certain restrictions contained in the merger agreement, the Liberty Broadband special meeting may be adjourned from time to time to allow additional time for obtaining additional proxies or as otherwise determined to be necessary or appropriate by the chairperson of the meeting. No notice of an adjourned meeting need be given if the time and place, if any, thereof are announced at the meeting at which the adjournment was taken unless:
•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or
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if, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the Liberty Broadband Board will fix as the record date for determining Liberty Broadband stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Liberty Broadband stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Liberty Broadband stockholder of record as of such record date.

At any Liberty Broadband stockholders meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Liberty Broadband special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
LIBERTY BROADBAND SPECIAL MEETING PROPOSALS
Liberty Broadband Proposal 1: The Liberty Broadband Merger Proposal
(Item 1 on the proxy card)
In the Liberty Broadband merger proposal, Liberty Broadband is asking holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock to approve the adoption of the merger agreement. Approval of the Liberty Broadband merger proposal by holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock is required for completion of the combination.
Approval of the Liberty Broadband merger proposal requires both (i) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote on the proposal at the Liberty Broadband special meeting, beneficially owned, directly or indirectly, by the Liberty Broadband Disinterested Stockholders, voting together as a single class.
The Liberty Broadband Board unanimously recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the approval of the Liberty Broadband merger proposal (Item 1).
Liberty Broadband Proposal 2: The Liberty Broadband Adjournment Proposal
(Item 2 on the proxy card)
In the Liberty Broadband adjournment proposal, Liberty Broadband is asking holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock to approve the adjournment of the Liberty Broadband special meeting from time to time to solicit additional proxies in favor of the Liberty Broadband merger proposal if there are insufficient votes at the time of such adjournment to approve the Liberty Broadband merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate. Approval of the Liberty Broadband adjournment proposal by holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock is not required for completion of the combination.
Approval of the Liberty Broadband adjournment proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock that are present in person or represented by proxy at the Liberty Broadband special meeting and entitled to vote on the adjournment proposal at the Liberty Broadband special meeting, voting together as a single class.
The Liberty Broadband Board recommends that holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock (including the Liberty Broadband Disinterested Stockholders) vote “FOR” the Liberty Broadband adjournment proposal (Item 2).

DESCRIPTION OF CHARTER CAPITAL STOCK
As a result of the merger, Liberty Broadband stockholders who receive shares of Charter Class A common stock and Charter rollover preferred stock in the merger, as applicable, will become Charter stockholders. Your rights as a Charter stockholder will be governed by the DGCL, Charter certificate of incorporation, the Charter certificate of designations and the amended and restated bylaws of Charter (the “Charter bylaws”). The following description is a summary of Charter Class A common stock and the Charter rollover preferred stock and certain provisions of the Charter certificate of incorporation, the Charter certificate of designations and the Charter bylaws, as such documents will be in effect upon the completion of the combination. The following summary is subject to and qualified in its entirety by reference to the Charter certificate of incorporation, the Charter certificate of designations and the Charter bylaws, which are exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and are incorporated by reference herein. In addition, pursuant to the stockholders and letter agreement amendment, Charter, Liberty Broadband and A/N intend to discuss appropriate changes to the governance arrangements of Charter and the existing stockholders agreement, with such changes, if agreed by the parties and approved in accordance with applicable organizational documents and the existing stockholders agreement, to take effect upon the completion of the combination. Such changes are expected to give effect to the consummation of the combination, including, among other things, to reflect that Liberty Broadband will no longer be a stockholder of Charter upon such consummation. If the combination is completed, the existing stockholders agreement will terminate with respect to Liberty Broadband.
We encourage you to read the Charter certificate of incorporation, the Charter certificate of designations, the Charter bylaws and the applicable provisions of the DGCL for additional information. For a description of Liberty Broadband capital stock, see “Rights of Existing Holders of Liberty Broadband Stockholders” in the table included under “Comparison of Rights of Charter Stockholders and Liberty Broadband Stockholders.”
Authorized Capital Stock
Under the Charter certificate of incorporation, the total authorized capital stock of Charter is 1,150,001,000 shares, consisting of: (i) 900,000,000 shares of Charter Class A common stock; (ii) 1,000 shares of Class B common stock, par value $0.001 per share; and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share. Charter does not have the power to issue shares of Charter Class B common stock to any person other than A/N or any other A/N Party (as defined in the existing stockholders agreement).
Common Stock
Voting Rights
Holders of shares of Charter common stock are entitled to vote on all matters submitted to a vote of Charter’s stockholders, as a single class, including the election of directors, as follows:
•	shares of Charter Class A common stock are entitled to one vote per share; and
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shares of Charter Class B common stock are entitled to a number of votes reflecting the voting power of the Charter Holdings common units (other than those owned by Charter) on an as-converted, as-exchanged basis. Any holder of Charter Class B common stock who is not an A/N Party will not be entitled to any vote on any matter with respect to any Charter Class B common stock held by such holder (other than as required by law).

The holders of Charter common stock do not have cumulative voting rights.
Charter Class B common stock will not have voting rights on any matter to the extent that any A/N Party or any group including one or more A/N Parties, beneficially owns more than 49.5% of the outstanding Charter Class A common stock.
Any shares owned by A/N or Liberty Broadband in excess of its applicable voting cap must be voted in the same proportion as all other votes cast by the public stockholders of Charter, with certain exceptions set forth in the existing stockholders agreement, as amended by the stockholders and letter agreement amendment. The voting cap is defined in the Charter certificate of incorporation to mean (A) in the case of Liberty Broadband, the greater of (x) the greater of 25.01% and 0.01% above the highest voting interest percentage of any other person or group (which will not exceed 23.5% in the case of A/N) and (y) 23.5%, increased one-for-one to a maximum of 35% for each permanent reduction (as defined in the existing stockholders agreement) in A/N’s equity interest (on an as-converted, as-exchanged basis) in Charter below 15%; and (B) in the case of A/N, 23.5%, increased one-for-one to a maximum of 35% for each permanent reduction (as defined in the existing stockholders agreement) in Liberty Broadband’s equity interest in Charter below 15%.
Dividends and Distributions
Subject to limitations under the DGCL, preferences that may apply to any outstanding shares of Charter preferred stock and any contractual restrictions, holders of each class of Charter common stock will be entitled to receive ratably dividends or other distributions when and if declared by the Charter Board. In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will be in the discretion of the Charter Board and will depend on, among other things, then-existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the Charter Board to declare dividends also will be subject to the rights of any holders of outstanding shares of preferred stock and the availability of lawfully available funds to declare and pay dividends.
Liquidation and Dissolution
In the event of any liquidation, dissolution or winding up of Charter, the holders of Charter Class A common stock and Charter Class B common stock will be entitled to share ratably in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of preferred stock.
Preemptive Rights
The holders of shares of Charter common stock do not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by Charter, except for certain preemptive rights granted to A/N and Liberty Broadband under the existing stockholders and letter agreement amendment.
Listing
Shares of Charter Class A common stock trade on the Nasdaq under the symbol “CHTR.”
Preferred Stock
General
Subject to the provisions of the Charter certificate of incorporation, the Charter Board is authorized to issue preferred stock in one or more series and with respect to any such series, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof, including the following:
•	entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;
•	entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of Charter;
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entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, Charter, on a parity with, junior to or in preference to, the rights of any other class or series of capital stock of Charter;

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providing for the conversion or exchange, at the option of the holder or of Charter or both, or upon the happening of a specified event, of the shares of preferred stock into shares of any other class or classes or series of capital stock of Charter or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Charter Board shall determine, or providing for no conversion;

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providing for the redemption, in whole or in part, of the shares of preferred stock at the option of Charter or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Charter Board shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

•	providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and
•	specifying the number of shares constituting that series and the distinctive designation of that series.
As of the date of this joint proxy statement/prospectus, Charter does not have any outstanding shares of preferred stock. In connection with the combination, Charter will issue shares of newly issued Charter rollover preferred stock to holders of shares of Liberty Broadband preferred stock with terms substantially identical to those of the Liberty Broadband preferred stock and set forth in the Charter certificate of designations, as summarized in “Description of Charter Rollover Preferred Stock.”
Other Provisions of the Charter Certificate of Incorporation
Board Size and Nomination Rights
The Charter certificate of incorporation provides that the number of directors that constitute the entire Charter Board is fixed at 13, and A/N and Liberty Broadband (each, an “investor party”) have the following board nomination rights (subject to the limitations set forth in the existing stockholders agreement):
•	three director nominees, if such investor party’s equity interest or voting interest in Charter is greater than or equal to 20%;
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two director nominees, if such investor party’s equity interest and voting interest in Charter are both less than 20% but such investor party’s equity or voting interest is greater than or equal to 15%;

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one director nominee, if such investor party’s equity interest and voting interest in Charter are both less than 15% but such investor party’s equity or voting interest is greater than or equal to 5%; and

•	no director nominees if such investor party’s equity interest and voting interest in Charter are both less than 5%;
provided, A/N will be entitled to nominate two director nominees if it owns an equity or voting interest in Charter of 11% or more.
Certain Decisions by the Charter Board
The Charter certificate of incorporation provides that:
•	the Charter Board must act by majority vote of the full board, subject to the following:
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for so long as A/N or Liberty Broadband has a voting or equity interest in Charter equal to or greater than 20%, any change of control of Charter will require the approval of (i) a majority of the full Charter Board and (ii) a majority of the unaffiliated directors (which is defined to mean directors not appointed by A/N or Liberty Broadband);

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any transaction involving either A/N or Liberty Broadband or their respective affiliates or associates and Charter (with limited exceptions) or any transaction in which A/N or Liberty Broadband (or any of their respective affiliates or associates) will be treated differently from the holders of Charter Class A common stock or Charter Class B common stock will require the approval of (i) a majority of the unaffiliated directors plus (ii) a majority of the directors designated by the party without such a conflicting interest; however, the approval requirement in this clause (ii) will not apply to ordinary course programming and distribution agreements and related ancillary agreements entered into on an arms’ length basis; and

•
any amendment to the Charter certificate of incorporation, including the filing of a certificate of designations relating to the issuance of preferred stock, will require the approval of (i) a majority of the full board and (ii) a majority of the unaffiliated directors;

•	decisions of unaffiliated directors will exclude any directors who are not Independent (as defined in the Charter certificate of incorporation) of Charter, Liberty Broadband and A/N; and
•	any decision with respect to a stockholder rights plan, including whether to implement a stockholder rights plan, will be made by a majority of the unaffiliated directors.
Special Meetings of Charter Stockholders
The DGCL provides that a special meeting of stockholders may be called by the Charter Board or by any person or persons authorized by the Charter certificate of incorporation or the Charter bylaws. Under the Charter bylaws, special meetings of Charter’s stockholders may be called only by the chairman of the Charter Board, the chief executive officer or by the Charter Board pursuant to a resolution approved by a majority of the then authorized number of directors. Special meetings of stockholders may not be called by stockholders.
Action by Written Consent of Stockholders
Under the DGCL, unless otherwise provided in the Charter certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Charter certificate of incorporation and the Charter bylaws do not restrict stockholders’ ability to act by consent in lieu of a meeting.
Certain Anti-Takeover Provisions
Potential Issuances of Shares
Charter’s authorized but unissued shares of common stock and preferred stock are available for future issuance without the approval of Charter’s stockholders under Delaware law. Subject to applicable law, Charter may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Charter by means of a proxy contest, tender offer, merger or otherwise.
Notice of Stockholders’ Meeting
The DGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to certain meetings, including those at which the stockholders are asked to vote upon a merger or a sale of all or substantially all the corporation’s assets, in which case notice must be given not less than 20 days nor more than 60 days before the date of the meeting. The Charter bylaws provide that notice of the purpose or purposes, place, date and hour of a meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise required by law.
Notice of Stockholder Action
The Charter bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely prior written notice of their proposals. To be timely, a stockholder’s notice must be received at Charter’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. The Charter bylaws specify requirements as to the form and content of a stockholder’s notice. These provisions may limit a stockholder in bringing matters before an annual meeting of stockholders or in making nominations for directors at an annual meeting of stockholders.
Exclusive Forum
The Charter certificate of incorporation provides that unless Charter consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Charter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Charter to Charter or Charter’s stockholders, (iii) any action asserting a claim against Charter or any director or officer or other employee of Charter arising pursuant to any provision of the DGCL or the Charter certificate of incorporation or the Charter bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Charter or any director or officer or other employee of Charter governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.
This exclusive forum provision is intended to apply to claims arising under Delaware state law and may not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction, as applicable.
Provisions Relating to Amendments of the Charter Certificate of Incorporation and Charter Bylaws
Under the DGCL, after a corporation has received payment for its capital stock, a proposed amendment to the certificate of incorporation requires approval by the board of directors, a declaration by the board of directors of the amendment’s advisability and an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon unless the certificate of incorporation requires a higher vote. The Charter certificate of incorporation does not include a higher vote requirement for amendments. Under the DGCL, a proposed amendment to the certificate of incorporation may require, in certain limited circumstances, an affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote thereon, voting separately.
Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors. The Charter bylaws may be adopted, made, amended, supplemented or repealed (i) by the Charter Board by vote of a majority of the Charter Board or (ii) by the stockholders by the affirmative vote of the holders of a majority of the shares of capital stock present or represented by proxy and entitled to vote thereon at a meeting of the stockholders.
In the existing stockholders agreement, Charter has contractually agreed to certain approval requirements for amendments to the Charter certificate of incorporation and the Charter bylaws.
Delaware Anti-Takeover Statute
Delaware corporate law contains a business combination statute, Section 203 of the DGCL, that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder (as such term is defined in Section 203 of the DGCL) and certain related persons who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:
•
the board of directors of the corporation has approved, before the person or entity becomes an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•
after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon). Charter has not opted out of Section 203 of the DGCL.

DESCRIPTION OF CHARTER ROLLOVER PREFERRED STOCK
At the effective time, each share of Liberty Broadband preferred stock issued and outstanding immediately prior to the effective time (other than excluded treasury shares) will be automatically converted into and become the right to receive one share of newly issued Charter rollover preferred stock. The Charter rollover preferred stock will have substantially identical terms to the Liberty Broadband preferred stock, including a mandatory redemption date of March 8, 2039.
The following is a summary description of the material terms of the Charter rollover preferred stock, and it is qualified in its entirety by reference to the complete text of the certificate of designations for the Charter rollover preferred stock, the form of which is attached as Annex I to this joint proxy statement/prospectus.
General
The Charter rollover preferred stock will be a single class of Charter’s authorized preferred stock.
Voting Rights
The shares of Charter rollover preferred stock will be designated as a voting security for purposes of the Charter certificate of incorporation.
Each record holder of shares of Charter rollover preferred stock will be entitled to one-third of a vote per share held by such holder, subject to adjustment (to the nearest tenth of a vote per share) in accordance with the Charter certificate of designations in the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Charter common stock and the aggregate number of votes that may be cast by the holders of shares of the Charter common stock, voting together as a separate class or series, such that the voting power of the Charter rollover preferred stock immediately following the adjustment event is substantially equivalent to the voting power of the Charter rollover preferred stock immediately prior to the adjustment event.
The holders of shares of Charter rollover preferred stock will be entitled to vote together as a class generally with the holders of shares of the Charter common stock on all matters submitted to a vote of the holders of the Charter common stock (together with the holders of shares of any class or series of Senior Stock, Parity Stock or Junior Stock (as each such term is defined in the Charter certificate of designations) then entitled to vote together as a class with the holders of shares of the Charter common stock), except as required by the Charter certificate of incorporation, the Charter certificate of designations or by applicable law.
Dividends
The holders of shares of Charter rollover preferred stock will be entitled to receive, when and as declared by the Charter Board, out of legally available funds, preferential dividends that accrue and cumulate as provided in the Charter certificate of designations.
Dividends on each share of Charter rollover preferred stock will accrue on a daily basis at a rate of 7.00% per annum of the liquidation price from the Dividend Accrual Commencement Date (as defined in the Charter certificate of designations).
Accrued dividends will be payable quarterly on each dividend payment date, which will be January 15, April 15, July 15, and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.
If Charter fails to pay cash dividends on the Charter rollover preferred stock in full for any four consecutive or non-consecutive dividend periods then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.
If at any time or from time to time the Charter rollover preferred stock fails to be publicly traded for 90 consecutive days or longer, then the dividend rate shall increase by 2.00% per annum of the liquidation price until cured.
If, on any dividend payment date, Charter, pursuant to applicable law or the terms of any Charter debt instrument or senior stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Charter rollover preferred stock the full dividend amount to which such holders are entitled and to the holders of any Charter parity stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any debt instrument or senior stock shall be distributed, when and as declared by the Charter Board, among the holders of the Charter rollover preferred stock and any Charter parity stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.
To the extent the dividend amount due to the holders of Charter rollover preferred stock is not paid in full on a dividend payment date for any reason, all dividends (whether or not declared) that have accrued on a share of Charter rollover preferred stock during the dividend period ending on such dividend payment date and which are unpaid will be added to the liquidation price of such share and remain until paid.
Subject to certain exceptions, so long as any shares of Charter rollover preferred stock are outstanding, Charter may not declare or pay any dividend or make any distribution whatsoever with respect to, or purchase, redeem, or otherwise acquire, any Junior Stock or any Parity Stock, unless and until (i) all dividends, including Liberty Broadband unpaid dividends (as defined below), to which the holders of shares of Charter rollover preferred stock are entitled for all current and all previous dividend periods have been paid (or appropriately set aside), and (ii) Charter shall have paid in full (or appropriately set aside) all redemption payments with respect to the Charter rollover preferred stock that Charter is then obligated to pay.
Conversion
Shares of Charter rollover preferred stock are not convertible into shares of any other series of the capital stock of Charter.
Distributions Upon Liquidation, Dissolution or Winding Up
Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of Charter, whether voluntary or involuntary, the holders of shares of the Charter rollover preferred stock are entitled to receive, before any payment or distribution shall be made to the holders of shares of any Junior Stock, an amount in property or cash, as determined by the Charter Board in good faith, or a combination thereof, per share, equal to the liquidation price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of shares of Charter rollover preferred stock in connection with such liquidation, dissolution or winding up of Charter since the immediately preceding dividend payment date, which payment shall be made pari passu with any such payment made to the holders of shares of any Parity Stock.
The liquidation price of each share of Charter rollover preferred stock is the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to the terms of the Charter certificate of designations have been added to and then remain part of the liquidation price as of such date plus (iii) an amount equal to any dividends accrued and unpaid on a share of Liberty Broadband preferred stock prior to and as of the Dividend Accrual Commencement Date that have been added to the liquidation price of a share of Liberty Broadband preferred stock and remain unpaid as of the consummation of the combination.
The shares of Charter rollover preferred stock will not be participating.
Mandatory Redemption
Charter will be required to redeem all outstanding shares of Charter rollover preferred stock out of funds legally available, at the liquidation price plus all unpaid dividends (whether or not declared) accrued from the most recent dividend payment date through the redemption date, on the first business day following March 8, 2039.
The Charter certificate of designations provides certain mechanisms for partial redemption and places certain restrictions on Charter in the event Charter does not have funds legally available to satisfy its redemption obligations.
The Charter certificate of designations does not provide for optional redemption of shares of Charter rollover preferred stock prior to the redemption date.

Protective Provisions
In addition to any vote required by Charter certificate of designations, the Charter certificate of incorporation or applicable law, for so long as any of the shares of Charter rollover preferred stock remain outstanding, Charter may not take the following actions without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Charter rollover preferred stock, consenting or voting separately as a series:
•
amend, alter or repeal the terms of the Charter certificate of designation, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Charter rollover preferred stock, unless each share of Charter rollover preferred stock (i) will remain outstanding without material and adverse change to the powers or rights of the Charter rollover preferred stock or (ii) will be converted or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Charter rollover preferred stock (with limited exceptions); or

•
authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized capital stock of Charter into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock.

In any merger or consolidation that provides for the payment of only cash to the holders of shares of Charter rollover preferred stock, each holder of shares of Charter rollover preferred stock is entitled to receive an amount equal to the liquidation price of the shares of Charter rollover preferred stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding dividend payment date.
Preemptive Rights
The holders of shares of Charter rollover preferred stock will not have any preemptive right to subscribe for or purchase any capital stock or other securities which may be issued by Charter.
Waiver
Any provision of the Charter certificate of designations and any right of the holders of shares of Charter rollover preferred stock may be waived as to all shares of Charter rollover preferred stock (and the holders thereof) upon the written consent of the Charter Board (or any authorized committee thereof) and the holders of a majority of the shares of Charter rollover preferred stock then outstanding.

COMPARISON OF RIGHTS OF CHARTER STOCKHOLDERS AND LIBERTY BROADBAND STOCKHOLDERS
Both Charter and Liberty Broadband are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. If the combination is completed, holders of shares of Liberty Broadband capital stock will become stockholders of Charter. Specifically, holders of shares of Liberty Broadband common stock will become holders of Charter Class A common stock, and holders of shares of Liberty Broadband preferred stock will become holders of Charter rollover preferred stock. Upon the effective time, the rights of the former Liberty Broadband stockholders who receive merger consideration will be governed by the DGCL, the Charter certificate of incorporation and the Charter bylaws and, with respect to the former Liberty Broadband preferred stockholders, will be governed by the Charter certificate of designations, rather than the Certificate of Designations for the Liberty Broadband preferred stock (the “Liberty Broadband certificate of designations”).
The following is a summary of material differences between the rights of Liberty Broadband stockholders and Charter stockholders, but it does not purport to be a complete description of those differences or a complete description of the terms of the Charter Class A common stock or the Charter rollover preferred stock to be issued in connection with the combination. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. The following summary is qualified in its entirety by reference to the relevant provisions of the DGCL, the Liberty Broadband charter, the Liberty Broadband certificate of designations, the Liberty Broadband bylaws, the Charter certificate of incorporation, the Charter certificate of designations and the Charter bylaws. In addition, pursuant to the stockholders and letter agreement amendment, Charter, Liberty Broadband and A/N intend to discuss appropriate changes to the governance arrangements of Charter and the existing stockholders agreement, with such changes, if agreed by the parties and approved in accordance with applicable organizational documents and the existing stockholders agreement, to take effect upon the completion of the combination. Such changes are expected to give effect to the consummation of the combination, including, among other things, to reflect that Liberty Broadband will no longer be a stockholder of Charter upon such consummation. If the combination is completed, the existing stockholders agreement will terminate with respect to Liberty Broadband.
You are urged to read carefully the relevant provisions of the DGCL, as well as the governing corporate instruments of each of Charter and Liberty Broadband. The Charter certificate of incorporation, the Charter certificate of designations and the Charter bylaws are exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and are incorporated by reference herein. Copies of the Liberty Broadband charter, Liberty Broadband certificate of designations, Liberty Broadband bylaws, Charter certificate of incorporation, the Charter certificate of designations and the Charter bylaws are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
General
Liberty Broadband is a Delaware corporation.

The rights of Liberty Broadband stockholders are governed by the DGCL, the Liberty Broadband certificate of incorporation and the Liberty Broadband bylaws and with respect to the rights of the holders of shares of Liberty Broadband preferred stock, by the Liberty Broadband certificate of designations.

Charter is a Delaware corporation.

The rights of Charter stockholders are governed by the DGCL, the Charter certificate of incorporation and the Charter bylaws. The rights of the holders of shares of Charter rollover preferred stock will be governed by the Charter certificate of designations.

Authorized Share Capital
Liberty Broadband is authorized to issue 1,018,750,000 shares of Liberty Broadband common stock consisting of (i) 500,000,000 shares of Liberty Broadband Series A common stock, (ii) 18,750,000 shares of Liberty

Charter is authorized to issue 1,150,001,000 shares of capital stock consisting of (i) 900,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 1,000 shares of Class B common stock, par value $0.001 per share

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

Broadband Series B common stock and (iii) 500,000,000 shares of Liberty Broadband Series C common stock.

Liberty Broadband is authorized to issue 50,000,000 shares of preferred stock, par value $0.01 per share, of Liberty Broadband. 7,300,000 shares of authorized preferred stock of Liberty Broadband have been designated as Liberty Broadband preferred stock.

As of the Liberty Broadband record date, there were 18,251,013 shares of Liberty Broadband Series A common stock, 2,007,705 shares of Liberty Broadband Series B common stock, 123,022,488 shares of Liberty Broadband Series C common stock and 7,183,812 shares of Liberty Broadband preferred stock outstanding.

and (iii) 250,000,000 shares of preferred stock, par value $0.001 per share, of which (a) 7,300,000 shares will be designated Series A cumulative redeemable preferred stock and (b) 242,700,000 shares will remain undesignated as to series. Charter does not have the power to issue shares of Charter Class B common stock to any person other than A/N or any other A/N Party (as defined in the existing stockholders agreement).

As of the Charter record date, there were 141,947,895 shares of Charter Class A common stock issued and outstanding, one share of Charter Class B common stock issued and outstanding and no shares of preferred stock of Charter issued and outstanding.

Dividends and Securities Distributions
Holders of shares of Liberty Broadband common stock will be entitled to such dividends as may be declared from time to time by the Liberty Broadband Board from assets of Liberty Broadband legally available therefor. Whenever a dividend, other than a dividend that constitutes a Share Distribution (as such term is defined in the Liberty Broadband certificate of incorporation), is paid to the holders of any series of Liberty Broadband common stock then outstanding, Liberty Broadband will also pay to the holders of each other series of Liberty Broadband common stock then outstanding an equal dividend per share. Whenever a Share Distribution is paid to the holders of any series of Liberty Broadband common stock then outstanding, Liberty Broadband will also pay a Share Distribution to the holders of each other series of Liberty Broadband common stock then outstanding, subject to the terms and conditions of the Liberty Broadband certificate of incorporation.

Subject to the preferences applicable to any series of preferred stock of Charter outstanding at any time, the holders of shares of Charter common stock will be entitled to receive such dividends and other distributions in cash, property or shares of stock of Charter as may be declared thereon by the Charter Board from time to time. However, Charter will not pay dividends or make distributions to any holders of any class of Charter common stock unless simultaneously with such dividend or distribution, as the case may be, Charter makes the same dividend or distribution with respect to each outstanding share of Charter common stock regardless of class.

In the case of dividends or other distributions on Charter common stock payable in Charter Class A common stock or Class B common stock, including without limitation, only shares of Charter Class A common stock will be distributed with respect to Charter Class A common stock and only shares of Charter Class B common stock will be distributed with respect to Charter Class B common stock. In the case of any such dividend or distribution payable in shares of Charter Class A common stock or Class B common

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

stock, each class of Charter common stock will receive a dividend or distribution in shares of its class of Charter common stock and the number of shares of each class of Charter common stock payable per share of such class of Charter common stock will be equal in number.

Reclassification
The Liberty Broadband certificate of incorporation provides that Liberty Broadband will not reclassify, subdivide or combine one series of Liberty Broadband common stock without reclassifying, subdividing or combining each other series of Liberty Broadband common stock, on an equal per share basis.

The Charter certificate of incorporation provides that Charter will not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Charter common stock unless the outstanding shares of all classes of Charter common stock will be proportionately subdivided or combined.

Preferred Stock
The Liberty Broadband certificate of incorporation authorizes the Liberty Broadband Board from time to time to issue shares of preferred stock in one or more series and with respect to any such series, subject to the terms and conditions of the Liberty Broadband certificate of incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof. 7,300,000 shares of authorized preferred stock of Liberty Broadband have been designated as Liberty Broadband preferred stock.

The Charter certificate of incorporation authorizes the Charter Board from time to time to issue preferred stock in one or more series and with respect to any such series, subject to the terms and conditions of the Charter certificate of incorporation, to fix by resolution or resolutions the numbers of shares, designations, powers, preferences and relative, participating, optional or other special rights of such series and any qualifications, limitations or restrictions thereof.

Upon completion of the combination, Charter’s issued and outstanding preferred stock will consist of 7,183,812 shares of newly created Charter Series A cumulative redeemable preferred stock.

Conversion
Each share of Liberty Broadband Series B common stock is convertible, at the option of the holder thereof, into one share of Liberty Broadband Series A common stock. Shares of Liberty Broadband Series A common stock and Liberty Broadband Series C common stock are not convertible at the option of the holder. Under certain circumstances, as more fully set forth in the Liberty Broadband certificate of incorporation, at the option of Liberty Broadband, each then outstanding share of Liberty Broadband Series B common stock will be converted into one share of Liberty Broadband Series A common stock.
Not applicable.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
Appraisal Rights/ Dissenter’s Rights
Under the DGCL, a stockholder who has neither voted in favor of certain mergers, consolidations or conversions of a corporation to another entity, nor consented thereto in writing, who has properly demanded appraisal of their shares, and who otherwise complies with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL may be entitled to receive payment in cash for the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of such merger, consolidation or conversion), together with interest (if any) to be paid on the amount determined to be fair value of such shares, as appraised by the Court of Chancery of the State of Delaware in an appraisal proceeding. However, unless the corporation’s certificate of incorporation provides otherwise, appraisal rights are not available for shares of capital stock that, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders (or at the record date for determination of stockholders entitled to consent pursuant to Section 228 of the DGCL) to act upon the merger, consolidation or conversion, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders. Further, unless the corporation’s certificate of incorporation provides otherwise, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation as provided in Section 251(f) of the DGCL.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required to accept for their shares anything other than (a) shares of capital stock of the surviving corporation (or of the converted entity if such entity is a corporation), (b) shares of capital stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of clauses (a) - (c). Appraisal

Under the DGCL, a stockholder who has neither voted in favor of certain mergers, consolidations or conversions of a corporation to another entity, nor consented thereto in writing, who has properly demanded appraisal of their shares, and who otherwise complies with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL may be entitled to receive payment in cash for the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of such merger, consolidation or conversion), together with interest (if any) to be paid on the amount determined to be fair value of such shares, as appraised by the Court of Chancery of the State of Delaware in an appraisal proceeding. However, unless the corporation’s certificate of incorporation provides otherwise, appraisal rights are not available for shares of capital stock that, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders (or at the record date for determination of stockholders entitled to consent pursuant to Section 228 of the DGCL) to act upon the merger, consolidation or conversion, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders. Further, unless the corporation’s certificate of incorporation provides otherwise, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation as provided in Section 251(f) of the DGCL.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required to accept for their shares anything other than (a) shares of capital stock of the surviving corporation (or of the converted entity if such entity is a corporation), (b) shares of capital stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of clauses (a)  - (c). Appraisal

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary mergers and in certain circumstances where the certificate of incorporation so provides.

Neither Liberty Broadband’s certificate of incorporation nor Liberty Broadband’s bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law.

rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the Charter certificate of incorporation nor the Charter bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law.

Voting Rights
Holders of shares of Liberty Broadband Series A common stock are entitled to one vote for each share of such stock held of record and holders of shares of Liberty Broadband Series B common stock are entitled to ten votes for each share of such stock held of record, on all matters submitted to a vote of stockholders. Holders of shares of Liberty Broadband Series C common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the Liberty Broadband certificate of incorporation), except as otherwise required by Delaware law. When so required, holders of shares of Liberty Broadband Series C common stock will be entitled to 1/100th of a vote for each share of such stock held of record.

Holders of shares of Liberty Broadband preferred stock are entitled to one-third of a vote per share for each share of such stock held of record, subject to adjustment in accordance with the Liberty Broadband certificate of designations.

Holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock vote together as one class on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the Liberty Broadband certificate of designations, the Liberty Broadband certificate of incorporation or the DGCL.

Holders of shares of Charter Class A common stock are entitled to one vote for each share of such stock held on all matters submitted to a vote of stockholders. A/N, the holder of the sole share of Charter Class B common stock, is entitled to a number of votes reflecting the voting power of the common units of Charter Holdings held by A/N as of the applicable record date on an as-exchanged basis on all matters submitted to a vote of stockholders. Any holder of Charter Class B common stock who is not an A/N Party is not entitled to any vote on any matter with respect to any Charter Class B common stock held by such holder (other than as required by law).

Notwithstanding the foregoing, the existing stockholders agreement (as amended by the stockholders and letter agreement amendment) imposes a voting cap with respect to A/N and Liberty Broadband.

Holders of shares of Charter Series A cumulative redeemable preferred stock will be entitled to one-third of a vote per share for each share of such stock held, subject to adjustment in accordance with the certificate of designations.

Holders of shares of Charter Class A common stock, Charter Class B common stock and Series A cumulative redeemable preferred stock will vote as one class on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the Charter certificate of designations, the Charter certificate of incorporation or the DGCL.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
Cumulative Voting
The DGCL provides that there is no cumulative voting unless expressly authorized in the certificate of incorporation. The Liberty Broadband certificate of incorporation does not provide for cumulative voting.
The DGCL provides that there is no cumulative voting unless expressly authorized in the certificate of incorporation. The Charter certificate of incorporation does not provide for cumulative voting.

Size of Board of Directors
The Liberty Broadband certificate of incorporation provides that, subject to any rights of the holders of any series of preferred stock of Liberty Broadband to elect additional directors, the number of directors on the Liberty Broadband Board will not be less than three and the exact number will be fixed from time to time by a resolution adopted by the affirmative vote of not less than 75% of the Liberty Broadband Board.

The Charter certificate of incorporation fixes the number of directors on the Charter Board at 13. A/N and Liberty Broadband are entitled to certain designation rights pursuant to the existing stockholders agreement.

Classified Board
The members of the Liberty Broadband Board, other than those who may be elected by holders of any then-outstanding shares of any series of preferred stock of Liberty Broadband, will be divided into three classes. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. As of December 31, 2024, the terms of the Class II, III and I directors who were then in office will expire at the annual meeting of stockholders to be held in 2025, 2026 and 2027, respectively. At each annual meeting of stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.
The Charter Board is not classified. Directors are elected annually at each annual meeting of stockholders for terms ending at the next succeeding annual meeting of stockholders.

Executive Committee
The Liberty Broadband bylaws provide that the Liberty Broadband Board may, by the affirmative vote of not less than 75% of the members of the Liberty Broadband Board then in office, designate an executive committee, all of whose members shall be directors, to manage and operate the affairs of Liberty Broadband or
None.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

particular properties or enterprises of Liberty Broadband. Subject to the limitations of the law of the State of Delaware and the Liberty Broadband certificate of incorporation, such executive committee shall exercise all powers and authority of the Liberty Broadband Board in the management of the business and affairs of Liberty Broadband including, but not limited to, the power and authority to authorize the issuance of shares of common or preferred stock.

Removal of Directors
The Liberty Broadband certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities (as such term is defined in the Liberty Broadband certificate of incorporation) entitled to vote on such matter voting together as a single class.

The Charter certificate of incorporation provides that directors may be removed with or without cause by the affirmative vote of a majority of the voting power of the outstanding shares of common stock of Charter (and any series of preferred stock then entitled to vote thereon), voting together as a single class.

In the event that any director so removed was a Liberty Broadband or A/N designee and the applicable investor continues to have the right to nominate a replacement for the vacancies created by the removal, each such vacancy shall be filled in accordance with the provisions of the existing stockholders agreement.

Election of Directors
The Liberty Broadband bylaws provide that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, at any meeting duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the combined voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The election of directors of Liberty Broadband need not be by written ballot.

The Charter bylaws provide that directors of Charter shall be elected by majority vote of the holders of Charter Class A common stock and Charter Class B common stock voting together as one class (or if any holders of shares of preferred stock are entitled to vote thereon together with the holders of Charter Class A common stock and Charter Class B common stock, as one class with such holders of shares of preferred stock).

The election of directors of Charter need not be by written ballot.

Filling Vacancies and Newly Created Directorships on the Board of Directors
The DGCL provides that, subject to the certificate of incorporation and bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Subject to the existing stockholders agreement, any vacancy on the Charter Board resulting from death, resignation, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors remaining in office, other than any directors elected or

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

If at any time, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the certificate of incorporation or the bylaws, or may apply to the Delaware Court of Chancery for a decree summarily ordering an election.

If at the time of filling any vacancy or newly created directorship, the directors then in office are less than a majority of the whole board, holders of shares representing at least 10% of the outstanding voting power of the shares of stock may file an application with the Delaware Court of Chancery to summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

The Liberty Broadband certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, vacancies on the Liberty Broadband Board and newly created directorships resulting from any increase in the number of directors on the Liberty Broadband Board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.

appointed by any class or series of preferred stock, voting as a separate class, even if less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director.

Quorum
Subject to the rights of the holders of any series of preferred stock of Liberty Broadband and except as required by law, the presence at a Liberty Broadband meeting, of the holders of a majority in total voting power of the outstanding shares of Liberty Broadband capital stock entitled to vote at the meeting will constitute a quorum.

The Charter certificate of incorporation provides that at each meeting of stockholders of Charter, the holders of shares having a majority of the voting power of the capital stock of Charter issued and outstanding and entitled to vote thereat present or represented by proxy shall constitute a quorum for the transaction of business, except as otherwise provided by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
Limitation of Personal Liability of Officers and Directors
The Liberty Broadband certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of Liberty Broadband will be liable to Liberty Broadband or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The Charter certificate of incorporation provides that no director or officer of Charter will have any personal liability to Charter or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification of Directors and Officers
The Liberty Broadband certificate of incorporation provides that Liberty Broadband will indemnify, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Broadband or is or was serving at the request of Liberty Broadband as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Liberty Broadband will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Liberty Broadband Board.

The Charter bylaws provides that each person wo was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or an officer of Charter, or is or was serving at the request of Charter as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified and held harmless by Charter to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such indemnitee, provided that Charter will indemnify any such person in connection with a proceeding initiated by such a person only if such proceeding was authorized by the Charter Board.

Charter Amendments
The Liberty Broadband certificate of incorporation provides that the affirmative vote of the holders of at least 66-2∕3% of the total voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, is required to authorize the amendment, alteration or repeal of any provision of, or the addition or insertion of other provisions to, the Liberty Broadband certificate of incorporation; provided, however, that any amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the consent of

The Charter certificate of incorporation may be amended in any manner allowed under Delaware law. The DGCL provides that amendments to the certificate of incorporation must be approved and declared advisable by the board of directors and, except in certain limited circumstances, adopted by the holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote thereon.

In addition, the Charter certificate of incorporation provides that any amendment to the Charter certificate of incorporation, including the filing of a certificate of

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

Liberty Broadband’s stockholders, or (B) that at least 75% of the members of the Liberty Broadband Board has approved, will not require a supermajority vote. The DGCL provides that amendments to the certificate of incorporation must be approved and declared advisable by the board of directors and, except in certain limited circumstances, adopted by the holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote thereon.

designations relating to the issuance of any series of preferred stock, requires the approval of (i) a majority of the members of the full Charter Board and (ii) a majority of the directors of the Charter Board who are not designated by A/N or Liberty Broadband.

The existing stockholders agreement provides that the prior written consent of A/N is required for any amendment of the Charter certificate of incorporation that would adversely affect Charter Class B common stock held by any A/N Party in a significant manner as compared to other existing shares of Charter common stock.

Bylaw Amendments
The DGCL provides that bylaws may be amended or repealed by stockholders, and, if provided for in the certificate of incorporation, by the board of directors. The Liberty Broadband certificate of incorporation and the Liberty Broadband bylaws provide that the Liberty Broadband Board may amend or repeal the Liberty Broadband bylaws by action taken by the affirmative vote of not less than 75% of the members of the Liberty Broadband Board then in office. Additionally, the Liberty Broadband certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, the Liberty Broadband bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the total voting power of the then outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote thereon, voting together as a single class.

The DGCL provides that bylaws may be amended or repealed by stockholders, and, if provided for in the certificate of incorporation, by the board of directors.

The Charter certificate of incorporation and the Charter bylaws provide that the Charter Board may adopt, make, amend, supplement or repeal the Charter bylaws, by vote of a majority of the Charter Board, subject to the existing stockholders agreement.

The existing stockholders agreement provides that the prior written consent of A/N is required for any amendment of the Charter bylaws that would adversely affect Charter Class B common stock held by any A/N Party in a significant manner as compared to other existing shares of Charter common stock.

Vote on Mergers, Consolidations or Sales of All or Substantially All Assets
Except in certain limited circumstances where stockholder approval is not required, the DGCL requires that a merger agreement be adopted by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon. The DGCL provides that any sale, lease or exchange of all of substantially all of a corporation’s property and assets requires approval of the

Except in certain limited circumstances where stockholder approval is not required, the DGCL requires that a merger agreement be adopted by the holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon. The DGCL provides that any sale, lease or exchange of all of substantially all of a corporation’s property and assets requires approval of the

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

holders of a majority of the voting power of the outstanding shares of stock of the corporation entitled to vote thereon.
The Liberty Broadband certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, the affirmative vote of the holders of at least 66-2/3% of the total voting power of the then outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband preferred stock entitled to vote thereon, voting together as a single class, is required to take any action to authorize a merger or consolidation of Liberty Broadband with or into any other corporation; unless the laws of the State of Delaware do not require consent of Liberty Broadband’s stockholders or if at least 75% of the Liberty Broadband Board then in office approved the merger or consolidation.
holders of a majority of the voting power of the outstanding shares of stock of the corporation.

Annual Meetings of Stockholders
The Liberty Broadband bylaws provide that an annual meeting of Liberty Broadband stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting will be held each year at such date, time and place (or by means of remote communication), as specified by the Liberty Broadband Board in the notice of meeting.

The Charter bylaws provide that an annual meeting of Charter stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting will be held at such place, on such date, and at such time as fixed by the Charter Board.

Special Meetings of Stockholders
The Liberty Broadband certificate of incorporation provides that, except as provided in a Preferred Stock Designation (as defined in the Liberty Broadband certificate of incorporation) or unless prescribed by law or another provision of the Liberty Broadband certificate of incorporation, special meetings of the stockholders of Liberty Broadband, for any purpose or purposes, will only be called by the Secretary of Liberty Broadband (i) upon the written request of the holders of not less than 66-2/3% of the total voting power of then outstanding Voting Securities (as defined in the Liberty Broadband certificate of incorporation) or (ii) at the request of at least 75% of the members of the Liberty Broadband Board then in office.

The Charter bylaws provide that, except as required by law and subject to the rights of holders of any series of preferred stock, special meetings of Charter stockholders may be called at any time only by the Chairman of the Charter Board, the Chief Executive Officer or by the Charter Board pursuant to a resolution approved by a majority of the then authorized number of directors.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
Advance Notice Provisions for Director Nominations and Stockholder Proposals
The Liberty Broadband bylaws provide that in order for a nomination or other stockholder business to be properly brought before any annual meeting of stockholders, the stockholder must give timely written notice to Liberty Broadband’s secretary, and any such proposed business other than nominations of persons for election to the Liberty Broadband Board must constitute a proper matter for stockholder action. In addition to complying with the provisions of Rule 14a-19 of the Exchange Act, to be timely, a stockholder’s notice must be delivered to Liberty Broadband’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the annual meeting for the preceding year, provided, however, that (i) if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the meeting was communicated to stockholders or public announcement of the date of such meeting is first made by Liberty Broadband, whichever occurs first. The Liberty Broadband bylaws further provide that in no event will the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder notice.

The Charter bylaws provide that in order for a nomination or other stockholder business to be properly brought before any annual meeting of stockholders, the stockholder must give timely written notice to Charter’s secretary, and any such proposed business other than nominations of persons for election to the Charter Board must constitute a proper matter for stockholder action. In addition to complying with the provisions of Rule 14a-19 of the Exchange Act, to be timely, a stockholder’s notice must be delivered to Charter’s secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the annual meeting for the preceding year, provided, however, that (i) if the date of the annual meeting is more than 30 days before, or more than 70 days after, such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Charter. The Charter bylaws further provide that in no event will the public announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder notice.

Notice of Stockholder Meetings
Except as otherwise required by law, notice of each meeting of stockholders shall state the place (if any), date and hour of the meeting, the record date for determining stockholders entitled to vote at such meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed present and, in the case of a special meeting, the purpose or purposes for which the meeting is called and, shall be given not less than 10 or more than 60

Except as otherwise required by law, notice of each meeting of stockholders shall state the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an annual meeting, shall indicate that the notice is being issued by or at the direction of the person or persons calling the meeting and shall be given not less than 10 or more than 60 days before the date of said meeting, to each stockholder entitled to vote at such meeting.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders
days before the date of said meeting, to each stockholder entitled to vote at such meeting.

Corporate Opportunities
Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

In the Liberty Broadband certificate of incorporation, Liberty Broadband has renounced any interest or expectancy in certain business combinations involving directors and officers of Liberty Broadband, which allows such directors and officers to pursue those business opportunities without the need to comply with the corporate opportunity doctrine.

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

Liquidation and Dissolution
The Liberty Broadband certificate of incorporation provides that upon Liberty Broadband’s liquidation, dissolution or winding up, after payment or provision for payment of the debts and liabilities of Liberty Broadband and subject to the payment in full of the preferential or other amounts to which any series of preferred stock of Liberty Broadband are entitled, holders of shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty Broadband Series C common stock will share equally, on a share for share basis, in the assets of Liberty Broadband remaining for distribution to the holders of shares of Liberty Broadband common stock. The Liberty Broadband certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock of Liberty Broadband, the affirmative vote of the holders of at least 66-2/3% of the total voting power of the then outstanding shares of Liberty Broadband Series A common stock, Liberty Broadband Series B common stock and Liberty

The Charter certificate of incorporation provides that in the event of any dissolution, liquidation or winding-up of the affairs of Charter, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Charter and after making provision for the holders of any series of preferred stock of Charter entitled thereto, the remaining assets and funds of Charter, if any, shall be divided among and paid ratably to the holders of the shares of Charter Class A common stock and Charter Class B common stock treated as a single class.

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

Broadband preferred stock entitled to vote thereon, voting together as a single class, is required to take any action to authorize the dissolution of Liberty Broadband; unless at least 75% of the Liberty Broadband Board then in office approved such dissolution.

State Anti-Takeover Statutes
Under Section 203 of the DGCL, a corporation is prohibited from engaging in a “business combination” with an “interested stockholder” (as defined under Section 203 of the DGCL) for three years following the time that such stockholder became an interested stockholder unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66-2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a stockholder approved bylaw.

Liberty Broadband has not elected to opt-out of Section 203 of the DGCL.

Under Section 203 of the DGCL, a corporation is prohibited from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (an “interested stockholder”) for three years following the time that such stockholder became an interested stockholder unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66-2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a stockholder approved bylaw.

Charter has not elected to opt-out of Section 203 of the DGCL.

Action by Written Consent
The DGCL provides that, unless prohibited by the certificate of incorporation, the stockholders may take action by consent without a meeting.

The Liberty Broadband certificate of incorporation prohibits stockholder action by consent, except that the holders of any series of preferred stock of Liberty Broadband may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such series. The terms of the

The Charter bylaws permits stockholder action by written consent, taken without a meeting, without prior notice and without a vote, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action by written consent must be delivered to Charter by delivery to its registered office in Delaware, its principal place of business, or an officer

	Rights of Existing Liberty Broadband Stockholders	Rights of Charter Stockholders

Liberty Broadband Preferred Stock do not include the right of the holders of such stock to act by written consent except with respect to certain protective provisions contained in the Liberty Broadband certificate of designation and the waiver of rights of such holders.
or agent of Charter having custody of the books in which proceedings of meetings of stockholders are recorded.

Exclusive Forum	None.
The Charter certificate of incorporation provides that unless Charter consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Charter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Charter to Charter or Charter’s stockholders, (iii) any action asserting a claim against Charter or any director or officer or other employee of Charter arising pursuant to any provision of the DGCL or the Charter certificate of incorporation or the Charter bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against Charter or any director or officer or other employee of Charter governed by the internal affairs doctrine will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision is intended to apply to claims arising under Delaware state law and may not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction, as applicable.

Stockholder Rights Plans	Liberty Broadband does not have a stockholder rights plan currently in effect.	Charter does not have a stockholder rights plan currently in effect.

LEGAL MATTERS
The validity of the Charter Class A common stock and Charter rollover preferred stock to be issued in connection with the combination will be passed upon by Wachtell, Lipton, Rosen & Katz. Legal matters relating to the U.S. federal income tax consequences of the combination will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS
Charter
The consolidated financial statements of Charter and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Liberty Broadband
The consolidated financial statements of Liberty Broadband and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
Charter
Charter held its 2024 annual meeting of stockholders (the “Charter 2024 annual meeting”) on April 23, 2024. Any stockholder director nominations or proposals for other items of business intended to be presented at Charter’s subsequent annual meeting in 2025 (the “Charter 2025 annual meeting”), must be submitted to Charter as set forth below.
To be included in the proxy statement for the Charter 2025 annual meeting, a stockholder proposal must have been delivered to the Corporate Secretary at Charter’s executive offices no later than November 14, 2024. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.
If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the Charter Board, the stockholder must follow procedures outlined in the Charter bylaws. One of the procedural requirements in the Charter bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the Charter 2025 annual meeting, such a notice must be delivered to Charter’s Corporate Secretary at Charter’s executive offices no earlier than the close of business on December 24, 2024 and no later than the close of business on January 23, 2025. However, in the event that Charter elects to hold its next annual meeting more than 30 days before or more than 70 days after the anniversary of the Charter 2024 annual meeting, such stockholder proposals would have to be received by Charter not earlier than 120 days prior to the Charter 2025 annual meeting date and not later than the later of (i) close of business on the 90th day prior to the Charter 2025 annual meeting date or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by Charter.
Such notice must include the information required by the Charter bylaws, including: (1) for a nomination for director, all information relating to such person that is outlined in the Charter bylaws, including all information required to be disclosed in a proxy for election of directors; (2) as to any other business, a reasonably brief description of the proposed business, the text of the proposal, the reasons therefor, any material interest the stockholder may have in that business, and all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder in connection with the solicitation of proxies in support of such proposal; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in Charter’s proxy statement. In addition, stockholders who intend to solicit proxies in support of director nominees other than Charter’s nominees must also comply with the additional requirements of Rule 14a-19(b).
Liberty Broadband
Liberty Broadband currently expects that its annual meeting of stockholders for the calendar year 2025 will be held during the second quarter of 2025. In order to be eligible for inclusion in Liberty Broadband’s proxy materials for the 2025 annual meeting, any stockholder proposal must have been submitted in writing to Liberty Broadband’s Corporate Secretary and received at Liberty Broadband’s executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 30, 2024, unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2025 annual meeting, any stockholder proposal, or any nomination by Liberty Broadband’s stockholders of a person or persons for election to the Liberty Broadband Board, must have been received at Liberty Broadband’s executive offices at the foregoing address not earlier than February 10, 2025 and not later than March 12, 2025 to be considered for presentation at the 2025 annual meeting. If the 2025 annual meeting takes place more than 20 days before or 70 days after June 10, 2025 (the anniversary of the 2024 annual meeting), a stockholder proposal, or any nomination by Liberty Broadband’s stockholders of a person or persons for election to the Liberty Broadband Board, will instead be required to be received at Liberty Broadband’s executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2025 annual meeting is communicated to stockholders or public disclosure of the date of the 2025 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2025 annual meeting.

All stockholder proposals for inclusion in Liberty Broadband’s proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and Liberty Broadband’s charter and bylaws and Delaware law.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Charter Board nor the Liberty Broadband Board knows of any matters that will be presented for consideration at either the Charter special meeting or the Liberty Broadband special meeting other than as described in this joint proxy statement/prospectus. In accordance with the bylaws of each of Charter and Liberty Broadband and Delaware law, business transacted at the Charter special meeting and the Liberty Broadband special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Charter special meeting or the Liberty Broadband special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit Charter, Liberty Broadband and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Charter stockholders or Liberty Broadband stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate notice of the meeting and proxy card.
Certain brokerage firms may have instituted householding for beneficial owners of Charter common stock and Liberty Broadband capital stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Charter common stock or Liberty Broadband capital stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION
Charter and Liberty Broadband file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Charter and Liberty Broadband, who file electronically with the SEC. The address of that site is www.sec.gov. Other than as provided below, the information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Charter has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Charter Class A common stock and Charter rollover preferred stock to be issued to Liberty Broadband stockholders in connection with the combination. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Charter and Liberty Broadband. The rules and regulations of the SEC allow Charter and Liberty Broadband to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Charter and Liberty Broadband to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Charter and Liberty Broadband have previously filed with the SEC; provided, however, that this joint proxy statement/prospectus does not incorporate by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules (except in the case of the Current Report on Form 8-K filed by Charter with the SEC on December 13, 2024, which is specifically incorporated by reference herein). The following documents contain important information about the companies, their financial condition and other matters.
Charter SEC Filings
•
Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 2, 2024; Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April 26, 2024, the quarter ended June 30, 2024, filed with the SEC on July 26, 2024 and the quarter ended September 30, 2024, filed with the SEC on November 1, 2024;

•
Current Reports on Form 8-K filed with the SEC on February 5, 2024, April 26, 2024 (Film No. 24883413), May 10, 2024, May 14, 2024, November 13, 2024 and December 13, 2024 (other than, except in the case of the Current Report on Form 8-K filed with the SEC on December 13, 2024, which is specifically incorporated by reference herein, the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2024; and
•
The description of Charter’s securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.112 to Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 2, 2024, including all amendments and reports filed with the SEC for purposes of updating such description.

Liberty Broadband SEC Filings
•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 16, 2024;
•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, the quarter ended June 30, 2024, filed with the SEC on August 8, 2024 and the quarter ended September 30, 2024, filed with the SEC on November 7, 2024;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2024; and
•
Current Reports on Form 8-K filed with the SEC on June 13, 2024, July 2, 2024, August 15, 2024 and November 13, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference (except in the case of the Current Report on Form 8-K filed by Charter with the SEC on December 13, 2024, which is specifically incorporated by reference herein).
In addition, Charter and Liberty Broadband incorporate by reference (1) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and (2) any documents they may file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the Charter special meeting or Liberty Broadband special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Charter and Liberty Broadband, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: Investor Relations Charter Communications, Inc. 400 Washington Blvd. Stamford, Connecticut 06902 Attention: Investor Relations By Telephone: (203) 905-7801	By Mail: Investor Relations Liberty Broadband Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attention: Investor Relations By Telephone: (720) 875-5700

These documents are available from Charter and Liberty Broadband, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Charter and Liberty Broadband at their Internet websites at ir.charter.com and www.libertybroadband.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.
If you are a stockholder of Charter or Liberty Broadband and would like to request documents, please do so at least five business days before the applicable special meeting to receive them before such special meeting. If you request any documents from Charter or Liberty Broadband, Charter or Liberty Broadband, as applicable, will mail them to you by first class mail, or by another equally prompt means, within one business day after Charter or Liberty Broadband, as the case may be, receives your request.
THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF CHARTER COMMON STOCK AT THE CHARTER SPECIAL MEETING OR YOUR SHARES OF LIBERTY BROADBAND CAPITAL STOCK AT THE LIBERTY BROADBAND SPECIAL MEETING. NEITHER CHARTER NOR LIBERTY BROADBAND HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 22, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS JOINT

PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

CHARTER COMMUNICATIONS, INC.,

FUSION MERGER SUB 2, INC.,

FUSION MERGER SUB 1, LLC

and

LIBERTY BROADBAND CORPORATION

Dated as of November 12, 2024

Exhibit A — Form of Certificate of Designations
Exhibit B — Form of Company Tax Opinion Representation Letter
Exhibit C — Form of Parent Tax Opinion Representation Letter

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 12, 2024, by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation;
WHEREAS, the Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), in accordance with Section 267 of the DGCL and Section 18-209(i) of the Delaware Limited Liability Company Act (the “DLLCA”), with Merger LLC surviving the Upstream Merger as the Surviving Company;
WHEREAS, the Merger shall be mutually interdependent with and a condition precedent to the Upstream Merger, and the Upstream Merger shall be effected immediately following the Effective Time in accordance with the DGCL and the DLLCA;
WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Malone Group is entering into a voting agreement with Parent (the “Malone Voting Agreement”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, the Maffei Group is entering into a voting agreement with Parent (the “Maffei Voting Agreement” and together with the Malone Voting Agreement, the “Voting Agreements”);
WHEREAS, as of the date of this Agreement, the Company beneficially owns 45,560,806 shares of Parent Class A Common Stock (the “Company Owned Parent Shares”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, the Company and Advance/Newhouse Partnership, a New York general partnership (“A/N”), are entering into an amendment (the “Stockholders and Letter Agreement Amendment”) to (i) that certain Second Amended and Restated Stockholders Agreement, dated as of May 23, 2015 (the “Stockholders Agreement”), by and among Parent, the Company and A/N, and (ii) that certain Letter Agreement, dated as of February 23, 2021 (the “Letter Agreement”), by and between Parent and the Company, setting forth certain agreements relating to the governance of Parent and the participation of the Company in Parent’s share repurchase program;
WHEREAS, the board of directors of Parent (the “Parent Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Parent Special Committee”) to, among other things, consider and negotiate the Transaction Documents and the transactions contemplated hereby and thereby;
WHEREAS, the Parent Special Committee has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders) and (ii) recommended that the Parent Board approve (including for purposes of Section 203 of the DGCL) and declare advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, direct that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval and resolve to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Parent Board, including at least a majority of (a) the Unaffiliated Directors (as defined in the Parent Charter and the Stockholders Agreement) and (b) the directors designated by A/N pursuant to the Stockholders Agreement, upon the unanimous recommendation of the Parent Special Committee, has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations, the Merger and the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval, and (iv) resolved to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (including the Company Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company Voting Stockholders (including the Company Disinterested Stockholders) for adoption, and (iv) resolved to recommend that the Company Voting Stockholders (including the Company Disinterested Stockholders) approve the adoption of this Agreement;
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;
WHEREAS, the sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA; and
WHEREAS, the Merger and the Upstream Merger are being undertaken pursuant to a single integrated plan, and for U.S. federal income tax purposes, it is intended that (i) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and (ii) this Agreement, the GCI Divestiture Documents, and the provisions of the Stockholders and Letter Agreement Amendment governing the repurchases of shares and transfers of proceeds to the Company’s creditors shall together constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
Section 1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings:
“2053 Exchangeable Debentures” means the 3.125% Exchangeable Senior Debentures due 2053, issued pursuant to the 2053 Exchangeable Debentures Indenture.
“2053 Exchangeable Debentures Indenture” means that certain Indenture, by and between the Company and U.S. Bank Trust Company, National Association, dated as of February 28, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.
“2054 Exchangeable Debentures” means the 3.125% Exchangeable Senior Debentures due 2054, issued pursuant to the 2054 Exchangeable Debentures Indenture.

“2054 Exchangeable Debentures Indenture” means that certain Indenture, by and between the Company and U.S. Bank Trust Company, National Association, dated as of July 2, 2024, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.
“Action” means any claim, audit, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; provided, that none of the Persons listed in the following clauses (i) – (vi) shall be deemed to be Affiliates of the Company or its Subsidiaries or any of their respective Investees or any Person listed in any other such clause: (i) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (ii) Qurate Retail, Inc. taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, (v) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Media taken together with its Subsidiaries and any of their respective Investees and (vii) any entity that is a spinoff of any of the entities listed in the immediate clauses (i) – (vi) taken together with any of their Subsidiaries and any of their respective Investees. For purposes of this definition, and for the avoidance of doubt, (x) natural persons shall not be deemed to be Affiliates of each other and (y) no Person shall be an Affiliate of any other Person solely because they share one or more common officers or members of their respective board of managers, board of directors or other controlling governing body. For purposes of this Agreement, unless otherwise expressly specified, prior to the Effective Time, (a) neither Parent nor any of its Subsidiaries nor the entity of which the Company and Parent holds Portfolio Securities (the “Portfolio Company”) nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company’s Subsidiaries, whether or not they otherwise would be Affiliates of the Company or any of the Company’s Subsidiaries under the foregoing definition and vice versa and (b) neither the Company nor any of its Subsidiaries nor the Portfolio Company nor any of its Subsidiaries will be deemed to be Affiliates of Parent or any of Parent’s Subsidiaries, whether or not they otherwise would be Affiliates of Parent or any of Parent’s Subsidiaries under the foregoing definition and vice versa.
“Alternative Company Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving the Company and any Person which would result in such Person beneficially owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of the Company (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of the Company (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of the Company and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five percent (25%) or more of the voting power of the Company or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby (including any actual or potential GCI Divestiture or any actual or potential GCI Proceeding); provided, that for the avoidance of doubt, all references to “Person” in this definition shall include any “Group”.
“Alternative Company Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or a Subsidiary of Parent), for an Alternative Company Transaction.
“Alternative Parent Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving Parent and any Person which would result in such Person beneficially owning twenty-five percent (25%) or more of the aggregate outstanding equity securities of Parent (or the surviving or resulting entity) or securities representing twenty-five (25%) or more of voting power of Parent (or the surviving or resulting entity), (b) any direct or indirect sale, lease, exchange, transfer or other disposition to, or acquisition or purchase by, any Person, in a single transaction or a series of related transactions, of assets or properties of Parent and its Subsidiaries that constitute twenty-five percent (25%) or more of the fair market value of the assets and properties of Parent and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, by any Person of twenty-five percent (25%) or more of the aggregate outstanding equity securities or securities representing twenty-five percent (25%) or more of the voting power of Parent or (d) any other transaction having a similar effect to those described in any of clauses (a), (b) or (c), in each case, other than the transactions contemplated hereby; provided, that for the avoidance of doubt, all references to “Person” in this definition shall include any “Group”.
“Alternative Parent Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by the Company or a Subsidiary of the Company), for an Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction).
“Baker Botts” means Baker Botts L.L.P.
“beneficial owner”, “beneficial ownership”, “beneficially owns” and “owns beneficially” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of capital stock or other equity security shall be calculated in accordance with the provisions of such Rule, but, in the case of the Malone Group, without duplication of the conversion of any shares of Company Series B Common Stock into Company Series A Common Stock in accordance with the Company Charter or any shares of Company Series B Common Stock into Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.
“Certificate of Designations” means a certificate of designations to the Parent Charter in substantially the form set forth as Exhibit A (or such other form as is mutually agreed to by Parent and the Company) authorizing the Parent Preferred Stock.
“Common Exchange Ratio” means 0.236, which represents a number of shares of Parent Class A Common Stock (or a fraction thereof) issuable as consideration for each share of Company Common Stock in the Merger in accordance with Section 2.6.
“Communications Licenses” means all licenses, authorizations and certificates of public convenience and necessity issued or granted by the FCC or the State Commissions held by the Company or its Subsidiaries in each applicable jurisdiction with respect to the business of the Company and its Subsidiaries as presently conducted.
“Company Adverse Recommendation Change” means any of the following actions of the Company Board or any committee thereof: (a) qualifying, amending or modifying, in a manner adverse to Parent, or withdrawing or publicly proposing to qualify, amend or modify, in a manner adverse to Parent, or withdraw, the Company Board Recommendation or failing to include the Company Board Recommendation in the Joint Proxy Statement when filed and when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Requisite Approvals), (b) publicly recommending, adopting or approving, or proposing to publicly recommend, adopt or approve, any Alternative Company Transaction Proposal, (c) making any public recommendation in favor of a tender offer or exchange offer, other than, for the avoidance of doubt, any “stop look and listen” communication of the type contemplated by Rule 14d-9 under the Exchange Act, or failing to recommend against acceptance of such tender or exchange offer by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (d) other than with respect to a tender offer or exchange offer, the Company Board failing to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing if an Alternative Company Transaction Proposal or any material modification thereto has been made public and not withdrawn (provided, that Parent shall be entitled to make such written request for reaffirmation only once for each Alternative Company Transaction Proposal and once for each material amendment to such Alternative Company Transaction Proposal) or (e) resolving, agreeing or publicly proposing to do any of the foregoing.
“Company Bylaws” means the Bylaws of the Company, as in effect on the date of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Charter” means the Restated Certificate of Incorporation of the Company, effective as of November 4, 2014, as amended and as in effect on the date of this Agreement, including the Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of the Company, as amended.
“Company Common Stock” means the Company Series A Common Stock, the Company Series B Common Stock and the Company Series C Common Stock.
“Company Debt” means (i) the Exchangeable Debentures, (ii) the Company Margin Facility, (iii) any other Indebtedness of the Company and its Subsidiaries (excluding GCI and its Subsidiaries) listed on Section 3.17(a)(ii) of the Company Disclosure Letter and (iv) any other Indebtedness of the Company and its Subsidiaries (excluding GCI and its Subsidiaries) permitted to be incurred under Section 5.1.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.
“Company Employee” means an employee of the Company or any of its Subsidiaries.
“Company Equity Awards” means the Company Stock Options, the Company Unit Awards and the Company Restricted Common Stock Awards.
“Company Governance Instruments” means the Company Charter and the Company Bylaws.
“Company Intervening Event” means any material fact, event, change, development or circumstance that (a) was not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by the Company Board as of the date of this Agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Company Board prior to the Company Requisite Approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; and (b) does not relate to (i) the receipt, existence or terms of any Alternative Company Transaction Proposal, (ii) any fact, event, change, development or circumstance to the extent relating to Parent or any of its Subsidiaries or (iii) any changes in the market price or trading volume of the Company, Parent or any of their Portfolio Securities, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change described in clause (iii) may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).
“Company IT Systems” means the computer systems, including software, hardware, middleware, servers, workstations and routers owned, leased, used, or licensed by the Company or any of its Subsidiaries, which are material to the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.
“Company Margin Facility” means the credit facilities under that certain margin loan agreement (the “Margin Loan Agreement”), dated as of August 31, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among LBC Cheetah 6, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Company, BNP Paribas, New York Branch, as administrative agent, and the lenders and other parties thereto from time to time.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels or trading volumes in the United States or foreign securities markets, (b) changes in general political conditions (including any changes arising out of any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date hereof), (c) any change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof, (d) the announcement or pendency of the Transaction Documents or the transactions contemplated thereby or hereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Company Capital Stock, the Parent Capital Stock or the Portfolio Securities or the credit rating of the Company or any of its Subsidiaries) (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the Transaction Documents or the consummation of the transactions thereby or hereby), (e) any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God, (f) any action taken or failure to act by the Company or its Subsidiaries which is expressly required by the Transaction Documents to which the Company is a party (other than any such obligation to operate in the ordinary course or any action required by Section 5.9(a)) or that has been expressly consented to by Parent under the terms of this Agreement, (g) any failure, in and of itself, in the financial or operating performance of the Company to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (provided, that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Company Material Adverse Effect,” may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (h) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the price of the Company Owned Parent Shares (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Company Material Adverse Effect to the extent not otherwise excluded by this definition), (i) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio Company’s and its Subsidiaries’ and, from and after the GCI Divestiture, GCI’s and its Subsidiaries’ respective businesses, assets, properties, Liabilities, results of operations and/or financial condition (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Company Material Adverse Effect to the extent not otherwise excluded by this definition), or (j) any item set forth on Section 1.1(e) of the Company Disclosure Letter, except in the case of each of clauses (a), (b), (c) and (e), to the extent that such changes, effects, events, occurrences, state of facts or developments affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries participate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that Parent’s, the Portfolio Company’s and their respective Subsidiaries’, and, from and after the consummation of the GCI Divestiture, GCI Spinco’s, GCI’s and their respective Subsidiaries’ businesses, assets, properties, Liabilities, results of operations and/or financial condition and any change, effect, event, occurrence, state of facts or development with respect thereto shall be excluded for purposes of any determination as to the existence of a “Company Material Adverse Effect”, except, subject to clauses (h) and (i) of this definition above, to the extent such change, effect, event, occurrence, state of facts or development independently impacts the Company or any of its Subsidiaries (excluding, from and after the consummation of the GCI Divestiture, GCI Spinco, GCI or any of their respective Subsidiaries), and then such change, effect, event, occurrence, state of facts or development shall only be taken into account for purposes of Company Material Adverse Effect to the extent of such independent impact thereon.
“Company Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each employment, bonus, deferred compensation, incentive compensation, change in control, retention, stock purchase, stock option or other equity or equity-based compensation, severance or termination pay, hospitalization, medical, life or other insurance, fringe benefit, perquisite, paid time off, vacation, relocation, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement and each other employee benefit or compensatory plan, program, policy, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (“Company ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any current or former employee, director or other service provider of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability; provided that any plan, program, policy, agreement or arrangement (i) that is sponsored solely by GCI or its Subsidiaries and

(ii) in respect of which the Company and its Subsidiaries (excluding GCI and its Subsidiaries) will not have following the GCI Divestiture, and could not reasonably be expected to have following the GCI Divestiture, any Liability shall not be considered a Company Plan for purposes of this definition.
“Company Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.
“Company PSU Award” means an award of restricted stock units issued under the Company Stock Plans in respect of a certain number of shares of the specified series of Company Common Stock, that is subject to performance-based vesting conditions.
“Company Requisite Approvals” means the Company Stockholder Approval and the Company Disinterested Stockholder Approval.
“Company Restricted Common Stock Award” means an award of a restricted share of Company Common Stock issued under the Company Stock Plans.
“Company RSU Award” means an award of restricted stock units issued under the Company Stock Plans in respect of a certain number of shares of the specified series of Company Common Stock, excluding any Company PSU Awards.
“Company Section 16 Officer” means any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
“Company Series A Common Stock” means the Series A common stock, par value $0.01 per share, of the Company.
“Company Series B Common Stock” means the Series B common stock, par value $0.01 per share, of the Company.
“Company Series B Stock Option” means a stock option to purchase shares of Company Series B Common Stock issued under the Company Stock Plans.
“Company Series C Common Stock” means the Series C common stock, par value $0.01 per share, of the Company.
“Company Series C Stock Option” means a stock option to purchase shares of Company Series C Common Stock issued under the Company Stock Plans.
“Company Stock Options” means the Company Series B Stock Options and the Company Series C Stock Options.
“Company Stock Plan” means the Liberty Broadband Corporation 2024 Omnibus Incentive Plan, the Liberty Broadband Corporation 2019 Omnibus Incentive Plan, the Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), the GCI Liberty, Inc. 2018 Omnibus Incentive Plan and the GCI Liberty, Inc. Transitional Stock Adjustment Plan, in each case, as amended.
“Company Stockholder” means a holder of Company Common Stock or Company Preferred Stock.
“Company Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.3(d), and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Merger, to be delivered by Company Tax Counsel for purposes of the Registration Statement including the Joint Proxy Statement.
“Company Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit B, with such changes, updates or refinements, agreed to (with such agreement not to be unreasonably withheld, conditioned or delayed) by Parent, the Company, Parent Tax Counsel and Company Tax Counsel, as may be reasonably necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by the Company, and dated and effective as of the Closing Date (and if applicable, as of the date of any Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions.
“Company Tax Opinion Representations” means the representations in the Company Tax Opinion Representation Letter.

“Company Unit Awards” means the Company RSU Awards and the Company PSU Awards.
“Company Voting Stockholders” means the holders of shares of Company Series A Common Stock, Company Series B Common Stock or Company Preferred Stock.
“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Contract” means any legally binding written or binding oral contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.
“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares (or other units) of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Parent Class B Common Stock or the Company Series B Common Stock) and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person.
“Copyrights” means registered and unregistered copyrights, mask works, computer programs, database rights, moral rights and similar rights in protectable material, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing.
“Covered Person” means the Persons listed on Section 1.1(a) of the Company Disclosure Letter.
“Data Security Requirements” means all applicable Laws and regulatory requirements to the extent relating to the collection, processing and control of Personal Data (including the California Consumer Privacy Act, the Regulation (EU) 2016/679 of The European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC (the “GDPR”) and the Regulation of the European Parliament and of the Council concerning the respect for private life and the protection of Personal Data in electronic communications and repealing Directive 2002/58/EC).
“Dr. Malone” means John C. Malone, an individual.
“Encumbrance” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, title retention device, restriction, covenant, title defect, assignment, adverse claim, restriction, encumbrance, option, right of first refusal or first offer, preemptive right or security interest of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws), whether voluntarily incurred or arising by operation of Law.
“Equity” means any and all shares of capital stock of the applicable Person and Convertible Securities of such Person. For the avoidance of doubt, any security of a Person that is exchangeable into capital stock of another Person shall not be considered “Equity” of such first Person for purposes of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means that certain Exchange Agreement, dated as of June 13, 2022, by and among John C. Malone, the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995 and the Company, as may be amended from time to time.

“Exchange Side Letter” means that certain Exchange Side Letter, dated as of the date hereof, by and among John C. Malone, the Company, John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust.
“Exchangeable Debentures Indentures” means the 2053 Exchangeable Debentures Indenture and the 2054 Exchangeable Debentures Indenture, or either of them, as the context may require.
“Exchangeable Debentures” means the 2053 Exchangeable Debentures and the 2054 Exchangeable Debentures, or either of them, as the context may require.
“Excluded Alternative Parent Transaction” means an Alternative Parent Transaction that would not, or would not reasonably be expected to, require Parent to abandon or terminate the Combination, or that would not, or would not reasonably be expected to (i) materially impair, hinder, impede or delay or (ii) prohibit or prevent the consummation of the Combination.
“FCC” means the United States Federal Communications Commission.
“GAAP” means United States generally accepted accounting principles.
“GCI” means GCI, LLC, a Delaware limited liability company.
“GCI Debt” means (a) Indebtedness under (i) the 4.750% Senior Notes due 2028, issued pursuant to that certain Indenture, by and between GCI and MUFG Union Bank, N.A., as trustee, dated as of October 7, 2020, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, (ii) that certain Eighth Amended and Restated Credit and Guarantee Agreement, dated as of October 15, 2021, by and among GCI, the Subsidiary Guarantors (as defined therein) party thereto, the lenders party thereto, and Credit Agricole Corporate and Investment Bank, as administrative agent, as amended through Amendment Agreement No. 1, dated as of June 12, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time and (iii) that certain Amended and Restated Term Note, by and between GCI Holdings, LLC and Wells Fargo Bank, National Association, dated as of May 1, 2023, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (b) any other Indebtedness of GCI or its Subsidiaries.
“GCI Divestiture Documents” means (i) the GCI Divestiture Separation and Distribution Agreement, (ii) the GCI Divestiture Tax Sharing Agreement, (iii) the GCI Divestiture Tax Receivables Agreement, and (iv) such other documents or arrangements as the Company determines are reasonably necessary, advisable or appropriate to implement the GCI Divestiture pursuant to Section 5.24(c).
“GCI Divestiture Separation and Distribution Agreement” means the separation and distribution agreement contemplated by the Separation Principles to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which separation and distribution agreement will be consistent in all material respects with the Separation Principles.
“GCI Divestiture Tax Receivables Agreement” means the tax receivables agreement to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which tax receivables agreement will be consistent in all material respects with the Separation Principles.
“GCI Divestiture Tax Sharing Agreement” means the tax sharing agreement to be entered into by the Company and GCI Spinco (and to which Parent will become a party pursuant to the joinder agreement described in Section 5.24(e)) in connection with the GCI Divestiture, which tax sharing agreement will be consistent in all material respects with the Separation Principles.
“GCI Employee Unit Award” means a Company Unit Award held by an individual who provides services primarily or solely to GCI or its Subsidiaries (for the avoidance of doubt, excluding any individuals who provide services to Liberty Media).

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that such term shall not include any stock exchange or listing company.
“Governmental Permit” means any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties; provided, that such term shall not include any Communications Licenses.
“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interests, penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (iii) in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments (whether or not negotiable) issued for the account of such Person regardless of whether drawn upon, (iv) created or arising under conditional sale or other title retention agreement with respect to property acquired or issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business consistent with past practice), (v) in respect of any securitization transaction, (vi) consisting of net obligations of any interest rate, currency or commodity hedging arrangements or (vii) relating to a lease obligation required to be capitalized under GAAP or attributable to sale/leaseback transactions of such Person; and (b) every obligation of others of the kind described in the preceding clause (a) that such Person has guaranteed, that is secured by an Encumbrance on any asset of such Person or that is otherwise such Person’s legal obligation. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (v) intercompany indebtedness between the Company and its Wholly Owned Subsidiaries (other than GCI and its Subsidiaries) incurred in the ordinary course of business consistent with past practice that will be (and is) terminated and repaid in full on or prior to the Effective Time, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments, in each case, incurred in the ordinary course of business consistent with past practice, (x) operating leases, (y) obligations under employment agreements and (z) prepaid or deferred revenue and deferred tax liabilities.
“Indemnification Agreement Joinder” means the Assumption and Joinder Agreement to Indemnification Agreement, dated as of the date hereof, by and among Parent, the Company, Qurate and the other parties thereto.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto and all Patents; (b) Trademarks; (c) works of authorship (whether or not copyrightable) and Copyrights; (d) trade secrets; (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; and (f) rights in software.
“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.
“Joinder Agreements” means the Tax Sharing Agreement Joinder, the Indemnification Agreement Joinder, and the joinder agreements described in Section 5.24(e).
“Knowledge” means, with respect to the Company, the actual knowledge, after due inquiry, of any of the individuals set forth on Section 1.1(b) of the Company Disclosure Letter, and, with respect to Parent, the actual knowledge, after due inquiry, of any of the individuals set forth on Section 1.1(b) of the Parent Disclosure Letter.
“Law” means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.
“LBC Available Liquidity” means, as of any determination date, an amount equal to the sum of (i) unrestricted cash on the balance sheet of the Company and its Subsidiaries (other than GCI and its

Subsidiaries) on such determination date minus $50 million and (ii) an amount equal to the unused available revolving borrowings under the outstanding Company Margin Facility such that LTV (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) as of such date would not exceed 50% minus $250 million.
“LBC Cash Liabilities” means, as of any determination date, the aggregate amount of cash in the reasonable judgment of the Company on such determination date that is required to pay, repay, redeem, repurchase or otherwise settle any Company Debt (other than any Parent Loan Facility) (including any interest or any related premiums) due within the 30 days immediately following such determination date (including, for the avoidance of doubt, any Exchangeable Debentures that are subject to redemption or exchange pursuant Section 5.22(a) and any Exchangeable Debentures subject to repurchase, exchange or redemption pursuant to Section 5.22(c)).
“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.
“Liberty Media” means Liberty Media Corporation, a Delaware corporation.
“Liberty Media Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Parent, the Company and Liberty Media.
“Liberty Media Side Letter” means the agreement, dated as of the date hereof, from Parent to Liberty Media and the Company.
“Lookback Date” means January 1, 2021.
“Maffei Group” means Gregory B. Maffei and Maven GRAT 1, LLC, Maven 2017-1 GRAT, LLC and the Maffei Foundation.
“Malone Group” means the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, The Malone Family Land Preservation Foundation, the John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Non-GCI Subsidiaries” means the Subsidiaries of the Company other than GCI, GCI Spinco, and any Subsidiaries of GCI and GCI Spinco.
“O’Melveny” means O’Melveny & Myers LLP.
“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.
“Parent Adverse Recommendation Change” means any of the following actions of the Parent Board or any committee thereof, including the Parent Special Committee: (a) qualifying, amending or modifying, in a manner adverse to the Company, or withdrawing or publicly proposing to qualify, amend or modify, in a manner adverse to the Company, or withdraw, the Parent Board Recommendation or the Parent Special Committee Recommendation or failing to include the Parent Board Recommendation and the Parent Special Committee Recommendation in the Joint Proxy Statement when filed and when disseminated to the Parent Stockholders (and at all times thereafter prior to receipt of the Parent Requisite Approvals), (b) publicly recommending, adopting or approving, or proposing to publicly recommend, adopt or approve, any Alternative Parent Transaction Proposal, (c) making any public recommendation in favor of a tender offer, other than, for the avoidance of doubt, any “stop look and listen” communication of the type contemplated by Rule 14d-9 under the Exchange Act, or exchange offer or failing to recommend against acceptance of such tender or exchange offer by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (d) other than with respect to a tender offer or exchange offer, the Parent Board failing to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after the Company so requests in writing if an Alternative Parent Transaction Proposal or any material modification thereto has been made public and not withdrawn (provided, that the Company shall be entitled to make such written request for reaffirmation only once for each Alternative Parent Transaction Proposal and once for each material amendment to such Alternative Parent Transaction Proposal) or (e) resolving, agreeing or publicly proposing to do any of the foregoing.
“Parent Bylaws” means the Bylaws of Parent, as in effect on the date of this Agreement.
“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.
“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, effective as of May 18, 2016, as amended and as in effect on the date of this Agreement.
“Parent Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Parent.
“Parent Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Parent.
“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.
“Parent Equity Awards” means the Parent Stock Options, the Parent RSU Awards, the Parent PSU Awards and the Parent Restricted Stock.
“Parent Governance Instruments” means the Parent Charter and the Parent Bylaws.
“Parent Intervening Event” means any material fact, event, change, development or circumstance (a) that was not known or reasonably foreseeable (or, if known, the consequences or magnitude of which were not known or reasonably foreseeable) by Parent Special Committee (in the case of a Parent Adverse Recommendation Change by the Parent Special Committee) or the Parent Board (in the case of a Parent Adverse Recommendation Change by the Parent Board) as of the date of this Agreement, which material fact, event, change, development or circumstance (or consequences or magnitude of which) becomes known to the Parent Special Committee (in the case of a Parent Adverse Recommendation Change by the Parent Special Committee), or the Parent Board (in the case of a Parent Adverse Recommendation Change by the Parent Board) prior to the Parent Requisite Approvals and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole and (b) does not relate to (i) the receipt, existence or terms of any Alternative Parent Transaction Proposal or (ii) any changes in the market price or trading volume of the Company, Parent or any of their Portfolio Securities in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change described in clause (ii) may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition).
“Parent Loan Facility” means the Company Loan Facility (as defined in the Stockholders and Letter Agreement Amendment).
“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in conditions generally in the United States or global economy or in the capital, credit or financial markets, including exchange or interest rates, credit availability and liquidity and price levels or trading volumes in the United States or foreign securities markets, (b) changes in general political conditions (including any changes arising out of any outbreak or escalation of hostilities, civil disobedience, sabotage, acts of terrorism, military action or war (whether or not declared) or any other national or international calamity after the date hereof), (c) any change in GAAP or applicable Law, including in the repeal thereof, or in the enforcement thereof, (d) the announcement or pendency of the Transaction Documents or the transactions contemplated thereby or hereby (including any stockholder litigation arising from such announcement or pendency and including the effects of such announcement or pendency on the price or trading volume of the Parent Capital Stock or the Portfolio Securities or the credit rating of Parent or any of its Subsidiaries) (it being understood and agreed that this clause (d) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or the announcement of the Transaction Documents or the consummation of the transactions thereby or hereby), (e) any earthquakes, hurricanes, tornados, and other wind storms, floods, pandemics (including COVID-19) or epidemics or other natural disasters or acts of God, (f) any action taken or failure to act by Parent or its Subsidiaries which is expressly required by the Transaction Documents to which Parent or its Subsidiaries is a party (other than any such obligation to operate in the ordinary course or any action required by Section 5.9(a)) or that has been expressly consented to by the Company under the terms of this Agreement, (g) any failure, in and of itself, in the financial or operating performance of Parent to meet published or unpublished revenue or earning projections, forecasts, expectations or budgets for any period (provided, that the events, occurrences, facts, conditions, changes, developments or effects giving rise to or contributing to such failure, if not otherwise excluded from this definition of “Parent Material Adverse Effect,” may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur), or (h) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio Company’s and its Subsidiaries’ businesses, assets, properties, Liabilities, results of operations and/or financial condition (it being understood that the underlying facts or occurrences giving rise or contributing to such material adverse effect may be taken into account when determining a Parent Material Adverse Effect to the extent not otherwise excluded by this definition), except in each of cases of clauses (a), (b), (c) and (e), to the extent that such changes, effects, events, occurrences, state of facts or developments affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries participate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).
“Parent Preferred Stock” means the Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, to be issued by Parent.
“Parent PSU Awards” means restricted stock units with respect to shares of Parent Common Stock that are subject to performance-based vesting conditions.
“Parent Requisite Approvals” means the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval.
“Parent Restricted Stock” means restricted shares of Parent Common Stock.
“Parent RSU Awards” means restricted stock units with respect to shares of Parent Common Stock, other than Parent PSU Awards.
“Parent Section 16 Officer” means any person that Parent has determined to be an “officer” of Parent within the meaning of Rule 16a-1(f) of the Exchange Act.
“Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.
“Parent Stock Plan” means the Charter Communications, Inc. 2019 Stock Incentive Plan, the Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan, the Time Warner Cable Inc. 2011 Stock Incentive Plan and the Time Warner Cable Inc. 2006 Stock Incentive Plan.
“Parent Stockholder” means a holder of Parent Capital Stock.
“Parent Tax Opinion” means (a) the tax opinion, dated as of the Closing Date, referred to in Section 6.2(e) and (b) if required in connection with the filing of the Registration Statement, the opinion as to the material U.S. federal income tax consequences of the Merger, to be delivered by Parent Tax Counsel for purposes of the Registration Statement, including the Joint Proxy Statement.
“Parent Tax Opinion Representation Letter” means the representation letter substantially in the form of Exhibit C, with such changes, updates or refinements, agreed to (with such agreement not to be unreasonably withheld, conditioned or delayed) by Parent, the Company, Parent Tax Counsel and Company Tax Counsel, as may be reasonably necessary to reflect any changes in, or clarifications of, facts prior to the Closing, to be executed by Parent, and dated and effective as of the Closing Date (and if applicable, as of the date of any Tax Opinions to be delivered in connection with the Registration Statement), delivered to each of the tax counsel providing the Tax Opinions as a condition to, and in connection with, the issuance of the Tax Opinions.

“Parent Tax Opinion Representations” means the representations in the Parent Tax Opinion Representation Letter.
“Party” means any of the Company, Parent, Merger Sub and Merger LLC.
“Patents” means patents and industrial designs, patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith.
“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents or the Parent SEC Documents, as applicable, filed prior to the date of this Agreement, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license made in the ordinary course of business consistent with past practice or in effect as of the date of this Agreement, (g) liens securing Indebtedness of the Company and/or its Subsidiaries described on Section 1.1(c) of the Company Disclosure Letter (and identified thereon as being secured by such liens) so long as the terms of such Indebtedness, as in effect on the date of this Agreement, require the incurrence of such liens to secure such Indebtedness, (h) liens or other encumbrances described on Section 1.1(c) of the Parent Disclosure Letter, (i) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (j) (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law or (ii) restrictions under organizational documents of the issuer of such securities, (k) Encumbrances set forth in any Transaction Document, (l) liens on Parent Capital Stock owned by the Company securing the Company Margin Facility that are expected to be released at or prior to the Effective Time (such release to be evidenced by draft customary payoff and lien release documentation delivered prior to the Effective Time), (m) any Encumbrances under the Stockholders Agreement and (n) liens securing Indebtedness of the Company and/or its Subsidiaries permitted to be incurred under Section 5.1(g) that are expected to be released on or prior to the Effective Time (such release to be evidenced by draft customary payoff and lien release documentation delivered prior to the Effective Time).
“Permitted Margin Loan Refinancings” means any Indebtedness in the form of loans incurred by the Company and/or its Subsidiaries (excluding the GCI Business) in consultation with Parent within one year of the stated maturity of the Company Margin Facility in exchange for, or the net proceeds of which are used or will be used for, the extension, redemption, renewal, replacement, repurchase, settlement, refunding or refinancing in whole or in part of the Company Margin Facility (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) (the “Refinanced Indebtedness”); provided that:
(a) the principal amount (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) of the Permitted Margin Loan Refinancing does not exceed the principal amount (including any available undrawn commitments, any delayed draw facility under the Margin Loan Agreement and any unused incremental loan borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) of the Refinanced Indebtedness; and
(b) such Permitted Margin Loan Refinancing (i) is on customary (or better than customary) market terms and conditions; (ii) does not contain any right on the part of the holder(s) thereof to convert or exchange such Indebtedness for equity; (iii) is prepayable and terminable, at the Company’s (or its applicable Subsidiary’s) option, without premium, penalty or make-whole protection of any kind (excluding, for the avoidance of doubt, customary SOFR breakage) upon advance notice no longer than the relevant notice periods applicable to the Refinanced Indebtedness; (iv) (A) shall have no borrowers, issuers, guarantors, grantors, pledgors or other obligors or providers of credit support, other than Persons acting in such capacity(ies) under the applicable Refinanced Indebtedness and (B) shall not be secured by any collateral other than collateral securing such Refinanced Indebtedness; and (v) if in the form of a margin loan facility, has provisions corresponding to Section 2.09 of the Margin Loan Agreement no less favorable to the Company in any material respect than Section 2.09 (including the definitions referenced therein) of the Margin Loan Agreement (as in effect on the date hereof).
Notwithstanding anything herein to the contrary, any Indebtedness constituting a Permitted Margin Loan Refinancing that replaces revolving loans or facilities under the Company Margin Facility shall be deemed a Company Margin Facility for purposes of this Agreement (i.e., entitled to the same treatment).
“Person” means (a) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or (b) any Group comprised of two (2) or more of the foregoing.
“Personal Data” means any and all information that, (a) alone or in combination with other information, allows the identification of a living individual (including IP address, digital signature, name, address, telephone number, email address or usernames in combination with a password or security code that would allow access to an online account, date of birth, social security number, bank account number, government-issues identification number, credit card number, credit history and criminal history) and is “Personal Data” as that term is defined in Article 4 of the GDPR or (b) is “Personally Identifiable Information” under any Data Security Requirements in any jurisdiction applicable to the processing of that Personal Data.
“Portfolio Securities” means the securities of the entities set forth on Section 1.1(d) of the Company Disclosure Letter and Section 1.1(d) of the Parent Disclosure Letter, as applicable.
“Potter Anderson” means Potter Anderson & Corroon LLP.
“Privileged Information” shall mean any and all Protected Information regardless of whether shared with, by, or among any Represented Person or their respective Affiliates (or any of their respective Representatives), that was created prior to the Closing and would ordinarily be protected by the attorney-client privilege or similar protections (including attorney work-product protections), as to which the Company, prior to the Closing, had any rights whatsoever, either by itself or in conjunction with another Person.
“Protected Information” shall mean any and all (a) documents, information, or other materials (including analyses, memoranda, spreadsheets and drafts of any of the foregoing) whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) created prior to the Closing by or for the benefit of any Represented Persons and/or any of their respective Affiliates or Representatives, and (b) communications prior to the Closing, whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) that occur between or among any of the following: any Represented Persons, any of their respective Affiliates or any of their respective Representatives (including, for the avoidance of doubt, strictly internal communications), in the case of each of clause (a) or (b), to the extent actually (or reasonably deemed to be) in the possession or control of the Company on or prior to the Closing and relating to:
(i) the businesses or affairs of the Company and its Affiliates to the extent such information described in clause (a) or (b) of the introductory paragraph to this definition also primarily relates to (1) any of the Persons set forth in clauses (iv), (v) or (vi) of the definition of Represented Persons (other than to the extent such Persons are acting in their capacities as employees, officers, directors or stockholders of the Company) or the respective employees, officers, directors or stockholders of the Persons set forth in clause (vi) of the definition of Represented Persons to the extent acting in their capacities as such or (2) Parent or any of its Affiliates;
(ii) the transactions contemplated by (together with any actions taken in anticipation of, or in consideration of any alternatives to, the transactions contemplated by) this Agreement or the GCI Divestiture; or

(iii) any analyses or presentations prepared or conducted by any financial advisor to the Company with respect to, in connection with or in anticipation of the transactions described in immediately preceding clause (ii) (including the relevant portions of any related materials shared with any transaction committee of the Company Board or the Company Board);
provided, however, that, notwithstanding the foregoing and for the avoidance of doubt, the following shall not be deemed to be Protected Information: (A) financial statements, schedules and other financial information to the extent relating to the Company and/or its Subsidiaries, including auditors’ work papers and correspondence with, to or from auditors, (B) any of the information described in clause (a) or (b) to the introductory paragraph of this definition to the extent relating to or arising out of the Company’s SEC or Nasdaq compliance, reporting or similar obligations, including its financial reporting and accounting requirements, as a public company (other than to the extent relating to the matters described in clause (ii) of this definition), (C) documentation executed or delivered by or to the Company in connection with the issuance of the Exchangeable Debentures, including the Exchangeable Debentures Indentures, together with any analyses regarding the structure or terms, or interpreting the provisions, thereof, and (D) corporate record books of the Company and/or any of its Subsidiaries, including minutes from meetings of or actions taken by the Company Board (other than meetings of or actions taken by any transaction committee of the Company Board or the Company Board, in each case to the extent such meetings or actions relate to any of the matters described in clause (i), (ii) or (iii) above) or any Board of Directors or similar governing body of any of the Company’s Subsidiaries, and minutes from meetings of or formal actions taken by the stockholders of the Company or any of the Company’s Subsidiaries.
“Qurate” means Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation).
“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.
“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Sherman” means Sherman & Howard L.L.C.
“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.
“State Commissions” means any state Governmental Authority that has issued Communications Licenses to the Company or its Subsidiaries, or any successor to any such state Governmental Authority.
“Stock Issuance” means the issuance of (a) shares of Parent Class A Common Stock to holders of shares of Company Common Stock and (b) shares of Parent Preferred Stock to holders of Company Preferred Stock, in each case, as part of the Merger Consideration.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that for purposes of this Agreement, (a) neither Parent, the Portfolio Company nor any of their respective Subsidiaries will be deemed to be a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries and (b) neither the Portfolio Company nor any of its Subsidiaries will be deemed to be a Subsidiary of Parent or a Subsidiary of any of Parent’s Subsidiaries.
“Superior Company Proposal” means a bona fide written Alternative Company Transaction Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) is more favorable from a financial point of view to the Company, the Company Stockholders and the Company Disinterested Stockholders than the terms of the Merger and the other transactions contemplated hereby and (c) is otherwise on terms that the Company Board has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Company Proposal,” the term “Alternative Company Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction” when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to eighty percent (80%).
“Superior Parent Proposal” means a bona fide written Alternative Parent Transaction Proposal which the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, tax, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal, (a) is reasonably likely to be consummated on the terms proposed, (b) is more favorable from a financial point of view to Parent, the Parent Stockholders and the Parent Disinterested Stockholders than the terms of the Merger and the other transactions contemplated hereby and (c) is otherwise on terms that the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) has determined to be superior to the transactions contemplated hereby; provided, however, that, for purposes of this definition of “Superior Parent Proposal,” the term “Alternative Parent Transaction Proposal” shall have the meaning assigned to such term in this Agreement, except that each reference to twenty-five percent (25%) in the definition of “Alternative Parent Transaction” when used in the definition of “Alternative Parent Transaction Proposal” shall be replaced with a reference to eighty percent (80%).
“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).
“Tax Opinion Representations” means the representations in the Company Tax Opinion Representation Letter and the Parent Tax Opinion Representation Letter.
“Tax Opinions” means the Parent Tax Opinion and the Company Tax Opinion.
“Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, supplied to or filed with or required to be supplied to or filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.
“Tax Sharing Agreement Joinder” means the Assumption and Joinder Agreement to Tax Sharing Agreement, dated as of the date hereof, by and among Parent, the Company and Qurate.
“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.
“Trademarks” means trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, social media handle registrations and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing.
“Transaction Documents” means this Agreement, the Voting Agreement, the Liberty Media Letter Agreement, the Liberty Media Side Letter, the Exchange Side Letter, the Joinder Agreements, the GCI Divestiture Documents, and the Stockholders and Letter Agreement Amendment.
“Treasury Regulations” means the regulations promulgated under the Code in effect on the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.
“Wachtell Lipton” means Wachtell, Lipton, Rosen & Katz.
“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988 or any similar state, local or foreign Law.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the Equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.
“Willful Breach” means a material breach of a Party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a Party with the Knowledge that the taking of such act or failure to take such action would be a material breach of such Party’s covenants or agreements in this Agreement.
Section 1.2 Additional Defined Terms.

Term	Section
A/N	Recitals
Affiliate Contract	3.23(a)
Agreement	Preamble
Alternative Tax-Free Transactions	5.11(g)
Amended Company Notice Period	5.4(b)(ii)
Amended Parent Notice Period	5.6(b)(ii)
Book Entry Shares	2.6(a)(ii)
Certificate	2.6(a)(ii)
Certificate of Merger	2.3(a)
Charter Holdings Equity Securities	5.2(c)
Closing	2.4
Closing Date	2.4
Code	Recitals
Combination	Recitals
Common Consideration	2.6(a)(ii)(3)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Disinterested Stockholder Approval	3.4(c)
Company Disinterested Stockholders	3.4(c)
Company ERISA Affiliate	See definition of Company Plan, 1.1
Company Material Contract	3.17(a)
Company Notice Period	5.4(b)(ii)
Company Offer	5.6(b)(ii)
Company Other Interests	3.3(c)
Company Owned Parent Shares	Recitals
Company Recourse Related Party	7.3(f)
Company SEC Documents	3.6(a)
Company Stockholder Approval	3.4(c)
Company Stockholders Meeting	5.7(a)
Company Tax Counsel	6.3(d)
Company Vote Date	7.1(b)(iii)
Confidentiality Agreement	5.8(d)
D&O Insurance	5.14(b)
D&O Tail	5.14(b)
Delaware Courts	8.11
DGCL	Recitals
Dissenting Shares	2.6(e)
DLLCA	Recitals
Drop Dead Date	7.1(b)(i)
Effective Time	2.3(a)
Exchange Agent	2.7(a)

Term	Section
Exchange Fund	2.7(a)
Exchangeable Shortfall Amount	5.22(a)(i)(1)
Extended Date	5.14(a)
Fractional Share	2.6(f)
GCI Business	5.24(a)
GCI Divestiture	5.24(a)
GCI Divestiture Shortfall Amount	5.22(e)
GCI Event	5.24(f)
GCI Spinco	5.24(a)(iii)
GDPR	See definition of Data Security Requirements 1.1
Grizzly Merger Sub	3.14(h)
Indemnified Parties	5.14(a)
Intended Tax Treatment	5.11(a)
Joint Proxy Statement	5.7(a)
Letter Agreement	Recitals
Maffei Voting Agreement	Recitals
Malone Voting Agreement	Recitals
Margin Loan Agreement	See definition of Company Margin Facility, 1.1
Merger	Recitals
Merger Consideration	2.6(a)(ii)(4)
Merger Consideration Value	2.8(a)(i)
Merger LLC	Preamble
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Stockholder Consent	4.3(d)
Necessary Information	5.27(c)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	4.3(c)
Parent Closing Price	2.8(a)(ii)
Parent Disinterested Stockholder Approval	4.3(f)
Parent Disinterested Stockholders	4.3(f)
Parent Financial Statements	4.5(b)
Parent Notice Period	5.6(b)(ii)
Parent Offer	5.4(b)(ii)
Parent Recourse Related Party	7.3(g)
Parent SEC Documents	4.5(a)
Parent Special Committee	Recitals
Parent Special Committee Recommendation	4.3(b)
Parent Stockholder Approval	4.3(f)
Parent Stockholders Meeting	5.7(a)
Parent Tax Counsel	6.2(e)
Parent Vote Date	7.1(b)(iv)
Permitted Parent Access Circumstance	5.27(c)
Portfolio Company	See definition of Affiliate, 1.1
Post-Closing Representation	5.27(a)
Preferred Consideration	2.6(a)(ii)(4)
Proposed Change in Tax Law	5.11(f)
Qualified Plan	3.16(d)
Qurate TSA	3.14(h)

Term	Section
Refinanced Indebtedness	See definition of Permitted Margin Loan Refinancings, 1.1
Registration Statement	5.7(a)
Represented Persons	5.27(a)
Separation Principles	5.24(a)
Series A Consideration	2.6(a)(ii)(1)
Series B Consideration	2.6(a)(ii)(2)
Series C Consideration	2.6(a)(ii)(3)
Stockholders Agreement	Recitals
Stockholders and Letter Agreement Amendment	Recitals
Surviving Company	2.1(b)
Surviving Corporation	2.1(a)
Termination Fee	7.3(a)
Upstream Effective Time	2.3(b)
Upstream Merger	Recitals
Upstream Merger Certificate	2.3(b)
Use	3.12(c)
Voting Agreements	Recitals
Voting Company Debt	3.2(c)
Voting Parent Debt	4.2(c)

Section 1.3 Terms Generally.
(a) The definitions in Section 1.1 and Section 1.2 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in their entirety and not to any part hereof unless the context otherwise requires. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Any references to any statute or regulation are to such statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions), unless the context otherwise requires. Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. As used herein, and unless the context otherwise requires, the phrase “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) (x) with respect to information to be made available to Parent, posted and made available to Parent on the Company due diligence data site or otherwise delivered to Wachtell Lipton by the Company or its Representatives in connection with the transactions contemplated by the Transaction Documents at least one (1) Business Day prior to the date of this Agreement, and (y) with respect to information to be made available to the Company, posted or made available to the Company on Parent’s due diligence data site or delivered to O’Melveny by Parent or its Representatives in connection with the transactions contemplated by the Transaction Documents at least one (1) Business Day prior to the date of this Agreement or (B) filed or furnished to the SEC (and publicly available) at least two (2) Business Days prior to the date of this Agreement.
(b) References to “the Company” in the phrase “the Company and its Subsidiaries, taken as a whole”, including for purposes of Article III, will be deemed to include the Company’s equity interest in Parent through the Company’s ownership of Parent Class A Common Stock and the related value to the Company thereof and the Company’s equity interest in the Portfolio Company through the Company’s ownership of the Portfolio Securities and the related value to the Company thereof; provided, that in no event shall Parent, the Portfolio Company or any of their respective Subsidiaries constitute a Subsidiary of the Company or any of its Subsidiaries.
(c) For all purposes of this Agreement, each Party hereto acknowledges and agrees that none of the representations and warranties set forth in Article III (other than Section 3.14 (Tax) and Section 3.15 (Tax Matters)) or in any certificate delivered by the Company pursuant hereto (including with respect to the condition set forth in Section 6.2(a)) are being made with respect to Parent, its Subsidiaries, the Portfolio Company, its Subsidiaries or the respective businesses of the Portfolio Company or Parent (including their respective Subsidiaries) or, if the GCI Divestiture is consummated, GCI Spinco, GCI, their respective Subsidiaries or the GCI Business, and that Parent, the Portfolio Company, their respective Subsidiaries, and the respective businesses of the Portfolio Company and Parent and, if the GCI Divestiture is consummated, GCI Spinco, GCI, their respective Subsidiaries and the GCI Business shall be excluded from the representations and warranties set forth in Article III (other than Section 3.14 (Tax) and Section 3.15 (Tax Matters)) and in any certificate delivered by the Company pursuant hereto for all purposes of this Agreement (including for purposes of Section 6.2(a)), except that (i) this sentence shall not limit (A) any representations or warranties herein by the Company regarding the Company’s or any of its Subsidiaries’ ownership of the Portfolio Securities or the Company Owned Parent Shares or (B) any statement, representation or warranty made in the Company Tax Opinion Representation Letter and (ii) notwithstanding anything to the contrary in this Agreement, each and every representation and warranty set forth in Article III (other than Section 3.15 (Tax Matters)) with respect to, for or relating to GCI Spinco, GCI, any of their respective Subsidiaries or the GCI Business shall be deemed to be qualified by and subject to an exception for “Company Material Adverse Effect”.
(d) For all purposes of this Agreement, each Party hereto acknowledges and agrees that none of the representations and warranties set forth in Article IV (other than Section 4.11 (Tax Matters)) or in any certificate delivered by Parent pursuant hereto (including as such representations and warranties are included in the condition set forth in Section 6.3(a)) are being made with respect to the Portfolio Company and its Subsidiaries or the business of the Portfolio Company and that the Portfolio Company, its Subsidiaries and the business of the Portfolio Company shall be excluded from the representations and warranties set forth in Article IV (other than Section 4.11 (Tax Matters)) and in any certificate delivered by Parent pursuant hereto for all purposes of this Agreement, except that this sentence shall not limit (i) any representations or warranties herein by Parent regarding Parent’s or any of its Subsidiaries’ ownership of the Portfolio Securities or (ii) any statement, representation or warranty made in the Parent Tax Opinion Representation Letter.
(e) For the avoidance of doubt, the phrase “Parent and its Subsidiaries” will be deemed to include Merger Sub and Merger LLC prior to the Effective Time, the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time.
ARTICLE II

THE COMBINATION
Section 2.1 The Combination.
(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.
(b) Upon the terms and subject to the conditions set forth in this Agreement (which constitutes a “plan of merger” for purposes of Section 18-209(i) of the DLLCA) and in accordance with the DGCL, the DLLCA and the authorization of the Upstream Merger by Merger LLC in accordance with Merger LLC’s governing documents, Section 267 of the DGCL, Section 18-209(i) of the DLLCA and the Upstream Merger Certificate, following the Effective Time and at the Upstream Effective Time, the Surviving Corporation shall be merged with and into Merger LLC and the separate corporate existence of the Surviving Corporation shall thereupon cease. Merger LLC shall continue as the surviving company in the Upstream Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate existence of Merger LLC with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Upstream Merger. At the Upstream Effective Time, the effect of the Upstream Merger shall be as provided in this Agreement, the Upstream Merger Certificate and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Upstream Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger LLC shall vest in the Surviving Company, and all debts, Liabilities and duties of the Surviving Corporation and Merger LLC shall become the debts, Liabilities and duties of the Surviving Company.
Section 2.2 Organizational Documents.
(a) At the Effective Time, the Company Charter as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation and shall not be amended or restated in connection with the Merger.
(b) The Parties shall take all necessary action so that, at the Effective Time, the Company Bylaws as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as the bylaws of Merger Sub read immediately prior to the Effective Time (with any necessary changes, including the name of the Surviving Corporation) and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended (subject to Section 5.14(a)) in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and the DGCL.
(c) At the Upstream Effective Time, the certificate of formation of Merger LLC, as in effect immediately prior to the Upstream Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.
(d) At the Upstream Effective Time, the limited liability company agreement of Merger LLC, as in effect immediately prior to the Upstream Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended (subject to Section 5.14(a)) in accordance with applicable Law and the applicable provisions of such limited liability company agreement.
Section 2.3 Effective Time; Upstream Effective Time.
(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (i) first, Parent shall file (or cause to be filed) the Certificate of Designations with the Secretary of State of the State of Delaware, which shall become effective upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware or such later date and time as set forth therein and mutually agreed by Parent and the Company but in all events prior to the Effective Time and (ii) second, the Company shall file (or cause to be filed) a certificate of merger containing the provisions required by, and executed in accordance with, Section 251(c) of the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”); provided, however, that in no event shall the Effective Time be prior to the time the Certificate of Designations has become effective.
(b) Immediately following the effectiveness of the Certificate of Merger, Merger LLC shall file (or cause to be filed) a certificate of ownership and merger with respect to the Upstream Merger containing the provisions required by, and executed in accordance with, Section 267 of the DGCL and Section 18-209(i) of the DLLCA (and as authorized by Merger LLC in accordance with Section 267 of the DGCL, Section 18-209 of the DLLCA and Merger LLC’s governing documents) (the “Upstream Merger Certificate”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Upstream Merger shall become effective upon the filing of the Upstream Merger Certificate with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Upstream Merger Certificate (such time, the “Upstream Effective Time”). The Effective Time shall, in all events, precede the Upstream Effective Time.
Section 2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Combination (the “Closing”) shall occur on the later of (a) June 30, 2027 and (b) the third (3rd) Business Day after all of the conditions set forth in Article VI shall have been satisfied or waived (to the extent waivable) by the Party entitled to the benefit of the same (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date and time as agreed to by the Parties in writing or pursuant to Section 5.11(f) (the date on which the Closing occurs, the “Closing Date”). The Closing shall take place via the electronic exchange of documents and signature pages on the Closing Date or at such other place and time as agreed to by the Parties hereto.
Section 2.5 Directors and Officers.
(a) The Parties shall take all necessary action such that from and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.
(b) The Parties shall take all necessary action such that, from and after the Upstream Effective Time, the officers of Merger LLC immediately prior to the Upstream Effective Time shall be the officers of the Surviving Company until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.
Section 2.6 Effect on Capital Stock.
(a) Effect on Company Capital Stock and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholders, any of the Parties, or any other Person:
(i) Cancelled Shares. Each share of Company Common Stock or Company Preferred Stock (A) held by the Company as treasury stock or by any of its Wholly Owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (B) owned by Parent or any of its Wholly Owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.
(ii) Conversion of Company Capital Stock. Except as otherwise provided in Section 2.6(a)(i), and subject to Section 2.6(b) and Section 2.6(e):
(1) Each share of Company Series A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share to be treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series A Consideration”);
(2) Each share of Company Series B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series B Consideration”);
(3) Each share of Company Series C Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock equal to the Common Exchange Ratio, with any Fractional Share treated in accordance with Section 2.6(f) (such shares of Parent Class A Common Stock, the “Series C Consideration” and, together with the Series A Consideration and the Series B Consideration, the “Common Consideration”); and
(4) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically, and without any election on the part of the Company Stockholders, be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Parent Preferred Stock (such shares of Parent Preferred Stock, the “Preferred Consideration”, and together with the Common Consideration, the “Merger Consideration”).
From and after the Effective Time, all shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and, except as otherwise provided in Section 2.6(a)(i) and subject to Section 2.6(b), Section 2.6(c) and Section 2.6(e), each holder of (A) a certificate (a “Certificate”) that immediately prior to the Effective Time represented such shares or (B) such shares immediately prior to the Effective Time in non-certificated book-entry form (the “Book Entry Shares”) shall, in each case, thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, cash in lieu of any Fractional Share pursuant to Section 2.6(f) and any dividends or other distributions to which holders of shares become entitled in accordance with this Article II upon the surrender of such Certificate (subject to Section 2.7(h)) or exchange of Book Entry Shares in accordance with Section 2.7.
(iii) Effect on Merger Sub Common Stock. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one (1) share of Series A common stock of the Surviving Corporation.
(b) Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in outstanding Parent Capital Stock or Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, reverse stock-split, exchange, readjustment or other similar transaction of or involving shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Capital Stock or Company Capital Stock will be converted or exchanged (other than any conversion by any holder thereof of Company Series B Common Stock into Company Series A Common Stock pursuant to the terms of the Company Charter, other than any GCI Divestiture and other than the exchange of any shares of Company Series B Common Stock for such shares of Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter), the Merger Consideration, the Common Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event (with any such adjustments that are made to Company Equity Awards to be determined by the Company Board (or an authorized committee thereof) in its sole discretion). For the avoidance of doubt, neither the declaration nor payment by the Company of quarterly cash dividends on the Company Preferred Stock in accordance with the terms of the Company Charter prior to the Effective Time will require any adjustment under this Section 2.6(b).
(c) Post-Closing Company Preferred Stock Dividends. Parent shall pay (or cause a Subsidiary of Parent to pay) all dividends declared by the Company Board in accordance with the Company Charter on the Company Preferred Stock to the extent that the payment date for such dividends is after the Closing and the record date therefor precedes the Closing. The declared dividends shall be paid by Parent on the payment date to the holders of record of Company Preferred Stock as of the close of business on the record date therefor. Any dividends declared by the Company Board on the Company Preferred Stock will be conditioned on the record date occurring prior to the Closing Date.
(d) Conversion of Surviving Corporation Shares. At the Upstream Effective Time, by virtue of the Upstream Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or Merger LLC, (i) each limited liability company interest of Merger LLC issued and outstanding immediately prior to the Upstream Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and (ii) each share of capital stock of the Surviving Corporation shall be cancelled and shall cease to exist, and no securities or other consideration shall be delivered in exchange therefor.
(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Series B Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted at the Effective Time into or represent the right to receive the Series B Consideration pursuant to Section 2.6(a)(ii)(2), but instead, and in lieu thereof, each holder of a Dissenting Share shall only be entitled to payment of the fair value of such Dissenting Share in accordance with and to the extent provided in Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment thereunder; provided, that if any such holder shall fail to perfect or otherwise shall waive, effectively withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any Dissenting Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been cancelled and converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Series B Consideration without any interest thereon, upon surrender of such Dissenting Share pursuant to Section 2.7 hereof, and shall not thereafter be deemed to be a Dissenting Share.
(f) Fractional Shares. Notwithstanding anything to the contrary contained herein, holders of record of Company Common Stock shall not be entitled to receive a fraction of a share of Parent Class A Common Stock (each, a “Fractional Share”) as Common Consideration pursuant to the Merger and any holder of record of Company Common Stock entitled to receive a fractional share of Parent Class A Common Stock (after aggregating all shares of Parent Class A Common Stock into which such holder of record’s shares of Company Common Stock have been converted pursuant to Section 2.6(a)(ii) hereof), but for this Section 2.6(f), shall be entitled to receive a cash payment in lieu thereof (without interest) in accordance with this Section 2.6(f). Parent shall cause the Exchange Agent to aggregate all Fractional Shares that are otherwise issuable pursuant to the terms hereof into whole shares and cause such whole shares to be sold at prevailing market prices on behalf of those holders of record who would have otherwise been entitled to receive a Fractional Share, and each such holder of record who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash, without interest, rounded down to the nearest cent, in lieu of such Fractional Share in an amount equal to such holder’s pro rata share of the total cash proceeds (net of any fees to the Exchange Agent) from such sales. The Exchange Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by any Party. Following such sales, the applicable holders of record will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds, less any applicable withholding taxes. If such holders of record physically hold one or more Certificates, the check for any cash that such holders of record may be entitled to receive instead of Fractional Shares will be mailed to such holders separately. The Parties acknowledge that the payment of cash in lieu of Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Share.
Section 2.7 Exchange of Certificates and Book Entry Shares.
(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and Book Entry Shares for the applicable Merger Consideration (including to pay to holders of such Certificates and Book Entry Shares cash in lieu of Fractional Shares, if any, pursuant to Section 2.6(f)). Prior to the Effective Time, Parent shall enter into or shall have entered into an exchange agent agreement with the Exchange Agent in a form reasonably acceptable to the Company, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and such agreement shall be reasonably acceptable to the Company. Parent will make available to the Exchange Agent, at or prior to the Effective Time, a number of shares of Parent Class A Common Stock and Parent Preferred Stock sufficient to pay the aggregate Merger Consideration pursuant to Section 2.6(a) (such shares of Parent Class A Common Stock and Parent Preferred Stock, together with any cash in lieu of Fractional Shares, dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time and in any event within ten (10) Business Days after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) and shall have such other terms as shall be reasonably requested by the Company prior to the Closing for use in effecting delivery of shares of Company Common Stock or Company Preferred Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof (including any cash in lieu of Fractional Shares pursuant to Section 2.6(f)) and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d). Each holder of Book Entry Shares immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the applicable Merger Consideration payable pursuant to Section 2.1 (including cash in lieu of any Fractional Shares pursuant to Section 2.6(f)). In lieu thereof, each holder of record of one or more Book Entry Shares may provide an “agent’s message” in customary form with respect to any Book Entry Share (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request).
(b) Exchange Procedure. Each holder of shares of Company Common Stock or Company Preferred Stock that have been converted into the right to receive the Common Consideration or the Preferred Consideration, respectively, to be issued in consideration therefor, upon surrender to the Exchange Agent of a Certificate (subject to Section 2.7(h)), together with a properly completed letter of transmittal, or upon receipt by the Exchange Agent of an appropriate agent’s message (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Book Entry Shares, will be entitled to receive (i) the number of whole shares of Parent Class A Common Stock or Parent Preferred Stock (which shall be in non-certificated book-entry form unless a physical Certificate is requested) that such holder has the right to receive pursuant to Section 2.6, (ii) cash in lieu of Fractional Shares, if any, that such holder has the right to receive pursuant to Section 2.6(f) and (iii) a check or other form of payment in the amount equal to any dividends and other distributions, if any, payable in respect of such whole shares pursuant to Section 2.7(d). Any such Certificate or Book Entry Share shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration (including any cash in lieu of any Fractional Share pursuant to Section 2.6(f)) or on any unpaid dividends and distributions payable to holders of Certificates or Book Entry Shares. Until so surrendered, each Certificate and Book Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration (including any cash in lieu of Fractional Shares pursuant to Section 2.6(f)) and any dividends and other distributions in accordance with Section 2.7(d), without interest.
(c) Certificate Holder. If any portion of the Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), or any other payment provided for in this Article II) is to be paid to or registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), or other payment) shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Class A Common Stock or Parent Preferred Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or non-exchanged Book Entry Shares that the holder thereof has the right to receive upon the surrender or exchange thereof until such Certificates (subject to Section 2.7(h)) or Book Entry Shares, as applicable, are properly surrendered or exchanged in accordance with this Section 2.7. Promptly following such surrender or exchange, there shall be paid, without interest, to the record holder of the shares of Parent Class A Common Stock or Parent Preferred Stock issued in exchange therefor (i) all dividends and other distributions payable in respect of such shares of Parent Class A Common Stock or Parent Preferred Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender or exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class A Common Stock and Parent Preferred Stock with a record date after the Effective Time but with a payment date subsequent to the date of such surrender or exchange. For purposes of dividends or other distributions in respect of shares of Parent Class A Common Stock or Parent Preferred Stock, all shares of Parent Class A Common Stock or Parent Preferred Stock to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(e) No Further Ownership Rights. The Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), and any other payments) paid in accordance with the terms of this Article II in respect of shares of Company Capital Stock converted pursuant to Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares formerly representing shares of Company Common Stock or Company Preferred Stock are presented to the Surviving Corporation (or the Surviving Company, as applicable) or the Exchange Agent for any reason, such Certificates shall be canceled and such Certificates or Book Entry Shares shall be exchanged as provided in this Article II.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock or Company Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f), and any other payment in accordance with this Article II).
(g) No Liability. None of Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Class A Common Stock or Parent Preferred Stock from the Exchange Fund properly delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Shares shall not have been surrendered or exchanged prior to the date on which the applicable Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) would escheat to or become the property of any Governmental Authority, any such Merger Consideration (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Lost Certificates. If any Certificate shall have been lost, stolen, materially defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, materially defaced or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, materially defaced or destroyed Certificate the Merger Consideration issuable in respect thereof (including any cash in lieu of any Fractional Shares pursuant to Section 2.6(f)) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d), with respect to each share of Company Common Stock or Company Preferred Stock formerly represented by such Certificate.
(i) Withholding Rights. Parent, Merger Sub, Merger LLC, the Company and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, Merger LLC, the Company or the Exchange Agent, as applicable, and timely paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.8 Company Equity Awards.
(a) Immediately prior to the Effective Time, any vesting conditions applicable to each Company Stock Option that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and at the Effective Time, each Company Stock Option shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the quotient of (x) the product of (A) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, divided by (y) the Parent Closing Price. Any Company Stock Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration. For purposes of this Section 2.8(a), the terms:
(i) “Merger Consideration Value” means the product of (x) the Common Exchange Ratio multiplied by (y) the Parent Closing Price.
(ii) “Parent Closing Price” means the volume-weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P.
(b) Effective as of ten (10) Business Days prior to the Closing Date (or such other date on or around that time as may be determined by the Company Board (or authorized committee thereof)), each Company Unit Award (excluding each GCI Employee Unit Award) that is outstanding as of such time, shall, automatically and without any required action on the part of the holder thereof, accelerate and become fully vested (with applicable performance goals in respect of performance periods that are incomplete at such time, if any, being deemed satisfied at 100% of target) and all such shares of Company Common Stock underlying such Company Unit Award, less applicable tax withholdings, that are outstanding as of the Effective Time shall be treated as outstanding shares of Company Common Stock in the Merger and be treated as provided for in Section 2.6 and Section 2.7.
(c) Effective as of ten (10) Business Days prior to the Closing Date (or such other date on or around that time as may be determined by the Company Board (or authorized committee thereof)), any vesting conditions applicable to each Company Restricted Common Stock Award that is outstanding as of such time shall, automatically and without any required action on the part of the holder thereof, accelerate and become fully vested, and all shares of Company Common Stock subject to each Company Restricted Common Stock Award, less applicable tax withholdings, shall be treated as provided for in Section 2.6 and Section 2.7.
(d) Prior to the Effective Time, the Company Board (or authorized committee thereof) shall take such action and adopt such resolutions as are required or appropriate to (i) effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 2.8 and (ii) if requested by Parent in writing, cause the Company Stock Plans to terminate effective as of the Effective Time.
Section 2.9 Further Assurances. If, at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by the Transaction Documents or to carry out the purposes and intent of the Transaction Documents at or after the Effective Time, then the Company, Parent, the Surviving Corporation or the Surviving Company, as applicable, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate such contemplated transactions and to carry out the purposes and intent of the Transaction Documents.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 1.3(c) and except as set forth in (a) the Company SEC Documents filed and publicly available at least two (2) Business Days prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors” or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature) (provided, that in no event will any disclosure in the Company SEC Documents qualify or limit the representations and warranties in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.4 (Authorization), 3.15 (Tax Matters), 3.18 (Anti-Takeover Statutes), 3.19 (Ownership in Parent), 3.20 (Brokers and Other Advisors) or 3.21 (Opinion of Financial Advisor) of this Agreement) or (b) the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face without independent inquiry and that the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent, Merger LLC and Merger Sub as follows (provided, that no representation or warranty is made in this Article III with respect to the substance of any financial or other information (A) which has directly been provided by Parent specifically for the purpose of assisting the Company with its SEC reporting obligations as a public company, or (B) extracted (and reproduced in the Company SEC Documents without any material or substantive alteration thereto, or any analysis or further calculation or interpretation thereof) from the Parent SEC Documents):
Section 3.1 Organization; Standing and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date. The Company has made available to Parent, prior to the date of this Agreement, a complete and correct copy of the Company Governance Instruments in effect as of the date of this Agreement.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of (i) five hundred million (500,000,000) shares of Company Series A Common Stock, (ii) eighteen million seven hundred fifty thousand (18,750,000) shares of Company Series B Common Stock, (iii) five hundred million (500,000,000) shares of Company Series C Common Stock, and (iv) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share, issuable in series with seven million three hundred thousand (7,300,000) shares designated as Company Preferred Stock. No other shares of capital stock of, or other equity or voting interests in, the Company are authorized.
(b) As of the close of business on November 8, 2024, (i) 18,238,386 shares of Company Series A Common Stock were issued and outstanding, (ii) 2,020,332 shares of Company Series B Common Stock were issued and outstanding, (iii) 122,589,376 shares of Company Series C Common Stock were issued and outstanding (which figure includes 1,135 Company Restricted Common Stock Awards), (iv) 7,183,812 shares of Company Preferred Stock were issued and outstanding, (v) no shares of Company Common Stock were held in treasury by the Company, (vi) a total of 8,594,337 shares of Company Common Stock were available for future awards under the Company Stock Plans, (vii) 95,410 shares of Company Series B Common Stock were subject to outstanding unexercised Company Series B Stock Options, (viii) 4,246,075 shares of Company Series C Common Stock were subject to outstanding unexercised Company Series C Stock Options, (ix) 371,275 shares of Company Series C Common Stock were subject to outstanding Company RSU Awards, (x) 74,927 shares of Company Series C Common Stock were subject to outstanding Company PSU Awards, and (xi) no other shares of Company Capital Stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company to any holders of any class of securities of the Company or any Subsidiary of the Company. No shares of the Company are owned by any Subsidiary of the Company. From the close of business on November 8, 2024 through the date of this Agreement, there have been no issuances, repurchases or redemptions by the Company of shares of Company Capital Stock or other equity interests in the Company or issuances by the Company of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Company Capital Stock or other equity interests in the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Company Capital Stock or other equity interests in the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company Unit Awards or the withholding of shares for the satisfaction of applicable tax withholding requirements (or as to Company Stock Options, the applicable exercise price) related to Company Stock Options, Company Unit Awards, or Company Restricted Common Stock Awards, in each case outstanding as of the close of business on November 8, 2024 and in accordance with the terms thereof.
(c) Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders or the stockholders of any such Subsidiary on any matter (“Voting Company Debt”).
(d) Except as set forth in Section 3.2(b), or pursuant to any Transaction Document, other than the Company Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock, or other equity interests in the Company. As of the date of this Agreement, except pursuant to any Transaction Document, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Other than the Voting Agreements, there are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no agreements pursuant to which the Company or any of its Subsidiaries is a party or is bound pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of its Subsidiaries.
(e) Section 3.2(e) of the Company Disclosure Letter sets forth, in all material respects, the following information as of the close of business on November 8, 2024 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder (based on the target and maximum levels of performance with respect to Company PSU Awards), the type of Company Equity Award and series of Company Common Stock subject to such award, the grant date, the expiration date (if applicable), the exercise price or reference price (if applicable) and the vesting schedule. Each Company Stock Option was granted under a Company Stock Plan (or predecessor plan referenced therein) in accordance with applicable Law and the terms of the Company Stock Plan (or predecessor plan referenced therein) applicable thereto.
(f) The Company is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Company Capital Stock or other equity interests of the Company.
(g) No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the 2053 Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the 2053 Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the 2053 Exchangeable Debentures Indenture) from 1.8901 shares of Parent Common Stock, (ii) a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) the Adjusted Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture), in each case other than any such event or circumstance that resulted or results from actions taken by Parent or any of its Affiliates. As of the date hereof, the aggregate outstanding Adjusted Principal Amount (as defined in the 2053 Exchangeable Debentures Indenture) of the 2053 Exchangeable Debentures is $965,000,000.
(h) No event or circumstance has occurred that has resulted or will result, pursuant to the terms of the 2054 Exchangeable Debentures Indenture, in (i) an adjustment to the number of Reference Shares (as defined in the 2054 Exchangeable Debentures Indenture) attributable to each Debenture (as defined in the 2054 Exchangeable Debentures Indenture) from 2.5442 shares of Parent Common Stock, (ii) a Reference Share being anything other than one (1) share of Parent Common Stock or (iii) the Adjusted Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture) not being equal to the Original Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture), in each case other than any such event or circumstance that resulted or results from actions taken by Parent or any of its Affiliates. As of the date hereof, the aggregate outstanding Adjusted Principal Amount (as defined in the 2054 Exchangeable Debentures Indenture) of the 2054 Exchangeable Debentures is $860,000,000.
Section 3.3 Subsidiaries.
(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.
(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. All of the outstanding capital stock, or other equity interests in, each Wholly Owned Subsidiary of the Company is owned by the Company, its Subsidiaries or by the Company and another Subsidiary. All of the outstanding capital stock or other equity interests in each Wholly Owned Subsidiary of the Company is owned free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest), other than Permitted Encumbrances.
(c) Section 3.3(c) of the Company Disclosure Letter (i) lists, as of the date of this Agreement, (A) each Non-GCI Subsidiary of the Company, (B) its jurisdiction of incorporation or organization, (C) the location of its principal executive office and (D) the type and number of interests held of record by the Company and (ii) lists any other Person (other than GCI Spinco, GCI and their respective Subsidiaries) in which the Company or any of its Non-GCI Subsidiaries owns Equity (other than Subsidiaries of the Company) and sets forth all Equity of such Person that is owned, in whole or in part, directly or indirectly, by the Company or its Subsidiaries (such equity interests referred to in this clause (ii), collectively, the “Company Other Interests”). All Company Other Interests (including, for purposes of this sentence only, and only prior to the consummation of the GCI Divestiture, Equity of GCI Spinco (when in existence), GCI and their respective Subsidiaries) are fully paid and non-assessable and are owned, directly or indirectly, by the Company or one of its Subsidiaries free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Other Interests), other than Permitted Encumbrances. Except as provided by any Transaction Document, there are no restrictions with respect to the Company (or any Subsidiary of the Company, as applicable) voting any of the Company Other Interests. The Company has made available to Parent complete and correct copies of any stockholders’ agreements, voting agreements or other agreements with respect to the ownership of Company Other Interests in effect as of the date of this Agreement to which the Company or any of its Non-GCI Subsidiaries are a party.
Section 3.4 Authorization.
(a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the Company Disinterested Stockholder Approval. Assuming the accuracy of the representations in Section 4.15, the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, other than, with respect to the Merger, the Company Stockholder Approval and the Company Disinterested Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
(b) The Company Board has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Disinterested Stockholders, (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company Voting Stockholders (including the Company Disinterested Stockholders) for adoption and (iv) resolved to recommend that the Company Voting Stockholders (including the Company Disinterested Stockholders) approve the adoption of this Agreement (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c) Assuming the accuracy of the representations in Section 4.15, the only votes of the holders of any class or series of Company Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby are the adoption of this Agreement by: (i) the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock entitled to vote thereon, voting together as a single class in accordance with the Company Charter (the “Company Stockholder Approval”), and (ii) the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock entitled to vote thereon (other than any outstanding shares of Company Capital Stock beneficially owned, directly or indirectly, by (A) Parent and its Subsidiaries, (B) the Malone Group, the Maffei Group and their respective Affiliates, (C) A/N and its Affiliates, (D) the members of the Parent Board and the Parent Section 16 Officers, (E) the members of the Company Board and the Company Section 16 Officers or (F) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing), voting together as a single class (the “Company Disinterested Stockholder Approval” and the holders of Company Capital Stock entitled to vote on the Company Disinterested Stockholder Approval, the “Company Disinterested Stockholders”).
Section 3.5 Consents and Approvals; No Violations.
(a) The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, expiration of any applicable waiting period, consent or approval of any Governmental Authority by the Company other than (i) as may be required by Competition Laws, including the HSR Act, (ii) the declaration of effectiveness under the Securities Act of the Registration Statement, (iii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form and (B) such reports and other filings under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of Nasdaq, (v) the filing of the Certificate of Merger, the Upstream Merger Certificate, the Certificate of Designations or other documents as required by the DGCL or DLLCA, (vi) Tax filings or (vii) such other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.
(b) The execution, delivery and, subject to the receipt of the Company Stockholder Approval and the Company Disinterested Stockholder Approval, performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company Governance Instruments or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made (and any applicable waiting periods, including any applicable HSR Act waiting periods, and any agreements not to close, shall have expired or been terminated), and assuming the accuracy of the representations in Section 4.15, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem any Indebtedness or capital stock pursuant to, any of the terms, conditions or provisions of any material Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or (iv) result in any Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.
Section 3.6 SEC Reports and Financial Statements.
(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by the Company since the Lookback Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Company SEC Documents, (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).
(c) Since the Lookback Date, the Company has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. In connection with the Company management’s most recently completed assessment of the Company’s internal controls over financial reporting,

(i) the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) to the Company’s Knowledge there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Company’s Knowledge, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or Representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices.
(d) As of the date of this Agreement and to the Company’s Knowledge, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Company SEC Documents and received by the Company prior to the date of this Agreement. None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Company’s Knowledge, subject to ongoing SEC review or investigation.
(e) Since the Lookback Date, except as disclosed in the Company SEC Documents, no event has occurred and no transactions or series of transactions, agreements, arrangements, understandings or relationship or relationships to which the Company or any of its Subsidiaries was or is to be a party exists that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.
(f) Since the Lookback Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
Section 3.7 No Undisclosed Liabilities.
(a) Except as reflected or specifically reserved against or disclosed in the balance sheet of the Company dated September 30, 2024 included in the Form 10-Q filed by the Company with the SEC on November 7, 2024 (or described in the notes thereto) or as reflected or specifically reserved against or disclosed in the balance sheet of the Company dated December 31, 2023 included in the Form 10-K filed by the Company with the SEC on February 16, 2024 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities except (i) Liabilities incurred since September 30, 2024 in the ordinary course consistent with past practice, (ii) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby or (iii) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that in no event shall any Liability of Parent, the Portfolio Company, GCI or any of their respective Subsidiaries be deemed a Liability of the Company or any of its Subsidiaries for purposes of this Section 3.7(a). Neither the Company nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or legally binding arrangement (including any Contract or legally binding arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or legally binding arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of the Company or any of its Subsidiaries.
(b) Section 3.7(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all expenses and Liabilities of the Company or any of its Non-GCI Subsidiaries that are equal to or exceed $10,000,000 in any twelve (12) month period since the Lookback Date.
(c) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has incurred or accrued any material Liabilities pursuant to the Contract underlying the Indemnification Agreement Joinder.
Section 3.8 Absence of Certain Changes.
(a) Since December 31, 2023, there have been no changes, effects, events, occurrences, state of facts or developments that have had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Since December 31, 2023 until the date hereof, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course consistent with past practice, except for Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby; and
(c) Since December 31, 2023 until the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of Section 5.1.
Section 3.9 Litigation. There are no Actions pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of its or their respective properties or relating to the Transaction Documents and the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date. As of the date of this Agreement, neither the Company nor any of its Subsidiaries (nor any of its or their respective properties) is subject to or bound by any material Order. The Company and each of its Subsidiaries, as applicable, have complied with, and are now in compliance with, all Orders to which it is subject to or bound, except as would not, individually or in the aggregate, reasonably be expected to have (x) a Company Material Adverse Effect or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents to which the Company is a party prior to the Drop Dead Date.
Section 3.10 Compliance with Applicable Laws.
(a) The Company and each of its Subsidiaries have, since the Lookback Date, complied, and are in compliance, in all material respects, with all applicable Laws. Since the Lookback Date, (i) to the Company’s Knowledge, no material unresolved investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing and (ii) to the Company’s Knowledge, no Governmental Authority has indicated in writing an intention to conduct any such investigation or review.
(b) The Company and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to the Company’s Knowledge, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority.
(c) As of the date of this Agreement, the Company is not required to register as an “investment company” under the Investment Company Act of 1940.
Section 3.11 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Non-GCI Subsidiaries is party to any leaseholds, subleases or licenses under which the Company or any of its Subsidiaries leases, subleases or licenses any real property as a tenant to conduct its business.
Section 3.12 Intellectual Property, IT Systems, Data Privacy and Security.
(a) Neither the Company or any of its Non-GCI Subsidiaries owns any Intellectual Property. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating in any material respect, the Intellectual Property rights of any Person.
(b) The Company IT Systems are in good repair and working condition in all material respects (including with respect to working condition, performance and capacity) to effectively perform all information technology operations for which they are currently used.
(c) The Company and its Subsidiaries (i) have a privacy policy or policies regarding the collection, use, protection, security, disclosure, share, transfer and sale, transmission (collectively, “Use”) of Personal Data and (ii) to the Company’s Knowledge, are in compliance in all material respects with the privacy policies applicable to the Company and its Subsidiaries and all applicable Data Security Requirements. No claim or action is pending or threatened in writing against the Company or any of its Subsidiaries relating to its Use of Personal Data that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the execution, delivery or performance of the Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby, will result in any violation, in any material respect, of (i) any of the Company’s or its Subsidiaries’ privacy policies, or (ii) of any agreement of the Company or its Subsidiaries with respect to the Use of Personal Data, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The Company and its Subsidiaries have established, and are in compliance in all material respects with, (i) information security policies or programs that (A) include safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (B) are designed to protect against unauthorized access to and disclosure of the Company IT Systems and proprietary data and (ii) business continuity and back-up and disaster recovery plans and procedures. Neither the Company nor its Subsidiaries have been notified in writing by any Third Party (including pursuant to an audit by such Third Party) of, and to the Company’s Knowledge there is not, any material data security, information security or other technological deficiency with respect to the Company IT Systems that is unmitigated or lacks compensating security controls, or that presents a material risk of unauthorized Use or loss of any Personal Data. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to any proprietary data or trade secrets since the Lookback Date.
Section 3.13 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policy or is in material breach of, or material default under, any such insurance policy, and all premiums due thereunder have been timely paid. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.
Section 3.14 Tax. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a) (i) all Tax Returns required to be filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (ii) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (iii) all Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority, except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents filed prior to the date of this Agreement; (iv) since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved; and (v) there are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);
(b) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws;
(c) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;
(d) neither the Company nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than the Company or any of their respective Subsidiaries) under Section 1.1502-6 of the Treasury Regulations

(or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among the Company or any of their respective Subsidiaries, or (y) commercial agreements or arrangements entered into in the ordinary course, the primary subject matter of which does not relate to Taxes), (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iv) is, or since January 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company or any of their respective Subsidiaries);
(e) no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained automatically in the ordinary course of business);
(f) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations;
(g) during the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code; and
(h) no amounts are reasonably expected to be payable to Qurate or any other Person by the Company or any of its Subsidiaries as a result of obligations arising pursuant to the Tax Sharing Agreement, dated as of March 9, 2018 (the “Qurate TSA”), between Qurate and Grizzly Merger Sub 1, LLC, a Delaware limited liability company (successor to GCI Liberty, Inc., a Delaware corporation) (“Grizzly Merger Sub”), and to which the Company became a party pursuant to that certain Assumption and Joinder Agreement to the Tax Sharing Agreement, dated as of August 6, 2020, by and among the Company, Grizzly Merger Sub and Qurate; the statute of limitations for all material Taxes which are covered by the Qurate TSA are closed and no outstanding written claim has been received and no audit, action, or proceeding is in progress or threatened in writing, for which the Company or any of its Subsidiaries may reasonably be expected to have liability under the Qurate TSA.
Section 3.15 Tax Matters.
(a) Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in any gain or loss being recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) result in any gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of property other than Parent Capital Stock) being recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code, or (iv) prevent or preclude the Company from making the Company Tax Opinion Representations.
(b) The Company is not aware of any fact, agreement, plan or other circumstance, and has not taken any action, which fact, agreement, plan, circumstance or action would reasonably be expected to prevent or preclude the Company from delivering the Company Tax Opinion Representation Letter immediately prior to the Closing.
Section 3.16 Employees and Employee Benefits.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan.
(b) (i) A copy of each material Company Plan and all material amendments thereto are publicly available on EDGAR or have been made available to Parent; and (ii) the Company has made available to Parent any material non-routine communication from or to any Governmental Authority regarding any such plan within the past three years.
(c) Neither the Company, any Company ERISA Affiliate, GCI nor any of its Subsidiaries maintain, sponsor or contribute to or have any obligation to maintain, sponsor or contribute to, or have had any such obligation during the past six-year period preceding the Closing Date, and no Company Plan (nor any such plan maintained or contributed to by GCI or any of its Subsidiaries) is (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company, any Company ERISA Affiliate, GCI nor any of its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan.
(d) Each Company Plan and each employee benefit plan of GCI and its Subsidiaries, in each case, intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received from the Internal Revenue Service a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Company’s Knowledge, no event or condition exists, whether by action or by failure to act, that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. (i) Each Company Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan, (ii) there is no pending or, to the Company’s Knowledge, threatened material Action against any Company Plan, any fiduciary thereof, the Company or any of its Subsidiaries, other than routine claims for benefits and (iii) with respect to each Company Plan, all material contributions, reimbursements and premium payments that are due have been made, and all material contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.
(e) Neither the execution of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby and thereby (either alone or together with any other event) will (i) result in the accelerated vesting or payment of, or any increase in, or in the funding of, any compensation or benefits to any employee, officer or director (other than with respect to the treatment of Company Equity Awards in accordance with Section 2.8), (ii) result in the entitlement of any employee, officer or director to additional compensation, including severance or termination pay or benefits, (iii) result in any forgiveness of indebtedness of any current or former employee or independent contractor of the Company, (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, or (v) result in payment or funding of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, reasonably be expected to constitute an “excess parachute payment” under Section 280G(b)(1) or 4999 of the Code.
(f) With respect to each Company Plan which is a group health plan, the Company and the Company ERISA Affiliates have complied in all material respects with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, and neither the Company nor any of the Company ERISA Affiliates have incurred any Liability under Section 4980 of the Code. No Company Plan provides, and neither the Company nor any Subsidiary of the Company has any current or potential obligation to provide, any post-retirement medical, dental or life insurance benefits to any current or former employees (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).
(g) No current or former director, officer, employee, independent contractor or consultant of the Company or any Subsidiary of the Company is entitled to receive any gross-up or additional payment from the Company or any of its Subsidiaries by reason of any Tax under Section 409A or Section 4999 of the Code or otherwise.
(h) No Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened against, any Company Plan that, individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, agreement with any works council, or other labor Contract. To the Company’s Knowledge, there are no pending or threatened labor union organizing activities or proceedings being conducted with respect to any Company Employees, and no such activities or proceedings have occurred within the past three years. Except as would not reasonably be expected to be material, there is no labor strike, lockout, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Subsidiary of the Company and no such strike, lockout, slowdown or stoppage has occurred since the Lookback Date.
(j) The Company is in compliance in all material respects, and in the past three years has complied in all material respects, with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, harassment, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, plant closures and layoffs, employee trainings and notices, civil rights, safety and health and workers’ compensation. There are, and for the past three years there has been, no material Actions pending or, to the Company’s Knowledge, threatened to be brought or filed against the Company, by or before any Governmental Authority concerning labor- or employment-related matters.
(k) There is no material unfair labor practice charge, material labor grievance, labor arbitration, strike, lockout, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company or any Subsidiary of the Company pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary of the Company, and no such labor dispute or activity has occurred within the past three years.
(l) Since the Lookback Date, the Company has promptly, thoroughly and impartially investigated all sexual harassment, assault or misconduct, or other discrimination or retaliation allegations, in each case, that were made against any current or former employee of the Company at the level of Senior Vice President or above or member of the Company Board, and, in each case, of which the Company is aware or has been made aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations.
Section 3.17 Material Contracts.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.17(a) to which the Company or any of its Non-GCI Subsidiaries is a party or bound (any Contract of the type described in this Section 3.17(a), a “Company Material Contract”):
(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (other than any Company Plan);
(ii) any Contract relating to Indebtedness (whether incurred, assumed, guaranteed, endorsed or secured by any asset) of the Company or any of its Non-GCI Subsidiaries with a principal amount or net obligation in excess of $25,000,000, other than financial guarantees entered into in the ordinary course of business consistent with past practice for an aggregate amount not in excess of $25,000,000 (including the amount of Indebtedness outstanding under each such Contract (other than as to any leases) as of the date of this Agreement);
(iii) any Contract that (A) limits or purports to limit, in any material respect, the ability of the Company or any of its Non-GCI Subsidiaries to compete in any line of business or within any geographic area or with any Person or (B) grants a Third Party (1) any exclusivity, (2) most favored nation, (3) any right of first refusal or right of first offer or (4) other similar provisions to the foregoing (1) through (3) (other than Contracts (x) entered into in the ordinary course of business consistent with past practice that are not material to the conduct of the business of the Company and its Non-GCI Subsidiaries taken as a whole and (y) that do not purport to bind Affiliates of the Company (including Parent or any of its Affiliates after the Effective Time));
(iv) any Contract involving future payments, performance of services or delivery of goods or materials to or by the Company and its Non-GCI Subsidiaries of an amount or value reasonably expected to exceed $50,000,000 in the next five (5) years from the date hereof;

(v) any Contract entered into after the Lookback Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than equipment, supplies or inventory in the ordinary course consistent with past practice) or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $25,000,000 or more;
(vi) any Contract relating to the acquisition, ownership (including rights of first offer or rights of first refusal), disposition, conversion, pledging, hedging or voting of any Parent Common Stock (including any calls, puts, options or other derivative instruments relating to the Exchangeable Debentures), other than any of the Transaction Documents;
(vii) any Contract that obligates the Company or any of its Non-GCI Subsidiaries to make any future capital investment or capital expenditure, other than Contracts entered into in the ordinary course of business consistent with past practice and under which the obligation to make future capital investment or capital expenditure does not exceed $50,000,000 in the aggregate;
(viii) any Affiliate Contracts;
(ix) any registration rights, stockholders, investors rights or similar agreements with respect to the Company or any of its Non-GCI Subsidiaries or any Company Other Interests held by the Company or any of its Non-GCI Subsidiaries;
(x) any collective bargaining agreement or other Contract with any labor union or other employee representative or group;
(xi) any joint venture, partnership or limited liability company agreements or any other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company that is material to the business of the Company and its Non-GCI Subsidiaries, taken as a whole, other than any agreements or arrangements with respect to Wholly Owned Subsidiaries of the Company; and
(xii) any Contract that commits the Company or any of its Non-GCI Subsidiaries to enter into any of the foregoing.
(b) The Company has made available to Parent correct and complete copies of all Company Material Contracts, in effect as of the date of this Agreement, including all material amendments or other material modifications with respect thereto. As of the date of this Agreement, neither the Company nor any of its Non-GCI Subsidiaries nor, to the Company’s Knowledge, any other party to a Company Material Contract, is in breach or violation of, or in default under, any Company Material Contract, and each Company Material Contract is valid and binding on the Company or one or more of its Non-GCI Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and one or more of its Non-GCI Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, in the case of each of the foregoing, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Non-GCI Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.
Section 3.18 Anti-Takeover Statutes. Assuming the accuracy of the representations in Section 4.15, the Company has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation, and accordingly, no restrictions on business combinations in any “fair price,” “business combination,” “control share acquisition,” “moratorium,” or other similar anti-takeover statute or regulation enacted in any jurisdiction applies to the Transaction Documents or any of the transactions contemplated hereby and thereby. No other “anti-takeover” stockholders rights plan, “poison pill,” anti-takeover provision or other similar device is in effect to which the Company is a party or is otherwise bound, and, at the Effective Time, none of the foregoing will be applicable to the Company, the Merger, the Upstream

Merger, the Transaction Documents or any of the transactions contemplated hereby or thereby. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock (other than holders of the Company Series B Common Stock) or Company Preferred Stock in connection with the Merger.
Section 3.19 Ownership in Parent. As of the date of this Agreement, the Company holds directly or indirectly the Company Owned Parent Shares, including sole legal and beneficial ownership thereto; provided that, for the avoidance of doubt, this representation is not being made with respect to any shares of Parent Class A Common Stock owned by the executive officers and/or directors of the Company in their respective individual capacities or through entities for estate planning purposes. All of the Company Owned Parent Shares (as reduced by any share repurchases by Parent) are owned free and clear of any and all Encumbrances other than any Permitted Encumbrances. Except for the Company Owned Parent Shares, the Company does not beneficially own any Parent Common Stock or Parent Preferred Stock or any options or other rights to purchase or receive Parent Common Stock or Parent Preferred Stock.
Section 3.20 Brokers and Other Advisors. Except for fees payable to JPMorgan Chase & Co., no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Subsidiaries in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.
Section 3.21 Opinion of Financial Advisor. J.P. Morgan Securities LLC, the Company’s financial advisor, has delivered to the Company Board its opinion (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than (a) Parent and its Subsidiaries, (b) the Malone Group, the Maffei Group and their respective Affiliates, (c) A/N and its Affiliates, (d) the members of the Parent Board and the Parent Section 16 Officers, (e) the members of the Company Board and the Company Section 16 Officers and (f) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing). A true, correct and complete written copy of such opinion will be delivered promptly after the date of this Agreement to Parent for informational purposes only. Parent, on behalf of itself and its officers, directors and Affiliates, agrees and acknowledges that such written opinion is being furnished to Parent solely for informational purposes and none of Parent, its officers, directors and Affiliates may rely on such written opinion for any purpose.
Section 3.22 Disclosure Documents. The information with respect to the Company or any of its Subsidiaries that the Company supplied or will supply to Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement is filed with the SEC and at the time it becomes effective) or (b) the Joint Proxy Statement will not, on the date that the Joint Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Joint Proxy Statement supplied by the Company will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Section 3.22 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Joint Proxy Statement based upon information supplied to the Company by Parent, Merger Sub or Merger LLC or any of their respective Representatives for use or incorporation by reference therein.

Section 3.23 Affiliate Transactions.
(a) Except as set forth in Section 3.23(a) of the Company Disclosure Letter, no officer, director, Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) or associate of the Company, or officer, director or associate of any Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) of the Company, or, to the Knowledge of the Company, any individual in such officer’s or director’s immediate family (a) is or was a party to any Contract entered into since the Lookback Date with the Company or any of its Non-GCI Subsidiaries (other than arising under or in connection with employment-related Contracts, Company Plans, confidentiality Contracts or Contracts solely between or among the Company and/or its Wholly Owned Subsidiaries (other than GCI Spinco, GCI and their respective Subsidiaries)), including any Contract that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act (each such Contract, an “Affiliate Contract”), (b) is indebted in any respect to the Company (other than advances to employees in the ordinary course of business), or (c) has any material ownership interest (other than indirectly as an equityholder of the Company) in (i) any material property (tangible or intangible) used by the Company or any of its Non-GCI Subsidiaries or (ii) any material supplier, customer, lessor, lessee or competitor of the Company or any of its Non-GCI Subsidiaries.
(b) Section 3.23(b) of the Company Disclosure Letter sets forth all transactions between the Company or any of its Non-GCI Subsidiaries, on the one hand, and any director, officer, Affiliate (including any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”) or associate of the Company or any of its Non-GCI Subsidiaries, on the other hand, in excess of $1,000,000 that was entered into since the Lookback Date, other than any transaction arising under or in connection with employment-related Contracts, Company Plans, confidentiality Contracts or Contracts solely between or among the Company and/or its Wholly Owned Subsidiaries (other than GCI Spinco, GCI and their respective Subsidiaries).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB AND MERGER LLC
Subject to Section 1.3(d) and except as set forth in (a) the Parent SEC Documents filed and publicly available at least two (2) Business Days prior to the date of this Agreement (other than any disclosure set forth under “Risk Factors”, or any “forward-looking statements” section or that are similarly cautionary, non-specific or predictive in nature or “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, or under the heading “Regulatory Matters,” “Competition” and “Legal Proceedings” that is predictive or forward-looking) (provided, that in no event will any disclosure in the Parent SEC Documents qualify or limit the representations and warranties in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.11 (Tax Matters), 4.12 (Brokers and Other Advisors), 4.14 (Opinion of Financial Advisor), 4.15 (Ownership of Company Common Stock) or 4.17 (Anti-Takeover Statutes) of this Agreement) or (b) the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face without independent inquiry and that the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect), Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:
Section 4.1 Organization; Standing and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (c) Merger LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (d) each of Parent, Merger Sub and Merger LLC has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (e) each of Parent, Merger Sub and Merger LLC is duly qualified or licensed to do business as a foreign corporation and foreign entity, respectively, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clauses (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date. Parent has made available to the Company, prior to the date of this Agreement, a complete and correct copy of the Parent Governance Instruments and the organizational documents of Merger Sub and Merger LLC, in each case, in effect as of the date of this Agreement.
Section 4.2 Capitalization.
(a) The authorized capital stock of Parent consists of (i) nine hundred million (900,000,000) shares of Parent Class A Common Stock, (ii) one thousand (1,000) shares of Parent Class B Common Stock, and (iii) two hundred fifty million (250,000,000) shares of preferred stock, par value $0.001 per share, issuable in series. No other shares of capital stock of, or other equity or voting interests in, Parent are authorized.
(b) As of the close of business on November 8, 2024, (i) 142,197,306 shares of Parent Class A Common Stock were issued and outstanding (which figure includes 13,353 shares of Parent Restricted Stock issued and outstanding), (ii) one (1) share of Parent Class B Common Stock was issued and outstanding, (iii) no shares of preferred stock of Parent were issued and outstanding, (iv) 3,703,162 shares of Parent Common Stock were held in treasury by Parent or owned by its Subsidiaries, (v) a total of 10,165,345 shares of Parent Class A Common Stock were available for future awards under the Parent Stock Plans, (vi) 2,962,007 shares of Parent Class A Common Stock were reserved for issuance upon the vesting of outstanding Parent RSU Awards, (vii) 4,428,757 shares of Parent Class A Common Stock were reserved for issuance upon the vesting of outstanding Parent PSU Awards (assuming the achievement of applicable performance conditions at the maximum level of performance), (viii) 13,468,961 shares of Parent Class A Common Stock were reserved for issuance upon the exercise of outstanding unexercised Parent Stock Options, and (ix) no other shares of capital stock of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no preemptive or similar rights granted by Parent to any holders of any class of securities of Parent. From the close of business on November 8, 2024 through the date of this Agreement, there have been no issuances, repurchases or redemptions by Parent of shares of Parent Capital Stock or other equity interests in Parent or issuances by Parent of options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of Parent Capital Stock or other equity interests in Parent or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of shares of Parent Capital Stock or other equity interests in Parent, other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or the settlement of Parent RSU Awards and Parent PSU Awards, or the withholding of shares for the satisfaction of applicable tax withholding requirements related to Parent Restricted Stock, in each case outstanding as of the close of business on November 8, 2024 and in accordance with the terms thereof.
(c) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter (“Voting Parent Debt”).
(d) Except as set forth in Section 4.2(b) or pursuant to any Transaction Document, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent. As of the date of this Agreement, except pursuant to any Transaction Document, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Other than the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent. Other than the Parent Governance Instruments, the Stockholders Agreement, the Letter Agreement and the Stockholders and Letter Agreement Amendment, there are no agreements pursuant to which Parent or any of its Subsidiaries is a party or is bound pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of its Subsidiaries.
(e) The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of Merger Sub common stock. As of the date of this Agreement, there are one thousand (1,000) shares of Merger Sub common stock issued and outstanding, all of which are held directly by Merger LLC. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. The authorized equity interests of Merger LLC consist solely of limited liability company interests, all of which are held directly by Parent. All of the outstanding limited liability company interests of Merger LLC have been duly authorized and validly issued.
(f) The shares of Parent Class A Common Stock and Parent Preferred Stock to be issued as part of the Merger Consideration and pursuant to Section 2.8 have been (or, in the case of Parent Preferred Stock, will be upon filing of the Certificate of Designations) duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive or other similar right.
(g) Parent is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Parent Capital Stock or other equity interests of Parent.
Section 4.3 Authorization.
(a) Each of Parent, Merger Sub and Merger LLC has all requisite corporate, limited liability company or other power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Stock Issuance and the Merger, to the receipt of the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval and the effectiveness of the Merger Sub Stockholder Consent. Assuming the accuracy of the representations in Section 3.19, the execution, delivery and performance of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party, and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Parent, Merger Sub and Merger LLC, and no other corporate or other proceedings on the part of Parent, Merger Sub and Merger LLC are necessary to authorize the execution and delivery of the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party or the consummation of the transactions contemplated hereby and thereby, other than, with respect to the Stock Issuance and the Merger: (i) the Parent Requisite Approvals and (ii) the effectiveness of the Merger Sub Stockholder Consent. Merger LLC has taken all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA, and such authorization is and shall be the only limited liability company authorization of Merger LLC necessary to authorize the Upstream Merger. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).
(b) The Parent Special Committee has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders) and (ii) recommended that the Parent Board approve (including for purposes of Section 203 of the DGCL) and declare advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, and direct that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval and resolve to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger (such recommendation, the “Parent Special Committee Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(c) The Parent Board, including at least a majority of (a) the Unaffiliated Directors (as defined in the Parent Charter and the Stockholders Agreement) and (b) the directors designated by A/N pursuant to the Stockholders Agreement, upon the unanimous recommendation of the Parent Special Committee, has unanimously (i) determined that the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger and including the consideration to be paid in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (including the Parent Disinterested Stockholders), (ii) approved (including for purposes of Section 203 of the DGCL) and declared advisable the Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby, including the Certificate of Designations and the Merger, (iii) directed that the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Parent Stockholders for approval, and (iv) resolved to recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby (such recommendation, the “Parent Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(d) The Merger Sub Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the sole stockholder of Merger Sub approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn. Prior to the execution of this Agreement, Merger LLC, as sole stockholder of Merger Sub, duly executed and delivered to Merger Sub a written consent, such consent to be effective immediately following the execution and delivery of this Agreement, approving this Agreement and the transactions contemplated hereby, including the Merger, pursuant to Section 228 of the DGCL (the “Merger Sub Stockholder Consent”). Parent has delivered to the Company a copy of the Merger Sub Stockholder Consent, which is currently in effect and has not been rescinded, modified or withdrawn.
(e) The sole member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger LLC and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger LLC to authorize the Upstream Merger in accordance with Merger LLC’s governing documents, Section 267 of the DGCL and Section 18-209 of the DLLCA. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(f) Assuming the accuracy of the representations in Section 3.19, the only votes of the holders of any class or series of Parent Capital Stock necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby are: (i) the approval of the Stock Issuance by the affirmative vote of a majority of the votes cast by the holders of Parent Capital Stock at the Parent Stockholders Meeting (the “Parent Stockholder Approval”), and (ii) the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Parent Capital Stock entitled to vote thereon (other than any outstanding shares of Parent Capital Stock beneficially owned, directly or indirectly, by (A) the Company and its Affiliates, (B) the Malone Group, the Maffei Group and their respective Affiliates, (C) A/N and its Affiliates, (D) the members of the Company Board and Company Section 16 Officers, (E) the members of the Parent Board and the Parent Section 16 Officers or (F) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing), voting together as a single class (the “Parent Disinterested Stockholder Approval” and the holders of Parent Capital Stock entitled to vote on the Parent Disinterested Stockholder Approval, the “Parent Disinterested Stockholders”).

Section 4.4 Consents and Approvals; No Violations.
(a) The execution, delivery and performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, expiration of any applicable waiting period, consent or approval of any Governmental Authority by Parent, Merger Sub and Merger LLC other than (i) as may be required by Competition Laws, including the HSR Act, (ii) the declaration of effectiveness under the Securities Act of the Registration Statement, (iii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form and (B) such reports and other filings under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of Nasdaq, (v) the filing of the Certificate of Merger, the Upstream Merger Certificate, the Certificate of Designations or other documents as required by the DGCL and the DLLCA, (vi) Tax filings or (vii) such other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.
(b) The execution, delivery and, subject to the receipt of the Parent Stockholder Approval and the Parent Disinterested Stockholder Approval, performance by Parent, Merger Sub and Merger LLC of the Transaction Documents to which it is a party, and the consummation by Parent, Merger Sub or Merger LLC of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Parent Governance Instruments or the certificate of incorporation or bylaws of Merger Sub or the certificate of formation or limited liability company agreement of Merger LLC, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made (and any applicable waiting periods, including any applicable HSR Act waiting periods, and any agreements not to close, shall have expired or been terminated), and assuming the accuracy of the representations in Section 3.4, conflict with or violate any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem any Indebtedness or capital stock pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or (iv) result in any Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub, or Merger LLC, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.4(b) as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.
Section 4.5 SEC Reports and Financial Statements.
(a) Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Parent since the Lookback Date (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Sarbanes Act, the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”), (i) complied, as of its respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with Regulation S-X under the Exchange Act and with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments that are not in the aggregate material).
(c) Since the Lookback Date, Parent has maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. In connection with Parent’s management’s most recently completed assessment of Parent’s internal controls over financial reporting, (i) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and audit committee any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) to Parent’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. To Parent’s Knowledge, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and no auditor, accountant, employee or Representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any of its Subsidiaries has engaged in improper accounting practices.
(d) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters from the Staff of the SEC relating to the Parent SEC Documents and received by Parent prior to the date of this Agreement. None of the Parent SEC Documents filed on or prior to the date of this Agreement is, to Parent’s Knowledge, subject to ongoing SEC review or investigation.
(e) Since the Lookback Date, except as disclosed in Parent’s definitive proxy statements included in the Parent SEC Documents and for the Transaction Documents, no event has occurred and no transactions or series of transactions, agreements, arrangements, understandings or relationship or relationships to which Parent or any of its Subsidiaries was or is to be a party exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.
(f) Since the Lookback Date, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
Section 4.6 No Undisclosed Liabilities. Except as reflected or specifically reserved against in the balance sheet of Parent dated September 30, 2024 included in the Form 10-Q filed by Parent with the SEC on November 1, 2024 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities except (a) Liabilities incurred since September 30, 2024 in the ordinary course consistent with past practice, (b) Liabilities incurred in connection with the Transaction Documents or the transactions contemplated hereby and thereby or (c) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, that in no event shall any Liability of the Portfolio Company or any of its Subsidiaries be deemed a Liability of Parent or any of its Subsidiaries for purposes of this Section 4.6. Neither Parent nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or legally binding arrangement (including any Contract or legally binding arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or legally binding arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or Parent SEC Documents.
Section 4.7 Absence of Certain Changes. Since December 31, 2023, there have been no changes, effects, events, occurrences, state of facts or developments that have had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.8 Litigation. There are no Actions pending or, to Parent’s Knowledge, threatened, against Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) or any of its or their respective properties, or relating to the Transaction Documents and the transactions contemplated hereby and thereby that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub and Merger LLC) (or any of its or their respective properties) is subject to or bound by any material Order. Parent and each of its Subsidiaries (including Merger Sub and Merger LLC), as applicable, have complied with, and are now in compliance with, all Orders to which such Persons are a party or bound, except as would not, individually or in the aggregate, reasonably be expected to have (x) a Parent Material Adverse Effect or (y) a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents to which any of Parent, Merger Sub and Merger LLC is a party prior to the Drop Dead Date.
Section 4.9 Compliance with Applicable Laws.
(a) Parent and each of its Subsidiaries have, since January 1, 2020, complied, and are in compliance, in all material respects, with all applicable Laws. Since January 1, 2020, (i) to Parent’s Knowledge, no material unresolved investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or threatened in writing, and (ii) to Parent’s Knowledge, no Governmental Authority has indicated in writing an intention to conduct any such investigation or review.
(b) Parent and its Subsidiaries (i) hold all material Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective properties, and all such Governmental Permits are in full force and effect and (ii) are in material compliance with all terms and conditions of such Governmental Permits and, to Parent’s Knowledge, no such Governmental Permits are subject to any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Authority.
(c) As of the date of this Agreement, Parent is not required to register as an “investment company” under the Investment Company Act of 1940.
Section 4.10 Tax. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
(a) (i) all Tax Returns required to be filed with any Governmental Authority by or on behalf of Parent or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (ii) all such Tax Returns are true, accurate and complete and have been prepared in compliance with all applicable Laws; (iii) all Taxes due and payable by Parent or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been timely paid (or collected or withheld and remitted) to the appropriate Governmental Authority, except for Taxes or Tax matters being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents filed prior to the date of this Agreement; (iv) since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return of a particular type that Parent or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved; and (v) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);
(b) each of Parent and its Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws;

(c) no outstanding written claim has been received by, and no audit, action, or proceeding is in progress or threatened in writing, against or with respect to Parent or any of its Subsidiaries in respect of any Tax, and all deficiencies, assessments or proposed adjustments asserted against Parent or any of its Subsidiaries by any Governmental Authority have been paid or fully and finally settled;
(d) neither Parent nor any of its Subsidiaries (i) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among Parent or any of its Subsidiaries, or (y) commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which does not relate to Taxes), (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or (iv) is, or since January 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries);
(e) no waiver or extension of any statute of limitations in respect of any Taxes or any extension of time with respect to any Tax assessment or deficiency is in effect for Parent or any of its Subsidiaries (other than extensions of time to file Tax Returns obtained automatically in the ordinary course of business);
(f) neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; and
(g) during the five-year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code.
Section 4.11 Tax Matters.
(a) All of the issued and outstanding shares of common stock of Merger Sub are owned directly by Merger LLC, free and clear of any Encumbrances.
(b) For U.S. federal tax purposes, Merger LLC is disregarded as an entity separate from Parent.
(c) Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to (i) prevent or preclude the Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) result in any gain or loss being recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) result in any gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of property other than Parent Capital Stock) being recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code, or (iv) prevent or preclude Parent from making the Parent Tax Opinion Representations.
(d) Parent is not aware of any fact, agreement, plan or other circumstance, and has not taken any action, which fact, agreement, plan, circumstance or action would reasonably be expected to prevent or preclude Parent from delivering the Parent Tax Opinion Representation Letter immediately prior to the Closing.
Section 4.12 Brokers and Other Advisors. Except for fees payable to Centerview Partners LLC and Citigroup Global Markets Inc., no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Parent or its Subsidiaries (including Merger Sub and Merger LLC) in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Merger Sub and Merger LLC).
Section 4.13 Disclosure Documents. The information with respect to Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) that Parent supplied or will supply to the Company specifically for inclusion or incorporation by reference in (a) the Registration Statement, or any amendment or supplement thereto will not, at the time the Registration Statement is filed with the SEC and at the time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement is filed with the SEC and at the time it becomes effective) or (b) the Joint Proxy Statement will not, on the date that the Joint Proxy Statement is first mailed to the Company Stockholders and the Parent Stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Joint Proxy Statement supplied by Parent or any of its Subsidiaries (including Merger Sub and Merger LLC) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Section 4.13 do not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Joint Proxy Statement based upon information supplied to Parent, Merger Sub or Merger LLC by the Company, its Subsidiaries or any of their respective Representatives for use or incorporation by reference therein.
Section 4.14 Opinion of Financial Advisors. The Parent Special Committee has received the opinion of Centerview Partners LLC, financial advisor to the Parent Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent has received the opinion of Citigroup Global Markets, Inc., financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Parent. True, correct and complete written copies of such opinions will be delivered promptly after the date of this Agreement to the Company for informational purposes only.
Section 4.15 Ownership of Company Common Stock. As of the date of this Agreement and since the Lookback Date, Parent does not beneficially own, and has not beneficially owned, any shares of Company Common Stock nor any Convertible Securities of the Company. As of the date of this Agreement, none of Parent, Merger Sub or Merger LLC is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company to whom the restrictions on business combinations apply.
Section 4.16 Operations of Merger Sub and Merger LLC. Each of Merger Sub and Merger LLC has been formed solely for the purpose of engaging in the Combination and, from the date of their formation until the Effective Time, neither Merger Sub nor Merger LLC have or will have engaged in any activities or incurred any Liabilities or obligations other than in connection with the Transaction Documents and the transactions contemplated hereby and thereby.
Section 4.17 Anti-Takeover Statutes. Assuming the accuracy of the representations in Section 3.19, Parent has taken all action necessary to exempt the Transaction Documents and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation, and accordingly, no restrictions on business combinations in any “fair price,” “business combination,” “control share acquisition,” “moratorium,” or other similar anti-takeover statute or regulation enacted in any jurisdiction applies to the Transaction Documents, or any of the transactions contemplated hereby and thereby. No other “anti-takeover” stockholders rights plan, “poison pill,” anti-takeover provision or other similar device is in effect to which Parent, Merger Sub or Merger LLC is a party or is otherwise bound, and, at the Effective Time, none of the foregoing will be applicable to Parent, Merger Sub, Merger LLC, the Merger, the Upstream Merger, the Transaction Documents or any of the transactions contemplated hereby or thereby.
Section 4.18 Sufficient Funds. Assuming the accuracy of the representations and warranties set forth in Article III and the Company’s compliance with its obligations in this Agreement, on the Closing Date, Parent and its Subsidiaries (including Merger LLC and Merger Sub) will, collectively, have sufficient funds to permit Merger Sub to (a) pay all fees and expenses payable by the Company on the Closing Date and (b) repay (i) the Company Margin Facility in full on the Closing Date and (ii) all Company Debt outstanding as of the Closing Date that is either (x) subject to repayment pursuant to Section 5.22(a)(ii) or (y) required to be repaid on the Closing date in accordance with its terms as a result of the consummation of the transactions contemplated by the Transaction Documents (in each case up to amounts permitted to be outstanding thereunder in accordance with the terms hereof). Notwithstanding anything to the contrary contained herein, Parent, Merger Sub and Merger LLC acknowledge and agree that their obligations to consummate the transactions contemplated by the Transaction Documents are not contingent upon any of their ability to obtain any third party financing.

ARTICLE V

COVENANTS
Section 5.1 Conduct of the Company’s Business Pending the Effective Time. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except (i) as required by applicable Law, (ii) as expressly required or expressly permitted by this Agreement, any other Transaction Document or as expressly required by any Company Governance Instrument in effect as of the date of this Agreement, or any action or omission in connection with the GCI Divestiture in accordance with this Agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with this Agreement, (iii) as consented to in writing by the Parent Special Committee (which consent shall not be unreasonably conditioned, withheld or delayed), (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) with respect to GCI Spinco, GCI, or any of their respective Subsidiaries, the GCI Business, the Portfolio Company or any of its Subsidiaries, including in connection with any GCI Proceeding (provided, that, any action taken pursuant to this clause (v) prior to the consummation of the GCI Divestiture shall not (x) result in any Liability (other than (I) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (II) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which the Company and the Non-GCI Subsidiaries, or following the Effective Time, Parent and its Subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (y) (I) materially impair, hinder, impede or delay or (II) prohibit or prevent the consummation of the Combination), the Company will, and will cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with material customers, suppliers, licensors, licensees, distributors and other Third Parties. In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except (1) as required by applicable Law, (2) as expressly required or expressly permitted by this Agreement, any other Transaction Document or as expressly required by any Company Governance Instrument in effect as of the date of this Agreement, or any action or omission in connection with the GCI Divestiture in accordance with this Agreement, including the evaluation, negotiation, discussion, execution, implementation, performance and/or consummation thereof in accordance with this Agreement, (3) as consented to in writing by the Parent Special Committee (which consent shall not be unreasonably conditioned, withheld or delayed), (4) as set forth in Section 5.1 of the Company Disclosure Letter or (5) with respect to GCI Spinco, GCI, or any of their respective Subsidiaries, the GCI Business, the Portfolio Company or any of its Subsidiaries, including in connection with any GCI Proceeding (provided, that any action taken pursuant to this clause (5) prior to the consummation of the GCI Divestiture, shall not (I) result in any Liability (other than (x) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (y) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) for which the Company and the Non-GCI Subsidiaries, or following the Effective Time, Parent and its Subsidiaries, would or would reasonably be expected to be held directly or indirectly liable or (II) (x) materially impair, hinder, impede or delay or (y) prohibit or prevent the consummation of the Combination):
(a) Governing Documents. The Company shall not amend or propose to amend the Company Governance Instruments and shall cause each of its Subsidiaries not to amend or propose to amend its respective certificate of incorporation or bylaws or similar organizational or governing documents, other than in the case of any such Subsidiary, ministerial or administrative changes not adverse to the interests of Parent.
(b) No Dissolution or Reorganizations. The Company shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.
(c) Issuance of Securities. The Company shall not, and shall cause each of its Subsidiaries not to: (i) authorize for issuance, issue or deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries or Convertible Securities or other rights of any kind to acquire, any shares of capital stock of or any other equity interest in the Company or any of its Subsidiaries, other than (A) the issuance of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof and governed by the Company Stock Plans and applicable award agreements, (B) issuances of capital stock or other equity interest from any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary, (C) the issuance of shares of Company Series A Common Stock upon the conversion of any shares of Company Series B Common Stock pursuant to the Company Charter, (D) any issuances of any shares of Company Capital Stock pursuant to the Exchange Agreement, or (E) the issuance of shares of Company Series C Common Stock upon the exchange of any shares of Company Series B Common Stock for such shares of Company Series C Common Stock (or vice versa) pursuant to the Exchange Agreement or the Exchange Side Letter; (ii) amend or modify any term or provision of any of its outstanding equity securities; or (iii) except as contemplated by Section 2.8, accelerate or waive any restrictions pertaining to the vesting of any Company Equity Awards, warrants or other rights of any kind to acquire any shares of capital stock or other equity interests in the Company.
(d) No Dispositions. The Company shall not, and shall cause each of its Subsidiaries not to, sell, pledge, dispose of, transfer, lease, license, exercise, convert or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, exercise, conversion or Encumbrance of: (i) any tangible or intangible property or assets of the Company or any of its Subsidiaries material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole, except (A) pledges or other Encumbrances to the extent they are a Permitted Encumbrance, (B) to the Company or a Wholly Owned Subsidiary of the Company, (C) pursuant to Contracts in effect as of the date of this Agreement and set forth in the Company Disclosure Letter, (D) as permitted under the Stockholders and Letter Agreement Amendment, (E) subject to Section 5.22(f), as may be required pursuant to the Margin Loan Agreement and related documents (as in effect on the date of this Agreement or as amended or replaced in accordance with the terms hereof), and (F) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act; or (ii) any Company Owned Parent Shares, except (A) as permitted under the Stockholders and Letter Agreement Amendment, (B) subject to Section 5.22(f), as may be required pursuant to the Margin Loan Agreement and related documents (as in effect on the date of this Agreement or as amended or replaced in accordance with the terms hereof), (C) in connection with any business combination transaction, including any merger, consolidation, share exchange, tender offer, exchange offer or other similar transaction, reorganization, recapitalization, dissolution, liquidation, reverse stock-split or other similar transaction by or involving Parent or (D) for any deemed sales or dispositions pursuant to Section 16 of the Exchange Act.
(e) No Acquisitions. The Company shall not, and shall cause each of its Subsidiaries not to, acquire or agree to acquire, directly or indirectly, by purchase, merger, consolidation or otherwise, equity or assets of another Person for a purchase price in excess of $25,000,000 in the aggregate for all such acquisitions.
(f) Dividends; Changes in Stock. The Company shall not, and shall cause each of its Subsidiaries not to, and shall not propose or commit to (and shall cause each of its Subsidiaries not to propose or commit to): (i) declare, set aside, make or pay any dividend or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution (A) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (B) preferential dividends on the Company Preferred Stock as contemplated by the Company Charter or (C) in connection with any GCI Divestiture) or, except with respect to the Voting Agreements, enter into any voting agreement with respect to the capital stock of the Company (it being understood the solicitation and receipt of proxies in connection with obtaining the Company Requisite Approvals shall not be restricted hereby); (ii) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in substitution for shares of capital stock of the Company or any of its Subsidiaries, other than (A) in connection with any GCI Divestiture, (B) the issuance of any Certificate in replacement of any lost or destroyed Certificate representing then previously existing shares of Company Capital Stock, (C) in connection with the exercise, settlement or vesting of any Company Equity Awards, including the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards, (D) the conversion of Company Series B Common Stock pursuant to the Company Charter, or (E) the exchange of shares of Company Series B Common Stock for shares of Company Series C Common Stock (or vice versa) in accordance with the Exchange Agreement or the Exchange Side Letter; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries, other (A) in connection with any GCI Divestiture, (B) the issuance of any Certificate in replacement of any lost or destroyed Certificate representing then previously existing shares of Company Capital Stock, (C) in connection with the exercise, settlement or vesting of any Company Equity Awards, including the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards, (D) the conversion of Company Series B Common Stock pursuant to the Company Charter, or (E) the exchange of shares of Company Series B Common Stock for shares of Company Series C Common Stock (or vice versa) in accordance with the Exchange Agreement or the Exchange Side Letter.

(g) Investments; Indebtedness. The Company shall not and shall not agree to, and shall cause each of its Subsidiaries not to and not to agree to: (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments by the Company or a Wholly Owned Subsidiary of the Company to or in the Company or any Wholly Owned Subsidiary of the Company (other than GCI or any of its Subsidiaries) in the ordinary course of business that would not reasonably be expected to result in a material adverse tax consequence for the Company or its Subsidiaries (other than GCI and its Subsidiaries), taken as a whole; (ii) incur, assume, prepay, repay, amend or modify any Indebtedness other than (v) the incurrence of Indebtedness represented by revolving borrowings under the Company Margin Facility and any incremental loan borrowings permitted under Section 2.15 of the Company Margin Facility made (1) in an amount that does not exceed $25 million at any time outstanding to address the payment of working capital expenses (including, for the avoidance of doubt, corporate overhead expenses) in the ordinary course of business consistent with past practice, (2) to address the payment of fees and expenses relating to the transactions contemplated hereby or expressly permitted by the terms of this Agreement, (3) to address the payment, repayment, redemption, repurchase or settlement of any Company Debt (including, for the avoidance of doubt, any interest and any related premiums) in accordance with this Agreement and/or the Stockholders and Letter Agreement Amendment, as applicable, and (4) the payment of any Tax Liabilities incurred as a result of the GCI Divestiture or Tax Liabilities of the Company and the Non-GCI Subsidiaries, (w) the payment, repayment, redemption, repurchase or settlement of any Company Debt (including any interest and any related premiums) (1) as contemplated by Section 5.22 (including, for the avoidance of doubt, any put, call or exchange contemplated by Section 5.22(c)), (2) as contemplated by the Stockholders and Letter Agreement Amendment, (3) that represents revolving borrowings under the Company Margin Facility or interest on any Company Debt and (4) that represents term loans under the Company Margin Facility to the extent needed to reduce the LTV Ratio (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) under the Margin Loan Agreement from greater than 50% to 50% (in the case of this clause (4), solely after Parent is afforded a reasonable opportunity to (A) repurchase shares of Parent Common Stock from the Company (provided, that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to the repurchase of shares from the Company), (B) make loans to the Company under a Parent Loan Facility and/or (C) instruct the Company and its Subsidiaries to pledge unencumbered Company Owned Parent Shares to support the Company Margin Facility, in each case, to the extent necessary to so reduce the LTV Ratio), (x) borrowings and the payment and repayment of borrowings (including interest) under any Parent Loan Facility, (y) (1) amendments to or modifications of the Margin Loan Agreement (and any related documents) provided that (A) such amendment or modification does not increase the amount of Indebtedness (including any unused incremental borrowing capacity permitted by Section 2.15 of the Margin Loan Agreement) that may be borrowed under the Margin Loan Agreement, (B) such amendment or modification does not introduce any prepayment or similar fees or penalties, (C) only reasonable fees for such amendment or modification are incurred or paid in connection therewith, (D) solely with respect to any amendment or modification made more than one year prior to the stated maturity of the Company Margin Facility, such amendment or modification does not have the effect of making Section 2.09 of the Margin Loan Agreement (including any definition referenced therein) less favorable to the Company in any material respect, (E) such amendment does not add obligors or require that additional Company Common Stock be pledged thereunder other than pursuant to provisions no less favorable than those set forth in the Margin Loan Agreement and related documents as in effect on the date of this Agreement and (F) after giving effect thereto, the loans and commitments outstanding thereunder are prepayable and terminable, as applicable, at any time without premium or penalty (subject to notice requirements and breakage obligations consistent with the Margin Loan Agreement as in effect on the date of this Agreement) and (2) any Permitted Margin Loan Refinancings and (z) amendments or modifications to any Exchangeable Debentures Indenture in connection with any redemption or put right notice (as contemplated by Section 5.22) to irrevocably elect to settle any repurchase or exchange obligations in cash; (iii) assume, guarantee, endorse, grant an Encumbrance on any of its assets as security (other than Permitted Encumbrances) or otherwise become liable or responsible (directly or contingently) for Indebtedness of another Person other than, in any case, guarantees related to the Parent Loan Facility; or (iv) to the extent outstanding, take any action that would result in a change to the number of Reference Shares (as defined in each Exchangeable Debentures Indenture as in effect on the date of this Agreement) from that set forth in Section 3.2(b) (other than as a result of any action by the Parent (or successor to Parent) or any change resulting from the transactions contemplated by the Transaction Documents (including or any requested action by the Parent pursuant to Section 5.22)).
(h) Benefits Changes. Except as required under the terms of any Company Plan as in effect on the date of this Agreement, the Company shall not, and shall cause each of its Subsidiaries (excluding GCI Spinco, GCI and their respective Subsidiaries to the extent that any such actions would not result in any Liability to Parent, the Company or any of its Subsidiaries (other than GCI and its Subsidiaries)) not to: (i) increase or commit to increase the compensation or benefits of, or grant, pay or commit to grant or pay any new severance benefits or entitlements to, any current or former Company Employee, non-employee director or other individual service provider; (ii) make or forgive any loans or advances to, or grant, pay or commit to grant or pay any transaction, retention or change-in-control entitlement to, any current or former Company Employee, non-employee director or other individual service provider (other than advances of expenses to any director or officer of the Company in connection with advancement obligations in effect on the date of this Agreement); (iii) establish, adopt, or enter into any Company Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement, including any new pension, other retirement, deferred compensation, equity or equity-based compensation, or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former Company Employee, non-employee director or other individual service provider; (iv) amend, modify or terminate any existing Company Plan; (v) accelerate the timing of vesting or payment of compensation or benefits to any current or former Company Employee, non-employee director or other individual service provider; (vi) renew or enter into any modification of any collective bargaining agreement or implement or announce any reduction in labor force; (vii) provide any funding for any rabbi trust or similar arrangement; (viii) hire, engage or promote any employees, other than to fill existing positions below the level of vice president that are or become vacant; (ix) terminate (other than for cause) any employee at or above the level of vice president; (x) take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law; or (xi) except as may be required by GAAP, materially change the manner in which contributions to any broad-based Company Plans are made or the basis on which such contributions are determined.
(i) Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act or (ii) as may be required by a change in applicable Law. The Company shall not, and shall cause each of its Subsidiaries not to, change its or any such Subsidiary’s fiscal year.
(j) Tax Matters. The Company shall not, and shall not permit any of its Non-GCI Subsidiaries to: (i) make, change or revoke any material Tax election (other than (A) in the ordinary course consistent with past practice or (B) in connection with the GCI Divestiture and as expressly contemplated by the Separation Principles); (ii) settle or compromise any material Tax Liability with any Governmental Authority for an amount materially in excess of the amount reserved or provided for in accordance with GAAP in the Company SEC Documents; (iii) surrender any right to claim a material refund of Taxes, (iv) consent to any extension or waiver (other than extensions of time to file Tax Returns obtained in the ordinary course of business) of the limitation period applicable to any claim for or assessment of Taxes in excess of $1,000,000 relating to the Company or any of its Non-GCI Subsidiaries, (v) change any material method of Tax accounting; (vi) enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law); (vii) apply for any Tax ruling; (viii) file any amended U.S. federal income or other material Tax Return; (ix) enter into any Tax allocation, indemnity, sharing or similar agreement (other than any provisions contained in commercial agreements entered into the ordinary course of business the primary purpose of which does not relate to Taxes); or (x) initiate or enter into any voluntary disclosure agreement or similar agreement with any Governmental Authority with respect to Taxes in excess of $1,000,000.
(k) Capital Expenditures. The Company shall not, and shall cause each of its Subsidiaries not to, authorize, or enter into any commitment for, any capital expenditures that would result in the aggregate amount of such capital expenditure authorizations, commitments and spend at any point in time from and after the date of this Agreement exceeding $25,000,000 during any 12-month period, other than any capital expenditure authorizations, commitments and spend in accordance with the annual budget set forth on Section 5.1(k) of the Company Disclosure Letter.
(l) Lines of Business. The Company shall not, and shall cause each of its Subsidiaries not to, (i) enter into any new line of business, other than the lines of business in which the Company and its Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any non-Wholly Owned Subsidiary or joint venture.
(m) Discharge of Liabilities. The Company shall not, and shall cause each of its Subsidiaries not to, pay, discharge, settle or compromise, or fail to defend, any Actions before any Governmental Authority or consent to the entry of any Order in connection therewith, other than (i) in the ordinary course consistent with past practice where the amounts paid or to be paid by the Company and its Subsidiaries are in an amount less than $25,000,000 in the aggregate (net of amounts covered by insurance policies of the Company and its Subsidiaries), (ii) that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries and (iii) that do not impose restrictions (in any material respect) on the business of the Company or any of its Subsidiaries, or on the Surviving Corporation or the Surviving Company, as applicable, following the Effective Time or the Upstream Effective Time.
(n) No Rights Plan. The Company shall not adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Merger.
(o) Material Contracts. Other than with respect to Company Debt governed by Section 5.1(g), the Company shall not, and shall cause each of its Subsidiaries not to, amend (other than renewals), modify or terminate (other than expirations and/or non-renewals pursuant to its terms) any Company Material Contract or enter into any Contract (other than upsells or renewals in accordance with the terms thereof) which would have been a Company Material Contract if entered into prior to the date hereof, except, in any such case, (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by the Transaction Documents.
(p) Affiliate Transactions. Except (i) in the ordinary course of business consistent with past practice, (ii) if any such transaction would not result in any obligation or Liability to the Company or any of its Subsidiaries, and (iii) for any Affiliate Contracts in effect on the date hereof (including any renewals in accordance with the terms thereof after the date hereof), the Company shall not, and shall cause each of its Subsidiaries not to, enter into any transactions between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, (A) any director, officer, Affiliate or associate of the Company or any of its Subsidiaries or (B) any of the Persons referred to in clauses (i) through (vii) of the definition of “Affiliate”.
(q) General. The Company shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.1.
Section 5.2 Conduct of Parent’s Business Pending the Effective Time. From the date of this Agreement until the Effective Time, except (i) as required by applicable Law, (ii) as expressly required or expressly permitted by this Agreement or any other Transaction Document, or as expressly required by any Parent Governance Instrument in effect as of the date of this Agreement, (iii) as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) as set forth in Section 5.2 of the Parent Disclosure Letter:
(a) Governing Documents. Parent shall not, and shall cause each of Merger Sub and Merger LLC not to, amend the Parent Governance Instruments or the organizational or governing documents of Merger Sub or Merger LLC in a manner that would adversely affect the holders of Company Capital Stock relative to other holders of Parent Capital Stock; provided, that, the foregoing shall not prohibit the filing of the Certificate of Designations.
(b) No Dissolution or Reorganization. Parent shall not authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries; provided, that, the foregoing shall not prohibit any Excluded Alternative Parent Transaction.

(c) Issuance; Dividends; Changes in Stock. Parent shall not: (i) reclassify, combine, adjust, split or subdivide any capital stock of Parent or any equity security (including any units) in Charter Communications Holdings, LLC (the “Charter Holdings Equity Securities”), other than where equitable adjustments are made to the number of shares of Parent Capital Stock constituting the Merger Consideration pursuant to Section 2.6(b); (ii) issue or authorize the issuance of shares of capital stock of Parent or Charter Holdings Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or Charter Holdings Equity Securities, other than (A) the issuance of Parent Capital Stock pursuant to the Transaction Documents or Parent Equity Awards governed by the Parent Stock Plans, (B) the issuance, grant or sale of Parent Class A Common Stock for or in excess of fair market value or (C) in connection with any Excluded Alternative Parent Transaction or other acquisition transactions that would not constitute Alternative Parent Transactions; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of or other equity interests in Parent or Charter Holdings Equity Securities, other than (A) subject to clause (iv), in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of Parent, including the withholding of shares to satisfy withholding Tax obligations in respect of such equity awards, (B) as required pursuant to the governance documents of Charter Communications Holdings, LLC or the Parent Governance Instruments or (C) any cash repurchases of capital stock of Parent or Charter Holdings Equity Securities made pursuant to ordinary course share repurchase programs and the Stockholders and Letter Agreement Amendment; or (iv) declare with a record date or ex-dividend date that is at or prior to the Closing or pay at or prior to the Closing any dividend or other distribution payable in cash, stock, property or otherwise, with respect to capital stock or other equity interests of Parent or with respect to Charter Holdings Equity Securities.
(d) General. Parent shall not, and shall cause each of its Subsidiaries not to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing set forth in this Section 5.2.
Section 5.3 No Solicitation by the Company; Alternative Company Transaction.
(a) The Company will, and will cause each of its Subsidiaries and each of the directors, officers and employees of the Company and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its Representatives conducted prior to the date of this Agreement with respect to any Alternative Company Transaction Proposal. The Company will promptly request each such Person that has, within the twelve (12) months preceding the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Company Transaction to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and will promptly terminate access by all Persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Company Transaction. The Company shall not, and shall cause its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Company Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Company Transaction Proposal or (iii) furnish to any Person any non-public information with respect to the Company and its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person or Group (other than Parent and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Company Transaction Proposal, except in each case as expressly permitted by this Section 5.3; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may in any event (A) inform any Person that makes an Alternative Company Transaction Proposal of the restrictions imposed by the provisions of this Section 5.3 or (B) waive any standstill provisions in any agreement with any Person or Group solely to the extent such standstill provisions would prohibit such Person or Group from making an Alternative Company Transaction Proposal privately to the Company Board.

(b) If, following the date of this Agreement and prior to obtaining the Company Requisite Approvals, the Company receives a bona fide written Alternative Company Transaction Proposal which did not result from a breach of this Section 5.3, upon a good faith determination by the Company Board, after consultation with its outside legal counsel and financial advisor, (i) that based on information then available such Alternative Company Transaction Proposal either constitutes a Superior Company Proposal or would reasonably be expected to result in a Superior Company Proposal (excluding for purposes of determining whether such Alternative Company Transaction Proposal would reasonably be expected to result in a Superior Company Proposal, any assessment of the likelihood that the Malone Group would vote in favor of, tender into or otherwise support such Alternative Company Transaction Proposal) and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.3(c), the Company and its Representatives may then take the following actions notwithstanding anything to the contrary contained in Section 5.3(a):
(i) Furnish any information with respect to the Company and its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, the Person or Group (and their respective Representatives) making such Alternative Company Transaction Proposal; provided, that prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences but including a customary “standstill” agreement by such Person or Group, which standstill shall not prohibit such Person or Group from making an Alternative Company Transaction Proposal privately to the Company Board) and that does not contain any express provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that the Company shall not furnish to any such Person or Group any information furnished by or on behalf of Parent or its Representatives to the Company or its Representatives or made available pursuant to the Confidentiality Agreement; and
(ii) Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Company Transaction Proposal.
(c) In addition to the obligations of the Company set forth in Sections 5.3(a), 5.3(b) and 5.4, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Company Transaction Proposal or any initial request for information from, or for the initiation of negotiations with, the Company or its Representatives concerning an Alternative Company Transaction Proposal, the Company shall provide the Parent Special Committee with an initial written notice of such Alternative Company Transaction Proposal or request. Such notice shall include a written summary of the material terms and conditions of such Alternative Company Transaction Proposal or request (including unredacted copies of any such written Alternative Company Transaction Proposal or request), and the identity of the Person or Group making such Alternative Company Transaction Proposal or request. In addition, the Company shall (i) keep the Parent Special Committee reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Company Transaction Proposal or request and (ii) provide the Parent Special Committee promptly (and in any event within forty-eight (48) hours) with all non-public information concerning the Company or any of its Subsidiaries that is made available to the Person or Group making such Alternative Company Transaction Proposal or request (or any of their Representatives), which was not previously made available to the Parent Special Committee or its Representatives. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise the Parent Special Committee in writing if the Company Board determines to begin providing information or engaging in discussions concerning an Alternative Company Transaction Proposal pursuant to Section 5.3(b).
(d) The Company shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits the Company or any of its Subsidiaries from complying with its obligations to Parent under this Agreement.

Section 5.4 Company Change of Recommendation.
(a) Except as expressly permitted by this Section 5.4, the Company Board shall not, nor shall any committee thereof, directly or indirectly, (i) make a Company Adverse Recommendation Change or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Company Transaction Proposal (other than a confidentiality agreement as contemplated by Section 5.3(b)(i)) or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Approvals, the Company Board may, subject to compliance with Section 5.4(b), solely in response to (1) a Company Intervening Event, make a Company Adverse Recommendation Change under clause (a) of the definition thereof or (2) a Superior Company Proposal that did not result from a breach of Section 5.3, make a Company Adverse Recommendation Change, if, in either case, the Company Board determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(b) The Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event or a Superior Company Proposal unless:
(i) in the case of a Superior Company Proposal, such Superior Company Proposal has been made and has not been withdrawn and continues to be a Superior Company Proposal; and
(ii) the Company shall have first (A) provided to Parent and the Parent Special Committee five (5) Business Days’ prior written notice (the “Company Notice Period”), which notice shall state expressly (1) that a Company Intervening Event has occurred or that the Company has received a Superior Company Proposal, as applicable, (2) (x) in the case of a Company Intervening Event, the material facts underlying such Company Intervening Event in reasonable detail or (y) in the case of a Superior Company Proposal, the material terms and conditions of the Superior Company Proposal (including the form and per share value of the consideration offered therein and the identity of the Person or Group making the Superior Company Proposal), and the Company shall provide to Parent and the Parent Special Committee unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Company Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Company Proposal or any material change to the relevant facts and circumstances underlying the Company Intervening Event shall each require the Company to provide a new notice to Parent and the Parent Special Committee in accordance with this Section 5.4(b), provided, that the Company Notice Period in connection with any such new notice shall be four (4) Business Days (the “Amended Company Notice Period”), but no such Amended Company Notice Period shall shorten the Company Notice Period) and (3) that in response to such Company Intervening Event or Superior Company Proposal, the Company intends to make a Company Adverse Recommendation Change, and (B) prior to making a Company Adverse Recommendation Change, during the Company Notice Period or the Amended Company Notice Period, as applicable, to the extent requested by the Parent Special Committee, engaged, and directed its Representatives to engage, in good faith negotiations with the Parent Special Committee and its Representatives during such Company Notice Period or Amended Company Notice Period, as applicable, to amend this Agreement to permit the Company Board not to make such Company Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Parent Offer”) by Parent to the Company, and, after such negotiations and good faith consideration of such Parent Offer, if any, the Company Board again makes the determination described in the last sentence of Section 5.4(a) (it being understood that the delivery of the notification contemplated by this Section 5.4(b) shall not, in and of itself, constitute a Company Adverse Recommendation Change).
(c) Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the Company Stockholders at the Company Stockholders Meeting for the purpose of obtaining the Company Requisite Approvals, and nothing contained herein (unless this Agreement is otherwise terminated in accordance with its terms) shall relieve the Company of such obligation.

(d) Except as expressly prohibited by this Section 5.4, nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Company Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that (A) in no event shall this Section 5.4(d) affect the obligations specified in this Section 5.4 (or the consequences thereof in accordance with this Agreement) or the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than the issuance by the Company of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Company Adverse Recommendation Change” shall be deemed a Company Adverse Recommendation Change for all purposes of this Agreement.
Section 5.5 No Solicitation by Parent; Alternative Parent Transaction.
(a) Parent will, and will cause each of its Subsidiaries and each of the directors, officers and employees of Parent and each of its Subsidiaries to, and shall instruct and use reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Third Party or its Representatives conducted prior to the date of this Agreement with respect to any Alternative Parent Transaction Proposal. Parent will promptly request each such Person that has, within the twelve (12) months preceding the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction) to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries and will promptly terminate access by all Persons (other than the Company and its Representatives) to any physical or electronic data rooms relating to a possible Alternative Parent Transaction (other than an Excluded Alternative Parent Transaction). Parent shall not, and shall cause its Subsidiaries and each of its and its Subsidiaries’ directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making or announcement of any proposal or offer (including any proposal or offer to the Parent Stockholders) that constitutes, or would reasonably be expected to lead to, an Alternative Parent Transaction Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Parent Transaction Proposal or (iii) furnish to any Person any non-public information with respect to Parent and its Subsidiaries, or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to any Person or Group (other than the Company and its Representatives), in each case to knowingly facilitate or encourage the making of, or knowingly cooperate in any way that would reasonably be expected to lead to, any Alternative Parent Transaction Proposal, except in each case as expressly permitted by this Section 5.5; provided, that, notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may in any event (A) inform any Person that makes an Alternative Parent Transaction Proposal of the restrictions imposed by the provisions of this Section 5.5 or (B) waive any standstill provisions in any agreement with any Person or Group solely to the extent such standstill provisions would prohibit such Person or Group from making an Alternative Parent Transaction Proposal privately to the Parent Board or the Parent Special Committee.

(b) If, following the date of this Agreement and prior to obtaining the Parent Requisite Approvals, Parent receives a bona fide written Alternative Parent Transaction Proposal which did not result from a breach of this Section 5.5, upon a good faith determination by the Parent Special Committee or the Parent Board (following the recommendation of the Parent Special Committee), after consultation with its outside legal counsel and financial advisor, (i) that based on information then available such Alternative Parent Transaction Proposal either constitutes a Superior Parent Proposal or would reasonably be expected to result in a Superior Parent Proposal (excluding for purposes of determining whether such Alternative Parent Transaction Proposal would reasonably be expected to result in a Superior Parent Proposal, any assessment of the likelihood that the Company or its Subsidiaries would vote in favor of, tender into or otherwise support such Alternative Parent Transaction Proposal) and (ii) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.5(c), Parent and its Representatives may then take the following actions notwithstanding anything to the contrary contained in Section 5.5(a):
(i) Furnish any information with respect to Parent and its Subsidiaries to, and afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, the Person or Group (and their respective Representatives) making such Alternative Parent Transaction Proposal; provided, that prior to furnishing any such information, it receives from such Person or Group an executed confidentiality agreement containing terms and restrictions at least as restrictive as the terms contained in the Confidentiality Agreement (other than de minimis differences but including a customary “standstill” agreement by such Person or Group, which standstill shall not prohibit such Person or Group from making an Alternative Parent Transaction Proposal privately to the Parent Board or the Parent Special Committee) and that does not contain any express provision requiring Parent or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature; provided, further, that Parent shall not furnish to any such Person or Group any information furnished by or on behalf of the Company or its Representatives to Parent or its Representatives or made available pursuant to the Confidentiality Agreement; and
(ii) Following the execution of the confidentiality agreement referenced in the foregoing clause (i), engage in discussions or negotiations with such Person or Group (and their Representatives) with respect to such Alternative Parent Transaction Proposal.
(c) In addition to the obligations of Parent set forth in Sections 5.5(a), 5.5(b) and 5.6 as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Parent Transaction Proposal or any initial request for information from, or for the initiation of negotiations with, Parent or its Representatives concerning an Alternative Parent Transaction Proposal, Parent shall provide the Company with an initial written notice of such Alternative Parent Transaction Proposal or request. Such notice shall include a written summary of the material terms and conditions of such Alternative Parent Transaction Proposal or request (including unredacted copies of any such written Alternative Parent Transaction Proposal or request), and the identity of the Person or Group making such Alternative Parent Transaction Proposal or request. In addition, Parent shall (i) keep the Company reasonably currently informed of the status of, and negotiations (if any) regarding, and any material developments affecting the terms and conditions of, such Alternative Parent Transaction Proposal or request and (ii) provide the Company promptly (and in any event within forty-eight (48) hours) with all non-public information concerning Parent or any of its Subsidiaries that is made available to the Person or Group making such Alternative Parent Transaction Proposal or request (or any of their Representatives), which was not previously made available to the Company or its Representatives. Without limiting the foregoing, Parent shall promptly (and in any event within twenty-four (24) hours after any determination) advise the Company in writing if the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines to begin providing information or engaging in discussions concerning an Alternative Parent Transaction Proposal pursuant to Section 5.5(b).
(d) Parent shall not, and shall not permit any of its Subsidiaries, or any of its or their Representatives on Parent’s or its Subsidiaries’ behalf, to, enter into any confidentiality agreement that prohibits Parent or any of its Subsidiaries from complying with its obligations to the Company under this Agreement.
Section 5.6 Parent Change of Recommendation.
(a) Except as expressly permitted by this Section 5.6, the Parent Board shall not, nor shall any committee thereof, including the Parent Special Committee, directly or indirectly, (i) make a Parent Adverse Recommendation Change or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or providing for, any Alternative Parent Transaction Proposal (other than a confidentiality agreement as contemplated by Section 5.5(b)(i)) or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Requisite Approvals, the Parent Special Committee or Parent Board (acting at the recommendation of the Parent Special Committee) may, subject to compliance with Section 5.6(b), solely in response to (1) a Parent Intervening Event, make a Parent Adverse Recommendation Change under clause (a) of the definition thereof or (2) a Superior Parent Proposal that did not result from a breach of Section 5.5, make a Parent Adverse Recommendation Change, if, in either case, the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(b) Parent shall not make a Parent Adverse Recommendation Change in response to a Parent Intervening Event or a Superior Parent Proposal unless:
(i) in the case of a Superior Parent Proposal, such Superior Parent Proposal has been made and has not been withdrawn and continues to be a Superior Parent Proposal; and
(ii) Parent shall have first (A) provided to the Company five (5) Business Days’ prior written notice (the “Parent Notice Period”), which notice shall state expressly (1) that a Parent Intervening Event has occurred or that Parent has received a Superior Parent Proposal, as applicable, (2) (x) in the case of a Parent Intervening Event, the material facts underlying such Parent Intervening Event, in reasonable detail, or (y) in the case of a Superior Parent Proposal, the material terms and conditions of the Superior Parent Proposal (including the form and per share value of the consideration offered therein and the identity of the Person or Group making the Superior Parent Proposal), and Parent shall provide to the Company unredacted copies of the relevant transaction agreements with the Person or Group making such Superior Parent Proposal and other material documents related thereto (it being understood and agreed that any amendment (or subsequent amendment) to the financial terms, including to the proposed purchase price, or to any other material term of such Superior Parent Proposal or any material change to the relevant facts and circumstances underlying the Parent Intervening Event shall each require Parent to provide a new notice to the Company in accordance with this Section 5.6(b), provided, that the Parent Notice Period in connection with any such new notice shall be four (4) Business Days (the “Amended Parent Notice Period”), but no such Amended Parent Notice Period shall shorten the Parent Notice Period) and (3) that in response to such Parent Intervening Event or Superior Parent Proposal, Parent intends to make a Parent Adverse Recommendation Change, and (B) prior to making a Parent Adverse Recommendation Change, during the Parent Notice Period or the Amended Parent Notice Period, as applicable, to the extent requested by the Company, engaged, and directed its Representatives to engage, in good faith negotiations with the Company and its Representatives during such Parent Notice Period or Amended Parent Notice Period, as applicable, to amend this Agreement to permit the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) not to make such Parent Adverse Recommendation Change, and considered in good faith any bona fide offer (a “Company Offer”) by the Company to Parent, and, after such negotiations and good faith consideration of such Company Offer, if any, the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) again makes the determination described in the last sentence of Section 5.6(a) (it being understood that the delivery of the notification contemplated by this Section 5.6(b) shall not, in and of itself, constitute a Parent Adverse Recommendation Change).
(c) Notwithstanding any Parent Adverse Recommendation Change, this Agreement shall be submitted to the Parent Stockholders at the Parent Stockholders Meeting for the purpose of obtaining the Parent Requisite Approvals, and nothing contained herein (unless this Agreement is otherwise terminated in accordance with its terms) shall relieve Parent of such obligation.
(d) Except as expressly prohibited by this Section 5.6, nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communication to Company

Stockholders in connection with the making or amendment of a tender offer or exchange offer) or (ii) making any “stop-look-and-listen” or similar communication to the Parent Stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; provided, that (A) in no event shall this Section 5.6(d) affect the obligations specified in this Section 5.6 (or the consequences thereof in accordance with this Agreement) or the definition of Parent Adverse Recommendation Change and (B) any such disclosure (other than the issuance by Parent of a “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that is otherwise within the definition of “Parent Adverse Recommendation Change” shall be deemed a Parent Adverse Recommendation Change for all purposes of this Agreement.
Section 5.7 Registration Statement and Joint Proxy Statement.
(a) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and (assuming Parent has received all required information from the Company) Parent shall file with the SEC a Registration Statement on Form S-4 (together with any amendments thereof or supplements thereto, the “Registration Statement”), in which the joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) furnished to (i) Company Stockholders (including the holders of Company Series C Common Stock) in connection with the meeting of the Company Voting Stockholders for the purpose of obtaining the Company Requisite Approvals (the “Company Stockholders Meeting”) and (ii) Parent Stockholders in connection with the meeting of the Parent Stockholders for the purpose of obtaining the Parent Requisite Approvals (the “Parent Stockholders Meeting”), will be included. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement and any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act and to have the Staff of the SEC advise that it has no further comments on the Joint Proxy Statement as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Each of Parent and the Company shall furnish to the other all information concerning it and its respective Subsidiaries and Affiliates as may reasonably be requested by the other Party in connection with such actions and the preparation of the Joint Proxy Statement and the Registration Statement and any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, and shall reasonably cooperate and assist the other in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement. The Company will cause the Joint Proxy Statement to be mailed to Company Stockholders and Parent will cause the Joint Proxy Statement to be mailed to Parent Stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(b) All filings (including any amendments or supplements thereto) by the Company or Parent with the SEC in connection with the transactions contemplated by the Transaction Documents and all mailings by the Company or Parent to the Company Stockholders or Parent Stockholders, as applicable, in connection with the Merger and the other transactions contemplated by the Transaction Documents shall be subject to a reasonable period of prior review and reasonable comment by the other Party and its Representatives and such Party shall incorporate the other Party’s reasonable comments into such filings.
(c) Each of Parent and the Company shall (i) as promptly as practicable notify the other of (A) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Joint Proxy Statement or the Registration Statement or any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Class A Common Stock or the Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the SEC for any amendment or supplements to the Joint Proxy Statement or the Registration Statement or any other filings required to be made with the SEC in connection with the transactions contemplated by the Transaction Documents, or for additional information with respect thereto and (ii) supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to (x) the Joint Proxy Statement, (y) the Registration Statement or (z) any other filings required under applicable Law to be made with the SEC in connection with the transactions contemplated by the Transaction Documents and (B) all Orders of the SEC relating to the Registration Statement.

(d) If at any time prior to the Effective Time in the case of the Registration Statement and if at any time prior to the receipt of the Company Requisite Approvals and Parent Requisite Approvals in the case of the Joint Proxy Statement, any information relating to the Company, Parent, Merger Sub, Merger LLC or any of their respective Affiliates and Subsidiaries, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which such Party reasonably determines is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement or any other filing required under applicable Law to be made with the SEC and disseminated to the Company Stockholders or the Parent Stockholders, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders or the Parent Stockholders.
(e) Unless this Agreement has been terminated pursuant to Section 7.1, the Company shall duly give notice of, convene and hold the Company Stockholders Meeting (in compliance with applicable Law and the Company Governance Instruments) as promptly as practicable (but in no event later than forty-five (45) days) following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Joint Proxy Statement or that the Company may commence mailing the Joint Proxy Statement and use good faith efforts to schedule the Company Stockholders Meeting on the same day or as close in time as reasonably practicable to the Parent Stockholders Meeting, for the purpose of seeking the Company Requisite Approvals and, subject to Section 5.4, the Company shall use its reasonable best efforts to solicit such adoption and obtain the Company Requisite Approvals. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting. Notwithstanding the foregoing, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent (acting through the Parent Special Committee) other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Company Stockholders in advance of a vote to obtain the Company Requisite Approvals, (B) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (C) if additional time is reasonably required to solicit proxies in favor of the adoption of this Agreement, or (D) otherwise to comply with applicable Law; provided, that in the case of either clauses (A), (B), (C), or (D), the Company Stockholders Meeting shall only be adjourned or postponed for a minimum time that the Company determines in good faith to be reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders Meeting as aforesaid) and, in the case of clauses (B) and (C) the Company Stockholders Meeting shall not be postponed more than once and shall not be postponed for a period of longer than 30 days following the originally scheduled date of the Company Stockholders Meeting without Parent’s prior written consent. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law and the Company Governance Instruments. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 5.7(e) (including its obligation to hold the Company Stockholders Meeting at which this Agreement shall be submitted to the Company Stockholders to obtain the Company Requisite Approvals as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Company Transaction Proposal or by a Company Adverse Recommendation Change. Prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent as to the aggregate tally of proxies received by the Company with respect to the Company Requisite Approvals at the same frequency as such information is provided to the Company. Without the prior written consent of Parent, the Company Requisite Approvals shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection therewith) that the Company shall propose to be voted on by Company Stockholders at the Company Stockholders Meeting. The Company Board shall not take any action that would cause any approval by the Company Stockholders other than the Company Requisite Approvals to be necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Except to the extent expressly permitted by Section 5.4, (i) the Company Board shall recommend that the

Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and (ii) the Joint Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting.
(f) Unless this Agreement has been terminated pursuant to Section 7.1, Parent shall duly give notice of, convene and hold the Parent Stockholders Meeting (in compliance with applicable Law and the Parent Governance Instruments) as promptly as practicable (but in no event later than forty-five (45) days) following the date the Registration Statement is declared effective under the Securities Act and the Staff of the SEC advises that it has no further comments on the Joint Proxy Statement or that Parent may commence mailing the Joint Proxy Statement and use good faith efforts to schedule the Parent Stockholders Meeting on the same day or as close in time as reasonably practicable to the Company Stockholders Meeting, for the purpose of seeking the Parent Requisite Approvals and, subject to Section 5.6, Parent shall use its reasonable best efforts to solicit such adoption and obtain the Parent Requisite Approvals. Parent (in consultation with the Company) shall set a single record date for persons entitled to notice of, and to vote at, the Parent Stockholders Meeting. Notwithstanding the foregoing, Parent shall not adjourn or postpone the Parent Stockholders Meeting without the Company’s prior written consent other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that the Parent Special Committee or the Parent Board (acting at the direction of the Parent Special Committee) has determined in good faith after consultation with outside legal counsel is necessary under Law is provided to the Parent Stockholders in advance of a vote to obtain the Parent Requisite Approvals, (B) if, as of the time for which the Parent Stockholders Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Stock Issuance or this Agreement and the transactions contemplated hereby, including the Merger, or (D) otherwise to comply with applicable Law; provided, that in the case of either clauses (A), (B), (C), or (D), the Parent Stockholders Meeting shall only be adjourned or postponed for a minimum time that Parent (acting at the direction of the Parent Special Committee) determines in good faith to be reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect Parent’s obligation to hold the Parent Stockholders Meeting to obtain the Parent Requisite Approvals as aforesaid) and, in the case of clauses (B) and (C) the Parent Stockholders Meeting shall not be postponed more than once and shall not be postponed for a period of longer than 30 days following the originally scheduled date of the Parent Stockholders Meeting without the Company’s prior written consent. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with applicable Law and the Parent Governance Instruments. Without limiting the generality of the foregoing, Parent’s obligations pursuant to this Section 5.7(f) (including its obligation to hold the Parent Stockholders Meeting at which this Agreement shall be submitted to the Parent Stockholders to obtain the Parent Requisite Approvals as aforesaid) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Alternative Parent Transaction Proposal or by a Parent Adverse Recommendation Change. Prior to the date of the Parent Stockholders Meeting, Parent shall, upon the reasonable request of the Company, direct the proxy solicitor or other agent of Parent to advise the Company as to the aggregate tally of proxies received by Parent with respect to the Parent Requisite Approvals at the same frequency as such information is provided to Parent. Without the prior written consent of the Company, the Parent Requisite Approvals shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Parent Stockholders in connection therewith) that Parent shall propose to be voted on by the Parent Stockholders at the Parent Stockholders Meeting. The Parent Board shall not take any action that would cause any approval by the Parent Stockholders other than the Parent Requisite Approvals to be necessary to adopt the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Except to the extent expressly permitted by Section 5.6, (i) the Parent Board shall recommend that the Parent Stockholders approve the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, at the Parent Stockholders Meeting and (ii) the Joint Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent Stockholders vote in favor of approval of the Stock Issuance and this Agreement and the transactions contemplated hereby, including the Merger, at the Parent Stockholders Meeting.
Section 5.8 Information and Access.
(a) From the date of this Agreement until the Effective Time, but subject to Section 5.27, upon reasonable notice and subject to applicable Law, the Company will, and will cause its Subsidiaries, and will direct its and their officers, directors, employees, contractors, Representatives and Affiliates to, afford to the officers, employees, counsel, bankers, accountants and other authorized Representatives of Parent and the Parent Special Committee reasonable access during normal business hours and upon reasonable prior notice to all its properties, personnel, books and records for purposes of satisfying Parent’s rights and obligations under this Agreement and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request for purposes of satisfying Parent’s rights and obligations under this Agreement. The Company shall be entitled to have a Representative present at all times during any such inspection, and all such inspections granted pursuant to this Section 5.8 shall be subject to the Company’s reasonable security measures. Subject to the terms of this Agreement, the Company shall maintain and exercise complete control and supervision over the Company and its Subsidiaries.
(b) From the date of this Agreement until the Effective Time, subject to applicable Law, Parent shall act reasonably and in good faith in responding to such requests for information as the Company will from time to time reasonably make, to the extent reasonably necessary to enable the Company to consummate the transactions contemplated hereby in accordance with the terms herewith and consistent with the Company’s rights and obligations under this Agreement.
(c) No investigation or information provided pursuant to this Section 5.8 shall affect or otherwise obviate or diminish any representations or warranties of any Party or conditions to the obligations of any Party.
(d) Each of the Company and Parent will hold all information furnished by or behalf of the other Party or its Representatives pursuant to this Section 5.8 in confidence in accordance with the provisions of that certain Non-Disclosure Agreement, dated as of August 29, 2024 (the “Confidentiality Agreement”), by and between the Company and Parent, provided that Parent shall be permitted to provide information to A/N on a confidential basis as reasonably requested by A/N and Parent shall use reasonable best efforts to cause A/N to comply with the confidentiality and use restrictions set forth in the Confidentiality Agreement with respect to such information.
(e) Nothing in this Section 5.8 or in any other part of this Agreement shall require the Company or Parent, as applicable, to permit any inspection of, or to disclose:
(i) any information concerning Alternative Company Transaction Proposals or Alternative Parent Transaction Proposals, which shall be governed by Section 5.3 and Section 5.4 (in the case of Alternative Company Transaction Proposals) and Section 5.5 and Section 5.6 (in the case of Alternative Parent Transaction Proposals);
(ii) any information regarding the deliberations of the Company Board, Parent Board or Parent Special Committee, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to the Company Board, Parent Board or Parent Special Committee, as applicable, in connection therewith;
(iii) materials prepared by the Parent Special Committee’s or Parent’s financial or legal advisors or by the Company’s financial or legal advisors; or
(iv) materials the disclosure of which (A) would jeopardize any attorney-client or other privilege or (B) would contravene any applicable Law, fiduciary duty or confidentiality obligation, provided, that Parent and the Company shall use commercially reasonable efforts to take such actions as may be reasonably required to allow such disclosure to be provided to the other Party or its Representatives without waiving privilege or causing a violation of applicable Law, fiduciary duty or confidentiality obligation.
(f) Without limiting the generality of Section 5.8(a), from the date of this Agreement until the Effective Time, the Company will, and will cause its applicable Non-GCI Subsidiaries (and, solely until the consummation of the GCI Divestiture, GCI and its Subsidiaries) to, (i) with respect to any U.S. federal income or other material Tax Return of the Company or any of its Non-GCI Subsidiaries (or, solely with respect to taxable periods (or portions thereof) that end on or prior to the consummation of the GCI Divestiture, GCI and its Subsidiaries) that is required to be filed after the date of this Agreement, make commercially reasonable efforts to deliver a draft of such Tax Return to Parent for review and comment at least fifteen (15) days before it is due and consider in good faith Parent’s reasonable comments received by the Company within five (5) days after Parent received such Tax Return, (ii) with respect to any material Tax audit, action or other proceeding with respect to the Company or any of its Non-GCI Subsidiaries (or, solely with respect to taxable periods (or portions thereof) that end on or prior to the consummation of the GCI Divestiture, GCI and its Subsidiaries), promptly provide any updates (including any communications from a Governmental Authority) to Parent, and (iii) provide to Parent and its Subsidiaries such cooperation, documentation and information as Parent reasonably may request in connection with the foregoing.
Section 5.9 Reasonable Best Efforts.
(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as reasonably practicable the transactions contemplated by or related to the Transaction Documents to which such Party is a party (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VI).
(b) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub, Merger LLC and the Company shall use their reasonable best efforts to obtain consents of all Governmental Authorities and Third Parties necessary to consummate the transactions contemplated by or related to the Transaction Documents. Each Party hereto shall, to the extent applicable, make appropriate filings, if necessary, pursuant to the HSR Act (or any other Competition Law) with respect to the transactions contemplated by or related to the Transaction Documents as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the Parties such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the Closing); provided, that in connection with the GCI Divestiture, any such filing pursuant to the HSR Act shall be made as promptly as reasonably practicable to permit the GCI Divestiture, including any distributions to Company Stockholders, to be completed as contemplated by this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act (or any other Competition Law).
(c) Each of the Parties hereto shall use its reasonable best efforts, subject to applicable Laws, to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by the Transaction Documents and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and permit the other Party to review in advance any proposed communication relating to the transactions contemplated by the Transaction Documents; (iii) consult with the other Party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transaction Documents and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion; and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to Transaction Documents. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, other than in the case of the GCI Divestiture or any Company Representative’s conversion of Company Capital Stock pursuant to Section 2.6, Parent will control (in a manner consistent with this Section 5.9) and lead all communications and strategy relating to obtaining the required approvals, if any, pursuant to the HSR Act (and any other Competition Laws), and the Company will not, and will cause its Subsidiaries and Representatives not to, (A) make any proposal to, or (except to the extent required by Law) any filings with, Governmental Authorities in respect of any matter related to the such required approvals without the prior written consent of Parent, given or withheld in Parent’s reasonable discretion (acting at the direction of the Parent Special Committee) or (B) otherwise contact Governmental Authorities to communicate with them in respect of any matter related to such required approvals without the prior written consent of Parent, given or withheld in Parent’s reasonable discretion (acting at the direction of the Parent Special Committee); provided, that Parent shall keep the Company reasonably informed on a current basis, consult with and consider in good faith the views and comments of the Company in connection with such communications and strategy.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.9, each of the Parties shall use its reasonable best efforts to resolve objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Combination; provided, however, that, notwithstanding anything to the contrary in the Transaction Documents, but subject to Section 5.24, (i) in no event shall the Company, Parent or any of their Subsidiaries, Affiliates or Representatives be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept or take any operational restriction, requirement or action, that is not conditional on the consummation of the Merger, and (ii) in no event shall Parent or any of its Subsidiaries, GCI Spinco, or the Company’s Representatives, be required to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Parent, GCI Spinco, Company Representative or any Subsidiary of any of the foregoing.
Section 5.10 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions from or dispositions to Parent or the Company of shares of Parent Capital Stock or Company Capital Stock, as applicable, resulting from the transactions contemplated by the Transaction Documents (including securities deliverable upon exercise, vesting or settlement of any Company Equity Awards or Parent Equity Awards or other derivative securities) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, respectively, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
Section 5.11 Tax Matters.
(a) Parent, the Company, Merger LLC and Merger Sub intend that, for U.S. federal income tax purposes, (i) the Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, (iii) the receipt of stock of GCI Spinco by holders of Company Common Stock in the GCI Divestiture, if any, shall be treated as the receipt of “other property” described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply, and (iv) no gain or loss shall be recognized by the Company as a result of the Combination, including upon the receipt of proceeds pursuant to the Stockholders and Letter Agreement Amendment, which proceeds shall be treated as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code by reason of the transfers of such proceeds to the Company’s creditors in pursuance of the plan of reorganization (clauses (i)-(iv), the “Intended Tax Treatment”). Each of Parent, the Company, Merger LLC and Merger Sub (A) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the transactions described in the preceding sentence to qualify for the Intended Tax Treatment, (B) shall, subject to the last sentence of this Section 5.11(a), file all Tax Returns in a manner consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such Intended Tax Treatment (unless otherwise required by a change in applicable Law occurring after the date hereof or a “determination,” as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign applicable Law), (C) shall use its reasonable best efforts to take or cause to be taken any action within its control reasonably necessary to ensure the receipt of the Tax Opinions and (D) will cooperate with the tax counsel that are to render the Tax Opinions by providing appropriate representations as to factual matters on the Closing Date and the date of any Tax Opinions delivered in connection with the Registration Statement, as applicable, including in the case of the Company, the Company Tax Opinion Representations, and in the case of Parent, the Parent Tax Opinion Representations. The parties’ obligations described in clause (B) above shall cease to apply if the Combination has not occurred prior to the Drop Dead Date or the termination of this Agreement pursuant to Section 7.1.

(b) Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement, the Stockholders and Letter Agreement Amendment, and the GCI Divestiture Documents, as well as any other agreements entered into pursuant to this Agreement, as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
(c) Except as expressly contemplated or permitted by this Agreement or the other Transaction Documents, none of Parent, the Company, Merger LLC or Merger Sub shall, nor shall it permit its Affiliates to, take any action, and each of Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that its Affiliates do not, fail to take any action (provided, that such action is otherwise permitted to be taken under this Agreement and the Transaction Documents to which such Party is a party), which action or failure to act would prevent, preclude or impede (i) Company Tax Counsel from delivering the Company Tax Opinion or (ii) Parent Tax Counsel from delivering the Parent Tax Opinion.
(d) Immediately prior to the Closing, the Company shall execute and deliver the Company Tax Opinion Representation Letter to Parent Tax Counsel and Company Tax Counsel.
(e) Immediately prior to the Closing, Parent shall execute and deliver the Parent Tax Opinion Representation Letter to Parent Tax Counsel and Company Tax Counsel.
(f) Notwithstanding anything to the contrary in this Agreement, if, following the date hereof, there is a proposed change in U.S. federal income tax Law (including, for this purpose, new or revised pronouncements of the United States Internal Revenue Service or Treasury Department) that has an announced effective date, but is not yet effective, and Company Tax Counsel or Parent Tax Counsel, as applicable, indicates such proposed change would (i) prevent Company Tax Counsel from delivering the Company Tax Opinion or (ii) prevent Parent Tax Counsel from delivering the Parent Tax Opinion, in each case, if such change were effective (a “Proposed Change in Tax Law”), then, at the election of the Company or Parent, Parent, the Company, Merger Sub and Merger LLC shall use reasonable best efforts to cause the Closing to occur prior to the effective date of such Proposed Change in Tax Law.
(g) If, following the date hereof, there is a change in U.S. federal income tax Law (including, for this purpose, new or revised pronouncements of the United States Internal Revenue Service or Treasury Department) or a material change in facts, as set forth in the Tax Opinion Representations, in either case, that Company Tax Counsel or Parent Tax Counsel, as applicable, indicates would (i) prevent Company Tax Counsel from delivering the Company Tax Opinion, (ii) prevent Parent Tax Counsel from delivering the Parent Tax Opinion or (iii) cause both (A) prong (iv) of the Intended Tax Treatment to fail to be satisfied and (B) the Company to recognize any income or gain on loans from Parent as a result of the Combination, then, at the election of the Company or Parent, Parent, the Company, Merger LLC and Merger Sub shall use reasonable best efforts to implement alternative transactions, if any, whereby, (A) following such alternative transactions, the GCI Business is no longer owned by the Company, Parent or any of their Subsidiaries (other than GCI and its Subsidiaries), (B) as part of the alternative transactions, either Parent or an Affiliate of Parent, directly or indirectly, owns the Company Owned Parent Shares, or such Company Owned Parent Shares are no longer issued and outstanding, (C) pursuant to such alternative transactions, each holder of shares of Company Series A Common Stock, Company Series B Common Stock, Company Series C Common Stock or Company Preferred Stock is entitled to receive the same Common Consideration or Preferred Consideration, as applicable, which such holder would have received pursuant to Section 2.6 of this Agreement, as well as consideration contemplated to be paid to a holder pursuant to a GCI Divestiture, (D) pursuant to such alternative transactions, each holder of Company Equity Awards is entitled to receive the same consideration such holder would have been entitled to receive pursuant to Section 2.8 of this Agreement (as well as any adjustments for a GCI Divestiture), (E) Company Tax Counsel is able to provide an opinion that neither the Company nor holders of Company Common Stock “will” recognize gain or loss for U.S. federal income tax purposes as a result of the completion of such alternative transactions (except any income, gain or loss of the Company or its shareholders with respect to the GCI Divestiture (including the receipt of any stock of GCI Spinco),upon the receipt of cash in lieu of Fractional Shares, or payment of cash to holders of Dissenting Shares), (F) Parent Tax Counsel is able to provide an opinion that neither the Company nor holders of Company Common Stock “will” recognize gain or loss for U.S. federal income tax purposes as a result of the completion of such alternative transactions (except any income, gain or loss of the Company with respect to the GCI Divestiture (including the receipt of any stock of GCI Spinco), upon the receipt of cash in lieu of Fractional Shares or payment of cash to holders of Dissenting Shares), and (G) such alternative transactions will not cause the Company to recognize taxable income or gain on (i) share repurchases pursuant to the Stockholders and Letter Agreement Amendment by reason of the transfers of such proceeds to the Company’s creditors in pursuance of the plan of reorganization or (ii) loans from Parent as a result of the Combination (such alternative transactions, collectively the “Alternative Tax-Free Transactions”); provided that such Alternative Tax-Free Transaction (x) does not impose any unreimbursed incremental costs on Parent, the Company, or their shareholders, reduce the anticipated benefits of the Combination to Parent in any unreimbursed respect or otherwise fail to satisfy the Intended Tax Treatment and (y) is not reasonably expected to delay the Closing past the Drop Dead Date. Following any change of law or material change of facts described in the first sentence of this Section 5.11(g), the Company or Parent may, at its election, present a proposed Alternative Tax-Free Transaction to Parent or the Company, as applicable, and Parent or Company, as applicable, shall, within twenty days after receipt thereof, indicate whether it agrees such proposal qualifies as an Alternative Tax-Free Transaction, or, if not, identify, in writing, the specific prongs of the definition of Alternative Tax-Free Transaction that are not satisfied by the proposal. If an Alternative Tax-Free Transaction is identified, the parties shall amend the Transaction Documents to implement such Alternative Tax-Free Transactions and to provide that the Parties shall cooperate in obtaining the opinion referred to in clauses (E) and (F) of the preceding sentence, including by the provision of appropriate representation letters.
(h) From the date of this Agreement until the consummation of the GCI Divestiture, any acquisition by GCI or any of its Subsidiaries, directly or indirectly, by purchase, merger, consolidation or otherwise, of the equity or material assets of another Person (other than GCI or any of its Subsidiaries) shall be structured as a fully taxable acquisition, provided, however that if the acquisition is a purchase of stock of such Person for applicable Tax purposes that does not result in a step-up in asset basis, then notwithstanding anything to the contrary in the Separation Principles (including Annex A attached thereto), no Section 338(h)(10) Election or Section 336(e) Election (in each case, as defined in Annex A to the Separation Principles) shall be made with respect to such Person.
Section 5.12 Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), except as either Party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.3, Section 5.4, Section 5.5 or Section 5.6 (or for the other Party to respond to any such disclosure or action). In addition, except (i) to the extent disclosed in or consistent with the Registration Statement or Joint Proxy Statement in accordance with the provisions of Section 5.7, (ii) to the extent necessary to comply with such Party’s periodic reporting obligations under the Exchange Act, (iii) for any consent given in accordance with this Section 5.12 or (iv) as expressly permitted by Section 5.3, Section 5.4, Section 5.5 or Section 5.6 (or for the other Party to respond to any such disclosure or action), neither Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the Parties. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the consultation procedures set forth in this Section 5.12 have been followed, either Party may issue such additional publications or press releases and make such other customary announcements without consulting with any other Party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by the Transaction Documents beyond the scope of, and are reasonably consistent in tone and tenor with, the disclosure included in the press release or public statement with respect to which the other Party had been consulted.
Section 5.13 Expenses. Other than as expressly contemplated by Section 5.22 or Section 5.23, whether or not the Combination is consummated, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party (or, in the case of Merger Sub and Merger LLC, by Parent) incurring such cost or expense.

Section 5.14 Indemnification and Insurance.
(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action against any Indemnified Party commenced during such six (6)-year period shall have been finally disposed of) (such six (6)-year anniversary of the Effective Time or, if applicable, such later date, the “Extended Date”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries and, from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under their respective certificates of incorporation or bylaws (or any similar organizational documents) and under any indemnification agreements, in each case, in effect on the date of this Agreement, for the benefit of (x) any of the Company’s or its Subsidiaries’ current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time or (y) any Person serving or who prior to the Effective Time has served on the board of directors or board of managers (or similar governing body) of another Person, or as an officer, employee or agent of another Person, at the request of the Company or its Subsidiaries, in the case of each of clauses (x) and (y), in each such individual’s capacity as described in such clause (collectively, the “Indemnified Parties”); provided, that Parent shall be entitled to the benefit of the same express limitations on such obligations as the Surviving Corporation and the Surviving Company under such organization documents, indemnification agreements and applicable Law. In addition, for the period following the Effective Time and until the Extended Date, Parent shall cause the certificates of incorporation, certificates of formation and bylaws and operating agreements, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation in favor of the Indemnified Parties (in their capacities as such) for events and Actions to the extent relating to periods at or prior to the Effective Time that are no less advantageous to the Indemnified Parties (in their capacities as such) than the corresponding provisions in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company or its applicable Subsidiary, as the case may be, each as in effect on the date of this Agreement, and during such period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.
(b) Insurance. Prior to or at the Effective Time, the Company shall obtain and fully pay, or if the Company is unable, Parent shall as of the Effective Time cause to be obtained and fully paid, a non-cancellable tail policy (“D&O Tail”) for the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Tail shall (i) cover each individual covered by the D&O Insurance immediately prior to the Effective Time (in each case in his or her applicable covered capacity), (ii) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any acts or omissions prior to, or any claim related to any period of time at or prior to, the Effective Time, (iii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iv) have terms, conditions, retentions and limits of liability that are no less favorable to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance, including with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Party by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that the cost of such D&O Tail shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for the D&O Insurance; and provided, further, that if the aggregate cost of D&O Tail exceeds such amount, the obligation shall be to obtain a D&O Tail with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. If the Company or Parent for any reason fails to obtain (or cause to be obtained) such D&O Tail as of the Effective Time, the Surviving Corporation or Surviving Company, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, coverage provided by the D&O Insurance (whether with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate to the intended beneficiaries than the coverage provided under the Company’s existing D&O Insurance; provided, that, in no event shall the Surviving Corporation or Surviving Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the premium amount per annum for the Company’s existing D&O Insurance; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation or the Surviving Company, as applicable, shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(c) Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 5.14 to the extent not assumed by operation of Law.
(d) Enforceability. Each of the covered individuals described in Section 5.14(b)(i) and each Indemnified Party (in each case, in his or her capacity as such) is intended, from and after the Effective Time, to be a third-party beneficiary of the applicable provisions of this Section 5.14 with full rights of enforcement as if a party hereto. From and after the Effective Time, this Section 5.14 will be irrevocable, and no term of this Section 5.14 may be amended, waived or modified so as to adversely affect the rights of the Indemnified Parties (and covered individuals described in Section 5.14(b)(i)) (in each case, in his or her capacity as such) under this Section 5.14, without the prior written consent of each affected Indemnified Party. From and after the Effective Time, any amendment, waiver or modification of this Section 5.14 without such consent shall be null and void. The rights of the Indemnified Parties (and covered individuals described in Section 5.14(b)(i)) (in each case, in his or her capacity as such) under this Section 5.14 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any corporation or entity whatsoever, or applicable Law (whether at law or in equity).
Section 5.15 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (a) the occurrence or non-occurrence of any event of which would or would reasonably be expected to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to Closing set forth in Article VI would fail to be satisfied and (b) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by such Party hereunder such that the conditions to Closing set forth in Article VI would or would reasonably be expected to fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be; provided, further, that a Party’s good faith failure to comply with this Section 5.15 shall not provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 5.16 Defense of Litigation.
(a) Prior to the Effective Time, the Company shall promptly (and in any event, within two (2) Business Days) advise Parent, and Parent shall promptly (and in any event, within two (2) Business Days) advise the Company, of any Action commenced or, to such Party’s Knowledge, threatened to be commenced, after the date of this Agreement, against such Party or any of its directors or officers by any stockholder relating to this Agreement and the transactions contemplated hereby, and shall keep Parent or the Company, as applicable, reasonably informed regarding any such litigation.
(b) Prior to the Effective Time, the Company shall give Parent the opportunity to consult with the Company regarding, and, if appropriate, subject to a customary joint defense agreement, participate in (but not control), the defense or settlement of any such Action at Parent’s own expense and shall consider Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Prior to the Effective Time, Parent shall give the Company the opportunity to consult with Parent regarding, and, if appropriate, subject to a customary joint defense agreement, participate in (but not control), the defense or settlement of any such Action at the Company’s own expense and shall consider the Company’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such prior written consent of the Company shall not be required for, and Parent may enter into, any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of, and does not impose any monetary or non-monetary remedy or relief against, the Company or any of its current or former directors or officers (to the extent such individuals are a party to such Action).
(d) After the Effective Time, Parent may enter into any settlement, compromise, agreement, arrangement, order or judgment of such Action so long as such settlement, compromise, agreement, arrangement, order or judgment does not include an admission of liability or wrongdoing on the part of, and does not impose any monetary or non-monetary remedy or relief against, any of the Company’s current or former directors or officers (to the extent such individuals are a party to such Action).
(e) Each Party shall use its reasonable best efforts to cause its Representatives to cooperate with the other Party in the defense against any such Action relating to this Agreement and the transactions contemplated hereby.
Section 5.17 State Takeover Laws. The Company and Parent shall (a) take all reasonable action necessary to ensure that no restriction in any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by the Transaction Documents and (b) if the restrictions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated by the Transaction Documents, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement or the other Transaction Documents and otherwise to minimize the effect of such Law on the transactions contemplated by the Transaction Documents.
Section 5.18 Stock Exchange Delisting. Prior to the Closing Date, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on their part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the shares of the Company Series A Common Stock, Company Series C Common Stock and Company Preferred Stock from Nasdaq, the removal of the Company Series B Common Stock from the OTC Markets and the deregistration of the shares of Company Capital Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.19 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Class A Common Stock and Parent Preferred Stock issuable under Article II to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.
Section 5.20 Reservation of Parent Capital Stock. At or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its authorized but unissued shares of Parent Capital Stock for the purposes of effecting the conversion of the issued and outstanding shares of Company Capital Stock and issued and outstanding Company Equity Awards, in each case pursuant to Article II, sufficient shares of Parent Class A Common Stock and Parent Preferred Stock, as applicable, to provide for such conversion.
Section 5.21 Obligations of Merger Sub and Merger LLC. Parent shall take all actions necessary to cause Merger Sub and Merger LLC to (i) perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, including the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub, and (ii) consummate the Upstream Merger in accordance with Section 267 of the DGCL and Section 18-209(i) of the DLLCA immediately following the Effective Time. Merger LLC has taken all action as is necessary or advisable to authorize the Upstream Merger in accordance with Merger LLC’s governing documents and Section 267 of the DGCL and Section 18-209(i) of the DLLCA, and such authorization is and shall be the only authorization necessary to authorize the Upstream Merger.

Section 5.22 Financing Matters.
(a) Early Redemption.
(i) At the request of Parent (and in consultation with the Company) at any time following the satisfaction of the conditions precedent set forth in Section 6.1(a) and Section 6.1(b), the Company shall, with respect to any outstanding series of Exchangeable Debentures and the Exchangeable Debentures Indenture relating thereto:
(1) (x) as promptly as practicable (and in any event within ten (10) Business Days thereafter), unless the Company reasonably determines that it does not have aggregate LBC Available Liquidity (it being understood and agreed that Parent shall be entitled to repurchase additional shares of Parent Common Stock to enable the Company to satisfy its obligations contemplated by this clause (1) (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company)) and/or availability under any Parent Loan Facility (as of the date the notice of redemption is delivered) sufficient in the reasonable judgment of the Company to meet the applicable redemption or reasonably expected exchange obligation under the applicable Exchangeable Debenture Indenture (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof), execute and deliver to the trustee and holders a notice of redemption (in form and substance reasonably satisfactory to Parent) in accordance with such Exchangeable Debentures Indenture and the applicable series of Exchangeable Debentures pursuant to which such Exchangeable Debentures are irrevocably called for redemption pursuant to Section 11.12(a) (or, solely to the extent permitted by such Exchangeable Debentures Indenture at such time, Section 11.16(a)) of such Exchangeable Debentures Indenture, as applicable, on the thirtieth (30th) day (or such later date permitted by such Exchangeable Debentures Indenture as may be agreed by the Parent and the Company) after the date such notice of redemption is delivered and (y) take all actions necessary to cause such Exchangeable Debentures to be redeemed in full in cash on such redemption date (or, in the event any such Exchangeable Debentures are exchanged following delivery of such notice of redemption, take all actions necessary to settle any exchange obligation (including any premium) in respect of such Exchangeable Debentures in full in cash in accordance with such Exchangeable Debentures Indenture and such Exchangeable Debentures); provided that, with respect to any Exchangeable Debentures that are exchanged following delivery of such notice of redemption, if the Company reasonably determines as of five (5) business days prior to the settlement date for such exchange that it does not reasonably expect to have sufficient LBC Available Liquidity and/or availability under any Parent Loan Facility to satisfy such exchange obligation in cash on such settlement date (the amount of such shortfall, the “Exchangeable Shortfall Amount”) (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof), Parent (or its applicable Subsidiary) shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company) and/or (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof, in each case prior to such settlement date in an amount equal to the Exchangeable Shortfall Amount; and
(2) in connection with the transactions set forth in the foregoing clause (1), use reasonable best efforts to arrange for customary instruments and acknowledgements of discharge of such Exchangeable Debentures Indenture and such Exchangeable Debentures, in each case in respect of such Exchangeable Debentures, which documents and instruments the Company shall use its reasonable best efforts to deliver to Parent as soon as practicable on or after (and in any case, no later than five (5) Business Days after) such redemption or settlement.
(ii) At the request of Parent (but only at such request), the Company shall (or shall cause its applicable Subsidiary to) (A) execute and deliver notices of redemption, prepayment and/or termination

(which, at Parent’s request, shall be delivered in advance of the Closing Date provided they are contingent upon the occurrence of the Closing), as applicable, in respect of any Company Debt specified by Parent, in each case in accordance with the terms of such Company Debt and within the time periods requested by Parent in accordance with such Company Debt, and deliver all other notices and take all other actions required by the terms of such Company Debt, or reasonably requested by Parent, to facilitate the redemption or prepayment of all amounts outstanding in respect of (and the termination of) such Company Debt, the release of any guarantees in connection therewith, and the release of any Encumbrances securing such obligations, on or following the Closing Date, as the case may be (it being understood and agreed that any such redemption, prepayment, termination and/or release shall be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or its Subsidiaries to complete such redemption or prepayment prior to the occurrence of the Closing) and (B) use its reasonable best efforts to arrange for customary payoff letters, terminations of commitments, lien terminations, releases and instruments and acknowledgements of discharge, as applicable, in respect of such Company Debt, which documents and instruments shall be delivered to Parent on or prior to the Closing Date (it being understood and agreed that the Company shall use reasonable best efforts to deliver drafts of such documents and instruments to Parent no later than five (5) Business Days prior to the Closing Date).
(iii) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on all such documents described in Section 5.22(a)(i) and (ii), and shall respond in good faith to the comments of Parent or its counsel with respect thereto.
(iv) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by them in connection with, or as a result of, any actions taken pursuant to this Section 5.22(a), except in the event such losses, claims, damages, liabilities or expenses arise out of (i) gross negligence, willful misconduct, fraud or bad faith by the Company or any of its Subsidiaries or their respective Representatives, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) a material breach by the Company of this Agreement or the applicable Exchangeable Debentures Indenture.
(v) The Company shall apply all LBC Available Liquidity (including by borrowing revolving loans under the Company Margin Facility) to the extent necessary to consummate the transactions contemplated in this Section 5.22(a)(i)(1).
(b) Assumption. Unless otherwise requested by Parent in writing, the Company shall (a) take such actions as may be required by Article IX of each outstanding Exchangeable Debentures Indenture in connection with the Merger, including the preparation of, and the execution and delivery of, supplemental indentures, officers’ certificates and opinions of counsel in accordance with such provisions; provided that Parent shall (or shall cause its Subsidiaries or Representatives to) deliver any documentation regarding Merger Sub that may be reasonably required by the trustee under such Exchangeable Debentures Indenture in order to comply with Article IX of such Exchangeable Debentures Indenture in connection with the Merger and (b) use reasonable best efforts to facilitate Merger LLC taking such actions as may be required by Article IX of each outstanding Exchangeable Debentures Indenture in connection with the Upstream Merger; provided, that Parent shall (or shall cause its Subsidiaries or Representatives to) deliver any opinions of counsel, officers’ certificates and other documentation on behalf of Merger LLC or in which Merger LLC is a party that may be reasonably required by the trustee under such Exchangeable Debentures Indenture in order to comply with Article IX of such Exchangeable Debentures Indenture in connection with the Upstream Merger. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any documents prepared or to be executed by the Company or its Representatives in connection with this Section 5.22(b), and shall respond in good faith to the comments of Parent or its counsel with respect thereto. Unless otherwise requested by Parent in writing, the Company shall use reasonable best efforts to cause the trustee under each Exchangeable Debentures Indenture to execute any such applicable documents described in this Section 5.22(b), subject to the proviso in the first sentence of this Section 5.22(b). For the avoidance of doubt, this Section 5.22(b) shall not apply to any series of Exchangeable Debentures that ceases to be outstanding prior to the Closing Date in accordance with Section 5.22(a) and/or Section 5.22(c).
(c) Exchange/Put/Call of Exchangeable Debentures. In the event that (i) any holder of an outstanding Exchangeable Debenture exercises its put right for the Company to repurchase such holder’s Exchangeable

Debentures pursuant to Section 12.01(a) of the applicable Exchangeable Debentures Indenture in accordance with the terms thereof, (ii) the Company (subject to the prior written consent of the Parent, not to be unreasonably withheld, delayed or conditioned) exercises its call right to redeem Exchangeable Debentures pursuant to Section 11.16 of the applicable Exchangeable Debentures in accordance with the terms thereof; provided that, if the Parent does not consent to the Company’s exercise of its call right to redeem on the put date such Exchangeable Debentures pursuant to Section 11.16 of the applicable Exchangeable Debenture Indenture, then the Company shall not be obligated to exercise such call right while this Agreement is in effect and, to the extent not previously requested, the Parent shall not be permitted to require the redemption of such Exchangeable Debentures pursuant to Section 11.12(a) or Section 11.16(a) of such Exchangeable Debenture Indenture while this Agreement is in effect; or (iii) any holder of any series of Exchangeable Debentures elects to exchange its Exchangeable Debentures pursuant to Article XI of the applicable Exchangeable Debentures Indenture in accordance with the terms thereof, then, in each case, the Company shall repurchase, redeem or settle its exchange obligation with respect to such Exchangeable Debentures in full in cash in accordance with the terms of the applicable Exchangeable Debentures Indenture (and may, in connection with such cash settlement obligations, enter into any amendment or modification to any Exchangeable Debentures Indenture in consultation with and in form and substance reasonably satisfactory to Parent to irrevocably elect to settle any repurchase or exchange obligations in cash). The Company shall provide Parent and its counsel reasonable opportunity to review and comment on the documents, instruments and procedures used to effectuate any repurchase, redemption or exchange described in this Section 5.22(c), and shall respond in good faith to the comments of Parent or its counsel with respect thereto.
(d) Compliance with Stockholders and Letter Agreement Amendment. From and after the date of this Agreement until the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, comply in all respects with Section 9(a) and (b) of the Stockholders and Letter Agreement Amendment.
(e) GCI Divestiture Loan. The Company shall fund the payment of any Tax Liabilities incurred as a result of the GCI Divestiture with LBC Available Liquidity (including after giving effect to the immediately succeeding sentence). If the Company has insufficient LBC Available Liquidity to make any such payment required to be made by the Company or its Subsidiaries on any such date (the amount of any such shortfall for such date, the “GCI Divestiture Shortfall Amount”) (as set forth in an officer’s certificate delivered to Parent with reasonably detailed calculations thereof reasonably in advance of the third (3rd) business day before such date), no later than three (3) business days prior to any date on which any such payment is expected to be required to be paid by the Company or its Subsidiaries, Parent (or its applicable Subsidiary) shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to such repurchase of shares from the Company) and/or (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof in an amount equal to the GCI Divestiture Shortfall Amount, the proceeds of which shall be promptly applied to repay revolving borrowings under the Company Margin Facility.
(f) Margin Loan Parent Loan. If the LTV Ratio (as defined in the Margin Loan Agreement as in effect on the date of this Agreement) under the Margin Loan Agreement equals or exceeds 50%, then the Parent shall, at Parent’s election, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, (x) repurchase additional shares of Parent Common Stock in accordance with the Stockholders and Letter Agreement Amendment (provided, that, for the avoidance of doubt, any such repurchase shall not result in the pro forma Equity Interests (as defined in the Stockholders and Letter Agreement Amendment) of the shares of Parent Common Stock then owned by the Company being less than 25.25% after giving effect to the repurchase of shares from the Company), (y) make loans to the Company under a Parent Loan Facility in accordance with the terms thereof and/or (z) instruct the Company and its Subsidiaries to pledge unencumbered Company Owned Parent Shares to support the Company Margin Facility, in each case, such that the LTV Ratio under the Margin Loan Agreement would be reduced to 30%; provided that, subject to Section 3(a)(vii) of the Stockholders and Letter Agreement Amendment, Parent shall be obligated to make loans to the Company under a Parent Loan Facility in accordance with the terms thereof pursuant to the immediately preceding clause (y) if the pledge of all unencumbered Company Owned Parent Shares to support the Company Margin Facility would not be sufficient to reduce the LTV Ratio under the Margin Loan Agreement to 30% (and the LTV Ratio is not otherwise reduced to 30% pursuant to the preceding clause (x)); provided further that, if at the time the Parent is required to make a loan to the Company pursuant to this Section 5.22(f) there is or after giving effect to such loan would be a Company Liquidity Event (as defined in the Stockholders and Letter Agreement Amendment), the amount of such loans shall be an amount sufficient to reduce the LTV Ratio to 40% rather than 30%.
Section 5.23 Financing Cooperation.
(a) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, in each case, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with Parent’s financing arrangements for long term debt for borrowed money, as Parent may reasonably determine necessary or advisable. Such cooperation shall include, to the extent reasonably requested by Parent, using reasonable best efforts to furnish Parent and any of its financing sources with (A) customary authorization and representation letters in connection with such financing arrangements in form and substance reasonably satisfactory to the Company, (B) information with respect to the Company and its Subsidiaries reasonably requested by Parent or any of its financing sources to facilitate such financing arrangements, including reasonably assisting Parent in connection with the preparation of pro forma financial information to be included in any applicable offering document (provided nothing in this Agreement shall be deemed to require the Company to prepare any pro forma financial statements or projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information) and (C) such other customary financial information that may reasonably be requested by Parent; provided that in no case shall the Company or its Subsidiaries or its Representatives be obligated to provide any financial information with respect to the Company and its Subsidiaries that is publicly available. The Company shall, promptly upon written request of by the Company, be reimbursed by Parent for any reasonable and documented expenses incurred or otherwise payable by the Company or any of its Subsidiaries or its Representatives in connection with its cooperation and other obligations pursuant to this Section 5.23.
(b) Notwithstanding the foregoing, the Company and its Subsidiaries and their respective Representatives shall not be required to enter into any agreement, document, certificate or instrument pursuant to this Section 5.23 (other than customary authorization and representation letters in form and substance reasonably satisfactory to the Company in connection with the financing arrangements contemplated by Section 5.23(a)) that will be effective prior to the Closing and nothing in this Section 5.23 shall require (i) such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable law or any organizational document of the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries to pay or incur any commitment or other fee, cost or expense (other than customary expenses in connection with the cooperation described in this Section 5.23 that are promptly reimbursed by Parent) for which it is not indemnified hereunder, (iii) the Company or any of its Subsidiaries to incur any other liability or provide or agree to provide any indemnity for which it is not indemnified hereunder or that is not conditioned upon the Closing, (iv) the Company or any of its Subsidiaries to disclose any information (A) that is subject to attorney client or similar privilege or constitutes attorney work product, (B) the disclosure of which (x) is prohibited by any Company Material Contract not entered into for the purpose of qualifying for the exclusion in this clause (B) or (y) would cause the incurrence of any cost or expense not subject to reimbursement by Parent or any of its Subsidiaries pursuant to Section 5.23(a), (v) the Company or any of its Subsidiaries to cooperate in a manner that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (vi) any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability or (vii) the preparation of any financial statements that are not available to it and prepared in the ordinary course of its financial reporting practice.
(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by them in connection with, or as a result of, any actions taken pursuant to this Section 5.23, except in the event such losses, claims, damages, liabilities or expenses arise out of (i) gross negligence, willful misconduct, fraud or bad faith by the Company or any of its Subsidiaries or their respective Representatives, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) the material inaccuracy of any written information (standing on its own) provided to Parent in writing by the Company or any of its Subsidiaries specifically for inclusion in any materials relating to Parent’s financing arrangements.
(d) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the financing arrangements contemplated by this Section 5.23 so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their respective marks.
(e) Notwithstanding anything in this Agreement to the contrary in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s, Merger Sub’s or Merger LLC’s obligations hereunder.
Section 5.24 GCI Divestiture.
(a) Prior to the Effective Time (with the exact timing prior to the Effective Time to be determined by the Company (and the Company shall keep Parent reasonably apprised of such timing)), the Company shall, and shall cause its Subsidiaries to, divest the business of GCI Spinco, GCI and their respective Subsidiaries (the “GCI Business”), by way of a dividend to the Company Stockholders (unless Parent (acting at the direction of the Parent Special Committee) consents to different terms) in accordance with the principles set forth in Section 5.24 of the Company Disclosure Letter (the “Separation Principles”) and otherwise on terms mutually acceptable to Parent and the Company with each acting reasonably (such transaction or series of transactions contemplated by this clause (a), collectively, the “GCI Divestiture”). Notwithstanding anything in this Agreement to the contrary, including in Section 5.1, Section 5.3 and Section 5.4, the Company and its Subsidiaries shall take such actions and engage in such conduct as the Company shall reasonably determine are necessary, advisable or appropriate that are not in inconsistent with this Section 5.24 or the Separation Principles to pursue, negotiate, discuss, enter into, announce, perform and consummate a GCI Divestiture. In furtherance of the foregoing:
(i) the Company shall, and shall cause its Subsidiaries to, (A) keep Parent reasonably informed of all material preparations in connection with, and the status of, the GCI Divestiture, (B) give Parent and its Representatives reasonable time and opportunity to review and comment upon any proposed terms and conditions of, or Contract relating to, the GCI Divestiture, or any filings with Governmental Authorities relating thereto (which Contracts shall be consistent in all material respects with the Separation Principles), (C) not enter into, amend, modify, terminate or cancel any Contract relating to the GCI Divestiture that is inconsistent with this Section 5.24 or the Separation Principles without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and (D) in respect of any Contract relating to the GCI Divestiture, not agree to any non-compete, non-solicitation or other restrictive covenant that would or would reasonably expected to bind or restrict, or give the counterparty rights in respect of, the conduct of the business of Parent and its Subsidiaries following the Effective Time or cover businesses or operations of the Company and its Subsidiaries greater than the scope of the existing operations of the GCI Business;
(ii) (A) the Company shall, and shall cause its Subsidiaries to, and Parent shall, and shall cause its Subsidiaries to, reasonably consult and reasonably cooperate with the other Party and its Subsidiaries throughout the planning process with respect to the structure and any internal restructuring steps necessary, appropriate or advisable (as reasonably determined by the Company) to effect the GCI Divestiture, and (B) the Company shall, and shall cause its Subsidiaries to, provide Parent a reasonable opportunity to review and comment on any step plan structuring the sequence of the GCI Divestiture and any such internal restructuring steps;
(iii) the Company shall cause GCI or another applicable Subsidiary of the Company determined to be the publicly traded parent company with respect to the GCI Business following the closing of the GCI Divestiture (“GCI Spinco”) to (A) file a registration statement on Form 10 (or such other registration statement under the Exchange Act or the Securities Act) with the SEC to effect the registration of shares of such entity pursuant to the Exchange Act at such time as the Company shall reasonably determine in order to permit the consummation of the GCI Divestiture prior to the Effective Time, (B) file any amendments or supplements to such Form 10 (or such other registration statement) as may be necessary or advisable in order to cause the Form 10 (or such other registration statement) to become and remain effective as required by the SEC or federal, state or other applicable securities Laws, and (C) take all such actions as may be necessary or, in the reasonable determination of the Company, appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the GCI Divestiture;
(iv) the Company shall make all required filings with the FCC and State Commissions, and take all such actions as may be necessary or appropriate, in connection with the transfer of control and/or assignment of the Communications Licenses held by GCI or its Subsidiaries, and shall enter into the GCI Divestiture Documents with GCI, in each case, at such time as the Company shall reasonably determine in order to permit the consummation of the GCI Divestiture prior to the Effective Time;
(v) upon consummation of the GCI Divestiture, the Company shall ensure that none of the Company or any of its Non-GCI Subsidiaries have (A) any Indebtedness or other liability in respect of any GCI Debt or (B) any Encumbrance on any of their respective assets or property securing any GCI Debt (and, solely to the extent the Company or any Subsidiary (excluding GCI and its Subsidiaries) have any Indebtedness or other liability in respect of any GCI Debt at any time prior to the consummation of the GCI Divestiture, the Company shall deliver customary payoff letters, guarantee releases, lien terminations, releases and instruments and acknowledgements of discharge, as applicable, in each case in form and substance reasonably satisfactory to Parent on behalf of the Persons to whom such GCI Debt is owed); and
(vi) subject to Section 5.24(a)(i)(B), Section 5.24(a)(i)(C) and Section 5.24(c), the Company, GCI Spinco, GCI and their respective Subsidiaries shall have the right to enter into such Contracts that are necessary, appropriate or advisable to effect the GCI Divestiture and that are not inconsistent with the other provisions of this Section 5.24 or the Separation Principles, including any Contracts that are required to be entered into by existing Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand.
(b) Except for any transaction in the ordinary course of business consistent with past practice between the Company or any of its Non-GCI Subsidiaries, on the one hand, and GCI or any of its Subsidiaries, on the other hand, from the date of this Agreement until the earlier of the Effective Time and the consummation of the GCI Divestiture, the Company and its Subsidiaries shall (i) conduct the operations and business of the GCI Business solely in GCI Spinco, GCI and any of their respective Subsidiaries, and (ii) not enter into any Contract between the Company and the Non-GCI Subsidiaries, on the one hand, and GCI Spinco, GCI and any of their respective Subsidiaries, on the other hand that cannot be terminated in connection with the GCI Divestiture without Liability (other than (x) any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles or (y) any de minimis Liabilities or reasonable fees, cost and expenses of advisors and legal counsel) to the Company and the Non-GCI Subsidiaries, other than any documents entered into in connection with the GCI Divestiture in accordance with Section 5.24, the Separation Principles, the GCI Divestiture Documents and as may be mutually agreed by Parent and the Company.
(c) For the avoidance of doubt, without limiting the generality of the foregoing, any agreements entered into by the Company or its Subsidiaries relating the GCI Divestiture shall be reasonably acceptable to Parent (it being understood Parent cannot withhold its consent if such agreements are consistent with this Section 5.24 or the Separation Principles) and shall provide, in accordance with the Separation Principles, that GCI Spinco, GCI and their respective Subsidiaries shall be responsible for all Liabilities and obligations (other than any Tax Liability resulting from or in connection with the GCI Divestiture expressly contemplated by the Separation Principles) incurred or accrued by GCI or any of its Subsidiaries in the operation of the GCI Business, whether accruing or arising prior to, on or after the effective time of the GCI Divestiture.
(d) The Company may make reasonable adjustments to the Company Equity Awards outstanding at the time of a GCI Divestiture, as applicable (which adjustments may vary by award type and award holder) in order to preserve the value of such awards as of immediately prior to and immediately following the GCI Divestiture, as determined by the Company Board (or an authorized committee thereof) in consultation with Parent, in accordance with the adjustment provisions of the applicable Company Stock Plan under which the Company Equity Award was issued and which adjustments shall be consistent in all material respects with the Separation Principles.

(e) Immediately prior to the Closing, Parent shall enter into a joinder (in a form reasonably acceptable to the Company and Parent), effective immediately after Closing, to the GCI Divestiture Tax Sharing Agreement, the GCI Divestiture Separation and Distribution Agreement, and the GCI Divestiture Tax Receivables Agreement, as provided in the Separation Principles.
(f) Without limiting the generality of the foregoing, if, no later than December 31, 2025, the Company in good faith determines that the GCI Divestiture is not reasonably capable of being achieved prior to June 30, 2027 on the terms set forth in this Section 5.24 and the Separation Principles and in compliance with applicable Law solely as a result of any of the events set forth in Section 5.24(f) of the Company Disclosure Letter, then the Company and Parent will consider in good faith alternative courses of action, including but not limited to, formal or informal debt refinancing actions (such alternative actions, a “GCI Event”). The provisions of Sections 5.24(a), 5.24(b) and 5.24(c) shall apply mutatis mutandis to a GCI Event; provided that none of the Company, GCI or their Subsidiaries shall take any material step in furtherance of a GCI Event, propose a GCI Event to any third party creditor or enter into any binding agreement with respect to a GCI Event without the consent of Parent (not to be unreasonably withheld, conditioned or delayed). Upon completion of a GCI Event on terms mutually agreed by Parent and the Company, such GCI Event shall be deemed to constitute a GCI Divestiture for all purposes hereunder.
Section 5.25 Termination of Affiliate Contracts. Effective upon the Closing, the Company shall terminate all Affiliate Contracts, other than the Transaction Documents and those listed on Section 5.25 of the Company Disclosure Letter, without further liability to Parent, the Company or any of their respective Subsidiaries.
Section 5.26 Voting of Parent Common Stock. Subject to the Stockholders Agreement, including any voting limitations or restrictions therein, the Company shall vote all shares of Parent Common Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Parent Stockholders Meeting, if any, in favor of (a) approval of the Stock Issuance and (b) any proposal to adjourn or postpone the Parent Stockholders Meeting to a later date if there are not sufficient votes to approve the Stock Issuance or this Agreement and the transactions contemplated hereby, including the Merger, and the Company shall cause all such shares to be present at the Parent Stockholders Meeting for quorum purposes.
Section 5.27 Waiver of Conflicts Regarding Representation.
(a) The Parties agree that, notwithstanding any current or prior representation of (i) the Company (which, for the avoidance of doubt, excludes the Surviving Corporation and the Surviving Company) or any of its Subsidiaries, or any and all of their respective predecessors and successors, (ii) officers or directors of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, (iii) former members of the Company Board, (iv) the Malone Group, (v) the Maffei Group, (vi) Liberty Media or (vii) any Covered Person (collectively, the “Represented Persons”) or any of their respective Affiliates by O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden, each of O’Melveny, Baker Botts, Potter Anderson, Sherman and Skadden will be allowed to represent any of the Represented Persons or any of their respective Affiliates in any matters or disputes that, directly or indirectly, arise out of or relate to (x) the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the transactions contemplated by the Voting Agreement) or (y) the GCI Divestiture (any such matter or dispute, a “Post-Closing Representation”). Parent does hereby, and agrees to cause its controlled Affiliates (and agrees to use its reasonable best efforts to cause its other Affiliates) to, (A) agree that O’Melveny, Baker Botts, Potter Anderson, Sherman and Skadden may each represent (and none of Parent or any of its Affiliates or Representatives will seek to disqualify or otherwise prevent O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden from representing) any of the Represented Persons or such Affiliates in connection with a Post-Closing Representation and (B) waive any claim they have or may have that O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation, even if, in any case, the interests of the Represented Persons or such Affiliates may be directly adverse to Parent or its Affiliates and even though O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden may have represented the Represented Persons or such Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for any of the Represented Persons or such Affiliates.
(b) Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (i) all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) shall, subject to the terms of this Section 5.27, be excluded from the assets possessed by the Company and its Subsidiaries at and after the Effective Time and shall be controlled and solely owned by Liberty Media on behalf of all Represented Persons for all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter, and shall not pass to or be claimed by the Surviving Company, Surviving Corporation, Parent or its Affiliates, and (ii) notwithstanding Section 5.8 above, neither the Company nor any of its Affiliates or Representatives shall be obligated to provide Parent or any of its Affiliates, or any of their respective Representatives, with access to any Protected Information or any Privileged Information, in each case, other than as provided in Section 5.27(c) below.
(c) To the extent access to (i) some of the Protected Information (other than Privileged Information) described in clause (i), (ii) or (iii) of the definition thereof is reasonably necessary (upon the advice of Parent’s external legal counsel acting reasonably) or (ii) some of the Protected Information described in clause (i), (ii) or (iii) of the definition thereof that constitutes Privileged Information is reasonably necessary, in either case, for or in furtherance of Parent’s or its applicable Affiliates’ (A) defense against (or prosecution of) any Action brought by or against (as applicable) any third Person (which for the avoidance of doubt shall exclude the Represented Persons and their Affiliates), (B) only as to Protected Information that is not Privileged Information, defense against (which may include bringing counterclaims) any Action brought by any Represented Persons or any of their Affiliates (for the avoidance of doubt, in the case of clauses (A) and (B), including in connection with Parent’s or its Subsidiaries’ obligations under Section 5.11(a) and Section 5.11(b)) or (C) compliance with reporting, filing or other legal or regulatory requirements imposed on Parent or such Affiliates by a Governmental Authority having jurisdiction over Parent or such Affiliates with respect to such matters, including for the avoidance of doubt through a discovery process in which the applicable Governmental Authority requires production of such Protected Information (each of clause (A), (B) or (C), a “Permitted Parent Access Circumstance”), Parent or such Affiliates, as applicable, shall be permitted by Liberty Media (who, as described in Section 5.27(b) shall, subject to the terms of this Section 5.27, have sole ownership and control of all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) on behalf of all Represented Persons for all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter) access solely to such reasonably necessary portion of the Protected Information (“Necessary Information”); provided, that, with respect to any such Necessary Information that also constitutes Privileged Information, (1) with respect to any Permitted Parent Access Circumstance described in clause (A) or (C) above, such Privileged Information will only be made available to Parent or its applicable Affiliates if Parent agrees not to (and does not), and agrees to use reasonable best efforts to cause its Affiliates and Representatives not to (and they do not), disclose or use, or allow to be disclosed or used, any such Privileged Information for any purpose, whatsoever, other than the applicable Permitted Parent Access Circumstance described in clause (A) or (C) above, and (2) under no circumstances will access to such Privileged Information be deemed reasonably necessary in connection with a Permitted Parent Access Circumstance described in clause (B) above. To the extent any Privileged Information may be accessed pursuant to this Section 5.27(c), Parent and Liberty Media shall use reasonable best efforts and cooperate with each other to enter into customary and reasonable joint defense, confidentiality, or similar arrangements that, to the extent reasonably practicable, will preserve and protect the privileged nature of such Privileged Information from being waived or impaired.
(d) For the avoidance of doubt, except as expressly provided in Section 5.27(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Protected Information or any Privileged Information, wherever maintained. Further, notwithstanding Section 5.27(c), none of Parent, the Surviving Corporation, the Surviving Company or their respective Affiliates will have any rights or access to any Privileged Information in the files of O’Melveny, Baker Botts, Potter Anderson, Sherman or Skadden (for clarity, this sentence does not impact any rights or access to any such Privileged Information other than in the files of such law firms (even if also in the files of such law firms)).
(e) This Section 5.27 shall not apply to any information properly obtained by Parent or its Affiliates or their respective Representatives other than pursuant to Section 5.27(c) and without any breach of this Agreement. Further, nothing contained in this Section 5.27 is intended to, and this Section 5.27 shall not in any respect, limit or expand the rights and obligations of the Parties pursuant to Section 5.3 or Section 5.4 hereof. For the avoidance of doubt, to the extent a Governmental Authority with jurisdiction over a relevant proceeding determines (notwithstanding the express intent of the Parties set forth in this Section 5.27) to grant access to, or use of, any Protected Information (including Privileged Information) to which Parent or its applicable Affiliates would not otherwise have the right to access or use pursuant to Section 5.27(c), such access or use will be limited to that which has been mandated or determined by such Governmental Authority and will not serve as a basis to restrict or limit any other rights or protections specified herein.

(f) This Section 5.27 will be irrevocable, and no term of this Section 5.27 may be amended, waived or modified in respect of any Protected Information or any Privileged Information without the prior written consent of Liberty Media, on behalf of the Represented Persons. Any such amendment, waiver or modification of this Section 5.27 as to which no such consent is obtained shall be null and void. This Section 5.27 is for the benefit of the applicable Represented Persons, Liberty Media and their respective Affiliates, each of which is an intended third-party beneficiary of this Section 5.27 and will be entitled to enforce this Section 5.27 against the Parties hereto in such capacity.
(g) For all purposes of this Section 5.27 and Section 1 of the Liberty Media Side Letter, (i) references to Affiliates of Parent shall include the Surviving Corporation following the Effective Time and the Surviving Company following the Upstream Effective Time, and (ii) references to Affiliates of the Malone Group shall include The Tracy M. Amonette Trust A (also known as The Tracy L. Neal Trust A) and The Evan D. Malone Trust A.
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1 Conditions Precedent to the Obligations of Each Party. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by each of Parent (acting at the direction of the Parent Special Committee) and the Company (provided, that the conditions set forth in clauses (b) and (d) shall not be waivable), at or prior to the Closing, of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Company Disinterested Stockholder Approval. The Company Disinterested Stockholder Approval shall have been obtained.
(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.
(d) Parent Disinterested Stockholder Approval. The Parent Disinterested Stockholder Approval shall have been obtained.
(e) Competition Law Approval. To the extent applicable, any waiting period (and any extension thereof), and any commitments by the Parties not to close before a certain date under a timing agreement entered into with a Governmental Authority, applicable to the consummation of the Mergers or any Company Representative’s conversion of Company Capital Stock pursuant to Section 2.6 under the HSR Act shall have expired or early termination thereof shall have been granted.
(f) No Injunction or Restraints. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prevents, prohibits, renders illegal or enjoins the consummation of the Combination or any of the other transactions contemplated by any of the Transaction Documents.
(g) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded.
(h) Listing. The shares of Parent Class A Common Stock and Parent Preferred Stock issuable to the Company Stockholders in connection with the Merger as provided in Article II shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.2 Conditions Precedent to the Obligations of Parent, Merger Sub and Merger LLC. The obligations of Parent, Merger Sub and Merger LLC to effect the Combination shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by Parent (acting at the direction of the Parent Special Committee), at or prior to the Closing of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of the Company contained in Sections 3.1 (Organization; Standing and Power), 3.2 (Capitalization), 3.3 (Subsidiaries), 3.4 (Authorization), 3.8(a) (Absence of Certain Changes), 3.18 (Anti-Takeover Statutes), 3.19 (Ownership in Parent) and 3.20 (Brokers and Other Advisors) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b), clause (d) and clause (e) of Section 3.2, each of which shall be true and correct other than de minimis inaccuracies, and clause (c) of Section 3.3, which shall be true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).
(ii) The other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such earlier date), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed, in all material respects, its covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c) GCI Divestiture. The GCI Divestiture shall have been completed.
(d) Officer’s Certificate. Parent, Merger Sub and Merger LLC shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c).
(e) Tax Opinion. Parent shall have received the opinion of Wachtell Lipton (or other nationally recognized counsel reasonably acceptable to Parent) (“Parent Tax Counsel”), addressed to Parent and dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that, based upon the Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Parent Capital Stock) will be recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code. The condition set forth in this Section 6.2(e) shall not be waivable after the effective date of the Registration Statement.
Section 6.3 Conditions Precedent to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or, to the extent permitted by Law, waiver in writing by the Company, at or prior to the Closing of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Capitalization), 4.3 (Authorization), 4.7 (Absence of Certain Changes), 4.12 (Brokers and Other Advisors), 4.15 (Ownership of Company Common Stock) and 4.17 (Anti-Takeover Statutes) shall be true and correct in all respects (other than in the case of the representations and warranties in the first sentence of clause (b) and clause (d) of Section 4.2, each of which shall be true and correct other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date).
(ii) The other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, as of such earlier date), except where all failures of such representations and warranties referred to in this clause (ii) to be true and correct have not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent, Merger Sub and Merger LLC. Each of Parent, Merger Sub and Merger LLC shall have performed, in all material respects, its covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).
(d) Tax Opinion. The Company shall have received the opinion of Skadden (or other nationally recognized counsel reasonably acceptable to the Company) (“Company Tax Counsel”), addressed to the Company and dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, based upon the Tax Opinion Representations and any other facts, representations and assumptions set forth or referred to in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, for U.S. federal income tax purposes, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Parent Capital Stock) will be recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code. The condition set forth in this Section 6.3(d) shall not be waivable after the effective date of the Registration Statement.
ARTICLE VII

TERMINATION
Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (and except as set forth below notwithstanding the receipt of the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by Merger LLC as the sole stockholder of Merger Sub), as authorized by the Company Board or the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee), as applicable, as follows:
(a) by mutual written consent of each of Parent and the Company;
(b) by either the Company or Parent if:
(i) subject to Section 8.14, the Merger has not been consummated on or before August 31, 2027 or such other date and time mutually agreed in writing between Parent and the Company (the “Drop Dead Date” ); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available (x) to the Party seeking to terminate this Agreement if such Party’s (in the case of Parent, including Merger Sub or Merger LLC) failure to comply in all material respects with this Agreement has been a primary cause of the failure of the Effective Time to occur on or before the Drop Dead Date or (y) to any Party during the pendency of any Action brought by the other Party to enforce the provisions of this Agreement;
(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, the Upstream Merger or the other transactions contemplated by the Transaction Documents and such Order or other action is, or shall have become, final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Party’s (in the case of Parent, including Merger Sub or Merger LLC) failure to comply in all material respects with its obligations under Section 5.9 has been a primary cause of the issuance of such Order or other action;
(iii) the Company Requisite Approvals shall not have been obtained at the Company Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Company Vote Date”); or
(iv) the Parent Requisite Approvals shall not have been obtained at the Parent Stockholders Meeting, or at any adjournment or postponement thereof, at which a vote on the Stock Issuance and this Agreement was taken (the date on which such vote was taken, the “Parent Vote Date”).
(c) by the Company:
(i) prior to receipt of the Parent Requisite Approvals, if Parent, the Parent Board or the Parent Special Committee shall have made a Parent Adverse Recommendation Change; or
(ii) if (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent, Merger Sub or Merger LLC set forth in this Agreement shall have occurred such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not reasonably be capable of being satisfied and such breach or failure is incapable of being cured by the Drop Dead Date or, if curable, shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof from the Company shall have been received by Parent; provided, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to the Company if the Company has failed to comply with any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.2(a) or Section 6.2(b) would not be then satisfied, measured as of such time.
(d) by Parent:
(i) prior to receipt of the Company Requisite Approvals, if the Company or the Company Board shall have made a Company Adverse Recommendation Change; or
(ii) if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not reasonably be capable of being satisfied and such breach or failure is incapable of being cured by the Drop Dead Date, or, if curable, shall not have been cured by the earlier of the Drop Dead Date or the forty-fifth (45th) day after written notice thereof from Parent shall have been received by the Company; provided, that the right to terminate this Agreement under this Section 7.1(d)(ii) shall not be available to Parent if Parent, Merger Sub or Merger LLC has failed to comply with any of its representations, warranties, covenants or agreements under this Agreement such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be then satisfied, measured as of such time.
Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 (other than pursuant to Section 7.1(a)), written notice thereof shall be given to Parent, in the case of termination by the Company, or to the Company, in the case of termination by Parent, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect and the obligations of the Parties under this Agreement shall terminate, without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such Party) to the other Parties hereto; provided, that no termination of this Agreement pursuant to Section 7.1 shall relieve any Party from any Liability or damages resulting from fraud in the making of the representations and warranties contained in this Agreement or Willful Breach by such Party prior to such termination; provided, further, that the obligations and other provisions set forth in Section 5.13 (Expenses), this Section 7.2 and Section 7.3 (Payments), as well as Article VIII (Miscellaneous), and the definitions of all defined terms appearing in such Sections or Article shall survive any termination of this Agreement. No termination of this Agreement shall affect the rights and obligations of the Parties under the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with its terms.

Section 7.3 Payments.
(a) In the event that prior to the Company Vote Date, Parent terminates this Agreement pursuant to Section 7.1(d)(i), then the Company shall pay Parent a one-time fee equal to $460,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of the later of the date of such termination and the date Parent identifies the account to which the Termination Fee shall be paid.
(b) In the event that (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(d)(ii) and (ii) (A) at any time after the date of this Agreement and prior to such termination (except in the case of a termination pursuant Section 7.1(b)(iii), prior to the Company Vote Date), an Alternative Company Transaction Proposal shall have been publicly announced or publicly made known to the Company Stockholders (or, in the case of a termination pursuant to Section 7.1(d)(ii), made known to the Company Board) and not withdrawn (or, in the case of any Alternative Company Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have (x) entered into a definitive agreement with respect to any Alternative Company Transaction Proposal (regardless if consummated during or subsequent to such twelve (12) month period) or (y) consummated any Alternative Company Transaction, then, in any such event, the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds at or prior to the later of (i) the earlier of the entry into such definitive agreement or the consummation of such Alternative Company Transaction and (ii) two (2) Business Days after the date Parent identifies the account to which the Termination Fee shall be paid; provided, that for purposes of this Section 7.3(b), each reference to twenty-five percent (25%) in the definition of “Alternative Company Transaction”, including when used in the definition of “Alternative Company Transaction Proposal” shall be replaced with a reference to fifty percent (50%).
(c) In the event that, prior to the Parent Vote Date, the Company terminates this Agreement pursuant to Section 7.1(c)(i), then Parent shall pay the Company the Termination Fee by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of the later of the date of such termination and the date the Company identifies the account to which the Termination Fee shall be paid.
(d) In the event that (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or (B) by the Company pursuant to Section 7.1(c)(ii), and (ii) (A) at any time after the date of this Agreement and prior to such termination (except in the case of a termination pursuant Section 7.1(b)(iv), prior to the Parent Vote Date), an Alternative Parent Transaction Proposal shall have been publicly announced or publicly made known to the Parent Stockholders (or, in the case of a termination pursuant to Section 7.1(c)(ii), made known to the Parent Board) and not withdrawn (or, in the case of any Alternative Parent Transaction Proposal that has been publicly announced or publicly made known, not publicly withdrawn), and (B) within twelve (12) months after such termination, Parent or any of its Subsidiaries shall have (x) entered into a definitive agreement with respect to any Alternative Parent Transaction Proposal (regardless if consummated during or subsequent to such twelve (12) month period) or (y) consummated any Alternative Parent Transaction Proposal, then, in any such event, Parent shall pay or cause to be paid to the Company the Termination Fee by wire transfer (to an account designated by the Company) of immediately available funds at or prior to the later of (i) the earlier of the entry into such definitive agreement or the consummation of such Alternative Parent Transaction Proposal and (ii) two (2) Business Days after the date the Company identifies the account to which the Termination Fee shall be paid; provided, that for purposes of this Section 7.3(d), each reference to twenty-five percent (25%) in the definition of “Alternative Parent Transaction”, including when used in the definition of “Alternative Parent Transaction Proposal” shall be replaced with a reference to fifty percent (50%).
(e) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to timely pay the Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for the payment of the applicable fee set forth in this Section 7.3 and prevails, such Party shall pay the other Party its costs and expenses in connection with such suit (including reasonable attorneys’ fees) together with interest on such amount at an annual rate equal to the prime rate established in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
(f) Subject to Section 7.2, Section 7.3(e) and Parent’s right to specific performance set forth in Section 8.14, (i) Parent’s right to receive payment of the Termination Fee pursuant to Section 7.3(a) shall be Parent, Merger Sub and Merger LLC’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, any of its Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of the Company or its Subsidiaries (any such Person, other than the Company and its Subsidiaries, a “Company Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Company Termination Fee is payable), and (ii) upon payment of such Termination Fee to Parent in a circumstance with respect to which such Termination Fee is payable pursuant to the terms hereof, neither Parent, Merger Sub nor Merger LLC shall have any rights or claims against the Company or its Subsidiaries or any Company Recourse Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and the Company shall have no further Liability to Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.
(g) Subject to Section 7.2, Section 7.3(e) and the Company’s right to specific performance set forth in Section 8.14, (i) the Company’s right to receive payment of the Termination Fee pursuant to Section 7.3(c) shall be the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, Merger LLC, any of their respective Subsidiaries, or any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, stockholder, member, manager, director, officer, employee, agent, Affiliate, assignee or Representative of Parent, Merger Sub, Merger LLC or their respective Subsidiaries (any such Person, other than Parent, Merger Sub, Merger LLC and their respective Subsidiaries, a “Parent Recourse Related Party”) for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated (other than any such failure with respect to which no Termination Fee is payable to the Company by Parent), and (ii) upon payment of such Termination Fee to the Company in a circumstance with respect to which such Termination Fee is payable pursuant to the terms hereof, the Company shall not have any rights or claims against Parent, Merger Sub, Merger LLC or their respective Subsidiaries or any Parent Recourse Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and Parent shall have no further Liability to the Company or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.
ARTICLE VIII

MISCELLANEOUS
Section 8.1 Effectiveness of Representations, Warranties and Agreements. Except as set forth in the next sentence, the respective representations, warranties, covenants and agreements of the Parties contained herein or in any certificate delivered pursuant hereto prior to or at the Closing will terminate at the Effective Time. The terms of Article I, Section 5.14, Section 5.27 and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger and the passing of the Effective Time. For the avoidance of doubt, it is agreed and acknowledged by each of the Parties that the statements and representations set forth in the Company Tax Opinion Representation Letter and the Parent Tax Opinion Representation Letter are made solely to Company Tax Counsel and Parent Tax Counsel, as applicable, and are not intended to and shall not confer upon any of the Parties or any other Person any rights or remedies (including serving as the basis of a claim for, or a defense against, any Action by any Party or other Person).

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail (provided, that no transmission error is received) or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub, Merger LLC or the Parent Special Committee, to:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
Steven R. Green
Email:	SACohen@wlrk.com
SRGreen@wlrk.com

if to the Company, to:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Chief Legal Officer
Email:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention:	C. Brophy Christensen
Noah K. Kornblith
Email:	bchristensen@omm.com
nkornblith@omm.com

Section 8.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the documents and the instruments referred to herein, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and neither Party is relying on any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, in each case other than as set forth in this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies except as provided in Section 5.14 and Section 5.27.
Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties; provided, that, without the consent of any other party hereto, Liberty Media may assign all of its rights and obligations (in full, and together, not in part or separately) under Section 5.27 (other than Section 5.27(a)) and Section 1 of the Liberty Media Side Letter to any other Covered Person (who, at the time of such assignment is a publicly traded company on Nasdaq or the New York Stock Exchange with a market capitalization of at least $2,000,000,000) and that irrevocably agrees to expressly assume all such rights and obligations (including in respect of any breaches of such obligations by Liberty Media prior to such assignment) in a signed instrument for the benefit of Parent and the Company (which must be delivered to Parent and the Company at least five (5) Business Days in advance of the effective date of any such assignment), in which such assignee Covered Person and Liberty Media each represent and warrant (without qualification or limitation) to Parent and the Company that such assignee Covered Person has sole ownership of and control over all Protected Information (to the same degree as Liberty Media prior to such assignment) on behalf of all Represented Persons for all purposes of Section 5.27 and Section 1 of the Liberty Media Side Letter and the wherewithal to be legally, financially and practically capable of fulfilling the assumed obligations of Liberty Media (including in respect of any breaches of such obligations by Liberty Media prior to such assignment), and following such delivery of such irrevocable written instrument to Parent and the Company by Liberty Media and such Represented Person, upon the effectiveness of such assignment, Liberty Media shall be automatically replaced with such Covered Person for all such purposes under Section 5.27 (other than Section 5.27(a)) and Section 1 of the Liberty Media Side Letter. For the avoidance of doubt, notwithstanding any such assignment, Liberty Media shall continue to be a Represented Person in its own right under Section 5.27 and a third party beneficiary of Section 5.27 in such capacity. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 8.5 Amendment and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the Parties (following, in the case of Parent, the approval of the Parent Special Committee and any approvals required under the Stockholders Agreement) as necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties, whether before or after receipt of the Company Requisite Approvals, receipt of the Parent Requisite Approvals or adoption of this Agreement by Merger LLC as sole stockholder of Merger Sub; provided, however, that, after the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by the sole stockholder of Merger Sub has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders, the Parent Stockholders or the sole stockholder of Merger Sub under applicable Law without such requisite approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment and, with respect to Section 5.14 and Section 5.27, any other Person whose consent is required to effect such amendment.
Section 8.6 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.7 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective (including, in the case of Parent, upon the approval of the Parent Special Committee); provided, however, that, after the Company Requisite Approvals, the Parent Requisite Approvals or the adoption of this Agreement by Merger LLC as sole stockholder of Merger Sub, no waiver shall be granted that pursuant to applicable Law requires further approval or adoption by the Company Stockholders, the Parent Stockholders or Merger LLC under applicable Law without such requisite approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party (including, in the case of Parent, upon the approval of the Parent Special Committee). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. For the avoidance of doubt, the conditions to Closing set forth in Section 6.1(b) and Section 6.1(d) may not be waived.
Section 8.8 No Additional Representations.
(a) Except for the representations and warranties expressly made by the Company in Article III and in any certificate, document or agreement to be delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes, and each of Parent, Merger Sub and Merger LLC disclaims any reliance upon, any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement with respect to the Company and its Subsidiaries and their respective assets, Liabilities and businesses, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any of its Representatives, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.
(b) Except for the representations and warranties expressly made by Parent, Merger Sub and Merger LLC in Article IV and in any certificate, document or agreement to be delivered by Parent, Merger Sub or Merger LLC pursuant to this Agreement, neither Parent, Merger Sub, Merger LLC nor any other Person makes, and the Company disclaims any reliance upon, any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement with respect to Parent, Merger Sub and Merger LLC or their respective assets, Liabilities or businesses, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub, Merger LLC or any of their respective Representatives, including the Parent Special Committee and its advisors, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.
Section 8.9 Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 8.10 Applicable Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.
Section 8.11 Jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, solely if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware and, in each case, any appellate courts therefrom (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than the Delaware Courts (in the manner and priority set forth in subsection (a) of this Section 8.11). All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 8.2. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.
Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13 Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.
Section 8.14 Enforcement of this Agreement. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any Action shall be brought by any Party in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. Notwithstanding anything to the contrary contained herein, any determination by the Parent Board with respect to the enforcement (or non-enforcement) of Parent’s rights hereunder shall be made only with the approval of the Parent Special Committee. Notwithstanding anything to the contrary in this Agreement, if any Party brings an Action to enforce specifically the terms of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement), the Drop Dead Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 8.15 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or Representative of any Party (other than Parent as the sole member of Merger LLC and Merger LLC as the sole stockholder of Merger Sub) will have any Liability for a breach of the covenants, obligations, representations or warranties of the Company or Parent, respectively, hereunder or under any certificate or letter delivered by the Company or Parent, respectively, with respect thereto and, to the fullest extent legally permissible, each Party, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such Liability which any such Person otherwise might have pursuant to applicable Law.
Section 8.16 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties and, in the case of the Company, the Company Stockholders. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 8.17 Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
Section 8.18 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto. No Party is by virtue of this Agreement is authorized as an agent, employee or legal Representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.18.
Section 8.19 Special Committee Matters. Prior to the Effective Time, without the consent of the Parent Special Committee, as applicable, (a) the Parent Board shall not eliminate, revoke or diminish the authority of, the Parent Special Committee or (b) remove or cause the removal of any director of the Parent Board that is a member of the Parent Special Committee either as a member of the Parent Board or of the Parent Special Committee, other than as a result of the failure of such director to be re-elected to the Parent Board at the applicable annual meeting of the Parent Stockholders. For the avoidance of doubt, any amendment or waiver of, or consent required by this Agreement by Parent or the Parent Board shall require the approval of the Parent Special Committee. The Parent Special Committee (and, for so long as the Parent Special Committee is in existence, only the Parent Special Committee) may pursue any action or litigation with respect to breaches of this Agreement by the Company on behalf of Parent.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

FUSION MERGER SUB 2, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

FUSION MERGER SUB 1, LLC

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Gregory B. Maffei
	Name:	Gregory B. Maffei
	Title:	President and Chief Executive Officer

Annex B
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of November 12, 2024, is entered into by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Liberty Broadband Corporation, a Delaware corporation (the “Company”), and each of the undersigned stockholders of the Company (each, a “Stockholder” and together, the “Stockholders”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, among Parent, Fusion Merger Sub 1, LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent, and immediately thereafter the Company will be merged with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a direct Wholly Owned Subsidiary of Parent;
WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time, but without duplication of the conversion of any shares of Company Series B Common Stock into Company Series A Common Stock in accordance with the Company Charter or any shares of Company Series B Common Stock into Company Series C Common Stock (or vice versa) in accordance with the Exchange Agreement), or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, certain shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock listed on Schedule A hereto (all such shares, the “Existing Shares”, and shares of Company Series A Common Stock, shares of Company Series B Common Stock and shares of Company Preferred Stock referred to collectively as, the “Voting Stock”); and
WHEREAS, as a condition and inducement for Parent and the Company to enter into the Merger Agreement, Parent and the Company have required that each Stockholder, in his, her or its capacity as a stockholder of the Company, enter into this Agreement, and each Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.
2. Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Merger Agreement shall have been validly terminated in accordance with Article VII thereof, (b) the Effective Time, (c) the written agreement of Parent, the Company and the Stockholders to terminate this Agreement and (d) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that adversely affects the value or tax treatment of the consideration payable to the Stockholders or causes such consideration to include any property other than (i) Parent Class A Common Stock for Company Common Stock (and cash in lieu of Fractional Shares), (ii) Parent Preferred Stock for Company Preferred Stock, or adds new conditions or modifies any existing conditions to the consummation of the Merger that materially adversely affect any Stockholder or the Merger, without the prior written consent of Dr. Malone or (iii) property received or entitled to be received in connection with the GCI Divestiture; provided, that (x) this Section 2 and Sections 10 through 26 of this Agreement shall survive any such termination, and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements.
3. Voting Agreement. From the date hereof until the Expiration Date (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company Stockholders, however called, and in connection with any written consent of the Company Stockholders, such Stockholder shall:
(a) appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Voting Stock or voting securities of the Company over which he, she or it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Voting Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Voting Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise over which he, she or it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which he, she or it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and
(b) subject to Section 3(c), vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) in favor of any proposal to adjourn or postpone such meeting of the Company Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.7(e) of the Merger Agreement, (iii) against any action or proposal in favor of any Alternative Company Transaction, without regard to the terms of such Alternative Company Transaction or (iv) against any action, proposal, transaction, agreement or amendment of the Company Charter or Company Bylaws, in each case of this clause (iv), for which the Stockholders have received prior notice from either Parent or the Company that it reasonably expects that such action, proposal, transaction, agreement or amendment would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.
(c) Notwithstanding anything to the contrary herein, if at any time during the Support Period the Company Board (or any duly authorized committee thereof) makes a Company Adverse Recommendation Change pursuant to Section 5.4 of the Merger Agreement (the “Change of Recommendation Event”), then the obligations, covenants and restrictions of the Stockholders set forth in Section 3(b) shall be limited to the number of shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock held by the Stockholders equal in aggregate to the sum of (x) 33.37% of the total voting power of the Covered Company Voting Stock minus (y) the total voting power of the Covered Company Voting Stock beneficially owned by the Maffei Group (such shares, the “Covered Shares”); provided that if a Change of Recommendation Event occurs, notwithstanding any other obligations hereunder, the Stockholders shall deliver a written consent executed on behalf of, or vote at any meeting of stockholders of the Company, as applicable, their respective Shares that are not Covered Shares with respect to the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and any other matters described in Section 3(b) in the same proportion as written consents executed or votes cast, as applicable, by the Company Stockholders other than the Stockholders and the Maffei Group (such proportion determined without inclusion of the votes cast by the Stockholders and the Maffei Group) with respect to any such matter; provided, further, that in the event of a Change of Recommendation Event, the Stockholders shall have the right to determine which of the Shares held by the Stockholders will be included in the Covered Shares (it being understood that this proviso is not intended to change the total number or percentage of Covered Shares as determined pursuant to this Section 3(c)). For purposes of this Agreement, the “Covered Company Voting Stock” shall mean the total number of shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock outstanding as of the record date established by the Company with respect to such action by written consent, or vote at any meeting of Company Stockholders, as applicable.
For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which any Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, such Stockholder exercises voting control over such Shares. To the extent any Stockholder does not have sole control of the voting determinations of such entity, such Stockholder agrees to exercise all voting rights or other voting determination rights he, she or it has in such entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, (x) except for this Agreement, he, she or it has not entered into, and shall not enter into during the Support Period, any commitment, agreement, understanding or other similar arrangement with any person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein or with respect to routine matters at an annual meeting of the Company Stockholders, he, she or it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. Each Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement. In furtherance and not in limitation of the foregoing, but only in the event and in each case that a Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Shares in accordance with this Agreement until the Expiration Date, each Stockholder hereby appoints Renee Wilm, for so long as she serves as Chief Legal Officer of the Company, or any other person acting as Chief Legal Officer of the Company and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of such Stockholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby agrees that this proxy and power of attorney granted by each such Stockholder shall be irrevocable until the Expiration Date, and shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to any Shares regarding the matters set forth in this Section 3. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder.
4. Non-Solicitation. Each Stockholder hereby agrees, and agrees to cause his, her or its controlled Affiliates (which, for the avoidance of doubt, does not include the Company or Parent) and its and their representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.3 or Section 5.4 of the Merger Agreement, it being understood that any action in compliance with Section 5.3 or Section 5.4 of the Merger Agreement shall not be deemed a breach by any Stockholder of this Section 4.
5. Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that he, she or it will not, during the Support Period, without the prior written consent of Parent and the Company, (a) convert any shares of Company Series B Common Stock into shares of Company Series A Common Stock or, other than pursuant to the Exchange Agreement or the Exchange Side Letter, into Company Series C Common Stock (or vice versa), or (b) other than pursuant to this Agreement, the Exchange Side Letter, the Exchange Agreement or the Merger Agreement, directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided, that such Stockholder may Transfer Shares for estate-planning purposes, or by testamentary disposition, or to a controlled Affiliate or with respect to a trust over which such Stockholder has sole or shared investment power, in each case, so long as the transferee, prior to the time of Transfer (or, in the case of a testamentary disposition, as promptly as reasonably practicable after such Transfer), agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement, and such Stockholder (except as otherwise provided above in the case of such Stockholder’s death) provides at least five (5) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent and the Company, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, and provided, further, that the death of a Stockholder shall itself not be a Transfer of Shares so long as a Stockholder, or a controlled Affiliate of a Stockholder, continues to own such Shares as Shares covered under this Agreement and such controlled Affiliate agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement (unless such controlled Affiliate is already subject to the terms of this Agreement and by virtue thereof such Shares would continue to be covered by this Agreement). Notwithstanding anything contained herein, each Stockholder will be permitted to (i) effect a bona fide pledge of Series A Common Stock, Series C Common Stock or Company Preferred Stock (including any existing pledge) to any financial institution in connection with a bona fide financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner such Stockholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge) and (ii) grant a revocable proxy with respect to routine matters at an annual meeting of the Company Stockholders (provided such proxy does not apply with respect to any of the matters set forth in this Agreement, even if such matters are submitted to a vote at an annual meeting of the Company Stockholders).
6. Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable pursuant to Section 2.6(e) of the Merger Agreement, any appraisal rights under Section 262 of the DGCL in connection with the Merger.
7. Representations of the Stockholders. Each Stockholder, severally on its own behalf and not jointly with any other Stockholder, represents and warrants to Parent and the Company as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of his, her or its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act and, if applicable, the HSR Act; (d) subject to the Permitted Pledges, the Stockholder owns beneficially and has the power to vote or direct the voting of, the Stockholder’s Shares, including the Existing Shares of such Stockholder, a complete and accurate schedule of which is set forth opposite such Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Stockholder’s Shares, including the Existing Shares of such Stockholder, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by the Transaction Documents or under applicable federal or state securities Laws); and (f) the Stockholder or his, her or its advisers has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein, and the Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
8. Representations of Parent and the Company.
(a) Parent represents and warrants to each Stockholder as follows: (1) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.

(b) The Company represents and warrants to each Stockholder as follows: (1) the Company has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Company or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of the Company pursuant to, any agreement or other instrument or obligation binding upon the Company or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.
9. Antitrust Filings. Parent, the Company and each Stockholder shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by or related to the Merger Agreement, including distributions to Stockholders, as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the Company such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the Closing; provided, that in connection with the GCI Divestiture, any such filing pursuant to the HSR Act shall be made as promptly as reasonably practicable to permit the GCI Divestiture, including any distributions to Stockholders, to be completed as contemplated by the Merger Agreement) and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to the Merger Agreement, each party hereto will provide the other party with any information or documents that the other party may reasonably require to prepare any such filing or application.
10. Publicity. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company determines to be necessary or desirable in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including in the Registration Statement, the Joint Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger) such Stockholder’s identity and ownership of the Shares, this Agreement and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure. Each Stockholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to the Stockholders that is so published or disclosed. Each Stockholder shall not be permitted to make any public statement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Company and Parent; provided, that the foregoing shall not restrict any Stockholder from making any disclosure or other public statement required to be made by such Stockholder under applicable Law, including any amendment filed with the SEC on Schedule 13D, so long as such Stockholder provides the Company and Parent with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.
11. Indemnification.
(a) Each of the Company and, effective from and following the Effective Time, Parent (including for any Losses indemnifiable hereunder arising prior to, on or after the Effective Time), jointly and severally, from and following the Effective Time (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder (and each of his or her respective successors, assigns and Representatives), in each case in his or her capacity as a holder of shares of Company Capital Stock (each in such capacity, an “Indemnified Party”), from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder or any Actions relating to the Merger Agreement and the transactions contemplated thereby (including any Actions brought by any of the stockholders, directors, officers or employees of the Company). For purposes of this Section 11, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Parent Capital Stock or Company Capital Stock shall not constitute a Loss.
(b) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to an Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud (as defined herein), bad faith, Willful Breach or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(c) The Indemnifying Party will indemnify each Indemnified Party pursuant to this Section 11 regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 11 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Company Charter or the Company Bylaws, or pursuant to any contract, agreement or arrangement (including, for the avoidance of doubt, under the Merger Agreement); provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.
(d) Promptly after the receipt by an Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates (i) is a party to any such Indemnifiable Claim or (ii) has received notice pursuant to Sections 5.14 and 5.15 of the Merger Agreement to the extent applicable to such Indemnifiable Claim.
(e) Subject to Section 11(f) and Section 11(g), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 11(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 11 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 11, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 11, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 11(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the

Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments or pursuant to customary confidentiality obligations).
(f) Notwithstanding Section 11(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing the Indemnified Party), shall, subject to the last sentence of this Section 11(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party, (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense, or (z) if the Indemnifying Party has not assumed the defense thereof in accordance with Section 11(e). No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 11(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) In all instances under this Section 11 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(h) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 11, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten (10) Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 11 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which Parent or Company alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).
(i) Each Stockholder agrees that such Stockholder will repay Expense Advances made to such Stockholder (or paid on such Stockholder’s behalf) by the Indemnifying Party pursuant to this Section 11 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 11.
12. Entire Agreement. This Agreement (including the schedules hereto) and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

13. Assignment. Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 13 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and, in the event of a Stockholder’s death, such Stockholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.
14. Director/Officer. Notwithstanding anything to the contrary contained in this Agreement, each Stockholder is entering into this Agreement solely in his, her or its capacity as a beneficial owner of such Stockholder’s Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company or any of its Subsidiaries solely in his or her capacity as a director or officer of the Company or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company or any of its Subsidiaries and taking or failing to take any action or making any statement at any meeting of such board or any committee thereof), in each case solely in his or her capacity as a director or officer of the Company or any of its Subsidiaries in the exercise of his or her fiduciary duties as a director or officer of the Company or its Subsidiaries.
15. Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.
16. Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief, that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
17. Governing Law; Jurisdiction; Venue. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each party hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, solely if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than the Delaware Courts (in the manner and priority set forth in subsection (a) of this Section 17). All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 18. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

18. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice);

If to Parent:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen Steven R. Green
Email:	SACohen@wlrk.com SRGreen@wlrk.com

If to the Company:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Chief Legal Officer
Email:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019

Attention:	C. Brophy Christensen Noah K. Kornblith
Email:	bchristensen@omm.com nkornblith@omm.com

If to the Stockholders:

John C. Malone
c/o Marty Flessner
12300 Liberty Boulevard, 2nd Floor
Englewood, CO 80112
E-Mail:	mflessner@liberty.com

With a copy (which shall not constitute notice) to:

Steven D. Miller

1485 Crestridge Drive
Greenwood Village, CO 80121
E-Mail:	smiller303@outlook.com

19. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
20. Amendments; Waivers. Any provision of this Agreement may be modified, amended or waived if, and only if, such modification, amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective, subject in each case to any approvals that may be required from the Parent Special Committee or pursuant to the organizational documents of Parent (including the Stockholders Agreement as it may be amended from time to time). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
21. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 21.
22. Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
23. Action by Parent. Actions taken under this Agreement on behalf of Parent will be taken only with the approval of the Parent Special Committee (if such committee is in existence at the time such action is to be taken).
24. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.
25. Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each of the Stockholders in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the Registration Statement, the

Joint Proxy Statement or any other filing with any Governmental Authority, including, if applicable, a filing or filings pursuant to the HSR Act, made in connection with the Merger or the GCI Divestiture), including the reasonable fees, charges and disbursements of advisors, representatives and counsel for the Stockholders in connection therewith (the “Voting Agreement Fees”), and any required filing fee in connection with the filings made on behalf of the Stockholders described in this Agreement and the Merger Agreement, including in connection with the GCI Divestiture; provided, however, that the amount of costs and expenses the Company shall pay in the aggregate for the Voting Agreement Fees shall not exceed $200,000, which such cap shall exclude any and all filing fees payable under the HSR Act. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.
26. No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

THE JOHN C. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

THE LESLIE A. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

THE MALONE FAMILY LAND PRESERVATION FOUNDATION

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	President

[Signature Page to Malone Voting Agreement]

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Malone Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Company Series A Common Stock	Company Series B Common Stock	Company Preferred Stock
The John C. Malone 1995 Revocable Trust	1,153,227	1,675,224	—
The Leslie A. Malone 1995 Revocable Trust	25,444	57,641	—
John C. Malone June 2003 Charitable Remainder Unitrust	—	122,649	—
The Malone Family Land Preservation Foundation	62,500	—	—

Annex C
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of November 12, 2024, is entered into by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Liberty Broadband Corporation, a Delaware corporation (the “Company”), and each of the undersigned stockholders of the Company (each, a “Stockholder” and together, the “Stockholders”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, among Parent, Fusion Merger Sub 1, LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent, and immediately thereafter the Company will be merged with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a direct Wholly Owned Subsidiary of Parent;
WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time, but without duplication of the conversion of any shares of Company Series B Common Stock into Company Series A Common Stock in accordance with the Company Charter or any shares of Company Series B Common Stock into Company Series C Common Stock (or vice versa) in accordance with that certain stipulation and order granted by the court on November 23, 2020 to settle that certain putative class action complaint filed by two purported stockholders of GCI Liberty, Inc. on October 9, 2020 (the “Stipulation and Order”)), or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, certain shares of Company Series A Common Stock, Company Series B Common Stock and Company Preferred Stock listed on Schedule A hereto (all such shares, the “Existing Shares”, and shares of Company Series A Common Stock, shares of Company Series B Common Stock and shares of Company Preferred Stock referred to collectively as, the “Voting Stock”); and
WHEREAS, as a condition and inducement for Parent and the Company to enter into the Merger Agreement, Parent and the Company have required that each Stockholder, in his, her or its capacity as a stockholder of the Company, enter into this Agreement, and each Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.
2. Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Merger Agreement shall have been validly terminated in accordance with Article VII thereof, (b) the Effective Time, (c) the written agreement of Parent, the Company and the Stockholders to terminate this Agreement and (d) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that adversely affects the value or tax treatment of the consideration payable to the Stockholders or causes such consideration to include any property other than (i) Parent Class A Common Stock for Company Common Stock (and cash in lieu of Fractional Shares), (ii) Parent Preferred Stock for Company Preferred Stock, or adds new conditions or modifies any existing conditions to the consummation of the Merger that materially adversely affect any Stockholder or the Merger, without the prior written consent of Mr. Maffei or (iii) property received or entitled to be received in connection with the GCI Divestiture; provided, that (x) this Section 2 and Sections 10 through 26 of this Agreement shall survive any such termination, and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) Willful Breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (A) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (B) “Willful Breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements.
3. Voting Agreement. From the date hereof until the Expiration Date (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company Stockholders, however called, and in connection with any written consent of the Company Stockholders, such Stockholder shall:
(a) appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Voting Stock or voting securities of the Company over which he, she or it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Voting Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Voting Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise over which he, she or it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which he, she or it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and
(b) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (ii) in favor of any proposal to adjourn or postpone such meeting of the Company Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.7(e) of the Merger Agreement, (iii) against any action or proposal in favor of any Alternative Company Transaction, without regard to the terms of such Alternative Company Transaction or (iv) against any action, proposal, transaction, agreement or amendment of the Company Charter or Company Bylaws, in each case of this clause (iv), for which the Stockholders have received prior notice from either Parent or the Company that it reasonably expects that such action, proposal, transaction, agreement or amendment would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.
For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which any Stockholder serves as a partner, stockholder, trustee or in a similar capacity so long as, and to the extent, such Stockholder exercises voting control over such Shares. To the extent any Stockholder does not have sole control of the voting determinations of such entity, such Stockholder agrees to exercise all voting rights or other voting determination rights he, she or it has in such entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, (x) except for this Agreement, he, she or it has not entered into, and shall not enter into during the Support Period, any commitment, agreement, understanding or other similar arrangement with any person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein or with respect to routine matters at an annual meeting of the Company Stockholders, he, she or it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. Each Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement. In furtherance and not in limitation of the foregoing, but only in the event and in each case that a Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Shares in accordance with this Agreement until the Expiration Date, each Stockholder hereby appoints Renee Wilm, for so long as she serves as Chief Legal Officer of the Company, or any other person acting as Chief Legal Officer of the Company and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of such Stockholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby agrees that this proxy and power of attorney granted by each such Stockholder shall be irrevocable until the Expiration Date, and shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to any Shares regarding the matters set forth in this Section 3. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder.
4. Non-Solicitation. Each Stockholder hereby agrees, and agrees to cause his, her or its controlled Affiliates (which, for the avoidance of doubt, does not include the Company or Parent) and its and their representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.3 or Section 5.4 of the Merger Agreement, it being understood that any action in compliance with Section 5.3 or Section 5.4 of the Merger Agreement shall not be deemed a breach by any Stockholder of this Section 4.
5. Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that he, she or it will not, during the Support Period, without the prior written consent of Parent and the Company, (a) convert any shares of Company Series B Common Stock into shares of Company Series A Common Stock or, other than pursuant to the Stipulation and Order, into Company Series C Common Stock (or vice versa) or (b) other than pursuant to this Agreement, the Stipulation and Order or the Merger Agreement, directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of Law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided, that such Stockholder may Transfer Shares for estate-planning purposes, or by testamentary disposition, or to a controlled Affiliate or with respect to a trust over which such Stockholder has sole or shared investment power, in each case, so long as the transferee, prior to the time of Transfer (or, in the case of a testamentary disposition, as promptly as reasonably practicable after such Transfer), agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement, and such Stockholder (except as otherwise provided above in the case of such Stockholder’s death) provides at least five (5) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent and the Company, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, and provided, further, that the death of a Stockholder shall itself not be a Transfer of Shares so long as a Stockholder, or a controlled Affiliate of a Stockholder, continues to own such Shares as Shares covered under this Agreement and such controlled Affiliate agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement (unless such controlled Affiliate is already subject to the terms of this Agreement and by virtue thereof such Shares would continue to be covered by this Agreement). Notwithstanding anything contained herein, each Stockholder will be permitted to (i) effect a bona fide pledge of Series A Common Stock, Series C Common Stock or Company Preferred Stock (including any existing pledge) to any financial institution in connection with a bona fide financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner such Stockholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge) and (ii) grant a revocable proxy with respect to routine matters at an annual meeting of the Company Stockholders (provided such proxy does not apply with respect to any of the matters set forth in this Agreement, even if such matters are submitted to a vote at an annual meeting of the Company Stockholders).
6. Appraisal Rights. Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable pursuant to Section 2.6(e) of the Merger Agreement, any appraisal rights under Section 262 of the DGCL in connection with the Merger.
7. Representations of the Stockholders. Each Stockholder, severally on its own behalf and not jointly with any other Stockholder, represents and warrants to Parent and the Company as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of his, her or its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act and, if applicable, the HSR Act; (d) subject to the Permitted Pledges, the Stockholder owns beneficially and has the power to vote or direct the voting of, the Stockholder’s Shares, including the Existing Shares of such Stockholder, a complete and accurate schedule of which is set forth opposite such Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Stockholder’s Shares, including the Existing Shares of such Stockholder, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by the Transaction Documents or under applicable federal or state securities Laws); and (f) the Stockholder or his, her or its advisers has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein, and the Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.
8. Representations of Parent and the Company.
(a) Parent represents and warrants to each Stockholder as follows: (1) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.
(b) The Company represents and warrants to each Stockholder as follows: (1) the Company has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the Company or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of the Company pursuant to, any agreement or other instrument or obligation binding upon the Company or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or, if applicable, the HSR Act.
9. Antitrust Filings. Parent, the Company and each Stockholder shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by or related to the Merger Agreement, including distributions to Stockholders, as promptly as reasonably practicable after the date that is one year prior to June 30, 2027 (and/or such other date as reasonably determined by the Company such that the end of the initial waiting period under the HSR Act is no earlier than one year prior to the Closing; provided, that in connection with the GCI Divestiture, any such filing pursuant to the HSR Act shall be made as promptly as reasonably practicable to permit the GCI Divestiture, including any distributions to Stockholders, to be completed as contemplated by the

Merger Agreement) and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to the Merger Agreement, each party hereto will provide the other party with any information or documents that the other party may reasonably require to prepare any such filing or application.
10. Publicity. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company determines to be necessary or desirable in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including in the Registration Statement, the Joint Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger) such Stockholder’s identity and ownership of the Shares, this Agreement and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure. Each Stockholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to the Stockholders that is so published or disclosed. Each Stockholder shall not be permitted to make any public statement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of the Company and Parent; provided, that the foregoing shall not restrict any Stockholder from making any disclosure or other public statement required to be made by such Stockholder under applicable Law, including any amendment filed with the SEC on Schedule 13D, so long as such Stockholder provides the Company and Parent with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.
11. Indemnification.
(a) Each of the Company and, effective from and following the Effective Time, Parent (including for any Losses indemnifiable hereunder arising prior to, on or after the Effective Time), jointly and severally, from and following the Effective Time (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder (and each of his or her respective successors, assigns and Representatives), in each case in his or her capacity as a holder of shares of Company Capital Stock (each in such capacity, an “Indemnified Party”), from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the performance of such Indemnified Party hereunder or any Actions relating to the Merger Agreement and the transactions contemplated thereby (including any Actions brought by any of the stockholders, directors, officers or employees of the Company). For purposes of this Section 11, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Parent Capital Stock or Company Capital Stock shall not constitute a Loss.
(b) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to an Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud (as defined herein), bad faith, Willful Breach or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement.
(c) The Indemnifying Party will indemnify each Indemnified Party pursuant to this Section 11 regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 11 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Company Charter or the Company Bylaws, or pursuant to any contract, agreement or arrangement (including, for the avoidance of doubt, under the Merger Agreement); provided, however, that Losses will not be duplicated. If an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.

(d) Promptly after the receipt by an Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten (10) Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates (i) is a party to any such Indemnifiable Claim or (ii) has received notice pursuant to Sections 5.14 and 5.15 of the Merger Agreement to the extent applicable to such Indemnifiable Claim.
(e) Subject to Section 11(f) and Section 11(g), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten (10) Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 11(d)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 11 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 11, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) of this Section 11, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 11(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments or pursuant to customary confidentiality obligations).
(f) Notwithstanding Section 11(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing the Indemnified Party), shall, subject to the last sentence of this Section 11(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the

Indemnifying Party, (y) as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense, or (z) if the Indemnifying Party has not assumed the defense thereof in accordance with Section 11(e). No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 11(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) In all instances under this Section 11 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.
(h) In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 11, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten (10) Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 11 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which Parent or Company alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).
(i) Each Stockholder agrees that such Stockholder will repay Expense Advances made to such Stockholder (or paid on such Stockholder’s behalf) by the Indemnifying Party pursuant to this Section 11 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 11.
12. Entire Agreement. This Agreement (including the schedules hereto) and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.
13. Assignment. Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 13 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and, in the event of a Stockholder’s death, such Stockholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.
14. Director/Officer. Notwithstanding anything to the contrary contained in this Agreement, each Stockholder is entering into this Agreement solely in his, her or its capacity as a beneficial owner of such Stockholder’s Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent, the Company or any of their respective Subsidiaries solely in his or her capacity as a director or officer of Parent, the Company or any of their respective Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent, the Company or any of their respective Subsidiaries and taking or failing to take any action or making any statement at any meeting of such board or any committee thereof), in each case solely in his or her capacity as a director or officer of Parent, the Company or any of their respective Subsidiaries in the exercise of his or her fiduciary duties as a director or officer of Parent, the Company or any of their respective Subsidiaries.
15. Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.

16. Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief, that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
17. Governing Law; Jurisdiction; Venue. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each party hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, solely if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than the Delaware Courts (in the manner and priority set forth in subsection (a) of this Section 17). All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such party at the address specified in Section 18. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.
18. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice);

If to Parent:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen Steven R. Green
Email:	SACohen@wlrk.com SRGreen@wlrk.com

If to the Company:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Chief Legal Officer
Email:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention:	C. Brophy Christensen Noah K. Kornblith
Email:	bchristensen@omm.com nkornblith@omm.com

If to the Stockholders:

Gregory B. Maffei
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
E-Mail:	greg@libertymedia.com

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
675 Fifteenth Street
Suite 2300
Denver, CO 80202
Attention:	Jeffrey R. Kesselman
E-Mail:	jkesselman@shermanhoward.com

19. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
20. Amendments; Waivers. Any provision of this Agreement may be modified, amended or waived if, and only if, such modification, amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective, subject in each case to any approvals that may be required from the Parent Special Committee or pursuant to the organizational documents of Parent (including the Stockholders Agreement as it may be amended from time to time). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
21. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 21.
22. Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
23. Action by Parent. Actions taken under this Agreement on behalf of Parent will be taken only with the approval of the Parent Special Committee (if such committee is in existence at the time such action is to be taken).
24. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.
25. Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each of the Stockholders in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the Registration Statement, the Joint Proxy Statement or any other filing with any Governmental Authority, including, if applicable, a filing or filings pursuant to the HSR Act, made in connection with the Merger or the GCI Divestiture), including the reasonable fees, charges and disbursements of advisors, representatives and counsel for the Stockholders in connection therewith (the “Voting Agreement Fees”), and any required filing fee in connection with the filings made on behalf of the Stockholders described in this Agreement and the Merger Agreement, including in connection with the GCI Divestiture; provided, however, that the amount of costs and expenses the Company shall pay in the aggregate for the Voting Agreement Fees shall not exceed $200,000, which such cap shall exclude any and all filing fees payable under the HSR Act. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.
26. No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

/s/ GREGORY B. MAFFEI
GREGORY B. MAFFEI

MAVEN GRAT 1, LLC

By:	/s/ Jeffrey C. Kirwood
	Name:	Jeffrey C. Kirwood
	Title:	Manager

MAVEN 2017-1 GRAT, LLC

By:	/s/ Jeffrey C. Kirwood
	Name:	Jeffrey C. Kirwood
	Title:	Manager

MAFFEI FOUNDATION

By:	/s/ Gregory B. Maffei
	Name:	Gregory B. Maffei
	Title:	President

[Signature Page to Maffei Voting Agreement]

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Maffei Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Company Series A Common Stock	Company Series B Common Stock	Company Preferred Stock
Gregory B. Maffei	256,830	104,582(1)	—
Maven GRAT 1, LLC	116,290	—	—
Maven 2017-1 GRAT, LLC	—	—	—
Maffei Foundation	86,248	—	—

(1)	Includes beneficial ownership of 95,410 LBRDB shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after the date of this Agreement.

Annex D
AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT AND THE LETTER AGREEMENT
This AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AND THE LETTER AGREEMENT, dated as of November 12, 2024 (this “Amendment”), is by and among Charter Communications, Inc., a Delaware corporation and successor to CCH I, LLC, a Delaware limited liability company (the “Company”), Liberty Broadband Corporation, a Delaware corporation (“Liberty”) and Advance/Newhouse Partnership, a New York general partnership (“A/N”).
RECITALS:
A. On May 23, 2015, the Company, A/N and Liberty entered into that certain Second Amended and Restated Stockholders Agreement (as amended prior to the date hereof, the “Existing Stockholders Agreement”).
B. On February 23, 2021, the Company and Liberty entered into that certain letter agreement regarding stock repurchases (the “Existing Letter Agreement”).
C. On the date hereof, the Company, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of the Company (“Merger Sub LLC”), Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Merger Sub LLC (“Merger Sub”) and Liberty entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving corporation and immediately thereafter Liberty will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company and a wholly owned subsidiary of the Company.
D. Effective as of the date hereof, the parties are amending the Existing Stockholders Agreement and the Existing Letter Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1. Definitions. All capitalized terms that are used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Existing Stockholders Agreement, the Existing Letter Agreement or the Merger Agreement, as applicable, except as otherwise indicated. The following terms shall have the meanings ascribed to them below:
“Aggregate Shortfall Amount” means the aggregate Shortfall Amount for all Repurchase Periods that has not been reduced by repurchases of Common Stock pursuant to Section 3(a)(ii) or loans provided by the Company pursuant to Section 3(b) after the applicable Repurchase Period.
“Company Loan Facility” means a loan facility provided by the Company (or its designated subsidiary) to Liberty, which facility:
(a) shall be a term loan;
(b) shall accrue interest at a floating rate based on the three-month secured overnight financing rate (applicable to SOFR borrowings under Charter Communications Operating, LLC’s pro rata term loan A facility with financial institutions (for the avoidance of doubt, not the term loan A tranche with CoBank), as may be amended, refinanced or replaced from time to time) plus 2.0%, payable in cash on a quarterly basis (or such other time period as jointly agreed to by the Company and Liberty);
(c) shall mature on the earlier of (x) the six (6) month anniversary of the Drop Dead Date (as defined in the Merger Agreement) and (y) the six (6) month anniversary of the termination of the Merger Agreement;
(d) shall not be subject to any amortization payments;
(e) may, at the option of the Company, be guaranteed by the U.S. subsidiaries of Liberty (excluding GCI, GCI Spinco and their respective Subsidiaries and any Subsidiary of Liberty that is a borrower under the Liberty Margin Facility as of the date of this Agreement (or any Permitted Margin Loan Refinancing)) (the “Guarantors”), subject to customary exceptions to be reasonably agreed;

(f) may, at the option of the Company, be secured by the equity interests of any Guarantor, subject to customary exceptions to be reasonably agreed;
(g) shall be prepayable or repaid at maturity or otherwise without premium or penalty (following termination of the Merger Agreement, to the extent funded direct or indirectly with the proceeds of Indebtedness, in whole and not in part);
(h) shall require that Liberty and its Subsidiaries comply with (x) Section 5.1 of the Merger Agreement (whether or not the Merger Agreement is in effect) excluding any covenants that prohibit the incurrence of debt (and liens securing such debt) the proceeds of which are applied substantially concurrently to repay a Company Loan Facility and (y) other certain limited covenants to be reasonably agreed; and
(i) shall have other terms and conditions and be governed by definitive documents in each case in form and substance reasonably satisfactory to the Company and Liberty.
“Company MAE Event” means, as of any date, the Company’s good faith determination that the proposed repurchase of shares of Company Common Stock and/or proposed lending under the Company Loan Facility, in each case, contemplated by this Amendment or the Merger Agreement in the upcoming Repurchase Period or on such date (or the borrowing of the funds and transfer and application thereof for such repurchase or lending, as applicable) would or would reasonably be expected to (x) violate any negative covenant or result in a breach of a financial covenant of the Company or its Subsidiaries set forth in or applicable to existing or future Indebtedness of the Company and/or its Subsidiaries incurred in good faith and not for the purpose of avoiding its repurchase obligations under this Amendment payable to a non-affiliated third party bank or institution which violation or breach would, with or without the giving of notice, the lapse of time or both, entitle or permit such non-affiliated third party bank or institution to seek acceleration or prepayment of such Indebtedness prior to the date it would otherwise be due and payable or to require the prepayment, repurchase (or offer to repurchase), redemption or defeasance thereof or (y) result in a Parent Material Adverse Effect (as defined in the Merger Agreement). Any such determination will be set forth in an officer’s certificate of the Company delivered to Liberty on such date, which certificate shall include reasonably detailed supporting information.
“Company Liquidity Event” means, as of any date, the unrestricted cash (for the avoidance of doubt, excluding cash held by captive insurance companies) and revolver loan borrowing capacity under any outstanding credit facilities, in each case, of the Company and its Subsidiaries (on a consolidated basis) being less than the Company Minimum Liquidity Amount as of such date, with such determination to be evidenced by an officer’s certificate of the Company delivered to Liberty, which certificate shall include reasonably detailed supporting information.
“Company Minimum Liquidity Amount” means, as of any date of determination, (1) the sum of (a) $1.50 billion and (b) the aggregate amount that in the reasonable judgment of the Company on such determination date is required to repay, redeem, repurchase or otherwise settle (and pay other amounts in respect of) any Indebtedness of the Company and its Subsidiaries, in each case, owed to a non-affiliated third party bank or institution within the 180 days immediately following such determination date or (2) such lesser amount as the Company may specify in writing to Liberty from time to time.
“Company Common Stock” means the Company Common Stock (as defined in the Existing Stockholders Agreement).
“Interim Merger Period” means the period from the execution of the Merger Agreement until the earlier of (a) the Merger Closing and (b) the termination of the Merger Agreement.
“Liberty Debt” means the Company Debt (as defined in the Merger Agreement.
“Liberty Margin Facility” means the Company Margin Facility (as defined in the Merger Agreement) or any Permitted Margin Loan Refinancings (as defined in the Merger Agreement).
“Merger Closing” means the occurrence of the Closing (as defined in the Merger Agreement).
“Minimum Liquidity Threshold” means, as of any Monthly Determination Date, an amount equal to (a) LBC Cash Liabilities minus (b) LBC Available Liquidity; provided that, if the Minimum Liquidity Threshold would result in a number that is a negative number, the Minimum Liquidity Threshold shall be deemed to be zero.

“Minimum Repurchase Amount” means, as of any Monthly Determination Date, an amount equal to the lesser of (a) $100 million and (b) the sum of (1) the amount of cash needed in the reasonable judgment of the Company to maintain unrestricted cash on the balance sheet of Liberty and its Subsidiaries (other than GCI, GCI Spinco and their respective Subsidiaries) of $50 million during the 30 days immediately following such Monthly Determination Date plus (2) the aggregate outstanding principal amount of loans outstanding under the Liberty Margin Facility as of such Monthly Determination Date.
“Shortfall Amount” means, for any Repurchase Period, (x) the Repurchase Amount (for the avoidance of doubt, as such amount would have been determined but for the occurrence of a Company Liquidity Event or Company MAE Event) minus (y) the sum of repurchases of Common Stock pursuant to Section 3(a)(ii) and loans provided by the Company pursuant to Section 3(b) during such Repurchase Period.
2. [Reserved].
3. Repurchases in the Interim Merger Period.
a. Notwithstanding the Existing Stockholders Agreement and the Existing Letter Agreement, commencing with the first Monthly Determination Date following the date hereof (which, for the avoidance of doubt assuming the execution of this Amendment on November 12, 2024, will be Friday, November 29, 2024) until the date the Merger Agreement is terminated without the Merger Closing having occurred (a “Merger Termination”):
i. repurchases of shares of Company Common Stock shall be made pursuant to this Amendment rather than pursuant to the Existing Letter Agreement; provided, however, that in connection with each repurchase pursuant to this Amendment, the Company will deliver to Liberty all backup and calculations customarily delivered by it in connection with repurchases made under the Existing Letter Agreement and such evidence reasonably satisfactory to Liberty that the Board of Directors has adopted resolutions exempting under Rule 16b-3 any sale by Liberty to the Company required by this Amendment;
ii. subject to Section 3(b), Liberty and the Company shall conduct monthly repurchases of shares of Company Common Stock having an aggregate Repurchase Price (the “Repurchase Amount”) equal to the sum of (x) the greater of (I) $100 million and (II) the Minimum Liquidity Threshold and (y) the Aggregate Shortfall Amount (or portion thereof that can be repurchased without resulting in a Company Liquidity Event or a Company MAE Event); provided that (1) if at the time of the applicable Monthly Determination Date or on the Repurchase Date, there are no Exchangeable Debentures outstanding, then (subject to the remainder of this proviso) the Repurchase Amount shall equal the Minimum Repurchase Amount; (2) if there is or would be a Company Liquidity Event at the time of the applicable Monthly Determination Date or on the Repurchase Date (after giving effect to such repurchases), the Repurchase Amount shall be an amount equal to the Minimum Liquidity Threshold and (3) if there is or would be a Company MAE Event at the time of the applicable Monthly Determination Date or on the Repurchase Date (after giving effect to such repurchases), the Company’s obligation to repurchase shares of Company Common Stock on the applicable Repurchase Date shall be tolled until the first subsequent Monthly Determination Date on which a Company MAE Event no longer exists.
iii. the timing of notices in connection with such repurchases shall be as set forth in the Existing Letter Agreement, and the repurchase price shall be the Repurchase Price pursuant to the Existing Letter Agreement; provided that if the Company has not repurchased shares of Company Common Stock during the relevant Repurchase Period (other than Excluded Repurchased Shares), the Repurchase Price shall be based on a Bloomberg VWAP methodology proposed by the Company and reasonably acceptable to Liberty;
iv. not less than three (3) Business Days prior to the Monthly Determination Date for each Repurchase Period, Liberty will deliver to the Company an officer’s certificate specifying Liberty’s calculation of the Minimum Liquidity Threshold (or, if applicable, the Minimum Repurchase Amount in lieu of its calculation of the Minimum Liquidity Threshold) together with evidence reasonably supporting such calculation;

v. each Repurchase Notice (as defined in the Existing Letter Agreement) shall include, in addition to the information and other documentation otherwise required pursuant to the Existing Letter Agreement, the Liberty Reported Total Shares and the number of Liberty Reported Total Shares that are in excess of the Cap;
vi. the repurchase date for each such repurchase shall be the third Business Day following the delivery by the Company of the Repurchase Notice (for purposes of this Amendment, the “Repurchase Date”), on which date the parties shall conduct a repurchase or make loans on the terms set forth in this Amendment;
vii. notwithstanding anything to the contrary herein or in the Merger Agreement, in no event will the Company be required to (x) conduct any repurchase or make any loan as set forth herein or therein if a Company MAE Event exists or would exist (after giving effect to such repurchase or loan) (for the avoidance of doubt, any repurchases or loans that are not made as otherwise required under this Agreement will be considered Shortfall Amount for such Repurchase Period) or (y) conduct any repurchase set forth herein or therein if any Repurchase Limitation applies to such repurchase (provided that, for the avoidance of doubt, the Company shall repurchase any shares under this Agreement that are not subject to such Repurchase Limitations);
viii. at any time the Company is required to make a loan to Liberty pursuant to the Merger Agreement, in lieu of such loan, the Company may elect, with at least three (3) Business Days’ prior written notice, to repurchase additional shares from Liberty at the then-applicable Repurchase Price, provided that any such repurchase shall not result in the pro forma Equity Interests of the shares of Company Common Stock then owned by Liberty being less than 25.25% after giving effect to the repurchase of shares from Liberty;
ix. in connection with any repurchase pursuant to this Section 3(a) consummated other than in open trading window with respect to the Company, Liberty shall, at the Company’s request, execute a customary “big boy” letter with respect to such repurchase; and
x. for the avoidance of doubt, the parties agree that all repurchases of Company Common Stock from Liberty pursuant to this Amendment shall be deemed “Qualifying Repurchases” for all purposes under the letter agreement, dated as of December 23, 2016 (as amended, modified or supplemented from time to time), between the Company and A/N, regarding A/N’s participation in Company share repurchases.
b. In the event that the Company is not permitted to repurchase all or a portion of shares of Company Common Stock from Liberty pursuant to Section 3(a) under applicable law (including, for the avoidance of doubt, as a result of the inability or ineffectiveness of the Company’s exemption of such repurchase under Section 16(b) of the Exchange Act) on any Repurchase Date or such repurchase of Company Common Stock contemplated by Section 3(a) would result in the pro forma Equity Interest of the shares of Company Common Stock then owned by Liberty being less than 25.25% after giving effect to the repurchase of shares from Liberty calculated to occur at the end of the then current Repurchase Period (such restrictions, the “Repurchase Limitations”), the Company’s and Liberty’s respective obligations to complete repurchases hereunder (but not their respective obligations under the remainder of this Amendment) with respect to the shares that cannot be repurchased (provided that, for the avoidance of doubt, the Company shall repurchase any shares that are not subject to such Repurchase Limitations) shall be tolled and the Company will instead lend U.S. dollars to Liberty on the Repurchase Date under a Company Loan Facility in an amount equal to the lesser of (x) the Repurchase Amount that cannot be repurchased and (y) the Minimum Liquidity Threshold less the portion of the Repurchase Amount repurchased on the Repurchase Date; provided that if there is Company MAE Event at the time of the applicable Monthly Determination Date or on such Repurchase Date (determined after giving effect to such repurchases and loans), the Company’s obligation to lend U.S. dollars to Liberty under a Company Loan Facility pursuant to this Section 3(b) shall be tolled until the first subsequent Repurchase Date on which a Company MAE Event no longer exists.
c. Notwithstanding anything herein to the contrary, following any Company Liquidity Event and/or any Company MAE Event, the Company will not purchase any shares of Company Common Stock from any holders thereof for U.S. Dollars (other than (A) from Liberty and corresponding purchases from A/N that are required as a result of such purchases from Liberty, (B) in connection with the exercise, settlement or vesting of any equity awards with respect to shares of capital stock of the Company, including the withholding of shares to satisfy withholding Tax obligations in respect of such equity awards, (C) as required pursuant to the governance documents of Charter Communications Holdings, LLC, the Parent Governance Instruments (as defined in the Merger Agreement) or the Exchange Agreement, dated as of May 18, 2016, by and among the Company, A/N and the other parties thereto or (D) pursuant to ordinary course share repurchase programs as necessary to cause the Equity Interest of the shares of Company Common Stock then owned by Liberty to be at least 25.25% while reducing the Aggregate Shortfall Amount) during the period starting from the Monthly Determination Date that a Company Liquidity Event or Company MAE Event, as applicable, occurs to the date the Aggregate Shortfall Amount has been reduced to zero.
4. Ownership Cap. For the avoidance of doubt, during the Interim Merger Period, (a) except as provided in Section 8(a) hereof (including the proviso therein), any provision of the Existing Stockholders Agreement (including, by way of example and not in limitation thereof, Section 4.7 thereof) which relates to the Cap will be deemed modified to refer to Liberty’s Equity Interest at the applicable time of determination and from time to time thereafter to the extent such percentage increases as a result of share repurchases and (b) the Liberty Parties shall not be deemed to be in breach of Sections 4.1 or 4.2 of the Existing Stockholders Agreement to the extent that Liberty’s Equity Interest exceeds the Cap solely as a result of the effects of compliance with Section 3; provided that all provisions of Sections 4.1 and 4.2 of the Existing Stockholders Agreement shall otherwise continue to apply with full force and effect.
5. Board Committees. Decisions of the Company or the Board of Directors directly or indirectly related to the transactions contemplated by the Merger Agreement shall be subject to the direction and approval of the special committee of the Board of Directors established for such purpose on August 1, 2024 (the “Special Committee”), as applicable and pursuant to the resolutions establishing and empowering such committee, including, for the avoidance of doubt, decisions regarding the application, interpretation, enforcement, waiver or amendment of the Merger Agreement, this Amendment and/or any other Transaction Document (as defined in the Merger Agreement), any decision with respect to share repurchases or cash flow impacting budgets, any decision with respect to any matter that would require a waiver under the Merger Agreement, this Amendment and/or any other Transaction Document, and any decision that would have a material impact on any right or decision under the Merger Agreement, this Amendment and/or any other Transaction Document. The foregoing is illustrative and by no means exhaustive. Notwithstanding Section 3.4 of the Existing Stockholders Agreement, no Investor Party shall have the right, and the Company and the Board of Directors shall have no obligation, to appoint any A/N Designee or Liberty Designee to the Special Committee. Each of the Liberty Designees that have been appointed to the Compensation and Benefits Committee (the “CBC”) shall not participate, in their capacity as a member of the CBC, in any discussions or decisions relating to the hiring, firing or compensation of the Chief Executive Officer or Chief Financial Officer of the Company.
6. [Reserved].
7. Merger Closing.
a. Section 7.1 of the Existing Stockholders Agreement is hereby amended by adding the following new subsection (h) at the end of such section: “(h) with respect to Liberty, upon the Merger Closing; it being understood that the Parties intend to discuss appropriate changes to the governance arrangements of the Company and the Existing Stockholders Agreement, with such changes, if any, that are agreed by the Parties and approved in accordance with applicable organizational documents and the Existing Stockholders Agreement to take effect upon the Merger Closing.”
b. The parties shall cooperate in good faith to make any amendments to the organizational documents of Charter Communications Holdings, LLC and/or the Exchange Agreement, dated as of May 18, 2016, by and among the Company, A/N and the other parties thereto that are reasonably necessary or advisable to give effect to the transactions contemplated by the Merger Agreement and this Amendment so long as no such amendment would or would reasonably be expected to (i) materially impair, hinder or delay or (ii) prohibit or prevent the consummation of the Combination.

8. Merger Agreement Termination.
a. Upon a Merger Termination, the term “Cap” as defined in the Existing Stockholders Agreement will be permanently amended to be defined as follows:
“Cap” means, (a) in respect of A/N, the greatest of, (i) A/N’s Equity Interest issued at Closing, (ii) 25% and (iii) the Voting Cap applicable to the A/N Parties; and (b) in respect of Liberty, the greater of (i) the Liberty Parties Equity Interest in Parent calculated on a Fully Exchanged Basis and fully diluted basis as of the date of the Merger Termination (and without taking into account any pending repurchases from Liberty pursuant to the Existing Letter Agreement or this Amendment) and (ii) the Voting Cap applicable to the Liberty Parties.
Provided that the “Cap” for purposes of Section 4 of the Existing Letter Agreement shall mean the Cap as in effect under the Existing Stockholders Agreement without giving effect to this Section 8(a).
b. Without prejudice to Section 3.7(a) of the Existing Stockholders Agreement, from and after the date hereof, each Liberty Party agrees (including with respect to any Excluded Matter) to vote, and exercise rights to consent with respect to, all Voting Securities Beneficially Owned by such Liberty Party or over which such Liberty Party otherwise has voting discretion or control that are in excess of the Voting Cap in effect at such time in the same proportion as all other votes cast with respect to the applicable matter (such proportion determined without inclusion of the votes cast by (i) the A/N Parties (but only if A/N has the right to nominate one or more Directors under the Existing Stockholders Agreement) or (ii) any other Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that Beneficially Owns Voting Securities representing 10% or more of the Total Voting Power (other than any such Person or group that reports its holdings of Company securities on a statement on Schedule 13G filed with the SEC and is not required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC in respect thereof)).
c. This Amendment (other than this Section 8, Section 11 and Section 12) shall terminate automatically without any further action required by any party and shall be of no further force and effect upon the first date following the Monthly Determination Date following the Merger Termination; provided that nothing contained in this Amendment (including this Section 8) shall relieve any party from liability for any breach of this Amendment occurring prior to such termination. Except as otherwise specifically provided in this Amendment, from and after the Merger Termination, the Existing Stockholders Agreement and the Existing Letter Agreement shall otherwise be reinstated and apply to the parties thereto according to their respective terms for all periods following such Merger Termination.
9. Use of Proceeds; Reporting; Certain Debt Matters.
a. The proceeds received by Liberty from any repurchases pursuant to Section 3 of this Amendment and from any borrowings under a Company Loan Facility shall be segregated by Liberty in a separate account (which may be interest bearing or invested in money market funds) (such proceeds and any amounts earned thereon, “Proceeds”) (such account, the “Proceeds Account”) and such Proceeds shall only be applied by Liberty and its Subsidiaries that are disregarded as separate from Liberty for federal income tax purposes in accordance with clause (b) below within 6 months of receipt to repay, repurchase, redeem, prepay or otherwise settle any Liberty Debt and/or to pay any interest on any outstanding Liberty Debt.
b. Proceeds in such Proceeds Account shall be applied (a) no less frequently than monthly to pay any interest on any outstanding Liberty Debt then due and prepay any outstanding revolving loans under the Liberty Margin Facility, (b) if not otherwise applied by the fifth (5th) business day prior to the expiration of such 6-month period, to pay any interest on any outstanding Liberty Debt then due and/or repay any outstanding revolving loans under the Liberty Margin Facility (or, if there are no revolving loans outstanding and such Proceeds are not reasonably expected to be applied to redeem or settle Exchangeable Debentures prior to the expiration of such 6-month period, to prepay any outstanding term loans under the Liberty Margin Facility and interest thereon) and (c) from and after the date when no Exchangeable Debentures are outstanding and no revolving loans are outstanding under the Liberty Margin Facility, promptly (and in any event within ten (10) business days) following receipt to prepay any outstanding term loans under the Liberty Margin Facility and interest on any Liberty Debt then due.
c. Liberty will provide the Company on a monthly basis a schedule indicating the amount of such Proceeds and their use. The parties agree that Liberty’s calculation of the Minimum Liquidity Threshold (and, if applicable, the Minimum Repurchase Amount) shall be deemed accurate absent manifest error in such calculation by Liberty. The parties agree to treat any Proceeds received by Liberty as consideration for any share repurchases pursuant to this Amendment or borrowings under any Company Loan Facility (to the extent not treated as indebtedness for Federal income tax purposes) as “other property” the receipt of which qualifies for nonrecognition of gain or loss under Section 361(b)(1)(A) and (b)(3) of the Code, by reason of the transfers of such Proceeds to Liberty’s creditors in pursuance of the plan of reorganization, and not to take any position inconsistent therewith except in the event of a Merger Termination or unless otherwise required by a change in applicable law occurring after the date hereof or a “determination,” as defined in Section 1313(a) of the Code or corresponding provision of state, local or foreign applicable law.
10. No Other Amendments. Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Existing Stockholders Agreement and the Existing Letter Agreement shall continue in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the Existing Stockholders Agreement or the Existing Letter Agreement shall refer to the Existing Stockholders Agreement or the Existing Letter Agreement, as applicable, as amended hereby. For the avoidance of doubt, except for its right, if any, to appoint an A/N Designee to the Special Committee, nothing herein or in the Merger Agreement, affects A/N’s rights under the Existing Stockholders Agreement, including A/N’s rights pursuant to Section 3.3 of the Existing Stockholders Agreement (including, without limitation, the right of a majority of the A/N directors to approve (i) the entry into the Merger Agreement and each of the other agreements and transactions contemplated thereby (provided that the parties acknowledge and agree that the A/N directors have, prior to the date hereof, provided their approval to the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the transactions contemplated thereby on the terms set forth therein as of the date of this Amendment) and (ii) any amendments thereto or waivers thereof), which continue to apply in full force and effect, in addition to and notwithstanding any decision made by the Special Committee. The parties acknowledge and agree that any amendment to or waiver of the Merger Agreement, the other Transaction Documents and/or any other agreement and/or transaction contemplated thereby requires A/N’s consent in accordance with Section 3.3 of the Existing Stockholders Agreement.
11. Entire Agreement. This Amendment, the Existing Stockholders Agreement and the Existing Letter Agreement, in each case, including the attached Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and the other transactions specifically described herein and therein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto relating to the subject matter of this Amendment, the Existing Stockholders Agreement and the Existing Letter Agreement. Exhibits and attachments to this Amendment are incorporated into this Amendment by reference and made a part hereof.
12. Incorporation of Provisions. This Amendment shall be subject to Sections 8.2 through 8.13 of the Existing Stockholders Agreement, which are hereby incorporated by reference herein, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
	Name:	Steven A. Miron
	Title:	Chief Executive Officer

Annex E
ASSUMPTION AND JOINDER AGREEMENT TO
TAX SHARING AGREEMENT
This ASSUMPTION AND JOINDER AGREEMENT TO TAX SHARING AGREEMENT is made and entered into as of November 12, 2024 (the “Assumption and Joinder Agreement”), by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Liberty Broadband Corporation, a Delaware corporation (the “Company”), Grizzly Merger Sub 1, LLC, a Delaware limited liability company (successor to GCI Liberty, Inc., a Delaware corporation) (“Grizzly Merger Sub”), and Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”). Capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement (as defined below).
W I T N E S S E T H
WHEREAS, Qurate Retail and Grizzly Merger Sub are parties to the Tax Sharing Agreement, dated as of March 9, 2018 (as the same may be amended from time to time, the “Tax Sharing Agreement”);
WHEREAS, the Company became a party to the Tax Sharing Agreement pursuant to that certain Assumption and Joinder Agreement to Tax Sharing Agreement, dated as of August 6, 2020, by and among the Company, Grizzly Merger Sub and Qurate Retail (the “Company Joinder”);
WHEREAS, simultaneously with the execution of this Assumption and Joinder Agreement, Parent, Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger LLC (“Merger Sub”), and the Company are entering into the Agreement and Plan of Merger, dated as of November 12, 2024 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger (the “Surviving Corporation”), and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a wholly owned subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger” and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”); and
WHEREAS, in connection with the execution of the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption and Joinder Agreement, pursuant to which Parent agrees, effective only upon (and subject to the occurrence of) the closing of the Merger (the “Closing”), to be bound by and perform all of the covenants and agreements made by Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Tax Sharing Agreement and the Company Joinder and to be jointly and severally liable with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) for all of the obligations and liabilities of Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Tax Sharing Agreement and the Company Joinder (collectively, the “Joint Obligations”), and Qurate Retail agrees, effective only upon (and subject to the occurrence of) the Closing, that Parent shall be entitled to exercise and enforce all of the rights of Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Tax Sharing Agreement and the Company Joinder (the “Joint Rights”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption and Joinder Agreement hereby agree as follows:
Section 1. Assumption and Joinder.
(a) Parent will be, effective only as of (and subject to the occurrence of) the Closing, (i) bound by, and will perform and observe, the Joint Obligations, and (ii) jointly and severally liable with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) for all of the Joint Obligations.
(b) Parent, together with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company), will be, effective only as of (and subject to the occurrence of) the Closing, entitled to exercise and enforce all of the Joint Rights.
(c) Following the date hereof, in the event of (i) any sale, assignment, transfer or other disposition (whether or not for separate consideration) of all or substantially all of the assets of Parent (on a consolidated basis) to any Person or group including, without limitation, by means of a stock dividend, stock redemption, spin-off, split-off, cancellation or elimination of any securities (including, for the avoidance of doubt, any equity) or debt issued by such Person or a member of such group, or similar transaction or event or otherwise (each Person (1) whose securities are issued in payment or exchange therefor or (2) if no securities are so issued, who holds title to such assets or whose debt or securities are so cancelled or eliminated, a “Parent Asset Successor”), in one or a series of related transactions, or (ii) any merger, consolidation, statutory share exchange, conversion of Parent from a corporation to a limited liability company or other legal entity or other business combination or similar transaction or series of related transactions affecting Parent, that results in the exchange or conversion of equity securities of Parent for or into equity securities or other consideration consisting, in whole or in part, of (x) securities issued by Parent’s successor or the surviving entity upon consummation of such transaction(s) (the “Parent Successor Entity”) or, if the successor or surviving entity in such transaction(s) is a Subsidiary of a publicly traded or privately held parent company (the “Successor Parent Company”), securities of the Successor Parent Company delivered in such transaction(s), or (y) cash or other consideration paid or payable by any Parent Successor Entity or Successor Parent Company (the applicable of the Parent Asset Successor, the Parent Successor Entity and the Successor Parent Company, the “Parent Successor”), then prior to effecting any such transaction described in clause (i) or clause (ii) (or in the case of a series of transactions, the first such transaction), Parent shall cause each Parent Successor to execute and deliver to Qurate Retail an instrument, in form and substance consistent with this Assumption and Joinder Agreement, pursuant to which such Parent Successor has agreed, effective upon the later of the Closing and the consummation of such transaction, to (i) be bound by, and perform and observe, the Joint Obligations, (ii) be jointly and severally liable with Parent, Grizzly Merger Sub and the Company (and the Surviving Company) for all of the Joint Obligations, and (iii) become a party to the Tax Sharing Agreement and be treated as a successor of Parent within the meaning of Section 8.2 of the Tax Sharing Agreement.
(d) Following the date hereof, in the event that Parent seeks or determines to sell, assign, transfer or otherwise dispose of (including, without limitation, through a merger or other business combination involving Parent or any Parent Successor) a material portion of its assets (on a consolidated basis), as determined by Parent in good faith, then prior to the consummation of such transaction (or the first transaction of any series of related transactions), Parent shall provide Qurate Retail with information regarding the financial capacity, after giving effect to such transaction(s), of Parent to satisfy the Joint Obligations under the Tax Sharing Agreement and, to the extent reasonably requested by Qurate Retail, will provide written assumptions or other assurances reasonably necessary to evidence Parent’s ability and capacity to fulfill the Joint Obligations, in each case, to the extent permitted by applicable confidentiality obligations and law.
Section 2. Party to Tax Sharing Agreement. Effective only as of (and subject to the occurrence of) the Closing, pursuant to this Assumption and Joinder Agreement, Parent shall be deemed a party to the Tax Sharing Agreement as though an original signatory thereto without any further action by any Person and shall be bound by, and subject to all of the terms and conditions of, the Tax Sharing Agreement.
Section 3. Company Successors. The parties acknowledge and agree that, effective only upon (and subject to the occurrence of) the Closing, Parent, the Surviving Corporation and, following the Upstream Merger Effective Time, the Surviving Company will become successors to the Company within the meaning of Section 8.2 of the Tax Sharing Agreement, and any reference to the Company (including, for the avoidance of doubt, any reference to “Splitco”) in the Tax Sharing Agreement will include, following the Closing, Parent, the Surviving Corporation and, following the Upstream Merger Effective Time, the Surviving Company for all purposes of the Tax Sharing Agreement.

Section 4. Notices. All notices and other communications to Parent or, following the Closing, the Surviving Corporation and, following the Upstream Merger Effective Time, the Surviving Company under the Tax Sharing Agreement shall be in writing and shall be delivered in person, by email, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), or by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person or by email, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
Steven R. Green
Email:	SACohen@wlrk.com
SRGreen@wlrk.com

Section 5. Binding Effect; Assignment. This Assumption and Joinder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Assumption and Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except to the extent such assignment is required pursuant to Section 1(c) of this Assumption and Joinder Agreement. Any assignment in violation of the preceding sentence shall be void and of no effect.
Section 6. Governing Law; Jurisdiction. This Assumption and Joinder Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Assumption and Joinder Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Assumption and Joinder Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Assumption and Joinder Agreement or the matters contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Assumption and Joinder Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 4 and this Section 6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Assumption and Joinder Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4 of this Assumption and Joinder Agreement or Section 8.6 of the Tax Sharing Agreement shall be deemed effective service of process on such party. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AND JOINDER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
Section 7. Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption and Joinder Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Assumption and Joinder Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.
Section 8. Counterparts. This Assumption and Joinder Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Assumption and Joinder Agreement may be delivered by facsimile transmission of a signed copy thereof.
Section 9. Severability. Any provision of this Assumption and Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Assumption and Joinder Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Assumption and Joinder Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 10. Amendments; Waivers. Any provision of this Assumption and Joinder Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any consent provided under this Assumption and Joinder Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.
Section 11. Headings. The headings contained in this Assumption and Joinder Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Assumption and Joinder Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Joinder Agreement as of the day and year first above written.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

GRIZZLY MERGER SUB 1, LLC

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

QURATE RETAIL, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name: Jessica M. Fischer
Title: Chief Financial Officer

[Signature Page to Tax Sharing Agreement Joinder Agreement]

Annex F
ASSUMPTION AND JOINDER AGREEMENT TO
INDEMNIFICATION AGREEMENT
This ASSUMPTION AND JOINDER AGREEMENT TO INDEMNIFICATION AGREEMENT is made and entered into as of November 12, 2024 (the “Assumption and Joinder Agreement”), by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Liberty Broadband Corporation, a Delaware corporation (the “Company”), Grizzly Merger Sub 1, LLC, a Delaware limited liability company (successor to GCI Liberty, Inc., a Delaware corporation) (“Grizzly Merger Sub”), LV Bridge, LLC, a Delaware limited liability company and Wholly Owned Subsidiary of the Company (“LV Bridge”), Qurate Retail, Inc., a Delaware corporation (f/k/a Liberty Interactive Corporation) (“Qurate Retail”) and Liberty Interactive LLC, a Delaware limited liability company and Wholly Owned Subsidiary of Qurate (“LI LLC”). Capitalized terms used but not defined herein will have the meanings ascribed thereto in the Merger Agreement (as defined below).
W I T N E S S E T H
WHEREAS, Qurate Retail, LI LLC, Grizzly Merger Sub and LV Bridge are parties to the Indemnification Agreement, dated as of March 9, 2018 (as the same may be amended from time to time, the “Indemnification Agreement”);
WHEREAS, the Company became a party to the Indemnification Agreement pursuant to that certain Assumption and Joinder Agreement to Indemnification Agreement, dated as of August 6, 2020, by and among the Company, Grizzly Merger Sub, LV Bridge, Qurate Retail and LI LLC (the “Company Joinder”);
WHEREAS, simultaneously with the execution of this Assumption and Joinder Agreement, Parent, Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and the Company are entering into the Agreement and Plan of Merger, dated as of November 12, 2024 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger (the “Surviving Corporation”), and (ii) immediately following the Merger, the Company as the surviving corporation in the Merger and a Wholly Owned Subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger” and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger (the “Surviving Company”); and
WHEREAS, in connection with the execution of the Merger Agreement and the transactions contemplated thereby, Parent is entering into this Assumption and Joinder Agreement, pursuant to which Parent agrees, effective only upon (and subject to the occurrence of) the closing of the Merger (the “Closing”), to be bound by and perform all of the covenants and agreements made by Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Indemnification Agreement and the Company Joinder and to be jointly and severally liable with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) for all of the obligations and liabilities of Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Indemnification Agreement and the Company Joinder (collectively, the “Joint Obligations”), and each of Qurate Retail, LI LLC, Grizzly Merger Sub and LV Bridge agrees, effective only upon (and subject to the occurrence of) the Closing, that Parent shall be entitled to exercise and enforce all of the rights of Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) under the Indemnification Agreement and the Company Joinder (the “Joint Rights”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Assumption and Joinder Agreement hereby agree as follows:
Section 1. Assumption and Joinder.
(a) Parent will be, effective only as of (and subject to the occurrence of) the Closing, (i) bound by, and will perform and observe, the Joint Obligations and (ii) jointly and severally liable with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company) for all of the Joint Obligations.
(b) Parent, together with Grizzly Merger Sub and the Company (and the Surviving Corporation and the Surviving Company), will be, effective only as of (and subject to the occurrence of) the Closing, entitled to exercise and enforce all of the Joint Rights.

(c) Following the date hereof, in the event of (i) any sale, assignment, transfer or other disposition (whether or not for separate consideration) of all or substantially all of the assets of Parent (on a consolidated basis) to any Person or group including, without limitation, by means of a stock dividend, stock redemption, spinoff, split-off, cancellation or elimination of any securities (including, for the avoidance of doubt, any equity) or debt issued by such Person or a member of such group, or similar transaction or event or otherwise (each Person (1) whose securities are issued in payment or exchange therefor or (2) if no securities are so issued, who holds title to such assets or whose debt or securities are so cancelled or eliminated, a “Parent Asset Successor”), in one or a series of related transactions, or (ii) any merger, consolidation, statutory share exchange, conversion of Parent from a corporation to a limited liability company or other legal entity or other business combination or similar transaction or series of related transactions affecting Parent, that results in the exchange or conversion of equity securities of Parent for or into equity securities or other consideration consisting, in whole or in part, of (x) securities issued by Parent’s successor or the surviving entity upon consummation of such transaction(s) (the “Parent Successor Entity”) or, if the successor or surviving entity in such transaction(s) is a Subsidiary of a publicly traded or privately held parent company (the “Successor Parent Company”), securities of the Successor Parent Company delivered in such transaction(s), or (y) cash or other consideration paid or payable by any Parent Successor Entity or Successor Parent Company (the applicable of the Parent Asset Successor, the Parent Successor Entity and the Successor Parent Company, the “Parent Successor”), then prior to effecting any such transaction described in clause (i) or clause (ii) (or in the case of a series of transactions, the first such transaction), Parent shall cause each Parent Successor to execute and deliver to Qurate Retail an instrument, in form and substance consistent with this Assumption and Joinder Agreement, pursuant to which such Parent Successor has agreed, effective upon the later of the Closing and the consummation of such transaction, to (i) be bound by, and perform and observe, the Joint Obligations, (ii) be jointly and severally liable with Parent, Grizzly Merger Sub and the Company (and the Surviving Company) for all of the Joint Obligations, and (iii) become a party to the Indemnification Agreement and be treated as a successor of Parent within the meaning of Section 6.10(b) of the Indemnification Agreement.
(d) Following the date hereof, in the event that Parent seeks or determines to sell, assign, transfer or otherwise dispose of (including, without limitation, through a merger or other business combination involving Parent or any Parent Successor) a material portion of its assets (on a consolidated basis), as determined by Parent in good faith, then prior to the consummation of such transaction (or the first transaction of any series of related transactions), Parent shall provide Qurate Retail with information regarding the financial capacity, after giving effect to such transaction(s), of Parent to satisfy the Joint Obligations under the Indemnification Agreement and, to the extent reasonably requested by Qurate Retail, will provide written assumptions or other assurances reasonably necessary to evidence Parent’s ability and capacity to fulfill the Joint Obligations, in each case, to the extent permitted by applicable confidentiality obligations and law.
Section 2. Party to Indemnification Agreement. Effective only as of (and subject to the occurrence of) the Closing, pursuant to this Assumption and Joinder Agreement, Parent shall be deemed a party to the Indemnification Agreement as though an original signatory thereto without any further action by any Person and shall be bound by, and subject to all of the terms and conditions of, the Indemnification Agreement.
Section 3. Company Successors. The parties acknowledge and agree that, effective only upon (and subject to the occurrence of) the Closing, Parent, the Surviving Corporation and, following the Upstream Merger Effective Time, the Surviving Company will become successors to the Company within the meaning of Section 6.10(b) of the Indemnification Agreement and any reference to the Company under the Indemnification Agreement will include following the Closing, Parent, the Surviving Corporation, and, following the Upstream Merger Effective Time, the Surviving Company for all purposes of the Indemnification Agreement.

Section 4. Notices. All notices and other communications to Parent or, following the Closing, the Surviving Corporation and, following the Upstream Merger Effective Time, the Surviving Company under the Indemnification Agreement shall be in writing and shall be delivered in person, by email, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), or by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person or by email, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
Steven R. Green
Email:	SACohen@wlrk.com
SRGreen@wlrk.com

Section 5. Binding Effect; Assignment. This Assumption and Joinder Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Assumption and Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; except to the extent such assignment is required pursuant to Section 1(c) of this Assumption and Joinder Agreement. Any assignment in violation of the preceding sentence shall be void and of no effect.
Section 6. Governing Law; Jurisdiction. This Assumption and Joinder Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Assumption and Joinder Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Assumption and Joinder Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Assumption and Joinder Agreement or the matters contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Assumption and Joinder Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 4 and this Section 6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Assumption and Joinder Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4 of this Assumption and Joinder Agreement or Section 6.3 of the Indemnification Agreement shall be deemed effective service of process on such party. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSUMPTION AND JOINDER AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
Section 7. Termination/Amendment. If the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, effective upon such termination, this Assumption and Joinder Agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This Assumption and Joinder Agreement may also be amended, modified or terminated by mutual consent of the parties hereto in a written instrument.
Section 8. Counterparts. This Assumption and Joinder Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Assumption and Joinder Agreement may be delivered by facsimile transmission of a signed copy thereof.
Section 9. Severability. Any provision of this Assumption and Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Assumption and Joinder Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Assumption and Joinder Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 10. Amendments; Waivers. Any provision of this Assumption and Joinder Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any consent provided under this Assumption and Joinder Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.
Section 11. Headings. The headings contained in this Assumption and Joinder Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Assumption and Joinder Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption and Joinder Agreement as of the day and year first above written.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

GRIZZLY MERGER SUB 1, LLC

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

QURATE RETAIL, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

LIBERTY INTERACTIVE LLC

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

LV BRIDGE, LLC

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name: Jessica M. Fischer
Title: Chief Financial Officer

[Signature Page to Indemnification Agreement Assumption and Joinder Agreement]

Annex G
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
November 12, 2024
Liberty Media Corporation
Liberty Citation, Inc.
Liberty Denver Arena LLC
Liberty Property Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Ladies and Gentlemen:
Reference is made to (a) the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation, a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein (i) Merger Sub will merge with and into the Company (the “Merger”, and the time at which the Merger shall become effective, the “Effective Time”), with the Company surviving the Merger, and (ii) immediately following the Merger, the Company, as the surviving corporation in the Merger and a Wholly Owned Subsidiary of Merger LLC, will merge with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger, (b) the Services Agreement, dated as of November 4, 2014, by and between Liberty Media Corporation, a Delaware corporation (“LMC”), and the Company, as amended by that certain First Amendment to Services Agreement, dated as of December 13, 2019 (collectively, the “Services Agreement”), (c) the Aircraft Time Sharing Agreement, dated as of November 6, 2015, by and between LMC and the Company (the “Aircraft Agreement No. 1”), (d) the Aircraft Time Sharing Agreement, dated as of March 28, 2016, by and among Liberty Citation, Inc., a Wholly Owned Subsidiary of LMC (“Liberty Citation”), Liberty Denver Arena LLC, a Wholly Owned Subsidiary of LMC (“Liberty Arena”), and the Company (the “Aircraft Agreement No. 2”), (e) the Aircraft Time Sharing Agreement, dated as of May 22, 2020, by and between LMC and the Company (the “Aircraft Agreement No. 3”, and together with the Aircraft Agreement No. 1 and the Aircraft Agreement No. 2, the “Aircraft Agreements” and each, an “Aircraft Agreement”) and (f) the Facilities Sharing Agreement, dated as of November 4, 2014, by and among Liberty Property Holdings, Inc., a Delaware corporation (“LPH”), LMC and the Company (the “Facilities Sharing Agreement”). Capitalized terms used and not defined herein have the meanings provided to such terms in the Merger Agreement.
In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Transition Services Agreement. LMC and the Company each agree that effective upon the Effective Time, and notwithstanding Section 3.2 (Discontinuation of Select Services) and Section 3.3(a) (Termination) of the Services Agreement, the Services Agreement is terminated and will thereafter cease to be of any further force and effect, and, notwithstanding anything to the contrary contained therein, no party thereto will thereafter have any rights, claims or obligations thereunder; provided, however, that the terms and conditions of Article II and Article VI of the Services Agreement (in respect of the period ending immediately prior to the Effective Time) and the provisions of Section 7.15 of the Services Agreement shall survive any termination thereof pursuant to this Section 1.
2. Reasonable Access. For a period of 180 days following the Effective Time, solely if and to the extent related to the Services (as defined in the Services Agreement) provided prior to the Effective Time, if reasonably requested by Parent in connection with (a) the satisfaction of Parent’s (to the extent relating to the Company or its subsidiaries) or the Company’s financial, legal or tax reporting obligations, (b) any request by, requirement of or a dispute by Parent or the Company with, a governmental entity to the extent relating to the matters described in clause (a), or (c) the transition to Parent of the Services provided to the Company by LMC ((a), (b) and (c), collectively, the “Purpose”), LMC will, upon reasonable advance notice, make available to Parent, the Company and their respective representatives, during normal business hours, (i) copies of the relevant portions of the books and records (including work papers) in the possession of LMC solely to the extent relating to the Company and its receipt of the Services prior to the Effective Time and (ii) the appropriate LMC personnel or representatives for the purpose of reasonable discussion and the fielding of reasonable questions solely to the extent relating to the Company and its receipt of the Services prior to the Effective Time; provided, however, that LMC shall not be required to make available (1) information or personnel (x) where the relevant disclosure would be reasonably likely to jeopardize the attorney-client privilege of LMC or any of its affiliates or contravene applicable law or contractual obligations (provided, that LMC and Parent will use commercially reasonable efforts to arrange for suitable alternative arrangements) or (y) in a manner that would unreasonably disrupt or interfere with LMC’s business or (2) any Protected Information or Privileged Information (each as defined in the Merger Agreement) except and only to the extent required by the Merger Agreement. None of Parent, the Company or their respective representatives shall use or disclose any information provided to or accessed by such persons pursuant to this Section 2 for any purpose other than the Purpose and each agrees that such information shall be subject to the limitations on use and disclosure contained in Section 5.26 of the Merger Agreement.
3. Aircraft Agreements. Each of LMC, Liberty Citation, Liberty Arena and the Company agree, in respect of each Aircraft Agreement to which it is a party, that effective upon the Effective Time, and notwithstanding the last sentence of Section 1 of such Aircraft Agreement, such Aircraft Agreement is terminated and will thereafter cease to be of any further force and effect, and, notwithstanding anything to the contrary contained therein, no party thereto will thereafter have any rights, claims or obligations thereunder; provided, however, that the provisions of Section 10 of the Aircraft Agreement No. 1 and the Aircraft Agreement No. 3 and Section 9 of the Aircraft Agreement No. 2 (in each case, in respect of the period ending immediately prior to the Effective Time) shall survive any termination thereof pursuant to this Section 3.
4. Facilities Sharing Agreement. LMC, LPH and the Company each agree that effective upon the Effective Time, and notwithstanding the first bullet of Section 3(ii) of the Facilities Sharing Agreement, the Facilities Sharing Agreement is terminated and will thereafter cease to be of any further force and effect, and, notwithstanding anything to the contrary contained therein, no party thereto will thereafter have any rights, claims or obligations thereunder; provided, however, that the terms and conditions of Section 2 of the Facilities Sharing Agreement (in respect of the period ending immediately prior to the Effective Time) shall survive any termination thereof pursuant to this Section 4.
5. Termination. If the Merger Agreement is terminated in accordance with its terms without the closing of the Combination having occurred, effective upon such termination, this letter agreement shall automatically terminate and immediately cease to be of any further force and effect, and no party hereto will thereafter have any rights or obligations hereunder. This letter agreement may also be terminated by mutual consent of the parties hereto in a written instrument.
6. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
7. Forum; Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in any other venue required by Delaware law, or in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.
8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9. Remedies; Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this letter agreement were not to be performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the performance of terms and provisions of this letter agreement in any court referred to in Section 7 hereof without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, or contrary to law, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
10. Notice. Any notices or other communications required or permitted under, or otherwise in connection with this letter agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail or facsimile transmission), (c) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (d) on the next Business Day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

if to Parent, to:

Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Email:	Jamal.Haughton@charter.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W 52nd St.
New York, NY 10019
Facsimile:	(212) 403-1000
Attention:	Steven A. Cohen
Steven R. Green
Email:	SACohen@wlrk.com
SRGreen@wlrk.com

if to LMC, Liberty Citation, Liberty Arena or LPH, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention:	Chief Legal Officer
Facsimile:	(720) 875-5401

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention:	C. Brophy Christensen
Noah K. Kornblith
Email:	bchristensen@omm.com

nkornblith@omm.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.
11. Assignment. Neither this letter agreement nor any of the rights or obligations under this letter agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.
12. Interpretation. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement. Whenever the words “include”, “includes” or “including” are used in this letter agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement.
13. Amendments; Waivers. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by each of parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
14. Severability. Whenever possible, each provision or portion of any provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
15. Counterparts. This letter agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.
[Signature Page Follows]

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Jessica M. Fischer
Name: Jessica M. Fischer
Title: Chief Financial Officer

Accepted and Agreed:

LIBERTY MEDIA CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

LIBERTY PROPERTY HOLDINGS, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

[Signature Page Continues on Following Page]
[Signature Page to LMC Letter Agreement]

LIBERTY CITATION, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

LIBERTY DENVER ARENA LLC

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

[Signature Page to LMC Letter Agreement]

Annex H
Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
November 12, 2024
John C. Malone
John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995
John C. Malone June 2003 Charitable Remainder Unitrust
The Leslie A. Malone 1995 Revocable Trust
12300 Liberty Boulevard
Englewood, Colorado 80112
Dear Ladies and Gentlemen:
Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger LLC, and Liberty Broadband Corporation, a Delaware corporation (the “Company”) (as may be amended from time to time, the “Merger Agreement”). Capitalized terms used and not defined herein have the meanings provided to such terms in the Merger Agreement; and
WHEREAS, in connection with the transactions contemplated in the Merger Agreement, concurrently with the consummation of the GCI Divestiture, the Malone Group (as defined herein) shall exchange a sufficient number of shares of Company Series B Common Stock held by the Malone Group for Company Series C Common Stock (to the extent such number of shares is owned by members of the Malone Group) such that immediately following such exchange, no set of holders comprised of five or fewer individuals, estates or trusts will collectively own (within the meaning of Section 1563(d)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”)) more than nineteen percent (19%) of the voting power of the Company (the “Holder Condition” and such exchange, the “Exchange”).
WHEREAS, the Company, John C. Malone and John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, are parties to that certain Exchange Agreement dated as of June 13, 2022 (the “Exchange Agreement”), and such parties thereto desire to amend certain provisions thereof and memorialize certain waivers with respect thereto, in each case, in accordance with this letter agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. The Exchange.
(a) The Company shall have the right, but not the obligation, to provide written notice to the Malone Group at least five (5) Business Days prior to the anticipated Exchange Closing (as defined below) (an “Exchange Notice”), specifying, to the extent practicable, (i) the timing of the GCI Divestiture, (ii) a reasonable estimate of the number of shares of Company Series B Common Stock that will need to be exchanged by the Malone Group for shares of Company Series C Common Stock in the Exchange not to exceed the number of shares of Company Series B Common Stock then held by the Malone Group (the “Exchange Number”) necessary to cause the Holder Condition to be satisfied and (iii) a reasonable estimate of the aggregate voting power of the Voting Securities (as defined in the Company Charter) of the Company with respect to which the Malone Group has beneficial ownership as a percentage of the voting power of all outstanding Voting Securities of the Company after giving effect to the Exchange.
(b) Following the receipt of the Exchange Notice by the Malone Group, concurrent with the consummation of the GCI Divestiture, the Company and the Malone Group shall consummate the Exchange (the “Exchange Closing”) remotely by the exchange of signatures; provided, however, that the conditions set forth in Section 6 shall have been satisfied (or waived by the party entitled to the benefit thereof).

(c) At the Exchange Closing, on the terms and subject to the conditions contained in this letter agreement: (i) the Malone Group shall convey, transfer and deliver to the Company the number of shares of Company Series B Common Stock beneficially owned by the Malone Group equal to the Exchange Number (with the Company determining, in consultation with the Malone Group and considering in good faith the Malone Group’s viewpoints with respect thereto, the specific members of the Malone Group that will convey, transfer and deliver such shares and the number of shares to be delivered by each such member in the Exchange), together with any certificates representing such shares of Company Series B Common Stock, free and clear of all Encumbrances other than Permitted Encumbrances (the “Company Series B Exchange Shares”); (ii) the Company shall issue and deliver to the applicable members of the Malone Group such number of shares of Company Series C Common Stock equal to the number of shares of the Company Series B Exchange Shares, which shall be issued in book-entry form, and such shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances other than Permitted Encumbrances (the “Company Series C Exchange Shares” and together with the Company Series B Exchange Shares, the “Exchange Shares”), together with any certificates representing the number of shares of Company Series B Common Stock as shall be equal to the difference between the number of shares of Company Series B Common Stock represented by any certificates delivered pursuant to (i) above minus the number of shares of Company Series B Common Stock to be delivered in the Exchange, free and clear of all Encumbrances other than Permitted Encumbrances; and (iii) upon receipt of the transfers contemplated in clauses (i) and (ii), the Company and each member of the Malone Group transferring Company Series B Exchange Shares, respectively, shall deliver an executed cross receipt, acknowledging the receipt of shares transferred in the Exchange.
2. Rescission. Unless otherwise agreed to in writing by the Malone Group and the Company, upon the Merger Agreement being terminated in accordance with its terms without the Closing having occurred but following the Exchange Closing,
(a) the Exchange will be automatically rescinded and treated as if neither the Exchange nor the Exchange Closing had ever occurred (the “Rescission”); provided, however, in the event that the Malone Group disposes of any of the Company Series C Exchange Shares prior to the Rescission, the Malone Group shall only be entitled to receive, in connection with the Rescission, such Company Series B Exchange Shares equal to the number of Company Series C Exchange Shares beneficially owned by the Malone Group at the time of the Rescission;
(b) each of the Company and the Malone Group hereby waives all, and none of the Company or the Malone Group shall have any, rights, duties or obligations of any kind (other than rights, duties or obligations to effect the Rescission) in respect of the Exchange to receive or retain, (i) in the case of the Malone Group, following the Exchange Closing, any shares of Company Series C Common Stock issued or delivered in connection therewith (collectively, the “Malone Rescission Shares”), and, (ii) in the case of the Company, following the Exchange Closing, any shares of Company Series B Common Stock delivered in connection therewith (collectively, the “Company Rescission Shares”); and
(c) each of the Company, on the one hand, and the Malone Group, on the other hand, will take such actions as are reasonably necessary to effect the Rescission, and each will be deemed, upon the effectiveness of the Rescission, to make appropriate representations and warranties to the other with respect to the valid issuance and conveyance, as applicable, and the lack of any Encumbrances upon the Malone Rescission Shares or the Company Rescission Shares (other than Permitted Encumbrances), as applicable, so as to vest in the other good and valid title to the Malone Rescission Shares or the Company Rescission Shares, as applicable.
3. Representations.
(a) Representations of the Malone Group. The Malone Group represents and warrants, severally and not jointly as to such member of the Malone Group only, to the Company that:
(i) upon delivery to the Company of such member’s Company Series B Exchange Shares at the Exchange Closing, in the manner provided in this letter agreement, the Company will have good and valid title to such shares of Company Series B Exchange Series, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by the Company or any of its controlled Affiliates;

(ii) such member of the Malone Group has all requisite legal capacity to execute and deliver this letter agreement and to perform its obligations under this letter agreement, including the Exchange and the other transactions contemplated hereby;
(iii) this letter agreement has been duly and validly executed and delivered by such member of the Malone Group and, assuming the due execution and delivery hereof by the Company, is a valid and binding agreement of such member of the Malone Group, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies;
(iv) the execution, delivery and performance by such member of the Malone Group of this letter agreement and the consummation by such member of the Malone Group of the Exchange and the other transactions contemplated hereby requires no action by or in respect of, or filings with, any Governmental Authority other than (x) as may be required by Competition Laws, including the HSR Act, (y) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (z) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such member of the Malone Group to consummate the Exchange or the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange or the other transactions contemplated by this letter agreement;
(v) the execution and delivery of this letter agreement, and the performance by such member of the Malone Group of this letter agreement and the consummation by such member of the Malone Group of the Exchange and the other transactions contemplated hereby will not (x) violate any applicable Law, (y) conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any contract, agreement or instrument to which such member of the Malone Group is subject, which would prevent such member of the Malone Group from performing any of its obligations hereunder, or (z) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except, in the case of clauses (x), (y) and (z), as would not have a material adverse effect, individually or in the aggregate, on such member of the Malone Group’s ability to consummate the Exchange or the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange or the other transactions contemplated by this letter agreement; and
(vi) such member of the Malone Group is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D of the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the Exchange, and the other transactions contemplated hereby, and such member of the Malone Group acknowledges that the offer and sale of any Exchange Shares hereunder has not been registered under the Securities Act or any securities Laws of any state and that such Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.
(b) Representations of the Company. The Company represents and warrants to the Malone Group that:
(i) upon issuance and/or delivery to the applicable members of the Malone Group of the Company Series C Exchange Shares at the Exchange Closing in the manner provided in this letter agreement, such Company Series C Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable and such member of the Malone Group will have good and valid title to such Company Series C Exchange Shares so delivered, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances created by such member of the Malone Group or any of its controlled Affiliates;
(ii) the Company is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to execute and deliver this letter agreement and to consummate the Exchange and the other transactions contemplated hereby;

(iii) the execution and delivery of this letter agreement by the Company, and performance of this letter agreement by the Company, including the consummation of the Exchange and the other transactions contemplated hereby, has been duly authorized by all requisite corporate power;
(iv) this letter agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery hereof by each member of the Malone Group, is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies;
(v) the execution, delivery and performance by the Company of this letter agreement and the consummation by the Company of the Exchange, and the other transactions contemplated hereby requires no action by or in respect of, or filings with, any Governmental Authority, other than (x) as may be required by any Competition Laws, including the HSR Act, (y) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (z) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Company to consummate the Exchange or the other transactions contemplated hereby or prevent or materially delay the consummation of the Exchange or the other transactions contemplated by this letter agreement; and
(vi) the execution, delivery and performance by the Company of this letter agreement and the consummation of the Exchange and the other transactions contemplated hereby will not (x) violate any applicable Law, (y) conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any contract, agreement or instrument to which the Company is subject, including without limitation the Company Charter, the Company Bylaws or similar organization documents of any of the Company’s controlled Affiliates, which would prevent it from performing any of its obligations hereunder, or (z) require any consent by or approval of or notice to any other Person or entity (other than a Governmental Authority), except, in the case of clauses (x), (y) and (z), as would not have a material adverse effect, individually or in the aggregate, on the Company’s ability to consummate the Exchange and the other transactions contemplated hereby, or prevent or materially delay the consummation of the Exchange and the other transactions contemplated by this letter agreement.
4. Reasonable Best Efforts.
(a) The Company and the Malone Group shall cooperate with each other and use their respective reasonable best efforts to (i) consummate the Exchange and any other transactions contemplated by this letter agreement in the manner contemplated by this letter agreement and (ii) execute documents reasonably necessary to effect the Exchange and any other transactions contemplated by this letter agreement.
(b) The Company and the Malone Group shall cooperate with each other and shall prepare and file all necessary filings, applications, notices and/or similar instruments or documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals or non-objections, as applicable, of all third parties and Governmental Authorities that, in each case, are required under applicable Law to consummate the Exchange and the other transactions contemplated by this letter agreement.
5. Tax Matters.
(a) Each of the Company and the members of the Malone Group agree that the Exchange is a transaction intended to qualify, for U.S. federal income tax purposes, as an exchange pursuant to Section 1036 of the Code and/or a reorganization under Section 368(a)(1)(E) of the Code, in either case, which is tax-free (except to the extent of any consideration received by the Malone Group other than Company Series C Exchange Shares), and except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code), the Company and the Malone Group agree not to take any position on any Tax Return, or take any position for Tax purposes, that is inconsistent with the Exchange qualifying for U.S. federal income tax purposes as an exchange under Section 1036(a) of the Code and/or a reorganization under Section 368(a)(1)(E) of the Code which is tax-free (except to the extent of any consideration received by the Malone Group other than Company Series C Exchange Shares); provided, that in the event of a Rescission, the Company and the Malone Group shall not take any position on any Tax Return, or take any position for Tax purposes, that is inconsistent with the Exchange and any exchange effecting a Rescission (a “Rescission Exchange”) qualifying, for U.S. federal income tax purposes, either (A) to the extent the Exchange and a corresponding Rescission Exchange occur in the same tax year, as disregarded transactions or exchanges under Section 1036(a) of the Code which are disregarded or tax-free, as applicable, except to the extent of any consideration received by the Malone Group other than Company Series C Exchange Shares and Company Rescission Shares, or (B) to the extent the Exchange and a corresponding Rescission Exchange occur in different tax years, as exchanges under Section 1036(a) of the Code which are tax-free, except to the extent of any consideration received by the Malone Group other than Company Series C Exchange Shares and Company Rescission Shares. This letter agreement shall constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations with respect to the Exchange under this letter agreement.
6. Conditions to Parties’ Obligation to Effect the Exchange.
(a) Joint Conditions to the Exchange. The parties shall be subject to the satisfaction prior to or at the Exchange of the following conditions: (a) no Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect that prohibits, renders illegal or enjoins the consummation of the Exchange and (b) the consummation of the GCI Divestiture shall be reasonably expected to occur concurrently with the consummation of the Exchange .
(b) Conditions to the Company’s Obligation to Effect the Exchange. The obligation of the Company to effect the Exchange is also subject to the satisfaction, or (to the extent legally permissible) waiver in writing by the Company, prior to or at the Exchange of the following conditions: (i) the representations set forth in Section 3(a) of each member of the Malone Group shall be true and correct in all material respects in each case as of the date of this letter agreement and as of the Exchange Closing as though made on and as of the Exchange Closing except for (x) those representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and (y) de minimis inaccuracies; (ii) each member of the Malone Group shall have performed in all material respects all covenants required to be performed by it prior to or at the Exchange Closing; and (iii) each member of the Malone Group shall have delivered to the Company a certificate duly signed by an authorized representative of such member of the Malone Group that the conditions set forth in this Section 6(b) have been satisfied.
(c) Conditions to the Malone Group’s Obligation to Effect the Exchange. The obligation of the Malone Group to effect the Exchange is also subject to the satisfaction, or (to the extent legally permissible) waiver in writing by each member of the Malone Group, prior to or at the Exchange of the following conditions: (i) the representations of the Company set forth in Section 3(b) shall be true and correct in all material respects in each case as of the date of this letter agreement and as of the Exchange Closing as though made on and as of the Exchange Closing except for (x) those representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and (y) de minimis inaccuracies; (ii) the Company shall have performed in all material respects all covenants required to be performed by it prior to or at the Exchange Closing; (iii) in connection with the GCI Divestiture, the Malone Group shall be entitled to receive with respect to the Company Series B Exchange Shares, the same per share dividend of GCI Spinco stock as is payable to all holders of Company Series B Common Stock as of the record date for the GCI Spinco distribution and (iv) the Company shall have delivered to the Malone Group a certificate duly signed by an authorized officer of the Company that the conditions set forth in this Section 6(c) have been satisfied.
7. Exchange Agreement.
(a) Section 4(a) of the Exchange Agreement is hereby amended to insert immediately following Section 4(a)(ii) and immediately prior to Section 4(b), the following: “Notwithstanding anything in this Section 4(a) to the contrary, Section 4(a) shall be inapplicable with respect to the GCI Divestiture (as such term is defined in the Agreement and Plan of Merger, dated as of November 12, 2024, by and among Charter Communications, Inc., Fusion Merger Sub 1, LLC, Fusion Merger Sub 2, Inc., and the Company (the “Merger Agreement”)) or, for the avoidance of doubt, the Exchange or the Rescission (as such terms are defined in the letter agreement, dated as of November 12, 2024, by and among the Company, John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, John C. Malone June 2003 Charitable Remainder Unitrust, The Leslie A. Malone 1995 Revocable Trust and John C. Malone (the “Letter Agreement”)).”
(b) In accordance with Section 7(e) of the Exchange Agreement, a majority of the Independent Directors have determined that, in connection with the GCI Divestiture, the parties to the Exchange Agreement and GCI Spinco (as defined in the Merger Agreement) shall not be required to negotiate, and shall not enter into, an exchange agreement with respect to GCI Spinco in substantially the form of the Exchange Agreement to replicate the benefits and obligations of the parties to the Exchange Agreement.
(c) Section 12(a)(iii) of the Exchange Agreement shall be amended to read in its entirety as follows: “(iii) other than in a circumstance where this Agreement is terminated pursuant to Section 12(a)(ii), upon the Malone Voting Power ceasing to constitute at least 20% of the outstanding voting power of the Voting Securities of the Company; provided, however, that notwithstanding the foregoing, this Agreement will not terminate as a result of the consummation of the Exchange (as defined in the Letter Agreement) and this Agreement shall not be terminated pursuant to this Section 12(a)(iii), if applicable, prior to the earlier of (x) the consummation of the mergers contemplated by the Merger Agreement or (y) the consummation of the Rescission (as defined in the Letter Agreement).
(d) Section 2 of the Exchange Agreement shall be amended to insert immediately following Section 2(d) and immediately prior to Section 3, the following: “(e) Notwithstanding anything in this Section 2 to the contrary, at all times on or after the Exchange (as defined in the Letter Agreement) and prior to the termination of the Merger Agreement in accordance with its terms, none of the Company and Dr. Malone or the Trust shall consummate a Dilutive Event Exchange. The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, on and after the Exchange (as defined in the Letter Agreement) and prior to the termination of the Merger Agreement in accordance with its terms, none of the Malone Series C Exchangeable Shares shall be exchanged for shares of Series B Common Stock (including, without limitation, any Available Series B Shares).”
(e) Section 4 of the Exchange Agreement shall be amended to insert immediately following Section 4(c) and immediately prior to Section 5, the following: “(d) Notwithstanding anything in this Section 4 to the contrary, at all times on or after the Exchange (as defined in the Letter Agreement) and prior to the termination of the Merger Agreement in accordance with its terms, none of the Company and Dr. Malone or the Trust shall consummate a Fundamental Event Exchange. The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, on and after the Exchange (as defined in the Letter Agreement) and prior to the termination of the Merger Agreement in accordance with its terms, none of the Malone Series C Exchangeable Shares shall be exchanged for shares of Series B Common Stock (including, without limitation, any Available Series B Shares).”
(f) Notwithstanding anything herein to the contrary, except as expressly set forth in this Section 7 (or any other provision hereof necessary to give effect of this Section 7), all of the terms and conditions of the Exchange Agreement shall continue in full force and effect.
(g) The Exchange Agreement, as amended pursuant to this Section 7, constitutes the entire agreement among the parties thereto pertaining to the subject matter thereof and of this Section 7 and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the applicable parties to the Exchange Agreement relating thereto.
(h) Notwithstanding anything herein to the contrary, this Section 7 shall be subject to Sections 13 through 18 of the Exchange Agreement, which are hereby incorporated by reference herein, mutatis mutandis.
8. Termination. If (a) the Merger Agreement is terminated in accordance with its terms without the Closing having occurred and prior to the Exchange Closing, effective upon such termination or (b) the Merger Agreement is terminated in accordance with its terms without the Closing having occurred but following the Exchange Closing, effective upon the completion of the Rescission pursuant to Section 2, in either such case, this letter agreement (exclusive of Section 7) shall forthwith become null and void and of no effect and the obligations of the parties under this letter agreement shall terminate, without liability of any of the parties (or any stockholder, director, officer, employee, consultant, financial advisor, legal counsel, financing source, accountant, insurer or other advisor, agent or representative of such party), provided that nothing contained herein shall relieve any party to this letter agreement from any liability for damages resulting from (i) fraud or (ii) Willful Breach of any covenant by such party prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. This letter agreement may (subject to the foregoing) also be terminated by mutual consent of the parties in a written instrument.
9. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
10. Forum; Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in any other venue required by Delaware law, or in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13 shall be deemed effective service of process on such party.
11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12. Remedies; Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this letter agreement was not to be performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the performance of terms and provisions of this letter agreement in any court referred to in Section 10 hereof without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
13. Notice. All notices, requests, claims, demands and other communications under this letter agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Malone Group, to:

John C. Malone
c/o Marty Flessner
12300 Liberty Boulevard, 2nd Floor
Englewood, Colorado 80112
Email:	mflessner@liberty.com

with a copy to (which shall not constitute notice):

Steven D. Miller
1485 Crestridge Drive
Greenwood Village, Colorado 80121
Email:	smiller303@outlook.com

if to the Company, to:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention:	Chief Legal Officer
Email:	legalnotices@libertymedia.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1301 6th Ave Suite 1700
New York, NY 10019
Attention:	C. Brophy Christensen
Noah K. Kornblith
Email:	bchristensen@omm.com
nkornblith@omm.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.
14. Assignment. Neither this letter agreement nor any of the rights, interests or obligations under this letter agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties hereto. Any purported assignment in breach of the foregoing is void ab initio and of no force and effect whatsoever. This letter agreement shall be binding on all permitted heirs, successors and assigns, and in the event of Dr. John C. Malone’s death, this letter agreement shall continue to bind each member of the Malone Group.
15. Interpretation. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement. Whenever the words “include”, “includes” or “including” are used in this letter agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement.
16. Amendments; Waivers. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by each of the parties, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
17. Severability. Whenever possible, each provision or portion of any provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
18. Counterparts. This letter agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.
19. Effectiveness of Agreements; No Third-Party Beneficiaries. Except as set forth in the next sentence, the covenants and agreements of the parties contained herein or in any certificate delivered pursuant hereto prior to or at the Exchange Closing will terminate at the Exchange Closing, provided that nothing contained herein shall relieve any party to this letter agreement from any liability for damages resulting from (a) fraud or (b) Willful Breach of any covenant by such party, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. The covenants and other agreements set forth in this letter agreement that by their terms apply, or that are to be performed, in whole or in part, after the Exchange Closing, shall survive following the Exchange Closing.
20. Definitions.
(a) “Encumbrance” means any mortgage, deed of trust, lien (statutory, contractual or otherwise), pledge, hypothecation, charge, title retention device, title defect, assignment, adverse claim, encumbrance, option, right of first refusal or first offer, preemptive right or security interest of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(b) “Permitted Encumbrance” means (i) any Encumbrance under this letter agreement (including, without limitation, pursuant to Section 2 hereof), and (ii) any restrictions on Transfer arising under securities Laws of general applicability.
(c) “Malone Group” means John C. Malone, the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, the John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust.
(d) “Transfer” means a sale, transfer or disposition of beneficial ownership, directly or indirectly, whether by operation of law or otherwise.
[Signature Page Follows]

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to Exchange Side Letter Agreement]

/s/ John C. Malone
JOHN C. MALONE

THE JOHN C. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

THE LESLIE A. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

[Signature Page to Exchange Side Letter Agreement]

Annex I

Final Form
CERTIFICATE OF DESIGNATIONS OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF
CHARTER COMMUNICATIONS, INC.
Charter Communications, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation under authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended:
“RESOLVED, that pursuant to the authority set forth in Article Fourth, Section D of the Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (the “Corporation”), as amended, the board of directors of the Corporation hereby designates 7,300,000 shares of the authorized and unissued preferred stock, par value $0.001 per share, of the Corporation as “Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), with such Series A Preferred Stock having the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions:
1. Certain Definitions. For purposes of this Certificate of Designations, the following terms shall have the meanings ascribed below:
“Amended and Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.
“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.
“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Capital Stock” shall mean any and all shares of capital stock of the Corporation.
“Class A Common Stock” shall mean the Class A common stock, par value $0.001 per share, of the Corporation.
“Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of the Corporation.
“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation (including the Class A Common Stock and the Class B Common Stock).
“Corporation” shall mean Charter Communications, Inc.
“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the effective time of this Certificate of Designations or thereafter created, incurred, assumed or guaranteed.
“Dividend Accrual Commencement Date” shall mean the LBRD Dividend Payment Date immediately preceding the LBRD Merger Effective Time; provided, however, that in the event that the board of directors of LBRD shall have declared a dividend payable on the LBRD Series A Preferred Stock in accordance with Section 2 of the LBRD Certificate of Designations and the LBRD Dividend Payment Date therefor (the “Pending Dividend Payment Date”) shall not have occurred prior to the LBRD Merger Effective Time and the record date therefor shall have occurred prior to the LBRD Merger Effective Time, then the Dividend Accrual Commencement Date shall mean the Pending Dividend Payment Date. The date that is the Dividend Accrual Commencement Date shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Dividend Accrual Commencement Date.
“Dividend Period” shall mean the period from and including the Dividend Accrual Commencement Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.
“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Certificate of Designations.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.
“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing, or authorized after, the effective time of this Certificate of Designations, other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.
“LBRD” shall mean Liberty Broadband Corporation, a corporation incorporated in the State of Delaware on June 26, 2014 (which, for the avoidance of doubt, will be merged with and into Fusion Merger Sub 1, LLC, a Delaware limited liability company, pursuant to the LBRD Merger Agreement).
“LBRD Certificate of Designations” shall mean the Certificate of Designations of LBRD in respect of the LBRD Series A Preferred Stock filed with the Secretary of State of the State of Delaware on December 18, 2020.
“LBRD Dividend Payment Date” shall mean any Dividend Payment Date (as defined, for purposes of this definition, in the LBRD Certificate of Designations) in respect of the LBRD Series A Preferred Stock.
“LBRD Merger” shall mean the merger of Fusion Merger Sub 2, Inc., a Delaware corporation, with and into LBRD pursuant to the LBRD Merger Agreement.
“LBRD Merger Agreement” shall mean that certain Agreement and Plan of Merger made and entered into as of November 12, 2024, by and among the Corporation and LBRD (among others), as may be amended from time to time.
“LBRD Merger Effective Time” shall mean the effective time of the Certificate of Merger filed with the Secretary of State of the State of Delaware in connection with the LBRD Merger.
“LBRD Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of LBRD authorized by the LBRD Certificate of Designations.
“LBRD Unpaid Dividends” shall mean dividends accrued and unpaid on a share of LBRD Series A Preferred Stock prior to and as of the Dividend Accrual Commencement Date that, in accordance with the provisions of the LBRD Certificate of Designations, have been added to the “Liquidation Price” (as defined, for purposes of this definition, in the LBRD Certificate of Designations) of a share of the LBRD Series A Preferred Stock, and which remained unpaid and a part of the “Liquidation Price” as of the LBRD Merger Effective Time.
“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to any unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date plus (iii) an amount equal to any LBRD Unpaid Dividends which remain part of the Liquidation Price as of such date.
“Parity Stock” shall mean any class or series of Capital Stock that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.
“Person” shall mean any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization or other entity.
“Publicly Traded” shall mean, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.
“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.
“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Section 4(b) of this Certificate of Designations.
“Redemption Price” shall mean the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.
“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
“Scheduled Redemption Date” shall mean the first (1st) Business Day following March 8, 2039.
“Senior Stock” shall mean any class or series of Capital Stock that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Series A Dividend Amount” shall mean, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Section 2(a) of this Certificate of Designations (and as such amount is subject to adjustment from time to time pursuant to Section 2(b) and 2(c) of this Certificate of Designations).
“Series A Preferred Stock” shall mean the Series A Cumulative Redeemable Preferred Stock of the Corporation.
“Stated Rate” shall mean seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.
“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Transfer Agent” shall mean the Person acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.
“Votes Per Share” shall mean one-third (1/3) of a vote, as such number may be adjusted pursuant to Section 6(c) of this Certificate of Designations.
“Voting Power” shall mean the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.
2. Dividends.
(a) Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 2(g) of this Certificate of Designations, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein. Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Dividend Accrual Commencement Date (which, for the avoidance of doubt, may be prior to the effective time of this Certificate of Designations and prior to the time any shares of Series A Preferred Stock have been issued) to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Section 3 or Section 4 of this Certificate of Designations, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative; provided, however, if on the Dividend Accrual Commencement Date a Dividend Default exists, then the Dividend Rate shall accrue in accordance with the terms and subject to the conditions of Section 2(b) below, as applicable. Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Certificate of Designations, quarterly on each Dividend Payment Date, to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay. For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Dividend Accrual Commencement Date) to the date as of which such determination is to be made, based on a 365-day year, and (ii) as of any Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months.
(b) If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Section 2(d) of this Certificate of Designations (a “Dividend Default”), then:
(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all LBRD Unpaid Dividends (if any) and all accrued and unpaid dividends (whether or not declared) which pursuant to Section 2(e) of this Certificate of Designations have been added to and then remain part of the Liquidation Price as of such date; and
(ii) when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.
For purposes of determining whether the first instance of a Dividend Default (if any) has occurred after the effective time of this Certificate of Designations (but not for any subsequent Dividend Default), any failure to pay cash dividends by LBRD on shares of the LBRD Series A Preferred Stock pursuant to the LBRD Certificate of Designations on any LBRD Dividend Payment Date shall be considered to have been a failure to pay cash dividends on the Series A Preferred Stock on a Dividend Payment Date pursuant to this Certificate of Designations until such time as any LBRD Unpaid Dividends no longer remain part of the Liquidation Price when repaid in accordance with this Section 2 of this Certificate of Designations.
(c) If at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.
(d) If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.
(e) To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends. Such accrued and unpaid dividends, together with any LBRD Unpaid Dividends, and, collectively, with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”) and, to the extent LBRD Unpaid Dividends are so paid, they will no longer be a part of the Liquidation Price.
(f) Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.
(g) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods, and all LBRD Unpaid Dividends, shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Section 2(g) of this Certificate of Designations shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock (or, in the case of LBRD Unpaid Dividends, prior to or on the date upon which LBRD failed to pay dividends on the LBRD Series A Preferred Stock pursuant to and in accordance with the LBRD Certificate of Designations); (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary; (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations; or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and any LBRD Unpaid Dividends, on the one hand, and all such classes and series of Parity Stock, on the other hand.
3. Distributions Upon Liquidation, Dissolution or Winding Up.
Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Dividend Accrual Commencement Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock. The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 of this Certificate of Designations. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation (which may include the records of the Transfer Agent) or are supplied by them in writing to the Corporation for the purpose of such notice.
4. Mandatory Redemption.
(a) Redemption. On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash. For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Section 2 of this Certificate of Designations for so long as such shares remain outstanding. The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Section 4 of this Certificate of Designations.

(b) Partial Redemption. If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock. At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed. The shares of Series A Preferred Stock to be redeemed in accordance with this Section 4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.
(c) Notice of Redemption and Certificates. The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Section 13 of this Certificate of Designations not later than twenty (20) days prior to the Redemption Date. Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Certificate of Designations. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.
(d) Deposit of Redemption Price. If the Notice of Redemption shall have been mailed as provided in Section 4(c) of this Certificate of Designations, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.
(e) Status of Redeemed Shares. Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.
(f) Certain Restrictions. If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof. Nothing contained in this Section 4(f) of this Certificate of Designations shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.
5. Protective Provisions.
(a) In addition to any vote required by this Certificate of Designations, the Amended and Restated Certificate or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:
(i) amend, alter or repeal any provision of this Certificate of Designations, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth in the Amended and Restated Certificate (including this Certificate of Designations) (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or
(ii) authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.
(b) If the Corporation shall propose to take action specified in Section 5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice. Such notice shall specify the material terms of such amendment, alteration or repeal. Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal. If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Section 5(b) of this Certificate of Designations prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation (which may include the records of the Transfer Agent) as of the date of such notice at the address of said holder shown therein.
(c) In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date (or if the first Dividend Payment Date has not occurred, since the Dividend Accrual Commencement Date), in exchange for such shares of Series A Preferred Stock.
6. Voting.
(a) The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of the Amended and Restated Certificate. The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the Common Stock on all matters submitted to a vote of the holders of the Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Common Stock), except as required in this Certificate of Designations or by applicable law. Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote in accordance with Delaware law. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Common Stock in accordance with the Bylaws of the Corporation.
(b) Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.
(c) In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.
7. Preemptive Rights.
The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.
8. Creation of Capital Stock.
Notwithstanding anything set forth in the Amended and Restated Certificate or this Certificate of Designations, except as provided in Section 5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.
9. No Sinking Fund.
Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
10. Exclusion of Other Rights.
Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in this Certificate of Designations.
11. Replacement Certificates.
If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
12. Taxes.
(a) Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.
13. Notices.
All notices referred to in this Certificate of Designations shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed: (x) if to the Corporation, to its principal place of business (Attention: General Counsel), (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.
14. Facts Ascertainable.
The Secretary of the Corporation shall also maintain a written record of (i) the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, and (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Section 6(c) of this Certificate of Designations) and the dates and descriptions of all Adjustment Events, and, in each case, shall furnish such written record without cost to any stockholder who so requests.
15. Waiver.
Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained in this Certificate of Designations and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.
16. Information Rights.
During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation (which may include the records of the Transfer Agent) and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.
17. Book Entry.
The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) to a custodian for a securities depositary (the “Depositary”) that is a “clearing agency” under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.
18. Effective Time.
This Certificate of Designation will become effective at    ,     Time, on the     day of    , 202 .

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this     day of     , 202 .

CHARTER COMMUNICATIONS, INC.

By:
[Name]
[Title]

Annex J

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

November 12, 2024

The Special Committee of the Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
The Special Committee:
You have requested our opinion as to the fairness, from a financial point of view, to Charter Communications, Inc., a Delaware corporation (“Parent”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Parent, Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation, a Delaware corporation (the “Company”). The Agreement provides that (i) Merger Sub will be merged with and into the Company (the “Merger”), as a result of which the Company will become an indirect wholly owned subsidiary of Parent, and (ii) following the Merger, the Company will be merged with and into Merger LLC (the “Upstream Merger” and, collectively with the Merger and the other transactions contemplated by the Agreement, the “Transaction”), as a result of which Merger LLC will remain a direct wholly owned subsidiary of Parent. In the Transaction, among other things, each issued and outstanding share immediately prior to the effective time of the Merger of (i) Series A common stock, par value $0.01 per share, of the Company, (ii) Series B common stock, par value $0.01 per share, of the Company, and (iii) Series C common stock, par value $0.01 per share, of the Company (the shares referred to in clauses (i), (ii) and (iii), the “Company Shares”) (in each case other than the Company Shares held by the Company as treasury stock, held by Parent, or held by any wholly owned subsidiaries of the Company or Parent, in each case prior to the effective time of the Merger, and any Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive 0.236 (the “Exchange Ratio”) shares of Class A common stock, par value $0.001 per share (the “Parent Class A Common Shares”), of Parent, with any resulting fractional Parent Class A Common Shares treated in accordance with the terms of the Agreement. In addition, in the Transaction, each issued and outstanding share immediately prior to the effective time of the Merger of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company will be converted into the right to receive one share of Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Parent Preferred Shares”), of Parent. The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Special Committee of the Board of Directors of Parent in connection with the Transaction for purposes of undertaking a fairness evaluation with respect to the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

The Special Committee of the Board of Directors
Charter Communications, Inc.
November 12, 2024

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, Merger Sub or Merger LLC, and we have not received any compensation from Parent during such period. We may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated November 12, 2024 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of Parent for the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and Annual Reports on Form 10-K of the Company for the years ended December 31, 2023, December 31, 2022, and December 31, 2021; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Parent and the Company; (iv) certain publicly available research analyst reports for Parent and the Company; (v) certain other communications from Parent and the Company to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent prepared by management of Parent and furnished to us by Parent for purposes of our analysis (collectively, the “Parent Internal Data”); and (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to certain assets, liabilities and corporate expenses of the Company and the performance of the business of GCI, LLC, a Delaware limited liability company and subsidiary of the Company, and its subsidiaries, prepared by management of the Company, as well as adjustments made thereto by management of Parent, and furnished to us by Parent for purposes of our analysis (collectively, the “Company Internal Data”). We have participated in discussions with members of the senior management and representatives of each of Parent and the Company regarding their assessment of the Parent Internal Data and the Company Internal Data, as appropriate, and the strategic rationale for the Transaction. In addition, we conducted such financial studies and analyses and took into account such other information as we deemed appropriate.

The Special Committee of the Board of Directors
Charter Communications, Inc.
November 12, 2024

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Parent Internal Data and the Company Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent and the Company, as applicable, as to the matters covered thereby, and we have relied, at your direction, on the Parent Internal Data and the Company Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Parent Internal Data, the Company Internal Data or the assumptions on which any of them are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Parent or the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Parent or the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification, variance or amendment of any term, condition, agreement or assumption, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Parent or the Company, or the ability of Parent or the Company to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

The Special Committee of the Board of Directors
Charter Communications, Inc.
November 12, 2024

We express no view as to, and our opinion does not address, Parent or the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent or the Company or in which either might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio provided for pursuant to the Agreement to Parent. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into by any party to the Agreement or any other person in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Parent, the Company or any other party. We express no opinion with respect to, and our opinion does not address, the fairness (financial or otherwise) of the Exchange Ratio or the Transaction or any other term or aspect of the Transaction to the Company or its affiliates (including the Malone Group (as defined in the Agreement) and the Maffei Group (as defined in the Agreement)), whether in their capacity as holders of Parent Class A Common Shares or otherwise. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. We express no opinion with respect to the voting, governance or other rights of the holders of any class or series of capital stock of Parent or the Company or any other person, whether in their capacity as holders of such securities or otherwise (and we have not taken any such rights into account in our analysis), nor do we express any opinion with respect to the issuance of the Parent Preferred Shares (and we have not taken any such issuance into account in our analysis). Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of any securities issued by Parent will be when issued pursuant to, and following the consummation of, the Transaction, or what the value of any securities of the Company will be immediately prior to the effective time of the Merger, or the prices at which the securities of Parent or the Company will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Parent or the Company or any other person as to how such stockholder or other person should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of Parent (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

CENTERVIEW PARTNERS LLC

Annex K
388 Greenwich Street
New York, NY 10013

November 12, 2024
The Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to Charter Communications, Inc. (“Charter”) of the Exchange Ratio (as defined below) set forth pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among Charter, Fusion Merger Sub 1, LLC, a wholly owned subsidiary of Charter (“Merger LLC”), Fusion Merger Sub 2, Inc., a wholly owned subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation (“Liberty Broadband”). As more fully described in the Merger Agreement, Merger Sub will be merged with and into Liberty Broadband (the “LB Merger”) and, following the LB Merger, Liberty Broadband will be merged with and into Merger LLC (the “Upstream Merger” and together with the LB Merger, the “Merger”). The Merger Agreement further contemplates that, as a condition to the closing of the Merger, Liberty Broadband will have effected a divestiture (the “GCI Divestiture”) of the GCI Business (as defined in the Merger Agreement) by way of a dividend to its stockholders (unless Charter consents to different terms) in accordance with the principles set forth therein.
Pursuant to the LB Merger (other than (i) shares of LB Common Stock (as defined below) or LB Preferred Stock (as defined below) held by Liberty Broadband as treasury stock or by any of its wholly owned subsidiaries or owned by Charter or any of its wholly owned subsidiaries or (ii) shares of LB Series B Common Stock (as defined below) as to which the holder has properly demanded appraisal rights in accordance with Section 262 of the Delaware General Corporation Law):
(i) each issued and outstanding share of Series A common stock, par value $0.01 per share (“LB Series A Common Stock”), of Liberty Broadband will be converted into the right to receive a number of shares of Class A common stock, par value $0.001 per share (“Charter Class A Common Stock”), of Charter equal to 0.236 (the “Exchange Ratio”);
(ii) each issued and outstanding share of Series B common stock, par value $0.01 per share (“LB Series B Common Stock”), of Liberty Broadband will be converted into the right to receive a number of shares of Charter Class A Common Stock equal to the Exchange Ratio;
(iii) each issued and outstanding share of Series C common stock, par value $0.01 per share (“LB Series C Common Stock” and together with the LB Series A Common Stock and LB Series B Common Stock, the “LB Common Stock”), of Liberty Broadband will be converted into the right to receive a number of shares of Charter Class A Common Stock equal to the Exchange Ratio; and
(iv) each issued and outstanding share of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“LB Preferred Stock”), of Liberty Broadband will be converted into the right to receive one share of Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Charter Preferred Stock”), of Charter.

The Board of Directors
Charter Communications, Inc.
November 12, 2024

In arriving at our opinion, we reviewed an execution version of the Merger Agreement furnished to us on November 12, 2024 and held discussions with certain senior officers, directors and other representatives and advisors of Charter and certain senior officers and other representatives and advisors of Liberty Broadband concerning the business, operations and prospects of Charter and Liberty Broadband, as well as the anticipated benefits of the Merger. We examined certain publicly available business and financial information relating to Charter and Liberty Broadband as well as certain other information and data relating to Charter and Liberty Broadband (including projected projected estimates (the “Projected Estimates”) of certain financial items expected to be incurred or realized by Liberty Broadband in the future, including certain overhead expense and stock-based compensation and other cash equity awards to be provided to Liberty Broadband employees and tax benefits attributable to certain tax attributes and tax assets of Liberty Broadband), which were provided to or discussed with us by the managements of Charter and Liberty Broadband (and approved for our use by the management of Charter). We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Charter Class A Common Stock, LB Series A Common Stock, LB Series B Common Stock and LB Series C Common Stock; the historical earnings and other operating data of Charter and Liberty Broadband; and the capitalization and financial condition of Charter and Liberty Broadband. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We have also reviewed (i) price targets of certain equity research analysts for Charter Class A Common Stock and LB Common Stock and (ii) estimates of certain equity research analysts of value attributable to the GCI Business. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Charter and Liberty Broadband that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the information and data relating to Charter and Liberty Broadband, including the Projected Estimates, provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Charter and Liberty Broadband that such information and data, including the Projected Estimates, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Charter and Liberty Broadband, as the case may be, as to the matters addressed thereby. We express no view or opinion as to any information or data (or the underlying assumptions on which any such information or data are based), including the Projected Estimates, provided to or otherwise reviewed by or discussed with us.
We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Charter, Liberty Broadband or the contemplated benefits of the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We have further assumed that the GCI Divestiture will be consummated in the manner and on the terms described to us, and accordingly, with your approval, we have not relied on financial analyses to evaluate the GCI Business. In addition, at your direction, for purposes of our analyses and opinion, we have used estimates of value for Liberty Broadband’s interest in comScore, Inc. (based on the cost of the investment) provided to us by Liberty Broadband management. Representatives of Charter have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will qualify as reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Our opinion, as set forth herein, relates to the relative values of Charter and Liberty Broadband. We are not expressing any opinion as to what the value of shares of the Charter Class A Common Stock actually will be when issued pursuant to the LLC Merger or the price or range of prices at which shares of Charter Class A Common Stock may trade at any time.

The Board of Directors
Charter Communications, Inc.
November 12, 2024

We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Charter, Liberty Broadband or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Charter as to such matters. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Charter or Liberty Broadband, nor have we made any physical inspection of the properties or assets of Charter or Liberty Broadband. We have not evaluated the solvency or fair value of Charter, Liberty Broadband or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on Charter or Liberty Broadband or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.
Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio set forth in the Merger Agreement (to the extent expressly specified herein). Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into or amended in connection with or contemplated by the Merger or otherwise (including the GCI Divestiture, the amendment to the Second Amended and Restated Stockholders Agreement dated as of May 23, 2015 by and among Charter, Liberty Broadband and Advance/Newhouse Partnership and to the letter agreement dated as of February 23, 2021 by and between Charter and Liberty Broadband, and any voting agreement to be entered into in connection with the Merger). We express no view as to, and our opinion does not address, the underlying business decision of Charter to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Charter or the effect of any other transaction which Charter might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although developments occurring or coming to our attention after the date hereof may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. With your approval, we have treated shares of LB Series A Common Stock, shares of LB Series B Common Stock and shares of LB Series C Common Stock as equivalent in all respects material to our analyses and opinion.
Citigroup Global Markets Inc. has acted as financial advisor to Charter in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Charter, Liberty Broadband and their respective affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, without limitation, during the last two years, (i) for Charter and its affiliates, acting as (a) a financial advisor with respect to Charter’s exploration of a possible joint venture transaction, (b) a financial advisor with respect to a possible acquisition transaction, (c) a joint bookrunner in May 2024 for Charter’s issuance of $1.5 billion of Senior Notes due 2029 and $1.5 billion of Senior Notes due 2034, (d) a joint bookrunner in November 2023 for Charter’s issuance of $1.1 billion of Senior Notes due 2026 and $900 million of Senior Notes due 2034 and (e) a joint lead arranger and lender in one or more credit facilities of Charter and (ii) for Liberty Broadband and its affiliates, acting as (a) a joint bookrunner in June 2024 for issuance of a Liberty Broadband / Charter exchangeable bond due 2054 and in February 2023 for issuance of a Liberty Broadband / Charter exchangeable bond due 2053, (b) a lender in a margin loan facility for Liberty Broadband, (c) a joint bookrunner in September 2023 for issuance of a Liberty Media / Live Nation exchangeable bond, (d) a joint lead arranger in September 2024 for, and lender in, one or more credit facilities of Formula One, (e) a provider of a bridge commitment in April 2024 with respect to Liberty Media Corp.’s acquisition of Doma Sports, S.L., (f) a participant in November 2022 in refinancings and new borrowings undertaken by Formula One, (g) a joint lead dealer manager in September 2024 with respect to an exchange offer

The Board of Directors
Charter Communications, Inc.
November 12, 2024

of certain outstanding debt securities of QVC, Inc. (“QVC”), (h) a lender in one or more credit facilities for QVC and Cornerstone Brands, Inc., (i) a financial advisor to Liberty TripAdvisor Holdings regarding the evaluation of certain alternatives, (j) a bookrunner in December 2022 for Live Nation’s issuance of $1 billion of convertible notes, (k) a lender in one or more credit facilities for Live Nation, (l) a joint lead arranger in July 2024 for a credit facility of TripAdvisor Inc and (m) a lender in one or more credit facilities for TripAdvisor Inc. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Charter, Liberty Broadband and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Charter, Liberty Broadband and their respective affiliates.
Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Charter (the “Board”), in its capacity as such, in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to Charter.
Very truly yours,
/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

Annex L

November 12, 2024

The Board of Directors
Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the Disinterested Stockholders (as defined below) of Liberty Broadband Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed Merger (as defined below) of the Company with an indirect wholly-owned subsidiary of Charter Communications, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror, Fusion Merger Sub 1, LLC, a wholly-owned subsidiary of the Acquiror (“Merger LLC”), and Fusion Merger Sub 2, Inc., a wholly-owned subsidiary of Merger LLC (“Merger Sub”), (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”), and each share of the Company Series A common stock, par value $0.01 per share (the “Company Series A Common Stock”), Company Series B common stock, par value $0.01 per share (the “Company Series B Common Stock”) and Company Series C common stock, par value $0.01 per share (the “Company Series C Common Stock”, together with the Series A Common Stock and the Company Series B Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) other than shares of Company Common Stock held in treasury, held by any of the Company’s wholly-owned subsidiaries or owned by the Acquiror or any of the Acquiror’s wholly-owned subsidiaries and Dissenting Shares (as defined in the Agreement), will automatically be converted into and become the right to receive 0.2360 of a validly issued, fully paid and nonassessable share (the “Exchange Ratio”) of the Acquiror’s Series A common stock, par value $0.001 per share (the “Acquiror Common Stock”) (such merger, the “Merger”), with cash paid in lieu of any fractional shares of the Acquiror Common Stock, subject to the terms and conditions of the Agreement and (ii) immediately thereafter, the Surviving Corporation will merge with and into Merger LLC, with Merger LLC continuing as the surviving company, and each share of capital stock of the Surviving Corporation will automatically be cancelled and cease to exist, and no securities or other consideration will be delivered in exchange therefor (clauses (i) and (ii), together, the “Transaction”).
In connection with preparing our opinion, we have (i) reviewed a draft dated November 12, 2024 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) reviewed certain internal financial analyses prepared by the management of the Company relating to the businesses of the Company and the Acquiror; and (iv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the
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Company and the Acquiror to which such analyses relate. We express no view as to such analyses or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror, Merger LLC and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. At the direction of the Company, we have also assumed that (i) the tax asset of the Company will have the value discussed with the management of the Company, (ii) the redemption, repurchase and exchange of certain Company exchangeable debentures will be on the terms discussed with the management of the Company and (iii) the Company will incur tax-related liabilities in connection with the Transaction in the amounts discussed with the management of the Company. At the direction of the Company, we have also excluded the value of the GCI Divestiture (as defined in the Agreement) for purposes of our opinion. At the direction of the Company, in rendering this opinion, we have not accounted for the fact that the shares of Company Series C Common Stock are non-voting and have treated them as having the same rights as the Company Series A Common Stock. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders (other than (i) the Acquiror and its subsidiaries, (ii) the John C. Malone 1995 Revocable Trust U/A DTD 3/6/1995, The Malone Family Land Preservation Foundation, the John C. Malone June 2003 Charitable Remainder Unitrust and The Leslie A. Malone 1995 Revocable Trust and their respective affiliates, (iii) Gregory B. Maffei and Maven GRAT 1, LLC, Maven 2017-1 GRAT, LLC and the Maffei Foundation and their respective affiliates, (iv) Advance/Newhouse Partnership and its affiliates, (v) the members of the board of directors of the Acquiror and officers within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 (“Section 16 Officers”) of the Acquiror, (vi) the members of the board of directors of the Company and Section 16 Officers of the Company and (vii) the immediate family members (as defined in Item 404 of Regulation S-K) of any of the foregoing (such excluded holders, the “Excluded Stockholders”)) of the Company Common Stock (collectively, the “Disinterested Stockholders”) of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion with respect to the amount or nature of any consideration or compensation received (i) by any Excluded Stockholder or (ii) with respect to any shares of the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the Disinterested Stockholders in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor in connection with the Company’s investment in comScore, Inc. in May 2023. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on two of the Acquiror’s credit facilities in May 2022 and acting as joint bookrunner on the Acquiror’s
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offerings of debt securities in August 2022, January 2023, May 2024 and June 2024. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Liberty Media Corporation (“LMC”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead left arranger and lead bookrunner on three of LMC’s credit facilities in September 2024, acting as joint bookrunner on LMC’s offering of debt securities in April 2023 and acting as financial advisor to LMC in connection with the combination of Liberty SiriusXM Group with SiriusXM Holdings, Inc. in September 2024. In addition, we and/or our affiliates are currently providing investment banking services to LMC and/or certain of its affiliates, which services are unrelated to the engagement. We expect to receive customary compensation in connection with the foregoing which, considered in the aggregate and assuming such transactions are actually completed, are expected as of the date of this letter to be less than the success fee that we would receive from the Company pursuant to the engagement. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of LMC, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In addition, we and our affiliates hold, on a proprietary basis the following percentages of tracking stocks issued by LMC: 2.06% of the tracking stock for Liberty Live Series A, less than 2% of the tracking stock for Liberty Live Series C and less than 1% of the tracking stocks for each of Liberty Live Series B, Liberty Formula One Series A, Liberty Formula One Series B and Liberty Formula One Series C. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, LMC or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Disinterested Stockholders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

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